   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 12, 1998


                                                      REGISTRATION NO. 333-64597
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 2
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                           GOLDEN STATE HOLDINGS INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                                    6035                                   13-3990512
    (STATE OR OTHER JURISDICTION OF             (PRIMARY STANDARD INDUSTRIAL                    (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)             CLASSIFICATION CODE NUMBER)                  IDENTIFICATION NUMBER)

                            ------------------------

                                135 MAIN STREET
                        SAN FRANCISCO, CALIFORNIA 94105
                                 (415) 904-1100
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                           CHRISTIE S. FLANAGAN, ESQ.
                           GOLDEN STATE HOLDINGS INC.
                                135 MAIN STREET
                        SAN FRANCISCO, CALIFORNIA 94105
                                 (415) 904-1100
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   Copies to:

                             STACY J. KANTER, ESQ.
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                                919 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 735-3000
                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /x/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, please check the following box. / /
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS


OFFER FOR ALL OUTSTANDING FLOATING RATE NOTES DUE 2003, 6 3/4% SENIOR NOTES DUE 2001, 7% SENIOR NOTES DUE 2003 AND 7 1/8% SENIOR NOTES DUE 2005 IN EXCHANGE FOR FLOATING RATE NOTES DUE 2003, 6 3/4% SENIOR NOTES DUE 2001, 7% SENIOR NOTES DUE 2003 AND 7 1/8% SENIOR NOTES DUE 2005, RESPECTIVELY, WHICH HAVE BEEN REGISTERED
                  UNDER THE SECURITIES ACT OF 1933, AS AMENDED

                                       of

                           GOLDEN STATE HOLDINGS INC.


                  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
           NEW YORK CITY TIME, ON DECEMBER 17, 1998, UNLESS EXTENDED.

                               ------------------

     Golden State Holdings Inc., a Delaware corporation (the "Issuer" or "Golden State Holdings"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange (i) an aggregate principal amount of up to $250,000,000 of its Floating Rate Notes Due 2003 (the "New Floating Rate Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of its issued and outstanding Floating Rate Notes Due 2003 (the "Old Floating Rate Notes" and, together with the New Floating Rate Notes, the "Floating Rate Notes") from the holders thereof, (ii) an aggregate principal amount of up to $350,000,000 of its 6 3/4% Senior Notes Due 2001 (the "New 2001 Notes"), which have been registered under the Securities Act, for a like principal amount of its issued and outstanding 6 3/4% Senior Notes Due 2001 (the "Old 2001 Notes" and, together with the New 2001 Notes, the "2001 Notes") from the holders thereof, (iii) an aggregate principal amount of up to $600,000,000 of its 7% Senior Notes Due 2003 (the "New 2003 Notes"), which have been registered under the Securities Act, for a like principal amount of its issued and outstanding 7% Senior Notes Due 2003 (the "Old 2003 Notes" and, together with the New 2003 Notes, the "2003 Notes") from the holders thereof and (iv) an aggregate principal amount of up to $800,000,000 of its 7 1/8% Senior Notes Due 2005 (the "New 2005 Notes" and, together with the New 2001 Notes and the New 2003 Notes, the "New Fixed Rate Notes" and, together with the New Floating Rate Notes, the "New Notes"), which have been registered under the Securities Act, for a like principal amount of its issued and outstanding 7 1/8% Senior Notes Due 2005 (the "Old 2005 Notes" and, together with the New 2005 Notes, the "2005 Notes") from the holders thereof.

     The Old Floating Rate Notes, the Old 2001 Notes, the Old 2003 Notes and the Old 2005 Notes, are collectively referred to herein as the "Old Notes," and the Old Notes and the New Notes are collectively referred to herein as the "Notes." The terms of the New Notes are identical in all material respects to the Old Notes, except for certain transfer restrictions and registration rights relating to the Old Notes and except that, if the Exchange Offer is not consummated by March 13, 1999, the interest rate on the Old Notes from and including such date until but excluding the date of consummation of the Exchange Offer will increase by 0.5%. The Old Notes were originally issued by GS Escrow Corp. ("Escrow Corp.") on August 6, 1998 pursuant to an offering (the "Offering"), which was exempt from registration under the Securities Act. Escrow Corp. was merged with and into Golden State Holdings (the "Escrow Corp. Merger") on September 14, 1998, and Golden State Holdings assumed the obligations of Escrow Corp. under the Old Notes and related indenture, as supplemented (the "Indenture").

     The Floating Rate Notes bear interest at a rate equal to three-month LIBOR (as defined herein) plus 100 basis points per annum, except that the initial rate was 6 3/4% per annum, which was based on six-month LIBOR (which initial interest rate will be reset on the first interest payment date and, thereafter, reset on a quarterly basis), and will mature on August 1, 2003. The first interest payment date for the Floating Rate Notes will be February 1, 1999. Thereafter, interest on the Floating Rate Notes will be payable quarterly on each May 1, August 1, November 1 and February 1. The 2001 Notes will mature on August 1, 2001. The 2003 Notes will mature on August 1, 2003. The 2005 Notes will mature on August 1, 2005.
                                                   (Continued on following page)

                               ------------------

     SEE "RISK FACTORS" COMMENCING ON PAGE 29 OF THIS PROSPECTUS FOR A DESCRIPTION OF CERTAIN RISKS TO BE CONSIDERED BY HOLDERS WHO TENDER THEIR OLD NOTES IN THE EXCHANGE OFFER.

                               ------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                   ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
          ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------


               The date of this Prospectus is November 12, 1998.

(continued from cover page)

     The Old Notes were originally offered to fund, in part, a series of refinancings (the "Refinancing Transactions") that occurred following a series of mergers and an asset transfer (the "Golden State Acquisition") that combined the separate businesses operated by California Federal Bank, A Federal Savings Bank ("Cal Fed" or the "Bank"), and Glendale Federal Bank, Federal Savings Bank ("Glendale Federal"). Golden State Holdings directly owns 100% of the common stock of the combined Bank. See "Summary--The Refinancing Transactions" and "--The Golden State Acquisition." Pending the Golden State Acquisition, the Refinancing Transactions and the Escrow Corp. Merger, the proceeds of the Offering were deposited with an escrow agent (the "Escrow Agent"). On September 14, 1998, a portion of such funds were used to fund the Refinancing Transactions and the balance was released to Golden State Holdings.

     The Floating Rate Notes are not redeemable prior to August 1, 2000 except in the case of a Change of Control (as defined herein). Thereafter, the Floating Rate Notes will be redeemable at the option of the Issuer, in whole or in part, at any time prior to maturity at the redemption prices set forth herein plus accrued interest, if any, to the date of redemption. In the event of a Change of Control occurring prior to August 1, 2000, the Floating Rate Notes will be redeemable, in whole but not in part, at the option of the Issuer at a redemption price equal to the sum of the principal amount of the Floating Rate Notes to be redeemed, plus accrued and unpaid interest, if any, to the date of redemption, plus the excess, if any, of (i) the sum of the present values of the redemption price for the Floating Rate Notes on August 1, 2000 and the scheduled interest payments that would be required from the redemption date to August 1, 2000 in respect of such Floating Rate Notes to be redeemed if the Applicable LIBOR Rate (as defined herein) were the Designated Fixed Rate (as defined herein), using in each case a discount rate equal to the Treasury Rate (as defined herein) plus 50 basis points, over (ii) the outstanding principal amount of the Floating Rate Notes to be redeemed.

     The Fixed Rate Notes are redeemable, at the option of the Issuer, in whole or in part, at any time prior to maturity at a redemption price equal to the sum of the principal amount of the Fixed Rate Notes to be redeemed, plus accrued and unpaid interest, if any, to the date of redemption, plus the excess, if any, of
(a) the sum of the present values of the remaining scheduled payments on the Fixed Rate Notes (as defined herein) to be redeemed of principal and interest discounted to the redemption date at the Treasury Rate plus a spread of (x) 40 basis points with respect to the 2001 Notes, (y) 50 basis points with respect to the 2003 Notes, and (z) 50 basis points with respect to the 2005 Notes (in each case, the "Make Whole Amount"), over (b) the outstanding principal amount of the portion of Fixed Rate Notes to be redeemed. See "Description of the Notes--Optional Redemption."

     Upon a Change of Control, each holder of the Notes will have the right to require the Issuer to repurchase all or a portion of such holder's Notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. See "Description of the Notes."

     The Old Notes are, and the New Notes will be, senior unsecured obligations of Golden State Holdings and the Old Notes rank, and the New Notes will rank, pari passu in right of payment with all existing and future Senior Indebtedness (as defined herein) of Golden State Holdings. At June 30, 1998, after giving effect to the Golden State Acquisition, the Refinancing Transactions (assuming all outstanding debt securities of FNH (as defined herein) are acquired in the Refinancing Transactions) and the Escrow Corp. Merger, Golden State Holdings would have had outstanding $2.0 billion of Senior Indebtedness, consisting solely of the Notes. The Old Notes are, and the New Notes will be, effectively subordinated to (i) all existing and future liabilities, including deposits, indebtedness and trade payables, of the subsidiaries of Golden State Holdings, including the Bank, and (ii) all preferred stock issued by the Bank and its subsidiaries.

     For each Old Note accepted for exchange, the holder of such Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note. The New Notes will bear interest from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid on the Old Notes, from August 6, 1998. Accordingly, if the relevant record date for interest payment occurs after the consummation of the Exchange Offer, registered holders of New Notes on such record date will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from August 6, 1998. If, however, the relevant record date for interest payment occurs prior to the consummation of the Exchange Offer, registered holders of Old Notes on such record date will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from August 6, 1998. Old Notes accepted for exchange will cease to accrue interest from and after the date of the consummation of the Exchange Offer, except as set forth in the immediately preceding sentence. Holders of Old Notes whose Old Notes are accepted for exchange will not receive any payment in respect of interest on such Old Notes otherwise payable on any interest payment date the record date for which occurs on or after consummation of the Exchange Offer.

     The New Notes are being offered hereunder in order to satisfy certain obligations of the Issuer contained in the Registration Agreement dated
August 6, 1998 among the Issuer and the other signatories thereto (the "Registration Agreement"). Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission") as set forth in the Exxon Capital Holdings Corporation (available April 13, 1989), Morgan Stanley & Co. Incorporated (available June 5, 1991) and Shearman & Sterling (available
July 2, 1993) no-action letters, the Issuer believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any such holder which is an "affiliate" of the Issuer within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement with any person to participate in the distribution of such New Notes. However, the Issuer does not intend to request the Commission to consider, and the Commission has not considered, the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement or understanding to participate in a distribution of New Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Issuer has agreed that, for a period of 180 days after the Expiration Date (as defined herein), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

     The Issuer will not receive any proceeds from the Exchange Offer. The Issuer will pay all the expenses incident to the Exchange Offer. Tenders of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. In the event the Issuer terminates the Exchange Offer and does not accept for exchange any Old Notes, the Issuer will promptly return the Old Notes to the holders thereof. See "The Exchange Offer."

     Following consummation of the Exchange Offer, the Issuer may, in its sole discretion, commence one or more additional exchange offers to holders of Old Notes who did not exchange their Old Notes for New Notes in the Exchange Offer on terms which may differ from those contained in the Registration Agreement. This Prospectus, as it may be amended or supplemented from time to time, may be used by the Issuer in connection with any such additional exchange offers.

                      ------------------------------------

     There is no existing trading market for the New Notes, and there can be no assurance regarding the future development of a market for the New Notes, or the ability of holders of the New Notes to sell their New Notes or the price at which such holders may be able to sell their New Notes. Salomon Brothers Inc, Goldman, Sachs & Co., Bear, Stearns & Co. Inc., Lehman Brothers Inc., Chase Securities Inc. and NationsBanc Montgomery Securities LLC (the "Initial Purchasers") have advised the Issuer that they currently intend to make a market in the New Notes. The Initial Purchasers are not obligated to do so, however, and any market-making with respect to the New Notes may be discontinued at any time without notice. The Issuer does not intend to apply for listing or quotation of the New Notes on any securities exchange or stock market.

                             AVAILABLE INFORMATION

     The Issuer has filed with the Commission a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act, with respect to the New Notes being offered by this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto, to which reference is hereby made. Any statements made in this Prospectus concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement.

     The Registration Statement and the exhibits thereto may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and will also be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048 and at Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Issuer is not currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As a result of the Exchange Offer, the Issuer will become subject to such requirements, and in accordance therewith will file periodic reports and other information with the Commission. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, such as the Issuer, that file electronically with the Commission and the address of such site is http://www.sec.gov. In the event the Issuer is not required to be subject to the reporting requirements of the Exchange Act in the future, the Issuer will be required under the Indenture, pursuant to which the Old Notes have been, and the New Notes will be, issued, to continue to file with the Commission and to furnish to holders of the Notes the information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act, including reports on Forms 10-K, 10-Q and 8-K, for so long as any Notes are outstanding.

                      ------------------------------------

     All statements other than statements of historical facts included in the Prospectus, including, without limitation, statements regarding (a) cost savings that are expected to be realized from the Golden State Acquisition, (b) the reductions of interest expense and preferred stock dividend requirements to be realized from the Refinancing Transactions, (c) the pro forma assets and deposits of the combined Bank and (d) the financial condition, results of operations and business of the Issuer and its subsidiaries following consummation of the Golden State Acquisition, the Refinancing Transactions and the Escrow Corp. Merger, are forward-looking statements. Although the Issuer believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Issuer's expectations are disclosed under "Risk Factors" and elsewhere in the Prospectus including, without limitation, in conjunction with the forward-looking statements included in the Prospectus.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the consolidated financial statements and the notes thereto contained elsewhere in this Prospectus.

     As described herein, Cal Fed has grown substantially over the past five years through a series of acquisitions. On January 3, 1997, First Nationwide Bank, A Federal Savings Bank, merged with and into Cal Fed (the "Cal Fed Acquisition"), and, on September 11, 1998, Glendale Federal merged with and into Cal Fed. See "--The Golden State Acquisition."

     Unless the context otherwise indicates:

     o The "Issuer" refers to (i) Golden State Holdings, as the surviving corporation in the Escrow Corp. Merger and the successor obligor on the Notes, for periods after the Escrow Corp. Merger and (ii) Escrow Corp., as the initial obligor on the Notes, for periods prior to the Escrow Corp. Merger;

     o "Golden State Holdings" refers to Golden State Holdings Inc., which was formerly known as New First Nationwide Holdings Inc.;

     o The "Bank" or "Cal Fed" refers to California Federal Bank, A Federal Savings Bank, as the surviving entity after the consummation of each of the Cal Fed Acquisition and the Golden State Acquisition, and to First Nationwide Bank, A Federal Savings Bank, and its predecessors with respect to the period prior to the Cal Fed Acquisition; and

     o "Old Cal Fed" and "Old California Federal" refer to Cal Fed Bancorp Inc. and California Federal Bank, A Federal Savings Bank, respectively, with respect to the period prior to the consummation of the Cal Fed Acquisition.

     An index of defined terms used in this Prospectus begins on page 247.

                            THE ISSUER AND THE BANK

  The Issuer

     Golden State Holdings is a holding company whose only significant asset is all of the common stock of the Bank. Golden State Holdings was formed to acquire all of the assets of First Nationwide Holdings Inc. ("FNH") (including all of the common stock of the Bank) as part of the Golden State Acquisition. FNH was a holding company whose only significant asset was all of the common stock of the Bank. As such, the principal business operations of FNH were, and the principal business operations of Golden State Holdings are, conducted by the Bank and its subsidiaries.

  The Bank

     The Bank, which is headquartered in San Francisco, California, is a diversified financial services company whose principal business consists of
(i) operating retail deposit branches to serve consumers in California and, to a lesser extent, in Nevada, (ii) originating and/or purchasing, on a nationwide basis, 1-4 unit residential loans and, to a lesser extent, certain commercial real estate and consumer loans, for investment and (iii) conducting mortgage banking activities, including originating and servicing 1-4 unit residential loans for others. Recently, with its entry into the non-prime automobile finance business, Cal Fed broadened its complement of consumer lending products. These operating activities are financed principally with customer deposits, secured short-term and long-term borrowings, collections on loans, asset sales and retained earnings. As of June 30, 1998, Cal Fed had approximately $34.0 billion in assets and approximately $16.0 billion in deposits and operated retail branch offices at 225 locations in three states.

     The Bank is chartered as a federal stock savings bank under the Home Owners' Loan Act ("HOLA") and regulated by the Office of Thrift Supervision (the "OTS") and the Federal Deposit Insurance Corporation ("FDIC"), which, through the Savings Association Insurance Fund ("SAIF"), insures the deposit accounts of

Cal Fed, up to applicable limits. The Bank is also a member of the Federal Home Loan Bank System ("FHLBS"). See "Business--The Issuer--The Bank."

                          THE GOLDEN STATE ACQUISITION

  General

     On February 4, 1998, First Nationwide (Parent) Holdings Inc. ("Parent Holdings") entered into an Agreement and Plan of Reorganization (the "Merger Agreement") with FNH, First Gibraltar Holdings Inc. ("First Gibraltar Holdings"), Hunter's Glen/Ford, Ltd. ("Hunter's Glen"), Golden State Bancorp Inc. ("Golden State"), and Golden State Financial Corporation ("Golden State Financial"). On September 11, 1998, pursuant to or as contemplated by the Merger Agreement, (i) FNH contributed all of its assets (including all of the common stock of Cal Fed) to Golden State Holdings (the "FNH Asset Transfer"),
(ii) Parent Holdings, which then owned 80% of the common stock of FNH, merged with and into Golden State, which indirectly owned 100% of the common stock of Glendale Federal (the "Golden State Merger"), (iii) FNH merged with and into Golden State Financial, which owned 100% of the common stock of Glendale Federal (the "FNH Merger" and, together with the Golden State Merger, the "Holding Company Mergers") and (iv) Glendale Federal merged with and into Cal Fed (the "Subsidiary Bank Merger"). The FNH Asset Transfer, the Holding Company Mergers and the Subsidiary Bank Merger are referred to collectively herein as the "Golden State Acquisition." See "The Golden State Acquisition."

  Glendale Federal and Golden State

     Glendale Federal, formerly headquartered in Glendale, California, was a federal stock savings bank. On a pro forma basis at June 30, 1998, after giving effect to the acquisition of RedFed (as defined herein), Glendale Federal had approximately $19.2 billion in assets and $11.6 billion in deposits and operated 205 banking offices and 26 loan offices throughout California. Glendale Federal offered a broad range of consumer financial services including demand and term deposits, mortgage, consumer and small business loans, and insurance and investment products. Golden State is a Delaware chartered savings and loan holding company whose only significant asset was the indirect ownership of all of the common stock of Glendale Federal. Golden State is a publicly owned corporation whose common shares are traded on the New York Stock Exchange (the "NYSE") under the symbol "GSB."

     Golden State completed the acquisition of CENFED Financial Corporation ("CENFED"), the parent company of CenFed Bank, A Federal Savings Bank ("CenFed Bank"), through the merger on April 21, 1998 of CENFED with and into Golden State Financial and the merger on May 8, 1998 of CenFed Bank with and into Glendale Federal (collectively, the "CENFED Merger"). At April 21, 1998, CENFED, through CenFed Bank, had total assets of $1.9 billion and deposits of $1.4 billion and operated 18 branch offices located in Los Angeles, Orange, Riverside and San Bernardino Counties in Southern California. The CENFED Merger was accounted for using the purchase method of accounting.

     On July 13, 1998, Golden State completed the acquisition of RedFed Bancorp, Inc. ("RedFed"), and its federal savings bank subsidiary, Redlands Federal Bank, through the mergers of RedFed with and into Golden State Financial and Redlands Federal Bank with and into Glendale Federal (collectively, the "RedFed Merger"). At June 30, 1998, RedFed had total assets of $1.0 billion and deposits of $864 million and operated 15 banking offices in Southern California's Riverside and San Bernardino Counties. The RedFed Merger was accounted for using the purchase method of accounting. See "Business--Glendale Federal."

  Benefits

     Management of the Issuer and Cal Fed believes the Golden State Acquisition will produce the following substantial strategic benefits compared to what Cal Fed and Glendale Federal could achieve on their own:

     o Increased Size. The combined bank resulting from the Golden State Acquisition creates California's largest community bank and would be, based on published sources, the fourth largest depository institution in California. On a pro forma basis after giving effect to the Golden State Acquisition at June 30, 1998, the combined bank would have approximately $54 billion in assets and $28 billion in deposits (including the $1.4 billion in deposits sold on September 14, 1998 in the Florida Branch Sale (as defined herein)). Of the $28 billion in pro forma deposits, $26 billion are California retail deposits, representing a 6.0% statewide market share.

     o Strong Complementary Abilities. The Golden State Acquisition combines Glendale Federal's lower-cost deposit generation ability with Cal Fed's strong asset origination ability. On a pro forma basis at June 30, 1998, cost of funds for the combined bank would be 4.85%, three basis points lower than the Federal Home Loan Bank ("FHLB") 11th District Cost of Funds at the same date. In addition, the combined mortgage banking business will rank in the top 10 nationally, with a pro forma mortgage servicing portfolio of approximately $96 billion at June 30, 1998, and pro forma combined residential loan originations expected to exceed
       $13 billion in 1998.

     o Expanded Consumer Base and Business Banking Franchise. The Golden State Acquisition broadens the base from which to expand Cal Fed's consumer and business banking franchise. At June 30, 1998, Cal Fed had total business banking loans of $25.4 million. On a pro forma basis, total business banking loans at June 30, 1998 would be approximately $520 million, more than a 20-fold increase. The total consumer loan portfolio, on a pro forma basis, increases approximately 30% to $1.1 billion at June 30, 1998. It is estimated that the combined bank will service 2.2 million deposit accounts, representing 1.5 million households.

     o Sustained Credit Quality. The Golden State Acquisition provides growth without compromising asset quality. Both Cal Fed and Glendale Federal have exemplary credit quality relative to their savings bank peer group, with a pro forma ratio of allowance for loan losses to non-performing loans at June 30, 1998 of approximately 218%. The pro forma ratio of non-performing assets to total assets of the Bank at June 30, 1998 approximates 0.71%.

     o Increased Pre-Tax Income. Without giving effect to the Refinancing Transactions, the Golden State Acquisition, on a pro forma basis, increases pre-tax income by $110.6 million and $190.9 million, or approximately 59% and 64%, for the six months ended June 30, 1998 and the year ended December 31, 1997, respectively. The impact of the Golden State Acquisition on after-tax earnings reflected in the pro forma statement of income is much less significant because of the change in FNH's effective tax rate from 12.78% to 42.15%.

     o Economies of Scale. The Golden State Acquisition is expected to result in economies of scale with estimated pre-tax cost savings of $131 million annually (after being fully phased in). Further, Golden State estimates that the CENFED and RedFed Mergers will result in an additional $31 million of annual cost savings. The estimated cost savings have not been reflected in the pro forma statements of income. With 45% of Glendale Federal branches within two miles of a Cal Fed branch, it is anticipated that approximately 60 branches will be consolidated. Back office and other administrative efficiencies are expected to result in the elimination of approximately 1,100 full-time equivalent positions from the total workforce of the combined bank.

                          THE REFINANCING TRANSACTIONS

     On August 6, 1998, the proceeds of the Offering were deposited with the Escrow Agent pursuant to an escrow agreement. On September 14, 1998, such funds were released from escrow, with approximately $552.2 million used to finance the Parent Holdings Defeasance (as defined herein) and the balance delivered to the Issuer. Concurrently with such release, Golden State Financial, as the successor obligor, gave a 30-day notice of redemption for all of the outstanding
$455 million aggregate principal amount of 12 1/2% Senior Notes Due 2003 of Parent Holdings (the "Parent Holdings Notes"), and irrevocably deposited in trust money or government obligations in an amount sufficient to pay the redemption price therefor, together with any accrued and unpaid interest to the date of redemption, for the purpose of defeasing the Parent Holdings Notes (the "Parent Holdings Defeasance").

     On August 17, 1998, FNH commenced cash tender offers (the "Bank Preferred Stock Tender Offers") for each of the Bank's two outstanding series of Bank Preferred Stock (as defined herein) which together had a total aggregate liquidation preference of $473.2 million. The Bank Preferred Stock Tender Offers expired on

September 14, 1998 and 222,721 shares of the 10 5/8% Preferred Stock (as defined herein), constituting approximately 13% of the shares of 10 5/8% Preferred Stock outstanding, and 995,437 shares of the 11 1/2% Preferred Stock (as defined herein), constituting approximately 33% of the shares of 11 1/2% Preferred Stock outstanding, were purchased by the Issuer pursuant thereto for an aggregate purchase price of approximately $135.8 million. Since the expiration of the Bank Preferred Stock Tender Offers, an additional 894,980 shares of the 10 5/8% Preferred Stock was redeemed and an additional 437,500 shares of the 11 1/2% Preferred Stock was redeemed. In total, approximately 65% and 48% of the 10 5/8% Preferred Stock and 11 1/2% Preferred Stock, respectively, were redeemed for an aggregate purchase price of approximately $279.2 million. On September 14, 1998, Golden State Holdings commenced cash tender offers and executed supplemental indentures to effect the Amendments (collectively, the "Debt Tender Offers") for each of its three outstanding series of FNH Notes (as defined herein) which together had a total aggregate principal amount of $915 million. On
September 17, 1998, Golden State Holdings purchased $137,445,000 aggregate principal amount of the FNH 12 1/4% Senior Notes (as defined herein), $109,555,000 aggregate principal amount of the FNH 9 1/8% Senior Subordinated Notes (as defined herein) and $488,820,000 aggregate principal amount of the FNH 10 5/8% Senior Subordinated Notes (as defined herein) tendered by Salomon Smith Barney Inc. in the FNH Debt Tender Offers. The Debt Tender Offers expired on October 14, 1998, and approximately $914.5 million principal amount of FNH Notes (including the FNH Notes purchased in September) were purchased pursuant thereto for an aggregate purchase price of approximately $1.0 billion.

     The Issuer financed the Debt Tender Offers, the Bank Preferred Stock Tender Offers and the Parent Holdings Defeasance with the net proceeds of the Offering and a cash dividend from the Bank of $239.4 million ($122.9 million of which was designated for use in the Refinancing Transactions (as defined herein)) (the "Bank Dividend"). The Offering, the Bank Dividend, the Debt Tender Offers, the Bank Preferred Stock Tender Offers and the Parent Holdings Defeasance are referred to collectively herein as the "Refinancing Transactions."

     The $0.2 million principal amount of FNH 12 1/4% Senior Notes that remain outstanding rank pari passu with the Notes and the $0.3 million principal amount of FNH 10 5/8% Senior Subordinated Notes that remain outstanding are subordinated in right of payment to the Notes. The FNH 9 1/8% Senior Subordinated Notes have been purchased in full by the Issuer.

     The Issuer may from time to time continue to purchase Bank Preferred Stock in one or more open market or privately negotiated transactions. The Issuer expects to purchase the outstanding Bank Preferred Stock not acquired in the Bank Preferred Stock Tender Offers or such other transactions once it becomes redeemable (April 1, 1999 in the case of the 10 5/8% Preferred Stock and September 1, 1999 in the case of the 11 1/2% Preferred Stock).

     As a result of the Refinancing Transactions (i) the interest expense at FNH, (ii) the interest expense at Parent Holdings (now Golden State) and
(iii) the preferred stock dividend requirement of the Bank was reduced as follows (in thousands):

                                                     PRE-TAX     AFTER-TAX
                                                     --------    ---------
Old Debt and Bank Preferred Stock:
  FNH Notes.......................................   $ 98,369    $  56,907
  Parent Holdings Notes...........................     56,875       32,902
  Bank Preferred Stock............................     52,912       52,912
                                                     --------    ---------
                                                      208,156      142,721
New Debt:
  Notes...........................................    140,910       81,516
                                                     --------    ---------
  Annual Savings..................................   $ 67,246    $  61,205
                                                     --------    ---------
                                                     --------    ---------

     The pro forma statements of income of the Issuer included elsewhere in this Prospectus do not include the reduction in interest expense relative to the Parent Holdings Notes, which is expected to increase annual pre-tax earnings at Parent Holdings (now Golden State) by approximately $56.9 million. Prior to the Parent Holdings Defeasance, such interest expense had been financed by dividends from the Bank to FNH and from FNH to Parent Holdings. Annual interest expense of approximately $32.1 million (on a pre-tax basis) is included in pro forma earnings for the portion of the Notes that was used to refinance the Parent Holdings Notes.

     As a result of the Refinancing Transactions, the average life of the Notes is longer than the average life of the debt that was refinanced. As a result of the reduction in the consolidated Parent Holdings annual debt service, there is a greater opportunity for accumulation of retained earnings at the Bank level. Furthermore, the Debt Tender Offers and the Parent Holdings Defeasance eliminated all of the restrictive covenants contained in the existing indentures of FNH and Parent Holdings which would otherwise have precluded the assumption by Golden State Holdings of the Notes and otherwise limited certain activities of the Issuer and its subsidiaries, including the Bank. As a result of the Refinancing Transactions, the Issuer and its subsidiaries, including the Bank, have greater financial and operating flexibility.

     The following table illustrates the sources and uses of funds in the Refinancing Transactions (assuming that (i) 100% of the FNH Notes were acquired in the Debt Tender Offers and (ii) all outstanding Bank Preferred Stock which was not acquired in the Bank Preferred Stock Tender Offers is subsequently purchased by the Issuer) (in thousands):

SOURCES OF FUNDS:
Sale of the Notes.................................   $1,993,919
Bank Dividend.....................................      122,923
                                                     ----------
                                                     $2,116,842
                                                     ----------
                                                     ----------
USES OF FUNDS:
Debt Tender Offers:
  FNH 12 1/4% Senior Notes........................   $  200,000
  FNH 9 1/8% Senior Subordinated Notes............      140,000
  FNH 10 5/8% Senior Subordinated Notes...........      575,000
Bank Preferred Stock Tender Offers:
  11 1/2% Preferred Stock.........................      300,730
  10 5/8% Preferred Stock.........................      172,500
Parent Holdings Defeasance........................      455,000
                                                     ----------
                                                      1,843,230
Expenses of the Refinancing Transactions..........      273,612
                                                     ----------
                                                     $2,116,842
                                                     ----------
                                                     ----------

                               BUSINESS STRATEGY

     The Bank will continue to execute its business plan to increase profitability, grow earnings, and diversify the sources of fee revenue while preserving credit quality. Key elements of the business plan include:

     o Cal Fed will continue its transition toward a more "bank-like" institution. In particular, the traditional savings bank activities of the Bank will be supplemented and expanded by the following initiatives:

      -- Continuing to market demand deposit and transaction accounts as the primary account relationship. The corollary reduction in emphasis on certificates of deposits will contribute to a lower overall cost of funds. Transaction account relationships also tend to generate greater fee income.

      -- Offering a broader range of retail products. Mutual funds, insurance and annuity products, mortgage and home equity loans are currently available to Bank customers. The Bank has only recently begun a concerted marketing effort to realize the opportunity to sell more products and services to its customers.

      -- Expanding small business lending. The Bank generally ranks as one of the top four depository institutions in most of the markets it serves. This high profile positions the Bank to compete very effectively to provide services to small businesses. Local, small business lending generates wider margins than commercial lending.

     o Cal Fed will continue to enhance operating efficiency by, among other things, further expanding its customer base, increasing transaction volumes and reducing costs through consolidation of administrative and managerial functions. Management has achieved substantial progress in reducing the Bank's efficiency ratio, which represents the ratio of noninterest expense to net interest income and noninterest income (excluding certain non-recurring items and goodwill amortization), from 63.47% for the year ended December 31, 1995 to 48.46% for the six months ended June 30, 1998.

     o First Nationwide Mortgage Corporation ("FNMC") will continue to increase noninterest income and obtain incremental efficiencies in its mortgage banking operations. In particular, FNMC will seek to maintain the expected level of servicing of just over one million mortgage loans in its Frederick, Maryland facility after the Golden State Acquisition.

     o The Bank will continue to focus on risk management by seeking to protect the credit quality of its assets through, among other things, continuing to originate primarily residential loans in accordance with the Bank's carefully developed underwriting standards, which have resulted in non-performing assets of 0.67% of the Bank's total assets at June 30, 1998. Non-performing assets as a percentage of total assets of the Bank was 0.87% and 1.36% at December 31, 1997 and 1996, respectively. The ratio for Glendale Federal at June 30, 1998 and December 31, 1997 was 0.74% and 0.95%, respectively.

     o The Bank will retain the best practices of both merger partners. Cal Fed contributes an efficient back office operation, a large-scale mortgage banking business, and proven merger integration skills. Glendale Federal offers complementary attributes including consumer marketing skills, a growing small business lending practice, and an attractive retail mortgage origination network.

     o The Bank will mitigate interest rate risk by adding primarily adjustable rate mortgages ("ARMs") to its loan portfolio.

     o The Bank will continue to evaluate external growth and revenue diversification through selective acquisitions which are consistent with its business strategy. This growth may include acquisitions of businesses that management believes offer the potential for higher growth and margin expansion, such as non-prime automobile and non-prime mortgage loan origination. Since the FN Acquisition (as defined herein) in 1994, the Bank's business strategy has been executed through three types of transactions, as the information set forth in the tables below illustrates:

      -- Acquisitions which complement the Bank's geographic and business line strategies, such as the Golden State Acquisition;

      -- Divestitures of branches outside the Bank's primary geographic region;
         and

      -- Expansion of the Bank's mortgage servicing operations.

     The implementation of the preceding strategies is subject to numerous contingencies beyond management's control. These contingencies include general and regional economic conditions, competition and changes in the regulatory framework affecting the Bank and interest rates. Accordingly, no assurance can be given that any of the Bank's strategies will prove to be effective or that the Bank's goals will be achieved. See "Risk Factors."

     The following tables summarize the selective acquisitions, opportunistic divestitures and expansions of mortgage servicing operations consummated by the Bank since 1994 in furtherance of its business strategy:

  Acquisitions

     DATE                  DEPOSITS                                    ACQUISITION
---------------     ----------------------  -----------------------------------------------------------------
April 1995          $13 million             Deposits from East-West Federal Bank, a federal savings bank located in Tiburon, California (the "Tiburon Purchase")
August 1995         $356 million            Three retail branches of ITT Federal Bank, fsb located in Orange
                                            County, California (the "ITT Purchase")
December 1995       $144 million            Four retail branches of Citizens Federal Bank, a Federal Savings
                                            Bank located in Sonoma County, California (the "Sonoma Purchase"
                                            and, collectively with the Tiburon Purchase and the ITT Purchase, the "Branch Purchases")
February 1996       $2.7 billion            San Francisco Federal Savings and Loan Association ("San
                                            Francisco Federal"), and its parent holding company, SFFed Corp.
                                            ("SFFed") which had approximately $4.0 billion in assets and operated 35 branches in the Northern California area (the "SFFed
                                            Acquisition")
June 1996           $632 million            Home Federal Savings and Loan Association of San Francisco ("Home
                                            Federal"), and its parent holding company, Home Federal Financial
                                            Corporation ("HFFC") which had approximately $717 million in assets and operated 15 branches in Northern California (the "Home
                                            Federal Acquisition" and, together with the SFFed Acquisition, the "1996 Acquisitions")
January 1997        $8.9 billion            Old California Federal which had approximately $14.1 billion in assets and operated 119 branches in California and Nevada
September 1997      N/A                     Auto One Acceptance Corporation ("Auto One"), the origination, processing and servicing capabilities of a Dallas-based
                                            automobile finance company, primarily engaged in indirect
                                            non-prime automobile financing activities, providing loan
                                            processing, funding and loan servicing for over 800 franchised automobile dealers (the "Auto One Acquisition")
February 1998       N/A                     Gulf States Acceptance Company, a Houston-based finance company that had non-prime automobile loans of approximately
                                            $113 million purchased from franchised dealers (the "GSAC
                                            Acquisition")
September 1998      $11.6 billion           Golden State and Glendale Federal which had, on a pro forma basis
                    (pro forma)             at June 30, 1998, after giving effect to the RedFed Merger, approximately $19.2 billion in assets and operated 205 banking offices and 26 loan offices throughout California

  Branch Sales

     DATE                  DEPOSITS                                    DESCRIPTION
---------------     ----------------------  -----------------------------------------------------------------
January 1996        $1.4 billion            Sale of 28 branches located in Ohio (the "Ohio Branch Sale")
January to          $2.4 billion            Sale of 30 branches located in New York and New Jersey (the
  March 1996                                "Northeast Branch Sales")
June 1996           $799 million            Sale of 21 branches located in Michigan (the "Michigan Branch
                                            Sale" and, collectively with the Ohio Branch Sale and the
                                            Northeast Branch Sales, the "Branch Sales")
September 1998      $1.4 billion            Sale of 24 branches located in Florida (the "Florida Branch
                                            Sale")

  Mortgage Servicing Operations

                     AMOUNT OF PORTFOLIO
     DATE              ACQUIRED OR SOLD                                DESCRIPTION
---------------     ----------------------  -----------------------------------------------------------------
February 1995       $11.4 billion           Acquisition of a 1-4 unit residential loan servicing portfolio
                                            (the "Maryland Acquisition")
October 1995/       $5.6 billion            Acquisition of a loan servicing portfolio of approximately
  January 1996      (master servicing       $11.1 billion and a portfolio of mortgage servicing rights
                    portfolio)              ("MSRs") of approximately $2.9 billion from Lomas Mortgage USA,
                    $25.2 billion           Inc. ("LMUSA")(the "LMUSA 1995 Purchase")
                    (servicing portfolio)   Acquisition of LMUSA's remaining loan servicing portfolio of approximately $14.1 billion, together with a master servicing portfolio of approximately $2.7 billion and other assets (the
                                            "LMUSA 1996 Purchase" and, together with the LMUSA 1995 Purchase, the "LMUSA Purchases")
May 1997            $3.2 billion            Acquisition of a 1-4 unit residential loan servicing portfolio from WMC Mortgage Corporation (the "Weyerhaeuser Purchase")
September 1997      $2.3 billion            Sale of MSRs for approximately 52,000 loans (the "Servicing
                                            Sale")

     These transactions have expanded and strengthened the Bank's presence on the West Coast, providing additional economies of scale and diversity of operations within its target California markets. Management believes that consummation of the Golden State Acquisition will further strengthen the Bank's competitive position. The Bank's retail deposits in California will have increased from $2.3 billion at the time of the FN Acquisition in October 1994 to $26.0 billion at June 30, 1998, on a pro forma basis after giving effect to the Golden State Acquisition. The Bank's retail deposits outside California will have decreased from $6.9 billion at the time of the FN Acquisition to $0.6 billion at June 30, 1998 on a pro forma basis after giving effect to the Golden State Acquisition and the Florida Branch Sale.

     The Bank believes that the 1996 Acquisitions, the Branch Sales and the Cal Fed Acquisition have enabled it to enhance, and expects that the Golden State Acquisition will enable it to further enhance, the value of its franchise and improve its operating efficiency through the consolidation or elimination of duplicative back office operations and administrative and management functions.

     The Bank's acquisitions of loan servicing portfolios have enabled it to increase the percentage of its income represented by noninterest income through fees generated from its mortgage servicing operations. Because the Bank had excess servicing capacity and existing servicing expertise, it was able to accommodate the loan servicing portfolios acquired in these transactions without the need for significant additional investment. Since the FN Acquisition, the Bank's mortgage servicing portfolio will have increased from $6.7 billion to $96 billion at June 30, 1998 on a pro forma basis after giving effect to the Golden State Acquisition.

     The Bank applies carefully developed underwriting standards in originating 1-4 unit residential loans, commercial real estate and consumer loans, as well as in evaluating acquisition opportunities. The Bank has a specialized credit risk management group that is charged with the development of credit policies and performing credit risk analyses for all asset portfolios.

                                   OWNERSHIP

     Golden State Holdings is an indirect wholly owned subsidiary of Golden State. MacAndrews & Forbes Holdings Inc. ("MacAndrews Holdings"), a corporation wholly owned through Mafco Holdings Inc. ("Mafco Holdings," and together with MacAndrews Holdings, "MacAndrews & Forbes"), by Ronald O. Perelman, owns 34.7% of the common stock of Golden State and Hunter's Glen, a limited partnership controlled by Gerald J. Ford, Chairman of the Board, Chief Executive Officer and a director of the Bank, owns 13.2% of the common stock of Golden State, with the balance of the common stock of Golden State being publicly held. In addition, pursuant to the Merger Agreement, Mafco Holdings and Hunter's Glen will be entitled to receive contingent consideration based on certain conditions, which contingent consideration could cause the ownership percentages of Mafco Holdings and Hunter's Glen to increase. See "The Golden State Acquisition." The board of directors of Golden State is composed of 15 directors, with ten directors initially designated by MacAndrews & Forbes. See "Ownership of the Common Stock" and "Certain Relationships and Related Transactions--Transactions with Mr. Ford."

     The following chart summarizes the ownership of the common equity of the Issuer.

                              [OWNERSHIP CHART]

     Mafco Holdings Inc.        Hunter's Glen/Ford Ltd.       Public
     ("Mafco Holdings")         ("Hunter's Glen") (b)         Stockholders
     and related entities       -----------------------       ------------
     --------------------                 |                        |
               |                          |                        |
     34.7% (a) |                11.6% (a) |              53.7% (a) |
               |                          |                        |
               |                          |                        |
     ---------------------------------------------------------------------
                  Golden State Bancorp Inc. ("Golden State")
     ---------------------------------------------------------------------
                                      |
                                      | 100%
                                      |
                                      |
     ---------------------------------------------------------------------
        Golden State Financial Corporation ("Golden State Financial")
     ---------------------------------------------------------------------
                                      |
                                      | 100%
                                      |
                                      |
     ---------------------------------------------------------------------
                  GOLDEN STATE HOLDINGS INC. ("GOLDEN STATE HOLDINGS")
     ---------------------------------------------------------------------
                                      |
                                      | 100% (c)
                                      |
                                      |
     ---------------------------------------------------------------------
               California Federal Bank, A Federal Savings Bank
            ("Cal Fed" or the "Bank"), as successor by merger with
              Glendale Federal Savings Bank ("Glendale Federal")
     ---------------------------------------------------------------------


------------------

(a) Pursuant to the Merger Agreement, Mafco Holdings and Hunter's Glen will be entitled to receive contingent consideration following the Golden State Merger based on certain conditions, which contingent consideration could cause the actual ownership percentages of Mafco Holdings and Hunter's Glen to exceed the amounts set forth above. See "The Golden State Acquisition."

(b) Hunter's Glen is a limited partnership controlled by Gerald J. Ford, Chairman of the Board, Chief Executive Officer and a director of the Bank. See "Ownership of the Common Stock."

(c) Immediately prior to the consummation of the Golden State Acquisition, the charter of the Bank was amended to provide that each share of Bank Preferred Stock is entitled to one vote and each CALGZ (as defined herein) and each CALGL (as defined herein) has 1/5 of one vote with the holders of the common stock of the Bank, the Bank Preferred Stock, the CALGZs and the CALGLs voting together as a single class. In addition, after giving effect to a stock split of the common stock of the Bank, Golden State Holdings' ownership of 100% of the common stock represents approximately 90% of the total voting power of voting securities of the Bank. In addition to its common stock ownership of the Bank, Golden State Holdings owns the $121.8 million liquidation value of Bank Preferred Stock purchased in the Bank Preferred Stock Tender Offers.

                               THE EXCHANGE OFFER


Securities Offered....................  Up to $250,000,000 aggregate principal amount of Floating Rate Notes Due 2003,
                                        up to $350,000,000 aggregate principal
                                        amount of 6 3/4% Senior Notes Due 2001,
                                        up to $600,000,000 aggregate principal
                                        amount of 7% Senior Notes Due 2003 and
                                        up to $800,000,000 aggregate principal
                                        amount of 7 1/8% Senior Notes Due 2005,
                                        each of which has been registered under
                                        the Securities Act. The terms of the New
                                        Notes and the Old Notes are identical in
                                        all material respects, except for
                                        certain transfer restrictions and
                                        registration rights relating to the Old
                                        Notes and except that, if the Exchange
                                        Offer is not consummated by March 15,
                                        1999, the interest rate on the Old Notes
                                        from and including such date until but
                                        excluding the date of consummation of
                                        the Exchange Offer will increase by
                                        0.5%. See "--Summary Description of the
                                        New Notes" and "Description of the
                                        Notes--Registration Rights."

The Exchange Offer....................  The New Notes are being offered in exchange for a like aggregate principal
                                        amount of Old Notes. The issuance of the
                                        New Notes is intended to satisfy
                                        obligations of the Issuer contained in
                                        the Registration Agreement. For
                                        procedures for tendering the Old Notes,
                                        see "The Exchange Offer--Procedures for
                                        Tendering Old Notes."

Tenders; Expiration Date;
  Withdrawal..........................  The Exchange Offer will expire at
                                        5:00 p.m., New York City time, on
                                        December 17, 1998, or such later date
                                        and time to which it is extended (the
                                        "Expiration Date"). The tender of Old
                                        Notes pursuant to the Exchange Offer may
                                        be withdrawn at any time prior to the
                                        Expiration Date. Any Old Note not
                                        accepted for exchange for any reason
                                        will be returned without expense to the
                                        tendering holder thereof as promptly as
                                        practicable after the expiration or
                                        termination of the Exchange Offer. See
                                        "The Exchange Offer--Terms of the
                                        Exchange Offer; Period for Tendering Old
                                        Notes" and "The Exchange
                                        Offer--Withdrawal Rights."

Certain Conditions to Exchange
  Offer...............................  The Issuer shall not be required to accept for exchange, or to issue New
                                        Notes in exchange for, any Old Notes and
                                        may terminate or amend the Exchange
                                        Offer if at any time before the
                                        acceptance of the Old Notes for exchange
                                        or the exchange of the New Notes for
                                        such Old Notes certain events have
                                        occurred, which, in the reasonable
                                        judgment of the Issuer, make it
                                        inadvisable to proceed with the Exchange
                                        Offer and/or with such acceptance for
                                        exchange or with such exchange. Such
                                        events include (i) any threatened,
                                        instituted or pending action seeking to
                                        restrain or prohibit the Exchange Offer,
                                        (ii) a general suspension of trading in
                                        securities on any national securities
                                        exchange or in the over-the-counter
                                        market, (iii) a general banking
                                        moratorium, (iv) the commencement of a
                                        war or armed hostilities involving the
                                        United States and (v) a material adverse
                                        change or development involving a
                                        prospective material adverse change in
                                        the Issuer's business, properties,
                                        assets, liabilities, financial
                                        condition, operations, results of
                                        operations or prospects that may affect
                                        the value of the Old Notes or the New
                                        Notes. In addition, the Issuer will not
                                        accept for exchange any Old Notes

                                        tendered, and no New Notes will be
                                        issued in exchange for any such Old
                                        Notes, at any such time as any stop
                                        order shall be threatened or in effect
                                        with respect to the Registration
                                        Statement of which this Prospectus
                                        constitutes a part or the qualification
                                        of the Indenture under the Trust
                                        Indenture Act of 1939, as amended. See
                                        "The Exchange Offer--Certain Conditions
                                        to the Exchange Offer."

Federal Income Tax Consequences.......  The exchange pursuant to the Exchange
                                        Offer will not result in gain or loss to
                                        the holders or the Issuer for federal
                                        income tax purposes. See "Material U.S.
                                        Federal Income Tax Considerations."

Use of Proceeds.......................  There will be no proceeds to the Issuer from the exchange pursuant to the
                                        Exchange Offer. See "Use of Proceeds."

Exchange Agent........................  The Bank of New York is serving as exchange agent (the "Exchange Agent") in
                                        connection with the Exchange Offer.

          CONSEQUENCES OF EXCHANGING OR FAILING TO EXCHANGE OLD NOTES

     Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the provisions in the Indentures regarding transfer and exchange of the Old Notes and the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Issuer does not currently anticipate that it will register Old Notes under the Securities Act. See "Description of the Notes--Registration Rights." Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties, the Issuer believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any holder which is an "affiliate" of the Issuer within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such New Notes. However, the Issuer does not intend to request the Commission to consider, and the Commission has not considered, the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of New Notes and has no arrangement or understanding to participate in a distribution of New Notes. If any holder is an affiliate of the Issuer, is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such holder (i) could not rely on the applicable interpretations of the staff of the Commission and
(ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Issuer has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." In addition, to comply with the state securities laws, the New Notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. The offer and sale of the New Notes to "qualified institutional buyers" (as such term is defined under Rule 144A of the Securities Act) is generally exempt from registration or qualification under the state securities laws. The Issuer currently does not intend to register or qualify the sale of the New Notes in any state where an exemption from registration or qualification is required and not available. See "The Exchange Offer--Consequences of Exchanging or Failing to Exchange Old Notes" and "Description of the Notes--Registration Rights."

                      SUMMARY DESCRIPTION OF THE NEW NOTES

     The terms of the New Notes and the Old Notes are identical in all material respects, except for certain transfer restrictions and registration rights relating to the Old Notes and except that, if the Exchange Offer is not consummated by March 13, 1999, the interest rate on the Old Notes from and including such date until but excluding the date of consummation of the Exchange Offer will increase by 0.5%. The New Notes will bear interest from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid on the Old Notes, from August 6, 1998. Accordingly, if the relevant record date for interest payment occurs after the consummation of the Exchange Offer, registered holders of New Notes on such record date will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from August 6, 1998. If, however, the relevant record date for interest payment occurs prior to the consummation of the Exchange Offer, registered holders of Old Notes on such record date will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from August 6, 1998. Old Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer, except as set forth in the immediately preceding sentence. Holders of Old Notes whose Old Notes are accepted for exchange will not receive any payment in respect of interest on such Old Notes otherwise payable on any interest payment date the record date for which occurs on or after consummation of the Exchange Offer.

Securities Offered....................  Up to $250 million aggregate principal amount of Floating Rate Senior Notes Due
                                        2003, which have been registered under
                                        the Securities Act.

                                        Up to $350 million aggregate principal
                                        amount of 6 3/4% Senior Notes Due 2001,
                                        which have been registered under the
                                        Securities Act.

                                        Up to $600 million aggregate principal
                                        amount of 7% Senior Notes Due 2003,
                                        which have been registered under the
                                        Securities Act.

                                        Up to $800 million aggregate principal
                                        amount of 7 1/8% Senior Notes Due 2005,
                                        which have been registered under the
                                        Securities Act.

Maturity Date.........................  The Floating Rate Notes will mature on
                                        August 1, 2003.

                                        The 2001 Notes will mature on August 1,
                                        2001.

                                        The 2003 Notes will mature on August 1,
                                        2003.

                                        The 2005 Notes will mature on August 1,
                                        2005.

Interest Payment Dates................  Interest on the Floating Rate Notes will accrue from the Issue Date (as defined
                                        herein). The first interest payment date
                                        will be February 1, 1999. Thereafter,
                                        interest will be payable quarterly in
                                        arrears on each May 1, August 1,
                                        November 1 and February 1. The interest
                                        rate on the Floating Rate Notes will be
                                        equal to three-month LIBOR plus 100
                                        basis points per annum, except that the
                                        initial rate will be 6 3/4%, which is
                                        based on six-month LIBOR. The initial
                                        interest rate will remain in effect
                                        until, and will be reset on, the first
                                        interest payment date, and, thereafter,
                                        the interest rate will be reset
                                        quarterly.

                                        Interest on each of the 2001 Notes, the
                                        2003 Notes and the 2005 Notes will
                                        accrue from the Issue Date and is
                                        payable semi-annually in arrears on each February 1 and August 1, commencing
                                        February 1, 1999.

Ranking...............................  The Old Notes constitute, and the New
                                        Notes will constitute, unsecured and
                                        unsubordinated obligations of Golden
                                        State Holdings and the Old Notes rank,
                                        and the New Notes will rank, pari passu
                                        in right of payment with all other
                                        unsubordinated and unsecured
                                        indebtedness ("Senior Indebtedness") of
                                        Golden State Holdings.

Sinking Fund..........................  None.

Optional Redemption...................  The Floating Rate Notes are not
                                        redeemable prior to August 1, 2000
                                        except in the event of a Change of
                                        Control. Thereafter, the Floating Rate
                                        Notes will be redeemable at the option
                                        of the Issuer, in whole or in part, at
                                        any time prior to maturity at the
                                        redemption prices set forth herein plus
                                        accrued interest, if any, to the date of
                                        redemption. In the event that the
                                        redemption date will occur following the
                                        next scheduled Interest Reset Date (as
                                        defined herein), the rate of interest on
                                        the Floating Rate Notes for the period
                                        from the Notice Date (as defined herein)
                                        to the redemption date will be the
                                        higher of (x) the Applicable LIBOR Rate
                                        on the Floating Rate Notes in effect on
                                        the Notice Date and (y) the Applicable
                                        LIBOR Rate that is determined by using
                                        the second London Banking Day (as
                                        defined herein) preceding the Notice
                                        Date as the Interest Rate Determination
                                        Date (as defined herein). In such case,
                                        the Applicable LIBOR Rate will not be
                                        reset on the Interest Reset Date which
                                        follows the Notice Date and precedes the
                                        redemption date, although accrued
                                        interest will remain due and payable on
                                        the related Floating Rate Interest
                                        Payment Date (as defined herein). In the
                                        event of a Change of Control occurring
                                        prior to August 1, 2000, the Floating
                                        Rate Notes are redeemable, in whole but
                                        not in part, at the option of the Issuer
                                        at a redemption price equal to the sum
                                        of the principal amount of the Floating
                                        Rate Notes to be redeemed, plus accrued
                                        and unpaid interest, if any, to the date
                                        of redemption, plus the excess, if any,
                                        of (i) the sum of the present values of
                                        the redemption price for the Floating
                                        Rate Notes on August 1, 2000 and the
                                        remaining scheduled interest payments
                                        from the redemption date to August 1,
                                        2000 in respect of such Floating Rate
                                        Notes to be redeemed if the Applicable
                                        LIBOR Rate were the Designated Fixed
                                        Rate, using in each case a discount rate
                                        equal to the Treasury Rate plus 50 basis
                                        points, over (ii) the outstanding
                                        principal amount of the Floating Rate
                                        Notes to be redeemed. The Fixed Rate
                                        Notes are redeemable, at the option of
                                        the Issuer, in whole or in part, at any
                                        time prior to maturity at a redemption
                                        price equal to the sum of the principal
                                        amount of the Fixed Rate Notes to be
                                        redeemed, plus accrued and unpaid
                                        interest, if any, to the date of
                                        redemption, plus the excess, if any, of
                                        (a) the sum of the present values of
                                        the remaining scheduled payments on the
                                        Fixed Rate Notes of principal and
                                        interest discounted to the redemption
                                        date at the Treasury Rate plus a spread
                                        of (x) 40 basis points with respect to
                                        the 2001 Notes, (y) 50 basis points with
                                        respect to the 2003 Notes, and (z) 50
                                        basis points with respect to the 2005
                                        Notes (in each case, the "Make Whole
                                        Amount"), over (b) the outstanding
                                        principal amount of the portion of Fixed
                                        Rate Notes to

                                        be redeemed. See "Description of the
                                        Notes--Optional Redemption."

Change of Control.....................  Upon a Change of Control each holder of the Notes will have the right to require
                                        the Issuer to repurchase all or a
                                        portion of such holder's Notes at a
                                        price equal to 101% of the principal
                                        amount thereof, plus accrued and unpaid
                                        interest, if any, to the date of
                                        repurchase. See "Description of the
                                        Notes--Optional Redemption--Change of
                                        Control."

Certain Covenants.....................  The Indenture for the Notes contains limitations on, among other things,
                                        (i) the creation of certain
                                        indebtedness, (ii) the creation of
                                        certain Liens, (iii) the merger of, or
                                        sale of assets or capital stock of the
                                        Bank, (iv) any change in the insured
                                        status of the Bank, (v) the making of
                                        certain Restricted Payments, including
                                        Investments in Affiliates, (vi) the
                                        creation of payment restrictions
                                        affecting Subsidiaries and
                                        (vii) transactions with Affiliates (the
                                        foregoing capitalized terms are defined
                                        in "Description of the Notes--Certain
                                        Definitions"). All of these limitations
                                        are subject to a number of important
                                        qualifications. See "Description of the
                                        Notes--Certain Covenants."

Exchange Offer; Registration Rights...  Holders of New Notes are not entitled to any registration rights with respect to
                                        the New Notes. Pursuant to the
                                        Registration Agreement, the Issuer has
                                        agreed that it would, at its cost, use
                                        its best efforts to cause a registration statement to be declared effective under the Securities Act for the exchange of Old Notes for registered notes. The
                                        Registration Statement of which this
                                        Prospectus is a part constitutes the
                                        registration statement for purposes of
                                        the Registration Agreement. See
                                        "Description of the Notes--Registration
                                        Rights."

Use of Proceeds.......................  The Issuer will not receive any proceeds from the Exchange Offer. The Issuer used
                                        the net proceeds of the Offering, which
                                        were approximately $1,965.3 million (net
                                        of discounts to the Initial Purchasers
                                        and fees and expenses), to finance the
                                        Refinancing Transactions. See "Use of
                                        Proceeds."

                                  RISK FACTORS

     Prospective holders of New Notes should consider carefully all of the information set forth in this Prospectus and, in particular, should evaluate the specific factors set forth under "Risk Factors" before making a decision to tender their Old Notes in the Exchange Offer.

                        SUMMARY PRO FORMA FINANCIAL DATA

     The following summary pro forma financial data gives effect to the Golden State Acquisition, the CENFED Merger, the RedFed Merger and the Refinancing Transactions (assuming that (i) 100% of the FNH Notes were acquired in the Debt Tender Offers and (ii) all outstanding Bank Preferred Stock which was not acquired in the Bank Preferred Stock Tender Offers is subsequently purchased by the Issuer).

     The following summary pro forma financial data as of and for the six months ended June 30, 1998 are based on (i) the historical consolidated balance sheet of FNH giving effect to the Golden State Acquisition, the RedFed Merger and the Refinancing Transactions as if such transactions occurred on June 30, 1998, and
(ii) the historical consolidated statement of income of FNH for the six months ended June 30, 1998 giving effect to the Golden State Acquisition, the CENFED Merger, the RedFed Merger and the Refinancing Transactions as if such transactions occurred on January 1, 1997. The following summary pro forma financial data for the year ended December 31, 1997 is based on the historical consolidated statement of income of FNH for the year ended December 31, 1997 giving effect to the Golden State Acquisition, the CENFED Merger, the RedFed Merger and the Refinancing Transactions as if such transactions occurred on January 1, 1997. The Golden State Acquisition was consummated on September 11, 1998, the RedFed Merger occurred on July 11, 1998, and the CENFED Merger occurred on April 2, 1998. However, for purposes of computing the purchase price, the daily volume weighted average price of Golden State common stock and the Litigation Tracking Warrants(Trademark) for the three days ended
September 10, 1998 was used, as such prices are considered to provide more relevant information to investors. For purposes of pro forma presentation, Glendale Federal's consolidated statements of operations have been recast to conform to the calendar year end used by FNH. The pro forma adjustments are based on available information and upon certain assumptions that management believes are reasonable under the circumstances. The Golden State Acquisition, the CENFED Merger and the RedFed Merger are accounted for under the purchase method of accounting. Under this method of accounting, the purchase price has been allocated to the assets and liabilities acquired based on preliminary estimates of fair value. The actual fair value is determined as of the consummation of each respective acquisition. The summary pro forma financial data do not necessarily reflect the results of operations or the financial position of the Issuer that actually would have resulted had the Golden State Acquisition, the CENFED Merger, the RedFed Merger and the Refinancing Transactions occurred at the dates indicated, or project the results of operations or financial position of the Issuer for any future date or period.

     The summary pro forma financial data should be read in conjunction with the notes accompanying the "Pro Forma Financial Data" included elsewhere in this Prospectus. In addition, the summary pro forma financial data should be read in conjunction with the Consolidated Financial Statements of FNH and the notes thereto included elsewhere in this Prospectus and the Consolidated Financial Statements of Glendale Federal and the notes thereto included elsewhere in this Prospectus. See "Selected Historical Financial Data," and "Pro Forma Financial Data."

                             GOLDEN STATE HOLDINGS
              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              AS OF JUNE 30, 1998
                                 (IN THOUSANDS)

                                                                 GLENDALE      GOLDEN STATE    REFINANCING
                                                    FNH         FEDERAL(1)     ACQUISITION     TRANSACTIONS    PRO FORMA
                                                (HISTORICAL)    (PRO FORMA)    ADJUSTMENTS     ADJUSTMENTS     COMBINED
                                                ------------    -----------    ------------    -----------    -----------
                    ASSETS
Cash and amounts due from banks...............  $    345,921    $   361,175     $       --     $  (45,002)    $   662,094
Federal funds sold............................            --        172,000             --             --         172,000
Other investments.............................       879,071        136,305             --             --       1,015,376
Loans receivable, net.........................    20,351,922     14,685,298          6,807             --      35,044,027
Mortgage-backed securities, net...............     9,180,282      2,385,605          6,962             --      11,572,849
Real estate held for sale or investment.......            --          6,327             --             --           6,327
Real estate acquired in settlement of loans...        64,892         44,109             --             --         109,001
Investment in capital stock of FHLB, at
  cost........................................       540,127        310,073             --             --         850,200
Mortgage servicing assets.....................       669,056        243,314         54,243             --         966,613
Goodwill and other intangible assets..........       656,177        229,230         61,875             --         947,282
Other assets..................................     1,348,509        615,385        184,446        (28,847)      2,158,076
                                                                                                   28,625
                                                                                                    9,958
                                                ------------    -----------     ----------     -----------    -----------
                                                $ 34,035,957    $19,188,821     $  314,333     $  (35,266)    $53,503,845
                                                ------------    -----------     ----------     -----------    -----------
                                                ------------    -----------     ----------     -----------    -----------
      LIABILITIES, MINORITY INTEREST AND
              STOCKHOLDER'S EQUITY
Deposits......................................  $ 16,044,288    $11,566,018     $    2,588     $       --     $27,612,894
Securities sold under agreements to
  repurchase..................................     2,861,604        175,551             --             --       3,037,155
Borrowings from the FHLB......................    10,993,707      5,683,537          1,194             --      16,678,438
Other borrowings..............................     1,282,580          8,763            993       (915,000)      2,371,255
                                                                                                2,000,000
                                                                                                   (6,081)
Other liabilities.............................       729,131        327,987        563,578        (12,159)      1,621,765
                                                                                                   13,228
Minority interest.............................       986,296             --             --       (486,458)        499,838
Stockholder's equity..........................     1,138,351      1,426,965       (254,020)      (134,600)      1,682,500
                                                                                                 (494,196)
                                                ------------    -----------     ----------     -----------    -----------
                                                $ 34,035,957    $19,188,821     $  314,333     $  (35,266)    $53,503,845
                                                ------------    -----------     ----------     -----------    -----------
                                                ------------    -----------     ----------     -----------    -----------

------------------

(1) Represents the historical balance sheet for Glendale Federal, adjusted for the RedFed Merger, accounted for as a purchase, together with related pro forma purchase accounting adjustments.

               See the accompanying Notes to Unaudited Pro Forma
   Condensed Combined Financial Statements under "Pro Forma Financial Data."

                             GOLDEN STATE HOLDINGS
           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                             (DOLLARS IN THOUSANDS)

                                                                                    GOLDEN STATE   REFINANCING
                                                      FNH        GLENDALE FEDERAL   ACQUISITION    TRANSACTIONS   PRO FORMA
                                                  (HISTORICAL)   (PRO FORMA)(1)     ADJUSTMENTS    ADJUSTMENTS     COMBINED
                                                  ------------   ----------------   ------------   ------------   ----------
Interest income.................................   $1,091,523        $667,194         $ (5,129)      $ (1,238)    $1,752,350
Interest expense................................      752,596         403,571           (1,616)       (49,185)     1,176,639
                                                                                                       70,455
                                                                                                          818
                                                   ----------        --------         --------       --------     ----------
Net interest income.............................      338,927         263,623           (3,513)       (23,326)       575,711
Provision for loan losses.......................       20,000          (2,917)              --             --         17,083
                                                   ----------        --------         --------       --------     ----------
Net interest income after provision for loan
  losses........................................      318,927         266,540           (3,513)       (23,326)       558,628
Other income:
  Fee income....................................       71,363          53,359           (4,068)            --        120,654
  Gain (loss) on sale of loans, net.............       36,124             796               --             --         36,920
  Gain on sale of mortgage-backed securities,
    net.........................................           --           5,155               --             --          5,155
  Other income, net.............................       62,685             367               --             --         63,052
                                                   ----------        --------         --------       --------     ----------
    Total other income..........................      170,172          59,677           (4,068)            --        225,781
Other expenses:
  Compensation and employee benefits............      127,620          88,782               --             --        216,402
  Occupancy expense, net........................       41,406          19,493               --             --         60,899
  Regulatory insurance..........................        5,054           4,601               --             --          9,655
  Advertising and promotion.....................        9,914          10,819               --             --         20,733
  Furniture, fixtures and equipment.............           --           8,109               --             --          8,109
  Other general and administrative expenses.....       99,611          48,806               --         (3,336)       147,835
                                                                                                        2,754
                                                   ----------        --------         --------       --------     ----------
    Total general and administrative expenses...      283,605         180,610               --           (582)       463,633
Restructuring charges...........................           --           8,213               --             --          8,213
Legal expense--goodwill lawsuit.................           --           9,068               --             --          9,068
Operations of real estate held for sale or
  investment....................................           --              46               --             --             46
Operations of real estate acquired in settlement
  of loans......................................       (5,138)         (1,914)              --             --         (7,052)
Amortization of goodwill and other intangible
  assets........................................       23,229           9,932            2,063             --         35,224
                                                   ----------        --------         --------       --------     ----------
    Total other expense.........................      301,696         205,955            2,063           (582)       509,132
Earnings (loss) before income tax provision
  (benefit).....................................      187,403         120,262           (9,644)       (22,744)       275,277
Income tax provision (benefit)..................     (221,134)         49,075           56,415         (9,552)      (125,196)
                                                   ----------        --------         --------       --------     ----------
Earnings (loss) before minority interest........      408,537          71,187          (66,059)       (13,192)       400,473
Minority interest...............................       45,614              --           (6,666)       (26,456)        12,492
                                                   ----------        --------         --------       --------     ----------
Net earnings (loss).............................   $  362,923        $ 71,187         $(59,393)      $ 13,264     $  387,981
                                                   ----------        --------         --------       --------     ----------
                                                   ----------        --------         --------       --------     ----------
Memo Item:
Common dividends necessary for debt service on
  the Parent Holdings Notes.....................   $   28,438              --               --       $(28,438)            --
Effective tax rate..............................        12.78%            N/A              N/A            N/A          42.15%

(1) Represents the historical statement of income for Glendale Federal, adjusted for the CENFED Merger and the RedFed Merger, each accounted for as a purchase, together with related pro forma purchase accounting adjustments.

               See the accompanying Notes to Unaudited Pro Forma
   Condensed Combined Financial Statements under "Pro Forma Financial Data."

                             GOLDEN STATE HOLDINGS
           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

                                                                                   GOLDEN STATE   REFINANCING
                                                     FNH        GLENDALE FEDERAL   ACQUISITION    TRANSACTIONS   PRO FORMA
                                                 (HISTORICAL)   (PRO FORMA)(1)     ADJUSTMENTS    ADJUSTMENTS     COMBINED
                                                 ------------   ----------------   ------------   ------------   ----------
Interest income................................   $2,127,490       $1,357,054       $  (10,256)     $ (2,475)    $3,471,813
Interest expense...............................    1,440,804          859,760           (3,231)      (98,369)     2,341,510
                                                                                                     140,910
                                                                                                       1,636
                                                  ----------       ----------       ----------      --------     ----------
Net interest income............................      686,686          497,294           (7,025)      (46,652)     1,130,303
Provision for loan losses......................       79,800           19,154               --            --         98,954
                                                  ----------       ----------       ----------      --------     ----------
Net interest income after provision for loan
  losses.......................................      606,886          478,140           (7,025)      (46,652)     1,031,349
Other income:
  Fee income...................................      143,919          110,771           (8,136)           --        246,554
  Gain (loss) on sale of loans, net............       24,721             (347)              --            --         24,374
  Gain on sale of mortgage-backed securities,
    net........................................           --            1,803               --            --          1,803
  Other income, net............................      171,054            2,466               --            --        173,520
                                                  ----------       ----------       ----------      --------     ----------
    Total other income.........................      339,694          114,693           (8,136)           --        446,251

Other expenses:
  Compensation and employee benefits...........      256,448          154,143               --            --        410,591
  Occupancy expense, net.......................       81,914           46,300               --            --        128,214
  Regulatory insurance.........................       10,680           11,382               --            --         22,062
  Advertising and promotion....................       20,186           24,854               --            --         45,040
  Furniture, fixtures and equipment............           --           13,649               --            --         13,649
  Other general and administrative expenses....      233,642           80,940               --        (6,672)       313,417
                                                                                                       5,507
                                                  ----------       ----------       ----------      --------     ----------
    Total general and administrative expenses..      602,870          331,268               --        (1,165)       932,973

SAIF special assessment........................           --           (3,153)              --            --         (3,153)
Legal expense--goodwill lawsuit................           --           28,517               --            --         28,517
Operations of real estate held for
  investment...................................           --             (387)              --            --           (387)
Operations of real estate acquired in
  settlement of loans..........................       (3,304)           6,766               --            --          3,462
Restructuring charges..........................           --            2,884               --            --          2,884
Amortization of goodwill and other intangible
  assets.......................................       49,153           16,789            4,125            --         70,067
                                                  ----------       ----------       ----------      --------     ----------
    Total other expense........................      648,719          382,684            4,125        (1,165)     1,034,363

Earnings (loss) before income tax
  provision (benefit)..........................      297,861          210,149          (19,286)      (45,487)       443,237
Income tax provision (benefit).................       47,148           86,914           92,230       (19,105)       207,187
                                                  ----------       ----------       ----------      --------     ----------
Earnings (loss) before minority interest.......      250,713          123,235         (111,516)      (26,382)       236,050
Minority interest..............................       89,344               --          (12,331)      (52,912)        24,101
                                                  ----------       ----------       ----------      --------     ----------
    Net earnings (loss)........................   $  161,369       $  123,235       $  (99,185)     $ 26,530     $  211,949
                                                  ----------       ----------       ----------      --------     ----------
                                                  ----------       ----------       ----------      --------     ----------
Memo Item:

Common dividends necessary for debt service on
  the Parent Holdings Notes....................   $   56,875               --               --      $(56,875)            --
Effective tax rate.............................        12.78%             N/A              N/A           N/A          42.15%

(1) Represents the historical statement of income for Glendale Federal, adjusted for the CENFED Merger and the RedFed Merger, each accounted for as a purchase, together with related pro forma purchase accounting adjustments.

               See the accompanying Notes to Unaudited Pro Forma
   Condensed Combined Financial Statements under "Pro Forma Financial Data."

                       SUMMARY HISTORICAL FINANCIAL DATA

     The summary historical financial data presented under the captions "Selected Operating Data" and "Selected Financial Data," have been derived from the Consolidated Financial Statements of FNH and the Consolidated Financial Statements of Glendale Federal.

     The following data should be read in conjunction with the Consolidated Financial Statements of FNH and the notes thereto and the Consolidated Financial Statements of Glendale Federal and the notes thereto included elsewhere in this Prospectus. See "Selected Historical Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

FNH

                                                             SIX MONTHS ENDED               YEAR ENDED
                                                                 JUNE 30,                  DECEMBER 31,
                                                         ------------------------    ------------------------
                                                            1998        1997(1)       1997(1)       1996(2)
                                                         ----------    ----------    ----------    ----------
                                                                        (DOLLARS IN THOUSANDS)
SELECTED OPERATING DATA
Interest income.......................................   $1,076,961    $1,040,588    $2,102,700    $1,233,799
Interest expense......................................      752,596       706,056     1,440,804       807,800
Net interest income...................................      324,365       334,532       661,896       425,999
Provision for loan losses.............................       20,000        39,900        79,800        39,600
Noninterest income....................................      184,734       161,287       364,484       653,378
Noninterest expense...................................      301,696       324,475       648,719       490,569
Income before income taxes, extraordinary item and
  minority interest...................................      187,403       131,444       297,861       549,208
Income tax expense (benefit)(3).......................     (221,134)       21,891        47,148       (73,131)
Income before extraordinary item and
  minority interest...................................      408,537       109,553       250,713       622,339
Extraordinary item--gain on early extinguishment of
  FHLB advances, net..................................           --            --            --        (1,586)
Income before minority interest.......................      408,537       109,553       250,713       620,753
Minority interest(4)..................................       45,614        42,993        89,344        43,230
Net income............................................      362,923        66,560       161,369       577,523

SELECTED PERFORMANCE RATIOS
Return on average assets(5)...........................         2.25%         0.44%         0.52%         3.37%
Return on average common equity(6)....................        76.84         15.25         19.11         72.71
Average equity to average assets......................         2.95          2.92          2.83          4.85
Yield on interest-earning assets(7)...................         7.41          7.55          7.53          7.76
Cost of interest-bearing liabilities(8)...............         5.18          5.17          5.16          5.15
Net interest margin(9)................................         2.19          2.38          2.37          2.68
Efficiency ratio of the Bank(10)......................        48.46         53.40         51.16         54.48

                                                        (Footnotes on next page)

                                                     AT JUNE 30,           DECEMBER 31,
                                                     -----------    --------------------------
                                                        1998           1997           1996
                                                     -----------    -----------    -----------
                                                              (DOLLARS IN THOUSANDS)
SELECTED FINANCIAL DATA
Securities available for sale.....................   $   783,029    $   813,085    $   542,019
Securities held to maturity.......................        58,557         58,299          4,272
Mortgage-backed securities available for sale.....     8,037,170      5,076,598      1,598,652
Mortgage-backed securities held to maturity.......     1,143,112      1,337,877      1,621,662
Loans receivable, net.............................    18,626,425     19,424,410     10,212,583
Total assets......................................    34,035,957     31,347,079     16,618,168
Deposits..........................................    16,044,288     16,202,605      8,501,883
Securities sold under agreements to repurchase....     2,861,604      1,842,442      1,583,387
Borrowings........................................    12,276,287     10,769,594      4,902,696
Total liabilities.................................    31,911,310     29,517,116     15,389,575
Minority interest.................................       986,296        986,456        309,376
Stockholders' equity..............................     1,138,351        843,507        919,217
REGULATORY CAPITAL RATIOS OF THE BANK
Tangible capital..................................          5.46%          5.65%          7.17%
Core capital......................................          5.46           5.65           7.17
Risk-based capital:
  Core capital....................................         10.37          10.14          11.50
  Total capital...................................         12.15          11.93          13.62

SELECTED OTHER DATA
Number of full service customer facilities........           225            225            116
Loans serviced for others(11).....................   $48,037,154    $47,933,469    $44,034,194
Approximate number of employees...................         5,486          5,235          3,547
Non-performing assets as a percentage of the
  Bank's
  total assets....................................          0.67%          0.87%          1.36%

------------------
 (1) On January 3, 1997, the Bank acquired assets with fair values totalling approximately $14.2 billion and liabilities (including deposit liabilities) with fair value totalling approximately $12.9 billion in the Cal Fed Acquisition. In addition, on May 31, 1997, the Bank consummated the Weyerhaeuser Purchase, acquiring a $3.2 billion loan servicing portfolio. Noninterest income for the year ended December 31, 1997 includes pre-tax gains of $14.0 million on the sale of MSRs, $25 million on the sale of stock of Affiliated Computer Services ("ACS"), and $3.6 million on the sale of deposits. Noninterest expense for the year ended December 31, 1997, includes a $29.0 million provision for professional fees and unreimbursable costs related to the foreclosure of 1-4 unit residential loans serviced for others.

 (2) On January 31, 1996, FNMC consummated the LMUSA 1996 Purchase, acquiring a $14.1 billion loan servicing portfolio. On February 1, 1996, the Bank acquired SFFed, with assets at fair values totalling approximately
     $4 billion and liabilities (including deposit liabilities) with fair values totalling approximately $3.8 billion. During the year ended December 31, 1996, the Bank closed the Branch Sales, with associated deposit accounts totalling $4.6 billion. Noninterest income for the year ended December 31, 1996 includes pre-tax gains of $363.3 million related to the Branch Sales. Noninterest expense for the year ended December 31, 1996 includes a pre-tax charge of $60.1 million for the Special SAIF Assessment (as defined herein).

 (3) Income tax benefit for the six months ended June 30, 1998 includes a $250 million reduction of the valuation allowance related to FNH's deferred tax asset, offset by federal alternative minimum tax ("AMT") reduced, to the extent of 90%, by net operating loss carryovers, and state tax at an assumed rate of 11%. Income tax benefit for 1996 includes the recognition of a deferred tax benefit of $125 million, offset by federal AMT reduced, to the extent of 90%, by net operating loss carryovers and state tax

                                              (Footnotes continued on next page)

(Footnotes continued from previous page) generally at an assumed rate of 8%. Income tax expense for 1997 and 1998 represents federal AMT reduced, to the extent of 90%, by net operating loss carryovers, and state tax at an assumed rate of 11%.

 (4) Represents dividends on the REIT Preferred Stock (as defined herein), net of related tax benefit and the Bank Preferred Stock. The REIT Preferred Stock was issued on January 31, 1997. Minority interest for the six months ended June 30, 1998 also includes a 20% minority interest in Auto One.

 (5) Return on average assets represents net income as a percentage of average assets for the periods presented. For the periods ended June 30, 1998 and 1997, return on average assets is annualized.

 (6) Return on average common equity represents net income available to common stockholders as a percentage of average common equity for the periods presented. For the periods ended June 30, 1998 and 1997, return on average common equity is annualized.

 (7) Yield on interest-earning assets represents interest income as a percentage of average interest-earning assets. For the periods ended June 30, 1998 and 1997, yield on interest-earning assets is annualized.

 (8) Cost of interest-bearing liabilities represents interest expense as a percentage of average interest-bearing liabilities. For the periods ended June 30, 1998 and 1997, cost of interest-bearing liabilities is annualized.

 (9) Net interest margin represents net interest income as a percentage of average interest-earning assets. For the periods ended June 30, 1998 and 1997, net interest margin is annualized.

(10) Efficiency ratio represents noninterest expense reduced by goodwill amortization as a percentage of net interest income plus noninterest income (adjusted for non-recurring and expected non-recurring items).

(11) Includes loans serviced by the Bank and its subsidiaries, excluding loans serviced for the Bank by FNMC.

GLENDALE FEDERAL

                                                    YEAR ENDED JUNE 30,
                                           --------------------------------------
                                              1998          1997          1996
                                           ----------    ----------    ----------
                                                   (DOLLARS IN THOUSANDS)
SELECTED OPERATING DATA
Interest income.........................   $1,157,945    $1,072,956    $1,080,035
Interest expense........................      717,321       693,972       746,970
                                           ----------    ----------    ----------
     Net interest income................      440,624       378,984       333,065
Provision for loan losses...............       (1,727)       25,204        40,350
                                           ----------    ----------    ----------
     Net interest income after provision
       for loan losses..................      442,351       353,780       292,715
Other income
  Fee income............................       98,076        90,696        69,977
  Loss on sale of loans, net............          605          (291)         (690)
  Gain (loss) on sale of mortgage-backed
     securities,
     net................................        4,562        (1,804)      (34,222)
  Other income (loss), net..............        1,643            62          (707)
                                           ----------    ----------    ----------
     Total other income.................      104,886        88,663        34,358
Other expenses
  Compensation and employee benefits....      135,966       114,270       101,502
  Occupancy expense, net................       34,215        31,777        29,698
  Regulatory insurance..................        7,843        16,317        27,491
  Other general and administrative
     expenses...........................      115,665       100,860        88,244
                                           ----------    ----------    ----------
     Total general and administrative
       expenses.........................      293,689       263,224       246,935
  SAIF special assessment...............           --        55,519            --
  Legal expense--goodwill lawsuit.......       19,045        24,058         1,929
  Acquisition and restructuring costs...        6,939            --            --
  Operations of real estate held for
     sale or investment.................         (664)          935         1,242
  Operations of real estate acquired in
     settlement of
     loans..............................       (3,111)        6,623         8,426
  Amortization of goodwill and other
     intangible assets..................        9,151         5,530         5,147
                                           ----------    ----------    ----------
     Total other expenses...............      325,049       355,889       263,679
Earnings before income tax provision....      222,188        86,554        63,394
Income tax provision....................       93,113        36,131        21,342
                                           ----------    ----------    ----------
     Net earnings.......................   $  129,075    $   50,423    $   42,052
                                           ----------    ----------    ----------
                                           ----------    ----------    ----------
Earnings applicable to common
  shareholder:
  Net earnings..........................   $  129,075    $   50,423    $   42,052
  Dividends declared on preferred
     stock(1)...........................      (10,108)      (10,841)      (16,156)
  Premium on exchange of preferred stock
     for common stock...................           --        (4,173)       (9,443)
                                           ----------    ----------    ----------
  Earnings applicable to common
     shareholder........................   $  118,967    $   35,409    $   16,453
                                           ----------    ----------    ----------
                                           ----------    ----------    ----------
SELECTED PERFORMANCE RATIOS
Return on average assets................         0.78%         0.33%         0.28%
Return on average equity................        11.65          5.14          4.45
Efficiency ratio(2).....................        54.52         56.04         61.27

------------------
(1) On July 24, 1997, Glendale Federal was reorganized into a holding company structure which resulted in Glendale Federal becoming a wholly owned subsidiary of Golden State. As part of the reorganization Golden State issued its preferred stock in exchange for the Glendale Federal preferred stock with substantially the same terms.

(2) Defined as total general and administrative expenses divided by the sum of net interest income before provision for loan losses plus fee income.

SELECTED FINANCIAL DATA

                                                              JUNE 30,
                                                     --------------------------
                                                        1998           1997
                                                     -----------    -----------
                                                       (DOLLARS IN THOUSANDS)
                     ASSETS:
Cash and amounts due from banks...................   $   289,978    $   221,557
Federal funds sold and assets purchased under
  resale agreements...............................       172,000        632,000
Other investments.................................       128,308         31,799
Loans receivable, net.............................    13,774,580     11,905,093
Mortgage-backed securities, net...................     2,375,363      2,279,534
Real estate held for sale or investment...........         6,327          8,689
Real estate acquired in settlement of loans.......        37,393         61,500
Investment in capital stock of FHLB, at cost......       300,339        259,587
Mortgage servicing assets.........................       243,314        284,472
Goodwill and other intangible assets..............       180,463         99,533
Other assets......................................       587,331        434,495
                                                     -----------    -----------
                                                     $18,095,396    $16,218,259
                                                     -----------    -----------
                                                     -----------    -----------
      LIABILITIES AND STOCKHOLDER'S EQUITY:
Deposits..........................................   $10,701,157    $ 9,356,909
Securities sold under agreements to repurchase....       175,551        768,682
Borrowings from the FHLB..........................     5,613,458      4,788,000
Other borrowings..................................            70         10,782
Other liabilities.................................       326,761        281,812
Stockholder's equity(1)...........................     1,278,399      1,012,074
                                                     -----------    -----------
                                                     $18,095,396    $16,218,259
                                                     -----------    -----------
                                                     -----------    -----------
REGULATORY CAPITAL RATIOS
Tangible capital..................................          6.02%          5.67%
Core capital......................................          6.02%          5.67%
Risk-based capital................................         11.54%         11.17%
SELECTED OTHER DATA
Common shares outstanding.........................    57,754,480     50,348,509
Interest rate spread..............................          2.90%          2.68%
Ratio of non-performing assets to total assets....          0.74%          1.26%
Average equity to average assets..................          6.68%          6.45%
Number of full service customer facilities........           195            166

------------------

(1) Glendale Federal was a publicly held company at June 30, 1997. On July 24, 1997, Glendale Federal was reorganized into a holding company structure which resulted in Glendale Federal becoming a wholly owned subsidiary of Golden State.

                                  RISK FACTORS

     Prospective holders of New Notes should consider carefully all of the information set forth in this Prospectus and, in particular, should evaluate the following risks before tendering their Old Notes in the Exchange Offer, although the risk factors set forth below (other than "--Consequences of Failure to Exchange") are generally applicable to the Old Notes as well as the New Notes. In addition, certain statements contained in this Prospectus, including without limitation, statements containing the words "believes," "anticipates," "intends," "expects" and words of similar import, are forward-looking. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the respective entity or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions; changes in the interest rate environment; existing government regulations and changes in, or the failure to comply with, government regulations; liability and other claims; significant increases in competitive pressure in the banking and financial services industry; deposit attrition or customer loss; changes in operating strategy or development plans; the ability to attract and retain qualified personnel; and other factors referenced in this Prospectus. Certain of these factors are discussed in more detail elsewhere in this Prospectus, including, without limitation, under the captions "Summary," "Risk Factors," "The Golden State Acquisition," "The Refinancing Transactions," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Such statements reflect the current views of management with respect to future events and are subject to certain risks, uncertainties and assumptions, including those matters discussed in the risk factors set forth below and elsewhere in this Prospectus. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the provisions in the Indenture regarding transfer and exchange of the Old Notes and the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Issuer does not currently anticipate that it will register the Old Notes under the Securities Act or under any applicable state securities laws. See "The Exchange Offer--Consequences of Exchanging or Failing to Exchange Old Notes."

HOLDING COMPANY STRUCTURE

     The Issuer is a holding company with no significant business operations of its own. The Issuer's only significant asset is all of the common stock of the Bank. The Issuer's only source of cash to pay interest on and principal of the Notes and the outstanding FNH Notes (which FNH Notes will mature prior to the Notes) is expected to be distributions from the Bank. As of June 30, 1998, on an unconsolidated basis after giving effect to the Golden State Acquisition, the Refinancing Transactions (assuming all outstanding debt securities of FNH are acquired in the Refinancing Transactions) and the Escrow Corp. Merger, the Issuer's total indebtedness would have been $2.0 billion, consisting solely of the Notes. See "Consolidated Capitalization." The annual interest payable on the Notes is approximately $140.9 million. Although the Issuer expects that distributions from the Bank will be sufficient to pay interest when due, distributions from the Bank may not be sufficient to pay the principal amount of the Notes at maturity or prior to maturity upon the occurrence of an Event of Default (as defined herein) or to redeem or repurchase the Notes upon a Change of Control Put Event. In addition, the Issuer may use such distributions to make dividends, distributions or other payments. In addition, there can be no assurance that the earnings from the Bank will be sufficient to make distributions to the Issuer to enable it to pay interest on the Notes when due or principal of the Notes at maturity or that such distributions by the Bank to the Issuer will be permitted by the terms of any debt instruments of the Bank or its subsidiaries then in effect, by the terms of any class of preferred stock issued by the Bank and its subsidiaries, including any Bank Preferred Stock or under applicable federal thrift laws or regulations.

RESTRICTIONS ON ABILITY OF SUBSIDIARIES TO PAY DIVIDENDS

     The federal thrift laws, including the regulations of the OTS, limit the Bank's ability to pay dividends to the Issuer. The Bank generally may not declare dividends or make any other capital distribution if, after the payment of such dividend or other distribution, it would fall within any of the three undercapitalized categories under the prompt corrective action standards of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"). Other limitations apply to the Bank's ability to pay dividends, the magnitude of which depends upon current earnings and the extent to which the Bank meets its regulatory capital requirements. In addition, the HOLA requires every savings association subsidiary of a savings and loan holding company to give the OTS at least 30 days' advance notice of any proposed dividends to be made on its guarantee, permanent or othernon-withdrawable stock or else such dividend will be invalid. Further, the OTS may prohibit any capital distribution that it determines would constitute an unsafe or unsound practice. See "Regulation--Regulation of the Bank--Capital Distribution Regulation" and "Business--The Issuer--Dividend Policy of the Bank."

     As a holding company, any right of the Issuer and its creditors to participate in the assets of any of the Issuer's subsidiaries, including the Bank, upon any liquidation, receivership or reorganization of any such subsidiary will be subject to the prior claims of that subsidiary's creditors, including the Bank's depositors and trade creditors (except to the extent that the Issuer may itself be a creditor of such subsidiary). Accordingly, the Notes will be effectively subordinated to (i) all existing and future liabilities, including deposits, indebtedness and trade payables, of the Issuer's subsidiaries, including the Bank, and (ii) all preferred stock issued by the Bank, including the Bank Preferred Stock not purchased by Golden State Holdings in the Bank Preferred Stock Tender Offers. At June 30, 1998, after giving effect to the Golden State Acquisition and the Refinancing Transactions, the outstanding interest-bearing liabilities, including deposits, of such subsidiaries would have been approximately $47.7 billion, the other liabilities of such subsidiaries, including trade payables and accrued expenses, would have been approximately $1.6 billion.

ABILITY TO PAY PRINCIPAL ON THE NOTES

     The Issuer currently anticipates that, in order to pay the principal amount of the Notes upon the occurrence of an Event of Default or to redeem or repurchase the Notes upon a Change of Control Put Event or, in the event that earnings from the Bank are not sufficient to make distributions to the Issuer to enable it to pay the principal amount of the Notes at maturity, the Issuer may be required to adopt one or more alternatives, such as borrowing funds, selling its equity securities, or the equity securities or assets of the Bank, or seeking capital contributions or loans from its affiliates. None of the affiliates of the Issuer is required to make any capital contributions or other payments to the Issuer with respect to the Issuer's obligations on the Notes. There can be no assurance that any of the foregoing actions could be effected on satisfactory terms, that any of the foregoing actions would enable the Issuer to pay the principal amount of the Notes or that any of such actions would be permitted by the terms of the Indenture or any other debt instruments of the Issuer or the Issuer's subsidiaries then in effect, by the terms of the Bank Preferred Stock, or under applicable federal thrift laws or regulations.

RESTRICTIONS IMPOSED BY TERMS OF THE ISSUER'S INDEBTEDNESS; CONSEQUENCES OF FAILURE TO COMPLY

     The terms and conditions of the Indenture impose restrictions that affect, among other things, the ability of the Issuer to incur debt, pay dividends or make distributions, create liens, sell assets and make certain investments. The ability of the Issuer to comply with the foregoing provisions can be affected by events beyond the Issuer's control. The breach of any of these covenants could result in a default under one or more of the debt instruments of the Issuer. In the event of a default under any indebtedness of the Issuer or the Issuer's subsidiaries, the holders of such indebtedness could elect to declare all amounts outstanding under their respective debt instruments to be due and payable. Any such declaration under a debt instrument of the Issuer or the Issuer's subsidiaries is likely to result in an event of default under one or more of the other debt instruments of the Issuer or the Issuer's subsidiaries. If indebtedness of the Issuer or the Issuer's subsidiaries were to be accelerated, there could be no assurance that the assets of the Issuer or the Issuer's subsidiaries, as the case may be, would be sufficient to repay in full borrowings under all of such debt instruments, including the Notes. See "--Ability to Pay Principal on the Notes," "Business--The Issuer--Sources of Funds" and "Description of the Notes."

CONCENTRATION OF BUSINESS IN CALIFORNIA; EFFECT ON ASSET QUALITY

     The Bank's loan portfolio is concentrated in California 1-4 unit residential real estate. As a result, the financial condition of the Bank will be subject to general economic conditions in California and, in particular, to conditions in the California 1-4 unit residential real estate market. As of June 30, 1998, the Bank had 74% of its loan portfolio secured by 1-4 unit residential real estate located in California. As of June 30, 1998, after giving effect to the Golden State Acquisition the Bank would have had 75% of its loan portfolio secured by 1-4 unit residential real estate located in California. The Bank may find it difficult to originate a sufficient volume of high-quality 1-4 unit residential loans or maintain its asset quality, either of which could negatively impact future performance. In addition, any downturn in the economy generally, and in California in particular, could further reduce real estate values and the volume of loans originated. Real estate values in California could also be affected by earthquakes or other catastrophic events.

SUB-PRIME LENDING

     As a result of the Auto One and GSAC Acquisitions, the Bank is engaging in sub-prime auto financing. At June 30, 1998, the Bank's sub-prime auto loan portfolio totaled $417 million, or 2% of the Bank's total loan portfolio. A loan may be considered sub-prime primarily for one, or both, of two reasons: borrower credit and collateral considerations. Sub-prime borrowers are likely to be relatively weak credits who may be unable to repay their loans. A borrower may be considered a sub-prime credit due to limited income, tarnished credit history (i.e., prior bankruptcy or history of delinquent payments on other types of installment credit) or lack of credit history (i.e., a relatively young individual who has not yet developed a credit history profile). Sub-prime loans may also have less valuable collateral. Collateral considerations in the sub-prime market primarily result from the financing, in many cases, of used vehicles. Although depreciation also affects new automobiles, the market value of a automobile which is several years old may be more difficult to ascertain than for a new vehicle, since such value will depend on mileage and general condition, which may vary substantially for different vehicles of a similar model year. As a result of these factors, the performance of a sub-prime portfolio may be more susceptible to performance deterioration than a prime portfolio, since the borrowers, being more marginal credits, are likely to be disproportionately affected by economic downturns, and since the collateral, often consisting of older, used vehicles, may be more difficult to value correctly. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--FNH--Impact of Other Acquisitions and Dispositions."

INTEREST RATE RISK

     It is expected that the Bank will continue to realize income primarily from the differential or "spread" between the interest earned on loans, securities and other interest-earning assets, and interest paid on deposits, borrowings and other interest-bearing liabilities. Net interest spreads are affected by the difference between the maturities and repricing characteristics of interest-earning assets and interest-bearing liabilities. In addition, loan volume and yields are affected by market interest rates on loans, and rising interest rates generally are associated with a lower volume of loan originations. It is expected that a substantial majority of the Bank's assets will continue to be indexed to changes in market interest rates and a substantial majority of its liabilities will continue to be short term. Although the Bank's management believes that this fact should mitigate the negative effect of a decline in yield on its assets, there can be no assurance that the Bank's interest rate risk will be minimized or eliminated. At June 30, 1998, the Bank had $22.1 billion in assets indexed to changes in market rates and $21.7 billion in liabilities maturing or repricing within one year. At June 30, 1998, after giving effect to the Golden State Acquisition, the Bank would have had $28.9 billion in assets indexed to changes in market rates and $35.3 billion in liabilities maturing or repricing within one year. In addition, the lag in implementing repricing terms on the Bank's adjustable rate assets may result in a decline in net interest income in a rising interest rate environment. In addition, an increase in the general level of interest rates may adversely affect the ability of certain borrowers to pay the interest on and principal of their obligations. Accordingly, changes in levels of market interest rates could materially adversely affect the Bank's net interest spread, asset quality, loan origination volume and overall results of operations.

MORTGAGE PORTFOLIO AND MORTGAGE SERVICING RIGHTS ("MSRS")

     At June 30, 1998, the Bank held a 1-4 unit residential loan portfolio with a carrying value of approximately $13.4 billion, and MSRs on a 1-4 unit residential loan portfolio with outstanding loan balances totalling approximately $61.5 billion, including Bank owned loans serviced by FNMC. The Bank's MSRs had a carrying value of $669.1 million at June 30, 1998. At June 30, 1998, on a pro forma basis after giving effect to the Golden State Acquisition, the Bank would have held a 1-4 unit residential loan portfolio with a carrying value of approximately
$22.2 billion, and MSRs on a 1-4 unit residential loan portfolio with outstanding loan balances totalling approximately $96 billion. The Bank's MSRs would have had a carrying value of $966.6 million at June 30, 1998 on a pro forma basis after giving effect to the Golden State Acquisition. A decline in long-term interest rates generally results in an acceleration in mortgage loan prepayments, and higher than anticipated levels of prepayments generally cause the accelerated amortization of MSRs and generally will result in reductions in the market value of the MSRs and in the Bank's servicing fee income. There can be no assurances that long-term interest rates will not decline or that the rate of mortgage loan prepayments will not exceed management's estimates, resulting in a charge to earnings in the period of adjustment and reductions in the market value of the MSRs and in loan servicing fee income, or that management will be able to reinvest the cash from mortgage loan prepayments in assets earning yields comparable to the yields on the prepaid mortgages.

REGULATION

     The financial institutions industry is subject to extensive regulation, which materially affects the business of the Issuer and the Bank. Statutes and regulations to which the Bank and its parent companies are subject may be changed at any time, and the interpretation of these regulations is also subject to change. There can be no assurance that future changes in such regulations or in their interpretation will not adversely affect the business of the Issuer and the Bank.

ELIMINATION OF THE SAVINGS ASSOCIATION CHARTER

     Congress has been considering legislation in various forms that would require federal savings associations, such as the Bank, to convert their charters to national bank charters. In the absence of appropriate "grandfather" provisions, legislation eliminating the savings association charter could have a material adverse effect on the Bank and its parent holding companies because, among other things, the regulatory capital and accounting treatment for bank holding companies and savings and loan holding companies differ in certain significant respects. The Bank cannot determine whether, or in what form, such legislation may eventually be enacted and there can be no assurance that any legislation that is enacted would contain adequate grandfather rights for the Bank and its parent holding companies.

THE YEAR 2000 ISSUE

     The "Year 2000 issue" arises from the widespread use of computer programs that rely on two-digit date codes to perform computations or decision-making functions. These programs control the operations of data processing computers and of microprocessor chips in a large number and variety of electrical and electronic equipment. Many of these programs may fail due to an inability to interpret properly date codes beginning January 1, 2000. In addition to risks in its own operations, the Bank may be effected by failure of other parties, such as suppliers, fund providers and material borrowers, to address their own Year 2000 issues. The Bank has developed and is currently executing a comprehensive plan to make its computer systems, applications, facilities and equipment Year 2000 ready, and to assure that suppliers, fund providers and borrowers identified as material are proceeding to identify their own Year 2000 issues. It is expected that, by December 31, 1998, most issues related to Year 2000 will be addressed, and that all will be addressed by March 31, 1999. Extensive testing is expected to occur during 1999. Although management believes there is no material risk that the Bank will fail to address Year 2000 issues in a timely manner, there can be no assurance that it will eliminate any potential Year 2000 issues in a timely manner or as to the ultimate cost of doing so. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--FNH--Year 2000."

TAX SHARING AGREEMENT; AVAILABILITY OF NET OPERATING LOSS CARRYOVERS

     FNH, Mafco Holdings and the Bank were parties to a tax sharing agreement effective as of January 1, 1994 (the "Tax Sharing Agreement"), which was subsequently amended in connection with the Golden State Acquisition. See "Certain Relationships and Related Transactions--Tax Sharing Agreement." Prior to the Golden State Acquisition, pursuant to the Tax Sharing Agreement, (i) the Bank paid to FNH amounts equal to the income taxes that the Bank would have been required to pay if it were to file a return separately from the affiliated group for which Mafco Holdings was the common parent (the "Mafco Group") and (ii) FNH paid to Mafco Holdings amounts equal to the income taxes that FNH would be required to pay if it were to file a consolidated return on behalf of itself and the Bank separately from the Mafco Group. The Tax Sharing Agreement allowed the Bank to take into account, in determining its liability to FNH, any net operating loss carryovers that it would have been entitled to utilize if it had filed separate returns for each year since the formation of the Bank. The Tax Sharing Agreement also allowed FNH to take into account, in determining its liability to Mafco Holdings, any net operating loss carryovers that it would have been entitled to utilize if it had filed a consolidated return on behalf of itself and the Bank for each year since the formation of the Bank. Accordingly, pursuant to the Tax Sharing Agreement, the benefits of any net operating loss carryovers generated by the Bank since its formation are retained by the Bank and FNH.

     As a result of the transfer of assets, including the stock of the Bank, by FNH to Golden State Holdings as part of the Golden State Acquisition, the Issuer succeeded to the tax attributes of FNH. As a result of this transaction, the net operating losses included in the tax attributes are subject to annual limitation under Section 382 of the Code (as defined herein). In addition, pursuant to an amendment to the Tax Sharing Agreement dated as of September 11, 1998, and in accordance with the Merger Agreement, for any taxable period ending after the Golden State Acquisition, (i) Golden State replaced Mafco Holdings under the Tax Sharing Agreement and assumed all of the rights and obligations of Mafco Holdings under the Tax Sharing Agreement with respect to such taxable periods;
(ii) the Issuer replaced FNH under the Tax Sharing Agreement and assumed all of the rights and obligations of FNH under the Tax Sharing Agreement with respect to such taxable periods; and (iii) the Bank continues to be bound by the Tax Sharing Agreement.

     If for any reason the Bank and the Issuer were to deconsolidate from the group, only the amount of the net operating loss carryovers of the Bank and the Issuer not utilized by the group (up to the end of the taxable year of the group in which the deconsolidation took place) would be available to offset the taxable income of the Bank and the Issuer subsequent to the date of deconsolidation. If the Bank and the Issuer had deconsolidated as of December 31, 1997 (i.e., the close of the prior Mafco Group taxable year), the Bank and the Issuer would have had approximately $970 million of regular net operating loss carryforwards available to offset the taxable income of the Bank and the Issuer subsequent to the date of deconsolidation. As a result of the deconsolidation of the Bank and the Issuer from the Mafco Group due to the Golden State Acquisition, and the anticipated use by the Mafco Group of additional regular net operating loss carryforwards available to offset the taxable income of the Mafco Group for the taxable year ending December 31, 1998, the net operating loss carryforwards of the Bank and the Issuer will decrease. Similarly, if for any reason the Bank and the Issuer were to deconsolidate from the consolidated group for which Golden State is the common parent (the "Golden State Group"), only the amount of the net operating loss carryovers of the Bank and the Issuer, not utilized by the Golden State Group up to the end of the taxable year in which the deconsolidation took place, would be available to offset the taxable income of the Bank and the Issuer subsequent to the date of deconsolidation. If for any reason the Bank were to deconsolidate from the Issuer, with the Issuer remaining a member of the Golden State Group, the net operating loss carryovers of the Bank not utilized by the Golden State Group, until the close of the taxable year in which the deconsolidation took place would be available to offset the taxable income of the Bank subsequent to the date of deconsolidation, but would no longer be available to offset the taxable income of the Issuer subsequent to the date of deconsolidation. It cannot be predicted to what extent the Golden State Group will utilize the net operating loss carryovers of the Issuer and/or the Bank in the future or the amount, if any, of net operating loss carryforwards that the Issuer or the Bank may have upon deconsolidation. The net operating loss carryovers are subject to review and potential disallowance, in whole or in part, by the IRS. Any disallowance of the Bank's net operating loss carryovers may increase the amounts that the Bank would be required to pay to FNH or the Issuer under the Tax Sharing Agreement and that FNH or the Issuer would be required to pay to the Golden State Group, and would therefore decrease the earnings of the Bank available for distribution to Issuer. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--FNH--Provision for Federal and State Income Taxes."

     Under federal income tax law, the Issuer and the Bank are subject to several liability with respect to the consolidated federal income tax liabilities of the Golden State Group for any taxable period during which the Issuer or the Bank is, as the case may be, a member of such group. Therefore, the Issuer or the Bank may be required to pay the Golden State Group's consolidated federal tax liability notwithstanding prior payments made under the Tax Sharing Agreement by FNH or the Issuer or the Bank to Golden State. Golden State has agreed, however, under the Tax Sharing Agreement, to indemnify the Issuer and the Bank for any such federal income tax liability (and certain state and local tax liabilities) of Golden State or any of its subsidiaries (other than the Issuer and the Bank) that the Issuer or the Bank is actually required to pay.

TAXATION OF THE BANK

     As a result of the Small Business Job Protection Act of 1996 (the "Act"), which provided for the repeal of the Section 593 reserve method of accounting for bad debts by thrift institutions which are treated as large banks, the Bank will generally be required to take into income the balance of its post-1987 bad debt reserves over a six year period beginning in 1996 subject to a two year deferral if certain residential loan tests are satisfied. As of December 31, 1997, the Bank and Golden State had remaining post-1987 bad debt reserves totaling $116 million and $48 million, respectively, that are subject to recapture into income, all of which has been provided for in deferred tax liabilities. Consequently, the Bank may be required to make payments to the Issuer under the Tax Sharing Agreement if the Bank has insufficient expenses and losses to offset such income.

     In addition, the Act further provided that base year bad debt reserves are not recaptured into income unless certain events occur. The base year reserves are generally the balance of tax bad debt reserves as of December 31, 1987, reduced proportionately for reductions in the Bank's loan portfolio since that date. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," a deferred tax liability has not been recognized for the base year reserves of the Bank or Golden State. At
December 31, 1997, the amount of the base year reserves were approximately
$152 million and $188 million for the Bank and Golden State (including CENFED and RedFed), respectively. The amount of unrecognized deferred tax liability at December 31, 1997 was approximately $53 million and $66 million for the Bank and Golden State, respectively.

TAX EFFECTS OF DIVIDEND PAYMENTS BY THE BANK

     Dividend distributions made to the Issuer, as the sole owner of the Bank's common stock, and to holders of the Bank Preferred Stock, in excess of the Bank's accumulated earnings and profits, as well as certain distributions in dissolution or in redemption of stock, may cause the Bank to recognize a portion of its base year reserves as income. Accordingly, the Bank may be required to make payments to the Issuer under the Tax Sharing Agreement. Likewise, the Issuer may be required to make payments to Golden State under the Tax Sharing Agreement if the Issuer has insufficient expenses and losses to offset such income. See "--Tax Sharing Agreement; Availability of Net Operating Loss Carryovers."

LACK OF A PUBLIC MARKET FOR THE NOTES

     The New Notes are being offered to the holders of the Old Notes. The Old Notes were issued on August 6, 1998 to a small number of institutional investors and are eligible for trading in the Private Offering, Resale and Trading through Automated Linkages (PORTAL) Market, the National Association of Securities Dealers' screenbased, automated market for trading of securities eligible for resale under Rule 144A. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for the remaining untendered Old Notes could be adversely affected. There is no existing trading market for the New Notes, and there can be no assurance regarding the future development of a market for the New Notes, or the ability of holders of the New Notes to sell their New Notes or the price at which such holders may be able to sell their New Notes. Although the Initial Purchasers have informed the Issuer that they currently intend to make a market in the New Notes, they are not obligated to do so, and any such market-making may be discontinued at any time without notice. As a result, the market price of the New Notes could be adversely affected. The Issuer does not intend to apply for listing or quotation of the New Notes on any securities exchange or stock market.

CONTROL BY MACANDREWS & FORBES

     The Issuer is indirectly wholly owned by Golden State. Golden State is 34.7% indirectly owned through MacAndrews & Forbes by Ronald O. Perelman and 13.2% indirectly owned by Hunter's Glen, a limited partnership controlled by Gerald J. Ford, the Chairman of the Board, Chief Executive Officer and a director of the Bank. See "Ownership of the Common Stock." In addition, the board of directors of Golden State is composed of 15 directors, with ten directors initially designated by MacAndrews & Forbes. As a result, MacAndrews & Forbes may be able to direct and control the policies of the Issuer and its subsidiaries, including mergers, sales of assets and similar transactions. See "Certain Relationships and Related Transactions--Relationship with MacAndrews & Forbes."

                                USE OF PROCEEDS

     The Issuer will not receive any proceeds from the Exchange Offer. The net proceeds of the Offering, which were approximately $1,965.3 million, were used together with the Bank Dividend to fund the Refinancing Transactions. As part of the Refinancing Transactions, Golden State Holdings repaid a portion of the three issues of FNH Notes (as defined herein) and funded the Parent Holdings Defeasance. The FNH 12 1/4% Senior Notes mature on May 15, 2001 and bear interest at the rate of 12 1/4% per annum. The FNH 9 1/8% Senior Subordinated Notes mature on January 15, 2003 and bear interest at the rate of 9 1/8% per annum. The FNH 10 5/8% Senior Subordinated Notes mature on October 1, 2003 and bear interest at the rate of 10 5/8% per annum. The Parent Holdings Notes mature on April 15, 2003 and bear interest at the rate of 12 1/2% per annum. Dividends on the Bank Preferred Stock are noncumulative and are payable, (i) in the case of the 11 1/2% Preferred Stock, at an annual rate of 11 1/2% per share and
(ii) in the case of the 10 5/8% Preferred Stock, at an annual rate of 10 5/8% per share, if, when and as declared by the Board of Directors of the Bank. See "Business--The Issuer--Sources of Funds."

                          THE GOLDEN STATE ACQUISITION

  The Merger Agreement

     On February 4, 1998, Parent Holdings entered into the Merger Agreement with FNH, First Gibraltar Holdings, Hunter's Glen, Golden State and Golden State Financial. The Merger Agreement provided for, among other things, the FNH Asset Transfer, the merger of Parent Holdings with and into Golden State in the Golden State Merger and the merger of FNH with and into Golden State Financial in the FNH Merger. On September 11, 1998, pursuant to or as contemplated by the Merger Agreement, FNH contributed all of its assets (including all of the outstanding common stock of Cal Fed) to Golden State Holdings in the FNH Asset Transfer, and immediately following the Holding Company Mergers, Glendale Federal merged with and into Cal Fed in the Subsidiary Bank Merger. The Holding Company Mergers and the Subsidiary Bank Merger are referred to herein collectively as the "Mergers."

     Pursuant to the Merger Agreement, First Gibraltar Holdings and Hunter's Glen received at the closing of the Holding Company Mergers, in consideration of their interests as stockholders of Parent Holdings and FNH, 56,722,988 shares of common stock, par value $1.00 per share, of Golden State ("Golden State Common Stock"), that constitute, in the aggregate, 47.9% of the common stock of the combined company outstanding, immediately after giving effect to the Holding Company Mergers.

     In addition, the Merger Agreement provides that First Gibraltar Holdings and Hunter's Glen will be entitled to receive contingent merger consideration, through the issuance by Golden State of additional shares of Golden State Common Stock ("Contingent Shares") to First Gibraltar Holdings and Hunter's Glen, based on (i) the use by the combined company of certain potential tax benefits resulting from certain net operating loss carryforwards of the consolidated group of which Parent Holdings is a part, and the realization of certain other potential tax assets and liabilities of Golden State and Parent Holdings and
(ii) Cal Fed's net after-tax recovery in certain specified litigation, including a percentage of the net after-tax recovery, if any, in Cal Fed's goodwill litigation against the United States (following payment by Cal Fed of all amounts due on May 29, 1998, to the holders of its contingent litigation recovery participation interests (the "CALGZs") and its secondary contingent litigation recovery participation interests (the "CALGLs") and the retention by the combined company of certain amounts of such recovery as provided in the Merger Agreement). The Merger Agreement provides generally that the amount of the net after-tax recovery, if any, resulting from Cal Fed's goodwill lawsuit which will be excluded in determining the number of Contingent Shares issuable in respect thereof will be based on the 15% of the value of the net after-tax recovery in Glendale Federal's goodwill lawsuit against the United States (the "Glendale Goodwill Litigation") to be excluded for purposes of determining the number of shares of Golden State Common Stock issuable upon exercise of the Litigation Tracking WarrantsTM, adjusted to reflect the pro forma ownership interest of First Gibraltar Holdings and Hunter's Glen in the combined company at the time of consummation of the Holding Company Mergers. The Litigation Tracking WarrantsTM, which were distributed by Golden State to its stockholders on May 29, 1998, represent in the aggregate the right to receive upon exercise thereof Golden State Common Stock having an aggregate market value equal to 85% of the net after-tax recovery, if any, in the Glendale Goodwill Litigation. The parties to the Merger Agreement have amended the Merger Agreement (the "Merger Agreement Amendment") to provide that in the calculation of the tax benefits, the deductions arising from the Refinancing Transactions will be excluded. The Merger Agreement Amendment also provides that the federal net tax benefits will include any federal income tax savings resulting from the utilization of any tax attributes of the consolidated group of which Mafco Holdings is the common parent in connection with the Florida Branch Sale.

     The number of Contingent Shares cannot be determined at the present time, as such number depends upon factors that are not subject to determination at this time. These factors include, among other things, the net value to the combined company of certain contingent assets and liabilities of Golden State and Parent Holdings (including potential recoveries in the Glendale Goodwill Litigation, the California Federal Litigation (as defined herein) and certain other litigation to which affiliates of Parent Holdings are parties, and potential tax benefits resulting from certain net operating loss carryforwards of the consolidated group of which Parent Holdings formerly was a member and other contingent tax assets and liabilities of Golden State and Parent Holdings) and the market price of the common stock of the combined company at such times as issuance of Contingent Shares would be required under the Merger Agreement.

     The board of directors of Golden State, as the surviving corporation in the Golden State Merger, is composed of 15 directors, with five directors designated by Golden State and the remaining ten directors designated by Parent Holdings.

  Litigation Management Agreement

     In connection with the execution of the Merger Agreement, Golden State, Glendale Federal and Cal Fed entered into a litigation management agreement (the "Litigation Management Agreement") with Stephen J. Trafton, Chairman, President and Chief Executive Officer of Golden State, and Richard A. Fink, Vice Chairman of Golden State. Pursuant to the Litigation Management Agreement, which became effective at the closing of the Mergers, Messrs. Trafton and Fink, subject to the provisions of the Litigation Management Agreement, manage Glendale Federal's and Cal Fed's respective goodwill lawsuits against the United States. See "Certain Relationships and Related Transactions--Litigation Management Agreement."

  Certain Litigation

     Following the public announcement on February 5, 1998 of the Merger Agreement, several class action lawsuits (collectively the "Delaware Litigation") were filed by certain stockholders of Golden State, naming Golden State, its individual directors and, in certain cases, FNH and MacAndrews & Forbes as defendants. The Delaware Litigation was consolidated into one action in the Court of Chancery in Delaware captioned In re Golden State Bancorp Inc. Shareholder Litigation, Consolidated C.A. No. 16175NC. The plaintiffs in the Delaware Litigation alleged that the individual members of Golden State's board of directors breached their fiduciary duties to the shareholders by entering into the Merger Agreement. In addition, several class action complaints alleging similar claims and seeking similar relief were filed in the Los Angeles Superior Court. The California actions were stayed pending disposition of the Delaware Litigation.

     In June 1998, the Delaware Litigation and California cases were settled in principle, subject to court approval. The following discussion summarizes all material terms of the proposed settlement. The parties agreed that Golden State would cause its independent financial advisor, Credit Suisse First Boston, to render an opinion to Golden State's shareholders dated as of the date of the proxy statement, July 15, 1998, as to the fairness of the terms of the proposed Merger. The parties agreed that Golden State would deliver the opinion and Golden State's unaudited financial information for the period ending March 31, 1998 to Golden State shareholders on or about July 15, 1998. Golden State fulfilled these obligatations. The parties entered into a Memorandum of Understanding dated September 25, 1998 (the "Memorandum"), memorializing the settlement. Pursuant to the Memorandum, the parties will attempt in good faith to agree upon and execute a Stipulation of Settlement which will expressly provide for certification of a class for settlement purposes, for entry of a judgement of dismissal and for a release and settlement of all claims against the defendants and related parties.

     The consummation of the settlement is subject to the following conditions which may not be waived: (a) the drafting and execution of appropriate settlement documents; (b) the plaintiffs' completion of appropriate discovery in the Delaware Litigation reasonably satisfactory to the plaintiffs' counsel; and
(c) final Court approval of the settlement and dismissal of the Delaware litigation and California actions with prejudice. Pursuant to the Memorandum, the plaintiffs' counsel intends to apply to the Court of Chancery for an award of attorney's fees in an amount not to exceed $1,325,000 to be paid following final Court approval. The defendants have agreed not to oppose such application although the Court may choose to award all, none or some of the costs and fees requested. The defendants will pay the costs of providing notice of the settlement to the class and any attorney's fees and costs that may be awarded by the Court.

                          CONSOLIDATED CAPITALIZATION

     The following table sets forth the actual consolidated capitalization of FNH at June 30, 1998 and the capitalization of the Issuer on a consolidated basis at such date as adjusted to give effect to the Golden State Acquisition, the Refinancing Transactions and the Escrow Corp. Merger. The following table should be read in conjunction with "Pro Forma Financial Data" and the Consolidated Financial Statements of FNH and the notes thereto included elsewhere in this Prospectus.

                                                         GOLDEN                                             CONSOLIDATED
                                                          STATE         REFINANCING                         CAPITALIZATION
                                                       ACQUISITION      TRANSACTIONS                        OF THE ISSUER,
                                           FNH         ADJUSTMENTS      ADJUSTMENTS      CAPITALIZATION      AS ADJUSTED
                                       -----------     -----------      ------------     --------------     ---------------
                                                                          (IN THOUSANDS)
Deposits...........................    $16,044,288     $11,568,606 (a)   $       --          $   --           $27,612,894
                                       -----------     -----------       ----------          ------           -----------
                                       -----------     -----------       ----------          ------           -----------
Borrowings:
  Securities sold under agreements
    to repurchase..................    $ 2,861,604     $   175,551 (a)   $       --          $   --           $ 3,037,155
  Other borrowings (primarily FHLB
    advances)......................     11,206,252       5,694,487 (a)           --              --            16,900,739
                                       -----------     -----------       ----------          ------           -----------
    Total..........................    $14,067,856     $ 5,870,038       $       --          $   --           $19,937,894
                                       -----------     -----------       ----------          ------           -----------
                                       -----------     -----------       ----------          ------           -----------
Long-term notes:
  Notes, net.......................    $        --     $        --       $1,993,919 (b)      $   --           $ 1,993,919
  FNH 12 1/4% Senior Notes.........        200,000              --         (200,000)(c)          --                    --
  FNH 9 1/8% Senior Subordinated
    Notes..........................        140,000              --         (140,000)(c)          --                    --
  FNH 10 5/8% Senior Subordinated
    Notes..........................        575,000              --         (575,000)(c)          --                    --
  Other notes......................        155,035              --               --              --               155,035
                                       -----------     -----------       ----------          ------           -----------
    Total long-term notes..........      1,070,035              --        1,078,919              --             2,148,954
                                       -----------     -----------       ----------          ------           -----------
Minority interest..................        986,296              --         (486,458)(c)          --               499,838
                                       -----------     -----------       ----------          ------           -----------
Stockholder's equity:
  Class A common stock (par value
    $1.00 per share; 800 shares
    authorized, issued and
    outstanding)...................              1              --               --              (1)                   --
  Class B common stock (par value
    $1.00 per share; 200 shares
    authorized, issued and
    outstanding)...................             --              --               --              --                    --
  Common stock, $1.00 par value per
    share, 1,000 shares authorized,
    issued and outstanding.........             --              --               --               1                     1
  Preferred stock, Series E, $1.00
    par value per share (8,050,000
    shares authorized; 4,621,982
    shares issued and
    outstanding)...................             --           4,622 (a)           --              --                 4,622
  Additional paid-in capital.......         32,677       1,169,935 (a)           --              --             1,202,612
  Net unrealized holding gain
    (loss) on securities available
    for sale.......................         28,101          (1,612)(a)           --              --                26,489
  Retained earnings................      1,077,572              -- (a)     (628,796)(d)          --               448,776
                                       -----------     -----------       ----------          ------           -----------
    Total stockholder's equity.....      1,138,351       1,172,945         (628,796)             --             1,682,500
                                       -----------     -----------       ----------          ------           -----------
    Total capitalization...........    $ 3,194,682     $ 1,172,945       $  (36,335)         $   --           $ 4,331,292
                                       -----------     -----------       ----------          ------           -----------
                                       -----------     -----------       ----------          ------           -----------

------------------
(a) Represents deposits, borrowed funds (including accrued interest payable on all borrowings) and equity accounts of Glendale Federal to be assumed by the Issuer at their approximate respective fair values at June 30, 1998.

(b) Represents the issuance of the Notes, net of original issue discount.

(c) Assumes that all of the FNH Notes and Bank Preferred Stock are tendered in the Debt Tender Offers and the Bank Preferred Stock Tender Offers or that any Bank Preferred Stock not acquired in the Bank Preferred Stock Tender Offers is subsequently redeemed by the Issuer.

(d) Represents (i) a dividend to be made to Parent Holdings, representing the principal amount of the Parent Holdings Notes, (ii) the after-tax expenses related to the write-off of the deferred issuance costs on the outstanding FNH Notes, and (iii) the after-tax expenses related to the Debt Tender Offers, the Bank Preferred Stock Tender Offers and the Parent Holdings Defeasance.

                          THE REFINANCING TRANSACTIONS

     On August 6, 1998, the proceeds of the Offering were deposited with the Escrow Agent pursuant to an escrow agreement. On September 14, 1998, such funds were released from escrow, with approximately $552.2 million used to finance the Parent Holdings Defeasance and the balance delivered to the Issuer. Concurrently with such release, Golden State Financial, as the successor obligor following the Golden State Acquisition, gave a 30-day notice of redemption for all of the outstanding $455 million aggregate principal amount of the Parent Holdings Notes and irrevocably deposited in trust money or government obligations in an amount sufficient to pay the redemption price therefor, together with any accrued and unpaid interest to the date of redemption, for the purpose of defeasing the Parent Holdings Notes (the "Parent Holdings Defeasance"). The Parent Holdings Defeasance constituted "covenant defeasance" for purposes of the indenture governing the Parent Holdings Notes (the "Parent Holdings Notes Indenture"). As a result, Golden State Financial and its subsidiaries, including Golden State Holdings, are not required to comply with substantially all of the covenants and other obligations under the Parent Holdings Notes Indenture. All of the outstanding Parent Holdings Notes were redeemed on October 14, 1998.

     On September 14, 1998, Golden State Holdings commenced the Debt Tender Offers for all of its $200 million aggregate principal amount of 12 1/4% Senior Notes Due 2001 (the "FNH 12 1/4% Senior Notes"), its $140 million aggregate principal amount of 9 1/8% Senior Subordinated Notes Due 2003 (the "FNH 9 1/8% Senior Subordinated Notes") and its $575 million aggregate principal amount of 10 5/8% Senior Subordinated Notes Due 2003 (the "FNH 10 5/8% Senior Subordinated Notes" and, together with the FNH 12 1/4% Senior Notes and the FNH 9 1/8% Senior Subordinated Notes, the "FNH Notes"). Prior to commencing the Debt Tender Offers, the Issuer solicited and obtained the consent of the requisite holders of each series of the FNH Notes to certain amendments (the "Amendments") to the applicable indentures governing the FNH Notes (collectively, the "FNH Indentures"), and executed supplemental indentures to effect the Amendments. The Amendments eliminated certain restrictive covenants contained in the FNH Indentures. For a description of the current terms of the FNH Notes, see "Business--The Issuer--Sources of Funds--FNH 12 1/4% Senior Notes," "--FNH
9 1/8% Senior Subordinated Notes" and "--FNH 10 5/8% Senior Subordinated Notes." On September 17, 1998, Golden State Holdings purchased $137,445,000 aggregate principal amount of the FNH 12 1/4% Senior Notes, $109,555,000 aggregate principal amount of the FNH 9 1/8% Senior Subordinated Notes and $488,820,000 aggregate principal amount of the FNH 10 5/8% Senior Subordinated Notes tendered by Salomon Smith Barney Inc. in the FNH Debt Tender Offers. The Debt Tender Offers expired on October 14, 1998, and approximately $914.5 million principal amount of FNH Notes (including the FNH Notes purchased in September) were purchased pursuant thereto for an aggregate purchase price of approximately
$1.0 billion.

     On August 17, 1998, FNH commenced cash offers to purchase (the "Bank Preferred Stock Tender Offers") all of the Bank's 11 1/2% Noncumulative Perpetual Preferred Stock, Series C, par value $100 per share (the "11 1/2% Preferred Stock"), having an aggregate liquidation preference of approximately $300.7 million, and all of the Bank's 10 5/8% Noncumulative Perpetual Preferred Stock, Series B, par value $100 per share (the "10 5/8% Preferred Stock" and, together with the 11 1/2% Preferred Stock, the "Bank Preferred Stock"), having an aggregate liquidation preference of approximately $172.5 million. For a description of the terms of the Bank Preferred Stock, see "Business--The Issuer--Sources of Funds--11 1/2% Preferred Stock--Minority Interest" and
"--10 5/8% Preferred Stock--Minority Interest."

     The Bank Preferred Stock Tender Offer expired on September 14, 1998 and 222,721 shares of the 10 5/8% Preferred Stock, constituting approximately 13% of the shares of 10 5/8% Preferred Stock outstanding, and 995,437 shares of the 11 1/2% Preferred Stock, constituting approximately 33% of the shares of 11 1/2% Preferred Stock outstanding, were purchased by the Issuer (which assured FNH's payment obligations) pursuant thereto for an aggregate purchase price of approximately $135.8 million. Since the expiration of the Bank Preferred Stock Tender Offers, an additional 894,980 shares of the 10 5/8% Preferred Stock was redeemed and an additional 437,500 shares of the 11 1/2% Preferred Stock was redeemed. In total, approximately 65% and 48% of the 10 5/8% Preferred Stock and 11 1/2% Preferred Stock, respectively, were redeemed for an aggregate purchase price of approximately $279.2 million.

     The $0.2 million principal amount of FNH 12 1/4% Senior Notes that remain outstanding rank pari passu with the Notes and the $0.3 million principal amount of FNH 10 5/8% Senior Subordinated Notes that remain outstanding after the consummation of the Debt Tender Offers are subordinated in right of payment to the Notes.

     The Issuer may from time to time continue to purchase Bank Preferred Stock in one or more open market or privately negotiated transactions. The Issuer expects to purchase the outstanding Bank Preferred Stock not acquired in the Bank Preferred Stock Tender Offers or such other transactions once it becomes redeemable (April 1, 1999 in the case of the 10 5/8% Preferred Stock and September 1, 1999 in the case of the 11 1/2% Preferred Stock).

     As a result of the Refinancing Transactions (i) the interest expense at FNH, (ii) the interest expense at Parent Holdings (now Golden State) and (iii) the preferred stock dividend requirement of the Bank will be reduced as follows (in thousands):

                                                     PRE-TAX     AFTER-TAX
                                                     --------    ---------
Old Debt and Bank Preferred Stock:
  FNH Notes.......................................   $ 98,369    $  56,907
  Parent Holdings Notes...........................     56,875       32,902
  Bank Preferred Stock............................     52,912       52,912
                                                     --------    ---------
                                                      208,156      142,721

New Debt:
  Notes...........................................    140,910       81,516
                                                     --------    ---------
  Annual Savings..................................   $ 67,246    $  61,205
                                                     --------    ---------
                                                     --------    ---------

     The pro forma statements of income of the Issuer included elsewhere in this Prospectus do not include the reduction in interest expense relative to the Parent Holdings Notes, which is expected to increase annual pre-tax earnings at Parent Holdings by approximately $56.9 million. Prior to the Parent Holdings Defeasance, such interest expense had been financed by dividends from the Bank to FNH and from FNH to Parent Holdings. Annual interest expense of approximately $32.1 million (on a pre-tax basis) is included in pro forma earnings for the portion of the Notes that was used to refinance the Parent Holdings Notes.

     As a result of the Refinancing Transactions, the average life of the Notes is longer than the average life of the debt that was refinanced. As a result of the reduction in the consolidated Parent Holdings annual debt service, there is a greater opportunity for accumulation of retained earnings at the Bank level. Furthermore, the Debt Tender Offers and the Parent Holdings Defeasance eliminated all of the restrictive covenants contained in the FNH Indentures and the Parent Holdings Notes Indenture which would otherwise have precluded the assumption by Golden State Holdings of the Notes and otherwise limit certain activities of the Issuer and its subsidiaries, including the Bank. As a result of the Refinancing Transactions, the Issuer and its subsidiaries, including the Bank, have greater financial and operating flexibility.

     The following table illustrates the sources and uses of funds in the Refinancing Transactions (assuming that (i) 100% of the FNH Notes are acquired in the Debt Tender Offers and (ii) all outstanding Bank Preferred Stock is acquired in the Bank Preferred Stock Tender Offers or is subsequently purchased by the Issuer) (in thousands):

SOURCES OF FUNDS:
Sale of the Notes.................................   $1,993,919
Bank Dividend.....................................      122,923
                                                     ----------
                                                     $2,116,842
                                                     ----------
                                                     ----------
USES OF FUNDS:
Debt Tender Offers:
  FNH 12 1/4% Senior Notes........................   $  200,000
  FNH 9 1/8% Senior Subordinated Notes............      140,000
  FNH 10 5/8% Senior Subordinated Notes...........      575,000
Bank Preferred Stock Tender Offers:
  11 1/2% Preferred Stock.........................      300,730
  10 5/8% Preferred Stock.........................      172,500
Parent Holdings Defeasance........................      455,000
                                                     ----------
                                                      1,843,230
Expenses of the Refinancing Transactions..........      273,612
                                                     ----------
                                                     $2,116,842
                                                     ----------
                                                     ----------

     The Issuer financed the Debt Tender Offers, the Bank Preferred Stock Tender Offers and the Parent Holdings Defeasance with the net proceeds of the Offering and the Bank Dividend. The Offering, the Bank Dividend, the Debt Tender Offers, the Bank Preferred Stock Tender Offers and the Parent Holdings Defeasance are referred to collectively herein as the "Refinancing Transactions."

                            PRO FORMA FINANCIAL DATA

     The following pro forma financial data gives effect to the Golden State Acquisition, the CENFED Merger, the RedFed Merger and the Refinancing Transactions (assuming that (i) 100% of the FNH Notes were acquired in the Debt Tender Offers and (ii) all outstanding Bank Preferred Stock which was not acquired in the Bank Preferred Stock Tender Offers is subsequently purchased by the Issuer).

     The following pro forma financial data as of and for the six months ended June 30, 1998 are based on (i) the historical consolidated balance sheet of FNH giving effect to the Golden State Acquisition, the RedFed Merger and the Refinancing Transactions as if such transactions occurred on June 30, 1998, and
(ii) the historical consolidated statement of income of FNH for the six months ended June 30, 1998 giving effect to the Golden State Acquisition, the CENFED Merger, the RedFed Merger and the Refinancing Transactions as if such transactions occurred on January 1, 1997. The following pro forma financial data for the year ended December 31, 1997 is based on the historical consolidated statement of income of FNH for the year ended December 31, 1997 giving effect to the Golden State Acquisition, the CENFED Merger, the RedFed Merger and the Refinancing Transactions as if such transactions occurred on January 1, 1997. The Golden State Acquisition was consummated on September 11, 1998, the RedFed Merger occurred on July 11, 1998, and the CENFED Merger occurred on April 2, 1998. However, for purposes of computing the purchase price, the daily volume weighted average price of Golden State common stock and the Litigation Tracking Warrants(Trademark) for the three days ended September 10, 1998 was used, as such prices are considered to provide more relevant information to investors. See Note B. For purposes of pro forma presentation, Glendale Federal's consolidated statements of operations have been recast to conform to the calendar year end used by FNH. The pro forma adjustments are based on available information and upon certain assumptions that management believes are reasonable under the circumstances. The Golden State Acquisition, the CENFED Merger and the RedFed Merger are accounted for under the purchase method of accounting. Under this method of accounting, the purchase price has been allocated to the assets and liabilities acquired based on preliminary estimates of fair value. The actual fair value is determined as of the consummation of the Golden State Acquisition. The pro forma financial data do not necessarily reflect the results of operations or the financial position of the Issuer that actually would have resulted had the Golden State Acquisition, the CENFED Merger, the RedFed Merger and the Refinancing Transactions occurred at the dates indicated, or project the results of operations or financial position of the Issuer for any future date or period.

     The pro forma financial data should be read in conjunction with the Consolidated Financial Statements of FNH and the notes thereto, and the Consolidated Financial Statements of Glendale Federal and the notes thereto, included elsewhere in this Prospectus. See "Selected Historical Financial Data."

                             GOLDEN STATE HOLDINGS
              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              AS OF JUNE 30, 1998
                             (DOLLARS IN THOUSANDS)

                                                                         GOLDEN STATE    PRO FORMA    REFINANCING
                                            GLENDALE                     ACQUISITION      BEFORE      TRANSACTIONS
                               FNH          FEDERAL                      ADJUSTMENTS    REFINANCING   ADJUSTMENTS     PRO FORMA
                           (HISTORICAL)   (HISTORICAL)    REDFED(1)       (NOTE D)      TRANSACTIONS   (NOTE G)       COMBINED
                           ------------   ------------   -------------   ------------   -----------   ------------   -----------
          ASSETS
Cash and amounts due from
  banks................... $    345,921   $    289,978    $    71,197      $     --     $   707,096    $  (45,002)   $   662,094
Federal funds sold and
  assets purchased under
  resale agreements.......           --        172,000             --            --         172,000            --        172,000
Other investments.........      879,071        128,308          7,997            --       1,015,376            --      1,015,376
Loans receivable, net.....   20,351,922     13,774,580        910,718         6,807      35,044,027            --     35,044,027
Mortgage-backed
  securities, net.........    9,180,282      2,375,363         10,242         6,962      11,572,849            --     11,572,849
Real estate held for sale
  or investment...........           --          6,327             --            --           6,327            --          6,327
Real estate acquired in
  settlement of loans.....       64,892         37,393          6,716            --         109,001            --        109,001
Investment in capital
  stock of FHLB, at
  cost....................      540,127        300,339          9,734            --         850,200            --        850,200
Mortgage servicing
  assets .................      669,056        243,314             --        54,243         966,613            --        966,613
Goodwill and other
  intangible assets.......      656,177        180,463         48,767        61,875         947,282            --        947,282
Other assets..............    1,348,509        587,331         28,054       184,446       2,148,340       (28,847)     2,158,076
                                                                                                           28,625
                                                                                                            9,958
                           ------------   ------------    -----------      --------     -----------    ----------    -----------
                           $ 34,035,957   $ 18,095,396    $ 1,093,425      $314,333     $53,539,111    $  (35,266)   $53,503,845
                           ------------   ------------    -----------      --------     -----------    ----------    -----------
                           ------------   ------------    -----------      --------     -----------    ----------    -----------
  LIABILITIES, MINORITY
        INTEREST AND
    STOCKHOLDER'S EQUITY
Deposits.................. $ 16,044,288   $ 10,701,157    $   864,861      $  2,588     $27,612,894    $       --    $27,612,894
Securities sold under
  agreements to
  repurchase..............    2,861,604        175,551             --            --       3,037,155            --      3,037,155
Borrowings from the FHLB..   10,993,707      5,613,458         70,079         1,194      16,678,438            --     16,678,438
Other borrowings..........    1,282,580             70          8,693           993       1,292,336      (915,000)     2,371,255
                                                                                                        2,000,000
                                                                                                           (6,081)
Other liabilities.........      729,131        326,761          1,226       563,578       1,620,696       (12,159)     1,621,765
                                                                                                           13,228
Minority interest.........      986,296             --             --            --         986,296      (486,458)       499,838
Stockholder's equity......    1,138,351      1,278,399        148,566      (254,020)      2,311,296      (134,600)     1,682,500
                                                                                                         (494,196)
                           ------------   ------------    -----------      --------     -----------    ----------    -----------
                           $ 34,035,957   $ 18,095,396    $ 1,093,425      $314,333     $53,539,111    $  (35,266)   $53,503,845
                           ------------   ------------    -----------      --------     -----------    ----------    -----------
                           ------------   ------------    -----------      --------     -----------    ----------    -----------

------------------
(1) Represents the RedFed Merger, accounted for as a purchase, together with related pro forma purchase accounting adjustments.

   See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

                             GOLDEN STATE HOLDINGS
           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                             (DOLLARS IN THOUSANDS)

                                                                         GOLDEN STATE    PRO FORMA     REFINANCING
                                           GLENDALE                      ACQUISITION      BEFORE       TRANSACTIONS
                               FNH         FEDERAL       CENFED AND      ADJUSTMENTS    REFINANCING    ADJUSTMENTS    PRO FORMA
                           (HISTORICAL)   (HISTORICAL)   REDFED(1)        (NOTE D)      TRANSACTIONS    (NOTE G)       COMBINED
                           ------------   ------------   -------------   ------------   ------------   ------------   ----------
Interest income..........   $1,091,523      $581,626        $85,568        $ (5,129)     $1,753,588      $ (1,238)    $1,752,350
Interest expense.........      752,596       353,826         49,745          (1,616)      1,154,551       (49,185)     1,176,639
                                                                                                           70,455
                                                                                                              818
                            ----------      --------        -------        --------      ----------      --------     ----------
  Net interest income....      338,927       227,800         35,823          (3,513)        599,037       (23,326)       575,711
Provision for loan
  losses.................       20,000        (3,721)           804              --          17,083            --         17,083
                            ----------      --------        -------        --------      ----------      --------     ----------
  Net interest income
    after provision for
    loan losses..........      318,927       231,521         35,019          (3,513)        581,954       (23,326)       558,628
Other income:
  Fee income.............       71,363        48,357          5,002          (4,068)        120,654            --        120,654
  Gain (loss) on sale of
    loans, net...........       36,124           796             --              --          36,920            --         36,920
  Gain on sale of
    mortgage-backed
    securities, net......           --         4,430            725              --           5,155            --          5,155
  Other income, net......       62,685           209            158              --          63,052            --         63,052
                            ----------      --------        -------        --------      ----------      --------     ----------
    Total other income...      170,172        53,792          5,885          (4,068)        225,781            --        225,781
Other expenses:
  Compensation and
    employee benefits....      127,620        70,449         18,333              --         216,402            --        216,402
  Occupancy expense,
    net..................       41,406        16,887          2,606              --          60,899            --         60,899
  Regulatory insurance...        5,054         4,015            586              --           9,655            --          9,655
  Advertising and
    promotion............        9,914        10,434            385              --          20,733            --         20,733
  Furniture, fixtures and
    equipment............           --         8,109             --              --           8,109            --          8,109
  Other general and
    administrative
    expenses.............       99,611        40,288          8,518              --         148,417        (3,336)       147,835
                                                                                                            2,754
                            ----------      --------        -------        --------      ----------      --------     ----------
    Total general and
      administrative
      expenses...........      283,605       150,182         30,428              --         464,215          (582)       463,633
  Restructuring
    charges..............           --         4,452          3,761              --           8,213            --          8,213
  Legal expense--goodwill
    lawsuit..............           --         9,068             --              --           9,068            --          9,068
  Operations of real
    estate held for sale
    or investment........           --            46             --              --              46            --             46
  Operations of real
    estate acquired in
    settlement of
    loans................       (5,138)       (4,329)         2,415              --          (7,052)           --         (7,052)
  Amortization of
    goodwill and other
    intangible assets....       23,229         5,052          4,880           2,063          35,224            --         35,224
                            ----------      --------        -------        --------      ----------      --------     ----------
    Total other
      expense............      301,696       164,471         41,484           2,063         509,714          (582)       509,132
Earnings (loss) before
  income tax provision
  (benefit)..............      187,403       120,842           (580)         (9,644)        298,021       (22,744)       275,277
Income tax provision
  (benefit)..............     (221,134)       49,195           (120)         56,415 (2)    (115,644)       (9,552)(4)   (125,196)
                            ----------      --------        -------        --------      ----------      --------     ----------
Earnings (loss) before
  minority interest......      408,537        71,647           (460)        (66,059)        413,665       (13,192)       400,473
Minority interest........       45,614            --             --          (6,666)(3)      38,948       (26,456)(5)     12,492
                            ----------      --------        -------        --------      ----------      --------     ----------
  Net earnings (loss)....   $  362,923      $ 71,647        $  (460)       $(59,393)     $  374,717      $ 13,264 (6) $  387,981 (7)
                            ----------      --------        -------        --------      ----------      --------     ----------
                            ----------      --------        -------        --------      ----------      --------     ----------
Memo Item:
Common dividends
  necessary for debt
  service on the Parent
  Holdings Notes.........   $   28,438            --             --              --      $   28,438      $(28,438)            --
Effective tax rate.......        12.78%          N/A            N/A             N/A           42.15%           --          42.15%

                                                        (Footnotes on next page)

   See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

                             GOLDEN STATE HOLDINGS
    UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME--(CONTINUED)
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                             (DOLLARS IN THOUSANDS)

(Footnotes from previous page)
------------------
(1) Represents the CENFED Merger and/or the RedFed Merger, each accounted for as a purchase, together with related pro forma purchase accounting adjustments.

(2) The adjustment to income tax expense includes adjustments for nondeductible goodwill amortization and to adjust FNH's historical effective tax rate to 42%.

(3) Reflects a 42% effective tax rate related to the REIT Preferred Stock.

(4) Represents tax expense at 42% related to pro forma refinancing adjustments.

(5) Represents historical dividends paid related to the Bank Preferred Stock. On July 24, 1997, Glendale Federal was reorganized into a holding company structure which resulted in Glendale Federal becoming a wholly owned subsidiary of Golden State. As part of the reorganization Golden State issued its preferred stock in exchange for the Glendale Federal preferred stock with substantially the same terms. Therefore, preferred stock dividends declared by Glendale Federal after the reorganization have not been reported.

(6) Does not reflect the interest expense savings of approximately
    $28.4 million (pre-tax) for the six months ended June 30, 1998 relating to the Parent Holdings Notes. In addition, does not reflect the extraordinary loss that will be realized as a result of the Refinancing Transactions. See Note G to the Unaudited Pro Forma Financial Statements.

(7) Pro forma combined net earnings for the six months ended June 30, 1998 includes the recognition of a $250 million tax benefit, representing a reduction in the valuation allowance established against FNH's deferred tax asset. If this $250 million tax benefit is not considered, net earnings for the six months ended June 30, 1998 would be as follows (in thousands):

FNH (Historical)......................................................   $112,923
Pro Forma before Refinancing Transactions.............................    124,717
Pro Forma Combined....................................................    137,981

   See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

                             GOLDEN STATE HOLDINGS
           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

                                                                        GOLDEN
                                                                        STATE          PRO FORMA     REFINANCING
                                            GLENDALE       CENFED     ACQUISITION       BEFORE       TRANSACTIONS
                                FNH          FEDERAL         AND      ADJUSTMENTS     REFINANCING    ADJUSTMENTS      PRO FORMA
                            (HISTORICAL)   (HISTORICAL)   REDFED(1)    (NOTE D)       TRANSACTIONS    (NOTE G)         COMBINED
                            ------------   ------------   ---------   -----------     ------------   ------------     ----------
Interest income...........   $2,127,490     $1,121,021    $236,033     $ (10,256)      $3,474,288      $ (2,475)      $3,471,813
Interest expense..........    1,440,804        711,807     147,953        (3,231)       2,297,333       (98,369)       2,341,510
                                                                                                        140,910
                                                                                                          1,636
                             ----------     ----------    ---------    ---------       ----------      --------       ----------
  Net interest income.....      686,686        409,214      88,080        (7,025)       1,176,955       (46,652)       1,130,303
Provision for loan
  losses..................       79,800         12,015       7,139            --           98,954            --           98,954
                             ----------     ----------    ---------    ---------       ----------      --------       ----------
  Net interest income
    after provision for
    loan losses...........      606,886        397,199      80,941        (7,025)       1,078,001       (46,652)       1,031,349
Other income:
  Fee income..............      143,919         96,867      13,904        (8,136)         246,554            --          246,554
  Gain (loss) on sale of
    loans, net............       24,721           (363)         16            --           24,374            --           24,374
  Gain on sale of
    mortgage-backed
    securities, net.......           --           (226)      2,029            --            1,803            --            1,803
  Other income, net.......      171,054          1,217       1,249            --          173,520            --          173,520
                             ----------     ----------    ---------    ---------       ----------      --------       ----------
    Total other income....      339,694         97,495      17,198        (8,136)         446,251            --          446,251
Other expenses:
  Compensation and
    employee benefits.....      256,448        124,693      29,450            --          410,591            --          410,591
  Occupancy expense,
    net...................       81,914         33,468      12,832            --          128,214            --          128,214
  Regulatory insurance....       10,680          8,949       2,433            --           22,062            --           22,062
  Advertising and
    promotion.............       20,186         22,708       2,146            --           45,040            --           45,040
  Furniture, fixtures and
    equipment.............           --         13,649          --            --           13,649            --           13,649
  Other general and
    administrative
    expenses..............      233,642         71,221       9,719            --          314,582        (6,672)         313,417
                                                                                                          5,507
                             ----------     ----------    ---------    ---------       ----------      --------       ----------
    Total general and
      administrative
      expenses............      602,870        274,688      56,580            --          934,138        (1,165)         932,973
  SAIF special
    assessment............           --         (3,153)         --            --           (3,153)           --           (3,153)
  Legal expense--goodwill
    lawsuit...............           --         28,517          --            --           28,517            --           28,517
  Operations of real
    estate held for
    investment............           --           (387)         --            --             (387)           --             (387)
  Operations of real
    estate acquired in
    settlement of loans...       (3,304)         4,021       2,745            --            3,462            --            3,462
  Restructuring charges...           --          2,487         397            --            2,884            --            2,884
  Amortization of goodwill
    and other intangible
    assets................       49,153          7,056       9,733         4,125           70,067            --           70,067
                             ----------     ----------    ---------    ---------       ----------      --------       ----------
    Total other expense...      648,719        313,229      69,455         4,125        1,035,528        (1,165)       1,034,363
Earnings (loss) before
  income tax provision
  (benefit)...............      297,861        181,465      28,684       (19,286)         488,724       (45,487)         443,237
Income tax provision
  (benefit)...............       47,148         76,851      10,063        92,230 (2)      226,292       (19,105)(4)      207,187
                             ----------     ----------    ---------    ---------       ----------      --------       ----------
Earnings (loss) before
  minority interest.......      250,713        104,614      18,621      (111,516)         262,432       (26,382)         236,050
Minority interest.........       89,344             --          --       (12,331)(3)       77,013       (52,912)(5)       24,101
                             ----------     ----------    ---------    ---------       ----------      --------       ----------
Net earnings (loss).......   $  161,369     $  104,614    $ 18,621     $ (99,185)      $  185,419      $ 26,530 (6)   $  211,949
                             ----------     ----------    ---------    ---------       ----------      --------       ----------
                             ----------     ----------    ---------    ---------       ----------      --------       ----------
Memo Item:
Common dividends necessary
  for debt service on the
  Parent Holdings Notes...   $   56,875             --          --            --       $   56,875      $(56,875)              --
Effective tax rate........        12.78%           N/A         N/A           N/A            42.15%          N/A            42.15%

                                                        (Footnotes on next page)

   See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

                             GOLDEN STATE HOLDINGS
    UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME--(CONTINUED)
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

(Footnotes from previous page)
------------------
(1) Represents the CENFED Merger and the RedFed Merger, each accounted for as a purchase, together with related pro forma purchase accounting adjustments.

(2) The adjustment to income tax expense includes adjustments for nondeductible goodwill amortization and to adjust FNH's historical effective tax rate to 42%.

(3) Reflects a 42% effective tax rate related to the REIT Preferred Stock.

(4) Represents tax expense at 42% related to pro forma refinancing adjustments.

(5) Represents historical dividends paid related to the Bank Preferred Stock. On July 24, 1997, Glendale Federal was reorganized into a holding company structure which resulted in Glendale Federal becoming a wholly owned subsidiary of Golden State. As part of the reorganization Golden State issued its preferred stock in exchange for the Glendale Federal preferred stock with substantially the same terms. Therefore, preferred stock dividends declared by Glendale Federal after the reorganization have not been reported.

(6) Does not reflect the interest expense savings of approximately
    $56.9 million (pre-tax) for the year ended December 31, 1997 relating to the Parent Holdings Notes. In addition, does not reflect the extraordinary loss that will be realized as a result of the Refinancing Transactions. See
    Note G to the Unaudited Pro Forma Financial Statements.

   See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

                             GOLDEN STATE HOLDINGS
                          NOTES TO UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS
            AS OF JUNE 30, 1998 AND FOR THE SIX MONTHS AND THE YEAR
            ENDED JUNE 30, 1998 AND DECEMBER 31, 1997, RESPECTIVELY
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE A: BASIS OF PRESENTATION

     The Unaudited Pro Forma Condensed Combined Balance Sheet combines the historical consolidated balance sheets of Glendale Federal and FNH as of June 30, 1998, as if the Golden State Acquisition, the RedFed Merger and the Refinancing Transactions were consummated on June 30, 1998. The Unaudited Pro Forma Condensed Combined Statement of Income for the six months ended June 30, 1998 combines the historical consolidated statements of income of Glendale Federal and FNH for the six months ended June 30, 1998, as if the Golden State Acquisition, the RedFed Merger, the CENFED Merger and the Refinancing Transactions were consummated on January 1, 1997. The Unaudited Pro Forma Condensed Combined Statement of Income for the year ended December 31, 1997 combines the historical statements of income of Glendale Federal and FNH as if the Golden State Acquisition, the RedFed Merger, the CENFED Merger and the Refinancing Transactions were consummated on January 1, 1997. Certain items in the unaudited pro forma condensed combined financial statements related to FNH have been reclassified to conform to the Glendale Federal presentation.

     The Golden State Acquisition will be accounted for using the "purchase" method of accounting. Glendale Federal is treated as the acquired corporation for financial reporting purposes. Glendale Federal's assets, liabilities, and other items will be adjusted to their estimated fair value at the closing date of the Golden State Acquisition and combined with the historical book values of the assets and liabilities of FNH. Applicable income tax effects of such adjustments are included as a component of the combined entity's deferred tax asset/liability. The difference between the estimated fair value of the assets, liabilities and other items, adjusted as discussed above, and the purchase price, is recorded as goodwill.

     For purposes of the Unaudited Pro Forma Condensed Combined Financial Statements, estimates relating to the fair value of certain assets, liabilities and other items have been made as of June 30, 1998. However, for purposes of computing the purchase price, the daily volume weighted average price of Golden State common stock and the Litigation Tracking Warrants(Trademark) for the three days ended September 10, 1998 was used, as such prices are considered to provide more relevant information to investors. See Note B. Actual adjustments will be made on the basis of actual assets, liabilities and other items as of the date of the respective mergers on the basis of appraisals and evaluations made as of that time and, therefore, actual fair value amounts are expected to differ from those reflected in the Unaudited Pro Forma Condensed Combined Financial Statements.

     It should be noted that management's expectations of cost savings and other operating efficiencies are not reflected in the Unaudited Pro Forma Condensed Combined Financial Statements. Further, it should be noted that net interest income may increase or decrease from historical levels based upon changes in the shape of the yield curve and current market conditions. The pro forma financial data do not necessarily reflect the results of operations or the financial position of the Issuer that actually would have resulted had the Golden State Acquisition, the CENFED Merger, the RedFed Merger and the Refinancing Transactions occurred at the dates indicated, or project the results of operations or financial position of the Issuer for any future date or period.

NOTE B: PURCHASE PRICE

     The terms of the Merger Agreement call for the existing Golden State stockholders to own 58% of the common stock of the combined entity outstanding, immediately after giving effect to the Golden State Acquisition, on a fully-diluted basis (without giving effect to shares issuable pursuant to the Litigation Tracking Warrants(Trademark) or the issuance of Contingent Shares). The Merger Agreement also provides for the contingent issuance to First Gibraltar Holdings and Hunter's Glen of additional shares of Golden State Common Stock in connection with (i) the use by Golden State of certain tax benefits of Parent Holdings and the realization of certain other potential tax benefits and liabilities of Golden State and Parent Holdings and (ii) the receipt by the

                             GOLDEN STATE HOLDINGS
                          NOTES TO UNAUDITED PRO FORMA
              CONDENSED COMBINED FINANCIAL STATEMENTS--(CONTINUED)
            AS OF JUNE 30, 1998 AND FOR THE SIX MONTHS AND THE YEAR
            ENDED JUNE 30, 1998 AND DECEMBER 31, 1997, RESPECTIVELY
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE B: PURCHASE PRICE--(CONTINUED)

combined company of a net after-tax recovery in certain litigation, including a portion of the net recovery, if any, in the California Federal Goodwill Litigation against the United States government.

     Using the daily volume weighted average price of $18.875 and $4.776 for the fully diluted Golden State common stock and Litigation Tracking Warrants(Trademark), respectively, for the three days ended September 10, 1998, Golden State's fully diluted outstanding shares, as of June 30, 1998, applying the treasury method under Statement of Financial Accounting Standards No. 128, "Earnings Per Share," as required by the Merger Agreement, would be as follows:

Golden State
  Common shares outstanding as of June 30, 1998.............    55,485,151
  Treasury shares to be issued as part of RedFed Merger.....     4,565,534
  Shares issuable pursuant to outstanding Series A Preferred
     Stock convertible to common stock (i)..................    11,099,721
  Shares issuable pursuant to outstanding 5 Year Warrants on
     common stock (ii)......................................         1,278
  Shares issuable pursuant to outstanding 7 Year Warrants on
     common stock (iii).....................................     5,305,443
  Shares issuable pursuant to outstanding Stock Options on
     common stock (iv)......................................       581,900
                                                               -----------
Total--fully diluted outstanding shares.....................    77,039,027
                                                               -----------
                                                               -----------

------------------
(i) Based on 4,617,484 shares, each convertible into 2.404 shares of Golden State Common Stock.
(ii) Warrants convertible at an exchange rate of 10 warrants for one share of Golden State Common Stock.
(iii) 10,769,807 warrants with $12.00 exercise price per warrant.
(iv) Based on 2,778,508 stock options with a weighted average exercise price per share of Golden State Common Stock of $15.111.

Purchase Price:
  Number of Golden State fully diluted outstanding shares...   77,039,027
  Price per share...........................................    x $18.875
                                                               ----------
     Purchase price.........................................   $1,454,112
                                                               ----------
                                                               ----------

NOTE C: PURCHASE ACCOUNTING ADJUSTMENTS

Golden State stockholders' equity, giving effect to the
  RedFed Merger.............................................   $1,375,497
Goodwill due to the Golden State Acquisition (Note D).......       61,875
Fair value adjustments, net of taxes (Note D)...............       36,677
Golden State Acquisition costs, net of taxes (Note E).......      (84,867)
Goodwill litigation proceeds participation (Note F).........       64,930
                                                               ----------
  Total purchase price......................................   $1,454,112
                                                               ----------
                                                               ----------

                             GOLDEN STATE HOLDINGS
                          NOTES TO UNAUDITED PRO FORMA
              CONDENSED COMBINED FINANCIAL STATEMENTS--(CONTINUED)
            AS OF JUNE 30, 1998 AND FOR THE SIX MONTHS AND THE YEAR
            ENDED JUNE 30, 1998 AND DECEMBER 31, 1997, RESPECTIVELY
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE D: PURCHASE ACCOUNTING ADJUSTMENTS

     The estimated purchase accounting adjustments relating to the Golden State Acquisition are detailed below:

                                INTEREST-    MORTGAGE                            INTEREST-
                                 EARNING     SERVICING                OTHER       BEARING         OTHER        STOCKHOLDER'S
                                 ASSETS       ASSETS     GOODWILL     ASSETS     LIABILITIES    LIABILITIES      EQUITY
                                ---------    --------    --------    --------    -----------    -----------    -------------
Purchase price in excess of
  Golden State's net
  stockholders' equity,
  giving effect to the RedFed
  Merger.....................   $      --    $    --     $ 78,615    $     --      $    --       $      --       $  78,615
Fair value adjustments, net
  of taxes...................      13,769     54,243      (36,677)         --        4,775          26,560              --
Golden State Acquisition
  costs, net of taxes
  (Note E)...................          --         --       84,867      41,433           --         126,300              --
Other integration costs, net
  of taxes (Note E)..........          --         --           --      31,065           --          73,700         (42,635)
Value of Golden State
  Holdings' retained
  participation in the
  Glendale Goodwill
  Litigation after issuance
  of the Litigation Tracking
  Warrants(Trademark)
  (Note F)...................          --         --      (64,930)    111,948           --          47,018              --
Dividend of tax benefits to
  First Gibraltar Holdings as
  a result of deconsolidation
  caused by the Golden State
  Acquisition................          --         --           --          --           --         290,000        (290,000)
                                ---------    --------    --------    --------      -------       ---------       ---------
                                $  13,769    $54,243     $ 61,875    $184,446      $ 4,775       $ 563,578       $(254,020)
                                ---------    --------    --------    --------      -------       ---------       ---------
                                ---------    --------    --------    --------      -------       ---------       ---------
Increase/(decrease) in
  pre-tax earnings for:                                                                                              TOTAL
                                                                                                                 ---------
Six months ended June 30,
  1998.......................   $  (5,129)   $(4,068)    $ (2,063)   $     --      $ 1,616       $      --       $  (9,644)
                                                                                                                 ---------
                                                                                                                 ---------
Year ended December 31,
  1997.......................   $ (10,256)   $(8,136)    $ (4,125)   $     --      $ 3,231       $      --       $ (19,286)
                                                                                                                 ---------
                                                                                                                 ---------

                                                                  INCREASE/(DECREASE) IN PRE-TAX EARNINGS
                                             ----------------------------------------------------------------------------------
                                                   SIX MONTHS                                     YEAR
                                                      ENDED                                      ENDED
                                  AMOUNT          JUNE 30, 1998                            DECEMBER 31, 1997
                                 --------    ---------------------------------------    ---------------------------------------
Interest-earning assets:
  Loans receivable, net.......   $  6,807                    $(4,144)                                  $  (8,287)
  Mortgage-backed
    securities................      6,962                       (985)                                     (1,969)
                                 --------                    -------                                   ---------
                                 $ 13,769                    $(5,129)                                  $ (10,256)
                                 --------                    -------                                   ---------
                                 --------                    -------                                   ---------
Interest-bearing liabilities
  Deposits....................   $  2,588                    $   599                                   $   1,198
  Borrowings from the FHLB....      1,194                        520                                       1,040
  Other borrowings............        993                        497                                         993
                                 --------                    -------                                   ---------
                                 $  4,775                    $ 1,616                                   $   3,231
                                 --------                    -------                                   ---------
                                 --------                    -------                                   ---------

                             GOLDEN STATE HOLDINGS
                          NOTES TO UNAUDITED PRO FORMA
              CONDENSED COMBINED FINANCIAL STATEMENTS--(CONTINUED)
            AS OF JUNE 30, 1998 AND FOR THE SIX MONTHS AND THE YEAR
            ENDED JUNE 30, 1998 AND DECEMBER 31, 1997, RESPECTIVELY
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE D: PURCHASE ACCOUNTING ADJUSTMENTS--(CONTINUED)

     Premiums relating to mortgage-backed securities and loans receivable are amortized to interest income using an interest method over the weighted average life of the related asset. The premium on mortgage servicing assets is amortized in proportion to, and over the period of, estimated net servicing income. Goodwill is amortized on a straight line basis over fifteen years. Premiums relating to deposits and borrowings are amortized to interest expense using an interest method over the weighted average life of the related liability.

NOTE E: MERGER AND INTEGRATION COSTS

     The table below reflects the Issuer's current estimate, for purposes of pro forma presentation, of the aggregate merger and integration costs, net of taxes, expected to be incurred in connection with the Golden State Acquisition. While a portion of these costs may be required to be recognized in the combined entity's results of operations as incurred, the current estimate of these costs has been reflected in the pro forma condensed combined statement of financial condition to disclose the effect of these activities on the Issuer's pro forma condensed combined financial position.

                                                                 RELATED
                                                      GROSS        TAX        NET
                                                      COSTS      BENEFIT     COSTS
                                                     --------    -------    --------
Merger costs:
  Severance costs.................................   $ 55,000    $23,183    $ 31,817
  Contract termination costs......................     23,100      9,737      13,363
  Investment banking, legal and other professional
     fees.........................................     40,000      5,058      34,942
  Benefit plan termination costs..................      5,000      2,107       2,893
  Branch consolidation costs......................      3,200      1,348       1,852
                                                     --------    -------    --------
     Subtotal--merger costs included in the
       allocation of the purchase price...........    126,300     41,433      84,867
                                                     --------    -------    --------
Other integration costs:
  Conversion costs................................     27,900     11,760      16,140
  Branch consolidation costs......................      9,600      4,046       5,554
  Transition staffing expenses....................     17,000      7,166       9,834
  Officer benefits................................     10,000      4,215       5,785
  Other costs.....................................      9,200      3,878       5,322
                                                     --------    -------    --------
     Subtotal--other integration costs reflected
       as an adjustment to stockholders' equity...     73,700     31,065      42,635
                                                     --------    -------    --------
Total merger and integration costs................   $200,000    $72,498    $127,502
                                                     --------    -------    --------
                                                     --------    -------    --------

     The classification of merger and integration costs between costs included in the allocation of purchase price and those to be recognized in the combined entity's results of operations was determined based on the criteria established under Emerging Issues Task Force Issue No. 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination." Where there is a dual classification of costs, for instance branch consolidation costs, the costs included in the allocation of the purchase price are attributable to activities of Glendale Federal, while costs recognized in the results of operations represent costs attributable to activities of California Federal.

     The Issuer's cost estimates are forward looking statements. While the costs represent management's current estimate of merger and integration costs that will be incurred, the ultimate level and timing of recognition of such costs will be based on the final merger and integration plan to be completed in the coming months; the types and amounts of actual costs incurred could vary materially from these estimates if future developments differ from the underlying assumptions used by management in determining its current estimate of these costs.

                             GOLDEN STATE HOLDINGS
                          NOTES TO UNAUDITED PRO FORMA
              CONDENSED COMBINED FINANCIAL STATEMENTS--(CONTINUED)
            AS OF JUNE 30, 1998 AND FOR THE SIX MONTHS AND THE YEAR
            ENDED JUNE 30, 1998 AND DECEMBER 31, 1997, RESPECTIVELY
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE F: LITIGATION TRACKING WARRANTS(TRADEMARK)

     Represents the estimated fair value of the 15% interest in the after-tax recovery, if any, in the Glendale Goodwill Litigation to be excluded in calculating the number of shares issuable upon exercise of the Litigation Tracking Warrants(Trademark), as follows:

Fully diluted Litigation Tracking
  Warrants(Trademark) outstanding as of June 30,
  1998............................................    77,039,027
Daily volume weighted average price of Litigation
  Tracking Warrants(Trademark) for the three days
  ended September 10, 1998........................   $     4.776
                                                     -----------
Market value of Litigation Tracking
  Warrants(Trademark).............................   $   367,938
Percent of Goodwill Litigation owned by Litigation
  Tracking Warrants(Trademark) holders............            85%
                                                     -----------
Total market value of Glendale Goodwill
  Litigation......................................   $   432,869
Percent of Glendale Goodwill Litigation owned by
  Golden State Holdings...........................            15%
                                                     -----------
Estimated fair value of Glendale Goodwill
  Litigation owned by Golden State Holdings.......   $    64,930
                                                     -----------
                                                     -----------

     The amount of the litigation proceeds reflected above is provided for illustrative purposes only. Such amount does not necessarily represent management's evaluation of the likely outcome of the Glendale Goodwill Litigation.

NOTE G: REFINANCING TRANSACTIONS ADJUSTMENTS

     In connection with the Refinancing Transactions, Golden State Holdings has completed cash tender offers for the following issues of debt and preferred stock and, following such tender offers, will redeem any debt or preferred stock which is not tendered or otherwise purchased in open market or privately negotiated transactions:

                                                                                  IMPACT ON PRE-TAX EARNINGS
                                                                   --------------------------------------------------------
                                            BALANCE 6/30/98         SIX MONTHS ENDED 6/30/98        YEAR ENDED 12/31/97
                                        -----------------------    --------------------------    --------------------------
                                        PRINCIPAL/     DEFERRED    INTEREST    AMORTIZATION      INTEREST    AMORTIZATION
                                        LIQUIDATION    ISSUANCE    EXPENSE/    OF DEFERRED       EXPENSE/    OF DEFERRED
                                        PREFERENCE      COSTS      DIVIDEND    ISSUANCE COSTS    DIVIDEND    ISSUANCE COSTS
                                        -----------    --------    --------    --------------    --------    --------------
FNH 12 1/4% Senior Notes.............    $ 200,000     $  9,704    $ 12,250        $1,482        $ 24,500        $2,964
FNH 9 1/8% Senior Subordinated
  Notes..............................      140,000        4,457       6,388           426          12,775           852
FNH 10 5/8% Senior Subordinated
  Notes..............................      575,000       14,686      30,547         1,428          61,094         2,856
                                         ---------     --------    --------        ------        --------        ------
Total Debt Reduction.................    $ 915,000     $ 28,847    $ 49,185        $3,336        $ 98,369        $6,672
                                         ---------     --------    --------        ------        --------        ------
                                         ---------     --------    --------        ------        --------        ------
11 1/2% Preferred Stock..............    $ 300,730                 $ 17,292                      $ 34,584
10 5/8% Preferred Stock..............      172,500                    9,164                        18,328
  plus: Accrued and Unpaid
     Dividends.......................       13,228                       --                            --
                                         ---------                 --------                      --------
Total Preferred Stock Reduction
  (Minority Interest)................    $ 486,458                 $ 26,456                      $ 52,912
                                         ---------                 --------                      --------
                                         ---------                 --------                      --------

     The deferred issuance costs reflected above, net of tax of approximately $12,159, will be written off as part of the Refinancing Transactions. These items and the tender premiums paid will be reflected as an extraordinary item--early extinguishment of debt on Golden State Holdings' financial statements in an amount totalling approximately $134,600 on an after-tax basis.

                             GOLDEN STATE HOLDINGS
                          NOTES TO UNAUDITED PRO FORMA
              CONDENSED COMBINED FINANCIAL STATEMENTS--(CONTINUED)
            AS OF JUNE 30, 1998 AND FOR THE SIX MONTHS AND THE YEAR
            ENDED JUNE 30, 1998 AND DECEMBER 31, 1997, RESPECTIVELY
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE G: REFINANCING TRANSACTIONS ADJUSTMENTS--(CONTINUED)

     The following debt was issued:

                                                                               IMPACT ON PRE-TAX EARNINGS
                                                                 ------------------------------------------------------
                                                                  SIX MONTHS ENDED 6/30/98       YEAR ENDED 12/31/97
                                                                 --------------------------   -------------------------
                                                    DEFERRED                 AMORTIZATION                AMORTIZATION
                                                    ISSUANCE     INTEREST    OF DEFERRED      INTEREST   OF DEFERRED
                                       PRINCIPAL     COSTS       EXPENSE     ISSUANCE COSTS   EXPENSE    ISSUANCE COSTS
                                       ----------   --------     -------     --------------   --------   --------------
Total Notes in multiple-tranche
  transaction; 7.0455% aggregate
  yield, net of original issue
  discount of $6,081.................  $1,993,919   $ 28,625     $70,455         $2,754       $140,910       $5,507

     The use of proceeds from the Refinancing Transactions is estimated as follows:

Sale of the Notes.................................               $ 1,993,919

Tender Offers:
  FNH 12 1/4% Senior Notes........................   $200,000
  FNH 9 1/8% Senior Subordinated Notes............    140,000
  FNH 10 5/8% Senior Subordinated Notes...........    575,000
  11 1/2% Preferred Stock.........................    300,730
  10 5/8% Preferred Stock.........................    172,500     (1,388,230)
                                                     --------
Redemption and Defeasance:
  Parent Holdings Notes...........................                  (455,000)
  Tender and Make-Whole Premiums, Fees and Other
     Expenses (net of taxes)......................                  (195,691)
                                                                 -----------
Net cash payment to be made from Golden State
  Holdings (from the Bank Dividend)...............               $   (45,002)
                                                                 -----------
                                                                 -----------

     At the time the Notes were issued, a dividend was paid to Parent Holdings totalling $494,196, representing the principal amount of the Parent Holdings Notes and the after-tax expenses related to the redemption of such notes.

     At an assumed rate of 5.5%, the net cash payment made by FNH of $45,002 will reduce earnings by approximately $1,238 and $2,475 for the six months ended June 30, 1998 and the year ended December 31, 1997, respectively.

     The hedging transaction effected under the Rate Lock Agreements (as defined herein) resulted in a net loss of approximately $9,958, which will be deferred and amortized over the life of the related Fixed Rate Notes through interest expense. This amortization will reduce pre-tax earnings by approximately $818 and $1,636 for the six months ended June 30, 1998 and the year ended December 31, 1997, respectively. See "Certain Relationships and Related Transactions--Rate Lock Agreements."

     The Issuer expects to purchase any outstanding Bank Preferred Stock not acquired in the Bank Preferred Stock Tender Offers in open market or privately negotiated transactions or once it becomes redeemable (April 1, 1999 in the case of the 10 5/8% Preferred Stock and September 1, 1999 in the case of the 11 1/2% Preferred Stock).

                             GOLDEN STATE HOLDINGS
                          NOTES TO UNAUDITED PRO FORMA
              CONDENSED COMBINED FINANCIAL STATEMENTS--(CONTINUED)
            AS OF JUNE 30, 1998 AND FOR THE SIX MONTHS AND THE YEAR
            ENDED JUNE 30, 1998 AND DECEMBER 31, 1997, RESPECTIVELY
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE H: INTEREST COVERAGE

     If 100% of the outstanding principal amount of the FNH Notes and all of the Bank Preferred Stock is tendered and purchased in the Refinancing Transactions, the Issuer's pro forma interest coverage ratio (calculated as the amount available for debt service divided by interest expense on the Notes) on a cash basis and a GAAP (as defined herein) basis would be as follows for the periods indicated:

                                                       SIX MONTHS ENDED           YEAR ENDED
                                                        JUNE 30, 1998         DECEMBER 31, 1997
                                                     --------------------    --------------------
                                                       GAAP        CASH        GAAP        CASH
                                                     --------    --------    --------    --------
Pre-Tax Income....................................   $275,296    $275,296    $443,237    $443,237
Add: Goodwill Amortization........................         --      35,224          --      70,067
Add: Interest Expense on the Notes................     70,455      70,455     140,910     140,910
Less: Dividends on the REIT Preferred Stock
  (pre-tax).......................................    (22,813)    (22,813)    (45,625)    (45,625)
                                                     --------    --------    --------    --------
Available for Debt Service........................   $322,938    $358,162    $538,522    $608,589
                                                     --------    --------    --------    --------
                                                     --------    --------    --------    --------
Interest Coverage Ratio...........................        4.6x        5.1x        3.8x        4.3x
                                                     --------    --------    --------    --------
                                                     --------    --------    --------    --------

                       SELECTED HISTORICAL FINANCIAL DATA

FNH

     Prior to the Golden State Acquisition, FNH was a holding company whose only significant asset was all of the common stock of the Bank. As such, FNH's principal business operations were conducted by the Bank and its subsidiaries. The selected historical financial data for FNH presented under the captions "Selected Operating Data" and "Selected Financial Data" have been derived from the Consolidated Financial Statements of FNH.

     The following data should be read in conjunction with the Consolidated Financial Statements of FNH and the notes thereto included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations--FNH."

                                          SIX MONTHS ENDED
                                              JUNE 30,                                YEAR ENDED DECEMBER 31,
                                      ------------------------     --------------------------------------------------------------
                                         1998        1997(1)        1997(1)       1996(2)         1995       1994(3)     1993(4)
                                      ----------    ----------     ----------    ----------    ----------    --------    --------
                                                                           (DOLLARS IN THOUSANDS)
SELECTED OPERATING DATA
Interest income.....................  $1,076,961    $1,040,588     $2,102,700    $1,233,799    $1,075,845    $293,139    $ 95,264
Interest expense....................     752,596       706,056      1,440,804       807,800       734,815     199,845      74,728
Net interest income.................     324,365       334,532        661,896       425,999       341,030      93,294      20,536
Provision for loan losses...........      20,000        39,900         79,800        39,600        37,000       6,226       1,402
Noninterest income..................     184,734       161,287        364,484       653,378       150,973      41,158     190,876
Noninterest expense.................     301,696       324,475        648,719       490,569       332,553      96,298      63,392
Income before income taxes,
  extraordinary item and minority
  interest..........................     187,403       131,444        297,861       549,208       122,450      31,928     146,618
Income tax expense (benefit)(5)         (221,134)       21,891         47,148       (73,131)      (57,185)      2,558       2,500
Income before extraordinary item
  and minority interest.............     408,537       109,553        250,713       622,339       179,635      29,370     144,118
Extraordinary item: (loss) gain on
  early extinguishment of FHLB
  advances, net.....................          --            --             --        (1,586)        1,967       1,376          --
Income before minority interest.....     408,537       109,553        250,713       620,753       181,602      30,746     144,118
Minority interest(6)................      45,614        42,993         89,344        43,230        34,584          --          --
Net income..........................     362,923        66,560        161,369       577,523       147,018      30,746     144,118

SELECTED PERFORMANCE RATIOS
Return on average assets(7).........        2.25%         0.44%          0.52%         3.37%         1.00%       0.69%       7.84%
Return on average common
  equity(8).........................       76.84         15.25          19.11         72.71         39.33       16.05       69.41
Average equity to average assets....        2.95          2.92           2.83          4.85          2.54        3.90       11.31
Yield on interest-earning
  assets(9).........................        7.41          7.55           7.53          7.76          7.71        6.85        5.42
Cost of interest-bearing
  liabilities(10)...................        5.18          5.17           5.16          5.15          5.35        4.83        4.70
Net interest margin(11).............        2.19          2.38           2.37          2.68          2.44        2.18        1.14
Efficiency ratio of the Bank(12)....       48.46         53.40          51.16         54.88         63.47         N/A         N/A

RATIO OF EARNINGS TO COMBINED FIXED
  CHARGES, MINORITY INTEREST AND
  PREFERRED STOCK DIVIDENDS(13)
Excluding interest on deposits......        1.32x         1.21x          1.24x         2.13x         1.27x       1.32x       9.59x
Including interest on deposits......        1.18          1.11           1.13          1.58          1.11        1.16        3.02

                                     AT JUNE 30,                             AT DECEMBER 31,
                                     ------------   ------------------------------------------------------------------
                                         1998         1997(1)       1996(2)        1995         1994(3)      1993(4)
                                     ------------   -----------   -----------   -----------   -----------   ----------
                                                                  (DOLLARS IN THOUSANDS)
SELECTED FINANCIAL DATA
Securities available for
  sale(14).........................  $    783,029   $   813,085   $   542,019   $   348,561   $    45,000   $       --
Securities held to maturity(14)....        58,557        58,299         4,272         1,455       411,859       15,118
Mortgage-backed securities
  available for sale...............     8,037,170     5,076,598     1,598,652     1,477,514            --           --
Mortgage-backed securities held to
  maturity(14).....................     1,143,112     1,337,877     1,621,662     1,524,488     3,153,812      341,224
Loans receivable, net..............    18,626,425    19,424,410    10,212,583     8,829,974     9,966,886       29,244
Covered assets, net................            --            --            --        39,349       311,603      592,593
Total assets.......................    34,035,957    31,347,079    16,618,168    14,666,781    14,683,559    1,125,222
Deposits...........................    16,044,288    16,202,605     8,501,883    10,241,628     9,196,656      431,788
Securities sold under agreements to
  repurchase.......................     2,861,604     1,842,442     1,583,387       969,510     1,883,490      119,144
Borrowings.........................    12,276,287    10,769,594     4,902,696     2,392,862     2,808,979      440,792
Total liabilities..................    31,911,310    29,517,116    15,389,575    13,903,635    14,029,957    1,012,328
Minority interest..................       986,296       986,456       309,376       300,730       300,730           --
Stockholders' equity...............     1,138,351       843,507       919,217       462,416       352,872      112,894
REGULATORY CAPITAL RATIOS OF THE
  BANK
Tangible capital...................          5.46%         5.65%         7.17%         5.84%         5.50%        9.50%
Core capital.......................          5.46          5.65          7.17          5.84          5.50         9.50
Risk-based capital:
  Core capital.....................         10.37         10.14         11.50          9.14          8.86        67.71
  Total capital....................         12.15         11.93         13.62         11.34         11.01        68.97
SELECTED OTHER DATA
Number of full service customer
  facilities.......................           225           225           116           160           156            4
Loans serviced for others(15)......  $ 48,037,154   $47,933,469   $44,034,194   $27,900,528   $ 7,475,119   $  327,449
Approximate number of
  employees........................         5,486         5,235         3,547         3,619         3,573          317
Non-performing assets as a
  percentage of the Bank's total
  assets...........................          0.67%         0.87%         1.36%         1.50%         1.49%        0.98%

------------------
 (1) On January 3, 1997, the Bank acquired assets with fair values totalling approximately $14.2 billion and liabilities (including deposit liabilities) with fair value totalling approximately $12.9 billion in the Cal Fed Acquisition. In addition, on May 31, 1997, the Bank consummated the Weyerhaeuser Purchase, acquiring a $3.2 billion loan servicing portfolio. Noninterest income for the year ended December 31, 1997 includes pre-tax gains of $14.0 million on the sale of MSRs, $25 million on the sale of ACS stock, and $3.6 million on the sale of deposits. Noninterest expense for the year ended December 31, 1997, includes a $29.0 million provision for professional fees and unreimbursable costs related to the foreclosure of 1-4 unit residential loans serviced for others.

 (2) On January 31, 1996, FNMC consummated the LMUSA 1996 Purchase, acquiring a $14.1 billion loan servicing portfolio. On February 1, 1996, the Bank acquired SFFed, with assets at fair values totalling approximately
     $4 billion and liabilities (including deposit liabilities) with fair values totalling approximately $3.8 billion. During the year ended December 31, 1996, the Bank closed the Branch Sales, with associated deposit accounts totalling $4.6 billion. Noninterest income for the year ended December 31, 1996 includes pre-tax gains of $363.3 million related to the Branch Sales. Noninterest expense for the year ended December 31, 1996 includes a pre-tax charge of $60.1 million for the Special SAIF Assessment.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

 (3) On October 3, 1994, effective immediately following the close of business on September 30, 1994, the Bank acquired assets with fair values totalling approximately $14.1 billion and liabilities (including deposit liabilities) with fair values totalling approximately $13.4 billion from Old FNB (as defined herein).

 (4) During the first quarter of 1993, FNH sold certain assets, liabilities, and substantially all of its branch operations located in Texas, including
     $829 million of loans and 130 branches with $6.9 billion in deposits, in the BAC Sale (as defined herein). A net gain of $141 million was recorded in connection with this sale.

 (5) Income tax expense of $2.5 million was recorded in the first quarter of 1993 representing AMT (as defined herein) expense related to the gain recognized on the BAC Sale (see Footnote 4). Income tax expense recorded in 1994 after the FN Acquisition represents federal AMT reduced, to the extent of 90%, by net operating loss carryovers, and state tax at an assumed rate of 8%. Income tax benefit for 1996 and 1995 includes the recognition of a deferred tax benefit of $125 million and $69 million, respectively, offset by federal AMT tax reduced, to the extent of 90%, by net operating loss carryovers and state tax generally at an assumed rate of 8%. Income tax expense for 1997 represents federal AMT reduced, to the extent of 90%, by net operating loss carryovers, and state tax at an assumed rate of 11%. Income tax expense for the six months ended June 30, 1998 includes a $250 million reduction of the valuation allowance related to FNH's deferred tax asset, offset by federal AMT reduced, to the extent of 90%, by net operating loss carryovers, and state tax at an assumed rate of 11%.

 (6) Represents dividends on the REIT Preferred Stock, net of related tax benefit and the Bank Preferred Stock. The REIT Preferred Stock was issued on January 31, 1997. Minority interest for the six months ended June 30, 1998 also includes a 20% minority interest in Auto One.

 (7) Return on average assets represents net income as a percentage of average assets for the periods presented. For the periods ended June 30, 1998 and 1997, return on average assets is annualized.

 (8) Return on average common equity represents net income available to common stockholders as a percentage of average common equity for the periods presented. For the periods ended June 30, 1998 and 1997, return on average common equity is annualized.

 (9) Yield on interest-earning assets represents interest income as a percentage of average interest-earning assets. For the periods ended June 30, 1998 and 1997, yield on interest-earning assets is annualized.

(10) Cost of interest-bearing liabilities represents interest expense as a percentage of average interest-bearing liabilities. For the periods ended June 30, 1998 and 1997, cost of interest-bearing liabilities is annualized.

(11) Net interest margin represents net interest income as a percentage of average interest-earning assets. For the periods ended June 30, 1998 and 1997, net interest margin is annualized.

(12) Efficiency ratio represents noninterest expense reduced by goodwill amortization as a percentage of net interest income plus noninterest income (adjusted for non-recurring and expected non-recurring items). The efficiency ratio is not meaningful to FNH's operations in 1993 and 1994 due to the limited nature of such operations during those periods. See Footnotes 3 and 4.

(13) Earnings used in computing the ratio of earnings to combined fixed charges, minority interest and preferred stock dividends consist of income before income taxes, extraordinary item and minority interest. Fixed charges consist of interest expense on borrowings, the interest component of lease expense and, where indicated, interest expense on deposits.

(14) Fluctuation in securities and mortgage-backed securities held to maturity and securities and mortgage-backed securities available for sale from December 31, 1994 to December 31, 1995 resulted from the reclassification of substantially all securities and mortgage-backed securities (except for mortgage-backed securities resulting from the securitization with recourse of certain of the Bank's loans) from held to maturity to securities available for sale on December 29, 1995.

(15) Includes loans serviced by the Bank, and its subsidiaries, excluding loans serviced for the Bank by FNMC.

GLENDALE FEDERAL

     The selected historical financial data for Glendale Federal presented under the captions "Selected Operating Data" and "Selected Financial Data" have been derived from the Consolidated Financial Statements of Glendale Federal.

     The following data should be read in conjunction with the Consolidated Financial Statements of Glendale Federal and the notes thereto included elsewhere in this Prospectus.

                                                                           YEARS ENDED JUNE 30,
                                                     -----------------------------------------------------------------
                                                        1998          1997          1996          1995         1994
                                                     ----------    ----------    ----------    ----------    ---------
                                                                          (DOLLARS IN THOUSANDS)
SELECTED OPERATING DATA
Interest income....................................  $1,157,945    $1,072,956    $1,080,035    $1,086,658    $ 989,945
Interest expense...................................     717,321       693,972       746,970       768,939      678,664
                                                     ----------    ----------    ----------    ----------    ---------
  Net interest income..............................     440,624       378,984       333,065       317,719      311,281
Provision for loan losses..........................      (1,727)       25,204        40,350        66,150      139,726
                                                     ----------    ----------    ----------    ----------    ---------
  Net interest income after provision for loan
    losses.........................................     442,351       353,780       292,715       251,569      171,555
Other income
  Fee income.......................................      98,076        90,696        69,977        69,311       60,513
  Gain (loss) on sale of loans, net................         605          (291)         (690)          146          665
  Gain (loss) on sale of mortgage-backed
    securities, net................................       4,562        (1,804)      (34,222)      (11,725)       1,099
  Gain on sale of banking operations...............          --            --            --        73,713           --
  Other income (loss), net.........................       1,643            62          (707)        3,001       (1,936)
                                                     ----------    ----------    ----------    ----------    ---------
    Total other income.............................     104,886        88,663        34,358       134,446       60,341
Other expenses
  Compensation and employee benefits...............     135,966       114,270       101,502       105,218      126,037
  Occupancy expense, net...........................      34,215        31,777        29,698        31,433       37,691
  Regulatory insurance.............................       7,843        16,317        27,491        29,077       38,233
  Other general and administrative expenses........     115,665       100,860        88,244        77,744       89,701
                                                     ----------    ----------    ----------    ----------    ---------
    Total general and administrative expenses......     293,689       263,224       246,935       243,472      291,662
  SAIF special assessment..........................          --        55,519            --            --           --
  Legal expense--goodwill lawsuit..................      19,045        24,058         1,929           369          304
  Acquisition and restructuring costs..............       6,939            --            --            --           --
  Operations of real estate held for sale or
    investment.....................................        (664)          935         1,242           (31)       2,690
  Operations of real estate acquired in settlement
    of loans.......................................      (3,111)        6,623         8,426        15,034       24,089
  Amortization of goodwill and other intangible
    assets.........................................       9,151         5,530         5,147         1,724        9,764
  Write-off of assets held for Florida
    disposition....................................          --            --            --            --      136,209
                                                     ----------    ----------    ----------    ----------    ---------
    Total other expenses...........................     325,049       355,889       263,679       260,568      464,718
Earnings (loss) before income tax provision
  (benefit) and extraordinary items................     222,188        86,554        63,394       125,447     (232,822)
Income tax provision (benefit).....................      93,113        36,131        21,342        52,146      (10,171)
                                                     ----------    ----------    ----------    ----------    ---------
Earnings (loss) before extraordinary items.........     129,075        50,423        42,052        73,301     (222,651)
Extraordinary items, net...........................          --            --            --         1,755       14,092
    Net earnings (loss)............................  $  129,075    $   50,423    $   42,052    $   75,056    $(208,559)
                                                     ----------    ----------    ----------    ----------    ---------
                                                     ----------    ----------    ----------    ----------    ---------
Earnings (loss) applicable to common shareholder:
  Net earnings (loss)..............................  $  129,075    $   50,423    $   42,052    $   75,056    $(208,559)
  Dividends declared on preferred stock(1).........     (10,108)      (10,841)      (16,156)      (17,668)     (13,759)
  Premium on exchange of preferred stock for common
    stock..........................................          --        (4,173)       (9,443)           --           --
                                                     ----------    ----------    ----------    ----------    ---------
  Earnings (loss) applicable to common
    shareholder....................................  $  118,967    $   35,409    $   16,453    $   57,388    $(222,318)
                                                     ----------    ----------    ----------    ----------    ---------
                                                     ----------    ----------    ----------    ----------    ---------
SELECTED PERFORMANCE RATIOS
Return on average assets...........................        0.78%         0.33%         0.28%         0.46%       (1.19)%
Return on average equity...........................       11.65          5.14          4.45          8.26       (22.18)
Efficiency ratio(2)................................       54.52         56.04         61.27         62.91        78.45

------------------
(1) On July 24, 1997, Glendale Federal was reorganized into a holding company structure which resulted in Glendale Federal becoming a wholly owned subsidiary of Golden State. As part of the reorganization Golden State issued its preferred stock in exchange for the Glendale Federal preferred stock with substantially the same terms.
(2) Defined as total general and administrative expenses divided by the sum of net interest income before provision for loan losses plus fee income.

SELECTED FINANCIAL DATA

                                                                       JUNE 30,
                                          -------------------------------------------------------------------
                                             1998          1997          1996          1995          1994
                                          -----------   -----------   -----------   -----------   -----------
                                                                (DOLLARS IN THOUSANDS)
                 ASSETS
Cash and amounts due from banks.........  $   289,978   $   221,557   $   153,608   $   139,697   $   164,576
Federal funds sold and assets purchased
  under resale agreements...............      172,000       632,000       433,000       296,000       315,961
Other investments.......................      128,308        31,799        18,877        42,326       166,040
Loans receivable, net...................   13,774,580    11,905,093    10,727,909     9,899,297     9,595,780
Mortgage-backed securities, net.........    2,375,363     2,279,534     2,240,790     4,723,457     5,363,779
Real estate held for sale or
  investment............................        6,327         8,689        12,072        13,303        16,995
Real estate acquired in settlement of
  loans.................................       37,393        61,500        78,249       105,730       146,835
Investment in capital stock of FHLB, at
  cost..................................      300,339       259,587       192,842       185,799       139,678
Mortgage servicing assets...............      243,314       284,472       127,399        99,122        68,719
Goodwill and other intangible assets....      180,463        99,533        59,216        63,538        47,781
Assets held for Florida disposition,
  net...................................           --            --            --            --       257,363
Other assets............................      587,331       434,495       412,602       475,977       519,524
                                          -----------   -----------   -----------   -----------   -----------
                                          $18,095,396   $16,218,259   $14,456,564   $16,044,246   $16,803,031
                                          -----------   -----------   -----------   -----------   -----------
                                          -----------   -----------   -----------   -----------   -----------

  LIABILITIES AND STOCKHOLDER'S EQUITY
Deposits................................  $10,701,157   $ 9,356,909   $ 8,723,976   $ 8,734,880   $10,919,806
Securities sold under agreements to
  repurchase............................      175,551       768,682       758,050     2,695,176     2,306,274
Borrowings from the FHLB................    5,613,458     4,788,000     3,838,000     3,495,000     2,443,428
Other borrowings........................           70        10,782        10,599        28,883        96,890
Other liabilities.......................      326,761       281,812       168,488       148,460       158,419
Stockholder's equity(1).................    1,278,399     1,012,074       957,451       941,847       878,214
                                          -----------   -----------   -----------   -----------   -----------
                                          $18,095,396   $16,218,259   $14,456,564   $16,044,246   $16,803,031
                                          -----------   -----------   -----------   -----------   -----------
                                          -----------   -----------   -----------   -----------   -----------

REGULATORY CAPITAL RATIOS
Tangible capital........................         6.02%         5.67%         6.29%         5.44%         4.28%
Core capital............................         6.02%         5.67%         6.29%         5.44%         4.65%
Risk-based capital......................        11.54%        11.17%        11.93%        11.15%         9.61%

SELECTED OTHER DATA
Common shares outstanding...............   57,754,480    50,348,509    46,729,698    40,719,718    37,737,434
Interest rate spread....................         2.90%         2.68%         2.41%         1.83%         2.13%
Ratio of non-performing assets to total
  assets................................         0.74%         1.26%         1.90%         2.22%         3.94%
Average equity to average assets........         6.68%         6.45%         6.24%         5.52%         5.34%
Number of full service customer
  facilities............................          195           166           150           148           217

------------------
(1) For periods presented prior to June 30, 1998, Glendale Federal was a publicly held company. On July 24, 1997, Glendale Federal was reorganized into a holding company structure which resulted in Glendale Federal becoming a wholly owned subsidiary of Golden State.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Consolidated Financial Statements of FNH and of Glendale Federal and the notes thereto included elsewhere in this Prospectus. The following discussion includes historical information relating to FNH, including the effect of the Cal Fed Acquisition for the period since consummation on January 3, 1997. Golden State Holdings acquired all of the assets and liabilities of FNH in the FNH Asset Transfer that was consummated on September 11, 1998 as part of the Golden State Acquisition.

FNH

GENERAL

     FNH is a diversified financial services company whose principal business, through the Bank, consists of (i) operating retail deposit branches to serve consumers in California and, to a lesser extent, in Florida and Nevada, (ii) originating and/or purchasing, on a nationwide basis, 1-4 unit residential loans and, to a lesser extent, certain commercial real estate and consumer loans, for investment and (iii) mortgage banking activities, including originating and servicing 1-4 unit residential loans for others. Revenues are derived primarily from interest earned on loans, interest received on government and agency securities and mortgage-backed securities, gains on sales of loans and other investments, and fees received in connection with loan servicing, securities brokerage and other customer service transactions. Expenses primarily consist of interest on customer deposit accounts, interest on short-term and long-term borrowings, provisions for losses, general and administrative expenses consisting of compensation and benefits, occupancy and equipment, advertising and marketing, loan expenses, professional fees, data processing and other general and administrative expenses.

     The following is a description of the significant acquisitions and dispositions which have occurred since the FN Acquisition. Each of the acquisitions was recorded using the purchase method of accounting. Under this method of accounting, the purchase price of the acquisition is allocated to the assets and liabilities acquired based on their fair market values as of the date of the acquisition.

  The Cal Fed Acquisition

     On January 3, 1997, FNH acquired Old Cal Fed and Old California Federal for approximately $1.2 billion in cash and the issuance of the CALGLs. At
December 31, 1996, Old California Federal had approximately $14.1 billion in assets, $8.9 billion in deposits and operated 119 branches in California and Nevada. Upon consummation of the Cal Fed Acquisition, the Bank merged with Old California Federal, with Old California Federal surviving.

     As a result of the Cal Fed Acquisition, FNH gained a substantial presence in Southern California. In order to realize economies of scale and cost reduction opportunities presented by the Cal Fed Acquisition, FNH began to consolidate or eliminate duplicative back office operations and administrative and management functions. FNH presently estimates that, as a result of these measures, it saved approximately $68 million in noninterest expense during the first twelve months of operations following the Cal Fed Acquisition as compared to operating Old California Federal on a stand-alone basis.

     As a result of the Cal Fed Acquisition, the Bank became obligated with respect to the following outstanding debt securities of Old California Federal:
(i) $50 million of the 10.668% Subordinated Notes (as defined herein),
(ii) $2.6 million of the 6 1/2% Convertible Subordinated Debentures (as defined herein) and (iii) $4.3 million of the 10% Subordinated Debentures Due 2003 (as defined herein). See "Business--The Issuer--Sources of Funds."

  Impact of Other Acquisitions and Dispositions

     On February 28, 1995, FNMC consummated the Maryland Acquisition and acquired a 1-4 unit residential loan servicing portfolio of approximately
$11.4 billion, including a subservicing portfolio of $1.8 billion, and certain assets and liabilities for approximately $178 million. FNH's consolidated statement of income for the year ended December 31, 1995 includes the results of operations of the acquired mortgage servicing operation for the period from March 1, 1995 through December 31, 1995.

     In April, August and December 1995, FNH acquired seven retail branches with approximately $513 million in deposits located in California (the "Branch Purchases"). The weighted average deposit premium paid in connection with the Branch Purchases was 3.78%. The results of operations of the acquired retail deposit operations are included in FNH's consolidated statement of income for the year ended December 31, 1995 from the date each of the transactions was consummated.

     On October 2, 1995, FNMC consummated the LMUSA 1995 Purchase, acquiring a loan servicing portfolio of approximately $11.1 billion (including a subservicing portfolio of $3.1 billion), a master servicing portfolio of $2.9 billion and other assets, principally existing loans and loan production operations for approximately $100 million and the assumption of certain indebtedness secured by the acquired loan portfolio totalling approximately $274 million. FNH's consolidated statement of income for the year ended December 31, 1995 includes the results of operations of the acquired mortgage servicing operations for the period from October 3, 1995 through December 31, 1995.

     On January 31, 1996, FNMC consummated the LMUSA 1996 Purchase, acquiring a loan servicing portfolio of approximately $14.1 billion (including a subservicing portfolio of $2.4 billion), a master servicing portfolio of $2.7 billion, LMUSA's real estate acquired through loan foreclosures in connection with its servicing operations and LMUSA's trade names for approximately $160.0 million, subject to certain adjustments, and the assumption of certain of LMUSA's obligations secured by its mortgage servicing operations. FNH's consolidated statement of income for the year ended December 31, 1996 includes the results of operations of the acquired mortgage servicing operations for the period from February 1, 1996 through December 31, 1996.

     On February 1, 1996, FNH consummated the SFFed Acquisition involving assets totalling $4.0 billion and retail deposits totalling $2.7 billion. FNH's consolidated statement of income for the year ended December 31, 1996 includes the results of operations of the acquired operations of SFFed for the period from February 1, 1996 through December 31, 1996.

     On June 1, 1996, FNH consummated the Home Federal Acquisition, involving approximately $717 million in assets and $632 million in deposits. FNH's consolidated statement of income for the year ended December 31, 1996 includes the results of operations of the acquired operations of HFFC for the period from June 1, 1996 through December 31, 1996.

     During the first half of 1996, FNH closed the Branch Sales with associated deposit accounts totalling $4.6 billion, resulting in pre-tax gains totalling $363.3 million, which represented an average premium of 7.96% of the approximately $4.6 billion of deposits sold. FNH's consolidated statement of income for the year ended December 31, 1996 includes the results of operations of those branches sold in the Branch Sales for the period prior to sale.

     On May 9, 1997, FNH consummated the sale of deposit accounts and retail banking assets comprised of cash on hand, loans on deposits and facilities totalling $21.7 million to Humbolt Bank (the "Garberville Branch Sale"). The Garberville Branch Sale was effected at a gross purchase price representing a deposit premium of 4.5%, resulting in a net gain on sale of $1.1 million.

     On May 31, 1997, FNMC consummated the Weyerhaeuser Purchase, acquiring a 1-4 unit residential mortgage loan servicing portfolio of approximately
$3.2 billion for $37.1 million. FNH's consolidated statement of income for the year ended December 31, 1997 includes the results of operations of the acquired 1-4 unit residential loan servicing operations for the period from June 1, 1997 through December 31, 1997.

     On September 1, 1997, FNH consummated the Auto One Acquisition. No loans were purchased in this transaction. Auto One primarily engages in indirect sub-prime auto financing activities, providing loan processing, funding and loan servicing for over 800 franchised automobile dealers. Auto One is a licensed lender in 47 states. Auto One is headquartered in Dallas, Texas, and operates as a subsidiary of the Bank.

     On September 30, 1997, FNH sold MSRs for approximately 52,000 loans with an unpaid principal balance of approximately $2.3 billion in the Servicing Sale. A pre-tax gain of $14.0 million was recorded in connection with this transaction.

     On December 12, 1997, FNH closed the Texas Branch Sale (as defined herein), which included the sale of retail deposits totalling $57.6 million at a gross price representing a deposit premium of 4.1%. The Texas Branch Sale resulted in a net pre-tax gain on sale of $2.5 million.

     On February 4, 1998, FNH consummated the GSAC Acquisition. The aggregate consideration paid in connection with the GSAC Acquisition was approximately $13.6 million and a 20% interest in the common stock of Auto One.

     On February 4, 1998, Parent Holdings and Hunter's Glen entered into the Merger Agreement with Golden State, pursuant to which Parent Holdings, Hunter's Glen and Golden State agreed to the Golden State Acquisition. On September 11, 1998, the Golden State Acquisition was consummated. See "The Golden State Acquisition."

     On September 11, 1998, FNH consummated the sale of its Florida bank franchise (consisting of 24 branches with deposits of $1.4 billion) to Union Planters Bank of Florida, a wholly owned subsidiary of Union Planters Corp. (the "Florida Branch Sale"). FNH expects to record a pre-tax gain of approximately $108 million in connection with the Florida Branch Sale, representing a deposit premium of approximately 7.5%. It is not expected that there will be any material impact on the financial condition or ongoing result of operations as a result of the Florida Branch Sale.

  Accounting Changes

     On June 28, 1996, the FASB (as defined herein) issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS No. 125"). SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings.

     In December 1996, the FASB issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125" ("SFAS No. 127"). SFAS
No. 127 defers for one year the effective date (i) of paragraph 15 of SFAS
No. 125 and (ii) of paragraphs 9-12 and 237(b) of SFAS No. 125 for repurchase agreement, dollar-roll, securities lending and similar transactions. SFAS
No. 127 provides additional guidance on the types of transactions for which the effective date of SFAS No. 125 has been deferred. It also requires that if it is not possible to determine whether a transaction occurring during calendar-year 1997 is part of a repurchase agreement, dollar-roll, securities lending, or similar transaction, then paragraphs 9-12 of SFAS No. 125 should be applied to that transfer. FNH adopted SFAS No. 125, as amended by SFAS No. 127, on January 1, 1997. Such adoption did not have a material impact on FNH's consolidated financial statements.

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. It does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the period in that financial statement. This statement is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. This statement has no impact on the financial condition or results of operations of FNH, but does impact FNH's disclosure requirements. FNH has adopted this statement effective October 1, 1997.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS No. 131"). SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. This statement supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise," but retains the requirement to report information about major customers. It amends SFAS No. 94, "Consolidation of All Majority-Owned Subsidiaries," to remove the special disclosure requirements for previously unconsolidated subsidiaries. This statement is effective for fiscal years beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated. This statement need not be applied to interim financial statements in the initial year of application, but comparative information for interim periods in the initial year of application is to be reported in financial statements for interim periods in the second year of application. This statement has no impact on the financial condition or results of operations of FNH, but will require changes in FNH's disclosure requirements.

     In February 1998, the FASB issued Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" ("SFAS No. 132"), an amendment of FASB Statements
No. 87, 88 and 106. SFAS No. 132 revises employers' disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of those plans. It standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures that are no longer useful as they were when FASB Statements No. 87, Employers' Accounting for Pensions, No. 88, Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, and No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, were issued. SFAS No. 132 is effective for fiscal years beginning after December 15, 1997 and requires restatement of disclosures for earlier periods provided for comparative purposes, if available. It is not expected that FNH will experience any material revision in its disclosures when SFAS No. 132 is adopted.

     In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). SFAS No. 133 establishes standards for derivative instruments and for hedging activities, and requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. Under SFAS No. 133, an entity that elects to apply hedge accounting is required to establish at the inception of the hedge the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. SFAS No. 133 applies to all entities and amends FASB Statement No. 107, Disclosures About Fair Values of Financial Instruments, to include in Statement 107 the disclosure provisions about concentrations of credit risk from Statement 105. SFAS No. 133 supersedes FASB Statements No. 80, Accounting for Futures Contracts, No. 105, Disclosure of Information about Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentrations of Credit Risk, and No. 119, Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments. SFAS No. 133 also nullifies or modifies the consensuses reached in a number of issues addressed by the Emerging Issues Task Force. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Initial application of this statement should be as of the beginning of an entity's fiscal quarter; on that date, hedging relationships must be designated anew and documented pursuant to the provisions of this statement. Earlier application of all of the provisions of SFAS No. 133 is encouraged, but is permitted only as of the beginning of any fiscal quarter that begins after issuance of this statement. SFAS No. 133 should not be applied retroactively to financial statements of prior periods. Management has not yet completed its analysis of SFAS No. 133 and is unable to determine the effect, if any, implementation may have on FNH's consolidated financial statements.

RESULTS OF OPERATIONS

     The period-to-period comparisons set forth below, including the changes in magnitude of the various items between periods, have been affected by the acquisitions and dispositions described above and consummated during the periods involved.

     The following table sets forth, for the periods and at the dates indicated, information regarding FNH's consolidated average balance sheets, together with the total dollar amounts of interest income and interest expense and the weighted average interest rates for the periods presented. Average balances are calculated on a daily basis. The information presented represents the historical activity of FNH.

                                                    SIX MONTHS ENDED
                                                      JUNE 30, 1998
                                           -----------------------------------
                                           AVERAGE
                                           BALANCE    INTEREST    AVERAGE RATE
                                           -------    --------    ------------
                                                  (DOLLARS IN MILLIONS)
ASSETS
Interest-earning assets(1):
  Securities and interest-bearing
     deposits in banks(2)...............   $ 1,016     $   32         6.18%
  Mortgage-backed securities available
     for sale...........................     5,716        178         6.25
  Mortgage-backed securities held to
     maturity...........................     1,236         47         7.67
  Loans held for sale, net..............     1,641         58         7.10
  Loans receivable, net.................    19,462        762         7.82
                                           -------     ------         ----
  Total interest-earning assets.........    29,071      1,077         7.41%
                                                       ------         ----
Noninterest-earning assets..............     3,208
                                           -------
  Total assets..........................   $32,279
                                           -------
                                           -------
LIABILITIES, MINORITY INTEREST AND
  STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
  Deposits..............................   $16,206        355         4.42%
  Securities sold under agreements to
     repurchase.........................     2,028         57         5.59
  Borrowings(3).........................    11,039        341         6.22
                                           -------     ------         ----
  Total interest-bearing liabilities....    29,273        753         5.18%
                                                       ------         ----
Noninterest-bearing liabilities.........     1,068
Minority interest.......................       985
Stockholders' equity....................       953
                                           -------
  Total liabilities, minority interest
     and stockholders' equity...........   $32,279
                                           -------
                                           -------
Net interest income.....................               $  324
                                                       ------
                                                       ------
Interest rate spread....................                              2.23%
                                                                      ----
                                                                      ----
Net interest margin.....................                              2.19%
                                                                      ----
                                                                      ----
Average equity to average assets........                              2.95%
                                                                      ----
                                                                      ----

                                                    SIX MONTHS ENDED
                                                      JUNE 30, 1997
                                           -----------------------------------
                                           AVERAGE
                                           BALANCE    INTEREST    AVERAGE RATE
                                           -------    --------    ------------
                                                  (DOLLARS IN MILLIONS)
ASSETS
Interest-earning assets(1):
  Securities and interest-bearing
     deposits in banks(2)...............   $ 1,005     $   30         5.97%
  Mortgage-backed securities available
     for sale...........................     3,953        134         6.80
  Mortgage-backed securities held to
     maturity...........................     1,549         59         7.60
  Loans held for sale, net..............     1,066         37         7.05
  Loans receivable, net.................    19,997        780         7.80
                                           -------     ------         ----
  Total interest-earning assets.........    27,570      1,040         7.55%
                                                       ------         ----
Noninterest-earning assets..............     2,934
                                           -------
Total assets............................   $30,504
                                           -------
                                           -------
LIABILITIES, MINORITY INTEREST AND
  STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
  Deposits..............................   $16,845        375         4.49%
  Securities sold under agreements to
     repurchase.........................     2,548         73         5.68
  Borrowings(3).........................     8,134        258         6.41
                                           -------     ------         ----
  Total interest-bearing liabilities....    27,527        706         5.17%
                                                       ------         ----
Noninterest-bearing liabilities.........     1,193
Minority interest.......................       894
Stockholders' equity....................       890
                                           -------
  Total liabilities, minority interest
     and stockholders' equity...........   $30,504
                                           -------
                                           -------
Net interest income.....................               $  334
                                                       ------
                                                       ------
Interest rate spread....................                              2.38%
                                                                      ----
                                                                      ----
Net interest margin.....................                              2.38%
                                                                      ----
                                                                      ----
Average equity to average assets........                              2.92%
                                                                      ----
                                                                      ----

------------------
(1) Non-performing assets are included in the average balances for the periods indicated.

(2) The information presented includes securities held to maturity, securities available for sale and interest-bearing deposits in other banks.

(3) Interest and average rate include the impact of interest rate swaps.

                                                                 YEAR ENDED DECEMBER 31,
                                ------------------------------------------------------------------------------------------
                                            1997                           1996                           1995
                                ----------------------------   ----------------------------   ----------------------------
                                AVERAGE              AVERAGE   AVERAGE              AVERAGE   AVERAGE              AVERAGE
                                BALANCE   INTEREST    RATE     BALANCE   INTEREST    RATE     BALANCE   INTEREST    RATE
                                -------   --------   -------   -------   --------   -------   -------   --------   -------
                                                                  (DOLLARS IN MILLIONS)
ASSETS
Interest-earning assets(1):
  Securities and
    interest-bearing deposits
    in banks(2)...............  $1,015     $   62      6.11%   $  566     $   35      6.15%   $  435     $   28      6.42%
  Mortgage-backed securities
    available for sale(3).....   4,485        298      6.64     1,697        116      6.83        --         --        --
  Mortgage-backed securities
    held to maturity(3).......   1,482        113      7.65     1,766        135      7.65     2,985        213      7.14
  Loans held for sale.........   1,068         77      7.15       855         62      7.20       290         24      8.35
  Loans receivable, net.......  19,859      1,553      7.82    10,994        885      8.05    10,072        800      7.94
  Covered assets, net.........      --         --        --        26          1      5.41       165         11      6.67
                                -------    ------     -----    -------    ------     -----    -------    ------     -----
  Total interest-earning
    assets....................  27,909      2,103      7.53%   15,904      1,234      7.76%   13,947      1,076      7.71%
                                           ------     -----               ------     -----               ------     -----
  Noninterest-earning
    assets....................   2,847                          1,210                            751
                                -------                        -------                        -------
    Total assets..............  $30,756                        $17,114                        $14,698
                                -------                        -------                        -------
                                -------                        -------                        -------
LIABILITIES, MINORITY INTEREST
  AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
  Deposits....................  $16,728    $  747      4.47%   $9,360     $  419      4.48    $9,959     $  447      4.49%
  Securities sold under
    agreements to
    repurchase................   2,512        141      5.52     2,109        120      5.70     1,577        105      6.66
  Borrowings(4)...............   8,702        553      6.36     4,220        269      6.38     2,210        183      8.26
                                -------    ------     -----    -------    ------     -----    -------    ------     -----
  Total interest-bearing
    liabilities...............  27,942      1,441      5.16%   15,689        808      5.15%   13,746        735      5.35%
                                           ------     -----               ------     -----               ------     -----
  Noninterest-bearing
    liabilities...............   1,011                            286                            277
  Minority interest...........     932                            309                            301
  Stockholders' equity........     871                            830                            374
                                -------                        -------                        -------
  Total liabilities, minority
    interest and stockholders'
    equity....................  $30,756                        $17,114                        $14,698
                                -------                        -------                        -------
                                -------                        -------                        -------
Net interest income...........             $  662                         $  426                         $  341
                                           ------                         ------                         ------
                                           ------                         ------                         ------
Interest rate spread..........                         2.37%                          2.61%                          2.36%
                                                      -----                          -----                          -----
                                                      -----                          -----                          -----
Net interest margin...........                         2.37%                          2.68%                          2.44%
                                                      -----                          -----                          -----
                                                      -----                          -----                          -----
Average equity to average
  assets......................                         2.83%                          4.85%                          2.54%
                                                      -----                          -----                          -----
                                                      -----                          -----                          -----

------------------
(1) Nonaccruing assets are included in the average balances for the periods indicated.

(2) Includes interest-bearing deposits in other banks and securities purchased under agreements to resell.

(3) Substantially all securities held to maturity (except for mortgage-backed securities resulting from the securitization with recourse of certain of the Bank's loans) were reclassified to securities available for sale on December 29, 1995. The average balance of such securities for three days in 1995 is not material and is therefore not presented. Average balances presented for 1996 and 1997 represent the original amortized cost of the securities without the effect of unrealized gains and losses recorded as a result of the available for sale classification.

(4) Interest and average rate include the impact of interest rate swaps.

     The following table presents certain information regarding changes in interest income and interest expense of FNH during the periods indicated. The dollar amount of interest income and interest expense fluctuates depending upon changes in the respective interest rates and upon changes in the respective amounts (volume) of FNH's interest-earning assets and interest-bearing liabilities. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (changes in average outstanding balances multiplied by the prior period's rate) and (ii) changes in rate (changes in average interest rate multiplied by the prior period's volume). Changes attributable to both volume and rate have been allocated proportionately.

                                                  SIX MONTHS ENDED
                                               JUNE 30, 1998 VS. 1997
                                             --------------------------
                                             INCREASE (DECREASE) DUE TO
                                             --------------------------
                                             VOLUME      RATE      NET
                                             ------      ----      ----
                                                   (IN MILLIONS)
INTEREST INCOME:
  Securities and interest-bearing
     deposits in banks..................      $ --       $  2      $  2
  Mortgage-backed securities available
     for sale...........................        54        (10)       44
  Mortgage-backed securities held to
     maturity...........................       (13)         1       (12)
  Loans held for sale...................        21         --        21
  Loans receivable, net.................       (20)         2       (18)
                                              ----       ----      ----
     Total..............................        42         (5)       37
                                              ----       ----      ----
INTEREST EXPENSE:
  Deposits..............................       (14)        (6)      (20)
  Securities sold under agreements to
     repurchase.........................       (15)        (1)      (16)
  Borrowings............................        90         (7)       83
                                              ----       ----      ----
     Total..............................        61        (14)       47
                                              ----       ----      ----
       Change in net interest income....      $(19)      $  9      $(10)
                                              ----       ----      ----
                                              ----       ----      ----

                                                        YEAR ENDED DECEMBER 31,
                                         ------------------------------------------------------
                                              1997 VS. 1996                 1996 VS. 1995
                                         ------------------------      ------------------------
                                         INCREASE (DECREASE) DUE       INCREASE (DECREASE) DUE
                                                    TO                            TO
                                         ------------------------      ------------------------
                                         VOLUME     RATE     NET       VOLUME     RATE     NET
                                         ------     ----     ----      ------     ----     ----
                                                             (IN MILLIONS)
INTEREST INCOME:
  Securities and interest-bearing
     deposits in banks..................  $ 28      $ (1)    $ 27       $  8      $ (1)    $  7
  Mortgage-backed securities available
     for sale...........................   185        (3)     182        116        --      116
  Mortgage-backed securities held to
     maturity...........................   (22)       --      (22)       (94)       16      (78)
  Loans held for sale...................    15        --       15         41        (3)      38
  Loans receivable, net.................   692       (24)     668         74        11       85
  Covered assets, net...................    (1)       --       (1)        (8)       (2)     (10)
                                          ----      ----     ----       ----      ----     ----
     Total..............................   897       (28)     869        137        21      158
                                          ----      ----     ----       ----      ----     ----
INTEREST EXPENSE:
  Deposits..............................   329        (1)     328        (27)       (1)     (28)
  Securities sold under agreements to
     repurchase.........................    24        (3)      21         26       (11)      15
  Borrowings............................   285        (1)     284        115       (29)      86
                                          ----      ----     ----       ----      ----     ----
     Total..............................   638        (5)     633        114       (41)      73
                                          ----      ----     ----       ----      ----     ----
       Change in net interest income....  $259      $(23)    $236       $ 23      $ 62     $ 85
                                          ----      ----     ----       ----      ----     ----
                                          ----      ----     ----       ----      ----     ----

     The volume variances in total interest income and total interest expense for the six months ended June 30, 1998 compared to the corresponding period in 1997 are largely due to increased purchases of mortgage-backed securities funded with FHLB advances. The positive total rate variance of $9 million is primarily attributed to the lower cost of funds on deposits and lower interest rates paid on new borrowings, partially offset by the comparatively lower market rates on mortgage-backed securities purchased in 1998 and 1997, and prepayments of higher rate interest-earning assets.

     The volume variances in total interest income and total interest expense for the year ended December 31, 1997 compared to the corresponding period in 1996 were largely due to the additional $17.0 billion in interest-earning assets acquired and $16.9 billion in interest-bearing liabilities assumed in the Cal Fed Acquisition and the 1996 Acquisitions, as well as the assumption of the FNH 10 5/8% Senior Subordinated Notes. The negative total rate variance of
$23 million was primarily attributable to assets from the Cal Fed Acquisition generally having a lower yield than the rest of the portfolio, the assumption of the FNH 10 5/8% Senior Subordinated Notes, the issuance of the FNH 9 1/8% Senior Subordinated Notes and the impact of the additional wholesale borrowings used to finance the Branch Sales.

     The volume variances in total interest income and total interest expense between the year ended December 31, 1995 to the corresponding period in 1996 were largely due to the additional $4.2 billion in interest-earning assets acquired and $4.4 billion in interest-bearing liabilities assumed in the 1996 Acquisitions. The overall volume change in net interest income was positive primarily due to the 1996 Acquisitions and Branch Sales. The positive total rate variance of $62 million was primarily attributable to increasing rates on adjustable-rate assets and the decrease in overall market rates on interest-bearing liabilities between the two periods, offset slightly by the impact of the additional wholesale borrowings used to finance the Branch Sales. During the year ended December 31, 1996, deposits totalling $4.6 billion with a weighted average rate of 4.59% were sold and replaced with $4.1 billion of FHLB advance borrowings and securities sold under agreements to repurchase with a weighted average rate of 5.45%.

SIX MONTHS ENDED JUNE 30, 1998 VERSUS SIX MONTHS ENDED JUNE 30, 1997

     Net Income. FNH reported net income for the six months ended June 30, 1998 of $362.9 million compared with net income of $66.6 million for the corresponding period in 1997. Net income for the six months ended June 30, 1998 includes a $250 million reduction of the valuation allowance related to FNH's deferred tax asset. Without consideration of this $250 million tax benefit, net income for the six months ended June 30, 1998 would be $112.9 million, $46 million or 70% higher than the same period in 1997.

     Net interest income was $324.4 million for the six months ended June 30, 1998, compared to $334.5 million during the same period in 1997. The decrease in 1998 over 1997 is primarily due to a reduction in the net interest margin resulting from prepayments of higher rate interest-earning assets being replaced with interest-earning assets having comparatively lower rates, reflecting the relatively low level of interest rates in 1997 and 1998 and management's steps to limit interest rate risk.

     Interest Income. Total interest income was $1.1 billion for the six months ended June 30, 1998, an increase of $36.4 million from the six months ended
June 30, 1997. Total interest-earning assets for the six months ended June 30, 1998 averaged $29.1 billion, compared to $27.6 billion for the corresponding period in 1997. The yield on total interest-earning assets during the six months ended June 30, 1998 decreased to 7.41% from 7.55% for the six months ended
June 30, 1997, primarily due to the lower market rates on new mortgage-backed securities purchased in 1998 and 1997 and prepayments of higher rate interest-earning assets.

     FNH earned $761.3 million of interest income on loans receivable for the six months ended June 30, 1998, a decrease of $18.3 million from the six months ended June 30, 1997. The average balance of loans receivable was $19.5 billion for the six months ended June 30, 1998, compared to $20.0 billion for the same period in 1997. The weighted average rate on loans receivable increased to 7.82% for the six months ended June 30, 1998 from 7.80% for the six months ended
June 30, 1997. The decline in the average volume is primarily due to an increase in prepayments.

     FNH earned $58.2 million of interest income on loans held for sale for the three months ended June 30, 1998, an increase of $20.6 million from the six months ended June 30, 1997. The average balance of loans held for sale was $1.6 billion for the six months ended June 30, 1998, an increase of $575 million from the comparable period in 1997, primarily due to increased originations and longer holding periods for jumbo loans during the six months ended June 30, 1998. The weighted average yield on loans held for sale increased to 7.10% for the six months ended June 30, 1998 from 7.05% for the six months ended June 30, 1997, primarily due to a higher percentage of comparatively higher fixed-rate portfolio in 1998 compared to 1997.

     Interest income on mortgage-backed securities available for sale was $178.5 million for the six months ended June 30, 1998, an increase of $44.1 million from the six months ended June 30, 1997. The average portfolio balances increased $1.8 billion, to $5.7 billion, during the six months ended June 30, 1998 compared to the same period in 1997. The weighted average yield on these assets decreased from 6.80% for the six months ended June 30, 1997 to 6.25% for the six months ended June 30, 1998. The increase in the volume and decrease in the weighted average yield is primarily due to the purchases of $4.1 billion of mortgage-backed securities during the six months ended June 30, 1998 and $.9 billion during the last six months of 1997 at comparatively lower market rates, as well as prepayments of higher rate mortgage-backed securities since June 30, 1997.

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     Interest income on mortgage-backed securities held to maturity was
$47.4 million for the six months ended June 30, 1998, a decrease of $11.4 million from the six months ended June 30, 1997. The average portfolio balance decreased $313 million, to $1.2 billion,during the six months ended June 30, 1998, primarily attributed to an increase in principal payments.

     There was no material variance between the six months ended June 30, 1998 and the six months ended June 30, 1997 with respect to interest income from securities and interest-bearing deposits in banks.

     Interest Expense. Total interest expense was $752.6 million for the six months ended June 30, 1998, an increase of $46.5 million from the six months ended June 30, 1997. The increase is primarily the result of increased borrowings on FHLB advances and a slightly higher cost of funds, partially offset by a decline in the average balance of deposits resulting from net deposit run-off.

     Interest expense on customer deposits, including Brokered Deposits (as defined herein), was $355.2 million for the six months ended June 30, 1998, a decrease of $19.6 million from the six months ended June 30, 1997. The average balance of customer deposits outstanding decreased from $16.8 billion to $16.2 billion for the six months ended June 30, 1997 and 1998, respectively. The decrease in the average balance is primarily due to net deposit run-off, anticipated following the Cal Fed Acquisition. The overall weighted average cost of deposits was 4.42% for the six months ended June 30, 1998 and 4.49% for the six months ended June 30, 1997, primarily due to higher average balances of lower rate custodial transaction accounts in 1998.

     Interest expense on securities sold under agreements to repurchase totalled $57.0 million for the six months ended June 30, 1998, a decrease of $15.7 million from the six months ended June 30, 1997. The average balance of such borrowings for six months ended June 30, 1998 and 1997 was $2.0 billion and $2.5 billion, respectively. The decrease in the average balance is primarily attributed to maturities refinanced with FHLB advances at more favorable rates. The weighted average interest rate on these instruments increased to 5.59% during the six months ended June 30, 1998 from 5.68% for the six months ended June 30, 1997, primarily due to a decrease in rates on new borrowings compared to such borrowings during 1997.

     Interest expense on borrowings totalled $340.3 million for the six months ended June 30, 1998, an increase of $81.9 million from the six months ended
June 30, 1997. The increase is primarily attributed to the increase in FHLB advances used to fund the purchases of mortgage-backed securities and replace reverse repurchase agreements which matured. The average balance outstanding for the six months ended June 30, 1998 and 1997 was $11.0 billion and $8.1 billion, respectively. The weighted average interest rate on these instruments decreased to 6.22% during the six months ended June 30, 1998 from 6.41% for the six months ended June 30, 1997, primarily due to the lower rates in effect as a result of the flatter yield curve at June 30, 1998 compared to June 30, 1997.

     Net Interest Income. Net interest income was $324.4 million for the six months ended June 30, 1998, a decrease of $10.2 million from the six months ended June 30, 1997. The interest rate spread decreased to 2.23% for the six months ended June 30, 1998 from 2.38% for the six months ended June 30, 1997, primarily as a result of prepayments of higher rate interest-earning assets being replaced with interest-earning assets having comparatively lower yields, reflecting the flattening of the yield curve during the second half of 1997 and year to date in 1998.

     Noninterest Income. Total noninterest income, consisting primarily of loan servicing fees, customer banking fees, gains on sales of loans and dividends on FHLB stock, was $184.7 million for the six months ended June 30, 1998, an increase of $23.4 million from the six months ended June 30, 1997. Income for the six months ended June 30, 1998 reflects a $24.8 million increase in gain on sales of loans attributed to early payoffs of commercial loans with unamortized discounts and gains from residential loan sales during the six months ended
June 30, 1998 compared to the same period in 1997.

     Loan servicing fees, net of amortization of mortgage servicing rights, were $71.4 million for the six months ended June 30, 1998, compared to $75.0 million for the six months ended June 30, 1997. The single-family residential loan servicing portfolio, excluding loans serviced for the Bank, decreased from $47.4 billion at June 30, 1997 to $46.8 billion at June 30, 1998. During the six months ended June 30, 1998, FNH sold $4.5 billion in single-family mortgage loans originated for sale as part of its ongoing mortgage banking operations compared to $3.0 billion of such sales for the corresponding period in 1997.

     Gain on sales of loans was $36.1 million for the six months ended June 30, 1998, compared to $11.4 million for the six months ended June 30, 1997. The increase in 1998 is primarily attributed to early payoffs of commercial loans with unamortized discounts and additional gains from residential loan sales.

     Dividends on FHLB stock were $14.6 million for the six months ended
June 30, 1998, an increase of $2.6 million from the six months ended June 30, 1997, representing an increase in the amount of such stock owned by the Bank, primarily as a result of an increase in borrowings on FHLB advances.

     There were no material variances between the six months ended June 30, 1998 and the comparable period in 1997 with respect to customer banking fees, gain
(loss) on sales of assets and other noninterest income.

     Noninterest Expense. Total noninterest expense was $301.7 million for the six months ended June 30, 1998, a decrease of $22.8 million from the six months ended June 30, 1997. The variance between the two periods is primarily attributed to 1997 transition expenses (primarily reflected in other noninterest expense) related to the Cal Fed Acquisition and a $19.0 million provision for unreimbursable costs related to the foreclosure of single-family loans serviced for others (reflected as loan expense and professional fees) also recorded during the six months ended June 30, 1997.

     Provision for Income Tax. During the six months ended June 30, 1998 and 1997, FNH recorded an income tax benefit of $221.1 million and income tax expense of $21.9 million, respectively. Based on resolutions of federal income tax audits and favorable future earnings expectations, management changed its judgment about the realizability of FNH's deferred tax asset and reduced its valuation allowance by $250 million in addition to the amount used to offset income during the period. For the six months ended June 30, 1998 and 1997, FNH's valuation allowance was reduced by $330.2 million and $62.8 million, respectively. FNH's effective Federal tax rate was (131)% and 2% during the six months ended June 30, 1998 and 1997, respectively, while its statutory Federal tax rate was 35% during both periods. The difference between the effective and statutory rates was primarily the result of the reductions in the deferred tax asset valuation allowance. FNH's effective state tax rate was 13% and 15% during the six months ended June 30, 1998 and 1997, respectively. It is expected that, beginning July 1, 1998, FNH's effective tax rate for future periods will be 42%.

     Minority Interest.  Dividends on the REIT Preferred Stock totalling
$22.8 million and $19.1 million were declared and paid during the six months ended June 30, 1998 and 1997, respectively. Minority interest relative to the REIT Preferred Stock is reflected on the consolidated statements of income net of the income tax benefit of $2.9 million and $2.4 million for the six months ended June 30, 1998 and 1997, respectively, which will inure to FNH as a result of the deductibility of such dividends for income tax purposes. Dividends on the Bank Preferred Stock of $26.5 million and $26.3 million were also recorded during the six months ended June 30, 1998 and 1997, respectively. Minority interest for the six months ended June 30, 1998 also includes $.8 million representing that portion of Auto One's loss attributable to the 20% interest in the common stock of Auto One that was issued as part of the GSAC Acquisition.

YEAR ENDED DECEMBER 31, 1997 VERSUS YEAR ENDED DECEMBER 31, 1996

     Net Income. FNH reported net income for the year ended December 31, 1997 of $161.4 million compared with net income of $577.5 million in 1996. Net income for the year ended December 31, 1997 included pre-tax gains of $25.0 million from the sale of the remaining ACS stock, $14.0 million on the sale of mortgage servicing rights and $3.6 million on the sales of branches, partially offset by a $29.0 million provision for professional fees and additional unreimbursable costs related to the foreclosure of 1-4 unit residential mortgage loans serviced for others. Net income for the year ended December 31, 1996 included
$363.3 million in pre-tax gains on sales of branches, $40.4 million in pre-tax gains from the sale of ACS stock, $25.6 million in pre-tax income recognized in connection with the termination of the Assistance Agreement (as defined herein) and the recognition of a $125.0 million deferred tax benefit, partially offset by a $60.1 million charge for the Special SAIF Assessment. Excluding non-recurring and expected non-recurring items, net income for the years ended December 31, 1997 and 1996 totalled $160.5 million and $146.7 million, respectively.

     Interest Income. Total interest income was $2.1 billion for the year ended December 31, 1997, an increase of $869 million from the year ended December 31, 1996. The interest-earning assets acquired in the Cal Fed Acquisition and the 1996 Acquisitions resulted in total interest-earning assets for the year of 1997 averaging

$27.9 billion, compared to $15.9 billion for the corresponding period in 1996. The weighted average yield on total interest-earning assets during the year ended December 31, 1997 decreased to 7.53% compared to 7.76% for the year ended December 31, 1996, primarily due to assets from the Cal Fed Acquisition generally having a lower yield than the rest of the portfolio.

     FNH earned $1.6 billion of interest income on loans receivable for the year ended December 31, 1997, an increase of $668 million from the year ended December 31, 1996. The loans acquired in the Cal Fed Acquisition and the 1996 Acquisitions contributed most of the additional interest income in 1997 and resulted in an increase in the average balance of loans receivable to $19.9 billion for the year ended December 31, 1997 from $11.0 billion for the year ended December 31, 1996. The weighted average yield on loans receivable decreased to 7.82% for the year ended December 31, 1997 from 8.05% for the comparable period in 1996, due primarily to the addition of $10.1 billion in loans from the Cal Fed Acquisition generally having a lower yield than the rest of the portfolio.

     In addition, FNH earned $77 million of interest income on loans held for sale for the year ended December 31, 1997, an increase of $15 million from the year ended December 31, 1996. The average balance of loans held for sale was $1.1 billion for the year ended December 31, 1997, an increase of $213 million from the comparable period in 1996, due primarily to increased originations. The weighted average yield on loans held for sale decreased slightly to 7.15% for the year ended December 31, 1997 from 7.20% for the year ended December 31, 1996, primarily due to the portfolio consisting of a higher percentage of lower-rate adjustable rate loans in 1997 compared to a predominantly fixed-rate portfolio in 1996.

     Interest income on mortgage-backed securities available for sale was $298 million for the year ended December 31, 1997, an increase of $182 million from the year ended December 31, 1996. The average portfolio balances increased $2.8 billion, to $4.5 billion, during the year ended December 31, 1997 compared to the same period in 1996. The weighted average yield on these assets decreased from 6.83% for the year ended December 31, 1996 to 6.64% for the year ended December 31, 1997. The increase in the volume and decrease in the weighted average yield was primarily due to the acquisition of $2.0 billion in mortgage-backed securities from the Cal Fed Acquisition and the purchase of $2.6 billion in other mortgage-backed securities during 1997.

     Interest income on mortgage-backed securities held to maturity was $113 million for the year ended December 31, 1997, a decrease of $22 million from the year ended December 31, 1996. The average portfolio balance decreased $284 million, to $1.5 billion, during the year ended December 31, 1997 compared to the same period in 1996.

     There was no interest income from Covered Assets (as defined herein) for the year ended December 31, 1997, as a result of the disposal of all remaining Covered Assets in August 1996.

     Interest income from securities and interest-bearing deposits in banks was $62 million for the year ended December 31, 1997, an increase of $27 million from the year ended December 31, 1996. The average portfolio balance increased to $1.0 billion, an increase of $449 million from the year ended December 31, 1996, primarily due to the assets acquired in the Cal Fed Acquisition and purchases of short-term investment securities made by FNH during 1997 to meet liquidity needs. The weighted average yield on these assets decreased to 6.11% for the year ended December 31, 1997 from 6.15% for the year ended December 31, 1996, primarily due to a shift in the mix to lower-rate interest-bearing deposits acquired in the Cal Fed Acquisition, along with a decline in yields earned on interest-bearing deposits in other banks.

     Interest Expense. Total interest expense was $1.4 billion for the year ended December 31, 1997, an increase of $633 million from the year ended December 31, 1996. The increase was the result of additional interest-bearing liabilities assumed in the Cal Fed Acquisition and the 1996 Acquisitions, the assumption of the FNH 10 5/8% Senior Subordinated Notes, the issuance of the FNH 9 1/8% Senior Subordinated Notes and incrementally higher rates paid on the additional borrowings used to replace the retail deposits sold in the Branch Sales.

     Interest expense on customer deposits, including Brokered Deposits, was $747 million for the year ended December 31, 1997, an increase of $328 million from the year ended December 31, 1996. The average balance of customer deposits outstanding increased from $9.4 billion to $16.7 billion for the years ended December 31, 1996 and 1997, respectively, primarily due to $9.0 billion in deposits assumed in the Cal Fed Acquisition. The overall

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
weighted average cost of deposits was 4.47% for the year ended December 31, 1997 and 4.48% for the year ended December 31, 1996.

     Interest expense on securities sold under agreements to repurchase totalled $141 million for the year ended December 31, 1997, an increase of $21 million from the year ended December 31, 1996. The average balance of such borrowings for the years ended December 31, 1997 and 1996 was $2.5 billion and $2.1 billion, respectively. The increase in the average balance was primarily attributable to $1.1 billion of such liabilities assumed in the Cal Fed Acquisition and the 1996 Acquisitions, partially offset by maturities and payoffs that were refinanced with FHLB advances and deposits acquired in the Cal Fed and Home Federal Acquisitions. The weighted average interest rate on these instruments decreased to 5.52% during the year ended December 31, 1997 from 5.70% for the year ended December 31, 1996, primarily due to a decrease in rates on new borrowings compared to such borrowings during 1996.

     Interest expense on borrowings totalled $553 million for the year ended December 31, 1997, an increase of $284 million from the year ended December 31, 1996. The increase was attributable to the net effect of borrowings assumed in the Cal Fed Acquisition and the 1996 Acquisitions, the assumption of the FNH
10 5/8% Senior Subordinated Notes, the issuance of the FNH 9 1/8% Senior Subordinated Notes and additional borrowings to replace deposits sold in the Branch Sales, partially offset by the impact of a slight decrease in the rates paid on such borrowings. The average balance of borrowings outstanding for the years ended December 31, 1997 and 1996 was $8.7 billion and $4.2 billion, respectively. The weighted average interest rate on these borrowings decreased to 6.36% during the year ended December 31, 1997 from 6.38% for the year ended December 31, 1996, primarily due to the shorter average maturity of the portfolio during the year ended December 31, 1997 compared to the corresponding period in 1996, partially offset by the higher rates paid on the FNH 10 5/8% Senior Subordinated Notes and the FNH 9 1/8% Senior Subordinated Notes.

     Net Interest Income. Net interest income was $662 million for the year ended December 31, 1997, an increase of $236 million from the year ended December 31, 1996. The interest rate spread decreased to 2.37% for the year ended December 31, 1997 from 2.61% for the year ended December 31, 1996.

     Noninterest Income. Total noninterest income, consisting primarily of loan servicing fees, customer banking fees, management fees and gains on the sales of branches and on sales of residential mortgage loans and MSRs, was $364 million for the year ended December 31, 1997, a decrease of $289 million from the year ended December 31, 1996. Income for the year ended December 31, 1997 included a $14.0 million gain from the Servicing Sale, a $25.0 million gain from the sale of the remaining ACS stock and a $3.6 million gain on the sales of branches. The activities in 1996 included (i) gains on the Branch Sales of $363.3 million,
(ii) gain from the sale of ACS stock of $40.4 million, (iii) income recognized in connection with the termination of the Assistance Agreement of $25.6 million, and (iv) gain from the sale of consumer loans of $7.5 million.

     Loan servicing fees, net of amortization of mortgage servicing rights, were $144 million for the year ended December 31, 1997, compared to $124 million for the year ended December 31, 1996. This increase was primarily due to the addition of the mortgage servicing portfolios acquired in the Cal Fed Acquisition, the 1996 Acquisitions, the LMUSA 1996 Purchase and the Weyerhaeuser Purchase, as well as MSRs originated through the increased origination capacity provided by the Cal Fed Acquisition, partially offset by portfolio paydowns. The single-family residential loan servicing portfolio, excluding loans serviced for the Bank, increased from $43.1 billion at December 31, 1996 to $46.6 billion at December 31, 1997. During the year ended December 31, 1997, FNH sold
$5.5 billion in single-family mortgage loans originated for sale as part of its ongoing mortgage banking operations compared to $4.9 billion of such sales for the corresponding period in 1996.

     Customer banking fees and service charges related to retail banking operations, consisting of depositor fees for transaction accounts, overdrafts, and miscellaneous other fees, were $100 million for the year ended December 31, 1997, compared to $45 million for the year ended December 31, 1996. The increase was primarily attributable to the impact of increased revenues from the retail banking operations acquired in the Cal Fed Acquisition and the 1996 Acquisitions, partially offset by the impact of the Branch Sales.

     Management fees totalled $6 million for the year ended December 31, 1997, compared to $10 million for the year ended December 31, 1996. The decrease was attributable principally to the reduced number of commercial real estate assets under management for others as a result of an increase in dispositions of assets and contracts which have expired.

     Gain on sales of loans was $25 million for the year ended December 31, 1997, compared to a gain of $18 million for the year ended December 31, 1996. The increase was primarily attributed to early pay-offs of commercial loans with unamortized discounts, partially offset by a $7.5 million gain from the sale of $298.0 million of consumer loans during 1996.

     Gain on sales of assets was $38 million for the years ended December 31, 1997 and 1996. The gain in 1997 was primarily attributable to a $14.0 million gain related to the Servicing Sale and a $25.0 million gain on the sale of the Bank's remaining shares of ACS stock. The gain in 1996 was primarily the result of a $40.4 million gain from the sale of ACS stock, partially offset by a permanent impairment in the mortgage-backed securities available-for-sale portfolio.

     Gain on sale of branches was $4 million for the year ended December 31, 1997, attributable primarily to the Texas Branch Sale. For information on the 1996 gain on Branch Sales, see "Business--The Issuer--Background."

     Gain from the termination of the Assistance Agreement was $25.6 million for the year ended December 31, 1996.

     Dividends on FHLB stock were $25 million for the year ended December 31, 1997, an increase of $13 million from the year ended December 31, 1996, representing an increase in the amount of such stock owned by Cal Fed, primarily as a consequence of the Cal Fed Acquisition.

     Other noninterest income was $23 million for the year ended December 31, 1997, an increase of $5 million from the year ended December 31, 1996. The increase was primarily attributable to a settlement received related to the condemnation of a building, an increase in disbursement float interest income and the recognition of a previously deferred gain on sale of certain retail operations, partially offset by the favorable outcome of an arbitration hearing during the year ended December 31, 1996, related to the FN Acquisition.

     Noninterest Expense. Total noninterest expense was $649 million for the year ended December 31, 1997, an increase of $158 million from the year ended December 31, 1996. The increase was principally due to the growth of FNH through the Cal Fed Acquisition and the 1996 Acquisitions and a $29.0 million provision recorded in 1997 for professional fees and unreimbursable costs related to the foreclosure of single-family loans serviced for others, partially offset by a $60.1 million charge recorded in 1996 for the Special SAIF Assessment.

     Total compensation and employee benefits expense was $256 million for the year ended December 31, 1997, an increase of $52 million from the year ended December 31, 1996. The increase in expense was primarily attributable to the presence of 1,688 additional employees at December 31, 1997 compared to December 31, 1996 as a result of the Cal Fed Acquisition, partially offset by a reduction in expense from December 31, 1996 to December 31, 1997 of $23.3 million related to a management incentive plan ("Incentive Plan") between FNH and certain executive officers of the Bank. FNH has no employees of its own.

     Occupancy and equipment expense was $82 million for the year ended December 31, 1997, an increase of $30 million from the year ended December 31, 1996, attributable primarily to the Cal Fed Acquisition and the 1996 Acquisitions, partially offset by operations sold in the Branch Sales.

     SAIF deposit insurance premiums decreased $70 million, to $11 million, for the year ended December 31, 1997 compared to the corresponding period in 1996, due to a decrease in the quarterly assessment rate from 23 cents to 6.42 cents per $100 of deposits, partially offset by an increase in the deposit assessment base as a result of the net impact of the Cal Fed Acquisition, the 1996 Acquisitions and the Branch Sales. In addition, the year ended December 31, 1996 included a $60.1 million charge for the Special SAIF Assessment.

     On September 30, 1996, the Economic Growth and Regulatory Paperwork Reduction Act of 1996 (the "Reduction Act") was enacted. The Reduction Act provided for a special assessment (the "Special SAIF Assessment"), which was levied based on a rate of 65.7 cents per $100 of SAIF-insured domestic deposits held as of March 31, 1995. As a result of the Reduction Act, SAIF deposit insurance premiums included a $60.1 million pre-tax charge for the Special SAIF Assessment for the year ended December 31, 1996. The portion of the assessment related to deposits sold in Ohio, New York, New Jersey and Michigan was borne, pursuant to each sales contract, by the respective purchasers and, accordingly, such amounts were not included in the expense recorded by FNH.

     Loan expense, including foreclosure costs and loan servicing expenses, was $60 million for the year ended December 31, 1997, an increase of $29 million from the year ended December 31, 1996. The increase includes a $25.0 million provision for unreimbursable costs related to the foreclosure of single family loans serviced for others. The increase was also attributed to additional expenses associated with the higher volume of loans serviced, and higher outside appraisal fees, inspection fees and provision for loss on Federal Housing Administration and Veterans Administration loans serviced.

     Marketing expense was $20 million for the year ended December 31, 1997, an increase of $9 million from the year ended December 31, 1996, attributed primarily to the Cal Fed Acquisition and the 1996 Acquisitions, partially offset by reduced nationwide marketing efforts as a result of the Branch Sales.

     Professional fees increased $30 million, to $49 million, for the year ended December 31, 1997 compared to the corresponding period in 1996. This increase included additional legal, consulting and audit expenses related to the Cal Fed Acquisition and the 1996 Acquisitions, as well as $4.0 million in higher fees paid to professional firms in connection with the foreclosure of loans serviced for others.

     Data processing expense was $12 million for the year ended December 31, 1997, an increase of $2 million from the year ended December 31, 1996, attributed primarily to the Cal Fed Acquisition.

     Foreclosed real estate operations, including gains on sales, resulted in a net gain of $3 million for the year ended December 31, 1997 compared to a net gain of $7 million for the same period in 1996. The change was primarily attributable to an increase in post-foreclosure write-downs of residential and commercial foreclosed real estate.

     Amortization of intangible assets increased to $49 million for the year ended December 31, 1997 from $9 million for the corresponding period in 1996, primarily due to the amortization of additional intangible assets recorded in connection with the Cal Fed Acquisition and the 1996 Acquisitions.

     Other noninterest expense was $112 million for the year ended December 31, 1997, an increase of $33 million from the year ended December 31, 1996, primarily due to amortization of deferred issuance costs related to the 10 5/8% Notes and an increase in provisions for telecommunications, postage, office supplies, insurance, retail branch and subservicing losses, OTS assessments and travel expenses, all of which are attributable primarily to the Cal Fed Acquisition and the 1996 Acquisitions.

     Provision for Income Tax. During the year ended December 31, 1997 and 1996, FNH recorded income tax expense of $47.1 million and income tax benefit of $73.1 million, respectively. FNH's effective federal income tax rate was 2% and
(20)% during the year ended December 31, 1997 and 1996, respectively, while its statutory federal income tax rate was 35% during both periods. The difference between the effective and statutory rates was primarily the result of the utilization of net operating loss carryforwards for both periods and the recognition of a $125 million deferred tax benefit in the second quarter of 1996. FNH's effective state income tax rate, before extraordinary item and minority interest, increased to 14% from 7% during the year ended December 31, 1997 compared to the corresponding period in 1996, primarily as a result of FNH's increased presence in California where the state tax rate is generally higher than in other states and nondeductible goodwill amortization from the Cal Fed Acquisition and the 1996 Acquisitions.

     Extraordinary Item. During the year ended December 31, 1996, FNH repurchased $44 million aggregate principal amount of the 11.20% Senior Notes (as defined herein), resulting in a loss of $1.6 million, net of income taxes.

     Minority Interest.  Dividends on the REIT Preferred Stock totalling
$41.9 million were declared and paid during the year ended December 31, 1997. Minority interest relative to the REIT Preferred Stock is reflected on the consolidated statement of income net of the income tax benefit of $5.3 million which will inure to FNH as a result of the deductibility of such dividends for income tax purposes. Dividends on the Bank Preferred Stock of $52.7 million and $43.2 million were also recorded during the years ended December 31, 1997 and 1996, respectively.

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
YEAR ENDED DECEMBER 31, 1996 VERSUS YEAR ENDED DECEMBER 31, 1995

     Net Income. FNH reported net income of $578 million for the year ended December 31, 1996, compared with net income of $147 million in 1995. Net income for the year ended December 31, 1996 included $363.3 million in pre-tax gains on sales of branches, $40.4 million in pre-tax gains from the sale of ACS stock, $25.6 million in pre-tax gain recognized in connection with the termination of the Assistance Agreement and the recognition of a $125.0 million deferred tax benefit, partially offset by a $60.1 million charge for the Special SAIF Assessment. Net income, excluding the aforementioned items, Incentive Plan charges and extraordinary loss on early extinguishment of debt, totalled
$146.7 million for the year ended December 31, 1996.

     Interest Income. Total interest income was $1.2 billion for the year ended December 31, 1996, an increase of $158 million from the year ended December 31, 1995. The interest-earning assets acquired in the 1996 Acquisitions resulted in total interest-earning assets for 1996 averaging $15.9 billion, compared to $13.9 billion for 1995. In addition, the weighted average yields on total interest-earning assets during 1996 increased to 7.76% from the 7.71% weighted average yield on total interest-earning assets during 1995.

     FNH earned $885 million of interest income on loans receivable for the year ended December 31, 1996, an increase of $85 million from the year ended
December 31, 1995. The loans acquired in the 1996 Acquisitions contributed most of the increased interest income in 1996, and resulted in an increase in the average balance of loans receivable to $11.0 billion from $10.1 billion for the year ended December 31, 1995. The weighted average yield on loans receivable increased to 8.05% for the year ended December 31, 1996 from 7.94% for 1995 due to upward rate adjustments on adjustable rate 1-4 unit residential loans.

     FNH earned $62 million of interest income on loans held for sale for the year ended December 31, 1996, an increase of $38 million from the year ended December 31, 1995. The increased income was the net effect of a higher average volume of loans held for sale due to increased originations from the operations acquired in the Maryland Acquisition and the LMUSA Purchases, partially offset by a decrease in the weighted average rate of such loans. The average balance of loans held for sale was $855 million for the year ended December 31, 1996, an increase of $565 million from 1995. The weighted average yield on loans held for sale decreased to 7.20% for the year ended December 31, 1996 from 8.35% during 1995 due to generally decreasing market rates during the period and the portfolio consisting of a higher percentage of comparatively lower-rate adjustable rate loans in 1996 compared to a higher fixed rate portfolio in 1995.

     Interest income on mortgage-backed securities available for sale was $116 million for the year ended December 31, 1996. The average balance of mortgage-backed securities available for sale was $1.7 billion with a weighted average yield of 6.83% for the year ended December 31, 1996.

     Interest income on mortgage-backed securities held to maturity was $135 million for the year ended December 31, 1996, a decrease of $78 million from the year ended December 31, 1995. The average balance of mortgage-backed securities held to maturity decreased to $1.8 billion during the year ended December 31, 1996, compared to $3.0 billion during 1995. The weighted average yield on mortgage-backed securities held to maturity increased to 7.65% during 1996 from 7.14% during 1995, primarily due to the upward rate adjustments of adjustable rate mortgage-backed securities.

     Interest income from Covered Assets declined $10 million, to $1 million, for the year ended December 31, 1996. The decline is due to a reduction in the average volume of Covered Assets (which were acquired by the FDIC as part of the FDIC Purchase (as defined herein) in June 1995) and the termination of the related Assistance Agreement in August 1996.

     Interest income from securities (other than those discussed above), including the available-for-sale portfolio and securities held to maturity, and interest-bearing deposits in other banks was $35 million for the year ended December 31, 1996, an increase of $7 million from the year ended December 31, 1995. The average portfolio balances during the years ended December 31, 1996 and 1995 increased to $566 million from $435 million, respectively, primarily due to assets acquired in the 1996 Acquisitions. The weighted average yield on these assets decreased to 6.15% during 1996 from 6.42% during 1995, primarily due to an overall decline in market interest rates.

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
     Interest Expense. Total interest expense was $808 million for the year ended December 31, 1996, an increase of $73 million from the year ended December 31, 1995. The increase was the result of additional interest-bearing liabilities assumed in the 1996 Acquisitions, the issuance of the FNH 9 1/8% Senior Subordinated Notes and incrementally higher rates paid on the additional borrowings incurred to replace the retail deposits sold in the Branch Sales.

     Interest expense on customer deposits, including Brokered Deposits, was $419 million for the year ended December 31, 1996, a decrease of $28 million from the year ended December 31, 1995. The average balance of customer deposits outstanding decreased from $10.0 billion to $9.4 billion for the years ended December 31, 1995 and 1996, respectively. The overall weighted average cost of deposits decreased from 4.49% for the year ended December 31, 1995 to 4.48% for the year ended December 31, 1996, due principally to the impact of higher average balances of lower rate custodial transaction accounts related to the additional MSRs acquired in the Maryland Acquisition and the LMUSA Purchases, partially offset by slight increases in the market rates of interest paid for Brokered Deposits.

     Interest expense on securities sold under agreements to repurchase totalled $120 million for the year ended December 31, 1996, an increase of $15 million from the year ended December 31, 1995. The average balance of such borrowings for the year ended December 31, 1996 and 1995 was $2.1 billion and $1.6 billion, respectively. The increase was attributable to $.8 billion of such liabilities acquired in the 1996 Acquisitions together with $1.5 billion in additional short-term borrowings to fund the Branch Sales during 1996, partially offset by maturities and payoffs that were refinanced with deposits acquired from the Home Federal Acquisition and FHLB advances. The weighted average interest rate on these borrowings decreased to 5.70% in 1996 from 6.66% for 1995, primarily due to the impact of decreases in overall market interest rates.

     Interest expense on borrowings totalled $269 million for the year ended December 31, 1996, an increase of $86 million from the year ended December 31, 1995. The increase was attributable to the net effect of a volume increase for borrowings assumed in the 1996 Acquisitions, the issuance of the FNH 9 1/8% Senior Subordinated Notes and additional borrowings to replace the deposits sold in the Branch Sales, partially offset by the impact of decreases in the rates paid on such borrowings largely due to the shorter weighted average maturity of the borrowings at December 31, 1996 compared to December 31, 1995. The average balance outstanding for the year ended December 31, 1996 and 1995 was $4.2 billion and $2.2 billion, respectively. The weighted average interest rate on these borrowings decreased to 6.38% during the year ended December 31, 1996 from 8.26% for the year ended December 31, 1995, primarily due to the impact of decreases in overall market interest rates and the shorter average maturity of the portfolio.

     Net Interest Income. Net interest income was $426 million for the year ended December 31, 1996, an increase of $85 million from the year ended December 31, 1995. The interest rate spread increased to 2.61% for the year ended December 31, 1996 from 2.36% for the year ended December 31, 1995.

     Noninterest Income. Total noninterest income, consisting primarily of loan servicing fees, customer banking fees, management fees and gains on the Branch Sales and on sales of loans and loan servicing rights, was $653 million for the year ended December 31, 1996, an increase of $502 million from the year ended December 31, 1995. This increase included (i) gains on sales of branches of $363.3 million, (ii) gain from the sale of ACS stock of $40.4 million and
(iii) gains recognized in connection with the termination of the Assistance Agreement of $25.6 million.

     Loan servicing fees, net of amortization of MSRs, were $124 million for the year ended December 31, 1996, compared to $70 million for the year ended December 31, 1995. This increase was due to the addition of the mortgage servicing portfolios acquired in the Maryland Acquisition, the LMUSA Purchases and the 1996 Acquisitions, as well as MSRs originated through the increased origination capacity provided by these acquisitions. The 1-4 unit residential loan servicing portfolio, excluding loans serviced for the Bank, increased from $7.4 billion at January 1, 1995 to $27.0 billion at January 1, 1996 and to
$43.1 billion at December 31, 1996. During the year ended December 31, 1996, FNH sold $4.9 billion in 1-4 unit residential loans originated for sale as part of its ongoing mortgage banking operations compared to $1.2 billion of such sales for 1995.

     Customer banking fees and service charges related to retail banking operations, consisting of depositor fees for transaction accounts, overdrafts, and miscellaneous other fees, were $45 million for the year ended

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
December 31, 1996, compared to $47 million for the year ended December 31, 1995. The decrease was attributable to the impact of decreased revenues associated with the Branch Sales, partially offset by the increased revenues from the retail banking operations acquired in the Branch Purchases and the 1996 Acquisitions.

     Management fees totaled $10 million for the year ended December 31, 1996 compared to $15 million for the year ended December 31, 1995. The decrease was attributable principally to a reduction in the amount of assets under management as a result of the expiration of contracts with the Resolution Trust Corporation and other third parties.

     Gain on sales of branches was $363.3 million for the year ended
December 31, 1996. See Note 3 to the Notes to Consolidated Financial Statements of FNH contained elsewhere in this Prospectus for additional information regarding the Branch Sales.

     Gain on sales of loans was $18 million for the year ended December 31, 1996. The increase was attributable in part to a gain of $7.5 million on the sale of $298.0 million of consumer loans during the first quarter of 1996. In addition, FNH experienced increased gains on sales of 1-4 unit residential loans due to the adoption of Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights, an amendment to Statement No. 65" ("SFAS No. 122") on April 1, 1995. See "--Mortgage Banking Operations."

     Gain on sales of assets was $38 million for the year ended December 31, 1996. The gain was primarily the result of a $40.4 million gain from the sale of ACS stock, partially offset by a writedown recorded on certain collateralized mortgage obligations ("CMOs") in the mortgage-backed securities available-for-sale portfolio determined to have a permanent impairment in value.

     Dividends on FHLB stock were $12 million for the year ended December 31, 1996, an increase of $5 million from the year ended December 31, 1995. The increase was primarily attributable to the 1996 Acquisitions and an increase in FHLB advances as a result of the Branch Sales.

     Gain from the termination of the Assistance Agreement was $26 million for the year ended December 31, 1996.

     Other noninterest income was $18 million for the year ended December 31, 1996, an increase of $7 million from the year ended December 31, 1995. The increase was primarily attributable to a $3 million increase in disbursement float interest income and $2 million of interest received related to the favorable outcome of an arbitration hearing.

     Noninterest Expense. Total noninterest expense was $491 million for the year ended December 31, 1996, an increase of $158 million from the year ended December 31, 1995. The increase was principally due to additional compensation, loan expense, deposit insurance premiums and other noninterest expenses which were primarily related to the growth of FNH through the various acquisitions in 1995 and the first half of 1996 and the Special SAIF Assessment.

     Total compensation and employee benefits expense was $205 million for the year ended December 31, 1996, an increase of $51 million from the year ended December 31, 1995, primarily attributable to $35.6 million of Incentive Plan accruals. The number of full time employees decreased to 3,547 for the year ended December 31, 1996, compared to 3,619 for the year ended December 31, 1995. This decrease was primarily due to the net impact of a reduction in employees as a result of the Branch Sales and FNH's cost reduction program, partially offset by employee additions in the mortgage banking operations related to the servicing portfolios acquired in the LMUSA Purchases and an increase in retail banking employees attributed to the 1996 Acquisitions.

     Occupancy and equipment expense was $52 million for the year ended
December 31, 1996, an increase of $2 million from the year ended December 31, 1995, attributed primarily to increased expenses resulting from the Maryland and 1996 Acquisitions and the LMUSA Purchases, partially offset by the net effect of operations sold in the Branch Sales.

     SAIF deposit insurance premiums increased $59 million, to $81 million, for the year ended December 31, 1996. The increase was primarily due to the $60 million Special SAIF Assessment.

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
     Loan expense was $31 million for the year ended December 31, 1996, an increase of $19 million from the year ended December 31, 1995. The increase related to additional expenses associated with the higher volume of loans serviced due to the LMUSA Purchases, the Maryland Acquisition and increased loan production. Such expenses included subservicing fees paid on acquired servicing portfolios prior to conversion to FNMC's systems and increased pass-through interest expense for loan payoffs in serviced loan pools. In addition, such expenses also included outside appraisal fees, inspection fees, and provision for losses on loans insured by the Federal Housing Administration or guaranteed by the Veterans Administration.

     Professional fees increased $8 million, to $19 million, for the year ended December 31, 1996. This increase included additional expenses related to the loan servicing portfolios acquired in the LMUSA Purchases, as well as additional accruals for various legal and litigation expenses.

     Foreclosed real estate operations, including gains on sales, resulted in a net gain of $7 million for the year ended December 31, 1996 compared to a net gain of $1 million for the same period in 1995. The change was attributable to a higher volume of sales in 1996 at comparatively higher prices to carrying values.

     Amortization of intangible assets increased to $9 million for the year ended December 31, 1996 from $1 million for 1995, primarily due to the amortization of $132.1 million in goodwill recorded in connection with the 1996 Acquisitions.

     Other noninterest expense was $79 million for the year ended December 31, 1996, an increase of $18 million from the year ended December 31, 1995, principally due to increased telecommunications, postage, office supplies, insurance, OTS assessments and travel expenses, all of which are attributed primarily to the increased loan servicing activity that resulted from the Maryland Acquisition and the LMUSA Purchases.

     Provision for Income Taxes. During the years ended December 31, 1996 and 1995, FNH recorded income tax benefit of $73.1 million and $57.2 million, respectively. Based on a favorable earnings trend since the consummation of the FN Acquisition and future earnings expectations, management changed its judgment of FNH's ability to realize its deferred tax assets and recognized a deferred tax benefit (i.e., a reduction in the valuation allowance) of $69 million in the fourth quarter of 1995 and an additional $125 million in the second quarter of 1996. Management believes that the realization of such asset is more likely than not, based on the expectation that FNH will generate the necessary amount of taxable income in future periods. Included in tax expense for the year ended December 31, 1995 is the reversal of 1993 and 1994 over-accruals of federal taxes totalling $1.7 million. FNH's effective federal income tax rates before extraordinary items and minority interest were (20)% and (56)% during the years ended December 31, 1996 and 1995, respectively, while its statutory federal income tax rate was 35% during both periods. The difference between the effective and statutory rates was primarily the result of the utilization of net operating loss carryforwards for both periods, the reversal of 1993 and 1994 over accruals for the year ended December 31, 1995 and the recognition of a $125 million and $69 million deferred tax benefit in 1996 and 1995, respectively. FNH's effective state income tax rates before extraordinary items and minority interest were approximately 7% and 9% during the years ended December 31, 1996 and 1995, respectively.

     Extraordinary Item. During the year ended December 31, 1996, FNH repurchased $44 million aggregate principal amount of the $50 million in 11.20% Senior Notes assumed in the SFFed Acquisition, resulting in a loss of $1.6 million, net of income taxes. During the year ended December 31, 1995, FNH recorded a gain of $2.0 million on the early extinguishment of $250 million in FHLB advances, net of income taxes.

     Minority Interest. Dividends on the 11 1/2% Preferred Stock of $34.6 million were paid during the year ended December 31, 1996.

PROVISION FOR FEDERAL AND STATE INCOME TAXES

     During the six months ended June 30, 1998 and 1997, FNH recorded an income tax benefit of $221.1 million and income tax expense of $21.9 million, respectively. Based on resolutions of federal income tax audits and favorable future earnings expectations, management changed its judgment about the realizability of FNH's deferred tax asset and reduced its valuation allowance by $250 million in addition to the amount used to offset income during the period. For the six months ended June 30, 1998 and 1997, FNH's valuation allowance was reduced by $330.2 million and $62.8 million, respectively. FNH's effective Federal tax rate was (131)% and

2% during the six months ended June 30, 1998 and 1997, respectively, while its statutory Federal tax rate was 35% during both periods. The difference between the effective and statutory rates was primarily the result of the reductions in the deferred tax asset valuation allowance. FNH's effective state tax rate was 13% and 15% during the six months ended June 30, 1998 and 1997, respectively. It is expected that, beginning July 1, 1998, FNH's effective tax rate for future periods will be 42%.

     During the years ended December 31, 1997, 1996 and 1995, FNH recorded income tax expense (benefit), excluding the tax effects associated with extraordinary items and minority interest in 1997, 1996 and 1995, of $47.1 million, $(73.1) million, and $(57.2) million, respectively. FNH's effective income tax rates were 16%, (13)%, and (47)%, in 1997, 1996 and 1995, respectively. FNH's federal statutory income tax rate was 35% in each of 1997, 1996, and 1995. The difference between effective and statutory rates was primarily the result of offsetting certain deductions and losses with the receipt of non-taxable FSLIC/RF (as defined herein) assistance payments and, in 1996 and 1995, the recognition of a deferred tax benefit totalling $125 million and $69 million, respectively.

     For federal income tax purposes, FNH is included in the Mafco Group and accordingly, its federal taxable income and loss will be included in the consolidated federal income tax return filed by Mafco Holdings.

     Prior to the Golden State Acquisition, FNH, Mafco Holdings and the Bank were parties to the Tax Sharing Agreement, which was subsequently amended in connection with the Golden State Acquisition, pursuant to which (i) the Bank paid to FNH amounts equal to the income taxes that the Bank would have been required to pay if it were to file a return separately from the Mafco Group and
(ii) FNH paid to Mafco Holdings amounts equal to the income taxes that FNH would be required to pay if it were to file a consolidated return on behalf of itself and the Bank separately from the Mafco Group. The Tax Sharing Agreement allowed the Bank to take into account, in determining its liability to FNH, any net operating loss carryovers that it would have been entitled to utilize if it had filed separate returns for each year since the formation of the Bank. The Tax Sharing Agreement also allowed FNH to take into account, in determining its liability to Mafco Holdings, any net operating loss carryovers that it would have been entitled to utilize if it had filed a consolidated return on behalf of itself and the Bank for each year since the formation of the Bank. Accordingly, pursuant to the Tax Sharing Agreement, the benefits of any net operating loss carryovers generated by the Bank since its formation are retained by the Bank and FNH.

     As a result of the transfer of assets, including the stock of the Bank, by FNH to Golden State Holdings as part of the Golden State Acquisition, the Issuer succeeded to the tax attributes of FNH. In addition, pursuant to an amendment to the Tax Sharing Agreement dated as of September 11, 1998, and in accordance with the Merger Agreement, for any taxable period ending after the Golden State Acquisition, (i) Golden State replaced Mafco Holdings under the Tax Sharing Agreement and assumed all of the rights and obligations of Mafco Holdings under the Tax Sharing Agreement with respect to such taxable periods; (ii) the Issuer replaced FNH under the Tax Sharing Agreement and assumed all of the rights and obligations of FNH under the Tax Sharing Agreement with respect to such taxable periods; and (iii) the Bank continues to be bound by the Tax Sharing Agreement.

     The Bank has generated significant federal income tax net operating losses since it was organized in December 1988. This is due, in part, to the fact that, under applicable federal income tax law, certain financial assistance received by the Bank pursuant to the Assistance Agreement was excluded from the taxable income of the Bank. In addition to such tax-free financial assistance, the Bank had been entitled to its normal operating deductions, including interest expense and certain losses relating to its loan portfolio. As a result, the Bank generated significant net operating losses for federal income tax purposes even though its operations were profitable. Furthermore, under the reorganization provisions of the Code (as defined herein), the Bank succeeded to certain net operating loss carryovers of the Texas Closed Branches (as defined herein).

     At December 31, 1997, if FNH had filed a consolidated tax return on behalf of itself (as the common parent) and its subsidiaries for each year since the formation of the Bank, it would have had approximately $2.0 billion of regular net operating losses and approximately $789 million of AMT tax net operating losses, both of which FNH would have been entitled to utilize. A portion of such losses, to the extent not previously used to offset income, would expire in the year 2004 and in each year thereafter, and would fully expire in 2010. Under applicable tax law, only 90% of a corporation's alternative minimum taxable income may be offset by carryovers from other years. Thus, 10% of the alternative minimum taxable income earned by the Bank in the current period will be subject to federal income tax at an effective rate of 20%. Under the Tax Sharing Agreement, FNH has eliminated a significant portion of the amounts that it otherwise would be required to pay to Mafco in respect of federal income tax. Payments made by FNH under the Tax Sharing Agreement with the Mafco Group during the years ended December 31, 1997, 1996 and 1995 totalled $18.6 million, $14.1 million and $3.1 million, respectively. Such payments may increase significantly at the time that the net operating losses described above are either used in full to offset income or expire.

     If for any reason the Bank and the Issuer were to deconsolidate from the group, only the amount of the net operating loss carryovers of the Bank and the Issuer not utilized by the group (up to the end of the taxable year of the group in which the deconsolidation took place) would be available to offset the taxable income of the Bank and the Issuer subsequent to the date of deconsolidation. If the Bank and the Issuer had deconsolidated as of December 31, 1997 (i.e., the close of the prior Mafco Group taxable year), the Bank and the Issuer would have had approximately $970 million of regular net operating loss carryforwards available to offset the taxable income of the Bank and the Issuer subsequent to the date of deconsolidation. As a result of the deconsolidation of the Bank and the Issuer from the Mafco Group due to the Golden State Acquisition, and the anticipated use by the Mafco Group of additional regular net operating loss carryforwards available to offset the taxable income of the Mafco Group for the taxable year ending December 31, 1998, the net operating loss carryforwards of the Bank and the Issuer will decrease. Similarly, if for any reason the Bank and the Issuer were to deconsolidate after the Golden State Acquisition from the Golden State Group, only the amount of the net operating loss carryovers of the Bank and the Issuer, not utilized by the Golden State Group up to the end of the taxable year in which the deconsolidation took place, would be available to offset the taxable income of the Bank and the Issuer subsequent to the date of deconsolidation. If for any reason the Bank were to deconsolidate from the Issuer, with the Issuer remaining a member of the Golden State Group, the net operating loss carryovers of the Bank not utilized by the Golden State Group, until the close of the taxable year in which the deconsolidation took place would be available to offset the taxable income of the Bank subsequent to the date of deconsolidation, but would no longer be available to offset the taxable income of the Issuer subsequent to the date of deconsolidation. It cannot be predicted to what extent the Golden State Group will utilize the net operating loss carryovers of the Issuer and/or the Bank in the future or the amount, if any, of net operating loss carryforwards that the Issuer or the Bank may have upon deconsolidation. The net operating loss carryovers are subject to review and potential disallowance, in whole or in part, by the IRS. Any disallowance of the Bank's net operating loss carryovers may increase the amounts that the Bank would be required to pay to FNH or the Issuer under the Tax Sharing Agreement and that FNH or the Issuer would be required to pay to the Golden State Group and would therefore decrease the earnings of the Bank available for distribution to the Issuer.

     Under federal income tax law, the Issuer and the Bank are subject to several liability with respect to the consolidated federal income tax liabilities of the Golden State Group for any taxable period during which the Issuer or the Bank is a member of such group. Therefore, the Issuer or the Bank may be required to pay the Golden State Group's consolidated federal tax liability notwithstanding prior payments made under the Tax Sharing Agreement by FNH or the Issuer or the Bank to Golden State. Golden State has agreed, however, under the Tax Sharing Agreement, to indemnify the Issuer and the Bank for any such federal income tax liability (and certain state and local tax liabilities) of Golden State or any of its subsidiaries (other than the Issuer and the Bank) that the Issuer or the Bank is actually required to pay.

     On August 20, 1996, the Small Business Job Protection Act of 1996 (the "Act"), was enacted into law generally effective for years beginning after 1995. One provision of the Act repealed the Section 593 reserve method of accounting for bad debts by thrift institutions which are treated as large banks. Another provision of the Act requires FNH to take into income the balance of its post-1987 bad debt reserves over a six year period beginning in 1996 subject to a two-year deferral if certain residential loan tests are satisfied. As of December 31, 1995, FNH had approximately $279 million of post-1987 bad debts reserves that are subject to recapture. FNH had fully provided for the tax related to this recapture.

     In accordance with SFAS No. 109, "Accounting for Income Taxes," a deferred tax liability has not been recognized for the base year reserves of FNH. The base year reserves are generally the balance of the tax bad debt reserve as of December 31, 1987 reduced proportionately for reductions in FNH's loan portfolio since that date. At December 31, 1997, the amount of those reserves was approximately $152 million. The amount of the unrecognized deferred tax liability at December 31, 1997 was approximately $53 million. Pursuant to the Act, circumstances that may require an accrual of this unrecorded tax liability are a failure to meet the definition of a "bank" for federal income tax purposes, dividend payments in excess of tax earnings and profits, and other distributions, dissolution, liquidation or redemption of stock, excluding preferred stock meeting certain conditions.

     FNH is subject to taxation in certain states in which it operates, including California. For California franchise tax purposes, savings institutions are taxed as "financial corporations." Financial corporations are taxed at the general corporate franchise tax rate plus an "in lieu" rate based on their statutory exemption from local business and personal property taxes. California has not adopted conforming federal tax law changes to the computation of the bad debt deduction.

TAX EFFECTS OF DIVIDEND PAYMENTS BY THE BANK

     Dividend distributions made to FNH, as the sole owner of the Bank's common stock, and to holders of the Bank Preferred Stock, in each case in excess of the Bank's accumulated earnings and profits, as well as certain distributions in dissolution or in redemption or liquidation of stock, may cause the Bank to recognize a portion of its tax bad debt reserves as income, and accordingly, could cause the Bank to make payments to FNH under the Tax Sharing Agreement. As a result, FNH may be required to make payments to Mafco Holdings under the Tax Sharing Agreement if FNH has insufficient expenses and losses to offset such income. See "--Provision for Federal and State Income Taxes." The Bank does not expect to generate substantial amounts of federal taxable income (after taking into account its net operating loss carryovers) from any recapture of its bad debt reserve. Accordingly, the recapture of its bad debt reserve as a result of distributions to stockholders, or of the redemption of stock, would not be expected to have a material adverse effect on the Bank.

PROVISION FOR LOAN LOSSES

     The adequacy of the allowance for loan losses is periodically evaluated by management in order to maintain the allowance at a level that is sufficient to absorb expected loan losses. FNH charges current earnings with a provision for estimated credit losses on loans receivable. The provision considers both specifically identified problem loans as well as credit risks not specifically identified in the loan portfolio. FNH established provisions for loan losses of $20.0 million and $39.9 million during the six months ended June 30, 1998 and 1997, respectively. The decrease in the provision for loan losses during the six months ended June 30, 1998 compared to the same period in 1997 is the result of management's evaluation of the adequacy of the allowance based on, among other things, past loan loss experience and known and inherent risks in the portfolio, evidenced in part by the continued decline in FNH's level of non-performing assets. FNH established provisions for loan losses of $80 million, $40 million and $37 million for the years ended December 31, 1997, 1996 and 1995, respectively. The increase in the provision for losses from 1995 through 1997 is due to the increased loan production activity (primarily 1-4 unit residential) and loans acquired through acquisitions in 1996 and 1997. In addition, management's periodic evaluation of the adequacy of the allowance for loan losses considers potential adverse situations that may affect the borrower's ability to repay, the estimated value of underlying collateral, and current and prospective economic conditions. The allowance for loan losses is increased by provisions for loan losses and allowances on acquired loans, while it is decreased by charge-offs (net of recoveries).

     Although management believes that its present allowance for loan losses is adequate, it will continue to review its loan portfolio to determine the extent to which any changes in economic conditions or loss experience may require further provisions in the future.

ASSET AND LIABILITY MANAGEMENT

     Banks and savings associations are subject to interest rate risk to the degree that their interest-bearing liabilities, consisting principally of deposits, securities sold under agreements to repurchase and FHLB advances, mature or reprice more or less frequently, or on a different basis, than their interest-earning assets. A key element of the banking business is the monitoring and management of liquidity risk and interest rate risk. The process of planning and controlling asset and liability mixes, volumes and maturities to influence the net interest spread is referred to as asset and liability management. The objective of FNH's asset and liability management is to maximize the net interest income over changing interest rate cycles within the constraints imposed by prudent lending and investing practices, liquidity needs and capital planning.

     FNH, through the Bank, actively pursues investment and funding strategies to minimize the sensitivity of its earnings to interest rate fluctuations. FNH measures the interest rate sensitivity of its balance sheet through gap and duration analysis, as well as net interest income and market value simulation, and, after taking into consideration both the variability of rates and the maturities of various instruments, evaluates strategies which may reduce the sensitivity of its earnings to interest rate and market value fluctuations. An important decision is the selection of interest-bearing liabilities and the generation of interest-earning assets which best match relative to interest rate changes. In order to reduce interest rate risk by increasing the percentage of interest sensitive assets, FNH has continued its emphasis on the origination of ARM products for its portfolio. Where possible, FNH seeks to originate real estate loans that reprice frequently and that on the whole adjust in accordance with the repricing of its liabilities. At June 30, 1998, approximately 91% of FNH's real estate loan portfolio consisted of ARMs.

     ARMs have from time to time been offered with low initial interest rates as marketing inducements. In addition, most ARMs are also subject to periodic interest rate adjustment caps or floors. In a period of rising interest rates, ARMs could reach a periodic adjustment cap while still at a rate significantly below their contractual margin over existing market rates. Since repricing liabilities are typically not subject to such interest rate adjustment constraints, FNH's net interest margin would most likely be negatively impacted in this situation. Certain ARMs now offered by FNH have a fixed monthly payment for a given period, with any changes as a result of market interest rates reflected in the unpaid principal balance through negative amortization.

     As a result of the FN and Cal Fed Acquisitions, FNH acquired the rights and assumed obligations related to certain interest rate swap agreements that were entered into to hedge certain FHLB advances. Under the terms of these agreements, FNH pays a variable rate based on LIBOR and receives fixed rates. FNH had no interest rate swap agreements outstanding at June 30, 1998. During the six months ended June 30, 1998, and during 1997, 1996 and 1995, FNH's net interest margin increased (decreased) by $2.1 million, $.6 million, $.6 million and $(12.9) million, respectively, as a result of these interest rate swap agreements, largely due to the amortization of the premium assigned to these agreements in the FN and Cal Fed Acquisitions.

     Gains and losses on early termination of these interest rate swap agreements would be included in the carrying amount of the FHLB advances and amortized over the remaining terms of such advances. The requirements that must be satisfied in order to account for the swap agreements in this manner are as follows: (1) the FHLB advances must expose FNH to interest rate risk, and
(2) at the inception of the hedge and throughout the hedge period, high correlation of changes in the market value of the swaps and the fair value of the FHLB advances must be probable so that the results of the swaps will substantially offset the effects of interest rate changes on the FHLB advances. If these requirements are not met, the swaps would be considered speculative and marked to market with changes in market value reflected in noninterest income.

     One of the most important sources of a financial institution's net income is net interest income, which is the difference between the combined yield earned on interest-earning assets and the combined rate paid on interest-bearing liabilities. Net interest income is also dependent on the relative balances of interest-earning assets and interest-bearing liabilities.

     A traditional measure of interest-rate risk within the savings industry is the interest rate sensitivity gap, which is the sum of all interest-earning assets minus the sum of all interest-bearing liabilities to be repriced within the same period. A gap is considered positive when the amount of interest rate sensitive assets exceeds interest rate sensitive liabilities, while the opposite results in a negative gap. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, and a positive gap would tend to result in an increase in net interest income, while the opposite would tend to occur in a period of falling rates.

     The following table sets forth the projected maturities based upon contractual maturities as adjusted for projected prepayments and "repricing mechanisms" (provisions for changes in the interest rates of assets and liabilities), as of June 30, 1998. Prepayment rates are assumed in each period on substantially all of FNH's loan portfolio based upon expected loan prepayments. Repricing mechanisms on FNH's assets are subject to limitations such as caps on the amount that interest rates and payments on its loans may adjust and, accordingly, such assets may not respond in the same manner or to the same extent to changes in interest rates as FNH's liabilities. In addition, the interest rate sensitivity of FNH's assets and liabilities illustrated in the table would vary substantially if different assumptions were used or if actual experience differed from the assumptions set forth. FNH's estimated interest rate sensitivity gap at June 30, 1998 is as follows:

                                                         MATURITY/RATE SENSITIVITY
                                           ------------------------------------------------------
                                           WITHIN       1-5      OVER 5    NONINTEREST
                                           1 YEAR      YEARS     YEARS      BEARING        TOTAL
                                           -------    -------    ------    -----------    -------
                                                           (DOLLARS IN MILLIONS)
INTEREST-EARNING ASSETS:
  Securities held to maturity,
     interest-bearing deposits in other
     banks and short-term investment
     securities(1)(2)...................   $    96    $    --     $ --       $    --      $    96
  Securities available for sale(3)......       783         --       --            --          783
  Mortgage-backed securities available
     for sale(3)........................     8,037         --       --            --        8,037
  Mortgage-backed securities held to
     maturity(1)(4).....................     1,135          2       --            --        1,137
  Loans held for sale, net(3)(5)........     1,707         --       --            --        1,707
  Loans receivable, net(1)(6)...........    14,891      3,263      757            --       18,911
  Investment in FHLB....................       540         --       --            --          540
                                           -------    -------     ----       -------      -------
  Total interest-earning assets.........    27,189      3,265      757            --       31,211
Noninterest-earning assets..............        --         --       --         2,825        2,825
                                           -------    -------     ----       -------      -------
                                           $27,189    $ 3,265     $757       $ 2,825      $34,036
                                           -------    -------     ----       -------      -------
                                           -------    -------     ----       -------      -------
INTEREST-BEARING LIABILITIES:
  Deposits(7)...........................   $14,395    $ 1,641     $  8       $    --      $16,044
  Securities sold under agreements to
     repurchase(1)......................     2,862         --       --            --        2,862
  FHLB advances(1)......................     4,208      6,784        2            --       10,994
  Other borrowings(1)...................       238        351      693            --        1,282
                                           -------    -------     ----       -------      -------
  Total interest-bearing liabilities....    21,703      8,776      703            --       31,182
Noninterest-bearing liabilities.........        --         --       --           730          730
Minority interest.......................        --         --       --           986          986
Stockholders' equity....................        --         --       --         1,138        1,138
                                           -------    -------     ----       -------      -------
                                           $21,703    $ 8,776     $703       $ 2,854      $34,036
                                           -------    -------     ----       -------      -------
                                           -------    -------     ----       -------      -------
Gap.....................................   $ 5,486    $(5,511)    $ 54                    $    29
                                           -------    -------     ----                    -------
                                           -------    -------     ----                    -------
Cumulative gap..........................   $ 5,486    $   (25)    $ 29                    $    29
                                           -------    -------     ----                    -------
                                           -------    -------     ----                    -------
Gap as a percentage of total assets.....      16.1 %    (16.2)%    0.2 %                      0.1 %
                                           -------    -------     ----                    -------
                                           -------    -------     ----                    -------
Cumulative gap as a percentage of total
  assets................................      16.1%      (0.1)%    0.1 %                      0.1 %
                                           -------    -------     ----                    -------
                                           -------    -------     ----                    -------

------------------
(1) Based upon (a) contractual maturity, (b) instrument repricing date, if applicable, and (c) projected repayments and prepayments of principal, if applicable. Prepayments were estimated generally by using the prepayment rates forecast by various large brokerage firms as of June 30, 1998. The actual maturity and rate sensitivity of these assets could vary substantially if future prepayments differ from FNH's prepayment estimates.

(2) Consists of $59 million of securities held to maturity, $2 million of interest-bearing deposits in other banks and $35 million of short-term investment securities.

(3) As loans held for sale and securities and mortgage-backed securities available for sale may be sold within one year, they are considered to be maturing within one year.

(4) Excludes underlying non-performing loans of $6 million.

(5) Excludes non-performing loans of $18 million.

(6) Excludes allowance for loan losses of $421 million and non-performing loans of $136 million.

(7) Fixed rate deposits and deposits with a fixed pricing interval are reflected as maturing in the year of contractual maturity or first repricing date. Money market deposit accounts, demand deposit accounts and passbook accounts are reflected as maturing within one year.

     At June 30, 1998, interest-earning assets of FNH exceeded interest-bearing liabilities by approximately $29 million. At December 31, 1997, interest-earning assets of FNH exceeded interest-bearing liabilities by approximately $154 million.

     The maturity/rate sensitivity analysis is a static view of the balance sheet with assets and liabilities grouped into certain defined time periods, and thus only partially depicts the dynamics of FNH's sensitivity to interest rate changes. Since it is measured at a single point in time, this analysis may not fully describe the complexity of relationships between product features and pricing, market rates and future management of the balance sheet mix. FNH utilizes computer modeling, under various interest rate scenarios, to provide a dynamic view of the effects of the changes in rates, spreads, and yield curve shifts on net interest income.

     FNH's risk management policies are established by the Asset/Liability Management Committee ("ALCO") of the Bank. ALCO meets monthly to formulate the Bank's investment and risk management strategies. The basic responsibilities of ALCO include management of net interest income and market value of portfolio equity, management of liquidity to provide adequate funding, and the establishment of asset product priorities by formulating performance evaluation criteria, risk evaluation techniques and a system to standardize the analysis and reporting of originations, competitive trends, profitability and risk. On a quarterly basis, the Board of Directors of the Bank is apprised of ALCO strategies adopted and their impact on operations, and, at least annually, the Board of Directors of the Bank reviews the Bank's interest rate risk management policy statements.

     On November 15, 1995, the Financial Accounting Standards Board ("FASB") issued a special report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities" (the "Special Report"), which provided all entities an opportunity to reassess their ability and intent to hold securities to maturity and allowed a one-time reclassification of securities from held-to-maturity to available-for-sale without "tainting" the remaining held-to-maturity securities. On December 29, 1995, the Bank reclassified substantially all of its securities and mortgage-backed securities from held-to-maturity to available-for-sale. The impact on the gap schedule of reclassifying securities from the held-to-maturity portfolio to the available-for-sale portfolio was to shorten the maturity and interest rate sensitivity of such assets.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     ALCO, which includes senior management representatives of the Bank, monitors and considers methods of managing the rate and sensitivity repricing characteristics of the balance sheet components consistent with maintaining acceptable levels of changes in net portfolio value ("NPV") and net interest income. A primary purpose of FNH's asset and liability management is to manage interest rate risk to effectively invest FNH's capital and to preserve the value created by its core business operations. As such, certain management monitoring processes are designed to minimize the impact of sudden and sustained changes in interest rates on NPV and net interest income.

     FNH's exposure to interest rate risk is reviewed on at least a quarterly basis by the Board of Directors of the Bank and the ALCO. Interest rate risk exposure is measured using interest rate sensitivity analysis to determine FNH's change in NPV and net interest income in the event of hypothetical changes in interest rates, and interest rate sensitivity gap analysis is used to determine the repricing characteristics of FNH's assets and liabilities. If estimated changes to NPV and net interest income are not within the limits established by the Board, the Board may direct management to adjust its asset and liability mix to bring interest rate risk within Board-approved limits.

     In order to reduce the exposure to interest rate fluctuations, FNH has developed strategies to manage its liquidity, shorten its effective maturities of certain interest-earning assets, and increase the interest rate sensitivity of its asset base. Management has sought to decrease the average maturity of its assets by emphasizing the origination of adjustable-rate residential mortgage loans and consumer loans, which are retained by FNH for its portfolio. In addition, long-term, fixed-rate single-family residential mortgage loans are underwritten according to guidelines of FHLMC, GNMA and the FNMA (each as defined herein), and are either swapped with the FHLMC, GNMA and the FNMA in exchange for mortgage-backed securities secured by such loans which are then sold, or are sold directly for cash in the secondary market.

     Interest rate sensitivity analysis is used to measure FNH's interest rate risk by computing estimated changes in NPV of its cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. NPV represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. This analysis assesses the risk of loss in market risk sensitive instruments in the event of a sudden and sustained increase or decrease in the market interest rates of one hundred to four hundred basis points. The Bank's Board of Directors has adopted an interest rate risk policy which establishes maximum decreases in the NPV of 15%, 30%, 45% and 60% in the event of a sudden and sustained increase or decrease in market interest rates of one hundred, two hundred, three hundred and four hundred basis points, respectively. The following table presents FNH's projected change in NPV for the various rate shock levels at December 31, 1997. All market risk sensitive instruments presented in this table are held to maturity or available for sale. FNH has no trading securities.

                                           MARKET VALUE OF              PERCENT CHANGE
                                            PORTFOLIO         ACTUAL              BOARD
CHANGE IN INTEREST RATES                     EQUITY           CHANGE    ACTUAL    LIMIT
----------------------------------------   ---------------    ------    ------    -----
                                                      (DOLLARS IN MILLIONS)
400 basis point rise....................       $ 1,163        $(605)    (34.2)%    (60)%
300 basis point rise....................         1,492         (276)    (15.6)     (45)
200 basis point rise....................         1,744          (24)     (1.4)     (30)
100 basis point rise....................         1,833           65       3.7      (15)
Base Scenario...........................         1,768           --        --       --
100 basis point decline.................         1,613         (155)     (8.8)     (15)
200 basis point decline.................         1,562         (206)    (11.7)     (30)
300 basis point decline.................         1,581         (187)    (10.6)     (45)
400 basis point decline.................         1,570         (198)    (11.2)     (60)

     The preceeding table indicates that at December 31, 1997, in the event of a sudden and sustained increase in prevailing market interest rates, FNH's NPV, including minority interest, would be expected to decrease, and that in the event of a sudden and sustained decrease in the prevailing market interest rates, FNH's NPV would be expected to experience little change. At December 31, 1997, FNH's estimated changes in NPV were within the targets established by the Board of Directors of the Bank.

     The fair market value of portfolio equity decreases in a rising interest rate environment because FNH's interest-bearing liabilities generally reprice faster than its interest-earning assets, and certain interest-earning assets are subject to periodic caps. The reduction in value of the net interest-earning assets is partially offset by an increase in value of MSRs that appreciate in value as rates rise. In a declining interest rate environment, the reduction in value of MSRs generally outweighs the increase in value of the rest of the portfolio resulting from the repricing differences of interest-earning assets and interest-bearing liabilities.

     NPV is calculated by FNH pursuant to guidelines established by the OTS. The calculation is based on the net present value of estimated discounted cash flows utilizing market prepayment assumptions and market rates of interest provided by independent broker quotations and other public sources as of December 31, 1997, with adjustments made to reflect the shift in the Treasury yield curve as appropriate.

     The computation of prospective effects of hypothetical interest rate changes is based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposits decay, and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions the ALCO could undertake in response to changes in interest rates.

     Certain shortcomings are inherent in the method of analysis presented in the computation of NPV. Actual values may differ from those projections presented, should market conditions vary from assumptions used in the calculation of the NPV. Certain assets, such as adjustable-rate loans, which represent one of FNH's primary loan products, have features which restrict changes in interest rates on a short-term basis and over the life of the assets. In addition, the proportion of adjustable-rate loans in FNH's portfolio could decrease in future periods if market interest rates remain at or decrease below current levels due to refinance activity. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in the NPV. Finally, the ability of many borrowers to repay their adjustable-rate mortgage loans may decrease in the event of interest rate increases.

     In addition, FNH uses interest rate sensitivity gap analysis to monitor the relationship between the maturity and repricing of its interest-earning assets and interest-bearing liabilities, while maintaining an acceptable interest rate spread. See "--Asset and Liability Management."

LIQUIDITY

     The standard measure of liquidity in the savings industry is the ratio of cash and short-term U.S. government securities and other specified securities to deposits and borrowings due within one year. Effective November 24, 1997, the OTS established a minimum liquidity requirement for the Bank of 4.00%, a reduction from 5.00%, which had been in effect prior to that date in 1997 and 1996. The Bank has been in compliance with the liquidity regulations during 1998 and 1997.

     A major source of FNH's funding is expected to be the Bank's retail deposit branch network, which management believes will be sufficient to meet its long-term liquidity needs. The ability of FNH to retain and attract new deposits is dependent upon the variety and effectiveness of its customer account products, customer service and convenience, and rates paid to customers. FNH also obtains funds from the repayment and maturities of loans and mortgage-backed securities, while additional funds can be obtained from a variety of sources including customer and Brokered Deposits, loan sales, securities sold under agreements to repurchase, FHLB advances, and other secured and unsecured borrowings. It is anticipated that FHLB advances and securities sold under agreements to repurchase will continue to be important sources of funding, and management expects there to be adequate collateral for such funding requirements.

     FNH's primary uses of funds are the origination or purchase of loans, the purchase of mortgage-backed securities, the funding of maturing certificates of deposit, demand deposit withdrawals, the repayment of borrowings, and the payment of dividends with respect to the REIT Preferred Stock and the Bank Preferred Stock. Certificates of deposit scheduled to mature during the twelve months ending June 30, 1999 aggregate $8.3 billion. FNH may renew these certificates, attract new replacement deposits, replace such funds with other borrowings, or it may elect to reduce the size of the balance sheet. In addition, at June 30, 1998, FNH had securities sold under agreements to repurchase, FHLB advances and other borrowings aggregating $7.3 billion maturing within twelve months. FNH may elect to pay off such debt or to replace such borrowings with additional FHLB advances or other borrowings at prevailing rates.

     During 1994, the Bank issued 3,007,300 shares of the 11 1/2% Preferred Stock. Cash dividends on the 11 1/2% Preferred Stock are noncumulative and are payable at an annual rate of 11 1/2% if, when, and as declared by the Board of Directors of the Bank. The payment of dividends by the Bank is subject to certain federal laws applicable to savings associations. Dividends on the 11 1/2% Preferred Stock totalling $17.3 million and $34.6 million were declared and paid during the six months ended June 30, 1998 and year ended December 31, 1997, respectively.

     In the FN Acquisition, FNH assumed $92.1 million of Old FNB's 10% Subordinated Debentures Due 2006 (as defined herein) which have an annual interest cost of $9.2 million. In the SFFed Acquisition, FNH assumed
$50 million of the 11.20% Senior Notes. On September 12, 1996, FNH repurchased $44 million aggregate principal amount of the 11.20% Senior Notes at a price of approximately 116.45% of the principal amount, plus the accrued interest thereon. The $6.0 million of 11.20% Senior Notes that remain outstanding have an annual interest cost of $0.7 million.

     In the Cal Fed Acquisition, FNH assumed certain indebtedness and the 10 5/8% Preferred Stock, which have an annual interest/dividend cost of $5.9 million and $18.3 million, respectively. Cash dividends on the 10 5/8% Preferred Stock are noncumulative and are payable at an annual rate of 10 5/8%, if, when, and as declared by the Board of Directors of the Bank. Similar to the 11 1/2% Preferred Stock, the payment of dividends by the Bank is subject to certain federal laws applicable to savings associations. Dividends on the 10 5/8% Preferred Stock totalling $9.2 million and $18.3 million were paid during the six months ended June 30, 1998 and year ended December 31, 1997, respectively.

     At December 31, 1997, FNH had $25 million of FNH Preferred Stock (as defined herein) which has an annual dividend cost of approximately
$2.5 million, not including dividends paid in kind. The FNH Preferred Stock was redeemed in March 1998.

     The dividends, net of taxes, on the REIT Preferred Stock were $19.9 million and $36.6 million for the six months ended June 30, 1998 and year ended December 31, 1997, respectively.

     As a result of the Golden State Acquisition and the Escrow Corp. Merger, the Issuer assumed the obligations of FNH under the FNH Notes and the obligations of Escrow Corp. under the Notes, which have an annual interest cost of $140.9 million.

     As presented in the unaudited consolidated statements of cash flows of FNH included elsewhere in this Prospectus, the sources of liquidity vary between periods. The primary sources of funds during the six months ended June 30, 1998 were net loan repayments of $725.3 million, proceeds from sales of loans of $4.5 billion, $11.8 billion in additional borrowings, a $1.0 billion net increase in securities sold under agreements to repurchase and $1.9 billion in proceeds from principal payments and maturities of securities and mortgage-backed securities available for sale and held to maturity. The primary uses of funds were $10.3 billion in principal payments on borrowings, $4.6 billion in purchases of securities and mortgage-backed securities available for sale, $4.8 billion in originations of loans, $157.9 million from a net decrease in deposits and $82.4 million in dividend payments.

     Net cash used in operating activities for the year ended December 31, 1997 totalled $383.4 million, a decrease of $899.3 million from the year ended December 31, 1996. The decrease was principally due to the increase in purchases and originations of loans held for sale.

     Net cash provided by operating activities for the year ended December 31, 1996 totalled $515.9 million, an increase of $908.1 million from the year ended December 31, 1995. The increase was principally due to the increase in proceeds from the sale of loans held for sale. Substantially all loan production in 1996 was sold in the secondary market, whereas variable rate loans originated during the first nine months of 1995 were retained by FNH.

     Net cash used in operating activities for the year ended December 31, 1995 totalled $392.2 million, an increase of $352.5 million from the year ended December 31, 1994. The increase is principally due to the increase in loans held for sale due to the additional production capacity from the Maryland Acquisition and the LMUSA 1995 Purchase.

     Net cash used in investing activities for the year ended December 31, 1997 totalled $1.0 billion, a decrease of $3.2 billion from the year ended
December 31, 1996. Cash flows used in investing activities included
$198.3 million for acquisitions, purchases of securities of $1.4 billion and purchases of $2.6 billion in mortgage-backed securities. Cash flows provided by investing activities included a net decrease in loans receivable of $514.4 million, principal payments on mortgage-backed securities totalling
$1.4 billion and proceeds from maturities of securities of $1.0 billion.

     Net cash provided by investing activities for the year ended December 31, 1996 totalled $2.2 billion, an increase of $.4 billion from the year ended December 31, 1995. Cash flows provided by investing activities included a net decrease in loans receivable of $1.5 billion, principal payments on mortgage-backed securities totalling $863.1 million and proceeds from maturities of securities of $243.8 million. Cash flows used in investing activities included a net $52.4 million from acquisitions, purchases of securities of $507.3 million and purchases of $149.7 million in mortgage-backed securities.

     Net cash provided by investing activities for the year ended December 31, 1995 totalled $1.7 billion, an increase of $1.7 billion from the year ended December 31, 1994. Cash flows provided by investing activities included
$272.3 million from the FDIC Purchase and other dispositions of the Covered Assets, principal payments on mortgage-backed securities totalling
$570.9 million and proceeds from maturities of securities of $344.5 million. Proceeds from sales of loans receivable, including loans sold to Granite (as defined herein) pursuant to the Put Agreement (as defined herein) of $199.5 million, totalled $431.2 million. Proceeds from the Branch Purchases provided $501.4 million. Cash flows used in investing activities included $214.7 million for the Maryland Acquisition and LMUSA 1995 Purchase and purchases of securities of $162.8 million.

     Net cash provided by financing activities for the year ended December 31, 1997 totalled $1.6 billion. Cash flows provided by financing activities included additional borrowings of $19.6 billion, proceeds of $482.4 million from the issuance of the REIT Preferred Stock and proceeds from the First Nationwide Escrow Merger (as defined herein) of $603.3 million. Cash flows used in financing activities included principal payments on borrowings totalling
$17.5 billion and a decrease in deposits of $1.2 billion. Additionally, redemption of preferred stock totalled $142.3 million and dividends on preferred and common stock, including dividends paid to minority stockholders, totalled
$171.2 million.

     Net cash used in financing activities for the year ended December 31, 1996 totalled $2.7 billion. Principal payments on borrowings totalled $8.5 billion, funding of the Branch Sales totalled $4.6 billion and the net decrease in securities sold under agreements to repurchase totalled $202.2 million. Additionally, redemption of class C common stock totalled $124.7 million and dividends on common and preferred stock of FNH as well as the 11 1/2% Preferred Stock totalled $110.8 million. Cash flows provided by financing activities included additional borrowings of $10.7 billion and proceeds from the issuance of FNH Preferred Stock of $144.2 million.

     Net cash used in financing activities for the year ended December 31, 1995 totalled $1.2 billion. Principal payments on borrowings totalled $6.9 billion and the net decrease in securities sold under agreements to repurchase totalled $913.1 million. Additionally, dividends on and redemption of FNH's class C common stock totalled $29.2 million and $60.8 million, respectively, and dividends on the 11 1/2% Preferred Stock totalled $34.6 million. Cash flows provided by financing activities included increases in deposits (other than the Branch Purchases) of $542.6 million and additional borrowings of $6.2 billion.

     The Issuer's only source of cash to pay the interest on and principal of its long-term debt, including the Notes and the outstanding FNH Notes, is expected to be distributions from the Bank. The annual interest expense on the Notes is approximately $140.9 million. Although the Issuer expects that distributions from the Bank will be sufficient to pay interest when due, distributions from the Bank may not be sufficient to pay the principal amount of the Notes at maturity or prior to maturity upon the occurrence of an Event of Default or to redeem or repurchase the Notes upon a Change of Control. In addition, the Issuer may use such distributions to make dividends, distributions or other payments. In addition, there can be no assurance that the earnings from the Bank will be sufficient to make distributions to the Issuer to enable it to pay interest on the Notes when due or principal of the Notes at maturity or that such distributions will be permitted by the terms of any debt instruments of the Issuer's subsidiaries then in effect, by the terms of any class of preferred stock issued by the Bank, including the REIT Preferred Stock and the Bank Preferred Stock, or under applicable federal thrift laws.

     The Issuer anticipates that cash and cash equivalents on hand, the cash flow from assets as well as other sources of funds will provide adequate liquidity for its operating, investing and financing needs and the Bank's regulatory liquidity requirements for the foreseeable future. See "Regulation--Regulation of the Bank." In addition to cash and cash equivalents of $383.4 million at June 30, 1998, the Issuer has substantial additional borrowing capacity with the FHLB and other sources.

     The terms of the Bank Preferred Stock provide that the Bank may not declare or pay any dividends or other distributions (other than in shares of common stock of the Bank or other classes of equity securities of the Bank ranking junior to the Bank Preferred Stock, as the case may be (collectively, "Bank Junior Stock"), with respect to any Bank Junior Stock or repurchase, redeem or otherwise acquire, or set apart funds for the repurchase, redemption or other acquisition of any Bank Junior Stock (including the common stock to be held by the Issuer) through a sinking fund or otherwise, unless and until: (i) the Bank has paid full dividends on the Bank Preferred Stock, for the four most recent dividend periods or funds have been paid over to the dividend disbursing agent of the Bank for payment of such dividends, and (ii) the Bank has declared a cash dividend on the Bank Preferred Stock, at the annual dividend rate for the current dividend period, and sufficient funds have been paid over to the dividend disbursing agent of the Bank for the payment of a cash dividend for such current dividend period.

     The Issuer currently anticipates that, in order to pay the principal amount of the Notes upon the occurrence of an Event of Default or to redeem or repurchase the Notes upon a Change of Control Put Event or, in the event that earnings from the Bank are not sufficient to make distributions to the Issuer to enable it to pay the principal amount of the Notes at maturity, the Issuer may be required to adopt one or more alternatives, such as borrowing funds, selling its equity securities or equity securities or assets of the Bank, or seeking capital contributions or loans from its affiliates. None of the affiliates of the Issuer is required to make any capital contributions or other payments to the Issuer with respect to the Issuer's obligations on the Notes. There can be no assurance that any of the foregoing actions could be effected on satisfactory terms, that any of the foregoing actions would enable the Issuer to pay the principal amount of the Notes or that any of such actions would be permitted by the terms of the Indenture or any other debt instruments of the Issuer or the Issuer's subsidiaries then in effect, by the terms of the Bank Preferred Stock, or under applicable federal thrift laws or regulations. See "Risk Factors--Ability to Pay Principal on the Notes."

     As a holding company, any right of the Issuer and its creditors to participate in the assets of any of the Issuer's subsidiaries, including the Bank, upon any liquidation or reorganization of any such subsidiary will be subject to the prior claims of that subsidiary's creditors, including the Bank's depositors and trade creditors (except to the extent that the Issuer may itself be a creditor of such subsidiary). Accordingly, the Notes will be effectively subordinated to (i) all existing and future liabilities, including deposits, indebtedness and trade payable, of the Issuer's subsidiaries, including the Bank, and (ii) all preferred stock issued by the Bank, including the Bank Preferred Stock not purchased by Golden State Holdings in the Bank Preferred Stock Tender Offers. At June 30, 1998, after giving effect to the Golden State Acquisition, the outstanding interest-bearing liabilities, including deposits, of such subsidiaries would have been approximately $47.7 billion, the other liabilities of such subsidiaries, including trade payable and accrued expenses, would have been approximately $1.6 billion.

IMPACT OF INFLATION AND CHANGING PRICES

     Prevailing interest rates have a more significant impact on FNH's performance than does the general level of inflation. While interest rates may bear some relationship to the general level of inflation (particularly in the long run), over short periods of time interest rates may not necessarily move in the same direction or change in the same magnitude as the general level of inflation. As a result, the business of FNH is generally not affected by inflation in the short run, but may be affected by inflation in the long run.

PROBLEM AND POTENTIAL PROBLEM ASSETS

     Loans collectively reviewed for impairment by FNH include all 1-4 unit residential loans and performing multi-family and commercial real estate loans under $500,000, excluding loans which have entered the workout process.

     FNH considers a loan to be impaired when, based upon current information and events, it believes it is probable that FNH will be unable to collect all amounts due according to the contractual terms of the loan agreement. Any insignificant delay (i.e., 60 days or less) or insignificant shortfall in amount of payments will not cause a loan to be considered impaired. In determining impairment, FNH considers large non-homogeneous loans including non-performing loans, troubled debt restructurings, and performing loans which exhibit, among other characteristics, high loan-to-value ("LTV") ratios, low debt-coverage ratios or other indications that the borrowers are experiencing increased levels of financial difficulty. FNH bases the measurement of collateral-dependent impaired loans on the fair value of the loan's collateral. The amount, if any, by which the recorded investment of the loan exceeds the measure of the impaired loan's value is recognized by recording a valuation allowance.

     At June 30, 1998, the carrying value of loans that are considered to be impaired totalled $97.2 million (of which $20.3 million were on non-performing status). The average recorded investment in impaired loans during the six months ended June 30, 1998 was approximately $98.7 million. For the six months ended June 30, 1998, FNH recognized interest income on those impaired loans of $4.4 million, which included $.7 million of interest income recognized using the cash basis method of income recognition.

     The following table presents the amounts, net of specific allowances for loan losses and purchase accounting adjustments, of FNH's non-performing loans, foreclosed real estate, repossessed assets, troubled debt restructurings and impaired loans as of the dates indicated. These categories are not mutually exclusive; certain loans are included in more than one classification.

                                                         JUNE 30, 1998
                                           ------------------------------------------
                                           NON-PERFORMING    IMPAIRED    RESTRUCTURED
                                           --------------    --------    ------------
                                                         (IN MILLIONS)
Real Estate:
  1-4 unit residential..................        $133           $ --          $  2
  5+ unit residential...................          10             40            21
  Commercial and other..................          10             56            21
  Land..................................          --             --            --
  Construction..........................           1              1            --
                                                ----           ----          ----
     Total real estate..................         154             97            44
Non-real estate.........................           6             --            --
                                                ----           ----          ----
     Total loans, net...................         160           $ 97(b)       $ 44(c)
                                                               ----          ----
                                                               ----          ----
Foreclosed real estate, net.............          65
Repossessed assets......................           2
                                                ----
     Total non-performing assets........        $227(a)
                                                ----
                                                ----

                                             DECEMBER 31, 1997                             DECEMBER 31, 1996
                                 ------------------------------------------    ------------------------------------------
                                 NON-PERFORMING    IMPAIRED    RESTRUCTURED    NON-PERFORMING    IMPAIRED    RESTRUCTURED
                                 --------------    --------    ------------    --------------    --------    ------------
                                                                      (IN MILLIONS)
Real Estate:
  1-4 unit residential........        $165           $ --          $  2             $146           $ --          $  3
  5+ unit residential.........          12             43            43               13             47            55
  Commercial and other........           6             67            26                9             54            28
  Land........................          --             --            --               --             --             1
  Construction................           2             --            --                1              1            --
                                      ----           ----          ----             ----           ----          ----
     Total real estate........         185            110            71              169            102            87
Non-real estate...............           7             --            --                3             --            --
                                      ----           ----          ----             ----           ----          ----
     Total loans..............         192           $110(b)       $ 71(c)           172           $102(b)       $ 87(c)
                                                     ----          ----                            ----          ----
                                                     ----          ----                            ----          ----
Foreclosed real estate, net...          77                                            52
  Repossessed assets..........           3                                            --
                                      ----                                          ----
     Total non-performing
       assets.................        $272(a)                                       $224
                                      ----                                          ----
                                      ----                                          ----

------------------
(a) Includes loans securitized with recourse on non-performing status of $5.7 million and $5.2 million at June 30, 1998 and December 31, 1997, respectively, and loans held for sale on non-performing status of $18.4 million and $1.2 million at June 30, 1998 and December 31, 1997.

(b) Includes $20.3 million, $18.6 million and $22.6 million of loans on non-performing status at June 30, 1998, December 31, 1997 and 1996, respectively. Also includes $19.2 million, $17.5 million and $18.3 million of loans classified as troubled debt restructurings at June 30, 1998, December 31, 1997 and 1996, respectively.

(c) Includes non-performing loans of $1.1 million, $2.1 million and $2.4 million at June 30, 1998, December 31, 1997 and 1996, respectively. At June 30, 1998, December 31, 1997 and 1996, $.3 million, $1.7 million and $2.4 million, respectively, of these non-performing troubled debt restructurings were also considered impaired.

     There were no accruing loans contractually past due 90 days or more at June 30, 1998, December 31, 1997 or 1996.

     FNH's non-performing assets decreased to $227 million at June 30, 1998, from $272 million at December 31, 1997. Non-performing assets as a percentage of the Bank's total assets decreased to .67% at June 30, 1998, from .87% at December 31, 1997. Non-performing assets at December 31, 1997 included
$91.3 million of non-performing loans and $32.6 million of foreclosed real estate which were acquired in the Cal Fed Acquisition and the 1996 Acquisitions. FNH's non-performing assets, consisting of nonaccrual loans, net of purchase accounting adjustments, repossessed assets and foreclosed real estate, net, increased slightly to $272 million at December 31, 1997, compared with $224 million at December 31, 1996. On the other hand, non-performing assets as a percentage of the Bank's total assets decreased to .87% at December 31, 1997, from 1.36% of total assets at December 31, 1996. The decrease in the Bank's non-performing assets as a percentage of total assets is due to the level of the Bank's non-performing assets increasing less than the significant increase in total assets over such time period.

     FNH, through the Bank, manages its credit risk by regularly assessing the current and estimated future performance of the real estate markets in which it operates. FNH continues to place a high degree of emphasis on the management of its asset portfolio. FNH has three distinct asset management functions: performing loan asset management, problem loan asset management and credit review. These three functions are charged with the responsibility of reducing the risk profile within the residential, commercial and multi-family asset portfolios by applying asset management and risk evaluation techniques that are consistent with FNH's portfolio management strategy and regulatory requirements. In addition to these asset management functions, FNH has a specialized credit risk management group that is charged with the development of credit policies and performing credit risk analyses for all asset portfolios.

     The following table presents non-performing real estate assets by geographic region of the country as of June 30, 1998:

                                                                                 TOTAL
                                             NON-PERFORMING    FORECLOSED      NON-PERFORMING
                                             REAL ESTATE       REAL ESTATE,    REAL ESTATE       GEOGRAPHIC
                                             LOANS, NET(2)      NET(2)          ASSETS           CONCENTRATION
                                             --------------    ------------    --------------    -------------
                                                                   (DOLLARS IN MILLIONS)
Region:
  California..............................        $ 89             $ 39             $128              58.52%
  Northeast(1)............................          28               12               40              18.16
  Other regions...........................          37               14               51              23.32
                                                  ----             ----             ----            -------
     Total................................        $154             $ 65             $219             100.00%
                                                  ----             ----             ----            -------
                                                  ----             ----             ----            -------

------------------

(1) Includes Connecticut, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, Rhode Island and Delaware.

(2) Net of purchase accounting adjustments and specific allowances for losses.

     At June 30, 1998, FNH's largest non-performing asset was approximately
$4.6 million, and it had three non-performing assets over $2 million in size with balances averaging approximately $4.0 million. FNH has 1,358 non-performing assets below $2 million in size, including 1,266 non-performing 1-4 unit residential assets.

     The level of non-performing assets is directly affected by economic conditions throughout the country. The following table indicates non-performing real estate loans, net of purchase accounting adjustments and specific allowances for losses, by collateral type, interest rate type and state concentration as of December 31, 1997:

                                   1-4 UNIT              5+ UNIT            COMMERCIAL         TOTAL
                                  RESIDENTIAL          RESIDENTIAL           AND OTHER        NONACCRUAL
                               -----------------    -----------------    -----------------    REAL ESTATE    % OF
           STATE               VARIABLE    FIXED    VARIABLE    FIXED    VARIABLE    FIXED     LOANS         TOTAL
----------------------------   --------    -----    --------    -----    --------    -----    -----------    -----
                                                              (DOLLARS IN MILLIONS)
California..................     $ 91       $ 7       $  9       $ 1       $  7       $ 1        $ 116        62.7%
New York....................       16         4          1        --         --        --           21        11.4
Hawaii......................        8         1         --        --         --        --            9         4.9
Florida.....................        6         3         --        --         --        --            9         4.9
New Jersey..................        5         1         --        --         --        --            6         3.2
Ohio........................        2         1         --        --         --        --            3         1.6
Illinois....................        2         1         --        --         --        --            3         1.6
Connecticut.................        3        --         --        --         --        --            3         1.6
Texas.......................        1         1         --        --         --        --            2         1.1
Other states(1).............        8         4          1        --         --        --           13         7.0
                                 ----       ---       ----       ---       ----       ---        -----       -----
  Total.....................     $142       $23       $ 11       $ 1       $  7       $ 1        $ 185       100.0%
                                 ----       ---       ----       ---       ----       ---        -----       -----
                                 ----       ---       ----       ---       ----       ---        -----       -----

------------------
(1) There are 27 states, Puerto Rico and the District of Columbia, of which no one state had non-performing loans in excess of 1% of the total.

     The following table indicates outstanding balances of troubled debt restructured loans, net of purchase accounting adjustments and specific allowances for losses, by collateral type, interest rate type and state concentration as of December 31, 1997:

                                  1-4 UNIT              5+ UNIT            COMMERCIAL         TOTAL
                                 RESIDENTIAL          RESIDENTIAL           AND OTHER        TROUBLED
                              -----------------    -----------------    -----------------      DEBT          % OF
           STATE              VARIABLE    FIXED    VARIABLE    FIXED    VARIABLE    FIXED    RESTRUCTURED    TOTAL
---------------------------   --------    -----    --------    -----    --------    -----    ------------    -----
                                                             (DOLLARS IN MILLIONS)
California.................      $--       $ 2       $ 22       $ 3       $ 11       $ 2         $ 40         55.3%
New York...................      --         --          3        11         --        12           26         37.9
Other states(1)............      --         --         --         4         --         1            5          6.8
                                 --        ---       ----       ---       ----       ---         ----        -----
  Total....................      $--       $ 2       $ 25       $18       $ 11       $15         $ 71        100.0%
                                 --        ---       ----       ---       ----       ---         ----        -----
                                 --        ---       ----       ---       ----       ---         ----        -----

------------------

(1) There are five states of which no one state had troubled debt restructured loans in excess of 1% of the total.

     The following table indicates outstanding balances of impaired loans, net of purchase accounting adjustments and specific allowances for losses, by collateral type, interest rate type and state concentration as of December 31, 1997:

                                                5+ UNIT            COMMERCIAL
                                              RESIDENTIAL           AND OTHER
                                           -----------------    -----------------    TOTAL       % OF
                 STATE                     VARIABLE    FIXED    VARIABLE    FIXED    IMPAIRED    TOTAL
----------------------------------------   --------    -----    --------    -----    --------    -----
                                                              (DOLLARS IN MILLIONS)
California..............................     $ 35       $ 2       $ 47       $ 6       $ 90       81.9%
New York................................        3         1          2        --          6        5.8
Illinois................................       --        --          5        --          5        4.4
Hawaii..................................       --        --          4        --          4        3.3
Florida.................................        1        --          2        --          3        2.3
Arizona.................................       --        --         --         1          1        1.0
Other states(1).........................        1        --         --        --          1        1.3
                                             ----       ---       ----       ---       ----      -----
  Total.................................     $ 40       $ 3       $ 60       $ 7       $110      100.0%
                                             ----       ---       ----       ---       ----      -----
                                             ----       ---       ----       ---       ----      -----

------------------

(1) There are four states of which no one state had impaired loans in excess of 1% of the total.

     A summary of the activity in the allowance for loan losses by loan type is as follows for the years ended December 31, 1997, 1996 and 1995 and the six months ended June 30, 1998:

                                                           5+ UNIT
                                                          RESIDENTIAL
                                           1-4 UNIT       AND COMMERCIAL    CONSUMER
                                           RESIDENTIAL    REAL ESTATE       AND OTHER    TOTAL
                                           -----------    --------------    ---------    -----
                                                          (DOLLARS IN MILLIONS)
Balance--December 31, 1994..............      $ 111           $   83          $   9      $ 203
  Provision for loan losses.............         31                3              3         37
  Charge-offs...........................        (27)              (1)            (5)       (33)
  Recoveries............................          1               --              2          3
                                              -----           ------          -----      -----
Balance--December 31, 1995..............        116               85              9        210
  Purchases and acquisitions, net.......          6               32              1         39
  Provision for loan losses.............         34                2              4         40
  Charge-offs...........................        (35)              (4)            (6)       (45)
  Recoveries............................          2               --              1          3
                                              -----           ------          -----      -----
Balance--December 31, 1996..............        123              115              9        247
  Purchases and acquisitions, net.......         55               79             10        144
  Provision for loan losses.............         60               12              8         80
  Charge-offs...........................        (38)              (8)           (10)       (56)
  Recoveries............................          2               --              2          4
                                              -----           ------          -----      -----
Balance--December 31, 1997..............        202              198             19        419
  Provision for loan losses.............         12                5              3         20
  Charge-offs...........................        (13)              (3)            (4)       (20)
  Recoveries............................          1               --              1          2
                                              -----           ------          -----      -----
Balance--June 30, 1998..................      $ 202           $  200          $  19      $ 421
                                              -----           ------          -----      -----
                                              -----           ------          -----      -----

     The ratio of allowance for loan losses to non-performing loans at June 30, 1998 and December 31, 1997, 1996 and 1995 was 262.0%, 217.8%, 143.2% and 122.8%,
respectively. The increase in the ratio is primarily attributed to the Cal Fed Acquisition and the expiration of the Put Agreement.

MORTGAGE BANKING OPERATIONS

     Since 1994, FNH, through the Bank's wholly owned mortgage bank subsidiary, FNMC, has significantly expanded its mortgage banking operations. During May 1997 and January 1998, FNMC acquired mortgage servicing assets of $3.2 billion and $3.6 billion, respectively, as a result of four bulk servicing acquisitions. The balance in the servicing portfolio has remained relatively flat as a result of the net effect of a 1997 servicing sale of loans with an unpaid principal balance of $2.3 billion and the higher prepayments on the underlying loans serviced, offset by the bulk purchases in 1997 and 1998, the acquisition of additional 1-4 unit residential loan servicing portfolios in the Cal Fed Acquisition and the originated servicing. The 1-4 unit residential loans serviced for others totalled $46.8 billion at June 30, 1998, a decrease of $.7 billion and $.6 billion from December 31, 1997 and June 30, 1997, respectively. During the six months ended June 30, 1998, FNH, through FNMC, originated $4.8 billion and sold (generally with servicing retained)
$4.5 billion of 1-4 unit residential loans. Gross revenues from mortgage loan servicing activities for the six months ended June 30, 1998 totalled
$118.8 million, a decrease of $3.6 million from the six months ended June 30, 1997.

     A decline in long-term interest rates generally results in an acceleration of mortgage loan prepayments. Higher than anticipated levels of prepayments generally cause the accelerated amortization of MSRs, and generally will result in a reduction in the market value of MSRs and in FNH's servicing fee income. To reduce the sensitivity of its earnings to interest rate and market value fluctuations, FNH hedged the change in value of its MSRs based on changes in interest rates ("MSR Hedge").

     At June 30, 1998, FNH, through FNMC, was a party to several interest rate floor contracts maturing from October 2001 through January 2003. FNH paid counterparties a premium in exchange for cash payments in the event that the 10-year constant maturity U.S. treasury rate falls below negotiated strike prices. At June 30, 1998, the notional amount of the interest rate floors was $1.4 billion and the strike prices were between 5.5% and 6.5%. In addition, FNH, through FNMC, was a party to principal-only swap agreements related to principal-only securities and prepayment-linked swap agreements with a remaining notional amount of $107.4 million and $1.2 billion, respectively. The estimated market values of interest rate floor contracts and swaps designated as hedges against MSRs at June 30, 1998 were $28.6 million and $21.3 million, respectively.

     The premium paid by the Bank on the interest rate floor contracts is amortized against the carrying value of MSRs based on the option decay rate. Amounts received or paid under the principal-only swap agreements are included in the carrying value of MSRs. Gains and losses on early termination of these hedges would be included in the carrying amount of the related MSRs and amortized over the remaining terms of the assets. Two requirements must be met in order to use these hedge accounting methods: (i) MSRs must expose the Bank to interest rate risk, and (ii) at the inception of the hedge and throughout the hedge period, high correlation of changes in the market value of the interest floor contracts and the principal-only swaps and the fair value of the MSRs must be probable so that the results of the interest floor contracts and the principal-only swaps will substantially offset the effects of interest rate changes on the MSRs. If these requirements are not met, the interest floor contracts and the principal-only swaps would be considered speculative and marked to market with changes in market value reflected in current earnings.

     In accounting for its mortgage loan sales prior to April 1, 1995, a gain or loss was recognized by the Bank based on the sum of three components: (i) the difference between the cash proceeds of the loan sales and the Bank's book value of the loans; (ii) the "excess servicing," if any; less (iii) provisions for estimated losses to be incurred from limited recourse obligations, if any. Excess servicing results in a capitalized asset that is amortized as an offset to servicing fee income using the interest method over the estimated remaining lives of the loans sold.

     Effective April 1, 1995, the Bank adopted SFAS No. 122, which requires that, when a mortgage loan is sold and MSRs are retained, a portion of the cost of originating a mortgage loan be allocated to the MSRs based on its fair market value. This cost of originating the loan is capitalized and amortized over the period of estimated future net servicing income. The net gains on sales of 1-4 unit residential loans during the six months ended

June 30, 1998, totaled $19.6 million and included amounts related to the capitalization of originated and excess MSRs of $102 million. The net gains on sales of 1-4 unit residential loans during the year ended December 31, 1997 totalled $24.7 million and included amounts related to the capitalization of originated and excess MSRs of $120.5 million.

     The following is a summary of activity in MSRs and the MSR Hedge for the year ended December 31, 1997 and the six months ended June 30, 1998 (in thousands):

                                                                     TOTAL MSR
                                             MSRS      MSR HEDGE      BALANCE
                                           --------    ----------    ----------
Balance at December 31, 1996............   $420,187     $  3,505      $423,692
  Additions--Cal Fed Acquisition........     44,497           --        44,497
  Additions--Weyerhaeuser Purchase......     41,949           --        41,949
  Originated servicing..................    120,465           --       120,465
  Additions--other......................     27,939           --        27,939
  Sale--Servicing Sale..................    (16,792)          --       (16,792)
  Sales--Other..........................         (4)          --            (4)
  Premium paid on interest rate floor
     contracts..........................         --        7,088         7,088
  Payments received under interest rate
     floor contracts....................         --         (471)         (471)
  Net received under principal-only swap
     agreements.........................         --       (1,378)       (1,378)
  Amortization..........................   (106,972)      (3,310)     (110,282)
Balance at December 31, 1997............    531,269        5,434       536,703
  Additions--bulk purchases.............     57,136           --        57,136
  Originated servicing..................    102,029           --       102,029
  Additions--other......................     21,087           --        21,087
  Additions to MSR Hedge................         --       13,478        13,478
  Payments received under interest rate
     floor contracts....................         --       (6,338)       (6,338)
  Net payments made under principal-only
     swap agreements....................         --          381           381
  Net payments made under futures
     contracts..........................         --        1,654         1,654
  Amortization..........................    (54,213)      (2,861)      (57,074)
                                           --------     --------      --------
Balance at June 30, 1998................   $657,308     $ 11,748      $669,056
                                           --------     --------      --------
                                           --------     --------      --------

     Capitalized mortgage servicing rights are amortized in proportion to, and over the period of, estimated future net servicing income. SFAS No. 125 requires enterprises to measure the impairment of servicing rights based on the difference between the carrying amount of the servicing rights and their current fair value. At June 30, 1998 and December 31, 1997, no allowance for impairment of the mortgage servicing rights was necessary.

CAPITAL RESOURCES

     OTS capital regulations require savings associations to satisfy three minimum capital requirements: tangible capital, core (leverage) capital and risk-based capital. In general, an association's tangible capital, which must be at least 1.5% of adjusted total assets, is the sum of common stockholders' equity (including retained earnings), noncumulative perpetual preferred stock and minority interest in equity accounts of fully consolidated subsidiaries, less disallowed intangibles. An association's ratio of core capital to adjusted total assets (the "core capital ratio") must be at least 4%, recently amended from 3% which had been in effect prior to March 1998. Core capital generally is the sum of tangible capital plus certain qualifying intangibles. Under the risk-based capital requirement, a savings association must have total capital (core capital plus supplementary capital) equal to at least 8% of risk-weighted assets (which equals assets plus the credit risk equivalent of certain off-balance sheet items, each multiplied by the appropriate risk weight). Supplementary capital, which may not exceed 100% of core capital for purposes of the risk-based requirements, includes, among other things, certain permanent capital instruments such as qualifying cumulative perpetual preferred stock, as well as some forms of term capital instruments, such as qualifying subordinated debt. The capital requirements are viewed as minimum standards by the OTS, and most associations are expected to maintain capital levels well above the minimum. In addition, the OTS regulations provide that minimum capital levels higher than those provided in the regulations may be established by the OTS for individual savings associations, depending upon their particular circumstances. The

Bank is not subject to any such individual minimum regulatory capital requirement. These capital requirements are applicable to the Bank but not to FNH.

     At June 30, 1998, the Bank's regulatory capital levels exceeded the minimum regulatory capital requirements, with tangible, core and risk-based capital ratios of 5.46%, 5.46% and 12.15%, respectively. The following is a reconciliation of the Bank's stockholders' equity to regulatory capital as of June 30, 1998:

                                           TANGIBLE     CORE      RISK-BASED
                                           CAPITAL     CAPITAL     CAPITAL
                                           --------    -------    ----------
                                                 (DOLLARS IN MILLIONS)
Stockholders' equity of the Bank at        $  2,565    $ 2,565     $  2,565
  June 30, 1998.........................
Minority interest--REIT Preferred
  Stock.................................        500        500          500
Unrealized holding gain on securities
  available for sale, net...............        (28)       (28)         (28)
Non-qualifying MSRs.....................        (67)       (67)         (67)
Non-allowable capital:
  REIT Preferred Stock in excess of 25%
     of Tier 1 capital..................        (53)       (53)         (53)
  Intangible assets.....................       (656)      (656)        (656)
  Goodwill Litigation Asset (as defined
     herein)............................       (100)      (100)        (100)
  Investment in subsidiaries............        (54)       (54)         (54)
  Excess deferred tax asset.............       (319)      (319)        (319)
Supplemental capital:
  Qualifying subordinated debt
     debentures.........................         --         --           94
  General loan loss allowance...........         --         --          218
Assets required to be deducted:
  Low level recourse deduction..........         --         --           (2)
  Land loans with more than 80% LTV
     ratio..............................         --         --           (3)
                                           --------    -------     --------
Regulatory capital of the Bank..........      1,788      1,788        2,095
Minimum regulatory capital
  requirement...........................        492      1,311        1,380
                                           --------    -------     --------
Excess above minimum capital
  requirement...........................   $  1,296    $   477     $    715
                                           --------    -------     --------
                                           --------    -------     --------
Regulatory capital of the Bank..........       5.46%      5.46%       12.15%
Minimum regulatory capital
  requirement...........................       1.50       4.00         8.00
                                           --------    -------     --------
Excess above minimum capital
  requirement...........................       3.96%      1.46%        4.15%
                                           --------    -------     --------
                                           --------    -------     --------

     The amount of adjusted total assets used for the tangible and core capital ratios is $32.8 billion. Risk-weighted assets used for the risk-based capital ratio amounted to $17.2 billion.

     The Bank is also subject to the "prompt corrective action" standards prescribed in the FDICIA and related OTS regulations, which, among other things, define specific capital categories based on an association's capital ratios. The capital categories, in declining order, are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." Associations categorized as "undercapitalized" or worse are subject to certain restrictions, including the requirement to file a capital plan with the OTS, prohibitions on the payment of dividends and management fees, restrictions on executive compensation, and increased supervisory monitoring, among other things. Other restrictions may be imposed on the association either by the OTS or by the FDIC, including requirements to raise additional capital, sell assets, or sell the entire association. Once an association becomes "critically undercapitalized" it is generally placed in receivership or conservatorship within 90 days.

     To be considered "well capitalized," a savings association must generally have a leverage capital ratio of at least 5.00%, a Tier 1 (core capital) risk-based capital ratio of at least 6.00%, and a total risk-based capital ratio of at least 10.00%. An association is deemed to be "critically undercapitalized" if it has a tangible equity ratio of

2.00% or less. At June 30, 1998, the Bank's capital levels were sufficient for it to be considered "well capitalized:"

                                                             RISK-BASED
                                           LEVERAGE    -----------------------
                                           CAPITAL     TIER 1    TOTAL CAPITAL
                                           --------    ------    -------------
Regulatory capital of the Bank..........     5.46%      10.37%       12.15%
Well capitalized ratio..................     5.00        6.00        10.00
                                             ----      ------        -----
Excess above well capitalized ratio.....     0.46%       4.37%        2.15%
                                             ----      ------        -----
                                             ----      ------        -----

     Management expects that the Bank will remain a "well capitalized" association under applicable OTS regulations upon consummation of the Golden State Acquisition and the Refinancing Transactions.

     OTS capital regulations allow a savings association to include a net deferred tax asset in regulatory capital, subject to certain limitations. To the extent that the realization of a deferred tax asset depends on a savings association's future taxable income, such deferred tax asset is limited for regulatory capital purposes to the lesser of the amount that can be realized within one year or 10 percent of core capital. At June 30, 1998, $319 million of the net tax benefit was determined to be attributable to the amount of taxable income that may be realized in periods beyond one year. Accordingly, such amount has been excluded from regulatory capital at June 30, 1998.

YEAR 2000

     During the year ended December 31, 1997, the Bank finalized its plan to address issues related to required changes in computer systems for the year 2000 ("Year 2000"). Issues arise because computer systems and related software may have been designed to recognize only dates that relate to the 20th century. Accordingly, if no changes are implemented, some computer systems would interpret "1/1/00" as January 1, 1900 instead of January 1, 2000. Additionally, some equipment, being controlled by microprocessor chips, may not deal appropriately with a year "00."

     The Bank has developed and is currently executing a comprehensive plan to make its computer systems, applications and facilities Year 2000 ready. The plan covers four stages including (i) inventory, (ii) assessment, (iii) remediation and (iv) testing and certification. At year end 1997, the Bank had completed virtually all of the inventory and assessment stages for its Bank-owned systems and applications. The remediation or renovation process is currently underway and the Bank is utilizing both internal and external resosurces to reprogram, or replace where necessary, and test the software for Year 2000 modifications. The remediation process is targeted to be substantially complete by year-end 1998, and to be complete by March 31, 1999, while testing and certification of these systems and applications are currently targeted for completion by March 31, 1999. The Bank is currently assessing risks related to the potential failure of material third parties to be ready for Year 2000.

     The Bank has completed its inventory and assessment of electrical and electronic equipment which may be controlled by microprocessor chips, including automatic teller machines, telecommunications systems, building management systems, security equipment and systems, telecommunications equipment, vehicles and office equipment. All such equipment and systems not certified as Year 2000 ready are planned to be upgraded, discarded or replaced by March 31, 1999. In addition, the Bank has completed its inventory of business forms to identify those containing a preprinted "19__". All such forms have been redesigned and replacement supplies have been ordered.

     It is currently expected that costs related to Year 2000 will total approximately $15.8 million over the years 1997 to 2000. Of this, $5.2 million has been incurred since the inception of the Year 2000 project through June 30, 1998. Historically, cost estimates and actual expenses for Year 2000 are as follows:

                                                                SIX MONTHS
                                           YEAR ENDED             ENDED
                                           DECEMBER 31, 1997    JUNE 30, 1998
                                           -----------------    -------------
                                                     (IN MILLIONS)
Cost Estimates..........................         $ 1.2              $ 3.8
Actual Expenditures.....................           1.2                3.8

     It is estimated that expenditures for Year 2000 will total $8.8 million for calendar year 1998.

     On the total Year 2000 project costs, $6.4 million are incremental third party expenses, which will be funded through operating cash flows. However, an increase in reprogramming costs would adversely affect this cost estimate. Expenditures in 1998 represent 18% of the total Information and Technology Services unit's ("ITS") budget. No ITS projects have been deferred as a result of Year 2000 efforts. Rather, incremental resources including consultants, contractors, software utilities and hardware were obtained from outside the Bank to supplement existing staff. The Bank is currently unaware of any asserted or unasserted claims of breach of contract or warranty, and, at present, does not anticipate any assertion of such claims in the future.

     The Bank has initiated communications with its critical external relationships to determine the extent to which the Bank may be vulnerable to such parties' failure to remediate their own Year 2000 issues. From its critical service providers, the Bank has obtained written statements indicating they will be Year 2000-ready. However, through the testing and certification stage, the Bank will continue to assess and attempt to mitigate its risks with respect to the failure of these entities to be Year 2000-ready. The effect, if any, on the Bank's results of operations from the failure of such parties to be Year 2000-ready is not reasonably estimable.

     The Bank has completed its risk assessment of each of its loan portfolios and identified material borrowers which are most likely to experience Year 2000 related problems. In an effort to educate borrowers and further assess Year 2000 preparedness, material borrowers have been contacted through questionnaires, surveys, or loan officer phone calls and visits. Educational materials have been sent to the majority of borrowers not categorized as material customers for Year 2000 purposes. Ongoing efforts to mitigate potential Year 2000 problems in higher-risk portfolios include incorporating Year 2000 compliance requirements in loan documents and assessing Year 2000 readiness in the Bank's underwriting process for new loans and renewals.

     Year 2000 is the highest priority project within the ITS unit of the Bank. Management believes there is no material risk that the Bank will fail to address Year 2000 issues in a timely manner, and little possibility of material changes in its estimates of reserves, allowances for capitalized software costs, litigation and deferred revenue. In light of normal ongoing field visits by regulatory examiners, there is little chance of enforcement action on FNH's or the Bank's Year 2000 project. FNH does not anticipate material loan losses or acceleration of prepayments due to Year 2000.

     FNH and the Bank are currently developing a contingency plan, which will be completed by December 31, 1998, to address a plan of action in the unlikely event FNH or its vendors and/or business partners are not ready for Year 2000.

GLENDALE FEDERAL

OVERVIEW

  Earnings Performance

     Glendale Federal recorded net earnings of $129.1 million in fiscal 1998, compared to net earnings of $50.4 million in fiscal 1997 and $42.1 million in fiscal 1996.

     Net earnings for fiscal 1998 included legal expenses for Glendale Federal's goodwill litigation of $19.0 million ($11.0 million after-tax), and acquisition and restructuring costs of $6.9 million ($4.0 million after-tax) related to the acquisitions of CenFed Bank and RedFed and the distribution of the Litigation Tracking Warrants(Trademark) described below. See "--Business--Glendale Federal--Legal Proceedings," "--Goodwill Litigation Tracking Warrants(Trademark)," "--Acquisitions" and "--Results of Operations--Legal Expenses--Goodwill Lawsuit."

     Net earnings for fiscal 1997 included a special assessment by the FDIC of $55.5 million ($31.9 million after-tax) to recapitalize the SAIF and legal expenses for Glendale Federal's goodwill litigation of $24.1 million
($13.8 million after-tax). See "--SAIF Special Assessment."

     Net earnings for fiscal 1996 included a loss of $28.2 million ($19.7 million after-tax) on the sale of $1.7 billion of collateralized mortgage obligations ("CMOs"). See "--Sale of CMO Investment Portfolio." Also included in results of operations for fiscal 1996 is an after-tax loss of $1.7 million on the sale of Glendale Federal's former headquarters facility and legal expenses for the goodwill litigation of $1.9 million ($1.3 million after-tax).

     During fiscal 1997 and 1996, Glendale Federal exchanged 1.2 million shares and 2.2 million shares, respectively, of its preferred stock for 3.1 million shares and 5.9 million shares, respectively, of common stock of Glendale Federal. These exchanges were made at a premium above the stated conversion rate of 2.404 shares of Glendale Federal's common stock for each share of its preferred stock. See Notes 3 and 18 of the Notes to Consolidated Financial Statements of Glendale Federal included elsewhere in this Prospectus for additional information on these transactions.

     Excluding the after-tax impact of the non-operating items mentioned above and the effect of the preferred stock conversions during fiscal 1997 and 1996, adjusted net earnings for fiscal 1998 were $144.1 million, compared to adjusted net earnings for fiscal 1997 and 1996 of $96.2 million and $64.8 million, respectively.

     The 50% improvement in adjusted net earnings in fiscal 1998 over fiscal 1997 reflects higher net interest income, lower credit-related costs, increases in other fees and service charges and reduced FDIC insurance premiums, partially offset by decreases in loan servicing income, increases in general and administrative expenses due to expansion of Glendale Federal's business lines, recent acquisitions and franchise expansion, and increases in the amortization of goodwill and other intangible assets due to acquisitions.

     Glendale Federal's interest rate spread was 2.90% at June 30, 1998, as compared with 2.68% and 2.41% at June 30, 1997 and 1996, respectively. Glendale Federal's interest rate spread continued to improve in fiscal 1998 primarily due to a decline in Glendale Federal's cost of funds. The decrease in the cost of funds from 4.87% at June 30, 1997 to 4.60% at June 30, 1998 reflects a decline in deposit costs due to a continuing shift in the mix of deposits from higher-cost certificates of deposit to lower-cost checking and other daily access accounts obtained through internally developed growth and the CenFed Bank acquisition. Checking accounts comprised 17.0% of total deposits at June 30, 1998, compared with 12.8% at June 30, 1997.

     See "--Results of Operations--Net Interest Income" for additional discussion of Glendale Federal's interest rate spread and the impact possible future interest rate changes could have on Glendale Federal's net interest income.

     See Note 1 of the Notes to Consolidated Financial Statements of Glendale Federal included elsewhere in this Prospectus for information on current accounting pronouncements and their impact on Glendale Federal's consolidated financial statements.

  Goodwill Litigation Tracking Warrants(Trademark)

     On October 28, 1997, Golden State announced plans to distribute Litigation Tracking Warrants(Trademark) (the "Litigation Tracking Warrants(Trademark)" or "LTW(Trademark)s") to its security holders representing the right to receive, upon exercise of the LTW(Trademark)s, Golden State common stock equal in value to 85% of the net after-tax proceeds, if any, from Glendale Federal's pending goodwill lawsuit against the United States government (the "Glendale Goodwill Litigation"). The LTW(Trademark)s would be exercisable after notification by Golden State of its receipt of proceeds from a final judgment in or settlement of the litigation. The LTW(Trademark)s would expire 60 days after such notification is given.

     In a special meeting on April 23, 1998, Golden State shareholders approved certain corporate changes necessary to issue the LTW(Trademark)s, including an increase in the total number of authorized shares of common stock from 100 million shares to 250 million shares and amendments to certain terms of Golden State's Noncumulative Convertible Preferred Stock, Series A (the "Series A Preferred Stock"). Following the shareholder meeting on that date, Golden State's Board of Directors declared a distribution of its LTW(Trademark)s for May 29, 1998, to holders of the common stock of Golden State of record on May 7, 1998, on the basis of one LTW(Trademark) for each share held as of the close of business on that date. The Board of Directors also reserved additional LTW(Trademark)s for future issuance in connection with conversions or exercises of Golden State's outstanding Series A Preferred Stock, its two outstanding classes of common stock purchase warrants and employee stock options. The total number of LTW(Trademark)s issued to holders of common stock on May 29, 1998 and reserved for such future issuances is approximately 85.8 million. The distribution of the LTW(Trademark)s will not affect Golden State's diluted shares outstanding prior to the time they become exercisable because the amount of the proceeds from the Glendale Goodwill Litigation and the number of shares of common stock to be issued cannot be determined until the LTW(Trademark)s become exercisable.

     The LTW(Trademark)s have traded on the NASDAQ National Market System since June 1, 1998 under the ticker symbol "GSBNZ."

  Acquisitions

     On April 21, 1998, Golden State acquired CENFED, the parent company of CenFed Bank in a tax-free stock-for-stock merger. Pursuant to the terms of the transaction, Golden State issued 7,390,557 shares of its common stock resulting in a total purchase price of $211.1 million. Under the purchase method of accounting, the goodwill recorded in this transaction will be amortized over 15 years using the straight-line method. At April 21, 1998, CenFed Bank operated 18 branches and had $1.9 billion in assets, including $1.4 billion of loans receivable, net, and $354 million of mortgage-backed securities, net. CENFED's liabilities at April 21, 1998 included $1.4 billion of deposits and $385.1 million of borrowings. The merger of CenFed Bank with Glendale Federal was completed on May 8, 1998.

     On July 11, 1998, Golden State acquired RedFed and its federal savings bank subsidiary, Redlands Federal Bank, in a tax-free, stock-for-stock merger. Pursuant to the terms of the transaction, Golden State issued 5,221,995 shares of its common stock resulting in a total recorded purchase price of $158.3 million. The transaction will be accounted for as a purchase. The goodwill of $628 million arising from this transaction will be amortized over 15 years using the straight-line method. At July 11, 1998, RedFed operated 15 banking offices and had $1.0 billion in assets, including $893.7 million of loans receivable, net. RedFed's liabilities at July 11, 1998 included
$864.1 million of deposits and $78.7 million of borrowings.

  SAIF Special Assessment

     On September 30, 1996, President Clinton signed legislation providing for the Special SAIF Assessment. Pursuant to the new law, a one-time fee was payable by all SAIF-insured institutions at the rate of $0.657 per $100 of deposits held by such institutions at March 31, 1995. In the quarter ended September 30, 1996, Glendale Federal recorded a pre-tax accrual of $58.7 million for this assessment. In the fourth quarter ended June 30, 1997, Glendale Federal reversed $3.2 million of this accrual to reflect the actual assessment for fiscal 1997 of $55.5 million. The recapitalization of the SAIF has resulted in lower deposit insurance premiums beginning with the third quarter of fiscal 1997.

  Sale of CMO Investment Portfolio

     During fiscal 1996, Glendale Federal sold $1.7 billion of its fixed-rate CMO investments (the "CMO Sale") and recorded a pre-tax loss of $28.2 million. Glendale Federal's decision to sell most of its CMO portfolio was part of a strategic realignment of Glendale Federal's mortgage-backed securiites portfolio in which $2.8 billion of mortgage-backed securities were reclassified from "held to maturity" to "available for sale" during the quarter ended December 31, 1995, in compliance with the implementation guidance for SFAS No. 115. The reclassification included Glendale Federal's $1.8 billion fixed-rate CMO portfolio and $1.0 billion of its adjustable-rate pass-through securities portfolio. The realignment of Glendale Federal's mortgage-backed securities portfolio provided Glendale Federal with additional flexibility to manage its interest rate risk exposure.

  Capital

     Glendale Federal's core capital, Tier 1 risk-based capital and total risk-based capital ratios at June 30, 1998 were 6.02%, 10.57% and 11.54%, respectively, placing Glendale Federal in the "well-capitalized" category as defined by federal regulations, which require 5% core, 6% Tier 1 risk-based and 10% total risk-based capital to assets ratios to qualify for that designation.

BALANCE SHEET ANALYSIS

     Glendale Federal's asset size and composition have been determined principally by seeking to balance liquidity, yield, risk and regulatory capital requirements. Consolidated assets of Glendale Federal increased by $1.9 billion, to $18.1 billion, in the twelve months ended June 30, 1998, primarily due to the acquisition of CenFed Bank in April 1998 and the purchase of single-family residential loans in the secondary market.

     Consolidated liabilities of Glendale Federal increased by $1.6 billion, to $16.8 billion, in the twelve months ended June 30, 1998. This was mainly attributable to the purchase of $1.4 billion of deposits and $385.1 million of borrowings relating to the acquisition of CenFed Bank.

  Mortgage-Backed and Other Debt and Equity Securities

     Mortgage-backed securities held to maturity decreased by $248.2 million, to $914.6 million, in the twelve months ended June 30, 1998, primarily due to principal payments received of $245.6 million.

     Mortgage-backed securities available for sale increased by $344.1 million, to $1.5 billion, in the twelve months ended June 30, 1998, primarily due to purchases of $588.7 million of mortgage-backed securities issued by various federal agencies, and $356.0 million of mortgage-backed securities acquired in the CENFED Merger, of which $231.8 million were pass-through securities. These increases were partially offset by principal payments received of $457.3 million and sales of $124.8 million.

     Other debt and equity securities available for sale increased by $98.3 million, to $126.1 million, in the twelve months ended June 30, 1998, primarily due to $96.9 million of municipal debt securities and $20.0 million of U.S. Government debt securities acquired in the CENFED Merger, offset by maturities of $6.5 million and sales of $2.0 million.

  Loans Receivable

     Loans receivable held for investment increased by $1.9 billion, to $13.7 billion, in the twelve months ended June 30, 1998. The increase was primarily due to $1.4 billion of loans acquired as part of the CENFED Merger, loans purchased for investment totaling $2.7 billion and loans originated for investment, net of refinances, of $755.6 million, partially offset by principal repayments of $2.9 billion and loans transferred to real estate acquired in settlement of loans ("REO") of $96.4 million. The loan purchases consisted primarily of $663.5 million of single-family residential, adjustable-rate mortgage loans and $2.0 billion of single-family residential, fixed-rate mortgage loans that were purchased in the secondary market.

     Loans receivable held for sale increased by $12.9 million, to $31.9 million, in the twelve months ended June 30, 1998, primarily due to the effect of increased fixed-rate loan origination activity during fiscal 1998 compared to fiscal 1997. See Note 2 of the Notes to Consolidated Financial Statements of Glendale Federal included elsewhere in this Prospectus for additional information on the transfer of loans from Glendale Federal's held for investment portfolio.

     As of June 30, 1998, commitments of Glendale Federal to purchase loans in the secondary market totaled $75.0 million and were comprised entirely of commitments to purchase fixed-rate loans. At that date, commitments of Glendale Federal to originate loans and sell loans and mortgage-backed securities totaled $97.4 million and $122.8 million, respectively, and Glendale Federal's commitments on outstanding letters of credit totaled $4.8 million.

     New commitments under lines of credit that were purchased or generated through Glendale Federal's consumer and commercial lending programs are summarized as follows (in thousands):

                                                YEARS ENDED JUNE 30,
                                           -------------------------------
                                             1998        1997       1996
                                           --------    --------    -------
Consumer loans..........................   $173,771    $168,335    $70,718
Commercial loans........................    285,630     251,749      7,560
                                           --------    --------    -------
                                           $459,401    $420,084    $78,278
                                           --------    --------    -------
                                           --------    --------    -------

     The new commitments under consumer lines of credit during fiscal 1998 and 1997 included $2.4 million and $17.6 million, related to the acquisitions of CenFed Bank and TransWorld Bancorp ("TransWorld"), respectively. The new commitments under commercial lines of credit during fiscal 1998 included
$9.0 million related to the acquisition of CenFed Bank. The new commitments under commercial lines of credit during fiscal 1997 included $92.9 million purchased in the TransWorld and OneCentral Bank ("OneCentral") acquisitions, and $80 million of agricultural loan commitments, of which $50 million were purchased in December 1996.

     The following table summarizes the outstanding commitments and related outstanding principal balances on lines of credit under Glendale Federal's consumer and commercial lending programs (in thousands):

                                                 JUNE 30,
                                           --------------------
                                             1998        1997
                                           --------    --------
Consumer loans:
  Credit limit balance..................   $459,702    $309,013
  Outstanding principal balance.........    114,880      71,847
Commercial loans:
  Credit limit balance..................    436,034     213,332
  Outstanding principal balance.........    203,620      88,927

     Loan originations by property type (including the refinanced portion of Glendale Federal's loans) and loans purchased in the secondary market are summarized as follows (dollars in millions):

                                                                   YEARS ENDED JUNE 30,
                                           --------------------------------------------------------------------
                                                   1998                    1997                    1996
                                           --------------------    --------------------    --------------------
                                                     PERCENT OF              PERCENT OF              PERCENT OF
                                           AMOUNT     TOTAL        AMOUNT     TOTAL        AMOUNT     TOTAL
                                           ------    ----------    ------    ----------    ------    ----------
Originations:
  Permanent Loans:
     Single-family 1-4 units............   $1,493        35.1%     $ 726         23.0%     $ 778         26.9%
     Multi-family 5-36 units............      15          0.4         22          0.7         26          0.9
     Multi-family 37 or more units......      --           --          9          0.3          6          0.2
     Non-residential....................      23          0.5          8          0.3         13          0.4
     Land...............................       6          0.1         --           --          1           --
  Construction Loans:
     Single-family 1-4 units............      --           --          4          0.1         16          0.7
     Multi-family 5-36 units............      --           --          3          0.1          5          0.2
     Commercial loans...................      54          1.3         30          1.0          1           --
     Consumer loans.....................      13          0.3         16          0.5         21          0.7
                                           ------      ------      ------      ------      ------      ------
       Total............................   1,604         37.7        818         26.0        867         30.0
                                           ------      ------      ------      ------      ------      ------
  Secondary Market Purchases
     (1-4 units):
     Adjustable.........................     663         15.6      1,136         36.0      2,024         70.0
     Fixed..............................   1,985         46.7      1,198         38.0         --           --
                                           ------      ------      ------      ------      ------      ------
       Total............................   2,648         62.3      2,334         74.0      2,024         70.0
                                           ------      ------      ------      ------      ------      ------
Total Originations and Secondary Market
  Purchases.............................   $4,252       100.0%     $3,152       100.0%     $2,891       100.0%
                                           ------      ------      ------      ------      ------      ------
                                           ------      ------      ------      ------      ------      ------

     Term loan originations for fiscal 1998 increased by $786 million or 96%, to $1.6 billion, compared to fiscal 1997. This increase was primarily due to an increase of $786 million, to $1.2 billion, in fixed-rate mortgage lending resulting from a decline in long term interest rates and an improvement in the California housing market. Fixed-rate originations were 75% of total originations in fiscal 1998, compared to 40% in fiscal 1997. Loans refinanced totaled $421.7 million, or 26% of total originations, for the year ended June 30, 1998, compared to $86.6 million, or 11% of total originations, for the year ended June 30, 1997.

     Term loan originations for fiscal 1997 declined 6% from fiscal 1996 primarily due to a decline in refinancing activity.

     Multi-family residential and non-residential real estate loans have primarily been made to finance the disposition of REO and real estate held for sale or investment ("REI") properties or to refinance maturing loans. The single-family residential and multi-family residential construction loans originated in the prior fiscal years represent outstanding commitments made before Glendale Federal's construction lending program was terminated during fiscal 1997.

  Non-Performing Assets ("NPAs") and Restructured Loans

     The following table summarizes Glendale Federal's NPAs and restructured loans at the dates indicated (dollars in thousands):

                                                                 JUNE 30,
                                           ----------------------------------------------------
                                                     1998                        1997
                                           ------------------------    ------------------------
                                                       PERCENT OF                  PERCENT OF
                                            AMOUNT     TOTAL ASSETS     AMOUNT     TOTAL ASSETS
                                           --------    ------------    --------    ------------
Non-accrual loans.......................   $ 95,994        0.53%       $140,295        0.86%
REO and other repossessed assets........     38,275        0.21          64,663        0.40
                                           --------        ----        --------        ----
Total NPAs..............................   $134,269        0.74%       $204,958        1.26%
                                           --------        ----        --------        ----
                                           --------        ----        --------        ----
Restructured loans......................   $ 21,465        0.12%       $ 31,064        0.19%
                                           --------        ----        --------        ----
                                           --------        ----        --------        ----

     The following table summarizes NPA and restructured loan activity in fiscal 1998 (in thousands):

                                    JUNE 30,                                                      PAYOFFS/    JUNE 30,
                                      1997                                             REIN-       SALES/       1998
                                    BALANCE   ADDITIONS  FORECLOSURES  WRITE-DOWNS   STATEMENTS     OTHER     BALANCE
                                    --------  ---------  ------------  -----------   ----------   ---------   --------
Non-Accrual Loans:
  Single-family 1-4 units........   $ 82,989  $ 131,987    $(64,853)     $    --      $(50,286)   $ (29,649)  $ 70,188
  Multi-family 5-36 units........     21,087     20,130     (18,015)        (900)       (5,056)      (9,631)     7,615
  Multi-family 37 or more
     units.......................      3,121         93          --           --            --       (2,797)       417
  Non-residential................     30,672     27,490     (14,254)      (2,899)       (5,070)     (21,435)    14,504
  Commercial.....................        859      9,350          --         (134)       (4,578)      (3,669)     1,828
  Consumer.......................      1,567        836          --          (35)           (5)        (921)     1,442
                                    --------  ---------    --------      -------      --------    ---------   --------
       Total.....................   $140,295  $ 189,886    $(97,122)     $(3,968)     $(64,995)   $ (68,102)  $ 95,994
                                    --------  ---------    --------      -------      --------    ---------   --------
                                    --------  ---------    --------      -------      --------    ---------   --------
REO and Other Repossessed Assets:
  Single-family 1-4 units........   $ 34,116  $   7,553    $ 52,653      $(1,019)     $     --    $ (70,297)  $ 23,006
  Multi-family 5-36 units........      8,414      1,449      13,882         (917)           --      (19,741)     3,087
  Multi-family 37 or more
     units.......................      1,933         --          --           --            --       (1,933)        --
  Non-residential................     20,169      2,324      13,063       (1,289)           --      (22,085)    12,182
  Consumer.......................         31         --          --           --            --          (31)        --
                                    --------  ---------    --------      -------      --------    ---------   --------
       Total.....................   $ 64,663  $  11,326    $ 79,598      $(3,225)     $     --    $(114,087)  $ 38,275
                                    --------  ---------    --------      -------      --------    ---------   --------
                                    --------  ---------    --------      -------      --------    ---------   --------
Total NPAs:
  Single-family 1-4 units........   $117,105  $ 139,540    $(12,200)     $(1,019)     $(50,286)   $ (99,946)  $ 93,194
  Multi-family 5-36 units........     29,501     21,579      (4,133)      (1,817)       (5,056)     (29,372)    10,702
  Multi-family 37 or more
     units.......................      5,054         93          --           --            --       (4,730)       417
  Non-residential................     50,841     29,814      (1,191)      (4,188)       (5,070)     (43,520)    26,686
  Commercial.....................        859      9,350          --         (134)       (4,578)      (3,669)     1,828
  Consumer.......................      1,598        836          --          (35)           (5)        (952)     1,442
                                    --------  ---------    --------      -------      --------    ---------   --------
       Total.....................   $204,958  $ 201,212    $(17,524)     $(7,193)     $(64,995)   $(182,189)  $134,269
                                    --------  ---------    --------      -------      --------    ---------   --------
                                    --------  ---------    --------      -------      --------    ---------   --------
Restructured Loans:
  Single-family 1-4 units........   $  2,168  $   1,219    $     --      $    --      $     --    $  (1,249)  $  2,138
  Multi-family 5-36 units........      3,676      3,353          --           --            --       (1,955)     5,074
  Multi-family 37 or more
     units.......................     18,331      4,696          --           --            --      (16,245)     6,782
  Non-residential................      6,889        751          --           --            --         (169)     7,471
                                    --------  ---------    --------      -------      --------    ---------   --------
       Total.....................   $ 31,064  $  10,019    $     --      $    --      $     --    $ (19,618)  $ 21,465
                                    --------  ---------    --------      -------      --------    ---------   --------
                                    --------  ---------    --------      -------      --------    ---------   --------

     NPAs decreased $70.7 million, or 34%, in the twelve months ended June 30, 1998, reflecting $114.1 million in sales of REO through Glendale Federal's regular liquidation process, the payoffs/sales/other of $68.1 million in non-accrual loans, the reinstatement to accrual status of $65.0 million in non-accrual loans, and $24.7 million in write-downs (including those related to foreclosures), partially offset by NPA additions of $201.2 million, of which $18.3 million resulted from the CenFed Bank acquisition. For the twelve months ended June 30, 1998, 69% of NPA additions were loans secured by, and REO consisting of, single-family residences. During October 1997, Glendale Federal's largest non-accrual loan in the amount of $11.3 million and secured by a shopping center, was repaid in full, and Glendale Federal's largest REO in the amount of $13.4 million and consisting of land acquired for development, was sold, for a combined reduction in NPAs of $24.7 million.

     The $9.6 million decrease in restructured loans for the twelve months ended June 30, 1998 was primarily due to the payoff in November 1997 of Glendale Federal's largest restructured loan in the amount of $16.1 million, partially offset by $10.0 million of new restructured loans transferred from non-accrual status.

     Total delinquent loans decreased by $31.0 million, to $184.3 million, in the twelve months ended June 30, 1998. This decrease was attributable primarily to the single-family residential, multi-family (5-36 units) residential and non-residential portfolios, in which delinquent loans declined by $9.4 million, $12.2 million and $9.3 million, to $136.8 million, $17.5 million and $19.1 million, respectively. At June 30, 1998, single-family residential, multi-family (5-36 units) residential and non-residential loans comprised 74%, 9% and 10%, respectively, of total delinquent loans.

Allowance For Loan Losses

     Glendale Federal's determination of the level and the allocation of the allowance for loan losses and, correspondingly, the provisions for such losses, was based on various judgments, assumptions and projections regarding a number of factors, including, but not limited to, current and forecasted economic and market conditions, loan portfolio composition, historical loan loss experience, industry experience and asset classifications. Glendale Federal's asset classification process, in accordance with applicable regulations, provided for the classification of assets into the categories of satisfactory, special mention, substandard, doubtful or loss. The allowance for loan losses was adjusted quarterly to reflect management's current assessment of the effect of these considerations on estimated inherent loan losses. While management used all information available to it to estimate inherent losses on loans, future changes to the allowance may become necessary based on changes in loan performance, economic and market conditions. The OTS, as part of its examination process, periodically reviewed Glendale Federal's allowance for loan losses. The OTS may require the Bank to make changes to the allowance based on its examiners' judgments and the information available to them at the time of their examination.

     The following table sets forth the allocation of Glendale Federal's allowance for loan losses at June 30, 1998 and 1997 by property type (dollars in thousands):

                                                  JUNE 30, 1998                             JUNE 30, 1997
                                      --------------------------------------    --------------------------------------
                                                                  PERCENT OF                                PERCENT OF
                                                   GROSS LOAN     ALLOWANCE                  GROSS LOAN     ALLOWANCE
                                                    PORTFOLIO     TO LOAN                     PORTFOLIO     TO LOAN
                                      ALLOWANCE      BALANCE      BALANCE       ALLOWANCE      BALANCE      BALANCE
                                      ---------    -----------    ----------    ---------    -----------    ----------
Single-family 1-4 units............   $  48,568    $10,355,638        0.47%     $  52,579    $ 8,821,828       0.60%
Multi-family:
  5-36 units.......................      31,087      1,504,858        2.07         43,852      1,477,549       2.97
  37 or more units.................      11,724        313,575        3.74         16,496        345,052       4.78
Non-residential....................      30,988      1,358,880        2.28         35,280      1,207,013       2.92
Commercial.........................      11,749        290,515        4.04          7,552        160,061       4.72
Consumer...........................      22,366        150,050       14.91          8,000        120,685       6.63
                                      ---------    -----------                  ---------    -----------
                                      $ 156,482    $13,973,516        1.12%     $ 163,759    $12,132,188       1.35%
                                      ---------    -----------                  ---------    -----------
                                      ---------    -----------                  ---------    -----------

     The allocation of the allowance to the above categories is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any other category. The reallocation of the allowance among the different portfolios (see tables below) reflects management's current assessment of the shifting of the relative risks of loss inherent in the different portfolios.

     Specific valuation allowances for impaired loans totaled $13.4 million and $14.0 million at June 30, 1998 and 1997, respectively, and were included in the allowance for loan losses. Specific valuation allowances were provided when management determined that, for a specific loan, default appeared probable and the amount of the expected loss was measurable. The balances of impaired loans with related specific valuation allowances at June 30, 1998 and 1997 totaled $54.4 million and $78.7 million, respectively. Impaired loans not having related specific valuation allowances at June 30, 1998 and 1997 totaled $55.6 million and $64.1 million, respectively.

     The allowance for loan losses declined by $7.3 million, to $156.5 million, in fiscal 1998. The decrease in the allowance during this period reflected improving NPA and delinquency trends, reduced levels of charge-offs, a reduced number of high-risk, large, and multiple loan borrower relationships and an overall improvement in the performance of the total loan portfolio, partially offset by growth in the loan portfolio through whole loan purchases and the addition of $16.9 million of allowance obtained in the acquisition of CenFed Bank. The improvement in credit quality was significant, reflecting the lowest level of NPAs since fiscal 1988, and the lowest level of charge-offs since March 1989. The increase in the allowance allocation to consumer loans reflected growth in that portfolio and in the outstanding commitments on consumer lines of credit, and Glendale Federal's limited experience to date in managing the credit performance of this new line of business. The ratios of allowance to non-accrual loans and total gross loans at June 30, 1998 were 163.0% and 1.1%, respectively, compared to 116.7% and 1.4%, respectively, at June 30, 1997.

     A summary of activity in the allowance for loan losses by property type during fiscal 1998 is as follows (in thousands):

                             BALANCE                                                    ADDITIONS       BALANCE
                             JUNE 30,     PROVISION                                       DUE TO        JUNE 30,
                               1997      (REALLOCATION)    CHARGE-OFFS    RECOVERIES    ACQUISITIONS      1998
                             --------    --------------    -----------    ----------    ------------    --------
Single-family 1-4 units..    $ 52,579       $    992        $ (11,243)      $  272        $  5,968      $ 48,568
Multi-family:
  5-36 units..............     43,852         (6,526)          (6,239)          --              --        31,087
  37 or more units........     16,496         (4,507)            (551)         286              --        11,724
Non-residential...........     35,280        (10,393)          (5,619)         799          10,921        30,988
Commercial................      7,552          1,848           (1,992)       4,341              --        11,749
Consumer..................      8,000         16,859           (3,408)         901              14        22,366
                             --------       --------        ---------       ------        --------      --------
                             $163,759       $ (1,727)       $ (29,052)      $6,599        $ 16,903      $156,482
                             --------       --------        ---------       ------        --------      --------
                             --------       --------        ---------       ------        --------      --------

     A summary of activity in the allowance for loan losses by property type during fiscal 1997 is as follows (in thousands):

                                BALANCE                                                ADDITIONS        BALANCE
                                JUNE 30,                                                 DUE TO         JUNE 30,
                                  1996      ADDITIONS    CHARGE-OFFS    RECOVERIES     ACQUISITIONS       1997
                                --------    ---------    -----------    -----------    -------------    --------
Single-family 1-4 units......   $ 56,833     $21,352      $ (25,773)      $   167         $    --       $ 52,579
Multi-family:
  5-36 units.................     48,628       5,972        (10,756)            8              --         43,852
  37 or more units...........     26,062      (3,954)        (5,860)          248              --         16,496
Non-residential..............     47,260        (362)       (12,996)        1,159             219         35,280
Commercial...................      4,699      (4,511)           (68)        3,575           3,857          7,552
Consumer.....................      3,274       6,707         (3,043)        1,062              --          8,000
                                --------     -------      ---------       -------         -------       --------
                                $186,756     $25,204      $ (58,496)      $ 6,219         $ 4,076       $163,759
                                --------     -------      ---------       -------         -------       --------
                                --------     -------      ---------       -------         -------       --------

     The provision for loan losses declined by $26.9 million, to a credit of $1.7 million, in fiscal 1998, compared to fiscal 1997, reflecting management's assessment that there was a decreased risk of loss inherent in the loan portfolio, as evidenced by decreases in NPAs and delinquent loans. The negative balances shown in the

"Provision/(Reallocation)" column in the above tables represent the reallocation of the allowance among the different portfolios and reflected management's assessment of the shifting of the relative risks of loss inherent in the different portfolios.

     If the recent economic improvements in Glendale Federal's principal market areas do not continue or if economic conditions in these areas deteriorate, Glendale Federal's loans could be adversely impacted, resulting in increases in NPAs and higher charge-offs. Such increased NPAs and charge-offs could require an increase in the provision for loan losses and a corresponding increase in the allowance for loan losses, which could reduce net earnings.

  Mortgage Loan Servicing Activities

     Glendale Federal serviced mortgage loans for other loan investors in exchange for servicing fees. Glendale Federal entered into agreements to service loans for others primarily through the purchase of servicing rights from other servicers, and to a lesser extent, through the sale of loans it originated while retaining the right to service the loans. These purchases and the value of the servicing rights arising from the sale of loans with servicing rights retained are recorded on Glendale Federal's statement of financial condition as mortgage servicing assets ("MSA").

     MSA, net of valuation allowances, decreased by $41.2 million, to $243.3 million, during fiscal 1998, primarily due to the amortization of MSA of $49.2 million and an increase to the valuation allowance of $6.1 million. These factors were partially offset by MSA additions of $8.3 million and $4.9 million, related to the CenFed Bank acquisition and the sale of loans with servicing rights retained, respectively.

     The valuation of MSA is significantly affected by market prepayment expectations of the loans underlying the MSA. If prepayment expectations increase from the levels as of June 30, 1998, recognition of valuation allowances relating to the value of Glendale Federal's MSA and acceleration of the rate of amortization of that asset may be necessary, depending upon the frequency, magnitude and duration of such increases. A decrease in long-term interest rates in the range of 50 to 100 basis points from the June 30, 1998 levels could result in impairment to Glendale Federal's MSA (before the recorded valuation allowance of $10.2 million at June 30, 1998) in the range of $35.0 million to $73.7 million. If interest rates continue to decline or remain at current levels for a protracted period of time, the resulting higher actual and expected prepayments could have an adverse impact on Glendale Federal's operating results.

     The following table summarizes Glendale Federal's mortgage loan servicing portfolio:

                                           JUNE 30,    JUNE 30,
                                             1998        1997
                                           --------    --------
Principal balance (in billions).........   $   25.3    $   29.6
Number of loans.........................    212,970     240,629
Weighted average interest rate..........       7.64%       7.66%
Weighted average service fee (in basis
  points)...............................       31.9        32.1
Weighted average remaining term (in
  months)...............................        261         310
Percent delinquent 30 days or more......       0.98%       1.11%

  Liability Composition

     Glendale Federal's ratios of deposits and borrowings to total interest-earning liabilities were 65% and 35%, respectively, at June 30, 1998, compared to ratios of 63% and 37%, respectively, at June 30, 1997. Glendale Federal's ratios of deposits and borrowings to total interest-earning liabilities were 63% and 37%, respectively, at June 30, 1997, compared to ratios of 65% and 35%, respectively, at June 30, 1996. Glendale Federal continues to emphasize the attraction of retail deposits, especially low-cost demand deposits. The ratio of deposits to borrowings is, from time to time, impacted by Glendale Federal's ability to fund asset growth with concurrent growth in retail deposits. However, Glendale Federal expects to replace borrowings with retail deposits over time through a combination of retail sales efforts and acquisitions of deposits. See the deposit composition table following for additional information.

  Deposits

     Glendale Federal used retail deposits as its core source of funds for lending and asset purchase purposes and as a customer base for providing additional financial services. Glendale Federal's total deposits increased by $1.3 billion, to $10.7 billion, in fiscal 1998. Included in fiscal 1998's net deposit inflows in daily access and certificates were $373.4 million and $1.1 billion, respectively, of deposits purchased in the acquisition of CenFed Bank.

     Glendale Federal's deposit composition at June 30, 1998 and 1997 was as follows (dollars in thousands):

                                                                 JUNE 30,
                                           -----------------------------------------------------
                                                     1998                         1997
                                           -------------------------    ------------------------
                                                          PERCENT OF                  PERCENT OF
                                             AMOUNT        TOTAL          AMOUNT       TOTAL
                                           -----------    ----------    ----------    ----------
Checking................................   $ 1,815,761        17.0%     $1,198,011        12.8%
Savings.................................       477,199         4.5         452,225         4.8
Money market............................     2,379,249        22.2       2,119,553        22.7
                                           -----------      ------      ----------      ------
     Total daily access.................     4,672,209        43.7       3,769,789        40.3
                                           -----------      ------      ----------      ------
Short-term certificates (1 year or
  less).................................     2,494,525        23.3       2,703,538        28.9
Long-term certificates (over 1 year)....     3,199,049        29.9       2,700,906        28.9
Jumbo and brokered certificates.........       335,374         3.1         182,676         1.9
                                           -----------      ------      ----------      ------
     Total certificates.................     6,028,948        56.3       5,587,120        59.7
                                           -----------      ------      ----------      ------
     Total deposits.....................   $10,701,157       100.0%     $9,356,909       100.0%
                                           -----------      ------      ----------      ------
                                           -----------      ------      ----------      ------

     Checking accounts increased by $617.8 million, or 52%, to $1.8 billion during fiscal 1998. The increase was comprised of a $355.6 million increase in retail and business checking accounts and a $262.2 million increase in custodial checking accounts in which borrower payments on loans serviced by Glendale Federal are deposited prior to disbursement to investors, taxing authorities or insurance companies. Jumbo and brokered certificates of deposit increased by $152.7 million, or 84%, to $335.4 million during fiscal 1998, primarily due to the addition of $100 million from the State of California.

  Borrowings

     Total borrowings increased by $221.6 million, to $5.8 billion, during the year ended June 30, 1998, primarily due to the addition of mainly fixed-rate FHLB borrowings assumed as part of the April 1998 acquisition of CenFed Bank, of which $189.0 million was outstanding at June 30, 1998.

     Securities sold under agreements to repurchase, which have typically had a one-month maturity, decreased by $593.1 million, to $175.6 million, during fiscal 1998 and were replaced with a combination of retail deposits and longer-term, fixed-rate FHLB borrowings.

     FHLB borrowings increased by $825.5 million, to $5.6 billion, during fiscal 1998. Adjustable-rate FHLB borrowings decreased by $264.0 million, to $2.6 billion, while fixed-rate FHLB borrowings increased by $1.1 billion, to $3.0 billion. Included in the fixed-rate category are $1.0 billion of advances, with a weighted average rate of 5.19%, that have a stated maturity of five years, but which the FHLB has the option to call $700.0 million after one year, $200.0 million after two years and $100.0 million after three years ("callable advances"). Glendale Federal took down these callable advances to take advantage of the substantial rate discount at which these advances were offered as compared with prevailing straight fixed-rate advance rates and rates on other alternative borrowings. As of June 30, 1998, all of the adjustable-rate FHLB borrowings of $2.6 billion and $604.0 million of the fixed-rate FHLB borrowings (excluding the aforementioned $700.0 million of advances that are callable in fiscal 1999) were due within one year.

  Stockholders' Equity

     Stockholders' equity increased by $266.3 million, to $1.3 billion, during fiscal 1998, primarily due to the issuance to Golden State Financial of
7.4 million shares of common stock, with a value of $193.9 million, in connection with Glendale Federal's acquisition of CenFed Bank, net earnings of $129.1 million, and proceeds of $28.9 million received from the issuance of common stock related to the exercise of stock options. These factors were partially offset by dividends paid to Golden State and Golden State Financial which totalled $85.1 million. As of June 30, 1998, there were 57.8 million shares of common stock issued and outstanding. See Note 18 of the Notes to Consolidated Financial Statements of Glendale Federal included elsewhere in this Prospectus for additional information on Glendale Federal's stockholders' equity.

  Regulatory Capital

     The following table compares Glendale Federal's regulatory capital at June 30, 1998 to its minimum regulatory capital requirements at that date (dollars in thousands):

                                           CAPITAL AT     AS A %      CAPITAL    AS A %         EXCESS
                                          JUNE 30, 1998   OF ASSETS   REQUIRED   OF ASSETS     CAPITAL
                                          -------------   ---------   --------   ---------     --------
Glendale Federal Bank's capital in
  accordance with generally accepted
  accounting principles.................   $ 1,278,399
Adjustments for tangible and core
  capital:
  Net unrealized holding loss on
     available for sale securities......         1,612
  Goodwill and other intangible
     assets.............................      (180,463)
  Disallowed mortgage servicing.........       (10,788)
  Disallowed capitalized software.......       (10,094)
  Investments in and advances to
     non-includable subsidiaries........          (782)
                                           -----------
Total tangible capital..................   $ 1,077,884       6.02%    $268,427      1.50%      $809,457
Adjustment for core capital.............            --
                                           -----------
Total core capital......................   $ 1,077,884       6.02%    $536,854*     3.00%*     $541,030*
Adjustments for risk-based capital:
  Allowance for general loan losses**...       127,705
  Equity risk investments required to be
     deducted...........................       (17,735)
  Low level recourse deduction..........       (10,738)
                                           -----------
Total risk-based capital................   $ 1,177,116      11.54%    $816,080*     8.00%*     $361,036*
                                           -----------
                                           -----------

------------------
* Under the standards for "well capitalized" institutions established pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), the corresponding amounts for core capital are $894,756, 5.00% and $183,128, respectively, and the corresponding amounts for risk-based capital are $1,020,099, 10.00% and $157,017, respectively.

** Limited to 1.25% of risk-weighted assets.

LIQUIDITY AND ASSET AND LIABILITY MANAGEMENT

  Liquidity

     Glendale Federal's primary sources of funds have consisted of retail deposits, borrowings from the FHLB, principal repayments on loans and mortgage-backed securities and sales of assets under agreements to repurchase. Glendale Federal also has obtained funds from its operations. Each of Glendale Federal's sources of liquidity was subject to various uncertainties beyond the control of Glendale Federal. Scheduled loan payments are a relatively stable source of funds, while loan and mortgage-backed security prepayments and deposit flows may vary widely in reaction to changes in interest rates and other market conditions. As a measure of protection against these uncertainties, Glendale Federal generally had back-up sources of funds available to it. At June 30, 1998, funds estimated to be available from these sources totaled approximately $4.4 billion and consisted primarily of funds from the repurchase agreement markets.

     During the twelve months ended June 30, 1998, Glendale Federal's cash and cash equivalents decreased by $391.6 million, to $462.0 million. Glendale Federal experienced a net cash outflow from financing activities of $339.4 million, primarily due to the repayments of FHLB advances of $3.5 billion and the maturities of short-term borrowings of $717.2 million, partially offset by the proceeds from FHLB advances of $4.0 billion. Glendale Federal's investing activities during the period resulted in a net cash outflow of $280.3 million, principally due to the purchases of loans and mortgage-backed securities totaling $3.3 billion, and term loan originations of $720.1 million, partially offset by principal payments on loans and mortgage-backed securities of

$3.6 billion and the proceeds from the sale of mortgage-backed securities of $124.8 million. Glendale Federal experienced positive cash flows from operating activities during the period of $228.2 million.

     During the month of June 1998, Glendale Federal's average liquidity ratio was 4.38%. The current minimum regulatory requirement for this ratio is 4.00%.

  Asset and Liability Management

     Savings institutions are subject to interest rate risk to the degree that their interest-bearing liabilities, consisting principally of deposits, FHLB advances and other borrowings, mature or reprice at different frequencies, or on different bases, than their interest-earning assets, which consist predominantly of intermediate or long-term real estate loans and mortgage-backed securities. Interest rate risk is increased by the difference in aggregate amounts of interest-earning assets and interest-bearing liabilities. Institutions that invest in mortgage-backed assets are subject to prepayment risk as the duration and value of such assets are impacted by changes in actual prepayments from projections made at the time of origination or purchase.

     Glendale Federal's Asset/Liability Management Committee ("ALCO") was responsible for implementing the interest rate risk management policy adopted by Glendale Federal. Among other things, Glendale Federal's policy statement set forth the limits established by the Board of Directors on acceptable changes in net interest income and net portfolio value resulting from specified changes in interest rates. ALCO reviewed, among other things, economic conditions, the interest rate outlook, the demand for loans, the availability of deposits and Glendale Federal's current operating results, liquidity, capital and interest rate risk exposure. Based on such reviews, ALCO formulated strategies that were intended to implement the objectives set forth in Glendale Federal's annual business plan while prudently managing interest rate risk.

     During fiscal 1998, Glendale Federal continued or undertook various strategies to mitigate the adverse earnings impact of a declining and flattening yield curve. Foremost among these strategies was Glendale Federal's focus on shifting the mix of its deposits base towards checking and other daily access accounts and reducing its reliance on higher costing term certificate of deposit funding. For fiscal 1998, checking account balances grew by $617.8 million to $1.8 billion, or 17%, of total deposits at June 30, 1998 as compared to $1.2 billion, or 13%, of total deposits as of June 30, 1997. Total daily access account balances grew by nearly $902.4 million to $4.7 billion, or 43.7%, of total deposits at June 30, 1998 as compared to $3.8 billion, or 40.3%, of total deposits as of June 30, 1997. The shifting deposit mix helped reduce Glendale Federal's cost of deposits by 31 basis points, to 4.06%, at June 30, 1998. Additionally, Glendale Federal increased its investment in fixed-rate loans by $2.0 billion to $5.2 billion, or 37%, of its gross loan portfolio at June 30, 1998 from 26% of the portfolio at June 30, 1997. These strategies, combined with other funding strategies and the generation of prime rate-based business and consumer loans, helped increase Glendale Federal's interest rate spread to 2.90% at June 30, 1998 from 2.68% at June 30, 1997, a period of generally declining interest rates and a flattening of the yield curve. The earnings and capital growth resulting from these strategies positively impacted Glendale Federal's ability to manage its interest rate risk and to deploy its capital prudently in support of its lines of business.

     Glendale Federal actively monitored the impact of changes in interest rates on its net interest income. For this purpose, Glendale Federal utilized various dynamic computer simulation models to measure the sensitivity of its net interest income and earnings forecasts to changes in market rates and possible offsetting changes in Glendale Federal's business strategies. Based on such analyses, Glendale Federal developed and implemented short- and long-term strategies to mitigate the effects of adverse operating environments.

     The OTS measures interest rate risk through a somewhat similar computer simulation model described in its Thrift Bulletin No. 13, "Interest Rate Risk
Exposure: Guidelines on Director and Officer Responsibilities" ("TB 13") as shown below. Under TB 13, institutions are required to establish limits on the sensitivity of their net interest income and net portfolio value to changes in interest rates. Unlike Glendale Federal's analyses, under TB 13 changes in interest rates are defined to consist solely of instantaneous and sustained movements in interest rates in 100 basis point increments and no possible adjustments to a company's business strategies to reflect the assumed changes in interest rates are permitted to be taken into account. Following are the estimated impacts of a parallel shift in interest rates as calculated by Glendale Federal:

                                                  JUNE 30, 1998                    JUNE 30, 1997
                                              PERCENTAGE CHANGE IN             PERCENTAGE CHANGE IN
                                          -----------------------------    -----------------------------
       CHANGE IN INTEREST RATES           NET INTEREST    NET PORTFOLIO    NET INTEREST    NET PORTFOLIO
           (IN BASIS POINTS)              INCOME(1)       VALUE(2)         INCOME(1)       VALUE(2)
---------------------------------------   ------------    -------------    ------------    -------------
     +200..............................        -2%             -24%             -3%             -22%
     +100..............................         0%             -11%             -1%              -9%
     -100..............................         1%               2%              2%               9%
     -200..............................         2%               7%              3%              17%

------------------
(1) The percentage change in this column represents net interest income for 12 months in a stable interest rate environment versus the net interest income in the various rate scenarios.

(2) The percentage change in this column represents the Net Portfolio Value of Glendale Federal in a stable interest rate environment versus the Net Portfolio Value in the various rate scenarios. The OTS defines "Net Portfolio Value" as the present value of expected net cash flows from existing assets minus the present value of expected net cash flows from existing liabilities plus the present value of expected net cash flows from existing off-balance sheet contracts.

     The Maturity and Rate Sensitivity Analysis table in "Business--Asset Liability Management and Market Risks" set forth the projected maturities as adjusted for projected prepayments and "repricing mechanisms" (provisions for changes in the interest rates of assets and liabilities), of Glendale Federal's major asset and liability categories as of June 30, 1998 used to calculate Glendale Federal's total and one-year GAP at that date.

     The one-year GAP (as defined herein) measures the estimated difference between the amounts of interest-earning assets and interest-bearing liabilities maturing or repricing within one year, based on assumptions as to the expected repayment of assets and liabilities. In its management of interest rate risk, Glendale Federal relied primarily on the aforementioned dynamic computer simulation models to determine its interest rate risk position rather than the static one-year GAP position. See "Business--Glendale Federal--Asset and Liability Management and Market Risk."

     The following table is a summary of Glendale Federal's one-year GAP at the dates indicated (dollars in millions):

                                                 JUNE 30,
                                           --------------------
                                             1998        1997
                                           --------    --------
Interest-earning assets maturing or
  repricing within one year.............   $ 10,919    $ 11,640
Interest-bearing liabilities maturing or
  repricing within one year.............      9,984       9,282
                                           --------    --------
One-year maturity GAP...................   $    935    $  2,358
                                           --------    --------
One-year maturity GAP as a percent of
  total assets..........................       5.2%       14.5%
                                           --------    --------
                                           --------    --------

     A positive one-year GAP tends, in general, to assist Glendale Federal in rising interest rate markets. However, Glendale Federal remains subject to possible interest rate spread compression, which would adversely impact Glendale Federal's net interest income, if interest rates rise. This is primarily due to the lag in the repricing of the indices to which Glendale Federal's adjustable-rate loans and mortgage-backed securities are tied, as well as the repricing frequencies and periodic interest rate caps on such adjustable-rate loans and mortgage-backed securities, and to an increase in the cost of Glendale Federal's liabilities which are subject to monthly repricing. The amount of such interest rate spread compression would depend upon the frequency, severity and duration of such interest rate fluctuations.

RESULTS OF OPERATIONS

  Net Interest Income

     The following table provides information on net interest income for the past three fiscal years, setting forth average balances of interest-earning assets and interest-bearing liabilities, the interest income earned and interest expense recorded thereon and the resulting average yield-cost ratios (dollars in thousands):

                             YEAR ENDED JUNE 30, 1998             YEAR ENDED JUNE 30, 1997             YEAR ENDED JUNE 30, 1996
                        ----------------------------------   ----------------------------------   ----------------------------------
                          AVERAGE      INTEREST    AVERAGE     AVERAGE      INTEREST    AVERAGE     AVERAGE      INTEREST    AVERAGE
                         BALANCES      INCOME/     YIELD      BALANCES      INCOME/     YIELD      BALANCES      INCOME/     YIELD
                            (1)        EXPENSE      COST         (1)        EXPENSE      COST         (1)        EXPENSE      COST
                        -----------   ----------   -------   -----------   ----------   -------   -----------   ----------   -------
Interest-earning assets:
  Loans receivable,
    net(2)............  $12,382,205   $  950,265     7.67%   $11,341,678   $  861,858     7.60%   $10,268,121   $  803,432     7.82%
                        -----------   ----------    -----    -----------   ----------    -----    -----------   ----------    -----
  Mortgage-backed
    securities, held
    to maturity.......    1,050,597       71,012     6.76            N/A          N/A      N/A            N/A          N/A      N/A
  Mortgage-backed
    securities,
    available for
    sale(3)...........    1,259,371       78,737     6.25            N/A          N/A      N/A            N/A          N/A      N/A
                        -----------   ----------             -----------   ----------             -----------   ----------
  Total mortgage-
    backed securities,
    net(4)............    2,309,968      149,749     6.48      2,243,784      149,551     6.67      3,423,747      216,812     6.33
                        -----------   ----------             -----------   ----------             -----------   ----------
  Total loans and
    mortgage-backed
    securities........   14,692,173    1,100,014     7.49     13,585,462    1,011,409     7.44     13,691,868    1,020,244     7.45
                        -----------   ----------             -----------   ----------             -----------   ----------
  Federal funds sold
    and assets
    purchased under
    resale
    agreements........      613,074       35,504     5.79        665,738       37,237     5.59        674,159       39,347     5.84
                        -----------   ----------             -----------   ----------             -----------   ----------
  Other debt and
    equity securities
    available sale
    (3)...............       44,225        2,308     5.22            N/A          N/A      N/A            N/A          N/A      N/A
  Other
    investments(5)....      281,547       20,119     7.15            N/A          N/A      N/A            N/A          N/A      N/A
                        -----------   ----------             -----------   ----------             -----------   ----------
  Total other
    investments
    (4)(6)............      325,772       22,427     6.88        273,471       24,310     8.89        208,057       20,444     9.83
                        -----------   ----------             -----------   ----------             -----------   ----------
    Total
      investments.....      938,846       57,931     6.17        939,209       61,547     6.55        882,216       59,791     6.78
                        -----------   ----------             -----------   ----------             -----------   ----------
    Total interest-
      earning assets..   15,631,019    1,157,945     7.41     14,524,671    1,072,956     7.39     14,574,084    1,080,035     7.41
                                      ----------                           ----------                           ----------
  All other assets....      955,391                              677,837                              578,912
                        -----------                          -----------                          -----------
    Total assets......  $16,586,410                          $15,202,508                          $15,152,996
                        -----------                          -----------                          -----------
                        -----------                          -----------                          -----------

                                                                                                      (Table continued on next page)

(Table continued from previous page)

                             YEAR ENDED JUNE 30, 1998             YEAR ENDED JUNE 30, 1997             YEAR ENDED JUNE 30, 1996
                        ----------------------------------   ----------------------------------   ----------------------------------
                          AVERAGE      INTEREST    AVERAGE     AVERAGE      INTEREST    AVERAGE     AVERAGE      INTEREST    AVERAGE
                         BALANCES      INCOME/     YIELD      BALANCES      INCOME/     YIELD      BALANCES      INCOME/     YIELD
                            (1)        EXPENSE      COST         (1)        EXPENSE      COST         (1)        EXPENSE      COST
                        -----------   ----------   -------   -----------   ----------   -------   -----------   ----------   -------
Interest-bearing
  liabilities:
  Non-interest-bearing
    demand deposits...  $ 1,052,029   $       --     0.00%   $   551,196   $       --     0.00%   $   315,804   $       --     0.00%
  Interest-bearing
    demand deposits...      460,973        4,610     1.00        404,295        4,099     1.01        390,488        4,290     1.10
  Savings.............      446,704        9,192     2.06        458,070        9,848     2.15        520,129       11,381     2.19
  Money market........    2,228,241       88,484     3.97      1,924,309       84,149     4.37      1,520,194       69,257     4.56
                        -----------   ----------             -----------   ----------             -----------   ----------
  Total daily access..    4,187,947      102,286     2.44      3,337,870       98,096     2.94      2,746,615       84,928     3.09
  Certificates........    5,606,265      306,014     5.46      5,621,222      307,086     5.46      6,085,586      348,906     5.73
                        -----------   ----------             -----------   ----------             -----------   ----------
  Total deposits......    9,794,212      408,300     4.17      8,959,092      405,182     4.52      8,832,201      433,834     4.91
                        -----------   ----------             -----------   ----------             -----------   ----------
  Securities sold
    under agreements
    to repurchase.....      660,467       37,591     5.69        335,809       18,642     5.55      1,869,194      108,839     5.82
  FHLB and other
    borrowings........    4,755,832      271,430     5.71      4,738,502      270,148     5.70      3,376,056      204,297     6.05
                        -----------   ----------             -----------   ----------             -----------   ----------
    Total borrowings..    5,416,299      309,021     5.71      5,074,311      288,790     5.69      5,245,250      313,136     5.97
                        -----------   ----------             -----------   ----------             -----------   ----------
    Total interest-
      bearing
      liabilities.....   15,210,511      717,321     4.72     14,033,403      693,972     4.95     14,077,451      746,970     5.31
                                      ----------                           ----------                           ----------
All other
  liabilities.........      268,191                              188,772                              130,297
Stockholder's equity..    1,107,708                              980,333                              945,248
                        -----------                          -----------                          -----------
  Total liabilities
    and stockholder's
    equity............  $16,586,410                          $15,202,508                          $15,152,996
                        -----------                          -----------                          -----------
                        -----------                          -----------                          -----------
Difference between
  average interest-
  earning assets and
  interest-bearing
  liabilities.........  $   420,508                          $   491,268                          $   496,633
                        -----------                          -----------                          -----------
                        -----------                          -----------                          -----------
Net interest income...                $  440,624                           $  378,984                           $  333,065
                                      ----------                           ----------                           ----------
                                      ----------                           ----------                           ----------
Yield-cost spread.....                               2.69%                                2.44%                                2.10%
                                                    -----                                -----                                -----
                                                    -----                                -----                                -----
Effective net
  spread(7)...........                               2.82%                                2.61%                                2.29%
                                                    -----                                -----                                -----
                                                    -----                                -----                                -----

------------------

(1) Average balances are primarily computed on daily balances during the period. When such balances are not available, average balances are computed on a monthly basis. Average balances include the effect of discounts and premiums on loans, investment securities, deposits and borrowings acquired in acquisitions, as well as deferred loan fees and the effects of hedging transactions.

(2) Non-accrual loans are included in the average balances for the periods, but interest on such loans is not recognized during the periods the loans are non-accrual and is therefore excluded from interest income.

(3) The yields on available for sale securities are based upon historical amortized cost balances without the effects of fair value adjustments.

(4) Prior to fiscal 1998 Glendale Federal aggregated income from all securities (held to maturity and available for sale).

(5) Includes certificates of deposit and investment in capital stock of FHLB for fiscal 1998.

(6) Includes certificates of deposit, other debt and equity securities, and investment in capital stock of FHLB for fiscal 1997 and 1996.

(7) The effective net spread for a period is net interest income divided by average interest-earning assets.

     The following rate/volume analysis depicts the increase (decrease) in net interest income attributable to interest rate fluctuations (change in rate multiplied by prior period average balance) and volume fluctuations (change in average balance multiplied by prior period rate) when compared to the preceding year (in thousands):

                                                                      YEARS ENDED JUNE 30,
                                              --------------------------------------------------------------------
                                                      1998 VERSUS 1997                    1997 VERSUS 1996
                                                       CHANGES DUE TO                      CHANGES DUE TO
                                              --------------------------------    --------------------------------
                                               VOLUME       RATE       TOTAL       VOLUME       RATE       TOTAL
                                              --------    --------    --------    --------    --------    --------
Interest income:
  Loans receivable, net....................   $ 80,341    $  8,066    $ 88,407    $ 81,639    $(23,213)   $ 58,426
  Mortgage-backed securities, net..........      4,437      (4,239)        198     (78,333)     11,072     (67,261)
                                              --------    --------    --------    --------    --------    --------
     Total loans and mortgage-backed
       securities..........................     84,778       3,827      88,605       3,306     (12,141)     (8,835)
  Federal funds sold and assets purchased
     under resale agreement ...............     (3,025)      1,292      (1,733)       (476)     (1,634)     (2,110)
  Other investments........................      4,176      (6,059)     (1,883)      5,964      (2,098)      3,866
                                              --------    --------    --------    --------    --------    --------
     Total investments.....................      1,151      (4,767)     (3,616)      5,488      (3,732)      1,756
                                              --------    --------    --------    --------    --------    --------
     Total interest income.................     85,929        (940)     84,989       8,794     (15,873)     (7,079)
Interest expense:
  Deposits--daily access...................     22,526     (18,336)      4,190      17,469      (4,301)     13,168
  Deposits--certificates...................     (1,072)         --      (1,072)    (25,855)    (15,965)    (41,820)
                                              --------    --------    --------    --------    --------    --------
     Total deposits........................     21,454     (18,336)      3,118      (8,386)    (20,266)    (28,652)
  Securities sold under agreements to
     repurchase............................     18,467         482      18,949     (85,370)     (4,827)    (90,197)
  FHLB and other borrowings................      1,111         171       1,282      78,481     (12,630)     65,851
                                              --------    --------    --------    --------    --------    --------
     Total borrowings......................     19,578         653      20,231      (6,889)    (17,457)    (24,346)
                                              --------    --------    --------    --------    --------    --------
     Total interest expense................     41,032     (17,683)     23,349     (15,275)    (37,723)    (52,998)
                                              --------    --------    --------    --------    --------    --------
Net interest income........................   $ 44,897    $ 16,743    $ 61,640    $ 24,069    $ 21,850    $ 45,919
                                              --------    --------    --------    --------    --------    --------
                                              --------    --------    --------    --------    --------    --------

------------------
Note: The change in interest not due solely to volume or rate has been allocated in proportion to the absolute dollar amounts of the change in each.

     Net interest income increased by $61.6 million, to $440.6 million, in fiscal 1998 compared to fiscal 1997. This was attributable to an increase in average interest-earning assets and to an improvement in the yield-cost spread. Average interest-earning assets increased by $1.1 billion during fiscal 1998 and yielded $85.9 million in interest income, while average interest-bearing liabilities increased by $1.2 billion and contributed $41.0 million in interest expense, with the net impact of these volume changes resulting in an increase of $44.9 million to net interest income. The increase in average interest-earning assets was principally attributable to a $1.0 billion increase in average loans receivable. The increase in average interest-bearing liabilities primarily resulted from a $500.8 million increase in the average balance of non-interest-bearing demand deposits, as well as increases of $324.7 million and $303.9 million in the average balances of securities sold under agreements to repurchase and money market accounts.

     The yield-cost spread increased by 25 basis points, to 2.69%, in fiscal 1998 as compared to fiscal 1997, contributing $16.7 million to the increase in net interest income. The increase in the yield-cost spread was primarily due to a decrease in Glendale Federal's cost of funds of 23 basis points, to 4.72%, that was attributable to a 35 basis point decrease in the cost of deposits, to 4.17%, partially offset by a 2 basis point increase in the cost of borrowings, to 5.71%. The decrease in the cost of funds reflects a decline in deposit costs due to a continuing shift in the mix of deposits from higher-cost certificates of deposit to lower-cost checking and other daily access accounts, and to the addition of lower-costing checking and daily access accounts obtained in recent acquisitions.

     Interest income on loans receivable increased by $88.4 million, to $950.3 million, in fiscal 1998 compared to last year, primarily due to portfolio growth. The average balance of loans receivable, net, increased by $1.0 billion, to $12.4 billion, during the year ended June 30, 1998, contributing
$80.3 million to the increase. This
increase was due to Glendale Federal's purchases in the secondary market of $824.1 million of fixed-rate loans with a weighted average yield of 8.02% and $767.9 million of adjustable rate loans with a weighted average yield of 7.43% during the last nine months of fiscal 1997. During the twelve months ended
June 30, 1998, Glendale Federal purchased in the secondary market $2.0 billion of fixed-rate loans with a weighted average yield of 7.22% and $663.5 million of adjustable-rate loans with a weighted average yield of 7.32%. Further contributing to the growth in the loan portfolio was the purchase of $1.4 billion in loans with a weighted average yield of 8.48% in the April 1998 acquisition of CenFed Bank, and the purchase of $135.8 million in loans with a weighted average yield of 10.26% in the May 1997 TransWorld acquisition. The growth in the loan portfolio was enhanced by an increase in portfolio yield of 7 basis points, to 7.67%, which contributed $8.1 million to the increase in interest income. The increase in portfolio yield was primarily due to the impact of the aforementioned higher yielding fixed-rate purchases in the secondary market during the last nine months of fiscal 1997, the higher yielding loans acquired from CenFed Bank and TransWorld, and to the favorable effect of a declining level of non-accrual loans.

     Glendale Federal did not recognize income on non-accrual loans during the period they were considered non-accrual, but their balances are included in the asset base for yield calculation purposes. The average balances of non-accrual loans in the twelve months ended June 30, 1998 and 1997, respectively, were $114.5 million and $236.8 million. The impact of non-accrual loans was to reduce Glendale Federal's loan yield by 4 and 7 basis points, respectively, in the twelve months ended June 30, 1998 and 1997.

     Interest expense on daily access deposits increased by $4.2 million, to $102.3 million, in fiscal 1998, compared to fiscal 1997. The average balance in daily access accounts increased by $850.1 million, or 25%, to $4.2 billion, during the year ended June 30, 1998, compared to the year ended June 30, 1997. This growth in average balance contributed $22.5 million to the increase in interest expense. The growth in average daily access account balances was due to internally developed account growth, the addition of custodial checking accounts in October 1997 arising from Glendale Federal's purchase of servicing rights relating to $11.5 billion of mortgage loans in the fourth quarter of fiscal 1997, and the addition of daily access accounts related to acquisitions. The average cost of daily access accounts declined by 50 basis points, to 2.44%, in the year ended June 30, 1998. The decrease in the average cost of daily access accounts, which contributed $18.3 million to the reduction in interest expense during the year ended June 30, 1998, was due to the generation and acquisition of low cost deposits, consisting primarily of checking accounts.

     Interest expense on borrowings increased by $20.2 million, to $309.0 million, in fiscal 1998 compared to fiscal 1997, primarily due to a corresponding increase of $342.0 million, or 7%, to $5.4 billion, in the average balance of borrowings in fiscal 1998 compared to fiscal 1997. The growth in the average balances of borrowings contributed $19.6 million to the increase in interest expense during fiscal 1998.

     Net interest income increased by $45.9 million to $379.0 million in fiscal 1997, compared to fiscal 1996, because of favorable volume changes and an improvement in the yield-cost spread. Volume changes, which contributed $24.1 million to the increase in net interest income, were primarily related to changes in the mixes of both deposits and borrowings which resulted in a reduction to interest expense of $15.3 million. On the asset side, an increase in Glendale Federal's investment of FHLB stock and a shift in the mix from mortgage-backed securities to loans receivable increased interest income by $8.8 million.

     The yield-cost spread increased by 34 basis points, to 2.44%, in the twelve months ended June 30, 1997, compared to the same period in fiscal 1996, primarily due to a decrease in Glendale Federal's cost of funds of 36 basis points to 4.95%. The decrease in Glendale Federal's cost of funds during the year ended June 30, 1997, compared to last year, was primarily due to a change in the mix of deposits from higher-cost certificates of deposit to lower-cost daily access accounts, the replacement of maturing higher-cost FHLB advances with lower-cost advances and to lower interest rates prevailing during the period compared to last year.

     Interest income on loans receivable increased by $58.4 million, to $861.9 million, in fiscal 1997, compared to fiscal 1996, primarily due to portfolio growth. The average balance of loans receivable, net, increased by $1.1 billion, to $11.3 billion, during the year ended June 30, 1997, contributing $81.6 million to the growth. This was due to Glendale Federal's purchases, in the secondary market, of $2.3 billion of loans during fiscal 1997. The effect of growth in the loan portfolio was offset by a decrease in portfolio yield of 22 basis points. The decrease in portfolio yield was due to the effects of the aforementioned lower interest rate environment on Glendale Federal's portfolio of adjustable-rate loans. The effect of declining interest rates was partially offset by

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
the effect of a declining level of non-accrual loans as Glendale Federal does not recognize income on these assets during the period they are non-accrual, while their balances are included in the asset base for yield calculation purposes. The average balance of non-accrual loans in fiscal 1997 and 1996 was $236.8 million and $302.3 million, respectively. The impact of non-accrual loans on the yield on loans and mortgage-backed securities was a reduction in yield of 7 basis points in fiscal 1997 versus a reduction of 12 basis points in fiscal 1996.

     Interest income on mortgage backed securities decreased by $67.3 million, to $149.6 million, in fiscal 1997, compared to fiscal 1996, primarily due to the sale of $1.7 billion of lower-yielding CMOs in the second and third quarters of fiscal 1996. Partially offsetting the effect of portfolio reductions, was an increase in the yield on mortgage-backed securities of 34 basis points to 6.67% in the remaining portfolio of mortgage-backed securities.

     Interest income on federal funds sold and assets purchased under resale agreements decreased by $2.1 million, to $37.2 million, in fiscal 1997, compared to last year, primarily due to the lower interest rate environment prevailing in fiscal 1997, compared to fiscal 1996. The yield on federal funds sold and securities purchased under resale agreements decreased by 25 basis points to 5.59% during the year ended June 30, 1997, compared to last year, reflecting a reduction by the Federal Reserve Board of the federal funds rates late in fiscal 1996.

     Interest income on other investments increased by $3.9 million to $24.3 million in fiscal 1997, compared to fiscal 1996, primarily due to an increase in the average portfolio balance of $65.4 million. During the year, Glendale Federal increased its investment in FHLB stock by $66.7 million to obtain additional borrowings from the FHLB in compliance with the FHLB's requirements. These purchases of FHLB stock contributed $5.0 million to the increased interest income.

     Interest expense on daily access deposits increased by $13.2 million, to $98.1 million, in fiscal 1997, compared to fiscal 1996, primarily due to a $591.3 million, or 22% increase in the average balance in daily access accounts during the year ended June 30, 1997, compared to the year ended June 30, 1996. This growth in average balance contributed $17.5 million to the increase in interest expense. The growth in average daily access account balances was due to the addition of $322.1 million of daily access accounts related to the acquisitions of TransWorld and OneCentral, and to internally-developed account growth. The increase in interest expense was offset by a 15 basis point reduction in the average cost of daily access accounts. The decrease in average cost was due to the low cost of deposits acquired from TransWorld and OneCentral, and to the lower interest rates prevailing during the year ended June 30, 1997, compared to fiscal 1996.

     Interest expense on certificate accounts decreased by $41.8 million, to $307.1 million, in fiscal 1997, compared to fiscal 1996, due to the combined effects of decreasing average balances and to the lower interest rate environment prevailing during the year ended June 30, 1997 compared to fiscal 1996. Average balances in certificate accounts decreased by $464.4 million, or 8%, due to management's efforts to change the mix of deposits toward daily access accounts. This decrease contributed $25.9 million to the reduction in interest expense on certificate accounts. The average cost of certificate accounts decreased by 27 basis points to 5.46% due to both the lower interest rate environment prevailing during the year ended June 30, 1997 compared to fiscal 1996, and to growth in daily access deposits allowing management to price certificate accounts less aggressively, while maintaining approximately the same retail-wholesale funding mix.

     Interest expense on borrowings decreased by $24.3 million to $288.8 million in fiscal 1997, compared to fiscal 1996, primarily due to the replacement of maturing higher-cost FHLB borrowings with lower-cost FHLB borrowings, and to the decline in the interest rate environment. The cost of borrowings decreased 28 basis points to 5.69% during fiscal 1997 compared to fiscal 1996. Contributing to the decrease in interest expense was a $170.9 million decrease in the average balance of borrowings compared to fiscal 1996.

  Provision For Loan Losses

     Glendale Federal recorded a net credit for loan losses of $1.7 million in fiscal 1998, compared to provision for loan losses of $25.2 million in fiscal 1997, and $40.4 million in fiscal 1996. The significant reduction in the provision was primarily due to declining NPAs and delinquent loans, lower net charge-offs and management's assessment that there is a decreased risk of loss inherent in Glendale Federal's real estate loan portfolio, partially offset by the increased risk of loss inherent in its consumer and business loan portfolios. NPAs at June 30, 1998

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totaled $134.3 million, which represents a 34% decline from the $205.0 million of NPAs recorded at June 30, 1997. Net charge-offs to the allowance for loan losses totaled $22.5 million in fiscal 1998, compared to $52.3 million in fiscal 1997 and $62.7 million in fiscal 1996.

     The ratios of allowance to non-accrual loans and total gross loans at June 30, 1998, were 163.0% and 1.1%, respectively, compared to 116.7% and 1.4%, respectively, at June 30, 1997. Glendale Federal's determination of the level and the allocation of the allowance for loan losses and, correspondingly, the provisions for such losses, is based on various judgments, assumptions and projections regarding a number of factors, including, but not limited to, current and forecasted economic and market conditions, loan portfolio composition, historical loan loss experience, industry experience and asset classifications.

  Loan Servicing Income, Net

     Loan servicing income, net, decreased by $5.2 million or 16%, to $28.6 million, in fiscal 1998, compared to fiscal 1997. Due to Glendale Federal's purchases of servicing rights during fiscal 1997, gross servicing fees earned increased by $14.5 million, or 22%, to $79.6 million, in fiscal 1998 compared to fiscal 1997. However, the amortization of MSA increased by $21.9 million or 80%, to $49.2 million during the same period. The disproportionate increase in the amortization of MSA compared to the servicing fees earned, was primarily due to the servicing fee rates on the purchased servicing rights relating to approximately $11.5 billion of predominantly fixed-rate mortgage loans being less than those associated with a standard fixed-rate package, and to a lesser extent, to increased prepayment experience and market prepayment expectations attributable to the decline in interest rates and the flattening of the yield curve. The lower servicing fee rates associated with this purchase are offset, from an overall earnings perspective, by an increase in net interest income. The increase in net interest income results from the reduction in the cost of funds attributable to Glendale Federal keeping the custodial deposit balances associated with this servicing during the holding period between collection of borrower payments and remittance to investors, taxing authorities or insurance companies. Glendale Federal generally pays interest, at rates dictated by various states' regulations, on borrower funds held for purposes of paying property taxes and hazard insurance premiums. Such rates range up to 5%. Glendale Federal does not pay interest on the principal and interest portions of borrower payments that it remits to the investors.

     Loan servicing income, net, increased by $9.6 million or 40%, to $33.8 million, in fiscal 1997, compared to fiscal 1996. This increase was attributable to increased servicing fees earned resulting from recent purchases of MSA, partially offset by the corresponding increase in the amortization of MSA.

  Other Fees And Service Charges

     Other fees and service charges increased by $12.6 million or 22%, to $69.5 million, in fiscal 1998 compared to fiscal 1997. This increase, which reflects the continuing growth in the number of transaction accounts, was due primarily to increases in loan and deposit fee income and income from ATM transactions which totaled $52.5 million in fiscal 1998, compared to $38.3 million in fiscal 1997.

     Other fees and service charges increased by $11.1 million or 24%, to $56.9 million, in fiscal 1997, compared to fiscal 1996. This increase was due primarily to increases in deposit fee income and ATM fees of $7.6 million and $1.7 million, respectively, related to growth in the number of transaction accounts, and an increase in commissions and brokerage fees of $1.9 million related to higher sales from Glendale Federal's securities brokerage subsidiary.

  Gain (Loss) on Sale of Mortgage-Backed Securities

     Glendale Federal recorded a $4.6 million net gain on sale of mortgage-backed securities in fiscal 1998, primarily due to the reduction of the estimated recourse liability for future losses related to loans sold in prior years subject to credit loss recourse provisions.

     Glendale Federal recorded a loss on sale of mortgage-backed securities, net of $1.8 million in fiscal 1997, primarily due to provisions for loss related to loans sold in prior years subject to recourse obligations.

     Loss on sale of mortgage-backed securities, net, of $34.2 million in fiscal 1996 primarily reflected the previously discussed $28.2 million loss on the CMO Sale and $6.6 million of recourse related losses, including

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fees for recourse removal transactions. See "--Overview--Sale of CMO Investment
Portfolio" for additional discussion regarding the CMO Sale.

  General and Administrative Expenses

     General and administrative expenses increased by $30.5 million, or 12%, to $293.7 million in fiscal 1998, compared with $263.2 million in fiscal 1997. The increase primarily reflected costs associated with Glendale Federal's new business lines, franchise growth, recent acquisitions, including CenFed Bank,and Year 2000 compliance costs, partially offset by reduced regulatory insurance premiums. Operating expenses directly related to the new business lines, franchise growth, acquisitions and Year 2000 compliance costs approximated
$42.9 million in fiscal 1998, as compared with $12.2 million in fiscal 1997. Excluding these factors, general and administrative expenses for fiscal 1998 were essentially unchanged from fiscal 1997.

     General and administrative expenses increased as Glendale Federal continued to expand its business lines, broaden the reach of its branch franchise, maintain a higher level of marketing activity and upgrade Glendale Federal's operational capabilities. The targeted benefits resulting from the expansion of its business lines and branch franchise, namely increased net interest margin and higher fee income, have lagged behind the increase in expenditures attributable to the timing of the investment in new business lines, network expansion and marketing, and the increase in revenues that was intended to result from this investment.

     Glendale Federal has an ongoing program designed to ensure that its operational and financial systems will not be adversely affected by Year 2000 data processing hardware and software failures due to processing errors arising from processing errors involving calculations using the Year 2000 date. Enhancements to Glendale Federal's mainframe systems have been implemented with completion of all mission critical repairs having been scheduled for November 1998. Glendale Federal has initiated renovation of its non-mainframe systems, with completion of all but one mission critical system having been scheduled for December 1998 and the one remaining mission critical system was to be completed in February 1999. Glendale Federal halted further implementation of its own Year 2000 efforts as of August 20, 1998 after receiving both shareholder and regulatory approvals for the Mergers. Future Year 2000 compliance will depend upon the ongoing systems that will be maintained by Cal Fed. Expenses related to the Year 2000 enhancements amounted to $10.0 million in fiscal 1998, compared to $0.3 million in fiscal 1997. Glendale Federal expected to incur approximately $37 million on this project, including $2 million to $3 million on software and hardware expenditures, on its program to modify, redevelop or replace its computer applications to try to make them "Year 2000" compliant. Year 2000 compliance failures could result in additional expense to Glendale Federal and significant disruption of its business.

     As a result of the reduced assessment from the FDIC following the SAIF recapitalization in fiscal 1997, regulatory insurance in fiscal 1998 decreased by $8.5 million or 52%, to $7.8 million, compared to fiscal 1997.

     General and administrative expenses increased by $16.3 million to $263.2 million in fiscal 1997, compared with $246.9 million in fiscal 1996. The increase primarily reflected costs associated with Glendale Federal's new business lines, new branches and, to a lesser degree, the acquisitions of TransWorld and OneCentral, partially offset by reduced regulatory insurance premiums.

  Legal Expense--Goodwill Lawsuit

     Legal expenses related to Glendale Federal's trial in the Court of Federal Claims to determine damages in its breach of contract suit against the federal government were $19.0 million in fiscal 1998, compared to $24.1 million and $1.9 million, respectively, in fiscal 1997 and 1996. The most intensive phase of the damages trial was completed in early April 1998. Costs will be incurred during any appeals process. However, these costs are expected to be at a significantly lower rate per quarter. See "--Business--Glendale Federal--Legal Proceedings" for further discussion.

  Acquisition and Restructuring Costs

     Glendale Federal incurred acquisition and restructuring costs of $6.9 million during the twelve months ended June 30, 1998. Costs related to the CenFed Bank and RedFed acquisitions totaled $3.8 million and costs related to the distribution of the Litigation Tracking Warrants(Trademark) totaled
$3.1 million during fiscal 1998.

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
  REO Operations

     Operations of REO resulted in income of $3.1 million in fiscal 1998, as compared to losses of $6.6 million and $8.4 million in fiscal 1997 and 1996, respectively. The $9.7 million improvement in fiscal 1998 compared to fiscal 1997 resulted from a $2.7 million increase in gains on sale of REO (after market valuation adjustments), a $3.3 million reduction in specific provisions to adjust the REO portfolio to current fair value, a $2.2 million decrease in operating expenses, and a $1.5 million decrease in the general valuation allowance provision.

     Losses in fiscal 1997 were primarily due to $7.5 million in provisions to adjust the REO portfolio to current fair value and $6.2 million of operating expenses. These expenses were partially offset by gains realized on the sale of REO (after market valuation adjustments) of $7.2 million. Losses in fiscal 1996 were primarily due to $12.1 million in provisions to adjust the REO portfolio to current fair value and $7.2 million of operating expenses. These expenses were partially offset by gains realized on the sale of REO (after market valuation adjustments) of $10.9 million, of which $2.1 million was recognized in the September 1995 quarter in connection with the August 1995 sale of underperforming loans and REO.

     The declining trend in losses in REO operations mirrored the trend in the level of new REOs and a shift in the composition of the REO inventory from multi-family residential and non-residential properties to smaller balance single-family residential properties.

  Amortization of Goodwill and Other Intangible Assets

     Amortization of goodwill totaled $9.2 million, $5.5 million and $5.1 million in fiscal 1998, 1997 and 1996, respectively. The increase in fiscal 1998, as compared to fiscal 1997, reflected the impact of a full year of goodwill amortization resulting from the TransWorld and OneCentral acquisitions completed in the second half of fiscal 1997, as well as additional goodwill amortization arising from the Cenfed Bank acquisition in the fourth quarter of fiscal 1998. The increase in fiscal 1997, as compared to fiscal 1996, reflected the impact of the amortization of the goodwill of $45.8 million relating to the acquisitions of TransWorld and OneCentral in the second half of fiscal 1997.

  Income Tax Provision

     Glendale Federal recorded income tax provisions of $93.1 million, $36.1 million and $21.3 million in fiscal 1998, 1997 and 1996, respectively. The effective tax rate is higher than the federal statutory rate, primarily due to state taxes and the effect of nondeductible goodwill. Changes in the effective rates are discussed in Note 14 of the Notes to Consolidated Financial Statements of Glendale Federal included elsewhere in this Prospectus.

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
                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING OLD NOTES


     Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), the Issuer will accept for exchange Old Notes which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used herein, the term "Expiration Date" means 5:00 p.m., New York City time, on December 17, 1998; provided, however, that if the Issuer, in its sole discretion, has extended the period of time for which the Exchange Offer is open, the term "Expiration Date" means the latest time and date to which the Exchange Offer is extended.



     As of the date of this Prospectus, $250,000,000 aggregate principal amount of the Old Floating Rate Notes was outstanding, $350,000,000 aggregate principal amount of the Old 2001 Notes was outstanding, $600,000,000 aggregate principal amount of the Old 2003 Notes was outstanding and $800,000,000 aggregate principal amount of the Old 2005 Notes was outstanding. This Prospectus, together with the Letter of Transmittal, is first being sent on or about November 13, 1998, to all holders of Old Notes known to the Issuer. The Issuer's obligation to accept Old Notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth below under "--Certain Conditions to the Exchange Offer."


     The Issuer expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Old Notes, by giving oral or written notice of such extension to the holders thereof as described below. During any such extension, all Old Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by the Company. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

     Old Notes tendered in the Exchange Offer must be in denominations of principal amount of $1,000 and any integral multiple thereof.

     The Issuer expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not therefore accepted for exchange, upon the occurrence of any of the events specified below under "--Certain Conditions to the Exchange Offer." The Issuer will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the Old Notes as promptly as practicable, such notice in the case of any extension to be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

     Following consummation of the Exchange Offer, the Issuer may, in its sole discretion, commence one or more additional exchange offers to those holders of Old Notes who did not exchange their Old Notes for New Notes in the Exchange Offer on terms which may differ from those contained in the Registration Agreement. This Prospectus, as it may be amended or supplemented from time to time, may be used by the Company in connection with any such additional exchange offers. Such additional exchange offers will take place from time to time until all outstanding Old Notes have been exchanged for New Notes pursuant to the terms and conditions contained herein.

PROCEDURES FOR TENDERING OLD NOTES

     The tender to the Issuer of Old Notes by a holder thereof as set forth below and the acceptance thereof by the Issuer will constitute a binding agreement between the tendering holder and the Issuer upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must transmit either (i) a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to The Bank of New York, as Exchange Agent, at the address set forth below under "--Exchange Agent" on or prior to the Expiration Date, or (ii) if such Old Notes are tendered pursuant to the procedures for book-entry transfer set forth below, a holder tendering Old Notes may transmit an Agent's Message (as defined herein) to the Exchange Agent in lieu of the Letter of Transmittal on or prior to the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent

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
along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, along with the Letter of Transmittal or an Agent's Message, as the case may be, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the holder must comply with the guaranteed delivery procedures described below. The term "Agent's Message" means a message, transmitted to the Book-Entry Transfer Facility and received by the Exchange Agent and forming a part of the Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the tendering Participant (as defined herein) that such Participant has received and agrees to be bound by the Letter of Transmittal and the Issuer may enforce the Letter of Transmittal against such Participant. THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL OR AGENT'S MESSAGES AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE ISSUER.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange pursuant thereto are tendered (i) by a registered holder of the Old Notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined herein). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States (collectively, "Eligible Institutions"). If Old Notes are registered in the name of a person other than a signer of the Letter of Transmittal, the Old Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Issuer in its sole discretion, duly executed by, the registered Holder with the signature thereon guaranteed by an Eligible Institution.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange will be determined by the Issuer in its sole discretion, which determination shall be final and binding. The Issuer reserves the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or to not accept any particular Old Notes which acceptance might, in the judgment of the Issuer or its counsel, be unlawful. The Issuer also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by the Issuer shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such reasonable period of time as the Issuer shall determine. Neither the Issuer, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

     If the Letter of Transmittal is signed by a person or persons other than the registered holder or holders of Old Notes, such Old Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the Old Notes.

     If the Letter of Transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Issuer, proper evidence satisfactory to the Issuer of their authority to so act must be submitted.

     By tendering, each holder will represent to the Issuer that, among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such

New Notes, whether or not such person is the holder, and that neither the holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the New Notes. In the case of a holder that is not a broker-dealer, each such holder, by tendering, will also represent to the Issuer that such holder is not engaged in, or intends to engage in, a distribution of the New Notes. If any holder or any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Issuer, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of such New Notes to be acquired pursuant to the Exchange Offer, such holder or any such other person
(i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

     Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Issuer will accept, promptly after the Expiration Date, all Old Notes properly tendered and will issue the New Notes promptly after acceptance of the Old Notes. See "--Certain Conditions to the Exchange Offer." For purposes of the Exchange Offer, the Issuer shall be deemed to have accepted properly tendered Old Notes for exchange when, as and if the Issuer has given oral or written notice thereof to the Exchange Agent, with written confirmation of any oral notice to be given promptly thereafter.

     For each Old Note accepted for exchange, the holder of such Old Note will receive a New Note having a principal amount at maturity equal to that of the surrendered Old Note. Interest on the New Notes will accrue from August 6, 1998, the date of original issuance of the Old Notes. If the Exchange Offer is not consummated by March 15, 1999, the interest rate on the Old Notes from and including such date until but excluding the date of consummation of the Exchange Offer will increase by 0.5%. Payments of such interest, if any, on Old Notes in exchange for which New Notes were issued will be made to the persons who, at the close of business on the record date next preceding the interest payment date, are registered holders of such Old Notes if such record date occurs prior to such exchange, or are registered holders of the New Notes if such record date occurs on or after the date of such exchange, even if Notes are cancelled after the record date and on or before the interest payment date.

     In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents or, in the case of a Book-Entry Confirmation, an Agent's Message in lieu thereof. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the holder desired to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry procedures described below, such non-exchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof, with any required signature guarantees, or an Agent's Message in lieu of a Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth below under "--Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

     If a registered holder of the Old Notes desires to tender such Old Notes and the Old Notes are not immediately available, or time will not permit such holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by the Company (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

     Tenders of Old Notes may be withdrawn at any time prior to the Expiration Date.

     For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth below under "--Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Old Notes to be withdrawn, identify the Old Notes to be withdrawn (including the principal amount of such Old Notes), and (where certificates for Old Notes have been transmitted) specify the name in which such Old Notes are registered, if different from that of the withdrawing holder. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Issuer, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "--Procedures for Tendering Old Notes" above at any time on or prior to the Expiration Date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the Exchange Offer, the Issuer shall not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer, if at any time before the acceptance of such Old Notes for exchange or the exchange of the New Notes for such Old Notes, any of the following events shall occur:

          (a) there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order of decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission, (i) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer, or assessing or seeking any damages as a result thereof, or (ii) resulting in a material delay in the ability of the Issuer to accept for exchange or exchange some or all of the Old Notes pursuant to the Exchange Offer; or any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in the reasonable judgment of the Issuer might directly or indirectly result in any of the consequences referred to in clauses (i) or (ii) above or, in the reasonable judgment of the Issuer, might result in the holders of New Notes having obligations with respect to resales and transfers of New Notes which are greater than those described in the interpretation of the Commission referred to on the cover page of this Prospectus, or would otherwise make it inadvisable to proceed with the Exchange Offer; or

          (b) there shall have occurred (i) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market, (ii) any limitation by any governmental agency or authority which may adversely affect the ability of the Issuer to complete the transactions contemplated by the Exchange Offer, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit or (iv) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof; or

          (c) any change (or any development involving a prospective change) shall have occurred or be threatened in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Issuer and its subsidiaries taken as a whole that, in the reasonable judgment of the Issuer, is or may be adverse to the Issuer, or the Issuer shall have become aware of facts that, in the reasonable judgment of the Issuer, have or may have adverse significance with respect to the value of the Old Notes or the New Notes; which in the reasonable judgment of the Issuer in any case, and regardless of the circumstances (including any action by the Issuer) giving rise to any event described above, makes it inadvisable to proceed with the Exchange Offer and/or with such acceptance for exchange or with such exchange.

     The foregoing conditions are for the sole benefit of the Issuer and may be asserted by the Issuer regardless of the circumstances giving rise to any such condition or may be waived by the Issuer in whole or in part at any time and from time to time in its sole discretion. The failure by the Issuer at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     In addition, the Issuer will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indentures under the Trust Indenture Act of 1939 (the "TIA").

EXCHANGE AGENT

     The Bank of New York has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal and Agent's Messages should be directed to the Exchange Agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal or Agent's Message and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

   By Registered or Certified Mail:         By Hand or Overnight Delivery:
         The Bank of New York                    The Bank of New York
     101 Barclay Street, Floor 7E                 101 Barclay Street
       New York, New York 10286            Corporate Trust Services Window
  Attention: Reorganization Section                  Ground Floor
                                               New York, New York 10286
                                          Attention: Reorganization Section

                                 By Facsimile:
                          (Eligible Institutions Only)
                                 (212) 815-6339

                             Confirm by Telephone:
                                 (212) 815-5789

     DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

FEES AND EXPENSES

     The Issuer will not make any payment to brokers, dealers, or others soliciting acceptances of the Exchange Offer.

     The estimated cash expenses to be incurred in connection with the Exchange Offer will be paid by the Issuer and are estimated in the aggregate to be $1,500,000.

TRANSFER TAXES

     Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Issuer to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

CONSEQUENCES OF EXCHANGING OR FAILING TO EXCHANGE OLD NOTES

     Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the provisions in the Indentures regarding transfer and exchange of the Old Notes and the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Issuer does not currently anticipate that it will register Old Notes under the Securities Act. See "Description of the Notes--Registration Rights." Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties, the Issuer believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any such holder which is an

"affiliate" of the Issuer within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in the distribution of such New Notes. However, the Issuer does not intend to request the Commission to consider, and the Commission has not considered, the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of New Notes and has no arrangement or understanding to participate in a distribution of New Notes. If any holder is an affiliate of the Issuer, is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such holder (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." In addition, to comply with state securities laws, the New Notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. The offer and sale of the New Notes to "qualified institutional buyers" (as such term is defined under Rule 144A of the Securities Act) is generally exempt from registration or qualification under the state securities laws. The Issuer currently does not intend to register or qualify the sale of the New Notes in any state where an exemption from registration or qualification is required and not available.

                                    BUSINESS

THE ISSUER

GENERAL

     Golden State Holdings is the direct parent of, and owns all of the common stock of, the Bank. Golden State Holdings was formed to acquire all of the assets of FNH (including all of the common stock of the Bank) as part of the Golden State Acquisition. Prior to the Golden State Acquisition, FNH was a holding company chartered under the laws of the State of Delaware whose only significant asset was all of the common stock of the Bank. As such, the principal business operations of FNH were, and the principal business operations of Golden State Holdings are, conducted by the Bank and its subsidiaries. References in "Business" to "Golden State Holdings" refers to (i) Golden State Holdings after the Golden State Acquisition and (ii) FNH prior to the Golden State Acquisition.

     Golden State Holdings' operations are significantly influenced by general economic conditions in the markets and geographic areas in which the Bank conducts its business, the monetary and fiscal policies of the federal government and the regulatory policies of certain governmental agencies. Deposit balances and the cost of borrowings are influenced by interest rates on competing investments and general market interest rates. Golden State Holdings' operations are also impacted by market interest rates on loans, the supply of and demand for housing, and the availability of funds.

THE BANK

     Cal Fed, which is headquartered in San Francisco, California, is a diversified financial services company whose principal business consists of
(i) operating retail deposit branches to serve consumers in California and, to a lesser extent, in Nevada, (ii) originating and/or purchasing, on a nationwide basis, 1-4 unit residential loans and, to a lesser extent, certain commercial real estate and consumer loans, for investment and (iii) conducting mortgage banking activities, including originating and servicing 1-4 unit residential loans for others. Recently, with its entry into the non-prime automobile finance business, Cal Fed broadened its complement of consumer lending products. These operating activities are financed principally with customer deposits, secured short-term and long-term borrowings, collections on loans, asset sales and retained earnings. As of June 30, 1998, Cal Fed had approximately $34.0 billion in assets and approximately $16.0 billion in deposits and operated retail branch offices at 225 locations in three states.

BACKGROUND

     On February 1, 1993, First Gibraltar Bank, FSB, the predecessor to the Bank ("First Gibraltar") sold to Bank of America Texas, N.A. and BankAmerica Corporation (collectively, "BankAmerica") certain assets, liabilities and substantially all of the branch operations of First Gibraltar located in Texas consisting of approximately $829 million of loans and 130 branches with approximately $6.9 billion in deposits (the "BAC Sale"). A gain of $141 million was recorded in connection with this sale. Concurrently with the BAC Sale, First Gibraltar changed its name to First Madison Bank, FSB ("First Madison").

     Following the BAC Sale, and through September 1994, First Madison's principal business was the performance of its obligations under an assistance agreement ("Assistance Agreement") entered into with the FSLIC Resolution Fund (the "FSLIC/RF") at the time of First Gibraltar's acquisition of five insolvent Texas thrifts (the "Texas Closed Branches") and the funding of assets subject to the Assistance Agreement ("Covered Assets"). Subsequent to the BAC Sale, First Madison also managed four retail branches in Texas and supplemented its retail deposit base with wholesale funds from Brokered Deposits (as defined herein) and FHLB advances.

     On April 14, 1994, First Madison entered into the Asset Purchase Agreement (the "Asset Purchase Agreement") with First Nationwide Bank, A Federal Savings Bank ("Old FNB"), an indirect subsidiary of Ford Motor Company ("Ford Motor"). On October 3, 1994, effective immediately after the close of business on September 30, 1994, First Madison acquired substantially all of the assets and certain of the liabilities (the "FN Acquired Business") of Old FNB (the "FN Acquisition") for $726.5 million. Effective on October 1, 1994, First

Madison changed its name from "First Madison Bank, FSB" to "First Nationwide Bank, A Federal Savings Bank." Since October 1994, FNH has made several acquisitions and has divested certain operations.

     In December 1994, the Bank's wholly-owned mortgage bank operating subsidiary, FNMC, entered into a series of agreements with Standard Federal Savings Association ("StanFed"), to acquire certain of StanFed's mortgage servicing assets and assume certain of StanFed's mortgage servicing liabilities for approximately $178 million (the "Maryland Acquisition"). As a result of the Maryland Acquisition, FNMC acquired a 1-4 unit residential loan servicing portfolio of approximately $11.4 billion (including $1.8 billion of mortgage servicing rights that are owned by third parties who have subcontracted the servicing function to FNMC (a "sub-servicing portfolio")) and certain other assets and liabilities. The transaction was consummated on February 28, 1995. In connection with the Maryland Acquisition, FNMC moved its mortgage servicing operations to Maryland from its former location in Sacramento, California.

     On October 2, 1995, FNMC purchased from Lomas Mortgage USA, Inc. ("LMUSA") a 1-4 unit residential loan servicing portfolio of approximately $11.1 billion (including a sub-servicing portfolio of $3.1 billion), a $2.9 billion master servicing portfolio in which FNMC monitors the performance and consolidates the reporting and remittances of multiple servicers for various investors (a "master servicing portfolio") and other assets for $100.9 million, and the assumption of certain indebtedness secured by the acquired loan portfolio (the "LMUSA 1995 Purchase"). On January 31, 1996, FNMC purchased LMUSA's remaining $14.1 billion loan servicing portfolio (including a sub-servicing portfolio of $2.4 billion), a master servicing portfolio of $2.7 billion, $5.9 million in foreclosed real estate, $46.8 million in net other servicing receivables, $2.6 million in mortgage loans, and $6.2 million in net other assets (including $1.4 million in cash and cash equivalents) for a purchase price of approximately $160.9 million (the "LMUSA 1996 Purchase" and together with the LMUSA 1995 Purchase, the "LMUSA Purchases").

     During the first six months of 1996, FNH consummated the sale of its retail branches in Ohio (the "Ohio Branch Sale"), New York and New Jersey (the "Northeast Branch Sales") and Michigan (the "Michigan Branch Sale", and together with the Ohio Branch Sale and the Northeast Branch Sale, the "Branch Sales") at prices which represented an average premium of 7.96% of the approximately
$4.6 billion of deposits sold. FNH recorded a pre-tax gain of $363.3 million in connection with the Branch Sales.

     On February 1, 1996, FNH acquired SFFed Corp. ("SFFed"), a savings and loan holding company, and its wholly owned federal savings association, San Francisco Federal Savings and Loan Association ("San Francisco Federal"), (the "SFFed Acquisition"), for approximately $264.2 million. San Francisco Federal operated 35 branches in the Northern California area and at February 1, 1996, had approximately $4.0 billion in assets and approximately $2.7 billion in deposits.

     On June 1, 1996, FNH acquired Home Federal Financial Corporation ("HFFC") and its wholly owned federally chartered savings association subsidiary, Home Federal Savings and Loan Association of San Francisco ("Home Federal"), (the "Home Federal Acquisition," and together with the SFFed Acquisition, the "1996 Acquisitions"). The aggregate consideration paid in connection with the Home Federal Acquisition was approximately $67.8 million. At June 1, 1996, HFFC had approximately $717 million in assets and $632 million in deposits.

     On January 3, 1997, pursuant to an Agreement and Plan of Merger (the "Old Cal Fed Merger Agreement") among FNH, Old Cal Fed and Old California Federal, First Nationwide merged with and into Old California Federal and Old Cal Fed was liquidated. The aggregate consideration paid under the Old Cal Fed Merger Agreement consisted of approximately $1.2 billion in cash and the issuance of litigation interests. Old California Federal, at December 31, 1996, had total assets of approximately $14.1 billion and deposits of $8.9 billion, and operated 119 branches in California and Nevada. Effective with the merger, First Nationwide's name changed to California Federal Bank, A Federal Savings Bank.

     On January 3, 1997 and prior to the consummation of the Cal Fed Acquisition, First Nationwide Escrow Corp. ("First Nationwide Escrow"), an affiliate of FNH, was merged with and into FNH, pursuant to a merger agreement by and between FNH and First Nationwide Escrow (the "First Nationwide Escrow Merger"). In connection therewith, FNH acquired the net proceeds from the issuance of First Nationwide Escrow's $575 million of Senior Subordinated Notes due 2003 and assumed First Nationwide Escrow's obligations under the FNH 10 5/8% Senior Subordinated Notes and indenture. See "Certain Relationships and Related Transactions--First Nationwide Escrow Merger and Issuance of First Nationwide Escrow Preferred Stock."

     FNH financed the Cal Fed Acquisition with (i) the net proceeds of approximately $555 million from the issuance of the FNH 10 5/8% Senior Subordinated Notes, (ii) net proceeds of $145 million from a newly formed Delaware corporation, all the common stock of which is owned by Gerald J. Ford, the Chairman of the Board, Chief Executive Officer and a director of the Bank ("Special Purpose Corp."), in exchange for $150 million aggregate liquidation value of FNH's Cumulative Perpetual Preferred Stock ("FNH Preferred Stock") and
(iii) existing cash. In connection with the Cal Fed Acquisition, FNH made a capital contribution to the Bank on January 3, 1997 of approximately
$685 million.

     In November 1996, the Bank formed California Federal Preferred Capital Corporation ("Preferred Capital Corp.") for the purpose of acquiring, holding and managing real estate mortgage assets. All of Preferred Capital Corp.'s common stock is owned by the Bank. Preferred Capital Corp. entered into a subservicing agreement with FNMC pursuant to which FNMC services Preferred Capital Corp.'s mortgage assets. On January 31, 1997, Preferred Capital Corp. issued to the public $500 million of its 9 1/8% Noncumulative Exchangeable Preferred Stock (the "REIT Preferred Stock"). Preferred Capital Corp. used the proceeds from such offering to acquire mortgage assets from the Bank.

     Effective May 31, 1997, FNMC acquired a residential mortgage loan servicing portfolio of approximately $3.2 billion from WMC Mortgage Corporation (the "Weyerhaeuser Purchase") for $37.1 million, of which $.7 million remains payable at December 31, 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--FNH--Mortgage Banking Operations."

     On September 1, 1997, FNH acquired Auto One Acceptance Corporation ("Auto One") in a purchase transaction (the "Auto One Acquisition"). Auto One primarily engages in indirect non-prime auto financing activities, providing loan processing, funding and loan servicing for over 800 franchised automobile dealers. Auto One is a licensed lender in 47 states. Auto One is headquartered in Dallas, Texas, and operates as a subsidiary of the Bank.

     On September 30, 1997, FNMC sold servicing rights for 51,626 loans with an unpaid principal balance of approximately $2.3 billion, recognizing a pre-tax gain of $14.0 million (the "Servicing Sale").

     On December 12, 1997, FNH sold its retail deposits and all related retail banking facilities in the state of Texas (consisting of three branches) with deposits of $57.6 million at a gross price representing a deposit premium of 4.1% (the "Texas Branch Sale"). FNH recorded a pre-tax gain of $2.5 million in connection with the Texas Branch Sale.

     On February 3, 1998, FNH entered into an agreement with Gulf States Acceptance Company, a Delaware limited partnership ("GSAC") and its general partner, Gulf States Financial Services, Inc., a Texas corporation, pursuant to which Auto One acquired 100% of the partnership interests in GSAC and GSAC was liquidated and its assets and liabilities were transferred to Auto One (the "GSAC Acquisition"). The aggregate consideration paid in connection with the GSAC Acquisition, which was completed on February 4, 1998, was approximately $13.6 million plus a 20% interest in the common stock of Auto One.

     On February 4, 1998, Parent Holdings, First Gibraltar Holdings, and Hunter's Glen entered into the Merger Agreement with Golden State and Glendale Federal pursuant to which Parent Holdings, Hunter's Glen and Golden State agreed to a tax-free exchange of shares in the Golden State Merger, to be accounted for under the purchase method of accounting. In connection with the execution of the Merger Agreement, Golden State, Glendale Federal, the Bank, Stephen J. Trafton, Chairman of the Board, President and Chief Executive Officer of Golden State and Richard A. Fink, Vice Chairman of Golden State, entered into the Litigation Management Agreement pursuant to which, among other things, Messrs. Trafton and Fink will oversee and manage the California Federal Litigation and continue to oversee and manage similar litigation being prosecuted by Glendale Federal, following the consummation of the Golden State Merger. See "The Golden State Acquisition."

     On September 11, 1998, FNH consummated the sale of its 24 branch banking offices in Florida to Union Planters Florida. As of June 30, 1998, the 24 Florida branch offices of FNH had total deposits of $1.4 billion. FNH expects to record a pre-tax gain of approximately $108 million in connection with the Florida Branch Sale, representing a deposit premium of approximately 7.5%. It is not expected that there will be any material impact on the financial condition or ongoing results of operations as a result of the Florida Branch Sale.

BUSINESS STRATEGY

     The Bank will continue to execute its business plan to increase profitability, grow earnings, and diversify the sources of fee revenue while preserving credit quality. Key elements of the business plan include:

     o Cal Fed will continue its transition toward a more "bank-like" institution. In particular, the traditional savings bank activities of the Bank will be supplemented and expanded by the following initiatives:

       -- Continuing to market demand deposit and transaction accounts as the primary account relationship. The corollary reduction in emphasis on certificates of deposits will contribute to a lower overall cost of funds. Transaction account relationships also tend to generate greater fee income.

       -- Offering a broader range of retail products. Mutual funds, insurance and annuity products, mortgage and home equity loans are currently available to Bank customers. The Bank has only recently begun a concerted marketing effort to realize the opportunity to sell more products and services to its customers.

       -- Expanding small business lending. The Bank generally ranks as one of the top four depository institutions in most of the markets it serves. This high profile positions the Bank to compete very effectively to provide services to small businesses. Local, small business lending generates wider margins than commercial lending.

     o Cal Fed will continue to enhance operating efficiency by, among other things, further expanding its customer base, increasing transaction volumes and reducing costs through consolidation of administrative and managerial functions. Management has achieved substantial progress in reducing the Bank's efficiency ratio, which represents the ratio of noninterest expense to net interest income and noninterest income (excluding certain non-recurring items and goodwill amortization), from 63.47% for the year ended December 31, 1995 to 48.46% for the six months ended June 30, 1998.

     o FNMC will continue to increase noninterest income and obtain incremental efficiencies in its mortgage banking operations. In particular, FNMC will seek to maintain the expected level of servicing of just over one million mortgage loans in its Frederick, Maryland facility after the Golden State Acquisition.

     o The Bank will continue to focus on risk management by seeking to protect the credit quality of its assets through, among other things, continuing to originate primarily residential loans in accordance with the Bank's carefully developed underwriting standards, which have resulted in non-performing assets of 0.67% of the Bank's total assets at June 30, 1998. Non-performing assets as a percentage of total assets of the Bank was 0.87% and 1.36% at December 31, 1997 and 1996, respectively. The ratio for Glendale Federal at June 30, 1998 and December 31, 1997 was 0.74% and 0.95%, respectively.

     o The Bank will retain the best practices of both merger partners. California Federal contributes an efficient back office operation, a large-scale mortgage banking business, and proven merger integration skills. Glendale Federal offers complementary attributes including consumer marketing skills, a growing small business lending practice, and an attractive retail mortgage origination network.

     o The Bank will mitigate interest rate risk by adding primarily ARMs to its loan portfolio.

     o The Bank will continue to evaluate external growth and revenue diversification through selective acquisitions which are consistent with its business strategy. This growth may include acquisitions of businesses that management believes offer the potential for higher growth and margin expansion, such as non-prime automobile and non-prime mortgage loan origination. Since the acquisition of First Nationwide in 1994, the Bank's business strategy has been executed through three types of transactions, as the information set forth in the tables below illustrates:

       -- Acquisitions which complement the Bank's geographic and business line strategies, such as the Golden State Acquisition;

       -- Divestitures of branches outside the Bank's primary geographic region;
         and

       -- Expansion of the Bank's mortgage servicing operations.

     The implementation of the preceding strategies is subject to numerous contingencies beyond management's control. These contingencies include general and regional economic conditions, competition and changes in the regulatory framework affecting the Bank and interest rates. Accordingly, no assurance can be given that any of the Bank's strategies will prove to be effective or that the Bank's goals will be achieved. See "Risk Factors."

LENDING ACTIVITIES

     The Bank's principal lending activity has been the origination of adjustable and fixed rate mortgage loans secured by residential real estate. To a lesser extent, the Bank also originates consumer loans consisting principally of adjustable rate home equity lines of credit. Prior to 1997, the commercial lending activity of the Bank had been limited to restructuring and refinancing existing portfolio loans, and multi-family loans originated under its affordable housing program. The Bank commenced the origination of commercial loans on a limited basis during 1997. The Bank also participates in a number of other affordable housing programs and initiatives.

     The Bank's 1-4 unit residential loans are originated by FNMC. In April 1995, FNH concluded that the costs of operating retail offices outweighed the benefits and, accordingly, closed substantially all of its retail real estate loan production offices. Residential 1-4 unit loans continue to be originated through the Bank's wholesale origination offices (wherein loans are acquired from independent loan brokers) and the Bank's retail branches. The Bank originates ARM loans on 1-4 unit residential real estate which, in the case of ARMs originated prior to September 30, 1995 and after December 31, 1996, have generally been held for investment, and fixed rate 1-4 unit residential loans, which are generally held for sale to the secondary mortgage market. From September 30, 1995 through December 31, 1996, substantially all of the ARMs originated were sold in the secondary market to provide funds for the acquisition and divestiture activity occurring during the period. On October 2, 1995, FNH acquired the correspondent loan purchase operation of LMUSA as well as contracts to administer various housing bond and other private mortgage lending programs.

     The Bank generates consumer loan applications at its retail branches. In addition, the Bank conducts direct-mail solicitations, principally of its existing customers, for both secured and, to a much lesser extent, unsecured revolving loans. All consumer loan processing, servicing and collection operations were moved from a facility in Oak Brook, Illinois to Sacramento, California during the second quarter of 1997.

     The following table reflects, for the periods indicated, activity related to loans receivable, excluding loans held for sale:

                                                                              YEAR ENDED DECEMBER 31,
                                           SIX MONTHS ENDED      --------------------------------------------------
                                           JUNE 30, 1998              1997                       1996
                                           ------------------    -----------------------    -----------------------
                                                                                   (IN MILLIONS)
Balance at beginning of period..........        $ 19,942                 $10,605                    $ 9,174
Originations............................           1,584                   1,024                        284
Purchases:
  1996 Acquisitions.....................              --                      --                      3,235
  Cal Fed Acquisition...................              --                  10,060                         --
Sales...................................              (3)                    (21)                      (123)
Foreclosures............................             (63)                   (178)                      (109)
Payments, payoffs and other.............          (2,315)                 (1,548)                    (1,856)
                                                --------                 -------                    -------
Balance at end of period................        $ 19,145                 $19,942                    $10,605
                                                --------                 -------                    -------
                                                --------                 -------                    -------

  Interest Rates, Terms and Fees

     The Bank offers a variety of ARM products, generally with the objectives of
(i) matching, as closely as possible, the interest rate sensitivity of its interest-earning assets with the interest rate sensitivity of its interest-bearing liabilities and (ii) maintaining a relatively stable net interest margin in varied interest rate environments. In response to consumer demand, and in order to diversify its loan portfolio and help to control its future interest rate risk, the Bank's loan portfolio includes several ARM products which vary as to (i) the frequency and amount of periodic interest rate changes and (ii) the minimum and maximum rates applied to a particular loan. ARMs have the advantage of reducing the lending institution's sensitivity to interest rate fluctuations. However, they also present certain risks not associated with traditional fixed rate mortgages, such as adjustments in interest rates which could cause payment increases that some borrowers might be unable to service.

     The Bank attempts to mitigate the credit risks associated with mortgage lending activities by the use of carefully developed underwriting standards. Substantially all 1-4 unit residential loans originated are underwritten to conform with standards adopted by Fannie Mae ("FNMA"), Freddie Mac ("FHLMC"), the Government National Mortgage Association ("GNMA"), or other secondary market investors. Accordingly, the Bank's underwriting standards include LTV ratios and maximum loan amounts for both fixed rate loans and ARMs that closely mirror secondary mortgage market requirements. Generally, where these standards differ, specific strong compensating factors are required. With respect to ARMs, the Bank underwrites the borrower's ability to pay at the maximum second year payment rate, consistent with secondary market requirements.

     In addition to the interest earned on its loans, the Bank charges fees for loan originations, loan prepayments and modifications, late payments, changes of property ownership and other similar services. The amount of this fee income varies with the volume of loan originations, prepayments, the general economic conditions affecting the portfolio and other competitive factors affecting the mortgage market.

     Generally, late charges are assessed when payments are delinquent. On loans secured by residential real estate, these charges are generally limited to 4% to 6% of the overdue payment of principal and interest and cannot be imposed until the payment is more than 15 days late, in accordance with the contractual terms of the loans and regulatory requirements in effect when the loans were made.

  Composition of Loan Portfolio

     The composition of the Bank's loan portfolio, excluding loans held for sale and Covered Assets, is set forth in the following table, at the dates indicated:

                                                                                     AT DECEMBER 31,
                                                                      ----------------------------------------------
                                                  AT JUNE 30, 1998     1997       1996       1995      1994     1993
                                                  ----------------    -------    -------    ------    ------    ----
                                                                            (IN MILLIONS)
Real estate loans:
  1-4 unit residential.........................       $ 13,554        $14,071    $ 6,118    $5,423    $5,612    $ 19
  5+ unit residential..........................          2,753          3,035      2,164     1,854     2,178      --
  Commercial and other.........................          1,945          2,146      1,978     1,716     2,015      10
  Land.........................................              4              5         11         9        15      --
  Construction.................................              2              1          6        --         8      --
                                                      --------        -------    -------    ------    ------    ----
     Total real estate loans...................         18,258         19,258     10,277     9,002     9,828      29
                                                      --------        -------    -------    ------    ------    ----
Equity-line and consumer loans.................            877            676        298       170       492       5
Commercial loans...............................             10              8         30         2         1      --
                                                      --------        -------    -------    ------    ------    ----
     Total loans receivable....................         19,145         19,942     10,605     9,174    10,321      34
                                                      --------        -------    -------    ------    ------    ----
Less:
  Unearned discounts and loan fees.............            (54)           (46)        (5)      (19)       --       3
  Allowance for loan losses....................            421            419        247       210       203       2
  Nonaccretable discount on purchased loans....             47             20         --        --        --      --
  Purchase accounting adjustments, net.........            105            125        150       153       151      --
                                                      --------        -------    -------    ------    ------    ----
     Loans receivable, net.....................       $ 18,626        $19,424    $10,213    $8,830    $9,967    $ 29
                                                      --------        -------    -------    ------    ------    ----
                                                      --------        -------    -------    ------    ------    ----

     The following table presents the Bank's real estate loan portfolio (excluding loans held for sale), by collateral type, interest rate type and state concentration at December 31, 1997:

                                               1-4 UNIT             5+ UNIT            COMMERCIAL
                                              RESIDENTIAL         RESIDENTIAL          AND OTHER        TOTAL REAL
                                           -----------------    ----------------    ----------------     ESTATE       % OF
STATE                                      VARIABLE   FIXED     VARIABLE   FIXED    VARIABLE   FIXED      LOANS       TOTAL
----------------------------------------   --------   ------    --------   -----    --------   -----    ----------   -------
                                                                         (DOLLARS IN MILLIONS)
California..............................   $ 10,299   $  869     $2,241    $ 147     $1,750    $  89     $ 15,395      79.94%
New York................................        332       73        176       20         28       22          651       3.38
Florida.................................        405       79         61       10         21        8          584       3.04
Nevada..................................        182       15         86        4         19        2          308       1.60
Illinois................................        112       56         25        3         32        5          233       1.21
Texas...................................        129       59         --        2          1        4          195       1.01
Other states(1).........................      1,158      303        218       42        157       14        1,892       9.82
                                           --------   ------     ------    -----     ------    -----     --------    -------
     Total..............................   $ 12,617   $1,454     $2,807    $ 228     $2,008    $ 144     $ 19,258     100.00%
                                           --------   ------     ------    -----     ------    -----     --------    -------
                                           --------   ------     ------    -----     ------    -----     --------    -------

------------------
(1) Real estate loans involving property located in 44 states, Puerto Rico and the District of Columbia; not more than 1.0% of the total amount of such loans are located in any one state.

     The following table summarizes the Bank's loan portfolio, excluding loans held for sale, at December 31, 1997, based upon various contractually scheduled principal payments allocated to the indicated maturity categories. This table does not reflect expected prepayments.

                                                      DUE        OVER ONE
                                                     WITHIN      BUT WITHIN      OVER
                                                     ONE YEAR    FIVE YEARS    FIVE YEARS     TOTAL
                                                     --------    ----------    ----------    --------
                                                                      (IN MILLIONS)
Real estate loans:
  1-4 unit residential
     Fixed rate...................................     $  2       $  1,320       $  132      $  1,454
     Variable rate................................       --         12,032          585        12,617
  5+ unit residential
     Fixed rate...................................       12             42          174           228
     Variable rate................................      178            580        2,049         2,807
Commercial and other
  Fixed rate......................................        9             64           71           144
  Variable rate...................................      227            841          940         2,008
                                                       ----       --------       ------      --------
     Total........................................      428         14,879        3,951        19,258
                                                       ----       --------       ------      --------
Commercial and consumer loans:
  Fixed rate......................................       27            248           33           308
  Variable rate...................................       35             66          275           376
                                                       ----       --------       ------      --------
     Total........................................       62            314          308           684
                                                       ----       --------       ------      --------
     Total loans receivable.......................     $490       $ 15,193       $4,259      $ 19,942
                                                       ----       --------       ------      --------
                                                       ----       --------       ------      --------

  1-4 Unit Residential Lending

     The Bank currently offers three primary 1-4 unit residential ARM programs, and a variety of 1-4 unit fixed rate programs with maturities ranging from 15 to 30 years. Adjustable rate programs include loans which: (i) provide for monthly interest rate adjustments, after the third or sixth month from inception of the loan, based on the FHLB 11th District Cost of Funds, (ii) provide for annual rate adjustments based upon the weekly average yield on U.S. Treasury Securities adjusted to a constant maturity of one year, or (iii) provide for semi-annual rate adjustments based on the weekly average of the secondary market rates on six-month negotiable certificates of deposit. Some ARMs offer an option to convert to a fixed rate after the first year through the fifth year of the loan term. A variety of features are incorporated into ARM loans to protect borrowers from unlimited adjustments in interest rates and payments. All ARMs have lifetime caps which limit the amount of rate increases over the life of the loan. ARMs whose rates adjust annually have rate caps which limit the amount that rates can change to two percentage points per year. Loans which adjust monthly based upon the FHLB 11th District Cost of Funds limit payment changes to no more than 7.5% of the payment amount per year. This may lead to monthly payments which are less than the amount necessary to amortize the loan to maturity at the interest rate in effect for any particular month. In the event that the monthly payment is not sufficient to pay interest accruing on the loan during the month, this deficiency is added to the loan's principal balance (i.e., negative amortization). The total outstanding principal balance for a particular loan is generally not allowed to exceed 125% of the original loan amount as a result of negative amortization. If the loan reaches its maximum amount, the loan payment is recalculated to the payment sufficient to repay the unpaid principal balance in full at the maturity date. As of December 31, 1997, the Bank's capitalized interest relative to such 1-4 unit residential loans was approximately $20.3 million. This amount represents approximately .42% of the approximately $4.8 billion of 1-4 unit residential ARMs that have the potential to experience negative amortization. The Bank also originates 15 and 30 year fully amortizing 1-4 unit fixed rate residential loans under a variety of fixed rate programs, primarily for resale in the secondary mortgage market. When 1-4 unit residential loans are sold, FNMC normally retains the servicing of the loan. See "--Mortgage Banking Operations" for a further discussion of these activities.

     The Bank has recently begun to originate hybrid ARM loans which have fixed interest rates for periods ranging from three years to ten years. At the end of the fixed rate period, these loans convert to ARMs that are subject to periodic and lifetime rate caps.

  Multi-family, Commercial and Other Real Estate Lending

     While the Bank has always originated multi-family, commercial and other real estate loans as they relate to affordable housing programs, it began to originate other commercial real estate loans during 1997 on a limited basis. FNH's loan portfolio includes loans principally acquired through acquisitions which are secured by multi-family residential, commercial, industrial and unimproved real estate. The Bank's variable rate multi-family and commercial real estate loans have a maximum amortized loan term of 30 years with some loans having balloon payments due in one to 15 years. ARMs primarily adjust with the FHLB 11th District Cost of Funds or the six-month Treasury Bill indices with a monthly or semi-annual rate adjustment. The terms and characteristics of the ARMs originated for multi-family and commercial real estate lending purposes are similar to those for residential lending. As such, many of the same risks and protections related to residential borrowers are present in the multi-family and commercial real estate portfolios, including the potential for negative amortization. Negative amortization for multi-family and commercial real estate loans is allowed to increase the outstanding principal balance to 110% of the original loan amount. If the loan reaches 110% of the original loan amount, all future interest rate increases will increase the monthly payment to amortize the loan over the remaining life of the loan. At December 31, 1997, the Bank's capitalized interest relative to such loans was approximately $1.5 million, which represents approximately .06% of the $2.7 billion of multi-family and commercial real estate loans that have the potential to experience negative amortization.

     Real estate loans secured by multi-family and commercial property represent a significant portion of the Bank's portfolio. Management periodically reviews the multi-family and commercial real estate loan portfolio. At December 31, 1997 and 1996, the multi-family and commercial real estate loan portfolio totalled $5.2 billion and $4.1 billion, respectively. Included in the multi-family and commercial real estate loan portfolio at December 31, 1997 are $28.9 million of loans with credit enhancement wherein the lead participant subordinated its minority interest in a pool of loans to the Bank's interest in the corresponding pool of loans. No loans are subject to be repurchased by the seller in the event such loans become 90 days delinquent.

     The Bank's potential for loss on the multi-family and commercial loan portfolio acquired from Old FNB and, to a lesser extent, the 1-4 unit residential loan portfolio acquired from Old FNB, was mitigated by the terms of the Non-Performing Asset Sale Agreement (the "Put Agreement") entered into by the Bank with Granite Management and Disposition, Inc. ("Granite"), an affiliate of Old FNB, in connection with the FN Acquisition. The Put Agreement expired on November 30, 1996, at which time it had been fully utilized by the Bank. The aggregate purchase price of assets which were put to Granite, representing the outstanding principal balance, accrued interest and certain other expenses, was $500 million, including assets put to Granite by Old FNB from January 1 through October 1, 1994.

     A portion of the Bank's MSRs, which are rights to service mortgages held by others, were acquired from Old FNB and Old California Federal which had sold multi-family and commercial real estate loans subject to certain recourse provisions. These recourse liabilities were assumed by the Bank in the FN and Cal Fed Acquisitions and at December 31, 1997, the balance of such loans sold with recourse totalled $653 million.

  Consumer Lending

     The Bank's consumer loan originations are primarily concentrated in two areas, one of which is home equity lending. The portfolio correlates closely to retail deposit branch distribution. At June 30, 1998, the home equity portfolio totalled $331 million, or 38%, of the total consumer loan portfolio of $869 million. The portfolio is geographically dispersed and correlates closely to retail deposit branch distribution.

     The Bank offers an adjustable, prime interest rate-based home equity line of credit on owner-occupied residential properties. In determining the amount of credit to be extended, all loans secured by the collateral properties are aggregated and compared to the appraised value of the properties. The Bank's policy is to extend credit up to a maximum combined LTV ratio of 80%.

     The second concentration of consumer loan origination is in sub-prime auto lending, which the Bank recently commenced with the Auto One Acquisition. Auto One has been involved in the sub-prime auto lending business for over ten years, and has an established servicing platform for such loans. At June 30, 1998, the Bank's sub-prime auto loan portfolio totalled $417 million, which loans were purchased in bulk from a third party or from independent automobile dealers after the consummation of the Auto One Acquisition. These purchased loans have fixed interest rates, with terms to maturity based upon the mileage on the collateral vehicle, up to a maximum of 60 months. Approximately 70% of Auto One's current production is collateralized with vehicles two years old or newer. Underwriting on loans purchased from dealers is performed by Auto One personnel prior to the purchase.

     Other consumer loan products include: fixed rate home equity installment loans; adjustable prime rate-based home equity loans which, while secured, are based on repayment ability and credit history; auto and boat loans; unsecured lines of credit; overdraft protection; and loans secured by certificates of deposit.

  Loans Held for Sale

     Activity related to loans held for sale for the years ended December 31, 1997 and 1996 is summarized as follows:

                                                      1997       1996
                                                     -------    -------
                                                       (IN MILLIONS)
Balance at beginning of period....................   $   825    $ 1,203
Purchases and originations........................     7,871      4,985
Sales.............................................    (5,511)    (5,157)
Other.............................................    (1,702)      (206)
                                                     -------    -------
Balance at end of period..........................   $ 1,483    $   825
                                                     -------    -------
                                                     -------    -------

     Loans held for sale are carried at the lower of cost or market value. Substantially all ARMs originated from September 30, 1995 through December 31, 1996 were sold or held for sale in the secondary market in anticipation of the 1996 Acquisitions, the Branch Sales and the Cal Fed Acquisition. Prior to and since that time, most ARMs originated were held by the Bank for investment.

  Origination of 1-4 Unit Residential Loans

     The Bank originates 1-4 unit residential loans principally through the efforts of wholesale origination offices through which loans are purchased from independent loan brokers and, to a lesser degree, staff loan agents. To promote continuity of customer service, help meet credit needs and to increase opportunities to sell customer deposit and other financial services offered by the Bank and its subsidiaries, loan inquiries from retail branch customers and "walk-in" applicants are encouraged. These inquiries are initially processed by retail branch office personnel, with support provided by regional lending offices. The 1-4 unit residential loan agents are compensated principally on a commission basis. Closed 1-4 unit residential loans are also acquired by FNMC through a correspondent lending operation acquired from LMUSA in October 1995.

     The majority of 1-4 unit residential loans originated by the Bank have LTV ratios of 80% or less at the time of origination. The Bank has originated such loans with LTV ratios of up to 95%, with the portion of the loan exceeding 80% guaranteed by private mortgage insurance, the premiums of which are paid monthly by the borrower. Certain exceptions to this guideline have been made for low and moderate income borrowers. However, the amount of 1-4 unit residential loans subject to such exceptions is not significant in terms of the Bank's total loan originations. The value of the property offered as security for a 1-4 unit residential loan is determined by a professionally qualified appraiser approved by the Bank, who may or may not be an employee of the Bank. As further security for its loan, the Bank requires title insurance and fire and casualty insurance on all loans secured by liens on real property. The Bank also requires flood insurance on any loan secured by real property if the property lies within a U.S. Housing and Urban Development Department ("HUD") designated flood hazard area.

     The following table summarizes 1-4 unit residential loan originations for the years ended December 31, 1997 and 1996 (in millions):

                                                                   1997                               1996
                                                     --------------------------------    ------------------------------
PRODUCTION CHANNEL                                     ARM        FIXED       TOTAL       ARM       FIXED       TOTAL
--------------------------------------------------   --------    --------    --------    ------    --------    --------
Retail and portfolio retention....................   $   74.4    $  580.3    $  654.7    $  7.3    $  265.3    $  272.6
Wholesale.........................................      635.3     3,438.8     4,074.1     699.2     1,451.0     2,150.2
Correspondent lending.............................    1,420.0     1,321.0     2,741.0        --     1,692.2     1,692.2
Other.............................................         --     1,040.3     1,040.3        --       892.9       892.9
                                                     --------    --------    --------    ------    --------    --------
                                                     $2,129.7    $6,380.4    $8,510.1    $706.5    $4,301.4    $5,007.9
                                                     --------    --------    --------    ------    --------    --------
                                                     --------    --------    --------    ------    --------    --------

MORTGAGE BANKING OPERATIONS

     Mortgage banking activities allow the generation of fee income without the associated capital retention requirements attributable to traditional real estate lending activities. Generally, the Bank originates fixed rate 1-4 unit residential loans for sale in the secondary mortgage market. ARMs originated prior to September 30, 1995 and after December 31, 1996 have generally been held by the Bank for investment. From September 30, 1995 through December 31, 1996, however, substantially all of the fixed and variable rate 1-4 unit residential loans originated were sold in the secondary market to provide funds for the acquisition and divestiture activity occurring during the period. The Bank employs forward sale hedging techniques to minimize the interest rate and pricing risks associated with the origination and sale of fixed rate 1-4 unit residential loans.

     At the time of origination, management identifies 1-4 unit residential loans that are expected to be sold in the foreseeable future. At December 31, 1997, management had identified $1.5 billion of 1-4 unit residential loans as held for sale. These loans have been classified as assets held for sale in the consolidated balance sheet at December 31, 1997 and are recorded at the lower of aggregate amortized cost or market value. At December 31, 1997, the Bank had forward commitments to sell loans totalling $1.4 billion. In addition, the Bank had entered into commitments to originate and purchase fixed and variable rate loans (mortgage loan pipeline) of $1.7 billion.

     The servicing portfolio of FNMC (including loans subserviced for others and excluding loans serviced for the Bank) approximates $46.6 billion and 695,237 loans as of December 31, 1997. The servicing portfolio of FNMC, including loans serviced for the Bank, approximates $61.8 billion and 811,036 loans as of December 31, 1997. Substantially all of FNMC's loans are serviced in a 230,000 square-foot facility in Frederick, Maryland.

     Since the FN Acquisition, the Bank has sold fixed rate and adjustable rate loans secured by 1-4 unit residential real estate to FNMA, FHLMC, and private investors. Mortgage loan sales totalled $5.5 billion and $4.9 billion in 1997 and 1996, respectively.

     Old FNB and Old California Federal occasionally sold 1-4 unit residential loans under recourse provisions; such liabilities were assumed by the Bank in the FN and Cal Fed Acquisitions. As of December 31, 1997, the balance of 1-4 unit residential loans sold with certain recourse provisions was $349.1 million.

     The Bank, through FNMC, has generally retained the right to service the loans it has sold. FNMC collects from the borrower payments of principal and interest and, after retaining a servicing fee, remits the balance to the investors.

     In accounting for its mortgage loan sales prior to April 1, 1995, a gain or loss was recognized based on the sum of three components: (i) the difference between the cash proceeds of the loan sales and the Bank's book value of the loans; plus (ii) the "excess servicing," if any; less (iii) provisions for estimated losses to be incurred from limited recourse obligations, if any. Excess servicing resulted in a capitalized asset that reflects the discounted present value of any difference between the interest rate received from the borrower and the interest rate passed through to the purchaser of the loan, less a "normal servicing fee" (dependent upon loan type), which is retained as compensation for future servicing costs. The amount of excess servicing recognized in any particular loan sale depended significantly upon three factors for which estimates or assumptions were employed: (i) the estimated life of the loans, (ii) the discount rate used in calculating discounted present value and
(iii) the "normal servicing fee."

     The servicing asset is amortized in proportion to, and over the period of, estimated net servicing income. The Bank monitors the prepayments on the loans serviced for investors and reduces the balance of the asset if the actual prepayments are in excess of the estimated prepayment trends used to record the original asset. The Bank's assumptions relative to the prepayment speed, discount and servicing fee rates are revised periodically to reflect current market conditions and regulatory requirements.

     Effective April 1, 1995, the Bank adopted SFAS No. 122, "Accounting for Mortgage Servicing Rights" ("SFAS No. 122") which requires that, when a mortgage loan is sold and MSRs are retained, a portion of the cost of originating a mortgage loan be allocated to the MSR based on its fair market value. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--FNH--Mortgage Banking Operations," for a description of SFAS
No. 122.

     At December 31, 1997, FNMC owned rights to service approximately
$42.4 billion of whole loans, participation interests and mortgage-backed securities for others. These loans had an average balance of $64,700, a weighted average coupon rate of 8.10%, a weighted average maturity of 272 months and a service fee spread of .43%. The greater than 30 day delinquency rate on these loans at December 31, 1997 was 2.94%. The Bank subserviced for others approximately $4.2 billion of whole loans, participation interests and mortgage-backed securities. These loans had an average balance of $90,616, a weighted average coupon rate of 8.09% and a weighted average remaining maturity of 270 months. The servicing fee collected on these loans is passed through to the primary servicer with the Bank retaining a flat subservice fee that is netted out of the monthly remittance. The greater than 30 day delinquency rate on these loans is 5.22%. For the year ended December 31, 1997, gross revenue for servicing activities (residential loan servicing and ancillary fees) totalled $235.7 million.

     A decline in long-term interest rates generally results in an acceleration of mortgage loan prepayments. Higher than anticipated levels of prepayments generally cause the accelerated amortization of MSRs and generally will result in a reduction of the market value of MSRs and in the Bank's servicing fee income. To reduce the sensitivity of its earnings to interest rate and market value fluctuations, the Bank hedges the change in value of its MSRs based on changes in interest rates.

     At June 30, 1998, the Bank, through FNMC, was a party to several interest rate floor contracts maturing from October 2001 through January 2003. The Bank paid counterparties a premium in exchange for cash payments in the event that the 10-year Constant Maturity Treasury rate falls below the negotiated strike prices. At June 30, 1998, the notional amount of the interest rate floors was $1.4 billion and the negotiated strike prices were between 5.5% and 6.5%. In addition, the Bank , through FNMC, was a party to principal-only swap securities and prepayment-linked swap agreements with a notional amount of $107.4 million and $1.2 billion, respectively. The estimated market values of the interest rate floor contracts and swaps designated as hedges against MSRs at June 30, 1998 were $28.6 million and $21.3 million, respectively.

     On October 2, 1995, in the LMUSA 1995 Purchase, FNMC purchased the stock of Lomas Mortgage Services Inc. (now known as FNMC Mortgage Services, Inc.), which was a 33% owner of Lomas Mortgage Partnership L.P. (now known as First Nationwide Mortgage Partnership LP ("FNMP")) and its managing general partner. FNMP owned the MSRs to approximately $2.3 billion of loans serviced for FNMA, GNMA, FHLMC and private investors. FNMP's investment in such MSRs and its other assets were partially funded by independent bank lines of credit totalling approximately $24.8 million and its servicing duties were performed by FNMC under a subservicing contract. As of January 1, 1998, FNMC purchased the other 67% of FNMP.

NON-PERFORMING ASSETS

     Non-performing assets consist of non-performing loans, foreclosed real estate and repossessed assets. The Bank's exposure to losses relative to certain assets acquired in the FN Acquisition that became non-performing or otherwise problematic prior to November 30, 1996 was mitigated to the extent the Bank was able to put such loans to Granite under the Put Agreement. See "--Other Activities--the Put Agreement."

  Classification of Assets

     Savings associations are required to classify their assets on a regular basis, establish prudent allowances for loan losses and make quarterly reports of troubled asset classification to the OTS. Assets must be classified as "pass," "special mention," "substandard," "doubtful" or "loss." An asset is generally designated as "special mention" if potential weaknesses are identified that, if left uncorrected, would result in deterioration of the repayment prospects for the asset. An asset, or a portion thereof, is generally classified as "substandard" if it possesses a well-defined weakness which could jeopardize the timely liquidation of the asset or realization of the collateral at the asset's book value. Thus, these assets are characterized by the possibility that the association will sustain some loss if the deficiencies are not corrected. An asset, or portion thereof, is classified as "doubtful" if identified weaknesses make collectibility or liquidation in full highly questionable and improbable. An asset, or a portion thereof, that is considered to be uncollectible is classified "loss." It should be noted that the Bank does not maintain assets in a loss classification category; rather, the carrying value of all troubled assets is reduced by any amount considered to be uncollectible. The OTS has the authority to approve, disapprove or modify any asset classification or any amount established as an allowance pursuant to such classification. Savings associations must maintain adequate general valuation allowances in accordance with generally accepted accounting principles and federal regulations for assets classified as "substandard" or "doubtful" and either immediately write off assets classified as "loss" or establish specific valuation allowances equal to the amounts classified as "loss."

     The Bank has a comprehensive process for classifying assets, and asset reviews are performed on a periodic basis. Such reviews are prioritized according to an asset's risk characteristics, such as loan size, collateral type and/or location, and potential loan performance problems. The objective of the review process is to identify significant trends and determine the levels of loss exposure to the Bank that would require increases to specific and general valuation allowances. If the quality of the Bank's loans deteriorates or if the allowance for loan losses is inadequate to absorb actual losses, a material adverse effect on the Bank's results of operations and financial condition would be likely to result.

  Loan Portfolio Risk Elements

     When a borrower fails to make a contractually required payment on a loan, the loan is characterized as delinquent. In most cases delinquencies are cured promptly; however, foreclosure proceedings, and in some cases workout proceedings, are generally commenced if the delinquency is not cured. The procedures for foreclosure actions vary from state to state, but generally if the loan is not reinstated within certain periods specified by statute, the property securing the loan can be acquired through foreclosure by the lender. While deficiency judgments against the borrower are available in some of the states in which the Bank originates loans, the value of the underlying collateral property is usually the principal source of recovery available to satisfy the loan balance.

     In general, loans are placed on nonaccrual status after being contractually delinquent for more than 90 days. When a loan is placed on nonaccrual status, all interest previously accrued but not received is reversed and the loan is considered non-performing. The Bank may modify or restructure a loan as a result of a borrower's inability to service the obligation under the original terms of the loan agreement.

     The following table indicates the carrying value of the Bank's loans, excluding Covered Assets, which have been placed on nonaccrual status, as well as the carrying value of foreclosed real estate and repossessed assets, at the dates indicated:

                                                                                  AT DECEMBER 31,
                                                        AT            ---------------------------------------
                                                     JUNE 30, 1998    1997     1996     1995    1994    1993
                                                     -------------    ----     ----     ----    ----    -----
                                                                               (DOLLARS IN MILLIONS)
Non-performing loans:
  Real estate:
     1-4 unit residential.........................       $ 133        $165     $146     $136    $133    $   2
     5+ unit residential..........................          10          12       13       23      24        9
     Commercial and other.........................          10           6        9        9      11       --
     Land.........................................          --          --       --       --       7       --
     Construction.................................           1           2        1       --       2       --
                                                         -----        ----     ----     ----    ----    -----
       Total real estate..........................         154         185      169      168     177       11
  Equity-line and consumer........................           6           7        3        3       4       --
                                                         -----        ----     ----     ----    ----    -----
     Total non-performing loans...................         160         192      172      171     181       11
Foreclosed real estate, net.......................          65          77       52       49      37       --
Repossessed assets................................           2           3       --       --      --       --
                                                         -----        ----     ----     ----    ----    -----
     Total non-performing assets..................       $ 227        $272(a)  $224(b)  $220    $218    $  11
                                                         -----        ----     ----     ----    ----    -----
                                                         -----        ----     ----     ----    ----    -----
Non-perfoming loans as a percentage of the Bank's
  loans receivable................................        0.86%       0.99%    1.69%    1.94%   1.81%   37.61%(c)
                                                         -----        ----     ----     ----    ----    -----
                                                         -----        ----     ----     ----    ----    -----
Non-performing assets as a percentage of the
  Bank's total assets.............................        0.67%       0.87%    1.36%    1.50%   1.49%    0.98%
                                                         -----        ----     ----     ----    ----    -----
                                                         -----        ----     ----     ----    ----    -----

------------------
(a) Includes $70.2 million of assets acquired in the Cal Fed Acquisition.

(b) Includes $74.5 million of non-performing assets acquired in the 1996 Acquisitions and in the LMUSA 1996 Purchase.

(c) The significant percentage of non-performing loans to loans receivable at December 31, 1993 reflects the small balance of loans receivable of $29 million at December 31, 1993.

     Interest income of $6.8 million was received and recognized by the Bank for nonaccrual loans during the year ended December 31, 1997, instead of $15.9 million which would have been recognized had the loans performed in accordance with their original terms. The Bank has had no loans contractually past due 90 days or more on accrual status in the past five years.

     The following table indicates loans classified by the Bank as troubled debt restructurings, net of purchase accounting adjustments, and excluding Covered Assets, at the dates indicated:

                                                                                AT DECEMBER 31,
                                                        AT            ------------------------------------
                                                     JUNE 30, 1998    1997    1996    1995    1994    1993
                                                     -------------    ----    ----    ----    ----    ----
                                                                             (DOLLARS IN MILLIONS)
Real estate:
  1-4 unit residential............................        $ 2         $ 2     $ 3     $  8    $ 19     $--
  5+ unit residential.............................         21          43      55      147     204      --
  Commercial and other............................         21          26      29       79     110      --
                                                          ---         ----    ----    ----    ----     ---
  Total restructured loans........................        $44         $71     $87     $234    $333     $--
                                                          ---         ----    ----    ----    ----     ---
                                                          ---         ----    ----    ----    ----     ---

     For the year ended December 31, 1997, interest income of $3.5 million was recognized on restructured loans instead of the $3.6 million which would have been recognized had the loans been performing in accordance with their original terms. There were no non-real estate restructured loans in any of the past five years.

  Allowance for Loan Losses

     Golden State Holdings charges current earnings with a provision for estimated credit losses on loans receivable to bring the total allowance to a level deemed appropriate by management. The provision considers both specifically identified problem loans and credit risks not specifically identified in the loan portfolio. The allowance for loan losses is based on such factors as the financial condition of the borrowers, the fair value of the loan collateral, recourse to guarantors, analysis of delinquency trends, geographic and collateral-type concentrations, past loss experience, regulatory policies, and other factors related to the collectibility of the Bank's loan portfolio.

     The following table summarizes activity in the Bank's allowance for loan losses during the periods indicated:

                                                     SIX MONTHS             YEAR ENDED DECEMBER 31,
                                                       ENDED          ------------------------------------
                                                     JUNE 30, 1998    1997    1996    1995    1994    1993
                                                     -------------    ----    ----    ----    ----    ----
                                                                             (DOLLARS IN MILLIONS)
Balance at beginning of period....................       $ 419        $247    $210    $203    $  2    $ 15
  Purchases--SFFed Acquisition....................          --          --      40      --      --      --
  Purchases--Home Federal Acquisition.............          --          --       5      --      --      --
  Purchases--FN Acquisition.......................          --          --      --      --     202      --
  Purchases--Cal Fed Acquisition..................          --         144      --      --      --      --
  Provision for loan losses.......................          20          80      40      37       6       1
  Charge-offs:
     1-4 unit residential.........................         (13)        (38)    (35)    (28)     (4)     --
     5+ unit residential and commercial real
       estate (a) ................................          (3)         (8)     (4)     --      (4)     --
     Consumer and other...........................          (4)        (10)     (6)     (5)     (1)     (1)
     Non-real estate commercial...................          --          --      --      --      --      (1)
                                                         -----        ----    ----    ----    ----    ----
       Total charge-offs..........................         (20)        (56)    (45)    (33)     (9)     (2)
Recoveries........................................           2           4       3       3       2       1
                                                         -----        ----    ----    ----    ----    ----
  Net charge-offs.................................         (18)        (52)    (42)    (30)     (7)     (1)
Allowance for losses assigned to loans sold.......          --          --      (6)     --      --     (13)
                                                         -----        ----    ----    ----    ----    ----
Balance at end of period..........................       $ 421        $419    $247    $210    $203    $  2
                                                         -----        ----    ----    ----    ----    ----
                                                         -----        ----    ----    ----    ----    ----

------------------
(a) Lack of activity during 1996, 1995 and 1994 reflects the utilization of the Put Agreement, which expired in November 1996.

     Although the general loan loss allowance has been allocated by type of loan for internal valuation purposes, all such allowance is available to support any losses which may occur, regardless of type, in the Bank's loan portfolio.

     The following table sets forth the allocation of the Bank's allowance for loan losses at the dates indicated:

                                                                          AT DECEMBER 31,
                                                                ------------------------------------
                                           AT JUNE 30, 1998     1997    1996    1995    1994    1993
                                           -----------------    ----    ----    ----    ----    ----
                                                                       (DOLLARS IN MILLIONS)
Specific allowance:
  Real estate loans:
     1-4 unit residential...............         $  --          $ --    $ --    $  1    $  4     $--
     5+ unit residential and commercial
       real estate......................             6             8       6      --      --     --
                                                 -----          ----    ----    ----    ----     --
       Total specific allowance.........             6             8       6       1       4     --
                                                 -----          ----    ----    ----    ----     --
General allowance:
  Real estate loans:
     1-4 unit residential                          203           202     123     115     105      2
     5+ unit residential and commercial
       real estate......................           194           190     109      85      85     --
                                                 -----          ----    ----    ----    ----     --
       Total real estate loans..........           397           392     232     200     190      2
  Equity-line and consumer loans........            18            19       9       9       9     --
                                                 -----          ----    ----    ----    ----     --
       Total general allowance..........           415           411     241     209     199      2
                                                 -----          ----    ----    ----    ----     --
       Total allowance for loan
          losses........................         $ 421          $419    $247    $210    $203     $2
                                                 -----          ----    ----    ----    ----     --
                                                 -----          ----    ----    ----    ----     --

     The table below provides the Bank's ratios of net charge-offs on loans during the period indicated to average outstanding loan balances for the period indicated:

                                           SIX MONTHS              YEAR ENDED DECEMBER 31,
                                             ENDED           ------------------------------------
                                           JUNE 30, 1998     1997    1996    1995    1994    1993
                                           --------------    ----    ----    ----    ----    ----
                                                                    (DOLLARS IN MILLIONS)
Real estate:
  1-4 unit residential..................        0.08%        0.25%   0.55%   0.47%   0.06%   1.26%
  5+ unit residential and commercial
     real estate........................        0.06         0.15    0.09      --    0.10    0.19
Consumer and other......................        0.28         1.42    1.86    1.00    0.23    0.24
Non-real estate commercial..............          --           --      --      --      --    1.29

  Impaired Loans

     See "Management's Discussion and Analysis of Financial Condition and Results of Operations--FNH--Problem and Potential Problem Assets," included elsewhere in this Prospectus, for a discussion of the Bank's impaired loans as of June 30, 1998 and December 31, 1997.

INVESTMENT ACTIVITIES

     The Bank is required by OTS regulations to maintain a specified minimum amount of liquid assets which may be invested in specified securities. The Bank is also permitted to invest in certain other types of securities. Securities balances (including cash equivalent securities) exceeding minimum federal requirements are subject to change over time based on the Bank's asset/liability funding needs and interest rate risk management objectives. The Bank's liquidity levels take into consideration anticipated future cash flows and all available sources of credit. Liquidity is maintained at levels management believes are appropriate to assure future flexibility in meeting anticipated funding needs including deposit withdrawal requests, loan funding commitments, and other investment or restructuring requirements. See "Regulation--Regulation of the Bank--Liquid Assets."

  Cash Equivalents

     The Bank sells federal funds, purchases securities under agreements to resell, and invests in interest-bearing deposits in other banks from time to time to help meet the Bank's regulatory liquidity requirements and as temporary holdings until the funds can be otherwise deployed or invested.

  Securities Available for Sale

     The Bank adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115") effective January 1, 1994. On
November 15, 1995, FASB issued the Special Report. The Special Report provided all entities an opportunity to reassess their ability and intent to hold securities to maturity and allowed a one-time reclassification of securities from held-to-maturity to available-for-sale without "tainting" the remaining held-to-maturity securities. On December 29, 1995, the Bank reclassified
$231.8 million in carrying value of U.S. government and agency securities from held-to-maturity to securities available for sale, and recorded an increase of $2.4 million in stockholders' equity for the net unrealized gain on such securities.

     The following summarizes the amortized cost and estimated fair value of the Bank's securities available for sale at the dates indicated (in thousands):

                                                                    JUNE 30, 1998
                                           ---------------------------------------------------------------
                                                                                      NET
                                           AMORTIZED    UNREALIZED    UNREALIZED    UNREALIZED    CARRYING
                                             COST         GAIN         LOSSES         GAIN         VALUE
                                           ---------    ----------    ----------    ----------    --------
Marketable equity securities............   $      --      $5,443       $     --       $5,443      $  5,443
U.S. government and agency
  obligations...........................     777,958         545           (917)        (372)      777,586
                                           ---------      ------       --------       ------      --------
     Total..............................   $ 777,958      $5,988       $   (917)       5,071      $783,029
                                           ---------      ------       --------                   --------
                                           ---------      ------       --------                   --------
Estimated tax effect....................                                                (649)
                                                                                      ------
Net unrealized holding gain in
  stockholders' equity..................                                              $4,422
                                                                                      ------
                                                                                      ------
                                                                  DECEMBER 31, 1997
                                           ---------------------------------------------------------------
                                                                                      NET
                                           AMORTIZED    UNREALIZED    UNREALIZED    UNREALIZED    CARRYING
                                             COST         GAIN         LOSSES        GAIN          VALUE
                                           ---------    ----------    ----------    ----------    --------
Marketable equity securities............   $      --      $   --        $   --         $ --       $     --
U.S. government and agency
  obligations...........................     812,716         957          (588)         369        813,085
                                           ---------      ------        ------         ----       --------
     Total..............................   $ 812,716      $  957        $ (588)         369       $813,085
                                           ---------      ------        ------                    --------
                                           ---------      ------        ------                    --------
Estimated tax effect....................                                                (47)
                                                                                       ----
Net unrealized holding gain in
  stockholders' equity..................                                               $322
                                                                                       ----
                                                                                       ----
                                                                  DECEMBER 31, 1996
                                           ---------------------------------------------------------------
                                                                                       NET
                                           AMORTIZED    UNREALIZED    UNREALIZED    UNREALIZED    CARRYING
                                             COST         GAIN         LOSSES         GAIN         VALUE
                                           ---------    ----------    ----------    ----------    --------
Marketable equity securities............   $  27,034     $ 34,954      $     --      $ 34,954     $ 61,988
U.S. government and agency
  obligations...........................     480,317          936        (1,222)         (286)     480,031
                                           ---------     --------      --------      --------     --------
     Total..............................   $ 507,351     $ 35,890      $ (1,222)       34,668     $542,019
                                           ---------     --------      --------                   --------
                                           ---------     --------      --------                   --------
Estimated tax effect....................                                               (3,466)
                                                                                     --------
Net unrealized holding gain in
  stockholders' equity..................                                             $ 31,202
                                                                                     --------
                                                                                     --------

                                                                  DECEMBER 31, 1995
                                           ---------------------------------------------------------------
                                                                                       NET
                                           AMORTIZED    UNREALIZED    UNREALIZED    UNREALIZED    CARRYING
                                             COST         GAINS        LOSSES         GAIN         VALUE
                                           ---------    ----------    ----------    ----------    --------
Marketable equity securities............   $  34,000     $ 80,068      $     --      $ 80,068     $114,068
U.S. government and agency
  obligations...........................     231,794        2,768           (69)        2,699      234,493
                                           ---------     --------      --------      --------     --------
       Total............................   $ 265,794     $ 82,836      $    (69)       82,767     $348,561
                                           ---------     --------      --------                   --------
                                           ---------     --------      --------                   --------
FDIC portion of unrealized gain on
  marketable equity securities..........                                              (34,534)
Estimated tax effect....................                                               (4,822)
                                                                                     --------
Net unrealized holding gain in
  stockholders' equity..................                                             $ 43,411
                                                                                     --------
                                                                                     --------

     Marketable equity securities available for sale at June 30, 1998 represent the Bank's investment in Precept Investors, Inc., acquired by the Bank in a distribution from ACS.

     Marketable equity securities available for sale at December 31, 1996 represented approximately 5.93% of the outstanding stock of ACS, with a cost basis of $27 million. The ACS stock represents the only marketable equity security classified as available for sale at December 31, 1996 and 1995. Pursuant to the terms of a settlement agreement dated June 17, 1991, between the Bank, ACS, and the FDIC, the FDIC was entitled to share in a defined portion of the proceeds from the sale of the stock, which, at December 31, 1995, approximated $34.5 million and which was recorded in other liabilities. On
June 28, 1996, the Bank sold 2,000,000 shares of its investment in common stock of ACS for gross proceeds totalling $92.3 million from which it satisfied its full obligation to the FDIC and recognized a pre-tax gain of $40.4 million. The Bank's remaining shares of ACS stock were sold in October 1997, resulting in a pre-tax gain of approximately $25.0 million.

  Securities Held to Maturity

     The following summarizes the amortized cost and estimated fair value of Golden State Holdings' securities held to maturity at the dates indicated:

                                                                               DECEMBER 31,
                                                   ---------------------------------------------------------------------
                               JUNE 30, 1998               1997                    1996                    1995
                           ---------------------   ---------------------   ---------------------   ---------------------
                                       ESTIMATED               ESTIMATED               ESTIMATED               ESTIMATED
                           AMORTIZED    FAIR       AMORTIZED    FAIR       AMORTIZED    FAIR       AMORTIZED    FAIR
                            COST       VALUE        COST       VALUE        COST       VALUE        COST       VALUE
                           ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                                                   (IN MILLIONS)
U. S. government and
  agency obligations ....     $--         $--         $--         $--         $ 4         $ 4         $--         $--
Municipal and other
  securities.............      --          --          --          --          --          --           1           1
Commercial paper.........      59          58          58          58          --          --          --          --
                              ---         ---         ---         ---         ---         ---         ---         ---
Total....................     $59         $58         $58         $58         $ 4         $ 4         $ 1         $ 1
                              ---         ---         ---         ---         ---         ---         ---         ---
                              ---         ---         ---         ---         ---         ---         ---         ---

     The weighted average stated interest rate on the Bank's securities held to maturity was 5.09% at June 30, 1998. The weighted average stated interest rate on the Bank's securities held to maturity was 5.32%, 6.85% and 8.25% at December 31, 1997, 1996 and 1995, respectively.

Mortgage-Backed Securities Available for Sale

     The following summarizes the amortized cost and estimated fair value of the Bank's mortgage-backed securities ("MBS") available for sale at the dates indicated (in thousands):

                                                                     JUNE 30, 1998
                                           ------------------------------------------------------------------
                                                           GROSS         GROSS          NET
                                           AMORTIZED     UNREALIZED    UNREALIZED    UNREALIZED     CARRYING
                                              COST         GAINS        LOSSES         GAIN          VALUE
                                           ----------    ----------    ----------    ----------    ----------
Mortgage-backed securities:
  GNMA..................................   $  246,687     $  1,658      $    (12)     $  1,646     $  248,333
  FNMA..................................    2,573,312       14,912        (8,223)        6,689      2,580,001
  FHLMC.................................    1,241,955       12,937        (2,861)       10,076      1,252,031
  Other MBS.............................      480,181        2,255        (1,555)          700        480,881
  Collateralized mortgage obligations...    3,468,567       12,118        (4,761)        7,357      3,475,924
                                           ----------     --------      --------      --------     ----------
     Total..............................   $8,010,702     $ 43,880      $(17,412)       26,468     $8,037,170
                                           ----------     --------      --------                   ----------
                                           ----------     --------      --------                   ----------
Estimated tax effect....................                                                (3,382)
                                                                                      --------
  Net unrealized holding gain in
     stockholders' equity...............                                              $ 23,086
                                                                                      --------
                                                                                      --------


                                                                   DECEMBER 31, 1997
                                           ------------------------------------------------------------------
                                                           GROSS         GROSS          NET
                                           AMORTIZED     UNREALIZED    UNREALIZED    UNREALIZED     CARRYING
                                              COST         GAINS        LOSSES         GAIN          VALUE
                                           ----------    ----------    ----------    ----------    ----------
Mortgage-backed securities:
  GNMA..................................   $  249,023     $  2,710      $     --      $  2,710     $  251,733
  FNMA..................................    2,408,173       17,519        (5,923)       11,596      2,419,769
  FHLMC.................................    1,197,867       20,097          (548)       19,549      1,217,416
  Other MBS.............................      574,625        5,371          (111)        5,260        579,885
  Collateralized mortgage obligations...      606,965        2,698        (1,868)          830        607,795
                                           ----------     --------      --------      --------     ----------
     Total..............................   $5,036,653     $ 48,395      $ (8,450)       39,945     $5,076,598
                                           ----------     --------      --------                   ----------
                                           ----------     --------      --------                   ----------
Estimated tax effect....................                                                (5,105)
                                                                                      --------
  Net unrealized holding gain in
     stockholders' equity...............                                              $ 34,840
                                                                                      --------
                                                                                      --------

                                                                   DECEMBER 31, 1996
                                           ------------------------------------------------------------------
                                                           GROSS         GROSS          NET
                                           AMORTIZED     UNREALIZED    UNREALIZED    UNREALIZED     CARRYING
                                              COST         GAINS        LOSSES         GAIN          VALUE
                                           ----------    ----------    ----------    ----------    ----------
Mortgage-backed securities:
  GNMA..................................   $   67,130     $    652      $    (95)     $    557     $   67,687
  FNMA..................................      523,894        5,113        (5,042)           71        523,965
  FHLMC.................................      626,267       17,115          (310)       16,805        643,072
  Collateralized mortgage obligations...      364,675          497        (1,244)         (747)       363,928
                                           ----------     --------      --------      --------     ----------
     Total..............................   $1,581,966     $ 23,377      $ (6,691)       16,686     $1,598,652
                                           ----------     --------      --------                   ----------
                                           ----------     --------      --------                   ----------
Estimated tax effect....................                                                (1,669)
                                                                                      --------
  Net unrealized holding gain in
     stockholders' equity...............                                              $ 15,017
                                                                                      --------
                                                                                      --------

                                                                   DECEMBER 31, 1995
                                           ------------------------------------------------------------------
                                                           GROSS         GROSS          NET
                                           AMORTIZED     UNREALIZED    UNREALIZED    UNREALIZED     CARRYING
                                              COST         GAINS        LOSSES         GAIN          VALUE
                                           ----------    ----------    ----------    ----------    ----------
Mortgage-backed securities:
  GNMA..................................   $   14,018     $    906      $     --      $    906     $   14,924
  FNMA..................................      294,070        5,643            --         5,643        299,713
  FHLMC.................................      801,393       19,671            (1)       19,670        821,063
  Collateralized mortgage obligations...      345,699          793        (4,678)       (3,885)       341,814
                                           ----------     --------      --------      --------     ----------
     Total..............................   $1,455,180     $ 27,013      $ (4,679)       22,334     $1,477,514
                                           ----------     --------      --------                   ----------
                                           ----------     --------      --------                   ----------
Estimated tax effect....................                                                (2,233)
                                                                                      --------
  Net unrealized holding gain in
     stockholders' equity...............                                              $ 20,101
                                                                                      --------
                                                                                      --------

     On December 29, 1995, the Bank reclassified $1.5 billion in carrying value of mortgage-backed securities from held-to-maturity to mortgage-backed securities available for sale. This reclassification resulted in a net after-tax increase in the unrealized gain account in stockholders' equity of $20.1 million.

     At June 30, 1998 and December 31, 1997 and 1996, mortgage-backed securities available for sale included securities totalling $1.3 billion, $1.4 billion and $53.0 million, respectively, which resulted from the securitization of certain qualifying mortgage loans from the Bank's, Old California Federal's and San Francisco Federal's loan portfolios.

     Mortgage-backed securities available for sale included $4.8 billion, $4.6 billion and $1.1 billion of variable-rate securities as of June 30, 1998 and December 31, 1997 and 1996, respectively.

     The Bank maintains a significant portfolio of mortgage-backed securities as a means of investing in housing-related mortgage instruments without the costs associated with originating mortgage loans for portfolio retention and the credit risk of default which arises in holding a portfolio of loans to maturity. By investing in mortgage-backed securities, management seeks to achieve a positive spread over the cost of funds used to purchase these securities. Mortgage-backed securities available for sale are carried at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of stockholders' equity. Premiums and discounts on the purchase of mortgage-backed securities are amortized or accreted as a yield adjustment over the life of the securities using the interest method, with the amortization or accretion effect of prepayments being adjusted based on revised estimates of future repayments.

     Mortgage-backed securities generally yield less than the loans which underlie such securities because of their payment guarantees or credit enhancements which reduce credit risk. In addition, mortgage-backed securities are more liquid than individual mortgage loans and may be used to collateralize borrowings. Mortgage-backed securities issued or guaranteed by GNMA are generally weighted at 0% for risk-based capital purposes. Mortgage-backed securities issued or guaranteed by FNMA or FHLMC (except interest-only securities or the residual interests in CMOs are generally weighted at 20% for risk-based capital purposes, compared to a weight of 50% to 100% for residential loans. See "Regulation--Regulation of the Bank."

     The Bank held privately issued CMOs with an aggregate carrying value of $1.0 billion at June 30, 1998. The largest such investment held by FNH at June 30, 1998 is a CMO issued by Residential Funding with an aggregate carrying value and market value of $74.7 million.

     At December 31, 1997, all of the mortgage-backed securities held by the Bank had one of the two highest credit ratings from one or more of the national securities rating agencies except for $76 million, of which $74 million are non-rated CMO residual class securities formed by Old California Federal from its own originations of residential mortgages. Such credit rating, however, may be subject to revision or withdrawal at any time by such rating agencies. The mortgage-backed securities which the Bank purchases and maintains in its portfolio include certain CMOs. A CMO is a special type of pay-through debt obligation in which the stream of principal and interest payments on the underlying mortgages or mortgage-backed securities is used to create classes with different maturities and, in some cases, amortization schedules and a residual class of the CMO security being sold, with each such class possessing different risk characteristics. The residual interest sold represents any residual cash flows which result from the excess of the monthly receipts generated by principal and interest payments on the underlying mortgage collateral and any reinvestment earnings thereon, less the cash payments to the CMO holders and any administrative expenses. As a matter of policy, due to the risk associated with residual interests, the Bank does not invest in the residual interests of CMOs.

  Mortgage-backed Securities Held to Maturity

     A summary of the Bank's mortgage-backed securities held to maturity at the dates indicated is as follows:

                                                                               DECEMBER 31,
                                                  -----------------------------------------------------------------------
                             JUNE 30, 1998                1997                     1996                     1995
                         ---------------------    ---------------------    ---------------------    ---------------------
                                     ESTIMATED                ESTIMATED                ESTIMATED                ESTIMATED
                         AMORTIZED     FAIR       AMORTIZED     FAIR       AMORTIZED     FAIR       AMORTIZED     FAIR
                           COST       VALUE         COST       VALUE         COST       VALUE         COST       VALUE
                         ---------   ---------    ---------   ---------    ---------   ---------    ---------   ---------
FNMA..................    $   872     $   890      $ 1,018     $ 1,038      $ 1,214     $ 1,232      $   533     $   548
FHLMC.................        269         279          318         333          406         420          988       1,016
Other.................          2           2            2           2            2           2            3           3
                          -------     -------      -------     -------      -------     -------      -------     -------
     Total............    $ 1,143     $ 1,171      $ 1,338     $ 1,373      $ 1,622     $ 1,654      $ 1,524     $ 1,567
                          -------     -------      -------     -------      -------     -------      -------     -------
                          -------     -------      -------     -------      -------     -------      -------     -------

     At June 30, 1998, the Bank's mortgage-backed securities held to maturity had a weighted average stated interest rate of 7.25% and included variable-rate securities totalling $1.14 billion. The weighted average stated interest rate on the Bank's mortgage-backed securities held to maturity was 7.33%, 7.27% and 7.46% at December 31, 1997, 1996 and 1995, respectively. At December 31, 1997, 1996 and 1995, mortgage-backed securities held to maturity included variable rate securities totalling $1.3 billion, $1.6 billion and $1.5 billion, respectively, which resulted from the securitization with FNMA and FHLMC of certain qualifying mortgage loans from the Bank's, Old California Federal's and San Francisco Federal's loan portfolios with full recourse to the Bank.

     During the years ended December 31, 1997, 1996 and 1995 and the six months ended June 30, 1998, the Bank did not sell any of its mortgage-backed securities held to maturity.

     Mortgage-backed securities held to maturity are carried at amortized cost rather than the lower of cost or market, unless there is evidence of a decline other than a temporary decline in value. Permanent declines in value are charged to income in the periods in which the declines are determined. Premiums and discounts on the purchase of mortgage-backed securities are amortized or accreted as a yield adjustment over the life of the securities using the interest method, with the amortization or accretion effect of prepayments being adjusted based on revised estimates of future repayments.

SOURCES OF FUNDS

  General

     Deposits, sales of securities under agreements to repurchase, advances from the FHLB of San Francisco, sales, maturities and principal repayments on loans and mortgage-backed securities and issuances of preferred stock have been the major sources of funds for use in the Bank's lending and investment activities and other general business purposes. Management closely monitors rates and terms of competing sources of funds on a daily basis and utilizes the source which is most cost-effective. The availability of funds from sales of loans and securities is influenced by the levels of general interest rates and other market conditions. For additional information regarding the Bank's sources of funds, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--FNH--Liquidity" and FNH's Consolidated Statements of Cash Flows set forth in its Consolidated Financial Statements, which are included elsewhere in this Prospectus.

     Loan principal and interest payments are a relatively stable source of funds, while customer deposit inflows and outflows and loan repayments and prepayments are influenced significantly by the levels of general interest rates and money market conditions, and may fluctuate widely. Borrowings may be used to compensate for reductions in normal sources of funds such as customer deposits.

DEPOSITS

     The Bank offers a variety of deposit accounts designed to attract both short-term and long-term deposits. There are no rate limitations on any type of deposit account presently offered by the Bank. The ability of the Bank to retain and attract new deposits is dependent upon the variety and effectiveness of its customer account products, customer service and convenience, and prevailing market conditions. The following table shows the distribution of deposits by type of account at the dates indicated:

                                                                                    AT DECEMBER 31,
                                                         ---------------------------------------------------------------------
                                          AT
                                     JUNE 30, 1998               1997                    1996                    1995
                                 ---------------------   ---------------------   ---------------------   ---------------------
                                           PERCENT                 PERCENT                 PERCENT                 PERCENT
                                 AMOUNT    OF DEPOSITS   AMOUNT    OF DEPOSITS   AMOUNT    OF DEPOSITS   AMOUNT    OF DEPOSITS
                                 -------   -----------   -------   -----------   -------   -----------   -------   -----------
                                                                     (DOLLARS IN MILLIONS)
Transaction accounts:
  Passbook accounts...........   $ 2,420       15.1%     $ 2,162       13.4%     $   841       10.0%     $   664        6.5%
  Demand deposits:
     Interest-bearing.........     1,159        7.2        1,149        7.1          510        6.0          684        6.7
     Noninterest-bearing......     1,399        8.7        1,179        7.3          729        8.6          697        6.8
  Money market deposit
     accounts.................     1,025        6.5        1,270        7.9          881       10.4        1,443       14.2
                                 -------      -----      -------      -----      -------      -----      -------      -----
       Total transaction
          accounts............     6,003       37.5        5,760       35.7        2,961       35.0        3,488       34.2
Term accounts.................     9,988       62.5       10,390       64.3        5,503       65.0        6,696       65.8
                                 -------      -----      -------      -----      -------      -----      -------      -----
                                  15,991      100.0%      16,150      100.0%       8,464      100.0%      10,184      100.0%
                                              -----                   -----                   -----                   -----
                                              -----                   -----                   -----                   -----
Accrued interest payable......        52                      52                      32                      51
Purchase accounting
  adjustments, net............         1                       1                       6                       7
                                 -------                 -------                 -------                 -------
Total.........................   $16,044                 $16,203                 $ 8,502                 $10,242
                                 -------                 -------                 -------                 -------
                                 -------                 -------                 -------                 -------

     Deposit balances, excluding purchase accounting adjustments, averaged
$16.2 billion during the six months ended June 30, 1998, with an average stated interest rate of 4.43%. The weighted average stated interest rate on deposits at June 30, 1998 was 4.42%.

     Total deposits at December 31, 1997, 1996 and 1995 include escrow balances for loans serviced for others of $702 million, $550 million and $348 million, respectively. Deposit balances, excluding purchase accounting adjustments, averaged $16.7 billion, $9.2 billion and $9.9 billion during 1997, 1996 and 1995, respectively, with average interest rates of 4.55%, 4.66% and 4.67%, respectively. The weighted average stated interest rates on deposits at December 31, 1997, 1996 and 1995 were 4.52%, 4.53% and 4.67%, respectively.

     The following table presents the average balance and weighted average rate paid on each deposit type of the Bank for the periods indicated, excluding the impact of purchase accounting adjustments:

                                                                               YEARS ENDED DECEMBER 31,
                                      SIX MONTHS         --------------------------------------------------------------------
                                        ENDED
                                    JUNE 30, 1998                1997                    1996                    1995
                                 --------------------    --------------------    --------------------    --------------------
                                 AVERAGE    AVERAGE      AVERAGE    AVERAGE      AVERAGE    AVERAGE      AVERAGE    AVERAGE
                                 BALANCE    RATE PAID    BALANCE    RATE PAID    BALANCE    RATE PAID    BALANCE    RATE PAID
                                 -------    ---------    -------    ---------    -------    ---------    -------    ---------
                                                                    (DOLLARS IN MILLIONS)
Transaction accounts:
  Passbook accounts...........   $ 3,043       2.96%     $ 1,874       3.65%     $ 1,154       2.72%     $   666       2.20%
  Demand deposits:
     Interest-bearing.........       457       2.61        1,150       1.07          289       1.87          699       1.00
     Noninterest-bearing......     1,430         --        1,280         --          825         --          583         --
  Money market deposit
     accounts.................     1,116       3.45        1,408       3.56          946       3.39        1,581       3.22
Term accounts.................    10,159       5.68       11,008       5.73        6,032       6.00        6,398       6.10
                                 -------      -----      -------      -----      -------      -----      -------      -----
Total.........................   $16,205       4.43%     $16,720       4.55%     $ 9,246       4.66%     $ 9,927       4.67%
                                 -------      -----      -------      -----      -------      -----      -------      -----
                                 -------      -----      -------      -----      -------      -----      -------      -----

     The following table sets forth the scheduled maturities of the Bank's term accounts by stated interest rate at December 31, 1997:

                                                                       2001 AND
                                            1998      1999     2000    THEREAFTER     TOTAL
                                           ------    ------    ----    ----------    -------
                                                             (IN MILLIONS)
3.00% or less...........................   $    1    $   --    $ --       $ --       $     1
3.01 - 4.00%............................       --        --      --         --            --
4.01 - 5.00%............................      229        13      --          1           243
5.01 - 6.00%............................    6,753     1,776      80        119         8,728
6.01 - 7.00%............................      754       249     102        145         1,250
7.01 - 8.00%............................       50        23      37         44           154
8.01 - 9.00%............................        6         5      --         --            11
9.01 - 10.00%...........................        2        --      --         --             2
Over 10.00%.............................       --        --       1         --             1
                                           ------    ------    ----       ----       -------
  Total term accounts...................   $7,795    $2,066    $220       $309       $10,390
                                           ------    ------    ----       ----       -------
                                           ------    ------    ----       ----       -------

     The following table sets forth remaining maturities for the Bank's term deposits in amounts of $100,000 or more at December 31, 1997 (in millions):

3 months or less......................................................   $  501
Over 3 months but within 6 months.....................................      242
Over 6 months but within 12 months....................................      729
Over 12 months........................................................      508
                                                                         ------
                                                                         $1,980
                                                                         ------
                                                                         ------

     At December 31, 1997, the aggregate amount outstanding of certificates of deposit of $100,000 or larger at FNH was $1.98 billion, compared with $871 million and $690 million at December 31, 1996 and 1995, respectively. Deposits held by foreign investors at the Bank totalled $93 million, $58 million and $63 million at December 31, 1997, 1996 and 1995, respectively.

     The Bank's deposit accounts are held primarily by individuals residing in the vicinity of its retail branch offices located in California, Florida and Nevada. The Bank has emphasized, and will continue to emphasize, a retail branch network for attracting deposits. Key market areas, particularly the West Coast region, will continue to be targeted for expansion of retail deposits and the cross-selling of additional consumer products.

     When cost-effective relative to other sources of funding, the Bank issues certificates of deposit through direct placement programs and national investment banking firms ("Brokered Deposits"). These deposits are usually in amounts less than $100,000 and are obtained from a diverse customer base. While these funds are generally more costly than traditional passbook and money market deposits and more volatile as a source of funds because of their sensitivity to the rates offered, they supplement retail customer deposits in raising funds for financing and liquidity purposes. At June 30, 1998, the Bank had $241.3 million of Brokered Deposits outstanding, representing 1.51% of total deposits.

  Borrowings

     FNH and the Bank utilize various borrowings as alternative sources of funds for its business needs. These sources have included securities sold under agreements to repurchase, FHLB advances, subordinated debentures and the purchase of federal funds.

     Short-term Borrowings

     Short-term borrowings consist of (i) securities sold under agreements to repurchase, (ii) federal funds purchased and (iii) short-term FHLB advances. These instruments are discussed more fully in the subsequent sections.

     The following table sets forth for the Bank each category of borrowings due within one year: (i) for the periods presented, the average amount outstanding, the maximum amount outstanding at any month end and the average interest rate paid, and (ii) at period end, the amount outstanding and average interest rate paid. Amounts and rates reflected in the table exclude accrued interest payable and purchase accounting adjustments.

                                                                     AT OR FOR THE           AT OR FOR THE YEAR
                                                                     SIX MONTHS              ENDED DECEMBER 31,
                                                                     ENDED JUNE 30       --------------------------
                                                                        1998              1997      1996      1995
                                                                     ----------------    ------    ------    ------
                                                                                 (DOLLARS IN MILLIONS)
Securities sold under agreements to repurchase:
  Average balance outstanding.....................................        $1,930         $2,275    $1,931    $1,351
  Maximum amount outstanding at any month end during the period...         2,850          2,870     2,424     1,965
  Balance outstanding at end of period............................         2,850          1,829     1,510       698
  Average interest rate during the period.........................          5.63%          5.68%     5.70%     6.53%
  Average interest rate at end of period..........................          5.59%          5.78%     5.88%     6.06%

Federal funds purchased:
  Average balance outstanding.....................................        $   85         $   95    $   65    $   37
  Maximum amount outstanding at any month end during the period...           220            153       135        75
  Balance outstanding at end of period............................           185            130        25        55
  Average interest rate during the period.........................          5.42%          5.59%     5.41%     6.09%
  Average interest rate at end of period..........................          6.00%          6.50%     7.50%     6.00%

FHLB advances:
  Average balance outstanding.....................................        $5,040         $5,561    $2,455    $  862
  Maximum amount outstanding at any month end during the period...         5,962          6,606     3,141     1,487
  Balance outstanding at end of period............................         4,120          5,263     2,741     1,487
  Average interest rate during the period.........................          5.72%          5.76%     5.83%     7.19%
  Average interest rate at end of period..........................          5.72%          5.88%     5.78%     6.12%

     At December 31, 1997, the Bank had an estimated additional secured borrowing capacity of $4.9 billion with the FHLB and other sources. These collateralized funding sources may also be used to satisfy other funding requirements.

     Securities Sold Under Agreements to Repurchase

     The Bank enters into reverse repurchase agreements whereby it sells marketable U.S. government and mortgage-backed securities and CMOs with a commitment to repurchase the securities at a specified price and on a specified date. These agreements are recorded as financings, and the obligation to repurchase assets sold is reflected as a liability on the consolidated balance sheet. The dollar amount of assets underlying the agreements remains in the asset accounts. The securities underlying the agreements are delivered to the dealers who arranged the transactions. The counterparty to the repurchase agreement may have loaned the securities to other parties in the normal course of their operations; however, all agreements require that the identical securities be resold to the Bank at the maturity of the agreements. In order to reduce possible risks associated with these borrowing transactions, the reverse repurchase agreements are generally entered into with national investment banking firms and major commercial banks which are primary dealers in these securities.

     Federal Funds Purchased

     The Bank must meet legal reserve requirements on a daily basis by
(i) maintaining a specified total amount of deposits at the Federal Reserve Bank and (ii) vault cash. Occasionally, the Bank may borrow funds from another bank with excess reserves to meet its requirements for the day. These borrowings are repaid with interest at maturity based on the federal funds rate. The Bank places U.S. government securities in a custody account for the seller until the funds are repaid and records a liability on its books.

     FHLB Advances

     The FHLB functions in a credit capacity for savings institutions and certain other home financing institutions. A savings association may generally borrow from its district FHLB through advances secured by its home mortgages and other assets (principally securities which are obligations of, or guaranteed by, the U.S. government). A savings association is required to hold a minimum amount of capital stock of the FHLB based upon a percentage of its outstanding home mortgage loans and similar obligations, a percentage of its outstanding advances from the FHLB or a certain percentage of total assets. Such advances may be made pursuant to several different credit programs made available from time to time by the FHLB to meet seasonal activity and other withdrawals of deposit accounts and to expand lending, each of which has its own interest rate and range of maturities. The FHLB prescribes the acceptable uses, as well as limitations on the size of such advances. Depending on the program, such limitations are based either on a fixed percentage of the institution's net worth or on the FHLB's assessment of the institution's creditworthiness.

     The following table presents the carrying value and weighted average rate paid on FHLB advances for the periods indicated, excluding accrued interest payable and the impact of purchase accounting adjustments (dollars in millions):

                                                              1997                   1996                   1995
                                                       -------------------    -------------------    -------------------
                                                       CARRYING    AVERAGE    CARRYING    AVERAGE    CARRYING    AVERAGE
                                                        VALUE       RATE       VALUE       RATE       VALUE       RATE
                                                       --------    -------    --------    -------    --------    -------
Fixed-rate borrowings...............................    $5,447       5.88%     $3,565       5.93%     $1,790       6.68%
Variable-rate borrowings............................     4,074       5.95         854       5.67         250       6.02
                                                        ------      -----      ------      -----      ------      -----
     Total FHLB advances............................    $9,521       5.91%     $4,419       5.88%     $2,040       6.60%
                                                        ------      -----      ------      -----      ------      -----
                                                        ------      -----      ------      -----      ------      -----

     The following table sets forth remaining maturities and weighted average stated interest rates of FHLB advances at December 31, 1997, not including accrued interest payable or purchase accounting adjustments (dollars in millions):

                                                                         BALANCE     WEIGHTED
                                                                         MATURING    AVERAGE RATE
                                                                         --------    ------------
1998..................................................................    $5,263         5.88%
1999..................................................................     3,090         5.94
2000..................................................................     1,150         5.93
2001..................................................................        11         6.50
2002..................................................................         5         6.94
2003 and thereafter...................................................         2         7.83
                                                                          ------         ----
                                                                          $9,521         5.91%
                                                                          ------         ----
                                                                          ------         ----

     During 1995, the Bank prepaid $250 million in FHLB advances resulting in a $2 million extraordinary gain on the early extinguishment of debt, net of tax.

  Interest Rate Swap Agreements

     The Bank has used interest rate swap agreements to adjust its interest rate risk exposure on fixed rate FHLB advances. The Bank had no interest rate swap agreements outstanding at June 30, 1998. The notional amount does not represent amounts exchanged by the parties and thus, is not a measure of the Bank's exposure. The Bank pays the variable rate and receives the fixed rate based on LIBOR under these agreements. The differential between these two amounts may change significantly in the future due to fluctuations in market interest rates.

     In order to reduce possible counterparty nonperformance risk, the Bank has entered into interest rate swap agreements only with national investment banking firms and the FHLB of San Francisco.

  FNH 12 1/4% Senior Notes

     In connection with the FN Acquisition, FNH issued $200 million principal amount of the FNH 12 1/4% Senior Notes, including $5.5 million principal amount of FNH Senior Notes to certain directors and officers of the Bank. The FNH
12 1/4% Senior Notes will mature on May 15, 2001 with interest payable semiannually from May 15 and November 15. Deferred issuance costs associated with the FNH 12 1/4% Senior Notes' issuance totalling $9.9 million were recorded in other assets and are being amortized over the term of the FNH 12 1/4% Senior Notes.

     The FNH 12 1/4% Senior Notes are redeemable at the option of FNH, in whole or in part, during the 12-month period beginning May 15, 1999, at a redemption price of 106.125% plus accrued interest to the date of redemption, and thereafter at 100% plus accrued interest. The notes are subordinated to all existing and future liabilities, including deposits and other borrowings of the Bank, the Bank Preferred Stock and the REIT Preferred Stock.

     In connection with the FNH Asset Transfer, Golden State Holdings assumed the obligations of FNH under the FNH 12 1/4% Senior Notes and the related indenture. The terms and conditions of the FNH 12 1/4% Senior Notes indenture impose restrictions that affect the ability of Golden State Holdings to sell assets and merge with others. At November 4, 1998, $0.2 million of the FNH
12 1/4% Senior Notes were outstanding.

  FNH 9 1/8% Senior Subordinated Notes

     On January 31, 1996, FNH issued $140 million principal amount of the FNH
9 1/8% Senior Subordinated Notes. The FNH 9 1/8% Senior Subordinated Notes will mature on January 15, 2003 with interest payable semiannually on January 15 and July 15. Deferred issuance costs associated with the issuance of the FNH 9 1/8% Senior Subordinated Notes totalling $7.0 million were recorded in other assets and are being amortized over the term of the FNH 9 1/8% Senior Subordinated Notes.

     The FNH 9 1/8% Senior Subordinated Notes are redeemable at the option of FNH, in whole or in part, during the 12-month period beginning January 1, 2001, at a redemption price of 104.5625% of the principal amount thereof, plus accrued interest and unpaid interest to the date of redemption, and thereafter at 100% of the principal amount thereof, plus accrued and unpaid interest.

     The FNH 9 1/8% Senior Subordinated Notes are unsecured senior subordinated obligations of FNH and are subordinated in right of payment to all existing and future senior indebtedness of FNH and to all future subordinated debt, if any is issued. The FNH 9 1/8% Senior Subordinated Notes are subordinated to all existing and future liabilities, including deposits, indebtedness and trade payables of FNH's subsidiaries, including the Bank, and to the Bank Preferred Stock and the REIT Preferred Stock.

     In connection with the FNH Asset Transfer, Golden State Holdings assumed the obligations of FNH under the FNH 9 1/8% Senior Subordinated Notes and the related indenture. The terms and conditions of the FNH 9 1/8% Senior Subordinated Notes indenture impose restrictions that affect the ability of Golden State Holdings to sell assets and merge with others. At November 4, 1998, none of the FNH 9 1/8% Senior Subordinated Notes were outstanding.

  FNH 10 5/8% Senior Subordinated Notes

     In connection with the Cal Fed Acquisition, FNH acquired the net proceeds from the issuance of First Nationwide Escrow's 10 5/8% Senior Subordinated Notes and assumed First Nationwide Escrow's obligations under the FNH 10 5/8% Senior Subordinated Notes and indenture. Deferred issuance costs associated with the FNH 10 5/8% Senior Subordinated Notes of $19 million, recorded in other assets, are being amortized over the term of the FNH 10 5/8% Senior Subordinated Notes.

     The FNH 10 5/8% Senior Subordinated Notes are redeemable at the option of FNH, in whole or in part, during the 12-month period beginning January 1, 2001, at a redemption price of 105.313% plus accrued and unpaid interest to the date of redemption, during the 12-month period beginning January 1, 2002 at a redemption price of 102.656% plus accrued and unpaid interest to the date of redemption, and thereafter at 100% plus accrued and unpaid interest to the date of the redemption.

     The FNH 10 5/8% Senior Subordinated Notes are subordinate in right of payment to all existing and future subordinated debt, if any is issued, of FNH. The FNH 10 5/8% Senior Subordinated Notes are subordinated to all existing and future liabilities, including deposits, indebtedness and trade payables, of the subsidiaries of FNH, including the Bank Preferred Stock and REIT Preferred Stock.

     In connection with the FNH Asset Transfer, Golden State Holdings assumed the obligations of FNH under the FNH 10 5/8% Senior Subordinated Notes and the related indenture. The terms and conditions of the FNH 10 5/8% Senior Subordinated Notes indenture impose restrictions that affect the ability of Golden State Holdings to sell assets and merge with others. At November 4, 1998, $0.3 million of the FNH 10 5/8% Senior Subordinated Notes were outstanding.

  10% Subordinated Debentures Due 2006

     As part of the FN Acquisition, the Bank assumed subordinated debentures, which bear interest at 10% per annum and mature on October 1, 2006 (the "10% Subordinated Debentures Due 2006"). At June 30, 1998, the aggregate principal amount of the 10% Subordinated Debentures Due 2006 outstanding was $92.1 million.

     Events of Default under the indenture governing the 10% Subordinated Debentures Due 2006 (the "Old FNB Indenture") include, among other things:
(i) a default in the payment of interest when due and such default continues for 30 days, (ii) a default in the payment of any principal when due, (iii) the failure to comply with covenants in the Old FNB Indenture, provided that the trustee or holders of at least 25% in principal amount of the outstanding 10% Subordinated Debentures Due 2006 notify the Bank of the default and the Bank does not cure the default within 60 days after receipt of such notice,
(iv) certain events of bankruptcy, insolvency or reorganization of the Bank,
(v) the FSLIC/RF (or a comparable entity) is appointed to act as conservator, liquidator, receiver or other legal custodian for the Bank and (vi) a default under other indebtedness of the Bank in excess of $10 million resulting in such indebtedness becoming due and payable, and such default or acceleration has not been rescinded or annulled within 60 days after the date on which written notice of such failure has been given by the trustee to the Bank or by holders of at least 25% in principal amount of the outstanding 10% Subordinated Debentures Due 2006 to the Bank and the trustee.

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  11.20% Senior Notes Due 2004

     As part of the SFFed Acquisition, the Bank assumed $50 million of SFFed 11.20% Senior Notes due September 1, 2004 (the "11.20% Senior Notes"). In connection with the assumption of the 11.20% Senior Notes, the Bank and all of the holders of the 11.20% Senior Notes entered into an agreement amending certain provisions of the note purchase pursuant to which the 11.20% Senior Notes were sold (as amended, the "Note Purchase Agreement"). On September 12, 1996, the Bank repurchased $44.0 million aggregate principal amount of the 11.20% Senior Notes at a price of approximately 116.45% of the principal amount, plus the accrued interest thereon. The Bank recorded an extraordinary loss, net of tax, of $1.6 million in connection with such repurchase. At June 30, 1998, the aggregate principal amount of the 11.20% Senior Notes outstanding was $6.0 million.

     Events of Default under the note purchase agreement include, among other things: (i) failure to make any payment of principal when due; (ii) any failure to make any payment of interest when due and such payment is not made within 15 days after the date such payment was due; (iii) failure to comply with certain covenants in the Note Purchase Agreement, provided that such failure continues for more than 60 days; (iv) failure to deliver to holders a notice of default, notice of event of default, or notice of claimed default as provided in the Note Purchase Agreement; (v) failure to comply with any provision of the Note Purchase Agreement, provided that such failure continues for more than 60 days after notice is delivered to the Bank; (vi) a default under other indebtedness provided that the aggregate amount of all obligations in respect of such indebtedness exceeds $15 million; (vii) one or more final, non-appealable judgments outstanding against the Bank or its subsidiaries for the payment of money aggregating in excess of $15 million, any one of which has been outstanding for 45 days and shall not have been discharged in full or stayed;
(viii) any warranty, representation or other statement contained in the Note Purchase Agreement by the Bank or any of its subsidiaries being false or misleading in any material respect when made; or (ix) certain events of bankruptcy, insolvency or reorganization of the Bank or its subsidiaries.

     As a result of the Cal Fed Acquisition, the Bank is obligated with respect to the following three debt securities of Old California Federal:

  10.668% Subordinated Notes Due 1998

     The Bank assumed 10.668% unsecured senior subordinated notes which mature on December 22, 1998 (the "10.668% Subordinated Notes"). At June 30, 1998, the aggregate principal amount of the notes outstanding was $50 million.

     Events of Default under the note agreement governing the 10.668% Subordinated Notes include, among other things: (i) failure to make any payment of principal when due; (ii) any failure to make any payment of interest when due and such payment is not made within ten business days after the date such payment was due; (iii) failure to comply with certain covenants in the note agreement provided that such failure continues for more than 60 days after notice is delivered to the Bank; (iv) the default or any event which, with the giving of notice or the lapse of time or both, would constitute a default under any indebtedness of the Bank and cause such indebtedness with an aggregate principal amount exceeding $15 million to accelerate; and (v) certain events of bankruptcy, insolvency or reorganization of the Bank.

  6 1/2% Convertible Subordinated Debentures Due 2001

     In 1986, Cal Fed Inc., Old California Federal's former parent company, issued $125 million of 6.5% convertible subordinated debentures due
February 20, 2001 (the "6 1/2% Convertible Subordinated Debentures"). As a result of a corporate restructuring in December 1992, Cal Fed Inc. was merged with and into XCF Acceptance Corporation ("XCF"), a subsidiary of Old California Federal. The 6 1/2% Convertible Subordinated Debentures are redeemable at the option of the holders on February 20, 2000, at 123% of their principal amount. At June 30, 1998, $2.6 million of the 6 1/2% Convertible Subordinated Debentures were outstanding. Due to the purchase of all of the Cal Fed stock by FNH in the Cal Fed Acquisition on January 3, 1997, the common stock conversion feature has been eliminated.

     Events of Default under the indenture governing the 6 1/2% Convertible Subordinated Debentures include, among other things: (i) any failure to make any payment of interest when due and such payment is not made

                                      153
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within 30 days after the date such payment was due; (ii) failure to make any payment of principal when due; (iii) default in the performance, or breach, of any covenant or warranty in the indenture, provided that such default or breach continues for more than 60 days after notice is delivered to the Bank; or
(iv) certain events of bankruptcy, insolvency or reorganization of the Bank or its subsidiaries.

  10% Subordinated Debentures Due 2003

     On December 16, 1992, Old California Federal issued $13.6 million of 10.0% unsecured subordinated debentures due 2003 (the "10% Subordinated Debentures Due 2003"). During 1996 and 1995, Old California Federal repurchased $0.6 million and $8.7 million, respectively, of the debentures, leaving $4.3 million outstanding at June 30, 1998.

     Events of Default under the indenture governing the 10% Subordinated Debentures Due 2003 include, among other things: (i) failure to make any payment of principal when due; (ii) any failure to make any payment of interest when due and such payment is not made within 30 days after the date such payment was due;
(iii) failure to comply with certain covenants in the indenture; (iv) failure to comply with certain covenants in the indenture provided that such failure continues for more than 60 days after notice is delivered to the Bank;
(v) certain events of bankruptcy, insolvency or reorganization of the Bank; or
(vi) the default or any event which, with the giving of notice or lapse of time or both, would constitute a default under any indebtedness of the Bank and cause such indebtedness with an aggregate principal amount exceeding $15 million to accelerate.

  11 1/2% Preferred Stock--Minority Interest

     In connection with the FN Acquisition, Cal Fed issued 3,007,300 shares of the 11 1/2% Preferred Stock. The 11 1/2% Preferred Stock has a stated liquidation value of $100 per share, plus declared and unpaid dividends, if any. Cash dividends are noncumulative and are payable at an annual rate of 11 1/2% per share if, when and as declared by the Board of Directors of the Bank.

     The 11 1/2% Preferred Stock ranks prior to the common stock of the Bank and to all other classes and series of equity securities subsequently issued, other than any class or series expressly designated as being on a parity with or senior to the 11 1/2% Preferred Stock as to dividends and liquidating distributions. The 10 5/8% Preferred Stock ranks on a parity with the 11 1/2% Preferred Stock as to dividends and liquidating distributions.

     The terms of the 11 1/2% Preferred Stock provide that the Bank may not declare or pay any dividends or other distributions (other than in shares of common stock of the Bank or other classes of equity securities of the Bank ranking junior to the 11 1/2% Preferred Stock (collectively, "Junior Stock")) with respect to any Junior Stock or redeem or otherwise acquire, or set apart funds for the repurchase, redemption or other acquisition of any Junior Stock (including the common stock held by FNH), through a sinking fund or otherwise, unless and until: (i) the Bank has paid full dividends on the 11 1/2% Preferred Stock for the four most recent dividend periods, or funds have been paid over to the dividend disbursing agent of the Bank for payment of such dividends, and
(ii) the Bank has declared a cash dividend on the 11 1/2% Preferred Stock at the annual dividend rate for the current dividend period, and sufficient funds have been paid over to the dividend disbursing agent of the Bank for the payment of a cash dividend for such current dividend period. The Bank is currently in compliance with both of such requirements.

     Except in the event of a change of control, the 11 1/2% Preferred Stock is not redeemable prior to September 1, 1999. The 11 1/2% Preferred Stock is redeemable solely at the option of the Bank or its successor or any acquiring or resulting entity with respect to the Bank (including by any parent or subsidiary of the Bank, any such successor, or any such acquiring or resulting entity), as applicable, at any time on and after September 1, 1999, in whole or in part, at $105.75 per share on or after September 1, 1999 and prior to September 1, 2000, and at prices decreasing pro rata annually thereafter to the stated liquidation value of $100 per share on or after September 1, 2004, plus declared and unpaid dividends, if any, without interest. Upon a change of control, the 11 1/2% Preferred Stock is redeemable on or prior to September 1, 1999 at the option of the Bank or its successor or any acquiring or resulting entity with respect to the Bank (including by any parent or subsidiary of the Bank, any such successor, or any such acquiring or resulting entity), as applicable, in whole, but not in part, at a price per share equal to: (i) $100, plus (ii) an amount equal to declared and unpaid dividends, if any, to the date fixed for redemption, without interest, and without duplication, an additional amount equal to the amount of dividends that

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
would be payable on the 11 1/2% Preferred Stock in respect of the period from the first day of the dividend period in which the date fixed for redemption occurs to the date fixed for redemption (assuming all such dividends were to be declared), plus (iii) a specified make whole premium.

     Each share of 11 1/2% Bank Preferred Stock entitles the holder thereof to one vote and holders thereof will vote together as a single class with the holders of the common stock of the Bank, the 10 5/8% Preferred Stock, the CALGZs and the CALGLs. In addition, holders of the 11 1/2% Bank Preferred Stock are entitled to vote as a class in certain limited circumstances or as required by law.

  10 5/8% Preferred Stock--Minority Interest

     In connection with the Cal Fed Acquisition, the Bank assumed Old California Federal's 10 5/8% Preferred Stock. The 10 5/8% Preferred Stock has a stated liquidation value of $100 per share, plus declared and unpaid dividends, if any, without interest. Cash dividends are noncumulative and are payable at an annual rate of 10 5/8% per share if, when and as declared by the Board of Directors of the Bank.

     The 10 5/8% Preferred Stock ranks prior to the common stock of the Bank and to all other classes and series of equity securities subsequently issued, other than any class or series expressly designated as being on a parity with or senior to the 10 5/8% Preferred Stock as to dividends and liquidating distributions. The 11 1/2% Preferred Stock ranks on a parity with the 10 5/8% Preferred Stock as to dividends and liquidating distributions.

     The terms of the 10 5/8% Preferred Stock provide that the Bank may not declare or pay any full dividends with respect to any parity stock, such as the 11 1/2% Preferred Stock, unless and until the Bank has paid full dividends on the 10 5/8% Preferred Stock for the most recent dividend period.

     The terms of the 10 5/8% Preferred Stock provide that the Bank may not declare or pay any dividends or other distributions (other than in shares of common stock of the Bank or other Junior Stock) with respect to any Junior Stock or repurchase, redeem or otherwise acquire, or set apart funds for the repurchase, redemption or other acquisition of, any Junior Stock through a sinking fund or otherwise, unless and until: (i) the Bank has paid full dividends on the 10 5/8% Preferred Stock for the four most recent dividend periods, or funds have been paid over to the dividend disbursing agent of the Bank for payment of such dividends, and (ii) the Bank has declared a cash dividend on the 10 5/8% Preferred Stock at the annual dividend rate for the current dividend period, and sufficient funds have been paid over to the dividend disbursing agent of the Bank for the payment of a cash dividend for such current period. The Bank is currently in compliance with both of such requirements.

     Except in the event of a change of control, the 10 5/8% Preferred Stock is not redeemable prior to April 1, 1999. The 10 5/8% Preferred Stock is redeemable solely at the option of the Bank or its successor or any acquiring or resulting entity with respect to the Bank (including by any parent or subsidiary of the Bank, any such successor or any such acquiring or resulting entity), as applicable, at any time on or after April 1, 1999, in whole or in part, at $105.313 per share on or after April 1, 1999 and prior to April 1, 2000, and at prices decreasing pro rata annually thereafter to a stated liquidation value of $100 per share on or after April 1, 2003, plus declared and unpaid dividends, if any, without interest. Upon a change in control, the 10 5/8% Preferred Stock is redeemable on or prior to April 1, 1999 at the option of the Bank or its successor or any acquiring or resulting entity with respect to the Bank (including by any parent or subsidiary of the Bank, any such successor, or any such acquiring or resulting entity), as applicable, in whole, but not in part, at a price per share equal to $114.50, plus an amount equal to declared and unpaid dividends (whether or not declared) from the date of consummation of the change of control to the date fixed for redemption, without interest.

     Each share of 10 5/8% Preferred Stock entitles the holder thereof to one vote and holders thereof will vote together as a single class with the holders of the common stock of the Bank, the 11 1/2% Preferred Stock, the CALGZs and the CALGLs. In addition, holders of the 10 5/8% Preferred Stock are entitled to vote as a class in certain limited circumstances or as required by law.

  REIT Preferred Stock--Minority Interest

     On January 31, 1997, Preferred Capital Corp. issued 20,000,000 shares of REIT Preferred Stock. The REIT Preferred Stock has a stated liquidation value of $25 per share, plus declared and unpaid dividends, if any. Cash dividends are noncumulative and are payable at an annual rate of 9 1/8% per share if, when and as declared by the Board of Directors of Preferred Capital Corp.

     The REIT Preferred Stock ranks prior to the common stock of Preferred Capital Corp. and to all other classes and series of equity securities subsequently issued, other than any class or series expressly designated as being on a parity with or senior to the REIT Preferred Stock as to dividends and liquidating distributions.

     The terms of the REIT Preferred Stock provide that Preferred Capital Corp. may not declare or pay any dividends or other distributions (other than in shares of common stock of Preferred Capital Corp. or other classes of equity securities of Preferred Capital Corp. ranking junior to the REIT Preferred Stock) with respect to any Preferred Capital Corp. junior stock or repurchase, redeem or otherwise acquire, or set apart funds for the repurchase, redemption or other acquisition of any Preferred Capital Corp. junior stock (including the common stock held by the Bank) through a sinking fund or otherwise, unless and until: (i) Preferred Capital Corp. has paid in full dividends on the REIT Preferred Stock for the four most recent dividend periods (or such lesser number of dividend periods during which shares of REIT Preferred Stock have been outstanding), or funds have been paid over to the dividend disbursing agent of Preferred Capital Corp. for payment of such dividends, and (ii) Preferred Capital Corp. has declared a cash dividend on the REIT Preferred Stock at the annual dividend rate for the current dividend period, and sufficient funds have been paid over to the dividend disbursing agent of Preferred Capital Corp. for the payment of a cash dividend for such current dividend period. The initial dividend payment date was March 31, 1997. Preferred Capital Corp. is currently in compliance with both such requirements.

     Holders of the REIT Preferred Stock have no voting rights, except as required by law or in certain limited circumstances.

     Except in the event of a change of control or upon certain tax events, the REIT Preferred Stock is not redeemable prior to January 31, 2002. The REIT Preferred Stock is redeemable solely at the option of Preferred Capital Corp. or its successor or any acquiring or resulting entity with respect to Preferred Capital Corp. (including by any parent or subsidiary of Preferred Capital Corp., any such successor or any such acquiring or resulting entity), as applicable, at any time on and after January 31, 2002 in whole or in part, at $26.14 per share on or after January 31, 2002 and prior to January 31, 2003, and at prices decreasing pro rata annually thereafter to the stated liquidation value of $25 per share on or after January 31, 2007, plus declared and unpaid dividends, if any, without interest. Upon a change of control, the REIT Preferred Stock is redeemable on or prior to January 31, 2002 at the option of Preferred Capital Corp. or its successor or any acquiring or resulting entity with respect to the Bank (including by any parent or subsidiary of Preferred Capital Corp., any such successor or any such acquiring or resulting entity), as applicable, in whole, but not in part, at a price per share equal to: (i) $25, plus (ii) an amount equal to declared and unpaid dividends, if any, to the date fixed for redemption, without interest, and without duplication, an additional amount equal to the amount of dividends that would be payable on the REIT Preferred Stock in respect of the period from the first day of the dividend period in which the date fixed for redemption occurs to the date fixed for redemption (assuming all such dividends were to be declared), plus (iii) a specified make whole premium.

     Each share of REIT Preferred Stock will be exchanged automatically for one newly issued share of preferred stock of the Bank having substantially the same terms as the REIT Preferred Stock (the "9 1/8% Preferred Stock") if the appropriate federal regulatory agency directs in writing such exchange because
(i) the Bank becomes "undercapitalized" under prompt corrective action regulations, (ii) the Bank is placed into conservatorship or receivership or
(iii) the appropriate federal regulatory agency, in its sole discretion, anticipates the Bank becoming "undercapitalized" in the near term. If issued, the 9 1/8% Preferred Stock will rank on a parity with the Bank Preferred Stock.

OTHER ACTIVITIES

     Cal Fed Contingent Litigation Recovery Participation Interests. In July 1995, Old California Federal distributed to its common shareholders its CALGZs, each entitling the holder thereof to receive an amount (the aggregate of such payments being referred to as the "Recovery Payment") equal to five millionths of one percent (0.000005%) of the cash payment (the "Cash Payment"), if any, actually received by the Bank pursuant to a final, nonappealable judgment in or final settlement of its claim against the United States in the lawsuit, California Federal Bank v. United States, Civil Action No. 92-138C (the "California Federal Litigation"), after deduction of (i) the aggregate expenses incurred by the Bank in prosecuting the California Federal Litigation and obtaining such Cash Payment, including, but not limited to, a portion of the annual salaries in the aggregate amount of $1,000,000, an incentive fee in the amount of 0.25% of the aggregate value of the pre-tax recovery from the California Federal Litigation, annual pension benefits aggregating $1,325,000, and certain medical benefits and expenses, for Messrs. Trafton and Fink under the Litigation Management Agreement, (ii) any income tax liability of the Bank, computed on a pro forma basis, as a result of the Bank's receipt of such Cash Payment (net of any income tax benefit to the Bank from making the Recovery Payment, and disregarding for purposes of this clause (ii) the effect of any net operating loss carryforwards or other tax attributes held by the Bank or any of its subsidiaries or affiliated entities) and (iii) the expenses incurred by the Bank in connection with the creation, issuance and trading of the CALGZs, including without limitation, legal and accounting fees and the fees and expenses of the interest agent.

     Pursuant to the Old Cal Fed Merger Agreement, Old Cal Fed distributed to common shareholders entitled to receive the merger consideration one-tenth of a Secondary Contingent Litigation Recovery Participation Interest (the "CALGLs") for each share of Old Cal Fed common stock held. Each CALGL will entitle the holder thereof to receive an amount equal to twenty millionths of one percent (0.000020%) of the "Secondary Recovery Payment," if any, as defined below. "Secondary Recovery Payment" means sixty percent (60%) of the amount obtained from the following equation: (A) the Cash Payment, if any, actually received by the Bank in respect of a final, nonappealable judgment in or final settlement of the California Federal Litigation, minus (B) the sum of the following: (i) the aggregate expenses incurred by the Bank in prosecuting the California Federal Litigation and obtaining such Cash Payment, including, but not limited to, a portion of the annual salaries in the aggregate amount of $1,000,000, an incentive fee in the amount of 0.25% of the aggregate value of the pre-tax recovery from the California Federal Litigation, annual pension benefits aggregating $1,325,000, and certain medical benefits and expenses, for Messrs. Trafton and Fink under the Litigation Management Agreement, (ii) any income tax liability of the Bank, computed on a pro forma basis, as a result of the Bank's receipt of such Cash Payment (net of any income tax benefit to the Bank, computed on a pro forma basis, from the payment of a portion of the Secondary Recovery Payment to the holders of CALGLs), (iii) the expenses incurred by the Bank in connection with the creation, issuance and trading of the CALGZs and the CALGLs, including without limitation, legal and accounting fees and the fees and expenses of the interest agent, (iv) the payment due to the holders of the CALGZs and (v) one hundred twenty-five million dollars ($125,000,000). "Income tax liability of the Bank computed on a pro forma basis" means the aggregate amount of any and all relevant items of income, gain, loss, or deduction associated with the receipt by the Bank of the Cash Payment multiplied by the highest, combined marginal rate of federal, state and local income taxes in the relevant year and disregarding for purposes of such computation the effect of any net operating loss carryforwards or other tax attributes of the Bank or any of its subsidiaries or affiliated entities. "Income tax benefit to the Bank computed on a pro forma basis" means the aggregate amount of any and all relevant items of income, gain, loss, or deduction associated with the payment by the Bank of the Secondary Recovery Payment multiplied by the highest, combined marginal rate of federal, state and local income taxes in the relevant year and disregarding for purposes of such computation the effect of any net operating loss carryforwards or other tax attributes of the Bank or any of its subsidiaries or affiliated entities. Any distribution with respect to the CALGZs will be subject to the OTS capital distribution regulations.

     Holders of the CALGZs and the CALGLs are entitled to vote together as a single class with the holders of the common stock of the Bank, the 11 1/2% Preferred Stock and the 10 5/8% Preferred Stock, with each CALGL and CALGZ entitling the holder thereof to 1/5 of one vote.

     In the California Federal Litigation, the Bank alleges, among other things, that the United States breached certain contractual commitments regarding the computation of its regulatory capital for which the Bank seeks damages and restitution. The Bank's claims arose from changes, mandated by the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), with respect to the rules for computing Old California Federal's regulatory capital.

     On July 1, 1996, the United States Supreme Court issued its opinion for United States v. Winstar Corporation, No. 95-865, which affirmed the decisions of the United States Court of Appeals for the Federal Circuit and the United States Court of Federal Claims in various consolidated cases (the "Winstar Cases") granting summary judgment to the plaintiff thrift institutions on the liability portion of their breach of contract claims against the United States. The Supreme Court held that the government breached certain express contracts when Congress enacted FIRREA, and the Supreme Court remanded the proceedings for a determination of the appropriate measure and amount of damages, which to date have not been awarded.

     On October 30, 1996, Old California Federal filed a motion for partial summary judgment as to the Federal government's liability to the Bank for breach of contract, which was opposed by the Federal government. In addition, the government filed a cross-motion for partial summary judgment as to certain liability issues. A hearing on the motions for partial summary judgment on liability was held on August 7, 1997. On December 22, 1997, a U.S. Claims Court Judge ruled in favor of this motion to establish the government's liability, and a formal order in that regard was subsequently issued on July 16, 1998. The trial of the damages phase of the Bank's case has been scheduled to begin in December 1998.

     In connection with the Cal Fed Acquisition, the Bank recorded as an asset part of the estimated after-tax cash recovery from the California Federal Litigation that will inure to the Bank, net of amounts payable to holders of the CALGZs and the CALGLs in any such recovery (the "Goodwill Litigation Asset"). The Goodwill Litigation Asset was recorded at its estimated fair value of $100 million, net of estimated tax liabilities, as of January 3, 1997, and is included in the audited consolidated balance sheet as of December 31, 1997.

  The Put Agreement

     In connection with the FN Acquisition, Granite and the Bank entered into the Put Agreement. Pursuant to the Put Agreement, the Bank had the right, on a quarterly basis (the "Put Option"), to require Granite to purchase certain commercial real estate loans, commercial real estate loans serviced by others and 1-4 unit residential loans with an original principal balance greater than $250,000, and to take certain actions to protect the Bank from losses with respect to certain Letters of Credit ("LOC") transactions, in each case, only if such asset was purchased by the Bank from Old FNB pursuant to the Asset Purchase Agreement. The Put Option expired on November 30, 1996. The balance available under the Put Agreement ($500 million) was fully utilized by the Bank prior to the expiration of the Put Option.

  The Assistance Agreement

     The Texas Closed Branches were purchased effective December 28, 1988 pursuant to five acquisition agreements and the Assistance Agreement among the FSLIC/RF, the Bank, and certain affiliates of the Bank. The Assistance Agreement generally provided for guaranteed yield amounts to be paid on the book value of the Covered Assets, and paid for 90% of the losses incurred upon disposition of the Covered Assets. The remaining 10% not reimbursed, net of 10% of all asset recoveries and certain agreed-upon Covered Asset disposition fees ("Shared Gain"), was remitted quarterly to the FSLIC/RF.

     In 1995, the FDIC, acting as manager for the FSLIC/RF, exercised its right under the Assistance Agreement to purchase substantially all of the remaining Covered Assets at the fair market value of such assets (the "FDIC Purchase"). Under the terms of the Assistance Agreement, losses sustained by the Bank from the FDIC Purchase were reimbursed by the FSLIC/RF. There was no material impact on the consolidated financial statements of the Bank as a result of the FDIC Purchase.

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     On August 19, 1996, the Bank and the FSLIC/RF executed an agreement which resulted in the termination of the Assistance Agreement. As a result of the agreement, the FSLIC/RF paid the Bank the remaining Covered Asset balance of $39 million and, among other things, assumed the responsibility for the disposition of several litigation matters involving Covered Assets which had been retained by the Bank following the FDIC Purchase. The Bank recorded a gain of $25.6 million as a result of this settlement.

  FGB Realty Advisors, Inc.

     FGB Realty Advisors, Inc. ("FGB Realty"), a wholly owned subsidiary of the Bank, previously provided asset management, disposition and advisory services to institutional owners of real estate. Fee revenues from unaffiliated parties were $1.7 million, $10.1 million, and $14.0 million for the years ended December 31, 1997, 1996, and 1995, respectively. These revenues are included in management fees in Golden State Holdings' respective consolidated statements of income. During 1997, substantially all the asset management and disposition contracts held by FGB Realty have expired, and operations of this subsidiary have substantially ceased.

  Cal Fed Investments

     Cal Fed Investments ("CFI"), a wholly owned subsidiary of the Bank which was acquired as part of the FN Acquisition, offers securities and insurance products to both existing and prospective customers of the Bank. CFI is subject to the guidelines established by the OTS for broker-dealer subsidiaries of savings associations, and is a member of the National Association of Securities Dealers. In addition, CFI is registered as a broker-dealer with the Securities and Exchange Commission and the Securities Investor Protection Corporation. CFI receives commission revenue for acting as a broker-dealer on behalf of its customers, but CFI does not maintain customer accounts or take possession of customer securities. Commission revenues of $27.5 million, $10.0 million and $8.5 million for the years ended December 31, 1997, 1996 and 1995, respectively, are included in fees and service charges in Golden State Holdings' consolidated statements of income for such years.

DIVIDEND POLICY OF THE BANK

     The dividend policy of the Bank complies with applicable legal and regulatory restrictions. Before declaring any dividend, the directors of the Bank consider the following factors: (i) the quality and stability of the Bank's net income, (ii) the availability of liquid assets to make dividend payments,
(iii) the level of earnings retention as it impacts the Bank's capital needs and projected growth and funding levels, both internal and external, and (iv) the adequacy of capital after the payment of a dividend. Under the Bank's dividend policy, a dividend will not be declared or paid which would: (i) cause the capital level of the Bank to be reduced below "adequately capitalized" levels, or (ii), together with any other dividends declared during the same calendar year, exceed 100% of the net income to date for that calendar year plus 50% of the Bank's surplus capital at the beginning of that calendar year, so long as the Bank is a Tier 1 association (as defined herein).

EMPLOYEES

     Golden State Holdings has no employees.

     At December 31, 1997, the Bank and its subsidiaries had 5,235 employees, compared to 3,547 employees at December 31, 1996. None of the Bank's employees is represented by any collective bargaining group and management considers its relations with its employees to be good. The Bank maintains a comprehensive employee benefits program providing, among other benefits, health and welfare benefits, long and short-term disability insurance, and life insurance. Additionally, the Bank offers employees a defined contribution investment plan which is a qualified plan under Section 401(a) of the Internal Revenue Code.

COMPETITION

     Golden State Holdings experiences significant competition in both attracting and retaining deposits and in originating real estate and consumer loans.

     Golden State Holdings, through the Bank, competes with other savings associations, commercial banks, insurance companies, credit unions, savings and loan associations, money market mutual funds and brokerage firms in attracting and retaining deposits. Competition for deposits from large commercial banks is particularly strong. Many of the nation's savings associations and commercial banks have a significant number of branch offices in the areas in which the Bank operates.

     In addition, there is strong competition in originating and purchasing real estate and consumer loans, principally from other savings and loan associations, commercial banks, mortgage banking companies, insurance companies, consumer finance companies, pension funds and commercial finance companies. The primary factors in competing for loans are the quality and extent of service to borrowers and brokers, economic factors such as interest rates, interest rate caps, rate adjustment provisions, loan maturities, LTV ratios, loan fees, and the amount of time it takes to process a loan from receipt of the loan application to date of funding. The Bank's future performance will depend on its ability to originate a sufficient volume of mortgage loans in its local market areas and through its wholesale network and, if it is unable to originate a sufficient volume of mortgage loans, to purchase a sufficient quantity of high-quality mortgage-backed securities with adequate yields. There can be no assurance that the Bank will be able to effect such actions on satisfactory terms.

PROPERTIES

     Golden State Holdings neither owns nor leases any properties directly. The executive offices of the Bank are located at 135 Main Street, San Francisco, California, 94105, and its telephone number is (415) 904-1100. The Bank leases approximately 92,000 square feet in the building in which its executive offices are located, under a ten-year lease expiring in 2001. In addition, the Bank leases approximately 216,000 square feet in a multiple-building administrative facility in West Sacramento, California under a ten-year lease expiring in 2001. The Bank leases additional administrative office space in Dallas which includes approximately 46,000 square feet of space under a lease expiring in 1999.

     As part of the Cal Fed Acquisition, the Bank assumed the lease on executive offices and an office building of approximately 513,000 square feet. The Bank vacated all but approximately 44,000 square feet of this facility during the first half of 1997. The office lease was to expire in 2007, however, the Bank terminated its remaining liability on all space other than approximately
44,000 square feet by payment of approximately $28 million. The lease on the remaining 44,000 square feet terminates in 2003. In addition, Old California Federal had certain operating and administrative departments in a leased facility containing approximately 225,000 square feet located in Rosemead, California. The Bank vacated the Rosemead facility during the first half of 1997. The Rosemead lease expires in 2008.

     At December 31, 1997, the Bank operated a total of 225 retail branches and maintained 22 vacant branch facilities which were consolidated as a result of the Branch Purchases, the 1996 Acquisitions, the Cal Fed Acquisition and various consolidations of operations to West Sacramento. Of the 225 total operating retail branches, 62 were owned and 163 were leased. Some of these retail branches are multi-purpose facilities, housing loan production and administrative facilities in addition to retail space. Of the 22 vacant facilities (one owned and 21 leased, all in California), 14 locations have been subleased.

     At December 31, 1997, there were 16 separate loan production offices, all of which were leased, and which include three offices housing operations acquired in the LMUSA Purchases and 13 offices housing wholesale lending operations. There are no vacant loan production facilities at December 31, 1997.

     In addition, the Bank operated 11 separate administrative facilities (two owned and nine leased) and maintained 13 vacant administrative facilities (five owned and eight leased). Of the 13 vacant administrative facilities, eight were subleased. The administrative facilities include a 230,000 square foot owned building in Frederick, Maryland, which houses FNMC's operations and approximately 39,000 square feet of leased space in

Dallas, which houses Auto One. A state-by-state breakdown of all retail branches, administrative facilities and loan production offices operated by the Bank at December 31, 1997 is shown in the following table:

                                                                      ADMINISTRATIVE               LOAN PRODUCTION
                                            BRANCHES                    FACILITIES                   FACILITIES
                                    -------------------------    -------------------------    -------------------------
                                    OWNED    LEASED    VACANT    OWNED    LEASED    VACANT    OWNED    LEASED    VACANT
                                    -----    ------    ------    -----    ------    ------    -----    ------    ------
Arizona..........................     --        --       --        --        1        --        --        2        --
California.......................     55       139       22         1        4        10        --        4        --
Florida..........................      6        18       --        --        1         1        --        1        --
Georgia..........................     --        --       --        --       --        --        --        1        --
Illinois.........................     --        --       --        --       --         1        --        1        --
Maryland.........................     --        --       --         1       --        --        --        1        --
Minnesota........................     --        --       --        --       --        --        --        1        --
Montana..........................     --        --       --        --        1        --        --       --        --
Nevada...........................      1         6       --        --       --        --        --        1        --
Pennsylvania.....................     --        --       --        --       --        --        --        1        --
Texas............................     --        --       --        --        2         1        --        1        --
Washington.......................     --        --       --        --       --        --        --        2        --
                                     ---      ----       --       ---       --        --       ---       --        --
  Total..........................     62       163       22         2        9        13        --       16        --
                                     ---      ----       --       ---       --        --       ---       --        --
                                     ---      ----       --       ---       --        --       ---       --        --

     In April 1995, FNMC closed substantially all of its retail mortgage loan production offices. Costs associated with such closure approximated $2 million and are included in noninterest expense in FNH's 1995 consolidated statement of income. On a continuing basis, the Bank evaluates the adequacy of its office premises. As a result, surplus office facilities may be sold or subleased to maintain cost-effective operations and minimize vacant facilities.

LEGAL PROCEEDINGS

     Golden State Holdings is involved in legal proceedings on claims incidental to the normal conduct of its business. See also "--Other Activities--Cal Fed Contingent Litigation Recovery Participation Interests." Although it is impossible to predict the outcome of any outstanding legal proceedings, management believes that such legal proceedings and claims, individually or in the aggregate, will not have a material effect on Golden State Holdings or the Bank.

GLENDALE FEDERAL

GENERAL

     Glendale Federal was one of the largest savings institutions in the United States, with total consolidated assets at June 30, 1998 of $18.1 billion. Prior to the Mergers, Glendale Federal's business consisted primarily of attracting checking and savings deposits from the public, originating real estate, business and consumer loans, and purchasing loans secured by mortgages on residential real estate. Glendale Federal's mix of products and services included three principal lines of business: business banking, consumer banking and real estate lending. Glendale Federal, through its subsidiaries, also provided general insurance and securities brokerage services. Glendale Federal was headquartered in Glendale, California and operates 209 banking offices and 25 loan offices statewide.

     Glendale Federal derived its income primarily from the interest it received on real estate, business and consumer loans and, to a lesser extent, from interest on investment securities and fees received in connection with loans, loan servicing, and deposit services. Its major expenses were the interest it paid on deposits and on borrowings and general operating expenses. Glendale Federal's operations, like those of other depository institutions, were significantly influenced by general economic conditions, by the strength of the real estate market, by the monetary, fiscal and regulatory policies of the federal government and by the policies of financial institution regulatory authorities.

     Golden State was formed to become the holding company for Glendale Federal in a reorganization that was approved by Glendale Federal's stockholders and completed on July 24, 1997. As part of the holding company formation, shares of Glendale Federal's common stock automatically became an equal number of shares of Golden State common stock and shares of Glendale Federal's Noncumulative Preferred Stock, Series E, automatically became an equal number of shares of Golden State's Noncumulative Convertible Preferred Stock, Series A. Glendale Federal's two classes of warrants became exercisable solely to purchase common stock of Golden State. The members of the board of directors of Glendale Federal also became the board of directors of Golden State.

     On November 26, 1997, Golden State Financial was formed as a wholly-owned subsidiary of Golden State for the purpose of becoming an intermediate tier holding company to effect the acquisition of CENFED.

     On April 21, 1998, Golden State acquired CENFED in a tax-free, stock-for-stock merger. Pursuant to the terms of the transaction, Golden State issued 7,390,557 shares of its common stock resulting in a total recorded purchase price of $211.1 million. On April 21, 1998, CENFED was merged with and into Golden State Financial, with Golden State Financial as the surviving entity in the merger. On May 8, 1998, Golden State contributed its shares of Glendale Federal to Golden State Financial and CenFed Bank was merged into Glendale Federal, with Glendale Federal as the surviving entity. The goodwill of $90.5 million recorded in this transaction under the purchase method of accounting will be amortized over 15 years using the straight-line method. At April 21, 1998, CenFed Bank operated 18 branches located in Los Angeles, Orange, Riverside and San Bernardino Counties in Southern California and had $1.9 billion in assets, including $1.4 billion of loans receivable, net, and $354 million of mortgage-backed securities, net. CenFed Bank's liabilities at April 21, 1998 included $1.4 billion of deposits and $385.1 million of borrowings.

     On July 11, 1998, Golden State acquired RedFed and its federal savings bank subsidiary, Redlands Federal Bank, in a tax-free, stock-for-stock merger. Pursuant to the terms of the transaction, Golden State issued 5,221,995 shares of its common stock, resulting in a total recorded purchase price of $158.3 million. The goodwill of $62.8 million recorded in this transaction under the purchase method of accounting will be amortized over 15 years using the straight-line method. At July 11, 1998, RedFed operated 15 branches located in Riverside and San Bernardino Counties in Southern California and had
$1.0 billion in assets, including $893.7 million of loans receivable, net. RedFed's liabilities at July 11, 1998 included $864.1 million of deposits and $78.7 million of borrowings.

BUSINESS BANKING

     Glendale Federal's business banking program had four components: community business banking, commercial markets banking, agribusiness lending and Small Business Administration ("SBA") lending. Glendale Federal initially introduced a line of community business banking products and services in fiscal 1996. This program focused on small businesses, primarily professionals, wholesalers, distributors and light manufacturers, with annual sales of up to $5 million, located in the markets served by Glendale Federal's retail banking offices. Glendale Federal's community business banking product line included business checking accounts of various types, account analysis, payroll services, electronic banking and merchant draft servicing. To meet the credit needs of its business customers, Glendale Federal offered revolving lines of credit and term loans (primarily secured) with maturities of up to five years and with prime-based adjustable interest rates. The maximum loan offered by the community business banking group is $1 million. At June 30, 1998, line of credit commitments and deposit relationships under the community business banking product line totaled $190.3 million and $611.9 million, respectively.

     In fiscal 1997, Glendale Federal, through its commercial markets group, introduced a line of middle-market banking products and services to build larger deposit relationships. This middle-market business banking program accommodated businesses with annual sales of up to $150 million, but focused primarily on businesses with annual sales between $10 million and $75 million. Glendale Federal offered its commercial markets group clients business checking accounts, various cash management services, standby and commercial letters of credit, revolving lines of credit and term loans with a maximum limit of $15 million. Specific loan terms were determined based upon the financial strength of the borrower, the amount of credit granted, and the type and quality of collateral available. At June 30, 1998, line of credit commitments and deposit relationships under the commercial markets group totaled $69.1 million and $87.4 million, respectively.

     Glendale Federal's agribusiness lending program served the southern half of the Central Valley region of California and specialized in crop production loans for crops such as cotton, grapes, nuts and stone fruits, and dairy operations, together with loans for other agricultural businesses, such as processors and packers. At June 30, 1998, line of credit commitments and deposit relationships under the agribusiness lending program totaled $159.8 million and $16.8 million, respectively.

     In the fourth quarter of fiscal 1997, Glendale Federal added SBA lending to its business banking segment to complement the SBA program acquired in the TransWorld transaction. The SBA is a federal government agency created to assist small businesses by providing guarantees of loans made to eligible small businesses. Glendale Federal will focused on the long-term needs of small businesses and provided long-term, variable and fixed-rate financing to expanding small businesses.

     In August 1997, Glendale Federal was granted statewide preferred lender status by the SBA. This designation allowed Glendale Federal to approve SBA-guaranteed loan applications without prior review from the SBA, thereby speeding up the decision-making process for small business loan applications. The preferred lender, the highest lender status awarded by the SBA, enjoys priority funding and service from the SBA. Loans approved through the preferred lender program carry a maximum SBA guarantee of 75 percent. At June 30, 1998, line of credit commitments and deposit relationships under the SBA lending program totaled $30.4 million and $5.5 million, respectively.

     Glendale Federal's business banking loan products primarily had adjustable interest rates that were indexed to the Prime Rate, as published in The Wall Street Journal.

CONSUMER BANKING

     Glendale Federal's consumer banking program focused on increasing checking account relationships, especially the Infinity account, which was Glendale Federal's multi-relationship deposit account, rather than the higher-rate certificates of deposit that have been the traditional source of deposit funding for thrift institutions. The Infinity account allowed customers to manage their finances, including checking, money market, savings, and certificate of deposit accounts, borrowings and investments, through the use of a series of linked asset and loan accounts with both automatic "sweep" and discretionary transfer features, all of which were reflected on a single statement. The customer had the ability to transfer funds to and from checking or money market accounts.

     On the lending side, the Infinity account encouraged the use of secured and unsecured lines of credit that carried higher yields than single-family loans. These lines of credit products included a home equity line of credit, a line of credit secured by a savings deposit, and an unsecured line of credit and were primarily adjustable-rate products indexed to the Prime Rate, as published in the Wall Street Journal.

REAL ESTATE LENDING

     Glendale Federal's real estate lending activity was focused on the purchase or origination of loans secured by single-family residential real estate. Income property lending (loans secured by multi-family residential and non-residential properties) and construction lending activities were discontinued in 1991, except for the resumption of residential construction lending for a short period during fiscal 1996. Thereafter, income property lending was restricted to refinancing existing loans or to financing the disposition of REO and a program initiated in fiscal 1998 of lending on multi-family residences located in low- and moderate-income and minority communities. Construction lending was restricted to fulfilling commitments under outstanding loans.

     The largest portion of Glendale Federal's real estate loans were made to homeowners on the security of single-family residences for the purposes of enabling them to purchase or refinance such property. Most of Glendale Federal's single-family residential permanent loan contracts provided for amortization of principal over 30 years. These loans, however, remained outstanding for much shorter periods because the original loans were refinanced or the borrowers repaid the loans in full upon sale of the properties securing the loans, or the underlying collateral was acquired in settlement of the loan.

     Glendale Federal originated and purchased for its own portfolio, depending upon certain yield and other guidelines, ARMs (loans bearing interest rates that changed periodically based on changes in a reference index), loans with rates that were fixed for up to five years and then converted to adjustable rates for the remainder of the loan term, and fixed-rate loans.

     The ARM programs offered by Glendale Federal provided for interest rates that adjusted either monthly, semi-annually or annually, beginning three, six or twelve months from the inception of the loan, based primarily on changes in the average weekly yield on specified maturities of U.S. Treasury Securities or on changes in the monthly weighted average cost of funds for savings institutions in the Eleventh District of the Federal Home Loan Bank System ("COFI"). Adjustments to the required monthly payment of principal and interest on such loans occurred either monthly, semi-annually or annually, depending on the loan program selected by the borrower. Glendale Federal has placed greater emphasis on the origination of loans whose rates were tied to U.S. Treasury Securities since this index was more sensitive to changes in market rates.

     Glendale Federal also offered several programs that provided for interest rates that were fixed for up to five years and then converted to adjustable rates tied to the same Treasury indices as certain of Glendale Federal's other ARM products. See "--Loans Receivable" below for a summary of Glendale Federal's loan originations by note type.

     While ARMs have the advantage of reducing an institution's sensitivity to interest rate fluctuations, they present certain risks not associated with traditional fixed-rate mortgages. These include: (i) the risk that the borrower, having qualified for the loan based upon interest rates prevailing at the time of origination, may be unable to make the higher payments required under the ARM when increases in the applicable index rates increase the rate payable on the loan; and (ii) the risk that "negative amortization" of principal (that is, the addition of a portion of monthly interest accruals to the principal amount of the loan) may occur in those ARMs which provide for limits in the monthly payment increase and do not correspondingly limit the rate increase. Glendale Federal attempted to mitigate these risks by the use of underwriting standards that included analyzing the financial impact to the borrower resulting from payment adjustments, and which required borrowers to qualify at the greater of the initial interest rate plus the first annual adjustment or at a predetermined interest rate based on LTV.

     Loans with an LTV in excess of 80% were required by Glendale Federal policy to have private mortgage insurance, except that loans meeting certain criteria could be made, at the option of the loan applicant, without mortgage insurance, but at higher fees, interest rates and margins to reflect the increased credit risk assumed by Glendale Federal. This option was available only on loans with a maximum loan amount of $300,000 and an

LTV ratio of no more than 90%, where the purpose of the loan was to purchase, or to refinance an existing Glendale Federal loan secured by a one-unit, single-family residence. This alternative was only available on loans that did not have negative amortization features.

     Glendale Federal discontinued significant originations of loans with negative amortization features in fiscal 1991 and did not separately monitor the historical loss experience on such loans. Negative amortization was not considered by Glendale Federal to be a sufficiently significant credit risk characteristic to require specific identification for historical loss monitoring purposes. Most of the loans with negative amortization features remaining in Glendale Federal's portfolio were income property loans that are individually monitored to assess loss potential. Because negatively amortizing income property loans of this type were no longer being originated by Glendale Federal, the balances on such loans are declining on both an absolute and relative basis.

     As of June 30, 1998 and 1997, the balances of loans owned by Glendale Federal that were subject to negative amortization totaled approximately $3.1 billion and $3.2 billion, respectively, including cumulative negative amortization at such dates of approximately $1.0 million and $0.9 million, respectively. Approximately 74% of such loans are secured by multi-family or non-residential real estate.

     Glendale Federal offers a loan program called California Partners to low-and moderate-income and minority borrowers. This program provided more favorable pricing and flexible underwriting standards, including reduced down payment and reduced income documentation requirements. These criteria were designed to enable eligible borrowers who might not be able to satisfy conventional underwriting standards to qualify for a home loan. Glendale Federal originated $181.6 million and $90.6 million of such loans in fiscal 1998 and 1997, respectively.

  Loan Purchase Activity

     Glendale Federal purchased single-family residential real estate loans in the secondary mortgage market to supplement its retail single-family loan originations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Glendale Federal--Balance Sheet Analysis--Loans Receivable," for a three-year summary of secondary market loan purchases by note type. The servicing rights for these loans were typically retained by the seller. The servicer collected the mortgage payments, passed through the interest and principal due Glendale Federal under Glendale Federal's loan purchase agreement, and retained a servicing fee typically ranging between 0.25% and 0.50% on the unpaid principal balances of the loans. Glendale Federal determined the timing and amount of its whole loan purchases based on available liquidity, current asset yields and Glendale Federal's interest rate risk management policy. Glendale Federal's investment and underwriting policies governing purchased loans were the same as its policies for originating single-family residential loans. Loans purchased by Glendale Federal are accepted or settled only after Glendale Federal's loan underwriting and appraisal staff performed a review of a representative sample of loans in the pool to be purchased.

     To reduce Glendale Federal's loss exposure, Glendale Federal implemented procedures designed to monitor and analyze Glendale Federal's portfolio of mortgage loans serviced by other institutions (the "LSBO Portfolio") and to ensure the servicer's compliance with its servicing agreement with Glendale Federal. The majority of the loans in this portfolio were originated during the last five years. At June 30, 1998, 97.6% of the LSBO Portfolio was secured by single-family residential real estate.

     The following tables set forth the composition of Glendale Federal's LSBO Portfolio by note type and by state as of the dates indicated (dollars in thousands):

                                                                            JUNE 30,
                                                ----------------------------------------------------------------
                                                   1998          1997          1996          1995         1994
                                                ----------    ----------    ----------    ----------    --------
Adjustable-rate..............................   $1,724,491    $2,245,683    $2,075,212    $  392,078    $151,555
Fixed-rate...................................    3,397,111     2,082,616     1,068,635     1,358,107     486,685
                                                ----------    ----------    ----------    ----------    --------
                                                $5,121,602    $4,328,299    $3,143,847    $1,750,185    $638,240
                                                ----------    ----------    ----------    ----------    --------
                                                ----------    ----------    ----------    ----------    --------
  Weighted average rate on portfolio at end
     of period...............................        7.46%         7.61%         7.37%         7.74%       7.07%
                                                ----------    ----------    ----------    ----------    --------
                                                ----------    ----------    ----------    ----------    --------

                                                                            JUNE 30,
                                                ----------------------------------------------------------------
                                                   1998          1997          1996          1995         1994
                                                ----------    ----------    ----------    ----------    --------
California...................................   $2,342,130    $1,932,794    $1,442,451    $  581,305    $243,417
New York.....................................      229,237       244,111       233,659       116,303      35,138
Virginia.....................................      225,533       201,829        97,393        81,814      24,222
Florida......................................      212,160       190,412       123,122       112,798      83,062
Maryland.....................................      178,361       156,964        93,677        76,294      24,343
New Jersey...................................      174,162       169,456       137,311        98,215      34,493
Other(1).....................................    1,760,019     1,432,733     1,016,234       683,456     193,565
                                                ----------    ----------    ----------    ----------    --------
                                                $5,121,602    $4,328,299    $3,143,847    $1,750,185    $638,240
                                                ----------    ----------    ----------    ----------    --------
                                                ----------    ----------    ----------    ----------    --------

------------------
 (1) The states with the largest balance in the "Other" category were Illinois with $167,319 at June 30, 1998; Texas with $152,078 at June 30, 1997;
     Illinois with $101,094 at June 30 1996; Texas with $71,028 at June 30 1995; and Massachusetts with $29,510 at June 30, 1994.

LOANS RECEIVABLE

  Loan Portfolio Composition

     The following table summarizes the composition of Glendale Federal's loan portfolio, including loans held for sale, by property type as of the dates indicated (dollars in thousands):

                                                                       JUNE 30,
                                        -----------------------------------------------------------------------
                                           1998           1997           1996           1995           1994
                                        -----------    -----------    -----------    -----------    -----------
Real estate loans:
  Existing structures:
     1-4 units.......................   $10,299,303    $ 8,785,539    $ 7,535,048    $ 6,292,589    $ 5,481,781
     5-36 units......................     1,504,288      1,472,654      1,559,097      1,666,032      1,895,203
     37 or more units................       313,575        345,052        400,415        478,803        556,440
     Non-residential.................     1,336,126      1,196,703      1,338,975      1,593,839      1,749,988
  Construction:
     1-4 units.......................            --          7,726         16,794          2,113         35,602
     5-36 units......................           570          4,895          5,445          7,624         25,574
     37 or more units................            --             --             --             --          7,748
     Non-residential.................            --            531             --            500          8,870
  Land...............................        22,754          9,779         18,250         36,251         40,888
  Home equity and improvement .......        56,335         28,563         28,470         30,468         74,966
                                        -----------    -----------    -----------    -----------    -----------
          Total real estate loans....    13,532,951     11,851,442     10,902,494     10,108,219      9,877,060
                                        -----------    -----------    -----------    -----------    -----------
Non-real estate loans:
  Equity.............................        69,594         45,709         10,079         12,750         17,858
  Unsecured..........................        50,502         39,712         21,788         17,600         27,360
  Deposit account....................        16,737         15,702         17,113         17,571         20,383
  Auto and recreational vehicle......         8,699         13,838         17,588         24,739         37,855
  Mobile home........................         4,518          5,724          6,590          7,943          3,593
                                        -----------    -----------    -----------    -----------    -----------
          Total consumer
            loans....................       150,050        120,685         73,158         80,603        107,049
  Commercial loans...................       290,515        160,061         10,391         22,844         47,212
                                        -----------    -----------    -----------    -----------    -----------
          Total non-real estate
            loans....................       440,565        280,746         83,549        103,447        154,261
                                        -----------    -----------    -----------    -----------    -----------
Total gross loans receivable.........    13,973,516     12,132,188     10,986,043     10,211,666     10,031,321
Unearned discounts (net of
  premiums)..........................       (21,861)       (38,824)       (34,772)       (70,038)       (50,407)
Undisbursed loan funds...............          (216)        (1,807)       (12,160)        (4,653)       (22,215)
Deferred loan origination fees.......       (20,377)       (22,705)       (24,446)       (28,536)       (42,205)
Allowance for loan losses............      (156,482)      (163,759)      (186,756)      (209,142)      (320,714)
                                        -----------    -----------    -----------    -----------    -----------
Loans receivable, net................   $13,774,580    $11,905,093    $10,727,909    $ 9,899,297    $ 9,595,780
                                        -----------    -----------    -----------    -----------    -----------
                                        -----------    -----------    -----------    -----------    -----------
Weighted average yield on loan
  portfolio at end of period.........          7.75%          7.73%          7.74%          7.91%          6.87%
                                        -----------    -----------    -----------    -----------    -----------
                                        -----------    -----------    -----------    -----------    -----------

     The following table sets forth the activity in Glendale Federal's loan portfolio for the periods indicated (dollars in thousands):

                                                                  YEARS ENDED JUNE 30,
                                         ----------------------------------------------------------------------
                                            1998           1997           1996           1995          1994
                                         -----------    -----------    -----------    ----------    -----------
Loans, beginning balance..............   $11,905,093    $10,727,909    $ 9,899,297    $9,595,780    $10,850,039
Originations(1).......................     1,182,590        731,307        713,857       805,897      1,747,519
Purchases.............................     2,720,739      2,430,461      2,107,509     1,549,955        521,357
Acquisition of CenFed Bank loans(2)...     1,415,858             --             --            --             --
Acquisition of TransWorld
  loans(2)............................            --        135,766             --            --             --
Acquisition of OneCentral
  loans(2)............................            --         37,992             --            --             --
Acquisition of Union Federal loans....            --             --             --       398,635             --
Principal repayments..................    (2,859,855)    (1,894,953)    (1,430,312)     (892,977)    (1,252,503)
Sales.................................      (344,348)       (78,809)      (275,428)     (156,494)      (348,838)
Sale of University Savings Bank
  loans(3)............................            --             --             --      (815,406)            --
Principal reductions due to
  foreclosures........................       (96,448)      (156,820)      (186,157)     (294,822)      (328,022)
Loans exchanged for mortgage-backed
  securities..........................      (171,737)       (42,222)      (145,826)     (268,436)    (1,470,844)
Decrease in allowance for loan
  losses..............................         7,277         22,997         22,386       111,572         14,068
Accretion of net unearned
  discount(4).........................         3,458           (575)        12,618         8,394          6,464
(Increase) decrease in undisbursed
  loan funds..........................         1,591         10,353         (7,507)       11,073          5,509
Other changes, net....................        10,362        (18,313)        17,472      (153,874)      (148,969)
                                         -----------    -----------    -----------    ----------    -----------
Net increase (decrease)...............     1,869,487      1,177,184        828,612       303,517     (1,254,259)
                                         -----------    -----------    -----------    ----------    -----------
Loans, ending balance.................   $13,774,580    $11,905,093    $10,727,909    $9,899,297    $ 9,595,780
                                         -----------    -----------    -----------    ----------    -----------
                                         -----------    -----------    -----------    ----------    -----------
Weighted average yield on originations
  during the period...................          7.44%          7.94%          7.90%         8.08%          6.17%
                                         -----------    -----------    -----------    ----------    -----------
                                         -----------    -----------    -----------    ----------    -----------
Weighted average yield on purchases
  during the period...................          7.29%          7.83%          6.78%         8.68%          8.69%
                                         -----------    -----------    -----------    ----------    -----------
                                         -----------    -----------    -----------    ----------    -----------

------------------
(1) Net of refinanced portion of Glendale Federal's loans, which amounted to, in the years ended June 30: 1998--$421,685; 1997--$86,566; 1996--$153,449;
    1995--$61,553; and 1994--$390,370.

(2) For information regarding the CenFed Bank, TransWorld and OneCentral transactions, see Note 3 of the Notes to Consolidated Financial Statements of Glendale Federal, included elsewhere in this Prospectus. The weighted average yields of these loans at acquisition were 8.48%, 10.26%, 9.60% and 7.94%, respectively.

(3) These loans were owned by University Savings Bank, a Washington state chartered savings bank subsidiary of Glendale Federal that was sold in fiscal 1995.

(4) Includes accretion of discount and amortization of premium on acquired loans.

     The following tables present Glendale Federal's gross loan portfolio, including loans owned and serviced by Glendale Federal and loans owned and serviced by others, by note type and the distribution of adjustable-rate loans among the major underlying indices at the dates indicated (dollars in millions):

                                                                          JUNE 30, 1998
                                                   -----------------------------------------------------------
                                                                          LOANS
                                                      LOANS             OWNED BY
                                                    OWNED AND          GLENDALE FEDERAL
                                                   SERVICED BY         AND SERVICED                   PERCENT
                                                   GLENDALE FEDERAL     BY OTHERS           TOTAL     OF TOTAL
                                                   ----------------    ----------------    -------    --------
Adjustable:
  6-month Treasury Bills........................        $  261              $   22         $   283         2%
  1-Year Treasury Bills (1).....................         2,270               1,634           3,904        28
  11th District Cost of Funds...................         3,648                  63           3,711        27
  Prime.........................................           561                  --             561         4
  Other.........................................           315                   6             321         2
                                                        ------              ------         -------      ----
                                                         7,055               1,725           8,780        63
Fixed...........................................         1,797               3,397           5,194        37
                                                        ------              ------         -------      ----
Total...........................................        $8,852              $5,122         $13,974       100%
                                                        ------              ------         -------      ----
                                                        ------              ------         -------      ----

                                                                          JUNE 30, 1997
                                                   -----------------------------------------------------------
                                                                          LOANS
                                                      LOANS             OWNED BY
                                                    OWNED AND          GLENDALE FEDERAL
                                                   SERVICED BY         AND SERVICED                   PERCENT
                                                   GLENDALE FEDERAL     BY OTHERS           TOTAL     OF TOTAL
                                                   ----------------    ----------------    -------    --------
Adjustable:
  6-month Treasury Bills........................        $  328              $   32         $   360         3%
  1-Year Treasury Bills (1).....................         2,452               2,135           4,587        38
  11th District Cost of Funds...................         3,551                  71           3,622        30
  Prime.........................................           288                  --             288         2
  Other.........................................           115                   7             122         1
                                                        ------              ------         -------      ----
                                                         6,734               2,245           8,979        74
Fixed...........................................         1,070               2,083           3,153        26
                                                        ------              ------         -------      ----
Total...........................................        $7,804              $4,328         $12,132       100%
                                                        ------              ------         -------      ----
                                                        ------              ------         -------      ----

------------------------
(1) Includes $1.2 billion at June 30, 1998 and $1.1 billion at June 30, 1997 of loans with interest rates that are fixed for three to five years and then convert to adjustable rates for the remainder of the loan term.

     The following table summarizes Glendale Federal's term loan originations, including the refinanced portion of Glendale Federal's loans, for the periods indicated (in thousands):

                                                                        YEARS ENDED JUNE 30,
                                                    ------------------------------------------------------------
                                                       1998         1997        1996        1995         1994
                                                    ----------    --------    --------    --------    ----------
Fixed............................................   $1,200,000    $323,824    $371,611    $152,921    $  655,341
Convertible/fixed................................      220,853     188,324     243,436     270,693       690,759
ARM..............................................       99,001     224,978     164,817     296,380       636,912
Call-date........................................       17,405      27,763      43,595     109,322        69,778
Construction/tract...............................           --       6,780      21,957      19,337        66,279
                                                    ----------    --------    --------    --------    ----------
  Total real estate..............................    1,537,259     771,669     845,416     848,653     2,119,069
Consumer.........................................       12,767      16,100      20,504      18,797        18,820
Commercial.......................................       54,249      30,104       1,386          --            --
                                                    ----------    --------    --------    --------    ----------
                                                    $1,604,275    $817,873    $867,306    $867,450    $2,137,889
                                                    ----------    --------    --------    --------    ----------
                                                    ----------    --------    --------    --------    ----------

     As of June 30, 1998, approximately $5.1 billion of fixed-rate loans and $8.5 billion of adjustable-rate loans were contractually due after one year. The following table summarizes the remaining contractual maturities of Glendale Federal's gross loan portfolio as of June 30, 1998 (in thousands):

                                                             REAL ESTATE    CONSUMER    COMMERCIAL
                                                                LOANS        LOANS        LOANS          TOTAL
                                                             -----------    --------    ----------    -----------
Due in year 1.............................................   $   120,845    $ 66,384     $182,177     $   369,406
Due in year 2.............................................       108,215       4,354        9,706         122,275
Due in year 3.............................................        83,841       5,597       14,584         104,022
Due after year 3 through year 5...........................       331,157      62,256       39,747         433,160
Due after year 5 through year 10..........................       670,231       9,282       30,169         709,682
Due after year 10 through year 15.........................       309,458       1,831        3,634         314,923
Due after year 15.........................................    11,909,204         346       10,498      11,920,048
                                                             -----------    --------     --------     -----------
                                                             $13,532,951    $150,050     $290,515     $13,973,516
                                                             -----------    --------     --------     -----------
                                                             -----------    --------     --------     -----------

     Actual repayments may differ from contractual maturities as borrowers generally have the right to prepay loans.

  Delinquencies

     When a borrower fails to make a required payment on a loan and does not promptly cure the delinquency, the loan is classified as delinquent. Glendale Federal's normal practice for delinquent loans was to contact the borrower at regular intervals in an effort to bring the loan to a current status. If a delinquency was not cured, foreclosure proceedings are typically instituted by Glendale Federal by the ninetieth day of delinquency.

     During fiscal 1998, Glendale Federal's delinquencies, expressed in dollars, declined in total by $31.0 million, or 14%, to $184.3 million, as well as in all categories of loans except for increases of $2.5 million and $141,000 in the multi-family (37 or more units) residential and consumer loan portfolios, respectively. The overall improvement in payment performance of Glendale Federal's portfolio reflected continuing economic recovery in California, which was Glendale Federal's primary lending area. The increase in the multi-family (37 or more units) residential delinquencies was primarily the result of one loan for $2.7 million in the 31-60 days delinquent category which was repaid in July 1998. Consumer loan delinquencies, however, increased by 4%, to $3.9 million, at June 30, 1998. Delinquencies as a percent of consumer loans receivable declined by 51 basis points during fiscal 1998 due to portfolio growth.

     The following table presents the principal amount and percentage of Glendale Federal's loan delinquencies, in each case by property type, as of the dates indicated (dollars in thousands):

                                         JUNE 30,  % OF TYPE OF  JUNE 30,  % OF TYPE OF  JUNE 30,  % OF TYPE OF  JUNE 30,
                                           1998    GROSS LOANS     1997    GROSS LOANS     1996    GROSS LOANS     1995
                                         --------  ------------  --------  ------------  --------  ------------  --------
Single-family 1-4 units:
  31-60 Days............................ $ 43,043      0.41%     $ 46,172      0.52%     $ 57,047      0.75%     $ 57,979
  61-90 Days............................   23,579      0.23        17,030      0.19        18,416      0.24        26,460
  Over 90 Days..........................   70,136      0.68        82,989      0.95       119,978      1.59       110,761
                                         --------      ----      --------      ----      --------      ----      --------
                                          136,758      1.32       146,191      1.66       195,441      2.58       195,200
                                         --------      ----      --------      ----      --------      ----      --------
Multi-family 5-36 units:
  31-60 Days............................    9,248      0.62         8,944      0.61         9,528      0.61        19,249
  61-90 Days............................    1,463      0.10         3,021      0.20         7,601      0.49        11,433
  Over 90 Days..........................    6,755      0.45        17,713      1.20        25,595      1.63        32,804
                                         --------      ----      --------      ----      --------      ----      --------
                                           17,466      1.17        29,678      2.01        42,724      2.73        63,486
                                         --------      ----      --------      ----      --------      ----      --------
Multi-family 37 or more units:
  31-60 Days............................    3,419      1.10         1,312      0.38         2,126      0.53         4,079
  61-90 Days............................       --        --            --        --            --        --         3,202
  Over 90 Days..........................      417      0.13            --        --        14,461      3.61        13,371
                                         --------      ----      --------      ----      --------      ----      --------
                                            3,836      1.23         1,312      0.38        16,587      4.14        20,652
                                         --------      ----      --------      ----      --------      ----      --------
Non-residential:
  31-60 Days............................    5,632      0.42        11,240      0.93         3,169      0.23        19,789
  61-90 Days............................    1,715      0.12         3,079      0.26         2,762      0.20         6,409
  Over 90 Days..........................   11,774      0.87        14,149      1.17        17,907      1.33        39,588
                                         --------      ----      --------      ----      --------      ----      --------
                                           19,121      1.41        28,468      2.36        23,838      1.76        65,786
                                         --------      ----      --------      ----      --------      ----      --------
Commercial:
  31-60 Days............................      804      0.28         3,235      2.02            38      0.37            --
  61-90 Days............................    1,262      0.43         1,935      1.21            --        --            90
  Over 90 Days..........................    1,191      0.41           726      0.45            --        --            --
                                         --------      ----      --------      ----      --------      ----      --------
                                            3,257      1.12         5,896      3.68            38      0.37            90
                                         --------      ----      --------      ----      --------      ----      --------
Consumer:
  31-60 Days............................    1,618      1.08         1,560      1.29         1,081      1.48         2,206
  61-90 Days............................      939      0.62           624      0.52           612      0.84           941
  Over 90 Days..........................    1,330      0.89         1,562      1.29         1,001      1.36           906
                                         --------      ----      --------      ----      --------      ----      --------
                                            3,887      2.59         3,746      3.10         2,694      3.68         4,053
                                         --------      ----      --------      ----      --------      ----      --------
Total:
  31-60 Days............................   63,764      0.46        72,463      0.60        72,989      0.66       103,302
  61-90 Days............................   28,958      0.21        25,689      0.21        29,391      0.27        48,535
  Over 90 Days..........................   91,603      0.65       117,139      0.96       178,942      1.63       197,430
                                         --------      ----      --------      ----      --------      ----      --------
                                         $184,325      1.32%     $215,291      1.77%     $281,322      2.56%     $349,267
                                         --------      ----      --------      ----      --------      ----      --------
                                         --------      ----      --------      ----      --------      ----      --------

                                          % OF TYPE OF  JUNE 30,  % OF TYPE OF
                                          GROSS LOANS     1994    GROSS LOANS
                                          ------------  --------  ------------
Single-family 1-4 units:
  31-60 Days............................       0.92%    $ 44,181       0.79%
  61-90 Days............................       0.42       21,919       0.39
  Over 90 Days..........................       1.75      127,556       2.28
                                             ------     --------     ------
                                               3.09      193,656       3.46
                                             ------     --------     ------
Multi-family 5-36 units:
  31-60 Days............................       1.15       59,663       3.11
  61-90 Days............................       0.68       26,841       1.40
  Over 90 Days..........................       1.96       96,920       5.04
                                             ------     --------     ------
                                               3.79      183,424       9.55
                                             ------     --------     ------
Multi-family 37 or more units:
  31-60 Days............................       0.85       14,434       2.56
  61-90 Days............................       0.67        8,682       1.54
  Over 90 Days..........................       2.79       66,254      11.74
                                             ------     --------     ------
                                               4.31       89,370      15.84
                                             ------     --------     ------
Non-residential:
  31-60 Days............................       1.21       31,637       1.76
  61-90 Days............................       0.39       25,767       1.43
  Over 90 Days..........................       2.43      152,415       8.47
                                             ------     --------     ------
                                               4.03      209,819      11.66
                                             ------     --------     ------
Commercial:
  31-60 Days............................         --          952       2.02
  61-90 Days............................       0.39           --         --
  Over 90 Days..........................         --        5,025      10.64
                                             ------     --------     ------
                                               0.39        5,977      12.66
                                             ------     --------     ------
Consumer:
  31-60 Days............................       2.74        3,504       3.27
  61-90 Days............................       1.17        1,040       0.97
  Over 90 Days..........................       1.12        1,711       1.60
                                             ------     --------     ------
                                               5.03        6,255       5.84
                                             ------     --------     ------
Total:
  31-60 Days............................       1.01      154,371       1.54
  61-90 Days............................       0.48       84,249       0.84
  Over 90 Days..........................       1.93      449,881       4.48
                                             ------     --------     ------
                                               3.42%    $688,501       6.86%
                                             ------     --------     ------
                                             ------     --------     ------

  Non-Accrual Loans

     All loans delinquent for more than 90 days were placed on non-accrual status. Loans delinquent 90 days or less were placed on non-accrual status if the borrower is deemed by management to be unable to continue performance. As of June 30, 1998 and 1997, loans 90 days or less delinquent totaling $4.4 million and $23.2 million, respectively, had been placed on non-accrual status. Placement of loans on non-accrual status does not necessarily mean that the outstanding loan principal will not be collected but rather that timely collection of principal and interest is in question. When a loan is placed on non-accrual status, interest accrued but not received is reversed.

     Under Glendale Federal's policies, a non-accrual loan could be restored to accrual status when principal and interest payments were brought current or when brought to 90 days or less delinquent and continuing payment of principal and interest was expected. The amount of interest income which would have been recorded in fiscal 1998, 1997 and 1996 had Glendale Federal's non-accrual loans been current in accordance with their original terms was $9.1 million, $12.4 million and $16.3 million, respectively. The amount of interest income on these loans that was included in net earnings in fiscal 1998, 1997 and 1996 was $3.0 million, $5.3 million and $5.8 million, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Glendale Federal--Balance Sheet Analysis--Non-Performing Assets and Restructured Loans" for further discussion of non-accrual loans. See Note 7 of the Notes to Consolidated Financial Statements of Glendale Federal, included elsewhere in this Prospectus, for information on the geographical location of non-accrual loans at June 30, 1998 and 1997.

     The following table shows Glendale Federal's non-accrual loans by property type as of the dates indicated (in thousands):

                                                                  JUNE 30,
                                           -------------------------------------------------------
                                            1998        1997        1996        1995        1994
                                           -------    --------    --------    --------    --------
Single-family 1-4 units.................   $70,188    $ 82,989    $119,978    $111,881    $130,554
Multi-family:
  5-36 units............................     7,615      21,087      33,123      50,487     112,400
  37 or more units......................       417       3,121      14,461      21,255      84,937
Non-residential.........................    14,504      30,672      23,860      59,430     172,897
                                           -------    --------    --------    --------    --------
  Total real estate.....................    92,724     137,869     191,422     243,053     500,788
Commercial..............................     1,828         859          22         283       6,044
Consumer................................     1,442       1,567       1,001         906       1,711
                                           -------    --------    --------    --------    --------
                                           $95,994    $140,295    $192,445    $244,242    $508,543
                                           -------    --------    --------    --------    --------
                                           -------    --------    --------    --------    --------

  Restructured Loans

     Glendale Federal has agreed to loan modifications on certain existing single-family, multi-family residential and non-residential loans in the form of interest rate and other concessions that are not generally available for similar loans in order to maximize the recovery of its loans that are not performing under their original terms. Such loans that are performing in accordance with their modified terms are presented as "restructured loans." Restructured loans are placed on non-accrual status (and presented as "non-accrual loans") if they become more than 90 days delinquent or the borrower otherwise fails, or is not expected, to perform in accordance with the restructure agreement. See Note 1 of the Notes to Consolidated Financial Statements of Glendale Federal, included elsewhere in this Prospectus, for additional discussion of Glendale Federal's accounting policy with respect to restructured loans.

     Interest income with respect to restructured loans would have been $2.2 million, $2.9 million and
$0.9 million in fiscal 1998, 1997 and 1996, respectively, under their original terms. Actual interest income recognized by Glendale Federal with respect to restructured loans was $1.8 million, $2.4 million and $0.7 million in fiscal 1998, 1997 and 1996, respectively.

     As of June 30, 1998, Glendale Federal's largest restructured loan was secured by a 59 unit apartment complex located in Southern California and had a balance outstanding of $3.0 millon, which represented 14% of all restructured loans. As of June 30, 1998, except for $222,000 of single-family restructured loans in Florida, all of Glendale Federal's loans were in the state of California. See "Management's Discussion and Analysis of

Financial Condition and Results of Operations--Glendale Federal--Balance Sheet Analysis--Non-Performing Assets and Restructured Loans" for fiscal 1998 restructured loans activity.

     The following table shows Glendale Federal's restructured loans by property type as of the dates indicated (in thousands):

                                                                JUNE 30,
                                           ---------------------------------------------------
                                            1998       1997       1996       1995       1994
                                           -------    -------    -------    -------    -------
Single-family 1-4 units.................   $ 2,138    $ 2,168    $ 3,222    $ 4,601    $    --
Multi-family:
  5-36 units............................     5,074      3,676      2,197     10,717      5,338
  37 or more units......................     6,782     18,331      2,251      7,462     14,456
Non-residential.........................     7,471      6,889      1,524     15,762     14,424
                                           -------    -------    -------    -------    -------
                                           $21,465    $31,064    $ 9,194    $38,542    $34,218
                                           -------    -------    -------    -------    -------
                                           -------    -------    -------    -------    -------

  Potential Problem Assets

     Impaired Loans

     Impaired secured loans were carried in Glendale Federal's accounting records at the fair value of the collateral securing the loan less estimated selling costs. Impaired unsecured loans were recorded at the present value of the expected future cash flows from the loans, discounted at the loan's effective interest rate, or at the loan's observable market price. Impaired loans excluded large groups of smaller balance homogeneous loans that are collectively evaluated for impairment. For Glendale Federal, loans collectively reviewed for impairment included single-family loans with unpaid balances of less than $500,000, substantially all consumer loans, business banking loans with principal balances less than $100,000, and performing multi-family and non-residential real estate loans ("income property loans") having principal balances of less than $1 million, excluding loans which have entered the workout process.

     Glendale Federal considered a loan to be impaired when, based upon current information and events, Glendale Federal believed it was probable that it will be unable to collect all amounts due according to the contractual terms of the loan agreement on a timely basis. Non-accrual income property loans, non-accrual single-family loans or borrowing relationships with unpaid balances greater than $500,000, non-accrual business banking loans with unpaid balances of greater than $100,000, troubled debt restructurings, and certain performing loans were measured individually for impairment. Loans not included in the preceding categories were collectively measured for impairment. Specific valuation allowances were established for impaired collateralized loans at the difference between the loan amount and the fair value of the related collateral, reduced by estimated selling costs, and for unsecured loans at either the present value of the expected future cash flows from the loan, discounted at the loan's effective interest rate, or at the loan's observable market price. Impairment losses were recognized through an increase in the allowance for loan losses and a corresponding charge to the provision for loan losses. Adjustments to impairment losses due to changes in the fair value of the collateral properties for impaired loans were included in the provision for loan losses. While a loan was on non-accrual status, interest is recognized only as cash is received and only if no portion of the loan's balance is classified "Doubtful." Impaired loans may be left on accrual status during the period Glendale Federal was pursuing repayment of the loan. When an impaired loan was either sold, transferred to REO or written down, any related valuation allowance was charged-off against the allowance for loan losses. Loans were placed on non-accrual status at the point either: (1) they become 90 days delinquent; or (2) Glendale Federal determines the borrower was incapable of, or had ceased efforts toward, continuing performance under the terms of the loan.

     At June 30, 1998 and 1997, the recorded investment in loans identified by Glendale Federal as impaired totaled $109.9 million and $142.8 million, respectively, and the total specific allowance for loan losses related to such loans was $13.4 million and $14.0 million, respectively. See Note 7 of the Notes to Consolidated Financial Statements of Glendale Federal, included elsewhere in this Prospectus, for additional information regarding impaired loans.

     Classification of Assets

     Savings institutions are required under applicable law and regulations to review their assets on a regular basis and to classify them as "satisfactory", "special mention", "substandard", "doubtful" or "loss". An asset which possesses no apparent weakness or deficiency is designated "satisfactory". An asset which possesses weaknesses or deficiencies deserving close attention is designated as "special mention". An asset, or a portion thereof, is generally classified as "substandard" if it possesses a well-defined weakness which could jeopardize the timely liquidation of the asset or realization of the collateral at the asset's book value. Thus, these assets are characterized by the possibility that the institution will sustain some loss if the deficiencies are not corrected. An asset, or portion thereof, is classified as "doubtful" if a probable loss of principal and/or interest exists but the amount of the loss, if any, is subject to the outcome of future events which are undeterminable at the time of classification. If an asset, or portion thereof, is classified as "loss," Glendale Federal either establishes a specific valuation allowance equal to the amount classified as loss or charges off such amount. The Regional Director of the OTS has the authority to approve, disapprove or modify any asset classification or any amount established as an allowance pursuant to such classification. Glendale Federal monitors the level of assets within each of the asset classification categories and utilizes this information along with its review of the underlying collateral and other factors in determining the appropriate level of loss allowances it maintains from period to period. See "--Credit Loss Experience" below for further information.

  Significant Loan Relationships

     Most of Glendale Federal's gross loan portfolio consisted of loans with individual balances of less than $1 million. At June 30, 1998 Glendale Federal's largest borrower had eight performing loans secured by multi-family residential and non-residential properties with outstanding balances totaling
$16.0 million. The second largest borrower at that date had six loans outstanding totaling $14.8 million, all of which were performing and were secured by multi-family residential properties. The third largest borrower at that date was an investor in multi-family housing projects in Southern California with 14 loans outstanding totaling $14.1 million, of which four loans totaling $3.3 million were restructured. The fourth largest borrower at that date had five performing loans totaling $13.3 million which were secured by non-residential properties. The fifth largest borrower at that date had one performing loan with an outstanding balance of $13.0 million secured by a multi-family residential property. Glendale Federal had no other borrowing relationships exceeding $10 million at June 30, 1998.

     Glendale Federal's single-family residential and consumer loans were relatively homogeneous and typically no single loan was individually significant in terms of size or risk of loss. Glendale Federal reviewed most of its single-family residential and consumer portfolios by analyzing the performance and the composition of these portfolios as a whole. Glendale Federal's monitoring process for non-homogenous multi-family residential and non-residential loans encompassed a periodic review of the individual loans. Glendale Federal reviewed--annually if rated "satisfactory" or quarterly if rated "special mention," "substandard," "doubtful," or "loss"--any loan with an unpaid principal balance of more than $1 million, and any relationship with a single borrower whose aggregate loan balances exceed $3 million. The reviews were based on information available and generally included analysis of operating statements, occupancy levels, debt coverage, the condition and the appraised value of the collateral, the borrower's financial strength and other factors. Glendale Federal periodically reviewed all individual commercial loans with a balance of $100,000 or more. Loans that were rated "satisfactory" were reviewed at least annually, and those that were rated "special mention," "substandard," "doubtful" or "loss" were reviewed quarterly. Glendale Federal maintained special departments with responsibility for resolving problem loans and liquidating collateral or selling foreclosed real estate.

  Credit Loss Experience

     Credit losses are inherent in the business of lending. The allowance for loan losses is established to provide for such losses and is based on management's assessment of trends in the homogeneous portfolio as well as the results of management's periodic review of the individual loans in the non-homogeneous portfolio. Specific valuation allowances are established for impaired loans at the difference between the loan amount and the fair value of the collateral less estimated selling costs. The general allowance for loan losses is based upon a number of factors, including asset classification, historical loss experience, loan portfolio composition, industry experience, prevailing and forecasted economic and market conditions and management's judgment. Since the factors on which the general allowance is based are subject to change from time to time as a result of changes in relevant conditions and management's knowledge thereof, no assurance can be given that additional provisions for loss will not be required in future periods as a result of changes in economic and market conditions, management's assessments thereof or other factors. The OTS, as part of its examination process, reviewed the allowances for estimated losses and may require that additions be made to such allowances based on their judgments of the information available to them at the time of their examination.

     A summary of activity in the allowance for loan losses during the periods indicated is set forth below (dollars in thousands):

                                                              YEARS ENDED JUNE 30,
                                           -----------------------------------------------------------
                                             1998        1997        1996         1995         1994
                                           --------    --------    ---------    ---------    ---------
Allowance for loan losses, beginning
  balance...............................   $163,759    $186,756    $ 209,142    $ 320,714    $ 334,782
Provision for loan losses...............     (1,727)     25,204       40,350       66,150      139,726
                                           --------    --------    ---------    ---------    ---------
                                            162,032     211,960      249,492      386,864      474,508
                                           --------    --------    ---------    ---------    ---------
Charge-offs:
  Single-family 1-4 units...............    (11,243)    (25,773)     (33,617)     (37,194)     (43,248)
  Multi-family:
     5-36 units.........................     (6,239)    (10,756)     (13,175)     (54,314)     (39,743)
     37 or more units...................       (551)     (5,860)      (7,923)     (33,932)     (28,149)
  Non-residential.......................     (5,619)    (12,996)     (14,490)     (73,602)     (43,675)
                                           --------    --------    ---------    ---------    ---------
     Total real estate..................    (23,652)    (55,385)     (69,205)    (199,042)    (154,815)
  Commercial............................     (1,992)        (68)        (974)      (2,340)      (6,353)
  Consumer..............................     (3,408)     (3,043)      (2,842)      (4,595)      (6,904)
                                           --------    --------    ---------    ---------    ---------
     Total charge-offs..................    (29,052)    (58,496)     (73,021)    (205,977)    (168,072)
                                           --------    --------    ---------    ---------    ---------
Recoveries:
  Single-family 1-4 units...............        272         167          149          334        1,013
  Multi-family:
     5-36 units.........................         --           8          288           --          440
     37 or more units...................        286         248          231          800          878
  Non-residential.......................        799       1,159        2,929        9,572        2,339
                                           --------    --------    ---------    ---------    ---------
     Total real estate..................      1,357       1,582        3,597       10,706        4,670
  Commercial............................      4,341       3,575        5,590        4,748        6,873
  Consumer..............................        901       1,062        1,098        1,840        2,735
                                           --------    --------    ---------    ---------    ---------
     Total recoveries...................      6,599       6,219       10,285       17,294       14,278
                                           --------    --------    ---------    ---------    ---------
     Net charge-offs....................    (22,453)    (52,277)     (62,736)    (188,683)    (153,794)
                                           --------    --------    ---------    ---------    ---------
Additions due to acquisitions(1):
  Single-family 1-4 units...............      5,968          --           --        2,535           --
  Non-residential.......................     10,921         219           --       14,815           --
  Commercial............................         --       3,857           --           --           --
  Consumer..............................         14          --           --           --           --
                                           --------    --------    ---------    ---------    ---------
     Total additions....................     16,903       4,076           --       17,350           --
                                           --------    --------    ---------    ---------    ---------
Deletions due to sale of subsidiary(2):
  Single-family 1-4 units...............         --          --           --       (2,389)          --
  Multi-family:
     5-36 units.........................         --          --           --       (1,282)          --
     37 or more units...................         --          --           --         (401)          --
  Non-residential.......................         --          --           --       (2,127)          --
  Consumer..............................         --          --           --         (190)          --
                                           --------    --------    ---------    ---------    ---------
     Total deletions....................         --          --           --       (6,389)          --
                                           --------    --------    ---------    ---------    ---------
Allowance for loan losses, ending
  balance...............................   $156,482    $163,759    $ 186,756    $ 209,142    $ 320,714
                                           --------    --------    ---------    ---------    ---------
                                           --------    --------    ---------    ---------    ---------

------------------
(1) Represents the allowance for loan losses recorded in connection with the acquisitions of CenFed Bank in fiscal 1998 and TransWorld and OneCentral in fiscal 1997, and with the acceptance of loans receivable as part of the consideration for assuming the deposit liabilities of Union Federal in fiscal 1995. For additional information, see Note 3 of the Notes to Consolidated Financial Statements of Glendale Federal, included elsewhere in this Prospectus.

(2) Represents the reduction of the allowance for loan losses due to the sale of University Savings.

     The following table indicates the ratio of Glendale Federal's charge-offs (net of recoveries) to average gross loans by category for the periods indicated (dollars in thousands):

                                                                 YEARS ENDED JUNE 30,
                                        -----------------------------------------------------------------------
                                           1998           1997           1996           1995           1994
                                        -----------    -----------    -----------    -----------    -----------
Single-family 1-4 units:
  Average gross loans................   $ 9,588,733    $ 8,201,070    $ 6,952,741    $ 5,958,760    $ 5,823,737
  Net charge-offs....................        10,971         25,606         33,468         36,860         42,235
  Net charge-offs/average gross
     loans...........................          0.11%          0.31%          0.48%          0.62%          0.73%
Multi-family 5-36 units:
  Average gross loans................     1,491,203      1,521,046      1,619,099      1,797,216      2,054,056
  Net charge-offs....................         6,239         10,748         12,887         54,314         39,303
  Net charge-offs/average gross
     loans...........................          0.42%          0.71%          0.80%          3.02%          1.91%
Multi-family 37 or more units:
  Average gross loans................       329,314        372,734        439,609        521,496        633,694
  Net charge-offs....................           265          5,612          7,692         33,132         27,271
  Net charge-offs/average gross
     loans...........................          0.08%          1.51%          1.75%          6.35%          4.30%
Non-residential:
  Average gross loans................     1,282,947      1,282,119      1,493,908      1,715,168      1,940,320
  Net charge-offs....................         4,820         11,837         11,561         64,030         41,336
  Net charge-offs/average gross
     loans...........................          0.38%          0.92%          0.77%          3.73%          2.13%
Commercial:
  Average gross loans................       225,288         85,226         16,618         35,028         66,061
  Net charge-offs (recoveries).......        (2,349)        (3,507)        (4,616)        (2,408)          (520)
  Net charge-offs (recoveries)/
     average gross loans.............         (1.04)%        (4.11)%       (27.78)%        (6.87)%        (0.79)%
Consumer:
  Average gross loans................       135,367         96,922         76,880         93,826        135,704
  Net charge-offs....................         2,507          1,981          1,744          2,755          4,169
  Net charge-offs/average gross
     loans...........................          1.85%          2.04%          2.27%          2.94%          3.07%
Total:
  Average gross loans................   $13,052,852    $11,559,117    $10,598,855    $10,121,494    $10,653,572
  Net charge-offs....................        22,453         52,277         62,736        188,683        153,794
  Net charge-offs/average gross
     loans...........................          0.17%          0.45%          0.59%          1.86%          1.44%

     The following tables set forth the allocation of allowance for loan losses by property type as of the dates indicated (dollars in thousands):

                                           JUNE 30, 1998                                       JUNE 30, 1997
                         -------------------------------------------------   -------------------------------------------------
                         PERCENT OF      GROSS                  PERCENT OF   PERCENT OF      GROSS                  PERCENT OF
                         LOANS TO        LOAN                   ALLOWANCE    LOANS TO        LOAN                   ALLOWANCE
                          TOTAL        PORTFOLIO                TO LOAN       TOTAL        PORTFOLIO                TO LOAN
                          LOANS         BALANCE     ALLOWANCE   BALANCE       LOANS         BALANCE     ALLOWANCE   BALANCE
                         ----------   -----------   ---------   ----------   ----------   -----------   ---------   ----------
Single-family
  1-4 units............     74.11%    $10,355,638   $  48,568       0.47%       72.71%    $ 8,821,828   $  52,579       0.60%
Multi-family:
  5-36 units...........     10.77       1,504,858      31,087       2.07        12.18       1,477,549      43,852       2.97
  37 or more units ....      2.24         313,575      11,724       3.74         2.84         345,052      16,496       4.78
Non-residential........      9.73       1,358,880      30,988       2.28         9.95       1,207,013      35,280       2.92
Commercial.............      2.08         290,515      11,749       4.04         1.32         160,061       7,552       4.72
Consumer...............      1.07         150,050      22,366      14.91         1.00         120,685       8,000       6.63
                           ------     -----------   ---------                  ------     -----------   ---------
                           100.00%    $13,973,516   $ 156,482       1.12%      100.00%    $12,132,188   $ 163,759       1.35%
                           ------     -----------   ---------                  ------     -----------   ---------
                           ------     -----------   ---------                  ------     -----------   ---------

                                           JUNE 30, 1996                                       JUNE 30, 1995
                         -------------------------------------------------   -------------------------------------------------
                         PERCENT OF      GROSS                  PERCENT OF   PERCENT OF      GROSS                  PERCENT OF
                         LOANS TO        LOAN                   ALLOWANCE    LOANS TO        LOAN                   ALLOWANCE
                          TOTAL        PORTFOLIO                TO LOAN       TOTAL        PORTFOLIO                TO LOAN
                          LOANS         BALANCE     ALLOWANCE   BALANCE       LOANS         BALANCE     ALLOWANCE   BALANCE
                         ----------   -----------   ---------   ----------   ----------   -----------   ---------   ----------
Single-family
  1-4 units............     69.00%    $ 7,580,312   $  56,833       0.75%       61.94%    $ 6,325,170   $  44,483       0.70%
Multi-family:
  5-36 units...........     14.24       1,564,542      48,628       3.11        16.39       1,673,656      41,736       2.49
  37 or more units ....      3.65         400,415      26,062       6.51         4.69         478,803      31,569       6.59
Non-residential........     12.35       1,357,225      47,260       3.48        15.97       1,630,590      83,086       5.10
Commercial.............      0.09          10,391       4,699      45.22         0.22          22,844       4,176      18.28
Consumer...............      0.67          73,158       3,274       4.48         0.79          80,603       4,092       5.08
                           ------     -----------   ---------                  ------     -----------   ---------
                           100.00%    $10,986,043   $ 186,756       1.70%      100.00%    $10,211,666   $ 209,142       2.05%
                           ------     -----------   ---------                  ------     -----------   ---------
                           ------     -----------   ---------                  ------     -----------   ---------
                                           JUNE 30, 1994
                         -------------------------------------------------
                         PERCENT OF      GROSS                  PERCENT OF
                         LOANS TO        LOAN                   ALLOWANCE
                          TOTAL        PORTFOLIO                TO LOAN
                          LOANS         BALANCE     ALLOWANCE   BALANCE
                         ----------   -----------   ---------   ----------
Single-family
  1-4 units............     55.75%    $ 5,592,349   $  44,667       0.80%
Multi-family:
  5-36 units...........     19.15       1,920,777      65,878       3.43
  37 or more units ....      5.62         564,188      61,867      10.97
Non-residential........     17.94       1,799,746     137,775       7.66
Commercial.............      0.47          47,212       6,052      12.82
Consumer...............      1.07         107,049       4,475       4.18
                           ------     -----------   ---------
                           100.00%    $10,031,321   $ 320,714       3.20%
                           ------     -----------   ---------
                           ------     -----------   ---------

     The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any other category.

     Glendale Federal's allowance for loan losses, expressed both in dollars and as a percent of loans receivable, decreased during fiscal 1998, reflecting reduced levels of delinquencies and charge-offs, continued improvements in classified asset levels, and a 15% increase in the size of the gross loan portfolio from $12.1 billion at June 30, 1997 to $14.0 billion at June 30, 1998. The increases in allowance allocations to consumer and commercial lending reflect growth in their respective loan portfolios and Glendale Federal's limited experience to date in managing the credit performance of these new lines of business.

     The following tables compare Glendale Federal's gross loan portfolio balances, allowance for loan losses, non-accrual loans and NPAs by property type as of the dates indicated (dollars in thousands):

                                                                                               PERCENT OF
                                                                     PERCENT OF                NPAS TO
                                GROSS LOAN                  NON-     ALLOWANCE TO              GROSS LOAN   PERCENT OF
                                 PORTFOLIO                ACCRUAL    NON-ACCRUAL               PORTFOLIO    ALLOWANCE
        JUNE 30, 1998             BALANCE     ALLOWANCE    LOANS       LOANS        NPAS(1)    BALANCE       TO NPAS
------------------------------  -----------   ---------   --------   ------------   --------   ----------   ----------
Single-family 1-4 units.......  $10,355,638   $  48,568   $ 70,188        69.20%    $ 93,194      0.90%         52.11%
Multi-family:
  5-36 units..................    1,504,858      31,087      7,615       408.23       10,702      0.71         290.48
  37 or more units............      313,575      11,724        417     2,881.51          417      0.13       2,811.51
Non-residential...............    1,358,880      30,988     14,504       213.65       26,686      1.96         116.12
Commercial....................      290,515      11,749      1,828       642.72        1,828      0.63         642.72
Consumer......................      150,050      22,366      1,442     1,551.04        1,442      0.96       1,551.04
                                -----------   ---------   --------                  --------                 --------
                                $13,973,516   $ 156,482   $ 95,994       163.01%    $134,269      0.96%        116.54%
                                -----------   ---------   --------                  --------                 --------
                                -----------   ---------   --------                  --------                 --------

                                                                                               PERCENT OF
                                                                     PERCENT OF                NPAS TO
                                GROSS LOAN                  NON-     ALLOWANCE TO              GROSS LOAN   PERCENT OF
                                 PORTFOLIO                ACCRUAL    NON-ACCRUAL               PORTFOLIO    ALLOWANCE
        JUNE 30, 1997             BALANCE     ALLOWANCE    LOANS       LOANS        NPAS(1)    BALANCE      TO NPAS
------------------------------  -----------   ---------   --------      ------      --------      ----        ------
Single-family 1-4 units.......  $ 8,821,828   $  52,579   $ 82,989       63.36%     $117,105      1.33%        44.90%
Multi-family:
  5-36 units..................    1,477,549      43,852     21,087      207.96        29,501      2.00        148.65
  37 or more units............      345,052      16,496      3,121      528.55         5,054      1.46        326.39
Non-residential...............    1,207,013      35,280     30,672      115.02        50,841      4.21         69.39
Commercial....................      160,061       7,552        859      879.16           859      0.54        879.16
Consumer......................      120,685       8,000      1,567      510.53         1,598      1.32        500.63
                                -----------   ---------   --------                  --------                  ------
                                $12,132,188   $ 163,759   $140,295      116.72%     $204,958      1.69%        79.90%
                                -----------   ---------   --------                  --------                  ------
                                -----------   ---------   --------                  --------                  ------

------------------
(1) Comprised of non-accrual loans and REO and other repossessed assets.

     See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Glendale Federal--Allowance for Loan Losses" for discussion of the allowance for loan losses at June 30, 1998.

REAL ESTATE ACQUIRED IN SETTLEMENT OF LOANS

     The procedures for foreclosure of Glendale Federal's loans are governed by the laws of the states in which the loan collateral is located. In California, Glendale Federal normally utilized the non-judicial foreclosure sale procedures available under applicable state law. In Florida, where Glendale Federal formerly had offices and where properties secured $799 million of its mortgage loans at June 30, 1998, judicial foreclosure is normally required. The borrowers' rights of redemption under the laws of the respective states are also different. In California, the right to cure the default and reinstate the loan terminates five days before the scheduled trustee sale under a deed of trust. In Florida, the borrower generally may cure the default under a mortgage at any time during foreclosure proceedings and until the certificate of title is issued, usually 10 days after the sale, by making all delinquent payments and paying all charges, including legal fees. Florida law permits a mortgage lender to seek a deficiency judgment against a defaulted borrower when the proceeds of the foreclosure sale are not sufficient to satisfy the loan balance. Such judgments are ordinarily not permitted or are impractical in California. In most foreclosure sales, Glendale Federal acquired title to the property. REO was recorded and carried at the lower of the recorded investment in the loan or fair value of the asset received less selling costs. The fair value of the asset received is based on the current appraised value less estimated selling costs. See Note 8 of the Notes to Consolidated Financial Statements of Glendale Federal included elsewhere in this Prospectus for information on the geographical location of REO as of June 30, 1998 and 1997.

     The following table shows Glendale Federal's REO and other repossessed assets, net of specific valuation allowances, and gross of the general valuation allowance, by property type as of the dates indicated (in thousands):

                                                                 JUNE 30,
                                           -----------------------------------------------------
                                            1998       1997       1996        1995        1994
                                           -------    -------    -------    --------    --------
Single-family 1-4 units.................   $23,006    $34,116    $39,693    $ 37,316    $ 43,231
Multi-family:
  5-36 units............................     3,087      8,414     11,668      18,131      27,180
  37 or more units......................        --      1,933      4,827       5,716       2,792
Non-residential.........................    12,182     20,169     25,893      50,024      79,089
                                           -------    -------    -------    --------    --------
     Total real estate..................    38,275     64,632     82,081     111,187     152,292
Other repossessed assets................        --         31        123          93         127
                                           -------    -------    -------    --------    --------
                                           $38,275    $64,663    $82,204    $111,280    $152,419
                                           -------    -------    -------    --------    --------
                                           -------    -------    -------    --------    --------

     See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Glendale Federal--Balance Sheet Analysis--Non-Performing Assets and Restructured Loans" for additional discussion regarding REO activity for fiscal 1998.

MORTGAGE-BACKED SECURITIES

     Glendale Federal purchased mortgage-backed securities from time to time to meet balance sheet size objectives, to augment loan originations and whole loan purchases and to replace loan portfolio and mortgage-backed securities run-off. Glendale Federal's primary choice for such purposes had been mortgage pass-through securities issued or guaranteed by certain agencies including the GNMA, FNMA and FHLMC. These securities are backed by pools of fixed-rate and adjustable-rate single-family mortgage loans and were obtained either through cash purchase or through securitization of Glendale Federal's single-family mortgage loans. Glendale Federal utilized these securities to collateralize borrowings, to secure public agency deposits, to reduce Glendale Federal's credit risk exposure through the agency guarantees of the securities and to reduce its regulatory capital requirements. During fiscal 1998, $584.1 million and $171.7 million of these securities were obtained through cash purchase and securitizations, respectively. The gross amount of these agency related securities totaled $1.6 billion at June 30, 1998.

     The following tables summarize the composition of Glendale Federal's held to maturity and available for sale mortgage-backed securities portfolios by security type as of the dates indicated (dollars in thousands):

                                                                        JUNE 30,
                                           ------------------------------------------------------------------
                                              1998          1997          1996          1995          1994
                                           ----------    ----------    ----------    ----------    ----------
Held to maturity:
  FNMA..................................   $  336,318    $  422,701    $  489,919    $  579,486    $  665,634
  FHLMC.................................      221,364       266,272       298,090       329,081       100,879
  GNMA..................................      176,949       230,410       273,690       325,025       356,898
                                           ----------    ----------    ----------    ----------    ----------
     Total agency securities............      734,631       919,383     1,061,699     1,233,592     1,123,411
  Pass-through securities...............      156,263       212,595       256,781     1,499,337     1,867,312
  Subordinated securities...............       17,422        21,926        25,855        31,909        36,720
  CMOs..................................           --            --            --     1,878,117     2,037,867
  CMO residuals.........................           --            --           277         4,760         7,043
                                           ----------    ----------    ----------    ----------    ----------
     Total gross........................      908,316     1,153,904     1,344,612     4,647,715     5,072,353
  Unamortized premiums..................        8,417        11,557        14,664        77,369        98,154
  Deferred loan origination fees........       (2,140)       (2,636)       (3,041)       (3,677)       (3,321)
                                           ----------    ----------    ----------    ----------    ----------
     Total, at amortized cost...........      914,593     1,162,825     1,356,235     4,721,407     5,167,186
                                           ----------    ----------    ----------    ----------    ----------
Available for sale:
  GNMA..................................      485,221       514,321       113,181         1,840        60,115
  FHLMC.................................      242,722        44,859           142           161       109,135
  FNMA..................................      163,745        14,133            28            32            36
                                           ----------    ----------    ----------    ----------    ----------
     Total agency securities............      891,688       573,313       113,351         2,033       169,286
  Pass-through securities...............      512,961       496,784       704,586            --        33,301
  CMOs..................................       50,104        24,831        58,357            --            --
  CMO residuals.........................           --           100            --            --            --
                                           ----------    ----------    ----------    ----------    ----------
     Total gross........................    1,454,753     1,095,028       876,294         2,033       202,587
  Unrealized (loss) gain................       (4,914)       (2,320)      (16,076)           53        (4,765)
  Unamortized premiums (discounts)......       10,931        24,001        24,337           (36)       (1,176)
  Deferred loan origination fees........           --            --            --            --           (53)
                                           ----------    ----------    ----------    ----------    ----------
     Total, at fair value...............    1,460,770     1,116,709       884,555         2,050       196,593
                                           ----------    ----------    ----------    ----------    ----------
Total mortgage-backed securities, net...   $2,375,363    $2,279,534    $2,240,790    $4,723,457    $5,363,779
                                           ----------    ----------    ----------    ----------    ----------
                                           ----------    ----------    ----------    ----------    ----------
Weighted average yield on mortgage-
  backed securities portfolio at end of
  period................................         6.37%         6.78%         6.26%         6.30%         5.28%
                                           ----------    ----------    ----------    ----------    ----------
                                           ----------    ----------    ----------    ----------    ----------

     The following table presents Glendale Federal's gross mortgage-backed securities portfolio (before adjustment for unamortized premiums and discounts, deferred loan origination fees, and any unrealized loss on mortgage-backed securities available for sale) by note type and the distribution of adjustable-rate mortgage-backed securities among the major underlying indices at the dates indicated (dollars in millions):

                                             JUNE 30, 1998         JUNE 30, 1997
                                           ------------------    ------------------
                                                     PERCENT               PERCENT
                                           AMOUNT    OF TOTAL    AMOUNT    OF TOTAL
                                           ------    --------    ------    --------
Adjustable:
  6-month Treasury Bills................   $ 322         14%     $ 411         18%
  1-Year Treasury Bills(1)..............   1,237         52      1,285         57
  11th District Cost of Funds...........     334         14        131          6
  Prime.................................       6         --          8         --
  Other.................................     129          6        117          6
                                           ------      ----      ------      ----
                                           2,028         86      1,952         87
Fixed...................................     335         14        297         13
                                           ------      ----      ------      ----
                                           $2,363       100%     $2,249       100%
                                           ------      ----      ------      ----
                                           ------      ----      ------      ----

------------------

(1) Includes $204 million and $239 million at June 30, 1998 and 1997, respectively, of mortgage-backed securities with interest rates that are fixed for three to five years and then convert to adjustable rates for the remainder of the loan term.

     The following table sets forth the activity in Glendale Federal's mortgage-backed securities portfolio for the periods indicated (in thousands):

                                                                   YEARS ENDED JUNE 30,
                                           --------------------------------------------------------------------
                                              1998          1997          1996           1995          1994
                                           ----------    ----------    -----------    ----------    -----------
Mortgage-backed securities, beginning
  balance...............................   $2,279,534    $2,240,790    $ 4,723,457    $5,363,779    $ 4,044,744
Mortgage-backed securities purchased ...      584,101       498,066        115,595           958      3,524,460
Loans exchanged for mortgage-backed
  securities............................      171,737        42,222        145,826       268,436      1,470,844
Mortgage-backed securities acquired(1)..      355,972         5,909             --        23,963             --
Mortgage-backed securities sold(2)......     (294,767)      (42,222)    (1,838,289)      (12,099)    (1,223,167)
Principal repayments....................     (702,906)     (475,949)      (851,974)     (711,881)    (2,474,146)
Amortization of unearned premium........      (13,393)      (10,486)       (20,810)      (19,786)       (58,316)
Other changes...........................       (4,915)       21,204        (33,015)       (3,214)        79,360
University Savings mortgage-backed
  securities sold(1)....................           --            --             --      (186,699)            --
                                           ----------    ----------    -----------    ----------    -----------
Net increase (decrease) in mortgage-
  backed securities.....................       95,829        38,744     (2,482,667)     (640,322)     1,319,035
                                           ----------    ----------    -----------    ----------    -----------
Mortgage-backed securities, ending
  balance...............................   $2,375,363    $2,279,534    $ 2,240,790    $4,723,457    $ 5,363,779
                                           ----------    ----------    -----------    ----------    -----------
                                           ----------    ----------    -----------    ----------    -----------

------------------

(1) Represents mortgage-backed securities acquired from CenFed Bank in fiscal 1998, TransWorld and OneCentral in fiscal 1997, and from Union Federal in fiscal 1995. For information regarding the CenFed Bank, TransWorld and OneCentral transactions, see Note 3 of the Notes to Consolidated Financial Statements of Glendale Federal, included elsewhere in this Prospectus.

(2) Includes loans originated by Glendale Federal and converted to mortgage-backed securities.

     The following table summarizes the contractual maturities of Glendale Federal's gross mortgage-backed securities portfolio as of June 30, 1998 (dollars in thousands):

                                                    DUE AFTER YEAR 1    DUE AFTER YEAR 5
                                   DUE IN YEAR 1    THROUGH YEAR 5      THROUGH YEAR 10     DUE AFTER YEAR 10      TOTAL
                                   -------------    ----------------    ----------------    -----------------    ----------
Held to maturity:
  FNMA..........................      $    --            $5,594              $   --            $   330,724       $  336,318
  FHLMC.........................           --                --                  --                221,364          221,364
  GNMA..........................           --                --                  --                176,949          176,949
                                      -------            ------              ------            -----------       ----------
     Total agency securities....           --             5,594                  --                729,037          734,631
  Pass-through securities.......           --                --                  --                156,263          156,263
  Subordinated securities.......           --                --                  --                 17,422           17,422
                                      -------            ------              ------            -----------       ----------
     Total......................      $    --            $5,594              $   --            $   902,722       $  908,316
                                      -------            ------              ------            -----------       ----------
                                      -------            ------              ------            -----------       ----------
  Weighted average coupon
     rate.......................           --              6.50%                 --                   7.01%            7.01%
                                      -------            ------              ------            -----------       ----------
                                      -------            ------              ------            -----------       ----------
Available for sale:
  GNMA..........................      $    --            $   --              $  109            $   485,112       $  485,221
  FHLMC.........................        1,310               496                  10                240,906          242,722
  FNMA..........................          273             2,917                  --                160,555          163,745
                                      -------            ------              ------            -----------       ----------
     Total agency securities....        1,583             3,413                 119                886,573          891,688
  Pass-through securities.......           --                --                  --                512,961          512,961
  CMOs..........................           --                --               6,828                 43,276           50,104
                                      -------            ------              ------            -----------       ----------
     Total......................      $ 1,583            $3,413              $6,947            $ 1,442,810       $1,454,753
                                      -------            ------              ------            -----------       ----------
                                      -------            ------              ------            -----------       ----------
  Weighted average coupon
     rate.......................         7.55%             6.09%               7.06%                  6.92%            6.92%
                                      -------            ------              ------            -----------       ----------
                                      -------            ------              ------            -----------       ----------
Total gross mortgage-backed
  securities....................      $ 1,583            $9,007              $6,947            $ 2,345,532       $2,363,069
                                      -------            ------              ------            -----------       ----------
                                      -------            ------              ------            -----------       ----------
Weighted average coupon rate on
  total gross mortgage-backed
  securities portfolio at end of
  period........................         7.55%             6.35%               7.06%                  6.96%            6.96%
                                      -------            ------              ------            -----------       ----------
                                      -------            ------              ------            -----------       ----------

LIQUIDITY AND INVESTMENTS

     Glendale Federal was required by federal regulations to maintain a specified minimum amount of liquid assets which may be invested in specified types of securities and was also permitted to make certain other securities investments. The balance of securities investments maintained by Glendale Federal in excess of regulatory requirements reflects management's objective of maintaining liquidity at a level necessary to meet operating requirements, taking into account anticipated cash flows and available sources of credit, to afford future flexibility to meet withdrawal requests and loan commitments or to make other investments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Glendale Federal" for discussion of Glendale Federal's current investing strategies.

     The OTS currently requires savings institutions to maintain eligible liquid assets as defined by federal regulations in an amount equal to or greater than 4% of average deposits and borrowings. This liquidity requirement may be changed from time to time by the OTS Director to any amount within the range of 4% to 10% and the OTS Director has the authority to prescribe different liquidity requirements for different classes of savings institutions, which classes may be determined in accordance with criteria selected by the OTS Director. See "Regulation." Glendale Federal's qualified regulatory liquidity percentage of 4.38% for the month of June 1998 exceeded the regulatory requirement.

     The following table summarizes Glendale Federal's cash and short-term, highly liquid securities by type at the dates indicated (in thousands):

                                                                   JUNE 30,
                                           --------------------------------------------------------
                                             1998        1997        1996        1995        1994
                                           --------    --------    --------    --------    --------
Federal funds sold......................   $ 27,000    $     --    $ 33,000    $ 16,000    $ 45,961
Securities purchased under resale
  agreements ...........................    145,000     482,000     375,000     280,000     270,000
Whole loans purchased under resale
  agreements ...........................         --     150,000      25,000          --          --
                                           --------    --------    --------    --------    --------
                                            172,000     632,000     433,000     296,000     315,961
Cash and amounts due from banks.........    289,978     221,557     153,608     139,697     164,576
                                           --------    --------    --------    --------    --------
                                           $461,978    $853,557    $586,608    $435,697    $480,537
                                           --------    --------    --------    --------    --------
                                           --------    --------    --------    --------    --------

     The following table summarizes the carrying amount of Glendale Federal's other investments (excluding FHLB stock) at the dates indicated (in thousands):

                                                                   JUNE 30,
                                           --------------------------------------------------------
                                             1998        1997        1996        1995        1994
                                           --------    --------    --------    --------    --------
Certificates of deposit.................   $  2,200    $  4,005    $ 10,786    $ 10,059    $ 13,716
U.S. Government and Federal agency
  obligations...........................     39,471      25,690       8,086      17,354     148,056
Obligations of municipalities(1)........     83,763          --          --          --          --
Equity securities.......................      2,874       2,104           5           5          52
Commercial paper........................         --          --          --      14,908       1,564
FHLB deposits...........................         --          --          --          --       1,668
Mortgage-backed collateralized notes....         --          --          --          --         605
Other...................................         --          --          --          --         379
                                           --------    --------    --------    --------    --------
                                           $128,308    $ 31,799    $ 18,877    $ 42,326    $166,040
                                           --------    --------    --------    --------    --------
                                           --------    --------    --------    --------    --------

------------------
(1) Acquired in the April 1998 merger with CenFed Bank.

     Shown below are the carrying amounts and weighted average rates of other investments (excluding FHLB stock) at June 30, 1998, with related remaining terms to maturity (dollars in thousands):

                                                       WEIGHTED
                                           CARRYING    AVERAGE
                                            AMOUNT      RATE
                                           --------    --------
Certificate of deposit maturing within 1
  year..................................   $  2,200      5.55%
U.S. Government and Federal agency
  obligations:
  Maturing within 1 year................     12,404      5.06
  Maturing in 1-5 years.................     25,040      5.59
  Maturing in 5-10 years................      2,027      5.75
Obligations of municipalities:
  Maturing after 10 years...............     83,763      3.81
Equity securities.......................      2,874        --
                                           --------      ----
                                           $128,308      4.23%
                                           --------      ----
                                           --------      ----

MORTGAGE LOAN SERVICING ACTIVITIES

     Glendale Federal services mortgage loans for other loan investors in exchange for servicing fees. Mortgage loan servicing activities include: collecting payments from borrowers; forwarding the payments to the loans' investors along with an accounting of the allocation of the payments, the loans' payment status, and custodial funds held by Glendale Federal; holding impounded borrower funds for the payment of taxes and insurance; if necessary, foreclosing on delinquent borrowers; and advancing corporate funds when impounded funds on hand are inadequate to pay property taxes and insurance, or as otherwise needed to protect the investors' interest in the loans.

     Glendale Federal entered into agreements to service mortgage loans for others primarily through the purchase of servicing rights from other servicers, and to a lesser extent, through the sale of mortgage loans it has originated while retaining the right to service the loans. Of Glendale Federal's
$25.3 billion in unpaid principal of mortgage loans serviced for others at June 30, 1998, approximately $22.9 billion was obtained through the purchase of servicing agreements and $2.4 billion was obtained through the sale of loans originated by Glendale Federal with servicing rights retained.

     Glendale Federal received fees from loan investors, generally expressed as a percent of the unpaid balance of the mortgage loans serviced, and retained any late charges or other fees collected from the borrowers. Servicing fees are collected from the borrowers' payments, or in the event of default by the borrower, from the investor's proceeds from foreclosure of the real estate collateral. During the period the borrower is not making payments, Glendale Federal receives no fees and may be required to advances corporate funds to meet contractual principal and interest pass-through requirements for certain investors, maintain current property taxes and insurance, to move the loan through the foreclosure process, and to secure, prepare and market foreclosed real estate collateral. Glendale Federal generally recovers advanced funds from borrowers of reinstated and performing loans, and from investors of foreclosed loans. At June 30, 1998 and 1997, 0.98% and 1.11% of Glendale Federal's loans serviced for others were delinquent 30 days or more.

     The following table summarizes activity in Glendale Federal's portfolio of loans serviced for others for the periods indicated (in millions):

                                                     YEARS ENDED JUNE 30,
                                           ----------------------------------------
                                            1998       1997       1996       1995
                                           -------    -------    -------    -------
Portfolio of mortgage loans serviced for
  others, beginning balance.............   $29,598    $14,168    $11,678    $10,085
Add: Servicing purchased................        --     17,184      3,696      2,803
     Servicing added due to the CenFed
     Bank acquisition...................       447         --         --         --
     Servicing retained on loans sold...       386         92         --         --
Less: Amortization, prepayments and
  foreclosures..........................    (5,162)    (1,846)    (1,206)    (1,210)
                                           -------    -------    -------    -------
Portfolio of mortgage loans serviced for
  others, ending balance................   $25,269    $29,598    $14,168    $11,678
                                           -------    -------    -------    -------
                                           -------    -------    -------    -------

     Glendale Federal's Consolidated Statements of Financial Condition include "mortgage servicing assets" ("MSA"), recorded at the lower of the amortized cost or the estimated fair value of servicing rights acquired by Glendale Federal through purchase, merger or retention of the servicing rights relating to mortgage loans sold. As more fully discussed in Note 1 of the Notes to Consolidated Financial Statements of Glendale Federal, included elsewhere in this Prospectus, effective January 1, 1998, Glendale Federal adopted Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" ("SFAS No. 125"). SFAS No.125 requires the recognition of a servicing asset or liability for loans sold where Glendale Federal retains the servicing rights. The amount recognized is an allocation of the carrying value of the loan sold based on the relative fair value of the loan to the servicing rights retained. SFAS No. 125 also requires recognition of a valuation allowance for impairment in the fair value of the MSA.

     The following table summarizes activity in Glendale Federal's MSA and related valuation allowances for the periods indicated (in thousands):

                                                      YEARS ENDED JUNE 30,
                                           -------------------------------------------
                                             1998        1997        1996       1995
                                           --------    --------    --------    -------
MORTGAGE SERVICING ASSETS ACTIVITY:
MSA, beginning balance..................   $288,519    $127,399    $ 99,122    $68,719
Purchases...............................    1,021(1)    187,343      50,836     51,537
Addition due to CenFed Bank
  acquisition...........................      8,318          --          --         --
Servicing rights on loans sold with
  servicing rights retained.............      4,890       1,119          --         --
Amortization............................    (49,245)    (27,342)    (22,559)   (19,131)
Decrease due to sale of University
  Savings...............................         --          --          --     (2,003)
                                           --------    --------    --------    -------
MSA, ending balance.....................   $253,503    $288,519    $127,399    $99,122
                                           --------    --------    --------    -------
                                           --------    --------    --------    -------
VALUATION ALLOWANCE ACTIVITY:
MSA valuation allowance, beginning
  balance...............................   $ (4,047)   $     --    $     --    $    --
Additions charged to loan servicing
  income................................     (6,142)     (4,047)         --         --
                                           --------    --------    --------    -------
MSA valuation allowance, ending
  balance...............................   $(10,189)   $ (4,047)   $     --    $    --
                                           --------    --------    --------    -------
                                           --------    --------    --------    -------

------------------
(1) Consists of capitalized costs and adjustments related to prior years' purchases.

     The fair values of Glendale Federal's MSA at June 30, 1998 and 1997 were $297.6 million and $353.5 million, respectively. The fair value of Glendale Federal's servicing portfolio was determined by applying market assumptions for the serviced loans to estimate servicing-related income and expenses over the underlying loans' estimated lives, and discounting the estimated future net servicing income at the current market discount rate. Fair value is significantly influenced by market prepayment expectations. Prepayment expectations are influenced by the difference between the mortgage loans' interest rates and current market interest rates. During periods of decreasing interest rates, the market anticipates that homeowners will be more likely to refinance their existing mortgages; during periods of increasing interest rates, the market anticipates that homeowners will be less inclined to refinance their existing mortgages. The slower prepayments anticipated by rising interest rates results in a longer estimated period of net servicing income for the existing servicing portfolio, and therefore increases its value. Conversely, the faster prepayments anticipated by declining interest rates results in a shorter estimated period of net servicing income and therefore decreases the value of Glendale Federal's servicing portfolio.

     The following table summarizes Glendale Federal's portfolio of mortgage loans serviced for others by interest rate at June 30, 1998 (dollars in thousands):

                                                                       WEIGHTED AVERAGE
                                                                       SERVICE FEE         WEIGHTED AVERAGE
                                           NUMBER OF     PRINCIPAL     (IN BASIS           REMAINING CONTRACTUAL
INTEREST RATE                               LOANS         BALANCE       POINTS)            TERM (IN MONTHS)
----------------------------------------   ---------    -----------    ----------------    ---------------------
Less than 6.5%..........................      4,315     $   468,537          33.7                   177
6.50-6.99...............................     18,301       2,466,816          26.3                   194
7.00-7.49...............................     49,619       7,358,008          29.2                   262
7.50-7.99...............................     58,560       8,582,464          26.7                   280
8.00-8.49...............................     36,690       3,837,659          41.6                   283
8.50-8.99...............................     26,079       1,621,156          48.5                   261
9.00-9.49...............................      6,472         276,897          49.6                   212
9.50-9.99...............................      6,180         245,699          56.1                   191
10.00 and over..........................      6,754         411,649          36.3                   188
                                            -------     -----------
                                            212,970     $25,268,885          31.9                   261
                                            -------     -----------
                                            -------     -----------

     The following table sets forth the geographic distribution of Glendale Federal's portfolio of mortgage loans serviced for others at June 30, 1998 (dollars in thousands):

                                                                       PERCENT OF TOTAL
                                           NUMBER OF     PRINCIPAL     PRINCIPAL
STATE                                       LOANS         BALANCE       BALANCE
----------------------------------------   ---------    -----------    ----------------
California..............................    124,228     $17,284,546            68%
Florida.................................     40,259       2,174,765             9
New York................................      3,510         668,176             3
New Jersey..............................      3,379         557,339             2
Texas...................................      6,473         547,006             2
Maryland................................      2,497         431,016             2
Virginia................................      2,033         360,284             1
Colorado................................      3,134         328,764             1
Washington..............................      1,979         238,088             1
Others(1)...............................     25,478       2,678,901            11
                                            -------     -----------          ----
                                            212,970     $25,268,885           100%
                                            -------     -----------          ----
                                            -------     -----------          ----

------------------
(1) No other state represents more than 1% of Glendale Federal's mortgage servicing portfolio measured by unpaid principal balance.

DEPOSITS

     Glendale Federal's deposits were obtained primarily in California, where its branch offices are located. Glendale Federal attracts checking and other daily access type accounts as well as short-term and long-term certificate accounts from the general public by providing a wide assortment of accounts and rates. Glendale Federal's customer deposit accounts included savings, checking and money market accounts, certificates of deposit with fixed terms ranging from three months to five years, and negotiated rate $95,000 and over "jumbo" certificates with maturities ranging from 14 days to five years. Included among these savings programs are individual retirement accounts and Keogh retirement accounts. Jumbo certificates are obtained from a diverse customer base which includes state and local governments, private individuals, corporations and non-profit organizations.

     The following table sets forth information regarding the amounts of deposits in the various types of deposit programs offered by Glendale Federal as of the dates indicated (dollars in thousands):

                                                                        JUNE 30,
                                          ---------------------------------------------------------------------
                                             1998           1997          1996          1995           1994
                                          -----------    ----------    ----------    -----------    -----------
Daily access:
  Checking.............................   $ 1,815,761    $1,198,011    $  778,980    $   661,853    $   850,112
  Savings..............................       477,199       452,225       492,777        551,905      1,236,446
  Money-market.........................     2,379,249     2,119,553     1,719,319      1,272,012      1,038,944
                                          -----------    ----------    ----------    -----------    -----------
     Total daily access................     4,672,209     3,769,789     2,991,076      2,485,770      3,125,502
                                          -----------    ----------    ----------    -----------    -----------
Certificates with original maturities
  of:
  6 months and under...................       706,779       803,849       955,203        870,733      1,426,838
  Over 6 months to 18 months...........     3,328,793     2,951,465     2,797,297      2,758,070      3,428,317
  Over 18 months to 30 months..........       929,305     1,096,788       961,912      1,345,524      1,288,984
  Over 30 months.......................       728,697       552,342       770,786        737,891      1,088,872
  Jumbo certificates...................       335,374       182,676       247,702        536,892        561,293
                                          -----------    ----------    ----------    -----------    -----------
     Total certificates................     6,028,948     5,587,120     5,732,900      6,249,110      7,794,304
                                          -----------    ----------    ----------    -----------    -----------
                                          $10,701,157    $9,356,909    $8,723,976    $ 8,734,880    $10,919,806
                                          -----------    ----------    ----------    -----------    -----------
                                          -----------    ----------    ----------    -----------    -----------
Weighted average interest rate on
  deposits at end of period............          4.06%         4.37%         4.62%          5.13%          3.94%
                                          -----------    ----------    ----------    -----------    -----------
                                          -----------    ----------    ----------    -----------    -----------

     For information regarding the changes in Glendale Federal's deposit composition, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Glendale Federal--Balance Sheet Analysis--Deposits."

     The following table sets forth information relating to Glendale Federal's deposit flows during the periods indicated (in thousands):

                                                                  YEARS ENDED JUNE 30,
                                          ---------------------------------------------------------------------
                                             1998           1997          1996          1995           1994
                                          -----------    ----------    ----------    -----------    -----------
Deposits, beginning balance............   $ 9,356,909    $8,723,976    $8,734,880    $10,919,806    $11,615,529
Interest credited......................       412,559       402,863       432,992        398,861        423,132
Net deposits (decrease) increase.......      (505,687)     (175,087)     (443,896)       608,417     (1,118,855)
Acquisition of CenFed Bank deposits....     1,437,376            --            --             --             --
Acquisition of OneCentral deposits.....            --        68,809            --             --             --
Acquisition of TransWorld deposits.....            --       336,348            --             --             --
Sale of Florida franchise..............            --            --            --     (3,281,049)            --
Sale of University Savings Bank........            --            --            --       (918,126)            --
Acquisition of Independence One
  deposits.............................            --            --            --        194,146             --
Acquisition of Union Federal
  deposits.............................            --            --            --        812,825             --
                                          -----------    ----------    ----------    -----------    -----------
Net increase (decrease)................     1,344,248       632,933       (10,904)    (2,184,926)      (695,723)
                                          -----------    ----------    ----------    -----------    -----------
Deposits, ending balance...............   $10,701,157    $9,356,909    $8,723,976    $ 8,734,880    $10,919,806
                                          -----------    ----------    ----------    -----------    -----------
                                          -----------    ----------    ----------    -----------    -----------

     The following table sets forth information regarding the remaining contractual maturities of deposits as of June 30, 1998 (dollars in thousands):

                         WEIGHTED
                         AVERAGE      TOTAL       3 MONTHS          4-6         7-12       13-24      25-36   OVER 36
                          RATE       BALANCE     OR LESS(1)        MONTHS      MONTHS      MONTHS    MONTHS    MONTHS
                         --------  -----------  ---------------  ----------  ----------  ----------  -------  --------
Checking................   0.31%   $ 1,815,761    $ 1,815,761    $       --  $       --  $       --  $    --  $     --
Savings.................   2.00        477,199        477,199            --          --          --       --        --
Money-market............   3.93      2,379,249      2,379,249            --          --          --       --        --
Certificates:
  5.00% and lower ......   4.77      1,503,191        491,230       359,064     545,199      92,680   12,233     2,785
  5.01%-6.00% ..........   5.52      4,095,310      1,489,394     1,004,674     646,705     792,108   71,792    90,637
  6.01%-7.00% ..........   6.28        340,288         90,203        28,702      70,975     119,006    5,702    25,700
  7.01%-8.00% ..........   7.28         84,266          2,555         4,643       5,410      66,844    1,358     3,456
  8.01%-9.00% ..........   8.59          5,222            360           716         454       3,449      145        98
  9.01%-10.00% .........   9.43            671              3            --         668          --       --        --
                                   -----------    -----------    ----------  ----------  ----------  -------  --------
    Total
       certificates ....   5.41      6,028,948      2,073,745     1,397,799   1,269,411   1,074,087   91,230   122,676
                                   -----------    -----------    ----------  ----------  ----------  -------  --------
                           4.06%   $10,701,157    $ 6,745,954    $1,397,799  $1,269,411  $1,074,087  $91,230  $122,676
                                   -----------    -----------    ----------  ----------  ----------  -------  --------
                                   -----------    -----------    ----------  ----------  ----------  -------  --------

------------------
(1) Includes deposits with no stated maturity.

     For additional information with respect to deposits, see Note 12 of the Notes to Consolidated Financial Statements of Glendale Federal, included elsewhere in this Prospectus.

BORROWINGS

     The following table summarizes Glendale Federal's consolidated borrowings by type at the dates indicated (dollars in thousands):

                                                                          JUNE 30,
                                              ------------------------------------------------------------------
                                                 1998          1997          1996          1995          1994
                                              ----------    ----------    ----------    ----------    ----------
Securities sold under agreements
  to repurchase............................   $  175,551    $  768,682    $  758,050    $2,695,176    $2,306,274
Borrowings from FHLB.......................    5,613,458     4,788,000     3,838,000     3,495,000     2,443,428
Notes payable..............................           70           276            93         1,177         1,440
Subordinated debentures....................           --        10,506        10,506        14,227        14,280
Collateralized notes.......................           --            --            --        13,479        81,170
                                              ----------    ----------    ----------    ----------    ----------
                                              $5,789,079    $5,567,464    $4,606,649    $6,219,059    $4,846,592
                                              ----------    ----------    ----------    ----------    ----------
                                              ----------    ----------    ----------    ----------    ----------
Weighted average interest rate on
  borrowings at end of period..............         5.59%         5.72%         5.87%         6.18%         4.65%
                                              ----------    ----------    ----------    ----------    ----------
                                              ----------    ----------    ----------    ----------    ----------

     Glendale Federal sold securities under "reverse repurchase agreements" with securities dealers and the FHLB. Reverse repurchase agreements consist of sales of securities with a commitment by Glendale Federal to repurchase such securities for a predetermined price at a future date, typically ranging from one to 120 days after the date of initial sale. The proceeds were used to provide investment funds. Reverse repurchase transactions are treated as borrowings, with the repurchase obligations being reflected as a liability under the caption "Securities sold under agreements to repurchase" in the Consolidated Statements of Financial Condition of Glendale Federal, included elsewhere in this Prospectus, and the related interest expense being included in "Interest expense: Short-term borrowings" in the Consolidated Statements of Operations of Glendale Federal, included elsewhere in this Prospectus. The securities collateralizing the reverse repurchase agreements are included in the respective line items in the Consolidated Statements of Financial Condition of Glendale Federal.

     The FHLBS functions in a reserve credit capacity for savings institutions and certain other home financing institutions. As a member, Glendale Federal was required to own capital stock in the Federal Home Loan Bank of San Francisco and was authorized to apply for advances from the FHLB on the security of such stock and certain of its home mortgage loans and other assets. Such borrowings may be made pursuant to several different credit programs offered from time to time by the FHLB. Each credit program has its own interest rate and range of maturities, and the FHLB prescribes the acceptable uses to which the advances pursuant to each program may be put as well as limitations on the size of the advances. Depending upon the credit program used, FHLB advances bear interest at fixed rates or at adjustable rates tied to various indices. When Glendale Federal utilized adjustable-rate programs, it generally obtains advances tied to LIBOR.

     The FHLB offers a full range of maturities up to 30 years at generally competitive rates. A prepayment penalty is normally imposed for early repayment of FHLB advances. Glendale Federal had a line of credit with the FHLB enabling Glendale Federal to borrow up to 35% of the total consolidated assets of Glendale Federal. Based on the amount of these assets at June 30, 1998, Glendale Federal's credit limit with the FHLB was $6.3 billion. Glendale Federal had borrowings outstanding from the FHLB at June 30, 1998 of $5.6 billion. All advances from the FHLB are collateralized with mortgage loans, mortgage-backed securities and FHLB stock. Glendale Federal was also a member of the Federal Reserve System and could borrow from the Federal Reserve Bank of San Francisco. Savings institutions are required to exhaust their FHLB borrowing capacity before borrowing from the Federal Reserve Bank. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Glendale Federal-- Liquidity and Asset and Liability Management" for further information on the Bank's liquidity.

     All of the subordinated debentures outstanding at June 30, 1997 were redeemed on September 16, 1997 at a redemption price equal to 100% of the principal amount together with accrued and unpaid interest from March 15, 1997 to the redemption date.

     In the past, Glendale Federal utilized other sources of funds to supplement retail deposits. These sources included the issuance by Glendale Federal of subordinated debentures, collateralized notes, subordinated capital notes, commercial paper, medium-term notes and other short-term debt and the use by Glendale Federal's subsidiaries of commercial paper, lines of credit with banks and other notes payable.

ASSET AND LIABILITY MANAGEMENT AND MARKET RISK

     Glendale Federal's earnings depended primarily on its net interest income, which is the difference between the amounts it receives from interest earned on its loans and securities investments (its "interest-earning assets") and the amounts it paid in interest on its deposit accounts and borrowings (its "interest-bearing liabilities"). Net interest income is affected by (i) the difference (the "interest rate spread" as applied to a specified date and the "yield-cost spread" as applied to a specified period) between rates of interest earned on its interest-earning assets and rates paid on its interest-bearing liabilities and (ii) the relative amounts of its interest-earning assets and interest-bearing liabilities. See "--Interest Rate Margin" below for information concerning the interest rate spread at the end of each of the past three fiscal years. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Glendale Federal--Results of Operations--Net Interest Income" of Glendale Federal, included elsewhere in this Prospectus, for information concerning the yield-cost spread and a discussion of net interest income for the past three fiscal years.

     Market risk reflects changes in the value of collateral underlying loans receivable, the valuation of real estate held by Glendale Federal, and the valuation of loans held for sale, mortgage-backed securities available for sale and mortgage servicing assets. Changes in the value of collateral and real estate are primarily affected by economic and market conditions in the local communities in which the real estate is located. Changes in the value of loans, mortgage-backed securities and mortgage servicing assets are primarily affected by prevailing interest rates in the national credit markets.

     Glendale Federal's primary objective in managing interest rate risk was to minimize the adverse impact of changes in interest rates on Glendale Federal's net interest income and capital, while adjusting Glendale Federal's asset-liability structure to obtain the maximum yield-cost spread on that structure. Glendale Federal relied primarily on its asset-liability structure to control interest rate risk. Glendale Federal was subject to interest rate risk to the degree that its interest-bearing liabilities mature or repriced at different speeds, or on different bases, than its interest-earning assets.

     Glendale Federal actively monitored the impact of changes in interest rates on its net interest income. For this purpose, Glendale Federal utilized various dynamic computer simulation models to measure the sensitivity of its net interest income and earnings forecasts to changes in market rates and possible offsetting changes in Glendale Federal's business strategies. Based on such analyses, Glendale Federal developed and implemented short- and long-term strategies to mitigate the effects of adverse operating environments.

     The OTS measures interest rate risk through a somewhat similar computer simulation model described in TB 13. Under TB 13, institutions are required to establish limits on the sensitivity of their net interest income and net portfolio value to changes in interest rates. Unlike Glendale Federal's analyses, under TB 13 changes in interest rates are defined to consist solely of instantaneous and sustained movements in interest rates in 100 basis point increments and no possible adjustments to a company's business strategies to reflect the assumed changes in interest rates are permitted to be taken into account. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Glendale Federal--Liquidity and Asset and Liability Management--Asset and Liability Management" for further information relating to Glendale Federal's interest rate risk sensitivity at June 30, 1998 and 1997, as calculated in accordance with the requirements of TB 13.

     Another measure of Glendale Federal's exposure to differential changes in interest rates between assets and liabilities used by some companies and analysts, although Glendale Federal does not rely on this measure in its interest rate risk management and planning activities, is shown in the following table, which sets forth the maturity and rate sensitivity of Glendale Federal's interest-earning assets and interest-bearing liabilities as of June 30, 1998. "GAP," as reflected in the table, represents the estimated difference between the amount of interest-earning assets and interest-bearing liabilities repricing during future periods as adjusted for interest rate swaps and based on certain assumptions, including those stated in the notes to the table. The interest rate sensitivity of Glendale Federal's assets and liabilities illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from the assumptions used. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Glendale Federal--Liquidity and Asset and Liability Management--Asset and Liability Management."

                                                      TOTAL     PERCENT OF
                                                     BALANCE     TOTAL
                                                     -------    ----------
                                                     (DOLLARS IN MILLIONS)
Interest-earning Assets(1):
  Loans receivable:
     Single-family 1-4 units(2)(3)................   $10,356        60.0%
     Multi-family and non-residential(2)(3).......     3,177        18.4
     Consumer and commercial(3)...................       441         2.7
  Mortgage-backed securities(2)(3)................     2,363        13.7
  Investment securities(4)........................       300         1.7
  Other assets(5).................................       611         3.5
                                                     -------      ------
       Total interest-earning assets..............    17,248       100.0%
                                                                  ------
                                                                  ------
Non-interest-earning assets.......................       847
                                                     -------
Total assets......................................   $18,095
                                                     -------
                                                     -------
Interest-bearing Liabilities:
  Deposits:
     Checking(6)..................................   $ 1,816        11.0%
     Savings(6)...................................       477         2.9
     Money-market(6)..............................     2,379        14.4
     Certificates(4)..............................     6,029        36.6
  Borrowings:
     FHLB(4)(7)...................................     5,613        34.0
     Other(4).....................................       176         1.1
                                                     -------      ------
     Total interest-bearing liabilities...........    16,490       100.0%
                                                                  ------
                                                                  ------
Non-interest-bearing liabilities..................       327
                                                     -------
Total liabilities.................................    16,817
Stockholder's equity..............................     1,278
                                                     -------
Total liabilities and stockholder's equity........   $18,095
                                                     -------
                                                     -------
Maturity GAP......................................

June 30, 1998 Cumulative GAP......................
As % of total assets..............................

June 30, 1997 Cumulative GAP......................
As % of total assets..............................

                                                           MATURITY/RATE SENSITIVITY
                                                  --------------------------------------------
                                                   WITHIN    OVER 6 TO 12      1-5      OVER 5
                                                  6 MONTHS    MONTHS          YEARS     YEARS
                                                  --------   ------------    -------    ------

Interest-earning Assets(1):
  Loans receivable:
     Single-family 1-4 units(2)(3)................$ 3,727       $1,717       $ 3,506    $1,406
     Multi-family and non-residential(2)(3).......  2,797          162           114       104
     Consumer and commercial(3)...................    433            1             6         1
  Mortgage-backed securities(2)(3)................    971          608           553       231
  Investment securities(4)........................    203           --            --        97
  Other assets(5).................................    300           --            --       311
                                                  --------      ------       -------    ------
       Total interest-earning assets..............$ 8,431       $2,488       $ 4,179    $2,150
                                                  --------      ------       -------    ------

Non-interest-earning assets.......................

Total assets......................................

Interest-bearing Liabilities:
  Deposits:
     Checking(6)..................................$   164       $  147       $   791    $  714
     Savings(6)...................................     35           32           186       224
     Money-market(6)..............................    417          344         1,272       346
     Certificates(4)..............................  3,472        1,269         1,276        12
  Borrowings:
     FHLB(4)(7)...................................  2,879        1,049         1,685        --
     Other(4).....................................    176           --            --        --
                                                  --------      ------       -------    ------
     Total interest-bearing liabilities...........$ 7,143       $2,841       $ 5,210    $1,296
                                                  --------      ------       -------    ------

Non-interest-bearing liabilities..................

Total liabilities.................................
Stockholder's equity..............................

Total liabilities and stockholder's equity........

Maturity GAP......................................$ 1,288       $ (353)      $(1,031)   $  854
June 30, 1998 Cumulative GAP......................$ 1,288       $  935       $   (96)   $  758
As % of total assets..............................    7.1%         5.2%         (0.5)%     4.2%
June 30, 1997 Cumulative GAP......................$ 1,924       $2,358       $   631    $  600
As % of total assets..............................   11.9%        14.5%          3.9%      3.7%

------------------
(1) Loans receivable balances are presented gross of unearned discounts/premiums, deferred loan origination fees and allowance for loan losses and net of undisbursed loan funds. Mortgage-backed securities balances are presented gross of unearned discounts/premiums, deferred loan origination fees and unrealized losses.
(2) ARM loans are predominantly included in the "within 6 months" and "over 6 to 12 months" categorizes, as they are subject to an interest adjustment every month, six months or twelve months, depending upon terms of the applicable note.
(3) Maturity/rate sensitivity is based upon contractual maturity, projected repayments and prepayments of principal. The prepayment experience reflected herein is based on Glendale Federal's historical experience. Glendale Federal's average Constant Prepayment Rate ("CPR") is 21.2% and 19.6% on its fixed-rate and adjustable-rate portfolio, respectively. The actual maturity and rate sensitivity of these assets could vary substantially if future prepayments differ from Glendale Federal's historical experience.
(4) Based on the contractual maturity of the instrument.
(5) Includes cash and demand deposits and FHLB stock, the latter earning a rate of return that varies quarterly.
(6) In accordance with standard industry and regulatory practice, a decay factor, used to estimate deposit runoff, of 38.09% (CPR) per year have been applied to these deposits.
(7) Includes $400 million and $300 million funded in March and April 1998, respectively, with a five-year term, but which the FHLB has the option to call after one year and which accordingly has been allocated to the "over 6 to 12 months" category.

     The following table presents the gross balances, categorized by expected maturity, and fair values, of Glendale Federal's financial instruments that are sensitive to changes in interest rates at June 30, 1998. Interest rate sensitive instruments are generally defined as on and off balance sheet derivatives and other financial instruments. See Note 15 of the Notes to Consolidated Financial Statements for additional information regarding the fair values of Glendale Federal's financial instruments.

                                                    EXPECTED MATURITY DATE(1)
                           ----------------------------------------------------------------------------
                                                                                               THERE-     TOTAL GROSS      FAIR
                              1999          2000         2001         2002         2003        AFTER        BALANCE        VALUE
                           -----------   ----------   ----------   ----------   ----------   ----------   -----------   -----------
                                                                    (DOLLARS IN THOUSANDS)
INTEREST-SENSITIVE
  ASSETS:
Loans receivable(2):
  Single-family 1-4
    units................   $2,001,762   $1,845,061   $1,483,930   $1,142,031   $  878,506   $3,004,348   $10,355,638   $10,333,005
    Average interest
      rate...............         7.67%        7.70%        7.66%        7.65%        7.63%        7.53%         7.63%
  Multi-family and
    non-residential......      297,444      277,885      260,444      235,347      223,144    1,882,833     3,177,097     3,042,740
    Average interest
      rate...............         7.87%        7.75%        7.77%        7.69%        7.75%        7.62%         7.68%
  Consumer and
    commercial...........      100,431       60,471      245,672        3,400        3,060       27,531       440,565       405,642
    Average interest
      rate...............        11.81%       10.56%        9.98%        8.89%        8.89%        8.89%        10.39%
Mortgage-backed
  securities(3)..........      425,116      357,314      294,496      235,760      240,470      809,913     2,363,069     2,382,325
    Average interest
      rate...............         7.16%        7.07%        7.03%        6.98%        6.97%        6.78%         6.96%
Investment securities....      203,418           --           --           --           --       96,890       300,308       300,308
    Average interest
      rate...............         5.63%          --           --           --           --         3.73%         5.02%
Mortgage servicing
  assets(4)..............       48,101       39,166       31,254       25,247       20,622       89,113       253,503       297,557
                           -----------   ----------   ----------   ----------   ----------   ----------   -----------   -----------
Total interest-sensitive
  assets.................   $3,076,272   $2,579,897   $2,315,796   $1,641,785   $1,365,802   $5,910,628   $16,890,180   $16,761,577
                           -----------   ----------   ----------   ----------   ----------   ----------   -----------   -----------
                           -----------   ----------   ----------   ----------   ----------   ----------   -----------   -----------

INTEREST-SENSITIVE
  LIABILITIES:
Deposits:
  Checking...............     $311,080     $255,796     $212,311     $176,218     $146,261     $714,095    $1,815,761    $1,815,761
    Average interest
      rate...............         0.32%        0.32%        0.32%        0.32%        0.32%        0.32%         0.32%
  Savings................       66,808       57,455       49,411       42,494       36,544      224,487       477,199       477,199
    Average interest
      rate...............         2.00%        2.00%        2.00%        2.00%        2.00%        2.00%         2.00%
  Money-market...........    1,400,660      313,148      212,941      144,800       98,464      209,236     2,379,249     2,379,249
    Average interest
      rate...............         3.96%        3.96%        3.96%        3.96%        3.96%        3.96%         3.96%
  Certificates...........    4,740,900    1,072,659       91,231       79,945       31,565       12,648     6,028,948     6,031,536
    Average interest
      rate...............         5.36%        5.62%        5.62%        5.79%        5.79%        5.79%         5.42%
Borrowings:
  FHLB...................    3,928,458      245,000    1,000,000           --      440,000           --     5,613,458     5,614,652
    Average interest
      rate...............         5.53%        5.53%        5.74%          --         5.97%          --          5.60%
  Other..................      175,551           --           --           70           --           --       175,621       174,949
    Average interest
      rate...............         5.72%          --           --         8.75%          --           --          5.72
                           -----------   ----------   ----------   ----------   ----------   ----------   -----------   -----------
Total interest-sensitive
  liabilities............  $10,623,457   $1,944,058   $1,565,894   $  443,527   $  752,834   $1,160,466   $16,490,236   $16,493,346
                           -----------   ----------   ----------   ----------   ----------   ----------   -----------   -----------
                           -----------   ----------   ----------   ----------   ----------   ----------   -----------   -----------

------------------
(1) Expected maturities are contractual maturities adjusted for prepayments of principal. Glendale Federal uses certain assumptions to estimate expected maturities. For assets, expected maturities are based upon contractual maturity, projected repayments and prepayments of principal. The prepayment experience reflected herein is based on Glendale Federal's historical experience. Glendale Federal's CPR is 21.2% and 19.6% on its fixed-rate and adjustable-rate portfolios, respectively, for interest-earning assets (excluding investment securities, which do not have prepayment features). For deposit liabilities, in accordance with standard regulatory and industry practice, "decay factors", used to estimate deposit runoff, of 38.09% CPR per year have been applied. The actual maturities of these instruments could vary substantially if future prepayments differ from Glendale Federal's or the industry's historical experience.

(2) Loans receivable balances are presented gross of unearned discounts/premiums, deferred loan fees and allowance for loan losses and net of undisbursed loan funds.

(3) Mortgage-backed securities balances are presented gross of unearned discounts/premiums, deferred loan fees and unrealized loss.

(4) Mortgage servicing assets balances are presented gross of the valuation allowance.

     Glendale Federal continually evaluates interest rate risk management opportunities, including the use of derivative financial instruments. Glendale Federal's management believed that derivative instruments then available were not cost-effective, and therefore, has focused its efforts on increasing Glendale Federal's yield-cost spread by attracting lower-costing retail deposits, principally checking accounts from businesses and individuals. In the past, Glendale Federal had used derivatives, primarily interest rate exchange agreements, as a component of its interest rate risk management strategy. The purpose of the interest rate exchange agreements was to reduce the effect of rising interest rates on short-term deposits and FHLB advances, and the effect thereof on interest expense. Glendale Federal had no interest rate exchange agreements or other off-balance sheet derivatives, and had $356,000 of interest-only strips at June 30, 1998.

INTEREST RATE MARGIN

     The following table provides information concerning the interest rate spread at the end of each of the past three fiscal years:

                                                 JUNE 30
                                           --------------------
                                           1998    1997    1996
                                           ----    ----    ----
Interest-earning assets:
  Loans receivable, net.................   7.75%   7.73%   7.74%
  Mortgage-backed securities, net.......   6.37    6.78    6.26
     Total loans and mortgage-backed
      securities........................   7.55    7.58    7.49

  Federal funds sold and assets
     purchased under resale
     agreements.........................   6.36    6.49    5.69
  Other investments(1)..................   6.09    8.41    9.58
     Total investments..................   6.17    7.10    6.99
     Total interest-earning assets......   7.50    7.55    7.46

Interest-bearing liabilities:
  Deposits--daily access................   2.33    2.76    3.02
  Deposits--certificates................   5.41    5.46    5.46
     Total deposits.....................   4.06    4.37    4.62

  Securities sold under agreements to
     repurchase.........................   5.72    5.66    5.50
  Borrowings from FHLB..................   5.59    5.72    5.94
  Other borrowings......................   8.46    7.78    7.76
     Total borrowings...................   5.59    5.72    5.87

     Total interest-bearing
      liabilities.......................   4.60    4.87    5.05

Interest rate spread....................   2.90%   2.68%   2.41%

Adjusted interest rate spread(2)........   3.02%   2.79%   2.59%

------------------
(1) Includes certificates of deposit, other debt and equity securities, and investment in capital stock of FHLB.

(2) Net interest income annualized at the rates in effect as of the reported date divided by the balance of interest-earning assets as of such date.

     See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Glendale Federal--Results of Operations--Net Interest Income" for an analysis of changes in interest income and interest expense and their effect on the results of Glendale Federal's operations.

SUBSIDIARIES

     Glendale Federal conducts various business activities through its subsidiaries including GLENFED Brokerage Services ("GBS") and GLENFED Insurance Services, Inc. ("GIS"). Applicable regulations provide that federally chartered institutions such as Glendale Federal may invest up to 2% of their assets in capital stock and secured and unsecured loans to subsidiary service corporations and an additional 1% of assets when the additional funds are used for community development and inner-city purposes. An institution that meets its regulatory capital requirements is also generally permitted to make conforming loans to service corporations (and certain joint ventures of service corporations) in which the institution owns or holds more than 10% of the capital stock in an aggregate amount of up to 50% of its regulatory capital. At June 30, 1998, Glendale Federal's permissible investment limit was
$950.8 million and Glendale Federal's aggregate investment for regulatory purposes related to this limitation was $205.3 million.

     Subsidiaries of Glendale Federal whose operations were on-going included GBS and GIS. GBS marketed investments such as mutual funds and annuity products and provides discount securities brokerage services. GBS recorded total revenues and pre-tax earnings of $9.2 million and $4.3 million, respectively, for fiscal 1998 and had total assets of $13.9 million at June 30, 1998. GIS provided general insurance agency services. GIS recorded total revenues and pre-tax earnings of $4.6 million and $2.3 million, respectively, for fiscal 1998 and had total assets of $10.8 million at June 30, 1998. While these subsidiaries conducted their activities separately from those of Glendale Federal, their principal sources of customers were referrals from Glendale Federal's retail branch offices. These subsidiaries have contributed to Glendale Federal's non-interest income and, as such, continued to be a part of Glendale Federal's core operations.

EMPLOYEES

     As of June 30, 1998, Glendale Federal had a total of 2,961 full-time equivalent employees. None of its employees was represented by any collective bargaining group. Glendale Federal provided its full-time employees with a comprehensive program of benefits, most of which are on a contributory basis, including medical insurance, dental insurance, life insurance, accidental death and dismemberment insurance, long-term disability coverage, a pension plan and a 401(k) plan. Glendale Federal management considered its employee relations to be satisfactory with a work force which maintained an overall commitment to the mission and strategic goals of Glendale Federal.

PROPERTIES

     Glendale Federal conducted its business through 195 banking offices and 23 loan offices in California. Most of the loan offices are located in a branch building, but five are located in separately leased office facilities. Glendale Federal owned its executive offices and 89 of its banking offices, as well as 5 other principal properties in which service centers and other facilities are located, and leased the premises for 106 of its banking offices, as well as 12 other properties in which service centers and other facilities are located. The net book value of all offices at June 30, 1998 was $102 million, which included $15 million of leasehold improvements. Expirations of leases for facilities range from August 1998 to April 2034. See Notes 3 and 10 of the Notes to Consolidated Financial Statements of Glendale Federal, included elsewhere in this Prospectus, for further information.

     Glendale Federal evaluated the suitability and adequacy of all its facilities on a continuing basis, including branch offices, support buildings and service centers, and had an active program of relocating, remodeling or closing such facilities as necessary to maintain efficient and attractive facilities. Glendale Federal believed its present facilities were adequate for its operating purposes.

LEGAL PROCEEDINGS

  Goodwill Litigation Against the Government

     Following the adoption of FIRREA, Glendale Federal sued the United States Government (the "Government") contending that FIRREA's treatment of supervisory goodwill constituted a breach by the Government of its 1981 contract with Glendale Federal, under which Glendale Federal merged with a Florida thrift and Glendale Federal was permitted to include the goodwill resulting from the merger in Glendale Federal's regulatory capital (Glendale Federal Bank, F.S.B. v. United States, No. 90-772C, in the United States Court of Federal Claims, filed August 15, 1990) (the "Glendale Goodwill Litigation"). In July 1992, the United States Court of Federal Claims (the "Claims Court") found in favor of Glendale Federal's position, ruling that the Government breached its express contractual commitment to permit Glendale Federal to include supervisory goodwill in its regulatory capital and that Glendale Federal is entitled to seek financial compensation.

     On May 25, 1993, a three-judge panel of the United States Court of Appeals for the Federal Circuit (the "Federal Court") reversed the Claims Court's July 1992 judgment in favor of Glendale Federal, ruling that the Government was not liable for breach of contract, and remanded the case for trial of Glendale Federal's constitutional and other claims. On August 18, 1993, the Federal Circuit granted Glendale Federal's request for rehearing en banc and vacated the panel decision reversing the Claims Court's July 1992 judgment. On August 30, 1995 the Federal Circuit, by a 9 to 2 decision, affirmed the judgment of the Claims Court in favor of Glendale Federal.

     The Government subsequently appealed this decision to the United States Supreme Court and on July 1, 1996, the Supreme Court, by a vote of 7 to 2, ruled that the Government had breached its contract with Glendale Federal and remanded the case to the Claims Court for a determination of damages. The trial to determine damages commenced on February 24, 1997 and the taking of testimony in the trial was completed on April 9, 1998. Glendale Federal has presented evidence on three alternative damages theories: (1) "Reliance Damages," pursuant to which Glendale Federal presented evidence of damages in the amount of $863.8 million; (2) "Expectation Damages," pursuant to which Glendale Federal presented evidence of damages in the amount of $1.603 billion; and
(3) "Restitution," pursuant to which Glendale Federal presented evidence of damages in excess of $2.015 billion.

     The Government has presented evidence seeking to establish that Glendale Federal benefited from the breach, rather than being damaged, and is not entitled to recover any compensation from the Government. In addition, as an affirmative defense, the Government asserts that certain testimony by Glendale Federal witnesses at the trial is inconsistent with prior documents filed by Glendale Federal and that these inconsistencies constitute a fraud against the Government that should result in forfeiture of Glendale Federal's right to compensation for the Government's breach of contract.

     In lieu of traditional closing briefs, the Claims Court requested the parties to respond to a series of written questions posed by the Court regarding factual and legal issues raised in the damages trial. Responses to those questions, as well as each party's reply to the other's responses, have been filed with the Court and oral arguments on these matters were held on September 11, 1998.

  Shareholder Class Action Litigation

     A wholly-owned subsidiary of Glendale Federal, as the successor by merger to Glendale Federal's former parent corporation, GLENFED, Inc. ("GLENFED") is a defendant in consolidated class actions pending in the United States District Court for the Central District of California (the "District Court"), entitled In Re GLENFED, Inc. Securities Litigation, Civil No. 91-0816 WJR, originally filed on January 18, 1991. The original consolidated complaint was dismissed by the Court on July 15, 1991, with leave to amend, for failure to allege with specificity the securities law and common law fraud claims asserted in the complaint. The complaint alleged, among other things, that various misrepresentations were made concerning the financial condition and operations of GLENFED and Glendale Federal prior to GLENFED's announcement of a $140 million loss on or about January 16, 1991.

     After dismissal of the complaint, the plaintiffs filed an amended complaint which was dismissed by the District Court, which then entered judgment in favor of GLENFED and the individual officer and director defendants. Plaintiffs appealed this dismissal and on September 15, 1993, the United States Court of Appeals for the Ninth Circuit (the "Appeals Court") affirmed the judgment dismissing the complaint. On December 9, 1994, the Appeals Court, sitting en banc, reversed the decision of the three-judge panel which had found in favor of GLENFED on only one of the alternative grounds on which the District Court had based its opinion. Since the three-judge panel had not ruled on all the grounds which formed the basis of the District Court's opinion, the en banc court remanded the case to the three-judge appellate panel for a ruling on the remaining grounds. On July 13, 1995, the three-judge panel of the Appeals Court entered an order affirming the dismissal by the District Court of the outside directors and remanded the remainder of the case to the District Court for further proceedings.

     On November 12, 1996, the court heard GLENFED's and the remaining officers' and directors' motion for summary judgment and/or summary adjudication. On January 6, 1997, the court denied the motion for summary judgment but granted the motion for summary adjudication that: 1) the marketplace was informed of conditions in the real estate and savings and loan industries during the relevant time period; and 2) defendants monitored and disclosed the status of GLENFED's loan loss and non-performing assets and did not make false or misleading statements in regard to said reserves and assets. The issue remaining in the case is whether the defendants had a reasonable belief that certain subsidiaries could be sold without a loss. The trial court entered an order refusing to certify a class in April 1997. After permitting another two shareholders to intervene, the Court again refused to certify a class in April 1998 and, subsequently, the Ninth Circuit refused to grant an interlocutory appeal on this issue, which will now have to await trial and/or final judgment. The remaining claims of the individual plaintiffs have yet to be set for trial.

     Certain of the former officers and directors of GLENFED were also named defendants in a California state court derivative action (entitled Donald P. Delliquanti, et al. v. Norman M. Coulson, et al. and GLENFED, Inc., as a nominal defendant, Case No. BC021028, filed February 8, 1991 in Los Angeles County, California Superior Court) which charges those persons who were directors of GLENFED during the period covered by the plaintiff's allegations with breach of fiduciary duty and mismanagement in connection with past write-downs and loss provisions for real estate loans and investments. Since the litigation is derivative in nature, the subsidiary of Glendale Federal which is the successor to GLENFED would be a recipient of any judgment and has no exposure to damages. On October 8, 1991, the Court sustained the defendant's demurrer to the second amended complaint in this action and entered judgment in favor of GLENFED and the individual officer defendants. The plaintiffs filed an appeal, and on September 1, 1993, the Court of Appeals reversed the decision of the lower Court. The case has now been set for trial on April 5, 1999.

  Golden State Acquisition Litigation

     Following the public announcement on February 5, 1998 of the Merger Agreement and the proposed Mergers, several separate purported class action lawsuits (collectively, the "Delaware Litigation") were filed by certain stockholders of Golden State naming Golden State, its individual directors and, in certain cases, FNH and MacAndrews & Forbes as defendants. The Delaware Litigation was consolidated into one action in the Court of Chancery in Delaware captioned In re Golden State Bancorp Inc. Shareholders Litigation, Consolidated C.A. No. 16175NC. The plaintiffs in the Delaware Litigation have alleged, among other things, that the individual members of Golden State's board of directors have breached their fiduciary duties to Golden State's stockholders by entering into the Merger Agreement. The plaintiffs are seeking, on behalf of themselves and all similarly situated stockholders of Golden State, among other things,
(i) class certification, (ii) an order enjoining, preliminarily and permanently, the Mergers, or, in the event the Mergers are consummated prior to the entry of a final order, rescission of the Mergers and/or damages, including rescissory damages, and (iii) costs and disbursements, including attorneys' fees. In addition, several purported class action complaints alleging substantially similar claims, and seeking substantially similar relief, have been filed in Los Angeles Superior Court in the State of California. The plaintiffs in such actions have agreed to a stay of such actions pending disposition of the Delaware Litigation. A settlement in principle has been reached among counsel for the parties in both the Delaware Litigation and the California litigation, subject to court approval and other conditions. The terms of the proposed settlement provided, among other things, that Golden State supply certain additional information to shareholders in the proxy statement disseminated in connection with the special meeting of Golden State shareholders held on August 17, 1998 and such information was included. Defendants have agreed, in connection with the contemplated settlement, not to oppose an award of attorney's fees to plaintiffs' counsel in an amount provided for in the agreement. Such amount is not material to Golden State.

  Other Litigation

     In addition to the matters described above, Glendale Federal or its subsidiaries are involved as plaintiff or defendant in various legal actions incidental to their business, none of which is believed by management to be material to the financial condition or results of operations of Glendale Federal and its subsidiaries on a consolidated basis.

                                   REGULATION

GENERAL

     Golden State Holdings is a savings and loan holding company within the meaning of the HOLA and, as such, is registered with the OTS and is subject to comprehensive OTS regulation. The Bank is a federally chartered and insured stock savings bank subject to extensive regulation and supervision by the OTS, as the primary federal regulator of savings associations, and the FDIC, as the administrator of the SAIF.

     The federal banking laws contain numerous provisions affecting various aspects of the business and operations of savings associations and savings and loan holding companies. The following description of statutory and regulatory provisions and proposals, which is not intended to be a complete description of these provisions or their effects on the Issuer or the Bank, is qualified in its entirety by reference to the particular statutory or regulatory provisions or proposals. The primary purpose of the statutory and regulatory scheme is to protect deposits, the financial institutions and the financial system as a whole.

REGULATION OF THE ISSUER

  Holding Company Acquisitions

     Golden State Holdings is a registered savings and loan holding company. The HOLA and OTS regulations thereunder generally prohibit a savings and loan holding company, without prior OTS approval, from acquiring, directly or indirectly, the ownership or control of any other savings association or savings and loan holding company, or all, or substantially all, of the assets or more than 5% of the voting shares thereof. These provisions also prohibit, among other things, any director or officer of a savings and loan holding company, or any individual who owns or controls more than 25% of the voting shares of such holding company, from acquiring control of any savings association not a subsidiary of such savings and loan holding company, unless the acquisition is approved by the OTS.

  Holding Company Activities

     Golden State Holdings currently operates as a unitary savings and loan holding company. Generally, there are limited restrictions on the activities of a unitary savings and loan holding company and its non-savings association subsidiaries. If Golden State Holdings ceases to be a unitary savings and loan holding company, by, for example, acquiring another savings association in a non-supervisory transaction, the activities of Golden State Holdings and its non-savings association subsidiaries would thereafter be subject to substantial restrictions. In addition, proposed legislation that would eliminate the savings association charter could also remove protections from activity restrictions currently accorded a unitary savings and loan holding company in the absence of appropriate "grandfather" provisions. See "--Regulation of the Bank--Savings Association Charter."

  Dividends

     The HOLA requires every savings association subsidiary of a savings and loan holding company to give the OTS at least a 30 day advance notice of any proposed dividends to be made on its guarantee, permanent or other non-withdrawable stock. Dividends declared in violation of such notice requirement are invalid. See "--Regulation of the Bank--Capital Distribution Regulation."

  Affiliate Restrictions

     Transactions between a savings association and its "affiliates" are subject to quantitative and qualitative restrictions under Sections 23A and 23B of the Federal Reserve Act. Affiliates of a savings association include, among other entities, the savings association's holding company and non-banking companies that are under common control with the savings association. In general, the restrictions of Sections 23A and 23B do not apply to transactions between a savings association and its parent, subsidiary or sister organizations that themselves are banks or savings associations.

     In general, Sections 23A and 23B and OTS regulations issued in connection therewith limit the extent to which a savings association or its subsidiaries may engage in certain "covered transactions" with affiliates to an amount equal to 10% of the association's capital and surplus, in the case of covered transactions with any one affiliate, and to an amount equal to 20% of such capital and surplus, in the case of covered transactions with all affiliates. In addition, a savings association and its subsidiaries may engage in covered transactions and certain other transactions only on terms and under circumstances that are substantially the same, or at least as favorable to the savings association or its subsidiary, as those prevailing at the time for comparable transactions with nonaffiliated companies. A "covered transaction" is defined to include a loan or extension of credit to an affiliate; a purchase of investment securities issued by an affiliate; with certain exceptions, a purchase of assets from an affiliate; the acceptance of securities issued by an affiliate as collateral for a loan or extension of credit to any party; or the issuance of a guarantee, acceptance or letter of credit on behalf of an affiliate.

     In addition, a savings association may not make a loan or extension of credit to an affiliate unless the affiliate is engaged only in activities permissible for bank holding companies; a savings association may not purchase or invest in securities of an affiliate other than shares of a subsidiary; a savings association and its subsidiaries may not purchase a low-quality asset from an affiliate; and covered transactions and certain other transactions between a savings association or its subsidiaries and an affiliate must be on terms and conditions that are consistent with safe and sound banking practices. With certain exceptions, each loan or extension of credit by a savings association to an affiliate must be secured by collateral with a market value ranging from 100% to 130% (depending on the type of collateral) of the amount of the loan or extension of credit.

REGULATION OF THE BANK

  Regulatory System

     As a federal savings bank, lending activities and other investments of the Bank must comply with various statutory and regulatory requirements. The Bank is regularly examined by the OTS and must file periodic reports concerning its activities and financial condition.

     Although the OTS is the Bank's primary regulator, the FDIC has "backup enforcement authority" over the Bank. The Bank's eligible deposit accounts are insured by the FDIC under the SAIF, up to applicable limits.

  Federal Home Loan Banks

     The Bank is a member of the FHLBS. Among other benefits, FHLB membership provides the Bank with a central credit facility, from which it may borrow generally on a secured basis in amounts determined by reference to available collateral. The Bank is required to own capital stock in the FHLB in an amount equal to the greater of: (i) 1% of its aggregate outstanding principal amount of its residential mortgage loans, home purchase contracts and similar obligations at the beginning of each calendar year, (ii) 0.3% of total assets, or (iii) 5% of its FHLB advances (borrowings). The Bank currently complies with the FHLB stock ownership requirements.

  Liquid Assets

     Under OTS regulations, for each calendar quarter, a savings bank is required to maintain an average daily balance of liquid assets (including cash, certain time deposits and savings accounts, bankers' acceptances, certain government obligations and certain other investments) not less than a specified percentage of the average daily balance of its net withdrawable accounts plus short-term borrowings (its liquidity base) during the preceding calendar month. This liquidity requirement, which currently equals 4% (having been lowered from 5% on November 24, 1997), may be changed from time to time by the OTS to any amount between 4% and 10%, depending upon certain factors. The Bank has maintained liquid assets in compliance with the regulations in effect throughout 1998, 1997, 1996 and 1995.

  Regulatory Capital Requirements

     OTS capital regulations require savings banks to satisfy minimum capital standards: risk-based capital requirements, a leverage requirement and a tangible capital requirement. Savings banks must meet each of these standards in order to be deemed in compliance with OTS capital requirements. In addition, the OTS may require a savings association to maintain capital above the minimum capital levels.

     All savings associations are required to meet a minimum risk-based capital requirement of total capital (core capital plus supplementary capital) equal to 8% of risk-weighted assets (which includes the credit risk equivalents of certain off-balance sheet items). In calculating total capital for purposes of the risk-based requirement, supplementary capital may not exceed 100% of core capital. Under the leverage requirement, a savings association is required to maintain core capital equal to a minimum of 4% of adjusted total assets. A savings association is also required to maintain tangible capital in an amount at least equal to 1.5% of its adjusted total assets.

     Under OTS regulations, a savings association with a greater than "normal" level of interest rate exposure must deduct an interest rate risk ("IRR") component in calculating its total capital for purposes of determining whether it meets its risk-based capital requirement. Interest rate exposure is measured, generally, as the decline in an institution's net portfolio value that would result from a 200 basis point increase or decrease in market interest rates (whichever would result in lower net portfolio value), divided by the estimated economic value of the savings association's assets. The interest rate risk component to be deducted from total capital is equal to one-half of the difference between an institution's measured exposure and "normal" IRR exposure (which is defined as 2%), multiplied by the estimated economic value of the institution's assets. In August 1995, the OTS indefinitely delayed implementation of its IRR regulation; however, based on internal measures of interest rate risk at December 31, 1997, the Bank would not have been required to deduct an IRR component in calculating total risk-based capital had the IRR component of the capital regulations been in effect.

     These capital requirements are viewed as minimum standards by the OTS, and most institutions are expected to maintain capital levels well above the minimum. In addition, the OTS regulations provide that minimum capital levels higher than those provided in the regulations may be established by the OTS for individual savings associations upon a determination that the savings association's capital is or may become inadequate in view of its circumstances. The OTS regulations provide that higher individual minimum regulatory capital requirements may be appropriate in circumstances where, among others: (1) a savings association has a high degree of exposure to interest rate risk, prepayment risk, credit risk, concentration of credit risk, certain risks arising from nontraditional activities, or similar risks or a high proportion of off-balance sheet risk; (2) a savings association is growing, either internally or through acquisitions, at such a rate that supervisory problems are presented that are not dealt with adequately by OTS regulations; and (3) a savings association may be adversely affected by activities or conditions of its holding company, affiliates, subsidiaries or other persons or savings associations with which it has significant business relationships. The Bank is not subject to any such individual minimum regulatory capital requirement.

     The Bank currently satisfies all applicable regulatory capital requirements. At June 30, 1998, the Bank's total capital to risk-based assets ratio was 12.15%, its core capital to risk-based assets ratio was 10.37%, its leverage capital ratio was 5.46% and its tangible capital ratio was 5.46%. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--FNH--Capital Resources."

  Certain Consequences of Failure to Comply with Regulatory Capital Requirements

     A savings association's failure to maintain capital at or above the minimum capital requirements may be deemed an unsafe and unsound practice and may subject the savings association to enforcement actions and other proceedings. Any savings association not in compliance with all of its capital requirements is required to submit a capital plan that addresses the association's need for additional capital and meets certain additional requirements. While the capital plan is being reviewed by the OTS, the savings association must certify, among other things, that it will not, without the approval of its appropriate OTS Regional Director, grow beyond net interest credited or make capital distributions. If a savings association's capital plan is not approved, the association will become subject to additional growth and other restrictions. In addition, the OTS, through a capital directive or otherwise, may restrict the ability of a savings association not in compliance with the capital requirements to pay dividends and compensation, and may require such association to take one or more of certain corrective actions, including, without limitation: (i) increasing its capital to specified levels, (ii) reducing the rate of interest that may be paid on savings accounts, (iii) limiting receipt of deposits to those made to existing accounts, (iv) ceasing issuance of new accounts of any or all classes or categories except in exchange for existing accounts, (v) ceasing or limiting the purchase of loans or the making of other specified investments, and
(vi) limiting operational expenditures to specified levels.

     The HOLA permits savings associations not in compliance with the OTS capital standards to seek an exemption from certain penalties or sanctions for noncompliance. Such an exemption will be granted only if certain strict requirements are met, and must be denied under certain circumstances. If an exemption is granted by the OTS, the savings association still may be subject to enforcement actions for other violations of law or unsafe or unsound practices or conditions.

     The Bank is not presently subject to any enforcement action or other regulatory proceeding with respect to its compliance with regulatory capital requirements. The Bank is currently in compliance with all applicable regulatory capital requirements.

  Prompt Corrective Action

     The prompt corrective action regulation of the OTS, promulgated under FDICIA, requires certain mandatory actions and authorizes certain other discretionary actions to be taken by the OTS against a savings association that falls within certain undercapitalized capital categories specified in the regulation.

     The regulation establishes five categories of capital classification: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." Under the regulation, the ratio of total capital to risk-weighted assets, core capital to risk-weighted assets and the leverage capital ratio are used to determine an association's capital classification. The Bank met the capital requirements of a "well capitalized" institution under the FDICIA prompt corrective action standards as of June 30, 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--FNH--Capital Resources."

     In general, the prompt corrective action regulation prohibits an insured depository institution from declaring any dividends, making any other capital distribution, or paying a management fee to a controlling person if, following the distribution or payment, the institution would be within any of the three undercapitalized categories. In addition, adequately capitalized institutions may accept Brokered Deposits only with a waiver from the FDIC and are subject to restrictions on the interest rates that can be paid on such deposits. Undercapitalized institutions may not accept, renew or roll-over Brokered Deposits.

     Savings associations that are classified as undercapitalized are subject to certain mandatory supervisory actions, including: (i) increased monitoring by the appropriate federal banking agency for the association and periodic review of the association's efforts to restore its capital, (ii) a requirement that the association submit a capital restoration plan acceptable to the appropriate federal banking agency and implement that plan, and that each company having control of the association guarantee compliance with the capital restoration plan in an amount not exceeding the lesser of 5% of the association's total assets at the time it received notice of being undercapitalized, or the amount necessary to bring the association into compliance with applicable capital standards at the time it fails to comply with the plan, and (iii) a limitation on the association's ability to make any acquisition, open any new branch offices, or engage in any new line of business without the prior approval of the appropriate federal banking agency for the institution or the FDIC.

     The regulation also provides that the OTS may take any of certain additional supervisory actions against an undercapitalized association if the agency determines that such actions are necessary to resolve the problems of the association at the least possible long-term cost to the deposit insurance fund. These supervisory actions include: (i) requiring the association to raise additional capital or be acquired by another association or holding company if certain grounds exist, (ii) restricting transactions between the association and its affiliates, (iii) restricting interest rates paid by the association on deposits, (iv) restricting the association's asset growth or requiring the association to reduce its assets, (v) requiring replacement of senior executive officers and directors, (vi) requiring the association to alter or terminate any activity deemed to pose excessive risk to the association,

(vii) prohibiting capital distributions by bank holding companies without prior approval by the Board of Governors of the Federal Reserve Board (the "FRB"),
(viii) requiring the association to divest certain subsidiaries, or requiring the association's holding company to divest the association or certain affiliates of the association, and (ix) taking any other supervisory action that the agency believes would better carry out the purposes of the prompt corrective action provisions of FDICIA.

     Savings associations classified as undercapitalized that fail to submit a timely, acceptable capital restoration plan or fail to implement such a plan are subject to the same supervisory actions as significantly undercapitalized associations. Significantly undercapitalized associations are subject to the mandatory provisions applicable to undercapitalized associations. The regulation also makes mandatory for significantly undercapitalized associations certain of the supervisory actions that are discretionary for associations classified as undercapitalized, creates a presumption in favor of certain discretionary supervisory actions, and subjects significantly undercapitalized associations to additional restrictions, including a prohibition on paying bonuses or raises to senior executive officers without the prior written approval of the appropriate federal bank regulatory agency. In addition, significantly undercapitalized associations may be subjected to certain of the restrictions applicable to critically undercapitalized associations.

     The regulation requires that an association be placed into conservatorship or receivership within 90 days after it becomes critically undercapitalized, unless the OTS, with the concurrence of the FDIC, determines that other action would better achieve the purposes of the prompt corrective action provisions of FDICIA. Any such determination must be renewed every 90 days. A savings association also must be placed into receivership if the association continues to be critically undercapitalized, on average, during the fourth quarter after the association initially became critically undercapitalized, unless the association's federal bank regulatory agency, with the concurrence of the FDIC, makes certain positive determinations with respect to the association.

     Critically undercapitalized associations are also subject to the restrictions generally applicable to significantly undercapitalized associations and to a number of other severe restrictions. For example, beginning 60 days after becoming critically undercapitalized, such associations may not pay principal or interest on subordinated debt without the prior approval of the FDIC. (However, the regulation does not prevent unpaid interest from accruing on subordinated debt under the terms of the debt instrument, to the extent otherwise permitted by law.) In addition, critically undercapitalized associations may be prohibited from engaging in a number of activities, including entering into certain transactions or paying interest above a certain rate on new or renewed liabilities.

     If the OTS determines that an association is in an unsafe or unsound condition, or if the association is deemed to be engaging in an unsafe or unsound practice, the OTS may, if the association is well-capitalized, reclassify it as adequately capitalized; if the association is adequately capitalized, require it to comply with restrictions applicable to undercapitalized associations; and, if the association is undercapitalized, require it to comply with certain restrictions applicable to significantly undercapitalized associations.

     The Bank is not presently subject to any enforcement action or other regulatory proceeding with respect to the prompt corrective action regulation. The Bank is currently qualified as a "well capitalized" institution under the prompt corrective action regulation.

  Conservatorship/Receivership

     In addition to the grounds discussed under "--Prompt Corrective Action," the OTS (and, under certain circumstances, the FDIC) may appoint a conservator or receiver for a savings association if any one or more of a number of circumstances exist, including, without limitation, the following: (i) the association's assets are less than its obligations to creditors and others,
(ii) a substantial dissipation of assets or earnings due to any violation of law or any unsafe or unsound practice, (iii) an unsafe or unsound condition to transact business, (iv) a willful violation of a final cease-and-desist order,
(v) the concealment of the association's books, papers, records or assets or refusal to submit such items for inspection to any examiner or lawful agent of the OTS or FDIC, (vi) the association is likely to be unable to pay its obligations or meet its depositors' demands in the normal course of business,
(vii) the association has incurred, or is likely to incur, losses that will deplete all or substantially all of its capital, and there is no reasonable prospect for the association to become adequately capitalized without federal assistance, (viii) any violation of law or unsafe or unsound practice that is likely to cause insolvency or substantial dissipation of assets or earnings, weaken the association's condition, or otherwise seriously prejudice the interests of the association's depositors or the federal deposit insurance fund, (ix) the association consents to the appointment of the conservator or receiver, (x) the association ceases to be an insured association, (xi) the association is undercapitalized and the association has no reasonable prospect of becoming adequately capitalized, fails to become adequately capitalized when required to do so, fails to submit a timely and acceptable capital restoration plan, or materially fails to implement an accepted capital restoration plan, (xii) the association is critically undercapitalized or otherwise has substantially insufficient capital, or
(xiii) the association is found guilty of certain criminal offenses related to money laundering. Neither the OTS nor FDIC has taken or has threatened to take any action with respect to the appointment of a conservator or receiver for the Bank.

  Liability of Commonly Controlled Depository Institutions

     In general, savings associations and other depository institutions can be held liable for any loss which the FDIC incurs or reasonably anticipates incurring in connection with either the default of a commonly controlled depository institution or any assistance provided by the FDIC to a commonly controlled institution in danger of default. A depository institution is required to pay the amount of such liability upon receipt of written notice from the FDIC unless such written notice is received more than two years from the date the FDIC incurred the loss. Liability for the losses of commonly controlled institutions can lead to the failure of all depository institutions in a holding company structure if the remaining institutions are unable to pay the liability assessed by the FDIC.

     In general, for purposes of this provision, depository institutions are deemed to be "commonly controlled" if they are controlled by the same holding company or if one depository institution is controlled by another; "default" of a depository institution occurs when there is an official determination pursuant to which a conservator, receiver or other legal custodian is appointed for the institution; and a depository institution is deemed to be "in danger of default" when its federal or state supervisory agency determines that the institution is not likely to be able to meet the demands of its depositors or pay its obligations in the normal course of business and there is no reasonable prospect that it will be able to do so, or determines that the institution has incurred or is likely to incur losses that will deplete substantially all of its capital and there is no reasonable prospect that the institution's capital can be replenished without federal assistance. The Bank is not currently under common control with any other depository institution.

  Enforcement Powers

     The OTS and, under certain circumstances, the FDIC, have substantial enforcement authority with respect to savings associations, including authority to bring various enforcement actions against a savings association and any of its "institution-affiliated parties" (a term defined to include, among other persons, directors, officers, employees, controlling stockholders, agents and shareholders who participate in the conduct of the affairs of the institution). This enforcement authority includes, without limitation: (i) the ability to terminate a savings association's deposit insurance, (ii) institute cease-and-desist proceedings, (iii) bring suspension, removal, prohibition and criminal proceedings against institution-affiliated parties, and (iv) assess substantial civil money penalties. As part of a cease-and-desist order, the agencies may require a savings association or an institution-affiliated party to take affirmative action to correct conditions resulting from that party's actions, including to make restitution or provide reimbursement, indemnification or guarantee against loss; restrict the growth of the institution; and rescind agreements and contracts. The Bank is not currently subject to any OTS or FDIC enforcement proceedings, actual or threatened.

  Capital Distribution Regulation

     In addition to the prompt corrective action restriction on paying dividends described above, OTS regulations limit certain "capital distributions" by savings associations. Capital distributions are defined to include, in part, dividends and payments for stock repurchases and cash-out mergers.

     Under the regulation, an association that meets its fully phased-in capital requirements both before and after a proposed distribution and has not been notified by the OTS that it is in need of more than normal supervision (a "Tier 1 association") may, after prior notice to but without the approval of the OTS, make capital distributions during a calendar year up to the higher of: (i) 100% of its net income to date during the calendar year plus the

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
amount that would reduce by one-half its surplus capital ratio at the beginning of the calendar year, or (ii) 75% of its net income over the most recent four-quarter period. A Tier 1 association may make capital distributions in excess of the above amount if it gives notice to the OTS and the OTS does not object to the distribution. A savings association that meets its regulatory capital requirements both before and after a proposed distribution but does not meet its fully phased-in capital requirement (a "Tier 2 association") is authorized, after prior notice to the OTS but without OTS approval, to make capital distributions in an amount up to 75% of its net income over the most recent four-quarter period, taking into account all prior distributions during the same period. Any distribution in excess of this amount must be approved in advance by the OTS. A savings association that does not meet its current regulatory capital requirements (a "Tier 3 association") cannot make any capital distribution without prior approval from the OTS, unless the capital distribution is consistent with the terms of a capital plan approved by the OTS.

     The OTS may prohibit a proposed capital distribution that would otherwise be permitted if the OTS determines that the distribution would constitute an unsafe or unsound practice. The requirements of the capital distribution regulation supersede less stringent capital distribution restrictions in earlier agreements or conditions.

     The Bank's capital distributions have complied with the capital distribution rule. At June 30, 1998, the Bank qualified as a Tier 1 association for the purpose of the capital distribution rule.

     The OTS has proposed to amend its capital distribution regulation to conform its requirements to the OTS prompt corrective action regulation. Under the proposed regulation, an association that would remain at least adequately capitalized after making a capital distribution, and that was owned by a holding company, would be required to provide notice to the OTS prior to making a capital distribution. "Troubled" associations and undercapitalized associations would be allowed to make capital distributions only by filing an application and receiving OTS approval, and such applications would be approved under certain limited circumstances.

  Qualified Thrift Lender Test

     In general, savings associations are required to maintain at least 65% of their portfolio assets in certain qualified thrift investments (which consist primarily of loans and other investments related to residential real estate and certain other assets). A savings association that fails the qualified thrift lender test is subject to substantial restrictions on activities and to other significant penalties.

     Legislation permits a savings association to qualify as a qualified thrift lender ("QTL") not only by maintaining 65% of portfolio assets in qualified thrift investments (the "QTL test") but also, in the alternative, by meeting the asset composition test under the Internal Revenue Code for a "domestic building and loan association." The Bank currently is a domestic building and loan association as defined in the Internal Revenue Code and, consequently is a QTL for purposes of HOLA.

     Legislation enacted in 1996 also expands the QTL test to provide savings associations with greater authority to lend and diversify their portfolios. In particular, credit card and educational loans may now be made by savings associations without regard to any percentage-of-assets limit, and commercial loans may be made in an amount up to 10 percent of total assets, plus an additional 10 percent for small business loans. Loans for personal, family, and household purposes (other than credit card, small business, and educational loans) are now included without limit with other assets that, in the aggregate, may account for up to 20% of total assets. At June 30, 1998 under the expanded QTL test, approximately 91.17% of the Bank's portfolio assets were qualified thrift investments, satisfying the QTL test.

  FDIC Assessments

     The deposits of the Bank are insured by the SAIF of the FDIC, up to applicable limits, and are subject to deposit premium assessments by the SAIF. Under the FDIC's risk-based insurance system, SAIF-assessed deposits are currently subject to insurance premiums of between 0 and 27 basis points, depending upon the institution's capital position and other supervisory factors. The rate applicable to the Bank at December 31, 1997 was 0 basis points.

     Since January 1997, institutions with Bank Insurance Fund ("BIF") deposits have been required to share the cost of funding debt obligations issued by the Financing Corporation ("FICO"), a corporation established by

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
the federal government in 1987 to finance the recapitalization of the Federal Savings and Loan Insurance Corporation (the "FSLIC"). However, until the earlier of December 31, 1999 or the date of elimination of the thrift charter (see "--Savings Association Charter"), the FICO assessment rate for BIF deposits is only one-fifth of the rate applicable to SAIF deposits. Consequently, the annual FICO assessments to be added to deposit insurance premiums, which may be periodically adjusted, are expected to equal approximately 6.4 basis points for SAIF deposits and 1.3 basis points for BIF deposits from January 1, 1997 through December 31, 1999, and an equal amount for both BIF and SAIF deposits thereafter. Since January 1, 1997, FICO payments have been paid directly by SAIF and BIF institutions in addition to deposit insurance assessments.

  Savings Association Charter

     Congress has been considering legislation in various forms that would require federal thrifts, such as the Bank, to convert their charters to national bank charters. In the absence of appropriate "grandfather" provisions, legislation eliminating the savings association charter could have a material adverse effect on the Bank and its parent holding companies because, among other things, these holding companies engage in activities that are not permissible for bank holding companies and the regulatory capital and accounting treatment for banks and savings associations differs in certain significant respects. The Bank cannot determine whether, or in what form, such legislation may eventually be enacted and there can be no assurance that any legislation that is enacted would contain adequate grandfather rights for the Bank and its parent holding companies.

  Non-Investment Grade Debt Securities

     Savings associations and their subsidiaries are prohibited from investing in any corporate debt security that, at the time of acquisition, is not rated in one of the four highest rating categories by at least one nationally recognized statistical rating organization. The Bank does not own any non-investment grade debt securities.

  Community Reinvestment Act and the Fair Lending Laws

     Savings associations have a responsibility under the Community Reinvestment Act ("CRA") and related regulations of the OTS to help meet the credit needs of their communities, including low-and moderate-income neighborhoods. In addition, the Equal Credit Opportunity Act and the Fair Housing Act (together, the "Fair Lending Laws") prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. An association's failure to comply with the provisions of CRA could, as a minimum, result in regulatory restrictions on its activities, and failure to comply with the Fair Lending Laws could result in enforcement actions by the OTS, as well as other federal regulatory agencies and the Department of Justice. The Bank received an "Outstanding" rating in its most recently completed March 1997 CRA examination.

  Change of Control

     Subject to certain limited exceptions, no company can acquire control of a savings association without the prior approval of the OTS, and no individual may acquire control of a savings association if the OTS objects. Any company that acquires control of a savings association becomes a savings and loan holding company subject to extensive registration, examination and regulation by the OTS. Conclusive control exists, among other ways, when an acquiring party acquires more than 25% of any class of voting stock of a savings association or savings and loan holding company, or controls in any manner the election of a majority of the directors of the company. In addition, a rebuttable presumption of control exists if, among other things, a person acquires more than 10% of any class of voting stock of the savings association or savings and loan holding company (or 25% of any class of stock, whether or not voting) and, in either case, any of certain additional control factors specified in OTS regulations exist. Golden State Holdings is in compliance with these requirements.

     Under 1996 legislation, companies subject to the Bank Holding Company Act that acquire or own savings associations are no longer defined as savings and loan holding companies under the HOLA and, therefore, are not generally subject to supervision and regulation by the OTS. OTS approval is no longer required for a bank holding company to acquire control of an existing savings association, although the OTS has a consultative role with the FRB in examination, enforcement and acquisition matters. Golden State Holidngs is not subject to the Bank Holding Company Act.

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
                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The Issuer

     The following table sets forth certain information (ages as of July 1, 1998) concerning the directors and executive officers of Golden State Holdings. All directors serve terms of one year or until the election of their respective successors.

NAME                                                    AGE   POSITION
-----------------------------------------------------   ---   -----------------------------------------------------
Ronald O. Perelman...................................   55    Director
Gerald J. Ford.......................................   53    Chairman of the Board, Chief Executive Officer and
                                                                Director
Carl B. Webb.........................................   48    President, Chief Operating Officer and Director
Howard Gittis........................................   64    Director
Christie S. Flanagan.................................   60    Executive Vice President and General Counsel
Richard H. Terzian...................................   61    Executive Vice President and Chief Financial Officer
Richard P. Hodge.....................................   43    Executive Vice President
Scott A. Kisting.....................................   51    Executive Vice President
James R. Staff.......................................   51    Executive Vice President
Renee Nichols Tucei..................................   41    Senior Vice President and Controller

  The Bank

     The following table sets forth certain information (ages as of July 1, 1998) concerning the current directors and executive officers of the Bank. All directors serve terms of one year or until election of their respective successors.

NAME                                                    AGE   POSITION
-----------------------------------------------------   ---   -----------------------------------------------------
Gerald J. Ford.......................................   53    Chairman of the Board, Chief Executive Officer and
                                                                Director
Carl B. Webb.........................................   48    President, Chief Operating Officer and Director
Edward G. Harshfield.................................   61    Vice Chairman of the Board and Director
Paul M. Bass, Jr.....................................   63    Director
George W. Bramblett, Jr..............................   58    Director
Bob Bullock..........................................   68    Director
Brian P. Dempsey.....................................   60    Director
Irwin Engelman.......................................   64    Director
John F. King.........................................   58    Director
John F. Kooken.......................................   66    Director
Gabrielle K. McDonald................................   56    Director
Thomas S. Sayles.....................................   47    Director
Lynn Schenk..........................................   53    Director
Robert Setrakian.....................................   74    Director
Cora M. Tellez.......................................   49    Director
Christie S. Flanagan.................................   60    Executive Vice President and General Counsel
Richard A. Fink......................................   57    Executive Vice President and Goodwill Litigation
                                                                Manager
Kendall M. Fugate....................................   60    Executive Vice President and Information and
                                                                Technology Services Director
Richard P. Hodge.....................................   43    Executive Vice President and Corporate Tax Director
Scott A. Kisting.....................................   51    Executive Vice President, Retail Bank
Walter C. Klein, Jr..................................   55    Executive Vice President; President, FNMC

NAME                                                    AGE   POSITION
-----------------------------------------------------   ---   -----------------------------------------------------
Richard A. Leweke....................................   45    Executive Vice President and Administrative Services
                                                                Director
Lacy G. Newman, Jr...................................   48    Executive Vice President and Chief Credit Officer
James R. Staff.......................................   51    Executive Vice President and Chief Financial Advisor
Richard H. Terzian...................................   61    Executive Vice President and Chief Financial Officer
Peter K. Thomsen.....................................   56    Executive Vice President and Retail Banking Director
Stephen J. Trafton...................................   51    Executive Vice President and Goodwill Litigation
                                                                Manager
Dennis L. Verhaegen..................................   46    Executive Vice President--Director of Corporate
                                                                Finance
Michael R. Walker....................................   52    Executive Vice President--Commercial Real Estate
Renee Nichols Tucei..................................   41    Senior Vice President and Controller

------------------

     Mr. Perelman has been a Director of Golden State Holdings since its formation in February 1998 and a Director of Golden State since September 1998. Mr. Perelman has been Chairman of the Board and Chief Executive Officer of MacAndrews & Forbes and various of its affiliates since 1980. Mr. Perelman also is Chairman of the Boards of Directors of Revlon, Inc. ("Revlon") and Meridian Sports Incorporated ("Meridian") and Chairman of the Executive Committees of the Boards of Directors of Cigar Holdings, M&F Worldwide Corp. ("MFW") and Panavision Inc. ("Panavision"). Mr. Perelman is a Director of the following corporations which file reports pursuant to the Exchange Act: Cigar Holdings, Golden State, MFW, Meridian, Panavision, Revlon Consumer Products Corporation ("Products Corporation"), Revlon and REV Holdings Inc. ("REV Holdings"). (On December 27, 1996, Marvel Entertainment Group ("Marvel"), Marvel (Parent) Holdings Inc. ("Marvel Parent") and Marvel Holdings Inc. ("Marvel Holdings"), of which Mr. Perelman was a Director, Marvel III Holdings Inc. ("Marvel III"), of which Mr. Perelman is a Director, and several subsidiaries of Marvel filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code.)

     Mr. Ford has been Chairman of the Board, Chief Executive Officer and a Director of the Bank since the consummation of the FN Acquisition, of Golden State Holdings since September 11, 1998, of Golden State since September 1998 and of Preferred Capital Corp. since its formation in November 1996. Mr. Ford was Chairman of the Board and a Director of First Madison from 1993 to 1994.
Mr. Ford previously served as Chairman of the Board, Chief Executive Officer and a Director of First Gibraltar from 1988 through 1993. Mr. Ford served as the Chairman of the Board, Chief Executive Officer and a Director of First United Bank Group, Inc. ("First United Bank Group"), from 1993 through 1994. Mr. Ford is Chairman of the Board and a Director of FNMC, FGB Services, Inc. and Madison Realty Advisors, Inc. ("Madison Realty"). Mr. Ford is also Chairman of the Board and Chief Executive Officer of Liberte Investors Inc. and a Director of McMoRan Oil & Gas Co.

     Mr. Webb has been the President, Chief Operating Officer and a Director of the Bank since the consummation of the FN Acquisition, of Golden State Holdings since September 11, 1998, of Golden State since September 1998 and of Preferred Capital Corp. since its formation in November 1996. Mr. Webb served as President, Chief Executive Officer and Director of First Madison from 1993 through 1994. Mr. Webb previously served as President, Chief Operating Officer and a Director of First Gibraltar from 1988 through 1993. Mr. Webb also serves as a Director of FNMC.

     Mr. Gittis has been a Director of Golden State Holdings since its formation in February 1998 and a Director of Golden State since September 1998.
Mr. Gittis has been Vice Chairman of MacAndrews & Forbes and various of its affiliates since 1985. Mr. Gittis is a Director of the following corporations which file reports pursuant to the Exchange Act: Cigar Holdings, Golden State, Jones Apparel Group, Inc., Loral Space and Communications, Ltd., MFW, Panavision, Revlon, Products Corporation, REV Holdings, Rutherford-Moran Oil Corporation and Sunbeam Corporation.

     Mr. Flanagan has been the Executive Vice President and General Counsel of the Bank since the consummation of the FN Acquisition and of Golden State Holdings since September 11, 1998. Mr. Flanagan has been the Executive Vice President, General Counsel and a Director of Preferred Capital Corp. since its formation in November 1996. He also serves as a Director of FNMC. Mr. Flanagan has been associated with the law firm of Jenkens & Gilchrist, P.C. and its predecessors since 1968 in various capacities, including Managing Partner, and he is currently Of Counsel to that firm.

     Mr. Terzian has served as Executive Vice President and Chief Financial Officer of the Bank since April 1, 1995 and of Golden State Holdings since September 11, 1998. Mr. Terzian has been the Executive Vice President, Chief Financial Officer and a Director of Preferred Capital Corp. since its formation in November 1996. For the five years prior to April 1, 1995, Mr. Terzian served as Chief Financial Officer of Dime Bancorp, Inc. and its subsidiary, The Dime Savings Bank of New York, FSB.

     Mr. Hodge has been an Executive Vice President of the Bank since January 1996 and of Golden State Holdings since September 11, 1998 and has been employed by the Bank since November 1995. Mr. Hodge previously was associated with the public accounting firm of KPMG Peat Marwick LLP and its predecessors since 1981, including most recently as a tax partner since 1986.

     Mr. Kisting has been an Executive Vice President of the Bank since September 1, 1998 and of Golden State Holdings since September 11, 1998. From September 1997 to August 1998, Mr. Kisting served as Chief Operating Officer of the New England-based Citizens Financial Group. From 1993 to 1997, Mr. Kisting was associated with Norwest Corporation in Minneapolis, where he served as Group Executive Vice President from 1995 to 1997, and as Regional President from 1993 to 1995.

     Mr. Staff has been an Executive Vice President of the Bank since
October 17, 1994 and of Golden State Holdings since September 11, 1998. He also serves as a Director of Preferred Capital Corp., FNMC and Auto One. Mr. Staff previously was associated with the public accounting firm of KPMG Peat
Marwick LLP and its predecessors since 1979, including most recently as Partner-in-charge of Financial Services for the Southwest-Dallas area.

     Ms. Tucei has been a Senior Vice President and the Controller of the Bank since the consummation of the FN Acquisition and of Golden State Holdings since September 11, 1998. Ms. Tucei previously served as Senior Vice President and Controller of First Madison from 1993 to 1994, and as Senior Vice President for First Gibraltar from 1988 to 1993.

     Mr. Harshfield has been Vice Chairman of the Board and a Director of the Bank since January 1997. Mr. Harshfield was President, Chief Executive Officer and a Director of Old Cal Fed from January 1996 to January 1997 and of Old California Federal from October 1993 to January 1997. From October 1992 to March 1993, Mr. Harshfield served as Chief Executive Officer and a Director of First City Texas National Bank. From February 1991 to December 1992, he served as President, Chief Executive Officer and a Director of Federal Capital Bank, a private investment bank. Since 1988, Mr. Harshfield has been the principal, Chairman and Chief Executive Officer of EH Thrift Management Inc., a special purpose management company, and general partner of U.S. Thrift Opportunity Partners, L.P., a Merrill Lynch sponsored limited partnership that invests in undercapitalized thrift institutions. Prior to 1988, Mr. Harshfield served as President and Chief Executive Officer of Household Financial Services.
Mr. Harshfield also held various senior positions with Citicorp/Citibank and Pepsico Inc.

     Mr. Bass has been a Director of the Bank since May 1993 and of Golden State since September 1998. Mr. Bass is currently the Vice Chairman and Director of First Southwest Company. Mr. Bass is a Director and Chairman of the Audit Committee of Keystone Consolidated Industries, and is a Director of Source Services, Inc. Mr. Bass has served in the following capacities during the past five years: Director, Endevco, Inc.; Director, Jayhawk Acceptance Corporation; Director, Ford Bank Group; and Chairman of the Board and Director, Pizza Inn, Inc.

     Mr. Bramblett has been a Director of the Bank since May 1993 and of Golden State since September 1998. Mr. Bramblett has been associated with the law firm of Haynes & Boone since 1973 and is currently a Partner and a member of the Executive Committee of that firm. Mr. Bramblett has served in the following capacities during the past five years: Member of the Texas Higher Education Coordinating Board of the Texas College and University System of Texas and Trustee of the Baylor College of Dentistry.

     Mr. Bullock has served as a Director of the Bank since 1994 and of Golden State since September 1998. Mr. Bullock has been Lieutenant Governor of the State of Texas since 1990. Mr. Bullock is Chairman of the

Board, Director and President of JFB-RDB, Inc. Mr. Bullock served as a Director of the Ford Bank Group from 1992 to 1993, and as Director of the First United Bank Group from 1992 to 1993. Prior to 1990, Mr. Bullock served as the State of Texas Comptroller of Public Accounts. Mr. Bullock has been Of Counsel to the law firm of Scott, Douglass, Luton and McConnico, L.L.P. since 1992.

     Mr. Dempsey has been a Director of the Bank and Golden State since September 1998. Mr. Dempsey is, and has been since September 1996, Vice Chairman of the Board and a Director of Continental Savings Bank, headquartered in Seattle, Washington. From January 1995 until September 1996, he was the President of Dempsey & Associates, a financial services consulting firm. From 1961 until January 1995, he was an officer of University Savings Bank, becoming its Chief Executive Officer in 1984 and its Chairman in 1989.


     Mr. Engelman has been a Director of the Bank since 1992. Mr. Engelman has been Vice Chairman, Chief Administrative Officer and a Director of Revlon since November 1998. He has been Executive Vice President and Chief Financial Officer of MacAndrews & Forbes and various of its other affiliates since February 1992. He was Executive Vice President and Chief Financial Officer of GAF Corporation from 1990 to 1991; Director, President and Chief Operating Officer of Citytrust Bancorp Inc. from 1988 to 1990; Executive Vice President of the Blackstone Group LP from 1987 to 1988; and Director and Executive Vice President of General Foods Corporation for more than five years prior to 1987. Mr. Engelman is a Director of the following corporation which files reports pursuant to the Exchange Act:
Revlon Products. (On December 27, 1996, Marvel Holdings and Marvel Parent, of which Mr. Engelman was an executive officer, and Marvel III, of which Mr. Engelman is an executive officer, and several of the subsidiaries of Marvel filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code.)


     Mr. King has been a Director of the Bank and Golden State since September 1998. Mr. King is President and Chief Executive Officer of Weingart Center Association, a nonprofit association whose goal is to help break the cycle of the homeless. He served as a Senior Adviser to Union Bank of Switzerland from 1990 to 1993. Mr. King is a former Vice Chairman of Crocker National Bank and a former Chairman of the Board of First Interstate Bank of California. Mr. King is a Director of Ameron International, Inc., a Trustee of the University of Southern California and of the California Hospital Center Foundation, a Director of the National Institute of Transplantation Foundation and the founding Chairperson of Kidspace.

     Mr. Kooken has been a Director of the Bank and Golden State since September 1998. Mr. Kooken retired as Vice Chairman and Chief Financial Officer of Security Pacific Corporation in 1992 after 32 years with the company.
Mr. Kooken is also a Director of the Centris Group, Inc and of Pacific Gulf Properties, Inc.

     Ms. McDonald has served as a Director of the Bank since 1990 and of Golden State since September 1998. Ms. McDonald also served as a Director of FGB-San Antonio in 1992. Ms. McDonald currently serves as a Judge on the International Criminal Tribunal for the former Yugoslavia. Ms. McDonald is also currently a Professor of Law at the Thurgood Marshall School of Law of Texas Southern University. Ms. McDonald currently serves as a director of Freeport McMoRan Inc., McMoRan Oil & Gas Co. and Freeport McMoRan Copper & Gold Inc.
Ms. McDonald was Of Counsel to the Walker & Satterthwaite firm from 1991 to 1993. She was a partner in the law firm of Matthews & Branscomb from 1988 through 1991. Prior to that time, Ms. McDonald served as a United States District Court Judge for the Southern District of Texas.

     Mr. Sayles has been a Director of the Bank and Golden State since September 1998. Mr. Sayles is Senior Vice President, Consumer Markets, of Energy Pacific, a joint venture between Pacific Enterprises and Enova Corporation, and Vice President of Pacific Enterprises. From July 1991 until December 1992, he was Commissioner of Corporations for the State of California. From January 1993 until December 1993, he was Secretary of the Business, Transportation and Housing Agency of the State of California. He became Vice President of Pacific Enterprise in January 1994 and Senior Vice President of Energy Pacific in January 1997.

     Ms. Schenk has been a Director of the Bank since November 1996 and of Golden State since September 1998. Ms. Schenk has been a Senior Consultant to Baker & McKenzie, San Diego, California since 1995. From January, 1993 to January, 1995, Ms. Schenk served in the U.S. House of Representatives as Congresswoman representing the 49th Congressional District in the State of California. During her term in the House of Representatives, Ms. Schenk served on the Energy and Commerce Committee and the Merchant Marine and Fisheries Committee. Ms. Schenk served as the State of California Secretary of Business, Transportation and Housing prior to 1983. From 1983 until her election to Congress, Ms. Schenk was in private law practice in California and served as an independent consultant to various public and private businesses with respect to

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government relations. From 1985 to 1993, Ms. Schenk served as a director of Long
Beach Bank, F.S.B. She is currently a director of IDEC Pharmaceuticals, Inc., a corporation which files reports pursuant to the Exchange Act.

     Mr. Setrakian has been a Director of the Bank since November 1994 and of Golden State since September 1998. Mr. Setrakian previously served as a Director of Old FNB for more than 10 years. Mr. Setrakian is presently the Chairman and President of the William Saroyan Foundation and the former Chairman and President of Mid-State Horticultural Company. He is also a former Chairman and member of the Board of Governors of the United States Postal Service; former Commissioner of the Federal Maritime Commission; former Chairman and Chief Executive Officer of the California Growers Winery, Inc.; and former Chairman and founder of the National Bank of Agriculture.

     Ms. Tellez has been a Director of the Bank and Golden State since September 1998. Ms. Tellez is President and Chairman of Prudential Health Care Plan of California, Inc. Ms. Tellez is a member of the Boards of Directors of the California Association of Health Plans, Holy Names College, the S.H Cowell Foundation and Asian Community Mental Health Services. She is also a member of the Mayor of San Francisco's Blue Ribbon Committee on Health Care and of the Advisory Panel of the University of San Francisco's School of Dentistry. From December 1978 to June 1994 she was Vice President and Regional Manager of the Kaiser Foundation Health Plan. From June 1994 to June 1997 she was a Senior Vice President of Blue Shield of California. She became President and Chairman of Prudential Health Care of California, Inc. in July 1997.

     Mr. Fink has been Executive Vice President and Goodwill Litigation Manager of the Bank since September 1998. Mr. Fink previously served as Senior Executive Vice President and a Director of Glendale Federal from May 1992 to September 1998. He served as Chief Legal Officer from May 1992 until April 1994; Director, Corporate Development, from April 1994 until February 1996; and has been the Bank's Chief Credit Officer since February 1996. From 1980 until May 1992, he was a partner in the law firm of McKenna & Fitting and was actively involved in advising the Bank with respect to legal and regulatory matters. On March 31, 1993 a state court receiver was appointed for McKenna & Fitting.

     Mr. Fugate has been an Executive Vice President of the Bank since the consummation of the FN Acquisition. Mr. Fugate previously served as Executive Vice President of Old FNB from 1991 to 1994, and held various executive positions with Citibank, N.A. and Citibank California, FSB from 1982 to 1991.

     Mr. Klein has been an Executive Vice President of the Bank and the President of FNMC since January 1996. He also serves as a Director of FNMC.
Mr. Klein previously was associated with PNC Mortgage Corp. of America and its predecessor, Sears Mortgage Corporation, since 1986, including most recently as Chairman and Chief Executive Officer.

     Mr. Leweke has been an Executive Vice President of the Bank since January 1998. Mr. Leweke served as Senior Vice President--Administrative Services since the consummation of the FN Acquisition. Prior to that time, he served in the same capacity for Old FNB from 1992 to 1994.

     Mr. Newman has been Executive Vice President and Chief Credit Officer of the Bank since the consummation of the FN Acquisition. Mr. Newman has also served as Executive Vice President of First Madison from 1993 to 1994, and Executive Vice President of First Gibraltar since 1992. In addition, he served as President and a Director of Madison Realty since 1992.

     Mr. Thomsen has been an Executive Vice President of the Bank since the consummation of the FN Acquisition. Mr. Thomsen previously served as Senior Executive Vice President of Old FNB and a Director from 1992 to 1994.
Mr. Thomsen was an Executive Vice President of Old FNB from 1991 to 1992.
Mr. Thomsen had been Executive Vice President of Michigan National Corporation from 1986 to 1991 and a Director from 1989 to 1991, and the President of Michigan National Bank from 1988 to 1991 and a Director from 1989 to 1991.
Mr. Thomsen was Chairman of Independence One Mortgage Corporation, a subsidiary of Michigan National Bank, from 1986 to 1990.

     Mr. Trafton has been Executive Vice President and Goodwill Litigation Manager of the Bank since September 1998. Mr. Trafton previously served as Chairman of the Board, Chief Executive Officer and President of Glendale Federal from April 1992 to September 1998. He joined Glendale Federal in July 1990 as Senior Executive Vice President and Chief Financial Officer and served as Chief Financial Officer until April 1992. He has served as a Director since June 1991. From June 1991 until April 1992 he was Vice Chairman of the Board.

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     Mr. Verhaegen has been an Executive Vice President of the Bank since
February 1997. Mr. Verhaegen previously served as a Managing Director of First Southwest Company from 1992 to 1994. Mr. Verhaegen served as a Senior Managing Director and co-head of the Financial Institutions Group of Bear Stearns & Co. Inc. from 1988 to 1992. From 1994 to 1996, Mr. Verhaegen operated his own financial advisory and consulting firm.

     Mr. Walker has been an Executive Vice President of the Bank since the consummation of the FN Acquisition. Mr. Walker served as Senior Vice President of First Madison from 1993 to 1994. Mr. Walker previously served as Senior Vice President of First Gibraltar from 1988 to 1993.

COMPENSATION OF DIRECTORS

     None of the Directors of the Issuer receive any compensation for their services as Directors. Directors of the Bank who do not receive compensation as officers or employees of the Bank or any of its affiliates are paid a fee of $3,500 for each meeting of the Board of Directors they attend and each director who attends 67% or more of the regular meetings of the Board of Directors during a fiscal year will receive an additional fee of $9,000. Members of the Audit Committee of the Board of Directors of the Bank who do not receive compensation as officers or employees of the Bank or any of its affiliates are paid a fee of $1,500 for each meeting of the Audit Committee they attend.

EXECUTIVE COMPENSATION

     The Issuer is a holding company with no business operations of its own and accordingly, engages its business through the Bank and its subsidiaries. The officers of the Issuer receive no compensation for their services to the Issuer. Accordingly, the following table sets forth certain compensation awarded to, earned by or paid to the Chief Executive Officer of the Issuer's operating subsidiary, Cal Fed, and the four most highly paid executive officers of Cal Fed, other than the Chief Executive Officer, who served as executive officers of Cal Fed at December 31, 1997 for services rendered in all capacities to Cal Fed and its subsidiaries during the years ended December 31, 1997, 1996 and 1995.

                           SUMMARY COMPENSATION TABLE

                                                                   ANNUAL COMPENSATION
                                                        -----------------------------------------
                                                                                  OTHER ANNUAL        ALL OTHER
NAME AND PRINCIPAL POSITION                     YEAR      SALARY       BONUS      COMPENSATION(1)    COMPENSATION(2)
---------------------------------------------   ----    ----------    --------    ---------------    ---------------
Gerald J. Ford...............................   1997    $1,500,000    $375,000       $   7,572          $  70,045
  Chairman & Chief                              1996     1,500,000     300,000           1,152             63,000
  Executive Officer                             1995     1,500,000           0           7,644             49,511

Carl B. Webb (3).............................   1997       900,000     375,000          26,542            838,421
  President & Chief                             1996       900,000     300,000          22,218             56,206
  Operating Officer                             1995       900,000           0         274,351             66,707

Christie S. Flanagan.........................   1997       700,000     150,000          15,059            631,556
  Executive Vice President &                    1996       700,000     120,000          16,173             52,171
  General Counsel                               1995       700,000      20,000          10,892             44,854

James R. Staff...............................   1997       650,000     200,000          17,034            588,657
  Executive Vice President &                    1996       533,352     250,000          10,411             48,722
  Chief Financial Advisor                       1995       450,000           0          17,348             27,001

Edward G. Harshfield (4).....................   1997       709,723           0         106,079             48,623
  Vice Chairman

------------------
(1) Includes: (i) the value of group term life insurance, (ii) amounts paid under relocation programs for Mr. Webb in 1995, (iii) the value of the use of Bank-owned automobiles for Messrs. Webb, Flanagan and Staff, (iv) club dues, (v) personal financial planning services paid by the Bank, (vi) security expenses paid by

                                              (Footnotes continued on next page)

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(Footnotes continued from previous page)

    the Bank for Messrs. Webb, Flanagan and Staff, (vii) amounts totalling $100,104 paid under a consulting agreement with Mr. Harshfield and
    (viii) amounts reimbursed for payment of taxes.

(2) Includes: (i) amounts calculated with respect to the Bank's net income and deferred pursuant to the Deferred Compensation Plan (as defined herein) of $742,500, $577,500 and $536,250 for Messrs. Webb, Flanagan and Staff, respectively, in 1997, (ii) the Bank's contributions to the 401(k) plan of $8,871 and $8,571 in 1997 and 1996, respectively, for each of Messrs. Ford, Webb, Flanagan and Staff, and $9,111 for Mr. Harshfield in 1997, (iii) the Bank's contribution to the Supplemental Employees' Investment Plan of $58,628, $85,630, $42,128, $42,130 and $39,512 in 1997 for Messrs. Ford,
    Webb, Flanagan, Staff and Harshfield, respectively, and $54,429, $45,430, $40,629 and $38,430 in 1996 for Messrs. Ford, Webb, Flanagan and Staff, respectively, and (iv) premiums on supplemental life insurance paid by the Bank for Messrs. Ford, Webb, Flanagan and Staff of $2,546, $1,420, $3,057 and $1,406, respectively, in 1997 and for Messrs. Webb, Flanagan and Staff of $2,205, $2,971 and $1,721, respectively, in 1996.

(3) Does not include a 1996 payment of $10 million to Mr. Webb by FNH under its long term management incentive plan.

(4) Mr. Harshfield became Vice Chairman on January 27, 1997.

     Certain executive officers of the Bank have entered into employment agreements with the Bank. See "Certain Relationships and Related
Transactions--Executive Employment Agreements." Also, Gerald J. Ford has been and is presently a party to certain consulting and similar agreements with certain affiliates of the Issuer, as more fully described in "Certain Relationships and Related Transactions--Transactions with Mr. Ford."

     Effective October 1, 1995, FNH adopted the Incentive Plan with respect to certain executive officers of the Bank (the "Participants"). Awards under the Incentive Plan are made in the form of performance units. Each performance unit entitles the Participants to receive cash and/or stock options ("Bonuses") based on the Participant's vested interest in a bonus pool.

     Generally, the Incentive Plan provides for the payment of Bonuses, on a quarterly basis, to the Participants upon the occurrence of certain events. Bonuses vest at 20% per year beginning October 1, 1995. The aggregate amount of Bonuses payable under the Incentive Plan is subject to a cap of $50 million. During 1997, 1996 and 1995, expenses of $12.4 million, $35.6 million and $2 million, respectively, were recorded relative to the Incentive Plan. As of December 31, 1997, the Incentive Plan has been fully accrued.

     There were no long-term incentive plan awards in 1997 or 1996 to the executive officers named in the preceding table. The Golden State Acquisition constitutes a change in control pursuant to the terms of the Incentive Plan and, accordingly, vesting was accelerated and Bonuses totalling $38.5 million were paid to Participants on September 11, 1998.

     On May 19, 1997, the Bank adopted a Deferred Executive Compensation Plan (the "Deferred Compensation Plan") with respect to certain officers of the Bank (the "Officers"). The Deferred Compensation Plan provides for an award to be made to each Officer as a percentage of such Officer's base annual salary determined based upon the net income of the Bank with respect to the immediately preceding fiscal year expressed as a percentage of the target net income established by the Board with respect to such fiscal year. The award so determined may be increased at the discretion of the Chief Operating Officer of the Bank.

     An Officer's award with respect to each fiscal year will be paid in cash in five equal annual installments on each of the first five anniversaries of the date of grant of the award. Each installment of the award will include interest from the date of the grant of the award at a rate of 6% per annum.

     If a participant's employment terminates due to death, disability or retirement, the participant (or his estate) shall receive any unpaid installments of the award (with interest thereon) upon such termination. Upon any other termination of employment, any unpaid installments of a participant's award will be forfeited.

     Upon a change in control of the Bank or FNMC (with respect to participants employed by FNMC), in each case, as described in the Deferred Compensation Plan, each Officer will receive any unpaid installments of the award (with interest thereon). In addition, upon a change in control of the Bank or FNMC (with respect to participants employed by FNMC), each Officer will receive an additional award, determined in accordance with

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
the applicable provisions of the Deferred Compensation Plan, but in any case in an amount not in excess of 125% of the Officer's annual base salary.

     During the year ended December 31, 1997, expenses of $5.7 million were recorded relative to the Deferred Compensation Plan.

  Compensation Committee Interlocks and Insider Participation

     The Issuer has no compensation committee. The following directors serve on the Compensation Committee of the Board of the Bank: Gerald J. Ford, Howard Gittis, Paul Bass and George Bramblett. During 1997, 1996 and 1995, Mr. Ford was Chairman of the Board of the Bank. In addition, Mr. Ford controls Hunter's Glen, which indirectly owns 13.2% of the common stock of Golden State, the indirect parent of the Issuer. Each of Messrs. Perelman, Mr. Gittis, Ford and Webb is a director of the Issuer and of the Bank. See "Certain Relationships and Related Transactions--Transactions with Mr. Ford."

                         OWNERSHIP OF THE COMMON STOCK

     Golden State Holdings is an indirect wholly owned subsidiary of Golden State. Ronald O. Perelman, a director of Golden State Holdings, 35 East 62nd Street, New York, New York 10021, through MacAndrews & Forbes, beneficially owns 34.7% of the common stock of Golden State and Hunter's Glen, a limited partnership controlled by Gerald J. Ford, Chairman of the Board, Chief Executive Officer and a director of the Bank and Golden State Holdings, 200 Crescent Court, Suite 1350, Dallas, Texas 75201, owns 13.2% of the common stock of Golden State with the balance of the common stock of Golden State being publicly held. In addition, pursuant to the Merger Agreement, Mafco Holdings and Hunter's Glen will be entitled to receive contingent consideration based on certain conditions, which contingent consideration could cause the ownership percentages of Mafco Holdings and Hunter's Glen to increase. See "The Golden State Acquisition."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATIONSHIP WITH MACANDREWS & FORBES

     The Issuer is an indirect wholly owned subsidiary of Golden State, which is 34.7% indirectly owned by MacAndrews & Forbes. As a result, MacAndrews & Forbes is able to direct and control the policies of the Issuer and its subsidiaries, including with respect to mergers, sales of assets and similar transactions. See "Ownership of the Common Stock."

     MacAndrews & Forbes is a diversified holding company with interests in several industries. Through its 83% ownership of Revlon, MacAndrews & Forbes is engaged in the cosmetics and skin care, fragrance and personal care products business. MacAndrews & Forbes also owns 71% of Panavision, a supplier of film camera systems to the motion picture and television industries, and 65% of Meridian, a manufacturer and marketer of ski boats. Through its 64% ownership of Cigar Holdings, MacAndrews & Forbes is engaged in the manufacture and distribution of cigars and pipe tobacco. Through its 39% ownership of MFW (assuming conversion of certain preferred stock), MacAndrews & Forbes is in the business of processing licorice and other flavors. MacAndrews & Forbes is also in the financial services business through the Bank. The principal executive offices of MacAndrews & Forbes are located at 35 East 62nd Street, New York, New York 10021.

TAX SHARING AGREEMENT

     The Issuer, the Bank and Golden State are parties to the Tax Sharing Agreement. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--FNH--Provision for Federal and State Income Taxes."

RATE LOCK AGREEMENTS

     On May 29, 1998, Trans Network Insurance Services Inc. ("TNIS"), an indirect parent of the Issuer, and Salomon Brothers Holding Company ("Salomon"), which is an affiliate of one of the Initial Purchasers, entered into two interest rate lock agreements (the "Rate Lock Agreements"). TNIS entered into the Rate Lock Agreements for the benefit of the Issuer in order to hedge against an increase in interest rates. Pursuant to the

Rate Lock Agreements, if the applicable interest rates payable on certain U.S. Treasury Securities were higher at the time that the Fixed Rate Notes were priced than the interest rates payable on such U.S. Treasury Securities on May 29, 1998 by a certain amount, then Salomon would have been required to make a payment to TNIS. Since the interest rates payable on such U.S. treasury securities at the time the Fixed Rate Notes were priced were less than the interest rates payable on such U.S. treasury securities on May 29, 1998 by a certain amount, TNIS was required to make a comparable payment to Salomon.

     Pursuant to the Rate Lock Agreements, TNIS paid Salomon approximately $10.0 million on July 31, 1998. On September 14, 1998, the Issuer reimbursed TNIS for such payment made by TNIS to Salomon pursuant to the Rate Lock Agreements, plus TNIS' cost of capital applied to the payment made. Management believes that the terms and conditions of this arrangement were at least as favorable to the Issuer as might have been obtained in a similar transaction with an unaffiliated party.

LOAN TO ESCROW CORP. BY AFFILIATE

     Simultaneously with the consummation of the Offering, TNIS loaned approximately $46 million to Escrow Corp., and Escrow Corp. deposited the proceeds of such loan, together with the net proceeds of the Offering, in escrow pursuant to an escrow agreement (the "Escrow Agreement"). Such loan bore interest at a rate equal to TNIS' cost of capital, and was an unsecured obligation of Escrow Corp. Such loan matured upon the consummation of the Refinancing Transactions. Management believes that the terms and conditions of such loan were at least as favorable to Escrow Corp. as might have been obtained in a similar transaction with an unaffiliated party.

LOANS TO AFFILIATES

     FNH loaned approximately $46.8 million to an affiliate on March 1, 1996. Such loan accrued interest at the rate of 10.5% over the prevailing yield to maturity of the five year United States treasury note, and was an unsecured subordinated obligation of the borrower guaranteed by certain other affiliates of FNH, which obligation to FNH was evidenced by a promissory note (the "Promissory Note"). Management believes that the terms and conditions of such loan were at least as favorable to FNH as might have been obtained in a similar transaction with an unaffiliated party. On May 15, 1996, FNH distributed the Promissory Note to Parent Holdings as a partial redemption of and dividend on class C common stock.

     On September 27, 1996, FNH issued $150 million aggregate liquidation value of the FNH Preferred Stock to Special Purpose Corp. and loaned to an affiliate approximately $19 million of the proceeds therefrom. Such loan accrued interest at the rate of 14%, and was an unsecured subordinated obligation of the borrower, which obligation to FNH was evidenced by a promissory note. Management believes that the terms and conditions of such loan were at least as favorable to FNH as might have been obtained in similar transaction with an unaffiliated party. Such loan, together with the accrued interest thereon, was repaid to FNH on January 3, 1997.

FIRST NATIONWIDE ESCROW MERGER AND ISSUANCE OF FIRST NATIONWIDE ESCROW PREFERRED STOCK

     Concurrent with the issuance of the FNH 10 5/8% Senior Subordinated Notes, First Nationwide Escrow issued approximately $36 million aggregate liquidation value of cumulative perpetual preferred stock, (the "First Nationwide Escrow Preferred Stock") to TNIS. The First Nationwide Escrow Preferred Stock had a stated liquidation value of $100,000 per share, plus accrued and unpaid dividends, if any. Cash dividends on the First Nationwide Escrow Preferred Stock were cumulative and accrued at an annual rate of approximately 7.3% of the stated liquidation value.

     On January 3, 1997 and prior to the consummation of the Cal Fed Acquisition, First Nationwide Escrow was merged with and into FNH in the First Nationwide Escrow Merger and FNH assumed First Nationwide Escrow's obligations under the FNH 10 5/8% Senior Subordinated Notes and the Indenture. In connection with the First Nationwide Escrow Merger, each share of First Nationwide Escrow Preferred Stock was converted into and became one share of cumulative perpetual preferred stock of FNH (the "FNH/First Nationwide Escrow Preferred Stock"), which stock had the same relative rights, terms and preferences as the First Nationwide Escrow Preferred Stock. Immediately after issuance, FNH redeemed the FNH/First Nationwide Escrow Preferred Stock at a redemption price equal to its stated liquidation value plus accrued and unpaid dividends to January 3, 1997.

TRANSACTIONS WITH MR. FORD

     Madison Financial, Inc. ("Madison Financial"), a corporation formerly owned by Gerald J. Ford, the Chairman of the Board, Chief Executive Officer and a Director of the Issuer and the Bank, was party to a Consulting Agreement (the "Consulting Agreement"), effective as of February 1, 1993, between Madison Financial and TNIS, pursuant to which Madison Financial provided consulting services to TNIS. Certain costs related to the Consulting Agreement were charged to FNH. The Consulting Agreement was terminated by mutual agreement without cost in July 1994 in connection with the Exchange Agreement (as defined herein).

     FNH was an indirect subsidiary of First Gibraltar Holdings. In connection with the offering of the FNH Senior Notes, First Gibraltar Holdings incorporated Parent Holdings and a wholly owned subsidiary of Parent Holdings, FNH, to hold 100% of the common stock of the Bank. First Gibraltar Holdings contributed all of its shares of capital stock of the Bank to Parent Holdings, which contributed such shares to FNH in exchange for 1,000 shares of common stock of FNH. FNH amended its certificate of incorporation to create 800 shares of class A common stock having one vote per share, 200 shares of class B common stock having .75 votes per share and 230.3 shares of nonvoting class C common stock, and Parent Holdings exchanged its 1,000 shares of common stock for 800 shares of class A common stock. Pursuant to the terms of an Exchange Agreement entered into between FNH, Mr. Ford and Parent Holdings (the "Exchange Agreement"), and in connection with the consummation of the FN Acquisition, Parent Holdings acquired 100% of the class C common stock of FNH (all of which were redeemed on June 3, 1996) in exchange for $210 million and Mr. Ford acquired 100% of the class B common stock of FNH in exchange for his 6.25% of the class A common stock of First Gibraltar Holdings and all of the shares of Madison Financial, the sole asset of which was the Consulting Agreement. In addition, FNH also assumed indebtedness of Mr. Ford in the amount of approximately $11.9 million to TNIS (the "Ford Obligation"), which obligation has been forgiven by TNIS. As a result of the consummation of the transactions contemplated by the Exchange Agreement, Mr. Ford owned 100% of the class B common stock of FNH, representing 20% of its voting common stock (representing approximately 15% of the voting power of its voting common stock), and Parent Holdings owned 100% of the class A common stock of FNH, representing 80% of its voting common stock (representing approximately 85% of the voting power of its voting common stock). FNH, Parent Holdings and Mr. Ford entered into a stockholders agreement (the "Stockholders Agreement") pursuant to which, among other things, Mr. Ford and FNH had the right to transfer their respective shares to certain affiliates. In addition, the Stockholders Agreement contained other customary provisions regarding restrictions on transfer and registration rights. On December 29, 1995, Mr. Ford transferred his shares of class B common stock to Hunter's Glen, which assumed the obligations under, and received the benefits of, the Stockholders Agreement. Upon consummation of the Golden State Acquisition, Hunter's Glen received shares of Golden State Common Stock in consideration for the shares of class B common stock of FNH held by Hunter's Glen.

     Mr. Ford has entered into a loan agreement with NationsBank, N.A. ("NationsBank"), whereby NationsBank has loaned Mr. Ford $5 million. Such loan has a maturity of up to one year and bears interest at a floating interest rate based on LIBOR. The loan is secured by Mr. Ford's FNH 12 1/4% Senior Notes. The terms of the loan provide that, in the event of default by Mr. Ford under such loan or in the event of certain rapid and material declines in the value of the FNH 12 1/4% Senior Notes pledged as collateral, NationsBank or any successor or assignee thereof will have the right to foreclose on the pledged FNH 12 1/4% Senior Notes and sell, or direct Mr. Ford to sell, such FNH 12 1/4% Senior Notes, to certain Qualified Institutional Buyers ("QIBs") (as such term is defined in Rule 144A under the Securities Act) pursuant to Rule 144A under the Securities Act, pursuant to Regulation S under the Securities Act, to FNH or pursuant to a shelf registration statement.

     Mr. Ford has entered into an employment agreement with the Bank calling for his continued employment by the Bank in his current executive capacity with an annual base salary in 1998 of $1,000,000. The term of this agreement extends through December 31, 2000, and provides for, among other things, a life insurance policy on the life of Mr. Ford in an amount equal to three times his base salary.

     Mr. Ford has also entered into a consulting agreement with First Nationwide Management Corp. ("First Nationwide Management"), an affiliate of FNH, providing for the payment to him of annual consulting fees of $2,000,000 for 1998 and in increasing amounts through 2000, and certain other related expenses. Pursuant to an arrangement between First Nationwide Management and FNH, such consulting fees and other related expenses paid by First Nationwide Management are charged to FNH. Such charges amounted to approximately $1,291,000, $1,225,000 and $964,000 in 1997, 1996 and 1995, respectively. Subject to the approval of the board of directors of Golden State, it is expected that following the consummation of the Golden State Acquisition, Golden State will assume the obligations of First Nationwide Management under the consulting agreement with Mr. Ford.

     In 1996, as part of the financing for the Cal Fed Acquisition, Special Purpose Corp. invested $150 million in cash in FNH in exchange for $150 million aggregate liquidation value of FNH Preferred Stock. Such investment was funded through borrowings by First Gibraltar Holdings under a credit facility, which borrowings were loaned by First Gibraltar Holdings to Special Purpose Corp. Special Purpose Corp. pledged its shares of FNH Preferred Stock to secure the borrowings by First Gibraltar Holdings under such credit facility. The common stock of Special Purpose Corp. is owned by Mr. Ford.

     At December 31, 1997, the issued and outstanding FNH Preferred Stock had a liquidation value of $25.7 million. The FNH Preferred Stock was redeemed in full on March 31, 1998.

EXECUTIVE EMPLOYMENT AGREEMENTS

     In addition to the employment agreement between Mr. Ford and the Bank (see "--Transactions with Mr. Ford"), Messrs. Webb, Flanagan, Staff, Newman and Hodge have entered into employment agreements with the Bank calling for their continued employment by the Bank in their current executive capacities. All five agreements are substantially similar in their terms except that Messrs. Webb, Staff and Newman's employment agreements terminate on December 31, 2000, Mr. Hodge's terminates on December 31, 1998, and Mr. Flanagan's terminates
May 31, 1999 and except that Mr. Flanagan's agreement provides for a $20,000 "substitution" bonus which was paid in 1996. If any of these agreements are terminated without cause or by the executive without good reason prior to the respective scheduled termination dates, the relevant executive would receive payments of base salary and benefits due for the balance of the term. Additionally, each employment agreement provides for a life insurance policy on the life of the insured in an amount double the base salary payable by the Bank to such individual. Pursuant to such employment agreements, the annual base salaries payable by the Bank in 1998 to Messrs. Webb, Flanagan, Staff, Newman and Hodge are $1,200,000, $700,000, $700,000, $500,000, and $300,000,
respectively.

     Pursuant to an Agreement for Provision of Services between Cal Fed and First Nationwide Management, dated December 1, 1994 (the "Services Agreement"), a portion of the salaries payable by the Bank in 1998 to Messrs. Webb, Flanagan and Staff is charged to First Nationwide Management so that the annual net base compensation payable by the Bank will be $800,000, $350,000 and $350,000 for Messrs. Webb, Flanagan and Staff, respectively. All of such amounts paid by First Nationwide Management are charged to FNH for services performed by these executives. The total amounts received by Cal Fed pursuant to the Services Agreement were approximately $1,885,000, $1,379,000 and $1,092,000 in 1997, 1996
and 1995, respectively, which amounts are included in the amounts allocated by First Nationwide Management to FNH.

     In January 1997, the Bank entered into a Consulting Agreement with
Mr. Harshfield whereby he agreed to assist the Bank in its pursuit of the California Federal Litigation. Mr. Harshfield will receive $100,000 per year for each of the two years of the agreement.

     Effective January 8, 1996, FNMC entered into an employment agreement with Mr. Klein, for a term ending January 7, 1999. Pursuant to this employment agreement, Mr. Klein receives a base salary of $300,000 per year. The agreement also provides for life insurance on the life of Mr. Klein in the amount of $450,000. If Mr. Klein's agreement is terminated by the Bank without cause or by Mr. Klein without good reason prior to the scheduled termination date, he would receive payment for base salary and benefits due for the balance of the term. In addition, Mr. Klein has a salary guarantee that would provide a payment equal to the greater of $1.35 million or three times his prior year base salary plus bonus, should FNMC be sold during the term of his agreement.

SERVICES AGREEMENTS

     First Nationwide Management allocates certain of its expenditures to FNH. Such expenditures relate to salaries and benefits payable to selected Bank employees (including Messrs. Webb, Flanagan and Staff), aviation and other expenses. Pursuant to this arrangement, approximately $2,600,000, $2,524,000 and $1,935,000 was allocated by First Nationwide Management to FNH for the years ended December 31, 1997, 1996 and 1995, respectively, including the fees paid to Cal Fed under the Services Agreement. Subject to the approval of the board of directors of Golden State, it is expected that following the consummation of the Golden State

Acquisition the arrangement pursuant to which First Nationwide Management incurs such expenditures will be assumed by Golden State.

     Effective on June 1, 1995, the Bank entered into an agreement whereby it provides marketing and other support services to TNIS in connection with the insurance agency business it purchased from a Bank subsidiary on the same date. Service charges under this agreement amounted to approximately $5,200, $13,300 and $43,000 per month during 1997, 1996 and 1995, respectively. Management believes that the terms and conditions of these arrangements are at least as favorable to the Bank as those which could be obtained from similar arrangements with an unaffiliated party. Subject to the approval of the board of directors of Golden State, it is expected that following the consummation of the Golden State Acquisition TNIS will contribute the insurance agency business to the Bank and that the marketing agreement between the Bank and TNIS will be terminated.

SALE OF BUSINESS TO TNIS

     Effective on June 1, 1995, FNC Insurance Agency, Inc., a wholly owned subsidiary of the Bank, sold that portion of its insurance agency business related to marketing insurance products to the Bank's retail deposit and consumer loan customers to TNIS for approximately $0.7 million. Management believes that the terms and conditions of this transaction are at least as favorable to the Bank as might have been obtained in a similar transaction with an unaffiliated party.

LOANS TO EXECUTIVE OFFICERS AND DIRECTORS

     Some of the Bank's executive officers, directors, and members of their immediate families have engaged in loan transactions with the Bank. Such loans were made: (i) in the ordinary course of the Bank's business, (ii) on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions between the Bank and other persons, and (iii) did not involve more than the normal risk of collectibility or present other unfavorable features. At June 30, 1998, the total outstanding balance on these loans was approximately $416,000.

LITIGATION MANAGEMENT AGREEMENT

     In connection with the execution of the Merger Agreement, Golden State, Glendale Federal and Cal Fed entered into the Litigation Management Agreement with Stephen J. Trafton, Chairman, President and Chief Executive Officer of Golden State, and Richard A. Fink, Vice Chairman of Golden State. Pursuant to the Litigation Management Agreement, which became effective at the closing of the Mergers, Messrs. Trafton and Fink, subject to the provisions of the Litigation Management Agreement, manage Glendale Federal's and Cal Fed's respective goodwill lawsuits against the United States. Pursuant to the Litigation Management Agreement, Mr. Trafton is paid an annual salary of $600,000 and Mr. Fink is paid an annual salary of $400,000. Messrs. Trafton and Fink are also entitled to an incentive fee out of any recovery in the lawsuits, to annual pension benefits aggregating $1,325,000, and certain medical benefits and expenses.

                            DESCRIPTION OF THE NOTES

     All of the series of Old Notes issued in connection with the Offering were issued under the same indenture (the "Indenture") between the Issuer and The Bank of New York, as Trustee (the "Trustee"), a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The aggregate principal amount of securities which may be issued in series under the Indenture is not limited. Except as set forth below, the provisions of the Indenture apply to all of the Notes and, except as may be set forth in the supplemental indentures or board resolutions related thereto, to any additional series of securities that may be offered under the Indenture. Certain terms of the Notes are set forth in a separate supplemental indenture for each series of Notes (collectively, the "Supplemental Indentures"). Each such Supplemental Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following summary, which describes certain provisions of the Indenture, the Supplemental Indentures and the Notes, does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the TIA and all the provisions of the Indenture, the Supplemental Indentures and the Notes, including the definitions therein of terms not defined in this Prospectus. Golden State Holdings assumed the obligations of Escrow Corp. under the Indenture and the Supplemental Indentures pursuant to a fifth supplemental indenture (the "Fifth Supplemental Indenture") on September 14, 1998, which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. Certain terms used herein are defined below for purposes of this section under "--Certain Definitions." References in this "Description of the Notes" to "Fixed Rate Notes" shall refer to the 2001 Notes, the 2003 Notes and the 2005 Notes. References in this "Description of the Notes" to the "Issuer" or "Holdings" shall refer to Golden State Holdings. The terms of the New Notes are identical in all material respects to the terms of the Old Notes, except for certain transfer restrictions and registration rights relating to the Old Notes and except that, if the Exchange Offer is not consummated by March 15, 1999, the interest rate of the Old Notes from and including such date until but excluding the date of consummation of the Exchange Offer will increase by 0.5%. See "--Registration Rights."

GENERAL

  Floating Rate Notes

     The Floating Rate Notes will mature on August 1, 2003. The New Floating Rate Notes will be treated as a continuation of the Old Floating Rate Notes which bear interest at the floating rate described below from August 6, 1998, payable in arrears on February 1, 1999 and thereafter quarterly in arrears on May 1, August 1, November 1 and February 1 of each year (each such date, subject to adjustment as provided below, a "Floating Rate Interest Payment Date") to the persons who are registered holders thereof at the close of business on the April 15, July 15, October 15 or January 15 next preceding such Floating Rate Interest Payment Date. In connection with the Offering, the Trustee authenticated and delivered Old Floating Rate Notes for original issue in an aggregate principal amount of $250 million.

     Interest on the Floating Rate Notes accrues at a rate equal to the Applicable LIBOR Rate and is calculated on a formula basis by multiplying the principal amount of the Floating Rate Notes then outstanding by the Applicable LIBOR Rate, multiplying such product by the LIBOR Fraction. All percentages resulting from any of the above calculations are rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% being rounded to 9.87655%), and all dollar amounts used in or resulting from such calculations are rounded to the nearest cent (with one-half cent being rounded upwards).

     The Applicable LIBOR Rate for each Interest Period (other than the initial Interest Period and other than to the extent provided under "Optional Redemption" below) will be set on May 1, August 1, November 1 and February 1 of each year, commencing with February 1, 1999 (each such date, subject to adjustment as provided below, an "Interest Reset Date") until maturity or earlier redemption. If any Interest Reset Date and Floating Rate Interest Payment Date would otherwise be a day that is not a LIBOR Business Day, such Interest Reset Date and Floating Rate Interest Payment Date shall be the next succeeding LIBOR Business Day, unless the next succeeding LIBOR Business Day is in the next succeeding calendar month, in which case such Interest Reset Date and Floating Rate Interest Payment Date shall be the immediately preceding LIBOR Business Day. "LIBOR Business Day" means any day that is not a Saturday or Sunday and that, in the City of New York or the City of London, is not a day on which banking institutions are generally authorized or obligated by law to close.

     "Interest Period" shall mean the period from and including an Interest Reset Date (or in the case of the initial Interest Period, the Issue Date) to but excluding the next succeeding Interest Reset Date and, in the case of the last such period, from and including the Interest Reset Date immediately preceding the maturity date or a redemption date, as the case may be, to but not including the maturity date or such redemption date, as the case may be. If the redemption date or maturity date is not a LIBOR Business Day, then the principal amount of the Floating Rate Notes plus accrued and unpaid interest thereon shall be paid on the next succeeding Floating Rate Business Day and no interest shall accrue for the Floating Rate maturity date, the redemption date or any day thereafter. "Floating Rate Business Day" shall mean any day that is not a Saturday or Sunday and that, in the City of New York, is not a day on which banking institutions are generally authorized or obligated by law to close.

     The "Applicable LIBOR Rate," with respect to an Interest Period (except in the circumstances provided below under "Optional Redemption") means 100 basis points (the "Spread") over the rate (the "Base LIBOR Rate") (expressed as a percentage per annum) for deposits in United States dollars for a three-month period beginning on the second London Banking Day after the Interest Rate Determination Date for such Interest Period that appears on Telerate Page 3750 as of 11:00 a.m., London time, on the Interest Rate Determination Date. If Telerate Page 3750 does not include such a rate or is unavailable on an Interest Rate Determination Date, the Base LIBOR Rate for the Interest Period shall be the arithmetic mean of the rates (expressed as a percentage per annum) for deposits of $1,000,000 for a three-month period beginning on the second London Banking Day after the Interest Rate Determination Date that appears on Reuters Screen LIBO Page as of 11:00 a.m., London time, on the Interest Rate Determination Date. If Reuters Screen LIBO Page does not include two or more rates or is unavailable on an Interest Rate Determination Date, the Trustee shall request the principal London office of each of four major banks in the London interbank market to provide such bank's offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Interest Rate Determination Date, to prime banks in the London interbank market for deposits of $1,000,000 for a three-month period beginning on the second London Banking Day after the Interest Rate Determination Date. If at least two such offered quotations are so provided, the Base LIBOR Rate for the Interest Period shall be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Trustee shall request each of three major banks in New York City to provide such bank's rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Interest Rate Determination Date, for loans of $1,000,000 to leading European banks for a three-month period beginning on the second London Banking Day after the Interest Rate Determination Date. If at least two such rates are so provided, the Base LIBOR Rate for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then the Base LIBOR Rate for the Interest Period will be the Base LIBOR Rate in effect with respect to the immediately preceding Interest Period. Notwithstanding the foregoing, the Applicable LIBOR Rate for the initial Interest Period shall be 6 3/4%.

     "Interest Rate Determination Date" means, with respect to each Interest Period, the second London Banking Day prior to the Interest Reset Date that commences such Interest Period or, in the circumstances provided below under "Optional Redemption," the second London Banking Day prior to the relevant Notice Date.

     "LIBOR Fraction" means the actual number of days in the Interest Period divided by 360.

     "London Banking Day" means any day in which dealings in U.S. dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

     "Reuters Screen LIBO Page" means the display designated as page "LIBO" on The Reuters Monitor Money Rates Service (or such other page as may replace the LIBO page on that service).

     "Telerate Page 3750" means the display designated as "Page 3750" on the Dow Jones Telerate Service (or such other page as may replace page 3750 on that service).

     The interest rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

  2001 Notes

     The 2001 Notes will mature on August 1, 2001. The New 2001 Notes will be treated as a continuation of the Old 2001 Notes which bear interest at 6 3/4% per annum, computed on the basis of a 360-day year of twelve 30-day months, payable semiannually in arrears on February 1 and August 1 of each year, commencing February 1, 1999, to the persons who are registered holders thereof at the close of business on the January 15 or July 15 next preceding such interest payment date. In connection with the Offering, the Trustee authenticated and delivered the Old 2001 Notes for original issue in an aggregate principal amount of $350 million.

  2003 Notes

     The 2003 Notes will mature on August 1, 2003. The New 2003 Notes will be treated as a continuation of the Old 2003 Notes which bear interest at 7% per annum, computed on the basis of a 360-day year of twelve 30-day months, payable semiannually in arrears on February 1 and August 1 of each year, commencing February 1, 1999, to the persons who are registered holders thereof at the close of business on the January 15 or July 15 next preceding such interest payment date. In connection with the Offering, the Trustee authenticated and delivered the Old 2003 Notes for original issue in an aggregate principal amount of $600 million.

  2005 Notes

     The 2005 Notes will mature on August 1, 2005. The New 2005 Notes will be treated as a continuation of the Old 2005 Notes which bear interest at 7 1/8% per annum, computed on the basis of a 360-day year of twelve 30-day months, payable semiannually in arrears on February 1 and August 1 of each year, commencing February 1, 1999, to the persons who are registered holders thereof at the close of business on the January 15 or July 15 next preceding such interest payment date. In connection with the Offering, the Trustee authenticated and delivered the Old 2005 Notes for original issue in an aggregate principal amount of $800 million.

  Other Provisions

     The rate per annum at which the Old Notes bear interest may increase under certain circumstances described below under "--Registration Rights." The Indenture requires that payments in respect of Notes (including principal, premium and interest) be made, in the case of a holder of at least $1 million aggregate principal amount of Notes, by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. The Notes are transferable and exchangeable initially at the office of the Trustee and will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple thereof.

     The Notes are senior unsecured obligations of Golden State Holdings and rank pari passu with the present and all future senior unsecured obligations of Golden State Holdings as to payments of principal and interest.

     Any Notes of a series that remain outstanding after the consummation of the Exchange Offer, together with the New Notes issued in connection with the Exchange Offer in exchange for Notes of such series, will be treated as a single class of securities under the Indenture.

     If any day on which a payment is due with respect to a Fixed Rate Note is not a Business Day, then the holder thereof shall not be entitled to payment of the amount due until the next following Business Day nor to any additional principal, interest or other payment as a result of such delay.

OPTIONAL REDEMPTION

     Notice of optional redemption will be mailed at least 30 days but not more than 60 days before any redemption date to each holder of Notes to be redeemed at its registered address; provided, however, that in the event the redemption date with respect to Floating Rate Notes will occur following the next scheduled Interest Reset Date, notice of redemption will be given in accordance with the Indenture at least 30 days but not more than 35 days before the applicable redemption date. Notes in denominations larger than $1,000 may be redeemed in part but only in integral multiples of $1,000. If money sufficient to pay the redemption price of all Notes (or portions thereof) to be redeemed on the redemption date is deposited with the Paying Agent (or, if the Issuer or a Subsidiary of the Issuer acts as the Paying Agent, it segregates the money held by it as Paying Agent and holds it as a separate trust fund) on or before the redemption date, then on and after such date interest will cease to accrue on such Notes (or such portions thereof) called for redemption.

  Floating Rate Notes

     Except as provided below in connection with a Change of Control, the Floating Rate Notes may not be redeemed prior to August 1, 2000. Thereafter, the Floating Rate Notes may be redeemed at the option of the Issuer, at any time as a whole, or from time to time in part, on any Business Day at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest (if any) to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on August 1 of the years set forth below:

PERIOD                                             REDEMPTION PRICE
------------------------------------------------   ----------------
2000............................................        101.50%
2001............................................        101.00%
2002............................................        100.50%

     In the event that the redemption date will occur following the next scheduled Interest Reset Date, the rate of interest on the Floating Rate Notes for the period from the date on which a notice of redemption is given in accordance with the Indenture (the "Notice Date") to the redemption date will be the higher of (x) the Applicable LIBOR Rate in effect on the Notice Date and
(y) the Applicable LIBOR Rate that is determined by using the second London Banking Day preceding the Notice Date as the Interest Rate Determination Date. In such case, the Applicable LIBOR Rate will not be reset on the Interest Reset Date which follows the Notice Date and precedes the redemption date, although accrued interest will remain due and payable on the related Floating Rate Interest Payment Date.

     Additionally, in the event of a Change of Control occurring prior to August 1, 2000, the Floating Rate Notes may be redeemed (a "Change of Control Call Event"), in whole but not in part, at the option of the Issuer at the redemption price set forth below (the "Change of Control Price"). The Change of Control Price shall equal the sum of: (i) the principal amount of the Floating Rate Notes to be redeemed, plus (ii) accrued and unpaid interest (if any) to the date of redemption (subject to the right of the holders of record on the relevant record date to receive interest due on the relevant interest payment date), plus (iii) the Applicable Premium.

     "Applicable Premium" means, with respect to a Floating Rate Note at any time of determination, the excess, if any, of (A) the sum of the present values at such time of (i) the redemption price for such Note on August 1, 2000, and
(ii) the scheduled interest payments that would be required from the redemption date to August 1, 2000 in respect of such Floating Rate Note to be redeemed, if the Applicable LIBOR Rate were the "Designated Fixed Rate" (as defined below), using in each case a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the then outstanding principal amount of such Floating Rate Note to be redeemed. For purposes of the foregoing, the "Designated Fixed Rate" shall be a rate per annum equal to the sum of (a) the Treasury Rate plus
(b) the Spread plus (c) 47 basis points.

     In the event the redemption date will occur following the next scheduled Interest Reset Date, the rate of interest on the Floating Rate Notes for the period from the Notice Date to the redemption date will be determined as provided in the fourth preceding paragraph.

  Fixed Rate Notes

     The Fixed Rate Notes of any series may be redeemed at the option of the Issuer, at any time as a whole, or from time to time in part, on any Business Day at an aggregate redemption price equal to the sum of: the principal amount of the Fixed Rate Notes to be redeemed, plus accrued and unpaid interest (if any) to the date of redemption (subject to the right of the holders of record on the relevant record date to receive interest due on the relevant interest payment date), plus the Applicable Premium.

                         means, with respect to a Fixed Rate Note of any series
at any time of determination, the excess, if any, of (A) the present value at such time of determination of the remaining required interest and principal payments in respect of the portion of such Fixed Rate Note to be redeemed, computed using a discount rate equal to the Treasury Rate plus (i) 40 basis points with respect to a 2001 Note, (ii) 50 basis points with respect to a 2003 Note and (iii) 50 basis points with respect to a 2005 Note, over (B) the then outstanding principal amount of the portion of such Fixed Rate Note to be redeemed.

     "Treasury Rate" means, with respect to each series of Notes, the yield to maturity at the time of computation of United States Treasury Securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two Business Days prior to the date fixed for repayment or, in the case of defeasance, prior to the date of deposit or, in the case of a Change of Control Call Event, prior to the relevant Notice Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the then remaining Average Life to Stated Maturity of such series; provided, however, that, if the Average Life to Stated Maturity of such series is not equal to the constant maturity of a United States Treasury Security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury Securities for which such yields are given, except that, if the Average Life to Stated Maturity of such series is less than one year, the weekly average yield on actually traded United States Treasury Securities adjusted to a constant maturity of one year shall be used; provided, however, that with respect to Floating Rate Notes, for purposes of calculating the Applicable Premium in the event of a Change of Control Call Event, the Treasury Rate shall be determined assuming a Stated Maturity of August 1, 2000 for such Notes.

CALCULATION AGENT AND PAYING AGENT

     The Trustee will act as the Calculation Agent and the Paying Agent and will make all determinations of the Applicable LIBOR Rate, the Treasury Rate and any Applicable Premium in respect of the Floating Rate Notes (the "Calculations"). All Calculations made by the Calculation Agent shall in the absence of manifest error be conclusive for all purposes and binding on the Issuer and the holders of the Floating Rate Notes. So long as any Calculation is required to be determined with respect to the Floating Rate Notes, there will at all times be a Calculation Agent. In the event that any acting Calculation Agent shall be unable or unwilling to act, or that such Calculation Agent shall fail to establish the Applicable LIBOR Rate for any Interest Period or fail to make a Calculation, or that the Issuer proposes to remove such Calculation Agent, the Issuer shall appoint itself or another person which is a bank, trust company, investment banking firm or other financial institution to act as the Calculation Agent.

CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each holder of Notes will have the right to require the Issuer to repurchase all or any part of such holder's Notes at a repurchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that notwithstanding the occurrence of a Change in Control, the Issuer shall not be obligated to purchase the Notes of any series pursuant to this covenant in the event that it has exercised its right to redeem all the Notes of such series pursuant to the provisions under "--Optional Redemption."

     Within 45 days following any Change of Control, the Issuer will mail a notice to each holder of Notes of each series (other than any series with respect to which the Issuer has mailed a notice of redemption) with a copy to the Trustee stating: (a) that a Change of Control has occurred and that such holder has the right to require the Issuer to repurchase all or any part of such holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); (b) the circumstances and relevant facts regarding such Change of Control; (c) the repurchase date (which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (d) the instructions, determined by the Issuer consistent with the Indenture, that a holder must follow in order to have its Notes repurchased.

     The Issuer's ability to pay cash to holders of Notes upon a repurchase may be limited by the Issuer's then existing financial resources. See "Risk Factors--Ability to Pay Principal on the Notes."

     The Issuer will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other applicable securities laws or regulations in connection with the repurchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the foregoing provisions, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligation under this covenant by virtue thereof.

     Certain provisions relating to the Issuer's obligation to make an offer to repurchase the Notes as a result of a Change of Control may not be waived or modified without the written consent of the holders of all the Notes of each series affected.

SINKING FUND

     There will be no mandatory sinking fund payments for the Notes.

CERTAIN COVENANTS

     Set forth below are certain covenants contained in the Indenture (except as described in "--Investment Grade Covenant Changes" below):

          Limitation on Debt. Holdings will not Issue any Debt and Holdings will not permit any Subsidiary to Issue any Debt; provided, however, that the foregoing shall not prohibit the Issuance of the following Debt:

             (a) the Notes and the Exchange Notes;

             (b) Debt of Holdings if, immediately after giving effect to any such Issuance, the aggregate principal amount of Debt (including the aggregate accreted value as of such date of any Debt Issued at a discount) of Holdings outstanding would not exceed an amount equal to the Adjusted Consolidated Net Worth of Holdings;

             (c) Subordinated Obligations of Holdings if, immediately after giving effect to any such Issuance, the Fixed Charge Coverage Ratio would be greater than 3.00 to 1.00; provided, however, that the Subordinated Obligations so Issued (A) shall not mature prior to the Stated Maturity of the Notes outstanding on the date of such Issuance and (B) shall have an Average Life to their Stated Maturity equal to or greater than the remaining Average Life to the Stated Maturity of such Notes;

             (d) Permitted Refinancing Debt Issued by Holdings to Refinance Debt Issued pursuant to the foregoing clauses (a), (b) and (c) and clause
        (i) below;

             (e) any Debt of any Subsidiary of Holdings that is a Depository Institution or a Subsidiary of such Depository Institution;

             (f) in the case of any Financial Services Subsidiary which is not a Depository Institution or a Subsidiary of a Depository Institution,
        (x) any Debt Issued by such Financial Services Subsidiary in the ordinary course of funding its assets, (y) any additional Debt of such Financial Services Subsidiary if, immediately after giving effect to the Issuance of such additional Debt, the aggregate principal amount of Debt (including the aggregate accreted value as of such date of any Debt Issued at a discount) of such Financial Services Subsidiary outstanding (other than any Debt described in clause (x) above) would not exceed an amount equal to the product of 2.0 and the Adjusted Consolidated Net Worth of such Financial Services Subsidiary, and (z) any Permitted Refinancing Debt Issued by Holdings, such Subsidiary or a Subsidiary thereof to Refinance any Debt Issued pursuant to clause (y) above;

             (g) Debt of Holdings in an aggregate principal amount not to exceed $200 million incurred in connection with the Refinancing Transactions provided that such Debt shall not mature after December 31, 1999;

             (h) Debt of a Subsidiary of Holdings Issued and outstanding on or prior to the date on which such Subsidiary was acquired by Holdings (other than Debt Issued as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary of Holdings or was acquired by

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        Holdings) and any Permitted Refinancing Debt Issued by Holdings, such
        Subsidiary or a Subsidiary thereof to Refinance such Debt;

             (i) FNH Notes assumed by Holdings in connection with the Transactions; or

             (j) Permitted Acquisition Debt of Holdings in an aggregate amount at any time outstanding not in excess of $300 million.

     Limitation on Restricted Payments. (a) Holdings will not, and will not permit any of its Subsidiaries, directly or indirectly, to, make any Restricted Payment if, at the time of the making of such Restricted Payment, and after giving effect thereto:

          (1) a Default has occurred and is continuing (or would result therefrom); or

          (2) the Bank does not qualify as "well capitalized" under Section 28 of the FDIA (or any successor provision) and the regulations of the OTS thereunder; or

          (3) the Consolidated Common Shareholders' Equity of the Bank as of the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment would have been less than the Minimum Common Equity Amount as of the end of such fiscal quarter; or

          (4) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made from and after July 1, 1998 would exceed the sum of (without duplication):

             (i) 75% (or, in the case of that portion of Consolidated Net Income of Holdings which is attributable to the Litigations, 100%) of Holdings' aggregate Consolidated Net Income (or, if such aggregate Consolidated Net Income is a deficit, minus 100% of such deficit) since July 1, 1998 to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment;

             (ii) the aggregate Net Cash Proceeds from sales of Capital Stock of Holdings (other than Redeemable Stock or Exchangeable Stock) or cash capital contributions made to Holdings and any earnings or proceeds thereof to the extent invested in Temporary Cash Investments, to the extent received, made or realized on or after the Issue Date (other than an issuance or sale to a Subsidiary of Holdings);

             (iii) the amount by which Debt of Holdings is reduced on Holdings' balance sheet on or after the Issue Date upon the conversion or exchange (other than by a Subsidiary of Holdings) of Debt of Holdings into Capital Stock (other than Redeemable Stock or Exchangeable Stock) of Holdings (less the amount of any cash or other property distributed by Holdings or any Subsidiary of Holdings upon such conversion or exchange); and

             (iv) $320 million.

     (b) The preceding paragraph will not prohibit the following (none of which will be included in the calculation of the amount of Restricted Payments, except to the extent expressly provided in clause (i) below):

             (i) dividends paid within 60 days after the date of declaration thereof, or Restricted Payments made within 60 days after the making of a binding commitment in respect thereof, if at such date of declaration or commitment such dividend or other Restricted Payment would have complied with this covenant; provided, however, that, at the time of payment of such dividend or the making of such Restricted Payment, no other Default shall have occurred and be continuing (or would result therefrom); provided further, however, that such dividend or other Restricted Payment shall be included in the calculation of the amount of Restricted Payments;

             (ii) dividends on, or any purchase, redemption or other acquisition or retirement for value of, the Bank Preferred Stock or Qualified Preferred Stock;

             (iii) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Capital Stock or Subordinated Obligations by exchange for or out of the proceeds from the substantially concurrent sale of Capital Stock or of a cash capital contribution; provided, however, that

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
        the Net Cash Proceeds from such sale or such capital contribution, to the extent they are used to purchase, repurchase, redeem, defease, acquire or retire for value Capital Stock or Subordinated Obligations, shall be excluded from clause (a)(4)(ii) above;

             (iv) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations by exchange for or out of the proceeds from the substantially concurrent sale of Subordinated Obligations permitted to be issued under "--Certain Covenants--Limitation on Debt" above;

             (v) any purchase or repurchase of any Subordinated Obligations pursuant to an option given to a holder of such Subordinated Obligations pursuant to a "change of control" covenant which is no more favorable to the holders of such Subordinated Obligations than the provisions of the Indenture described under "--Change of Control" above are to holders of the Notes as determined in good faith by the Board of Directors of Holdings, the determination of which shall be evidenced by a resolution adopted by such Board of Directors; provided, however, that no such purchase shall be permitted prior to the time when Holdings shall have purchased all Notes tendered for purchase by holders electing to have their Notes purchased pursuant to the provisions of the Indenture described under "--Change of Control" above;

             (vi) so long as no Default has occurred and is continuing, amounts paid to Parent, to the extent necessary to enable Parent to pay actual expenses, other than those paid to Affiliates of Holdings, incidental to being a publicly reporting, but non-operating, company; or

             (vii) any Restricted Payments to the extent necessary to consummate the Transactions or to redeem or purchase any Bank Preferred Stock or FNH Notes not purchased in connection with the Transactions or to the extent resulting from the Transactions.

     (c) Holdings or any Subsidiary of Holdings may take actions to make a Restricted Payment in anticipation of the occurrence of any of the events described in paragraph (a) or (b) of this covenant; provided, however, that the making of such Restricted Payment shall be conditioned upon the occurrence of such event.

     Limitation on Transactions with Affiliates. (a) Holdings will not, and will not permit any of its Subsidiaries to, conduct any business or enter into any transaction or series of similar transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Holdings or any Affiliated Permitted Holder unless:

          (i) the terms of such business, transaction or series of transactions are (A) set forth in writing and (B) at least as favorable to Holdings or such Subsidiary as terms that would be obtainable at the time for a comparable transaction or series of similar transactions in arm's-length dealings with an unrelated third Person; and

          (ii) to the extent that such business, transaction or series of transactions is known by the Board of Directors of Holdings or such Subsidiary to involve an Affiliate of Holdings or any Affiliated Permitted Holder, then:

             (A) with respect to a transaction or series of related transactions involving aggregate payments or other consideration in excess of $5,000,000, such transaction or series of related transactions has been approved (and the value of any non-cash consideration has been determined) by a majority of those members of the Board of Directors of Holdings or such Subsidiary having no personal stake in such business, transaction or series of transactions; and

             (B) with respect to a transaction or series of related transactions involving aggregate payments or other consideration in excess of $75,000,000 (with the value of any non-cash consideration being determined by a majority of those members of the Board of Directors of Holdings or such Subsidiary having no personal stake in such business, transaction or series of transactions), such transaction or series of related transactions has been determined, in the written opinion of a nationally recognized investment banking firm, to be fair, from a financial point of view, to Holdings or such Subsidiary.

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
     (b) The provisions of the preceding paragraph (a) above will not prohibit:
(i) any Restricted Payment permitted to be paid as described under "--Certain Covenants--Limitation on Restricted Payments" above, (ii) any transaction between Holdings and any of its Subsidiaries or between Subsidiaries of Holdings; provided, however, that no portion of any minority interest in any such Subsidiary is owned by any Affiliate of Holdings or any Affiliated Permitted Holder (in each case, other than a Wholly Owned Subsidiary, an Unrestricted Affiliate or a Permitted Affiliate), (iii) transactions pursuant to which Mafco Holdings will provide Holdings and its Subsidiaries at the request of Holdings with certain allocated services to be purchased from third party providers, such as legal and accounting services, insurance coverage and other services, (iv) any transaction with a Permitted Affiliate entered into in the ordinary course of business (including compensation or employee benefit arrangements with any such Permitted Affiliate); provided, however, that such Permitted Affiliate holds, directly or indirectly, no more than 5% of the outstanding Capital Stock of Holdings, (v) any transaction pursuant to the Tax Sharing Agreement, (vi) any transaction with an Unrestricted Affiliate and
(vii) any transactions pursuant to the Escrow Corp. Merger Agreement or otherwise necessary to consummate the Transactions.

     Limitation on Restrictions on Distributions by Subsidiaries. Holdings will not, and will not permit any Subsidiary of Holdings to, suffer to exist any consensual encumbrance or restriction on the ability of any Subsidiary of
Holdings: (i) to pay, directly or indirectly, dividends or make any other distributions in respect of its Capital Stock or to pay any Debt owed to Holdings, (ii) to make loans or advances to Holdings or (iii) to transfer any of its property or assets to Holdings, except, in any such case, any encumbrance or restrictions:

          (a) pursuant to any agreement in effect or entered into on the Issue Date or in connection with the Transactions;

          (b) pursuant to an agreement in effect or entered into by such Subsidiary prior to the date on which such Subsidiary was acquired by Holdings (other than an agreement in respect of Debt Issued as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by Holdings and other than any agreement entered into in anticipation of the acquisition of such Subsidiary by Holdings) and outstanding on such date;

          (c) pursuant to an agreement effecting a Refinancing of Debt or Preferred Stock Issued pursuant to an agreement referred to in clause
     (a) or (b) above or this clause (c) or contained in any amendment to an agreement referred to in clauses (a) and (b) or this clause (c); provided, however, that the provisions contained in such Refinancing agreement or in such amendment relating to such encumbrance or restriction are no more restrictive than the provisions contained in the agreement which is the subject of such Refinancing or amendment, as determined in good faith by the Board of Directors of Holdings and evidenced by a resolution adopted by such Board;

          (d) any encumbrance or restriction (A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,
     (B) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of Holdings or any Subsidiary of Holdings not otherwise prohibited by the Indenture or
     (C) arising or agreed to in the ordinary course of business and that does not, individually or in the aggregate, detract from the value of property or assets of Holdings or any Subsidiary of Holdings in any manner material to Holdings or such Subsidiary;

          (e) restrictions contained in security agreements securing Debt of Holdings or any Subsidiary of Holdings to the extent such restrictions restrict the transfer of the collateral covered by such security agreements or, upon default, restrict the payment of dividends or distributions on Capital Stock, and restrictions contained in agreements relating to a disposition of property or Capital Stock of any Subsidiary, to the extent such restrictions restrict the transfer of the property or Capital Stock subject to such agreements;

          (f) any encumbrance or restriction relating to a Financial Services Subsidiary contained in an agreement providing for or relating to the Issuance of Debt by such Subsidiary pursuant to clause (f) of "--Certain Covenants--Limitation on Debt";

          (g) any encumbrance or restriction imposed by, or otherwise agreed to with, any governmental agency having regulatory supervision over the Bank or any other Subsidiary of Holdings; and

          (h) pursuant to the terms of any Qualified Preferred Stock issued after the Issue Date.

     Limitation on Liens. Holdings will not create or permit to exist any Lien on any of its property or assets (including Capital Stock), whether owned on the date of the Indenture or thereafter acquired, securing any Debt of Holdings without making effective provision to secure the Notes then outstanding (and, if the Issuer so elects, any other Debt ranking pari passu with the Notes) equally and ratably with or prior to such Debt with a Lien on the assets securing such Debt for so long as such Debt is secured by such Lien.

  Maintenance of Status of Bank as Insured Depository Institution; Capital Maintenance.

     (a) Holdings will do or cause to be done all things necessary to preserve and keep in full force and effect the status of the Bank as an insured depository institution and do all things necessary to ensure that deposits of the Bank are insured by the FDIC or any successor organization up to the maximum amount permitted by 12 U.S.C. Section 1811 et seq. and the regulations thereunder or any succeeding federal law, except as to individual accounts or interests in employee benefit plans that are not entitled to "pass-through" insurance under 12 U.S.C. Section 1821(a)(1)(D).

     (b) Holdings shall cause the Bank to maintain or exceed the status of an "adequately capitalized" institution as defined in the FDIA and OTS regulations.

  Limitation on Sale of Capital Stock of, and Merger or Sale of Assets by, the Bank.

     (a) Except in the case of the Transactions, Holdings will not, and will not permit the Bank to, issue, sell, transfer, assign or otherwise dispose of any shares of Voting Stock or Common Stock of the Bank, or any securities convertible into or exchangeable for shares of Voting Stock or Common Stock of the Bank, unless after giving effect to such transaction and to shares issuable upon conversion or exchange of outstanding securities convertible into or exchangeable for shares of such Voting Stock or Common Stock (including such securities, if any, which may be the subject of such transaction) at least 80% of the Voting Stock and Common Stock of the Bank will be owned at that time by Holdings or a person who expressly assumes by supplemental indenture all the obligations of the Issuer under the Indenture and the Notes ("New Holding Company") or any Wholly Owned Subsidiary of Holdings or of a New Holding Company.

     (b) Except in the case of the Transactions, Holdings will not permit the Bank to merge or consolidate or convey or transfer all or substantially all its assets unless at least 80% of the Voting Stock and Common Stock (after giving effect to such transaction and to shares issuable upon conversion or exchange of outstanding securities convertible into or exchangeable for shares of such Voting Stock or Common Stock, including such securities, if any, which may be issued in such transaction) of the resulting or surviving corporation in the case of a merger or consolidation or of the transferee corporation in the case of a conveyance or transfer will be owned at that time by Holdings or a New Holding Company or any Wholly Owned Subsidiary of Holdings or of a New Holding Company.

     (c) For purposes of paragraph (b) above, the phrase "convey or transfer all or substantially all its assets" in respect of the Bank means to convey or transfer in a single transaction or in a series of related transactions, in either case occurring outside the ordinary course of business, more than 75% of the assets and 75% of the deposit liabilities of the Bank in each case as shown on a consolidated balance sheet of the Bank as of the end of the most recent fiscal quarter ending at least 45 days prior to such transaction (or the first transaction in any such related series of transactions); provided, however, that in the case of such a conveyance or transfer, if Holdings at any time holds any assets other than (1) the Capital Stock of the Bank, (2) Temporary Cash Investments and (3) Permitted Investments described in clause (ii) of the definition thereof, such other assets shall be deemed to be assets of the Bank and to have been reflected on such consolidated balance sheet.

     (d) Notwithstanding the foregoing, Holdings may engage in a transaction otherwise prohibited by paragraph (a) or (b) above if prior to any such transaction the Bank unconditionally guarantees payment when due of the principal of, premium, if any, and interest on the Notes, the Bank obtains all regulatory approvals, if any, required to permit such guarantee, and the Bank obtains an Opinion of Counsel as to the enforceability of such guarantee.

     (e) After consummation of any transaction permitted by paragraph
(b) above, the term "Bank" when used in the Indenture and the Notes shall mean the resulting, surviving or transferee person in such transaction and not any other entity which previously had been covered by such term. After consummation of any transaction permitted by paragraph (a) or (b) above involving a New Holding Company in which the requirements of paragraph (a) under "--Successor Company" are satisfied with respect to such New Holding Company as if it were the transferee corporation referred to in such paragraph (a), the term "Holdings" when used in the Indenture and the Notes shall mean the New Holding Company in such transaction and not any other entity which previously had been covered by such term, and the New Holding Company will be the successor company and will succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the Indenture, and thereafter the Issuer will be discharged from all obligations and covenants under the Indenture and the Notes.

     SEC Reports. Notwithstanding that Holdings may not be required to be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, Holdings will file or cause to be filed with the Commission and provide the Trustee and holders of the Notes with the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) specified in Sections 13 and 15(d) of the Exchange Act. The Issuer also will comply with the other provisions of TIA
Section 314(a).

INVESTMENT GRADE COVENANT CHANGES

     If at any time the Notes of any series are rated Investment Grade, at the election of the Issuer, each of the covenants described above under "--Certain Covenants" (other than "--Limitation on Transactions with Affiliates," "--Limitation on Liens," "--Limitation on Sale of Capital Stock of, and Merger or Sale of Assets by, the Bank," "--Maintenance of Status of Bank as Insured Depository Institution; Capital Maintenance" and "--SEC Reports") shall be of no further force and effect in respect of such series and shall cease to apply to Holdings and, if applicable, its Subsidiaries in respect of such series.

SUCCESSOR COMPANY

     (a) Except in the case of the Transactions, Holdings may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any person, unless: (i) the resulting, surviving or transferee person (if not Holdings) is organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and, in the case of any transaction covered by this paragraph (a) occurring after the Escrow Corp. Merger in which Holdings is not the resulting, surviving or transferee person, such person expressly assumes by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Issuer under the Indenture and the Notes,
(ii) immediately after giving effect to such transaction (and treating any Debt which becomes an obligation of the resulting, surviving or transferee person or any of its Subsidiaries as a result of such transaction as having been issued by such person or such Subsidiary at the time of such transaction), no Default has occurred and is continuing, (iii) immediately after giving effect to such transaction, the resulting, surviving or transferee person has a Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of Holdings immediately prior to such transaction and (iv) the Issuer delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) complies with the Indenture.

     (b) In the case of any transaction covered by paragraph (a) above, the term "Holdings" when used in the Indenture and the Notes shall mean the resulting, surviving or transferee person in such transaction and not any other entity which previously had been covered by such term. In addition, in the case of any transaction covered by paragraph (a) above occurring after the Escrow Corp. Merger, the resulting, surviving or transferee person will be the successor company and will succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the Indenture, and thereafter, except in the case of a lease, the Issuer will be discharged from all obligations and covenants under the Indenture and the Notes.

DEFAULTS

     An Event of Default with respect to any series of Notes is defined in the Indenture as: (i) (1) a default by the Issuer in the payment of principal of any Note of that series when due and payable at its Stated Maturity, upon redemption, upon required purchase, upon declaration or otherwise, or (2) a default by the Issuer in the payment of interest on any Note of that series when due and payable and the continuance of such default for a period of 30 days, or
(3) a failure by the Issuer to purchase or redeem Notes of that series when required pursuant to the Indenture or the Notes, (ii) the failure by the Issuer to comply with its obligations described under "--Successor Company" above,
(iii) the failure by the Issuer, Holdings or Holdings' Subsidiaries to comply for 30 days after notice with any of their respective obligations under the covenant described under "--Change of Control" (other than a failure to purchase Notes), or under the covenants described under "--Certain Covenants--Limitation on Debt," "--Limitation on Restricted Payments," "--Limitation on Transactions with Affiliates," "--Limitation on Other Business Activities of Escrow Corp.," "--Limitation on Restrictions on Distributions by Subsidiaries," "--Limitation on Liens," "--Maintenance of Status of Bank as Insured Depository Institution; Capital Maintenance," "--Limitation on Sale of Capital Stock of, and Merger or Sale of Assets by, the Bank" or "--SEC Reports," as applicable, above, (iv) the failure by the Issuer or Holdings to comply for 60 days after notice with its other agreements contained in the Indenture in respect of that series of Notes (other than those referred to in clauses (i), (ii) and (iii) of this paragraph),
(v) Debt of the Issuer, Holdings or any of Holdings' Significant Subsidiaries is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total principal amount of the portion of such Debt that is unpaid or accelerated exceeds
$25 million or its foreign currency equivalent and such default continues for five days after notice (the "cross acceleration provision"), (vi) certain events of bankruptcy, insolvency or reorganization of the Issuer, Holdings or any of Holdings' Significant Subsidiaries (the "bankruptcy provisions") or (vii) any judgment or decree for the payment of money in excess of $25 million is entered against the Issuer, Holdings or any of Holdings' Significant Subsidiaries and is not discharged and either (A) an enforcement proceeding has been commenced by any creditor upon such judgment or decree or (B) there is a period of 60 days following the entry of such judgment or decree during which such judgment or decree is not discharged, waived or the execution thereof stayed and, in the case of (B), such default continues for 10 days after the notice specified in the next sentence (the "judgment default provision"). However, a default under clauses (iii), (iv), (v) and (vii)(B) will not constitute an Event of Default with respect to a series of Notes until the Trustee or the holders of 25% in principal amount of the outstanding Notes of such series notify the Issuer of the default and such default is not cured within the time specified after receipt of such notice.

     If an Event of Default (other than an Event of Default specified in clause
(vi) in the above paragraph with respect to the Issuer) occurs and is continuing with respect to any series of Notes, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes of such series may declare the principal amount of and accrued interest on all the Notes of such series as of the date of such declaration to be immediately due and payable (collectively, the "Default Amount"). If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer occurs, the Default Amount on all the Notes as of the date of such Event of Default will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes of such series may rescind any such acceleration with respect to the Notes of any series and its consequences.

     Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes of any series (whether an Event of Default has occurred with respect to such series and is continuing, or otherwise) unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, no holder of a Note of any series may pursue any remedy with respect to the Indenture or the Notes of such series unless:
(i) such holder has previously given the Trustee written notice that an Event of Default with respect to the Notes of such series is continuing, (ii) holders of at least 25% in principal amount of the outstanding Notes of such series have requested the Trustee to pursue the remedy, (iii) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense,
(iv) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity and (v) the holders of a majority in principal amount of the outstanding Notes of such series have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes of any series are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee with respect to the Notes of such series. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or, subject to the provisions of the Indenture relating to duties of Trustee, that the Trustee determines is unduly prejudicial to the rights of any other holder of a Note of such series or that would involve the Trustee in personal liability.

     The Indenture provides that if a Default with respect to any series of Notes occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder of the Notes of such series notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note of any series, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interest of the holders of the Notes of such series. In addition, the Issuer is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuer also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Issuer is taking or proposes to take in respect thereof.

AMENDMENT

     Subject to certain exceptions, the Indenture may be amended with respect to Notes of a series with the written consent of the holders of a majority in principal amount of the Notes of such series then outstanding affected by such amendment and any past default or noncompliance with any provisions may be waived in respect of any series with the consent of the holders of a majority in principal amount of the Notes of such series then outstanding. However, without the consent of each holder of an outstanding Note of any series affected, no amendment may, among other things: (i) reduce the principal amount of Notes of any series whose holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on any Note, (iii) reduce the principal of or extend the Stated Maturity of any Note or reduce the Default Amount of any Note, (iv) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under "--Optional Redemption" above, (v) make any Note or premium or interest thereon payable in money other than that stated in the Note, (vi) make any change in the definition of Change of Control or in the dates by which the Issuer must purchase, or in the obligation of the Issuer to purchase, tendered Notes upon a Change of Control, (vii) make any changes in the provisions relating to waiver of past defaults or the provisions relating to the rights of Holders to receive payment or (viii) make any change in the amendment provisions of the Indenture which require each holder's consent.

     Without the consent of or notice to any holder of the Notes, the Issuer and the Trustee may amend the Indenture (i) to cure any ambiguity, omission, defect or inconsistency, (ii) to provide for the assumption by a successor corporation of the obligations of the Issuer under the Indenture if in compliance with the provisions described under "--Successor Company" or "--Certain Covenants--Limitation on Sale of Capital Stock of, and Merger or Sale of Assets by, the Bank" above, (iii) to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in
Section 163(f)(2)(B) of the Code), (iv) to add guarantees with respect to the Notes of any series, or to remove any such guarantee, when permitted by the terms of the Indenture or to secure (or provide additional security for) the Notes of any series, (v) to establish any form of Note and provide for the issuance of securities and to set forth the terms thereof, or to add to the rights of the holders of the Notes of any series, (vi) to add to the covenants of the Issuer or Holdings for the benefit of the holders of the Notes of any series or to surrender any right or power conferred upon the Issuer or Holdings for the benefit of the holders of Notes of any series (and if such covenants or the surrender of such right or power are to be for the benefit of less than all series of Notes, stating that such covenants are expressly being included or that such surrenders are expressly being made for the benefit of one or more specified series), (vii) to evidence and provide for the acceptance of appointment by another corporation as a successor Trustee under the Indenture with respect to one or more series of Notes and to add to or change any

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
of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts thereunder by more than one Trustee,
(viii) to add any additional Events of Default in respect of the Notes of any series (and if such additional Events of Default are to be in respect of less than all series of Notes, stating that such Events of Default are expressly being included solely for the benefit of one or more specified series), (ix) to provide for the issuance of Notes in coupon as well as fully registered form or
(x) to make any change that does not adversely affect the rights of any holder of the Notes of any series or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA or to otherwise comply with the TIA.

     The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance thereof.

     After an amendment under the Indenture becomes effective with respect to any series, the Issuer is required to mail to holders of the Notes of such series a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes of such series, or any defect therein, will not impair or affect the validity of the amendment.

     A consent to any amendment or waiver under the Indenture by any holder of Notes given in connection with a tender of such holder's Notes will not be rendered invalid by such tender.

TRANSFER

     The Notes will be issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. The Issuer may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

DEFEASANCE

     The Issuer at any time may terminate all its obligations under the Notes of any series and the Indenture in respect of such series ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust (as defined herein) and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes of such series. The Issuer at any time may terminate its obligations in respect of any series under the covenants described under "--Certain Covenants" and "--Change of Control" above, the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision and the limitations contained in clause (a)(iii) described under "--Successor Company" above ("covenant defeasance").

     The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option in respect of any series, payment of the Notes of such series may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option in respect of any series, payment of the Notes of such series may not be accelerated because of an Event of Default specified in clause (iii), (v), (vi) (with respect only to Significant Subsidiaries) or (vii) under "--Defaults" above, or because of the failure of Holdings to comply with clause (a)(iii) described under "--Successor Company" above.

     The Floating Rate Notes will not be subject to either defeasance option prior to August 1, 2000 unless at the time the Issuer is entitled to exercise a right of redemption resulting from the occurrence of a Change of Control Call Event. In connection with the exercise of either defeasance option in respect of the Floating Rate Notes, the Issuer must make irrevocable arrangements with the Trustee to call such notes for redemption on a redemption date not later than the next scheduled Interest Reset Date; provided, however, that such redemption date may be after the next scheduled Interest Reset Date if it is not later than 35 days following the required deposit in the defeasance trust and delivery of the Opinions of Counsel required by the next succeeding paragraph.

     In order to exercise either defeasance option with respect to any series of Notes, the Issuer must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal on the Notes of such series and interest thereon to maturity or redemption, as the case may be, and must comply with certain other conditions, including, but not limited to (unless the Notes of such series will mature or be redeemed within 60 days), delivering to the Trustee an Opinion of Counsel to the effect that

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
holders of the Notes of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been in the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or a change in applicable federal income tax law).

CONCERNING THE TRUSTEE

     The Bank of New York is the Trustee under the Indenture and has been appointed by the Issuer as Registrar and Paying Agent with regard to the Notes.

GOVERNING LAW

     The Indenture provides that it and the Notes, and the Escrow Agreement provides that it, will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

     The following are certain definitions used in the Indenture and applicable to the description of the Indenture set forth herein.

     "Adjusted Consolidated Net Worth" of any Person means, as of any date of determination in respect of an Issuance of Debt, the Consolidated Net Worth of such Person as of the end of the most recent fiscal quarter ending at least
45 days prior to such determination date; provided, however, that pro forma effect shall be given (x) to any of the following that shall have occurred since the end of such fiscal quarter or that shall occur simultaneously with or immediately following such Issuance and (y) to the use of the proceeds of such Issuance to effect any of the following (in each case without duplication and as if the following had occurred on the last day of such fiscal quarter): (i) all Issuances of Capital Stock by such Person and equity contributions to such Person, (ii) all Investments in or acquisitions of a Subsidiary or Person that becomes a Subsidiary as a result of such Investment or acquisition or in property which constitutes all or substantially all of an operating unit of a business, (iii) all Restricted Payments and Permitted Investments and (iv) all Asset Dispositions. For purposes of this definition, whenever pro forma effect is to be given to an Issuance of Capital Stock or an equity contribution, an Investment in any Person, an acquisition of assets, an Asset Disposition, a Restricted Payment, a Permitted Investment, the amount of revenue or earnings relating thereto, or any other circumstance, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of Holdings.

     "Affiliate" of any specified Person means: (i) any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such specified Person or (ii) any other Person who is a director or executive officer (A) of such specified Person, (B) of any Subsidiary of such specified Person or (C) of any Person described in clause (i) above. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Affiliated Permitted Holder" means any member of a Permitted Holder Group if the members of such Group own, in the aggregate, legally or beneficially 5% or more of the voting power of the Voting Stock of Escrow Corp. or Holdings.

     "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) of shares of Capital Stock of a Subsidiary of Holdings, or property or other assets of Holdings or any Subsidiary of Holdings (each referred to for the purposes of this definition as a "disposition") by Holdings or any of its Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction) other than (i) a disposition by a Wholly Owned Subsidiary of Holdings to Holdings or by Holdings or a Wholly Owned Subsidiary of Holdings to a Wholly Owned Subsidiary of Holdings, (ii) a disposition of

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
property or assets by Holdings or its Subsidiaries at fair market value in the ordinary course of business and (iii) an issuance of employee stock options.

     "Average Life" means, with respect to any Debt, the quotient obtained by dividing: (i) the sum of the products of (a) the number of years from the date of the transaction or event giving rise to the need to calculate the Average Life of such Debt to the date, or dates, of each successive scheduled principal payment of such Debt multiplied by (b) the amount of each such principal payment by (ii) the sum of all such principal payments.

     "Bank" means California Federal Bank, a Federal Savings Bank, and its successors, except as otherwise provided in "--Certain Covenants--Limitation on Sale of Capital Stock of, and Merger with Sale or Assets by, the Bank."

     "Bank Preferred Stock" means (i) the 11 1/2% Noncumulative Perpetual Preferred Stock issued by the Bank, (ii) the 10 5/8% Noncumulative Perpetual Preferred Stock issued by the Bank, (iii) the 9 1/8% Noncumulative Exchangeable Preferred Stock, Series A, issued by California Federal Preferred Capital Corporation, (iv) the Preferred Stock, Series E, issued by Glendale Federal and
(v) at Holdings' election, other Preferred Stock of the Bank or any Subsidiary of the Bank issued to Refinance stock described in the foregoing clauses
(i) through (iv) in an aggregate liquidation value at no time exceeding the sum of the liquidation value of the stock to be Refinanced on the Issue Date plus reasonable fees and expenses incurred in connection with such Refinancing and accrued dividends and premium, if any.

     "Board of Directors" means, with respect to any Person, the Board of Directors of such Person or any committee thereof duly authorized to act on behalf of such Board.

     "Business Day" means each day which is not a Legal Holiday.

     "CALGLs" means the Secondary Contingent Litigation Recovery Participation Interests issued by the Bank.

     "CALGZs" means the Contingent Litigation Recovery Participation Interests issued by the Bank.

     "Capital Lease Obligation" of a Person means any obligation which is required to be classified and accounted for as a capital lease on the face of a balance sheet of such Person prepared in accordance with GAAP; the amount of such obligation shall be the capitalized amount thereof, determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "Capital Stock" of any Person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into or exchangeable for such equity and, in the case of the Bank, excluding any CALGZs and CALGLs.

     "Change of Control" means the occurrence of any of the following events on or after the Issue Date:

          (i) any Person other than a Permitted Holder shall be the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority in the aggregate of the total voting power of the Voting Stock of Holdings, whether as a result of the Issuance of securities of Holdings, any merger, consolidation, liquidation or dissolution of Holdings, any direct or indirect transfer of securities by a Permitted Holder or otherwise; or

          (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Holdings or Golden State (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of Holdings or of Golden State was approved by a vote of 66 2/3% of the directors of Holdings or Golden State then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Holdings or Golden State then in office;

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
provided, however, that at and after the occurrence of a transaction referred to in paragraph (d) under "--Certain Covenants--Limitation on Sale of Capital Stock of, and Merger or Sale of Assets by, the Bank," all references to Holdings in the foregoing clauses (i) and (ii) shall be deemed to be references to Holdings or the Bank.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Common Stock" of any Person means the common stock of such Person, but in the case of the Bank means the common stock of the Bank excluding any CALGZs and CALGLs.

     "Consolidated Common Shareholders' Equity" of the Bank means, at any date, all amounts which would, in conformity with GAAP, be included under shareholders' equity on a consolidated balance sheet of the Bank as at such date, less any amounts included therein attributable to, without duplication,
(i) Redeemable Stock, (ii) Exchangeable Stock and (iii) Preferred Stock held by Persons other than Holdings and its Wholly Owned Subsidiaries.

     "Consolidated Net Income" of Holdings means for any period the consolidated net income (or loss) of Holdings and its consolidated Subsidiaries for such period determined in accordance with GAAP, less, without duplication, the amount of dividends declared during such period in respect of any Bank Preferred Stock and Qualified Preferred Stock held by Persons other than Holdings and its Wholly Owned Subsidiaries (to the extent not deducted from Consolidated Net Income in accordance with GAAP); provided, however, that there shall be excluded therefrom (to the extent included in calculating such net income (or loss)):

          (a) any net income (or loss) of any Person if such Person is not a Subsidiary, except that (A) Holdings' equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to Holdings or a Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Subsidiary, to the limitations contained in clause (c) below) and (B) Holdings' equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

          (b) any net income (or loss) of any Person acquired by Holdings or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

          (c) any net income (or loss) of any Subsidiary (other than the Bank, any other Depository Institution or any Subsidiaries of any of the foregoing) if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Subsidiary, directly or indirectly, to Holdings (other than restrictions contained in any Qualified Preferred Stock), except that
     (A) Holdings' equity in the net income of any such Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Subsidiary during such period to Holdings or another Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Subsidiary, to the limitation contained in this clause) and (B) Holdings' equity in a net loss of any such Subsidiary for such period shall be included in determining such Consolidated Net Income;

          (d) any gain (but not loss) realized upon the sale or other disposition of any property, plant or equipment of Holdings or its consolidated Subsidiaries (other than in connection with the sale of insured deposits) (including pursuant to any sale-and-leaseback arrangement) and any gain (but not loss) realized upon the sale or other disposition of any Capital Stock of any Person;

          (e) the cumulative effect of a change in accounting principles;

          (f) the gain (but not the loss) from the sale, transfer, conveyance or other disposition (other than to Holdings or any of its Subsidiaries) in a single transaction or in a series of related transactions, in either case occurring outside the ordinary course of business, of more than 75% of the assets of the Mortgage Bank shown on a balance sheet of the Mortgage Bank as of the end of the most recent fiscal quarter ending at least 45 days prior to such transaction (or the first transaction in such related series of transactions); and

          (g) all non-recurring charges or benefits incurred or recorded in connection with the Transactions.

     "Consolidated Net Worth" of any Person means, at any date, all amounts which would, in conformity with GAAP, be included under shareholders' equity on a consolidated balance sheet of such Person as at such date, less any amounts included therein attributable to (x) Redeemable Stock and (y) Exchangeable Stock.

     "Debt" of any Person means, on any date of determination, without duplication,

          (i) the principal of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

          (ii) all Capital Lease Obligations of such Person;

          (iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business);

          (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

          (v) the amount of all obligations of such Person with respect to the redemption, repayment (including liquidation preference) or other repurchase of any Preferred Stock of any Subsidiary or any Redeemable Stock of Holdings (but excluding in each case any accrued dividends);

          (vi) all obligations of the type referred to in clauses (i) through
     (v) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including Guarantees of such obligations and dividends; and

          (vii) all obligations of the type referred to in clauses (i) through
     (vi) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Depository Institution" shall have the meaning attributed thereto in
Section 3(c)(1) of the FDIA, 12 U.S.C. Section 1813(c)(1), or a similar definition under any successor statute.

     "Earnings Available for Fixed Charges" means, for any period, an amount equal to, for Holdings and its consolidated Subsidiaries, the sum of Consolidated Net Income for such period, plus the following to the extent reducing Consolidated Net Income for such period: (i) the provision for taxes based on income or profits or utilized in computing net loss, (ii) Fixed Charges, and (iii) amortization of goodwill. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and amortization of goodwill of, a Subsidiary shall be added to Consolidated Net Income to compute Earnings Available for Fixed Charges only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income and, in the case of any Subsidiary other than the Bank, any other Depository Institution or any Subsidiaries of any of the foregoing, only if a corresponding amount would be permitted at the date of determination to be dividended to Holdings by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Subsidiary or its shareholders.

     "Escrow Corp." means GS Escrow Corp. not including Holdings or any other successors thereof.

     "Escrow Corp. Merger" means the merger of Escrow Corp. with and into Golden State Holdings pursuant to the Escrow Corp. Merger Agreement.

     "Escrow Corp. Merger Agreement" mean the Merger Agreement between Golden State Holdings and Escrow Corp., as amended from time to time.

     "Escrow Debt" means Debt of the Issuer that is not secured by any Lien on any assets, property or Capital Stock owned by the Issuer or any of its Subsidiaries, the proceeds of which Debt are used solely for deposit (or the purchase of U.S. Government Obligations to be deposited) with the Escrow Agent in an amount not to exceed the amount necessary, together with the net proceeds to the Issuer of the issuance of the Notes, to enable the Issuer to make the Initial Deposit (as defined in the Escrow Agreement).

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Exchangeable Stock" means any Capital Stock of a Person which by its terms or otherwise is required to be exchanged or converted or is exchangeable or convertible at the option of the holder into another security (other than Capital Stock of such Person which is neither Exchangeable Stock nor Redeemable Stock).

     "FDIA" means the Federal Deposit Insurance Act.

     "Financial Services Subsidiary" means any Subsidiary of Holdings which conducts any financial asset origination, securitization, underwriting, financing or servicing business or any other financial services business.

     "Fixed Charge Coverage Ratio" means, as of any date of determination, the ratio of (a) the aggregate amount of Earnings Available for Fixed Charges for the most recent four consecutive fiscal quarters ending at least 45 days prior to such determination date to (b) Fixed Charges for such four fiscal quarters; provided, however, that (i) if (A) since the beginning of such period Holdings has Issued any Debt that remains outstanding or Repaid any Debt or (B) the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio is an Issuance or Repayment of Debt, Fixed Charges for such period shall be calculated after giving effect on a pro forma basis to such Issuance or Repayment as if such Debt was Issued or Repaid on the first day of such period, provided that, in the event of any such Repayment of Debt, Earnings Available for Fixed Charges for such period shall be calculated as if Holdings or such Subsidiary had not earned any interest income actually earned during such period in respect of the funds used to Repay such Debt, and (ii) if (A) since the beginning of such period Holdings or any Subsidiary shall have made any Asset Disposition or an Investment (by merger or otherwise) in any Subsidiary (or any Person which becomes a Subsidiary) or an acquisition of property which constitutes all or substantially all of an operating unit of a business,
(B) the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio is occurring in connection with such an Asset Disposition, Investment or acquisition or (C) since the beginning of such period any Person (that subsequently became a Subsidiary or was merged with or into Holdings or any Subsidiary since the beginning of such period) shall have made such an Asset Disposition, Investment or acquisition, Earnings Available for Fixed Charges for such period shall be calculated after giving pro forma effect to such Asset Disposition, Investment or acquisition as if such Asset Disposition, Investment or acquisition occurred on the first day of such period. If any Debt bears a floating rate of interest and its Issuance is being given pro forma effect, the interest expense on such Debt shall be calculated as if the base interest rate in effect for such floating rate of interest on the date of determination had been the applicable base interest rate for the entire period (taking into account any interest rate agreement applicable to such Debt if such interest rate agreement has a remaining term in excess of 12 months). In the event the Capital Stock of any Subsidiary is sold during the period, Holdings shall be deemed, for purposes of clause (i) above, to have Repaid as of the beginning of such period the Debt of such Subsidiary to the extent Holdings and its continuing Subsidiaries are no longer liable for such Debt after such sale. For purposes of this definition, whenever pro forma effect is to be given to an Asset Disposition, an Investment in any Person, an acquisition of assets, the amount of revenue or earnings relating thereto, the amount of Fixed Charges associated with any Debt, or any other circumstance, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of Holdings.

     "Fixed Charges" means, for any period, the sum of (i) the total interest expense of Holdings on an unconsolidated basis determined in accordance with GAAP for such period and (ii) dividends payable on any Redeemable Stock of Holdings for such period.

     "Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles in the United States, as in effect from time to time, except that, for purposes of calculating Consolidated Net Income, Consolidated Net Worth and Consolidated Common Shareholders' Equity, it shall mean generally accepted accounting principles in the United States as in effect on the Issue Date.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and any obligation, direct or indirect, contingent or otherwise, of such
Person: (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "Investment" in any Person means any loan or advance to, any net payment on a Guarantee of, any acquisition of Capital Stock, equity interest, obligation or other security of, or capital contribution or other investment in, such Person. Investments shall exclude loans or advances to customers and suppliers in the ordinary course of business. The term "Invest" has a corresponding meaning.

     "Investment Grade" means, in respect of any series of Notes, a rating of the Notes of such series by both S&P and Moody's, each such rating being in one of such agency's four highest generic ratings categories that signifies investment grade (i.e. BBB-- (or the equivalent) or higher by S&P and Baa3 (or the equivalent) or higher by Moody's); provided, in each case, such ratings are publicly available; provided further that in the event Moody's or S&P is no longer in existence, for purposes of determining whether such Notes are rated "Investment Grade," such organization may be replaced by a nationally recognized statistical rating organization (as defined in Rule 436 under the Securities
Act) designated by the Issuer, notice of which designation shall be given to the Trustee.

     "Issue" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Debt or Capital Stock of a Person existing at the time such Person becomes a Subsidiary of another Person (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be issued by such Subsidiary at the time it becomes a Subsidiary of such other Person.

     "Issue Date" means the date of the original issue of the Notes.

     "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions are required or permitted to be closed in the State of New York or in the state where the principal office of the Trustee is located.

     "Lien" means any mortgage, pledge, security interest, conditional sale or other title retention agreement or other similar lien.

     "Litigations" means (i) the California Federal Litigation, (ii) the Glendale Goodwill Litigation and (iii) the claim against the United States in the lawsuit First Nationwide Bank, et al, v. United States, Civil Action
No. 96-590C, filed on September 20, 1996.

     "Mafco Holdings" means Mafco Holdings Inc., a Delaware corporation, and its successors.

     "Minimum Common Equity Amount" means, as of the end of any fiscal quarter, an amount equal to the sum of (i) $800 million and (ii) the excess, if any, of amounts attributable to goodwill and core deposit intangible on the consolidated balance sheet of the Bank as at the end of such fiscal quarter, over $100 million.

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     "Mortgage Bank" means the Subsidiary of Holdings which on the Issue Date is a Subsidiary of the Bank that is engaged in the mortgage banking business, including the business of originating or carrying mortgage loans.

     "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or estimated in good faith to be payable as a result thereof.

     "Non-Convertible Capital Stock" means, with respect to any corporation, any non-convertible Capital Stock of such corporation and any Capital Stock of such corporation convertible solely into non-convertible common stock of such corporation; provided, however, that Non-Convertible Capital Stock shall not include any Redeemable Stock or Exchangeable Stock.

     "Officer" means the Chairman of the Board, the Vice Chairman, the President, any Vice President, the Treasurer, an Assistant Treasurer or the Secretary or an Assistant Secretary of the Issuer.

     "Officers' Certificate" means a certificate signed by the Chairman of the Board, the Vice Chairman, the President or a Vice President (regardless of Vice Presidential designation), and by the Treasurer, an Assistant Treasurer, Secretary or an Assistant Secretary, of the Issuer, and delivered to the Trustee. One of the Officers signing an Officers' Certificate given pursuant to the requirement for a compliance certificate as described in the last paragraph under "Defaults" above shall be the principal executive, financial or accounting officer of the Issuer.

     "Opinion of Counsel" means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer (or Holdings, Mafco Holdings, Parent or one of its Subsidiaries) or the Trustee.

     "Parent" means Golden State and any other person which acquires or owns, after the consummation of the Golden State Acquisition, directly or indirectly 80% or more of the voting power of the Voting Stock of Holdings.

     "Permitted Acquisition Debt" shall mean Debt of Holdings the proceeds of which are used for the acquisition of a Depository Institution or a Financial Services Subsidiary or which are used by a Subsidiary that is either a Depository Institution or Financial Services Subsidiary to acquire assets outside the ordinary course of business that extend the geographic scope or product lines of such Depository Institution or Financial Services Subsidiary, and a Refinancing of any such Debt.

     "Permitted Affiliate" means any individual who is a director or executive officer of Holdings, of a Subsidiary of Holdings, of an Unrestricted Affiliate or of Golden State, any Person controlled by Golden State or any successor to any of the foregoing; provided, however, that such individual is not also a director or executive officer of Mafco Holdings, any Person that controls Mafco Holdings or any successor to any of the foregoing.

     "Permitted Holder Group" means either (i) Ronald O. Perelman and his Related Persons, collectively, or (ii) Gerald J. Ford and his Related Persons (including, without limitation, Hunter's Glen/Ford, Ltd.), collectively.

     "Permitted Holders" means the members of the Permitted Holder Groups.

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     "Permitted Investments" means: (i) Investments consisting of loans to directors and executive officers (other than any such director or executive officer that is the beneficial owner of 5% or more of the voting power of the Voting Stock of Holdings) of any Subsidiary of Holdings made in the ordinary course of its business and in compliance with all regulatory restrictions on such loans, (ii) Investments consisting of loans to Affiliates of Holdings so long as (in the case of this clause (ii) only) the Consolidated Common Shareholders' Equity of the Bank as of the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Investment was at least equal to the Minimum Common Equity Amount as of the end of such fiscal quarter,
(iii) Investments in Holdings, in any Subsidiary of Holdings or in any Person which would become a Subsidiary of Holdings as a result of such Investment and
(iv) Investments in Unrestricted Affiliates.

     "Permitted Refinancing Debt" means any Debt that Refinances any other Debt, including any successive Refinancings, so long as (a) the new Debt is in an aggregate principal amount (or if Issued with original issue discount, an aggregate issue price) not in excess of the sum of (i) the aggregate principal amount then outstanding (or if Issued with original issue discount, the aggregate accreted value on the date of the Refinancing) of the Debt being Refinanced and (ii) an amount necessary to pay any fees and expenses, including underwriters' discounts and commissions, premiums and defeasance costs, related to such Refinancing, (b) the Average Life of such Debt is equal to or greater than the Average Life of the Debt being Refinanced, (c) the Stated Maturity of such Debt is no earlier than the Stated Maturity of the Debt being Refinanced and (d) if the Debt being Refinanced consists of Subordinated Obligations, the new Debt shall consist of Subordinated Obligations.

     "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Preferred Stock" as applied to the Capital Stock of any corporation means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

     "Qualified Preferred Stock" means (x) any Preferred Stock of any Subsidiary of Holdings that is a Depository Institution or a Subsidiary thereof (other than Bank Preferred Stock) which meets the requirements set forth in clauses (a), (b) and (c) below, (y) any Preferred Stock of any Subsidiary of Holdings (other than any Subsidiary of Holdings that is a Depository Institution or a Subsidiary thereof) which meets the requirements set forth in clauses (a), (b), (c) and (d) below, and (z) any Preferred Stock of any Subsidiary of Holdings (other than the Bank Preferred Stock) issued to Refinance any other Qualified Preferred Stock or, at Holdings' election, to Refinance any Bank Preferred Stock provided that the Preferred Stock issued in such Refinancing meets the requirements set forth in clauses (a), (b), (c) and (e) below:

          (a) Such Preferred Stock does not contain any mandatory redemption provisions which would require it to be redeemed prior to the first anniversary of the Stated Maturity of the Notes outstanding on the date such Preferred Stock is Issued;

          (b) The terms of such Preferred Stock do not impose any consensual encumbrance or restriction on the ability of the issuer thereof to pay dividends or make distributions on its common stock except in a manner that is no more restrictive in any material respect than the following, as determined in good faith by the Board of Directors of Holdings and evidenced by a resolution adopted by such Board:

             (i) Dividends and distributions on common stock or other capital stock of the issuer may not be declared or paid or set apart for payment at any time when the issuer has not declared and paid any dividends or distributions on such Preferred Stock which are required to be declared and paid as a precondition to dividends or distributions on other capital stock of the issuer;

             (ii) Distributions upon the liquidation, dissolution or winding up of the issuer, whether voluntary or involuntary ("Liquidating Distributions"), may not be made on the common stock or other capital stock of the issuer at any time when such Preferred Stock is entitled to receive Liquidating Distributions which have not been paid; and

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
             (iii) Dividends and distributions on common stock or other capital stock of the issuer may not be declared or paid or set apart for payment at any time when such Preferred Stock is required to be, but has not been, redeemed pursuant to redemption provisions which meet the requirements of clause (a) above;

          (c) The terms of such Preferred Stock do not impose any consensual encumbrance or restriction on the ability of the issuer thereof (i) to pay any Debt or other obligation owed to Holdings; (ii) to make loans or advances to Holdings; or (iii) to transfer any of its property or assets to Holdings, except, in any such case, any encumbrance or restriction permitted under "--Certain Covenants--Limitations on Restrictions on Distributions by Subsidiaries" (other than clause (h) thereof);

          (d) In the case of Preferred Stock issued pursuant to clause
     (y) above, Consolidated Net Income of Holdings for the Relevant Period (as defined in the next sentence) on a pro forma basis, after giving effect to
     (i) the issuance of such Preferred Stock (including fees and expenses incurred in connection with such issuance), (ii) the use of the proceeds thereof, if any, (iii) any acquisition of capital stock or assets of another Person occurring in connection with the issuance of such Preferred Stock (including the anticipated revenue and earnings relating thereto) and
     (iv) any dividend or other payment obligations with respect to such Preferred Stock, in each case as if such Preferred Stock had been issued and any such acquisition had been made on the first day of the Relevant Period, is no less than the actual Consolidated Net Income of Holdings for the Relevant Period. "Relevant Period" means, with respect to any issuance of Preferred Stock, the four full fiscal quarters most recently ended at least 45 days prior to the date of such issuance. For purposes of this clause (d), whenever pro forma effect is to be given to an acquisition of capital stock or assets, the amount of revenue and earnings relating thereto, or any other circumstance, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of Holdings; and

          (e) In the case of Preferred Stock issued in a Refinancing pursuant to clause (z) above, the aggregate liquidation value of such Preferred Stock shall not exceed the sum of the liquidation value of the Preferred Stock being Refinanced on the date it was originally issued plus reasonable fees and expenses incurred in connection with such Refinancing and accrued dividends and premium, if any.

     "Redeemable Stock" means, with respect to any Person, Capital Stock of such Person that by its terms or otherwise is required to be redeemed on or prior to the first anniversary of the Stated Maturity of the Notes outstanding on the date such Capital Stock is Issued or is redeemable at the option of the holder thereof at any time on or prior to the first anniversary of the Stated Maturity of such Notes; provided, however, that any Capital Stock that would not constitute Redeemable Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the first anniversary of the Stated Maturity of the Notes shall not constitute Redeemable Stock if (x) the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes in "--Change of Control" and "--Certain Covenants--Limitation on Sale of Capital Stock of, and Merger or Sale of Assets by, the Bank," as determined in good faith by the Board of Directors of Holdings, the determination of which shall be evidenced by a resolution of such Board of Directors, and (y) any such requirement only becomes operative after compliance with such covenants, including the purchase of any Notes tendered pursuant thereto.

     "Refinance" or "Repay" means, in respect of any Debt or Preferred Stock, to refinance, extend, renew, refund, repay, prepay, repurchase, redeem, defease or retire, or to issue Debt or Preferred Stock in exchange or replacement for, such Debt or Preferred Stock. "Refinanced" and "Refinancing" and "Repayment" and "Repaid" shall have correlative meanings.

     "Refinancing Transactions" means the Offering, the Bank Dividend, the Debt Tender Offers, the Bank Preferred Stock Tender Offers and the Parent Holdings Defeasance.

     "Registered Exchange Offer" has the meaning ascribed thereto in the Registration Agreement.

     "Registration Agreement" means the Registration Agreement dated July 30, 1998, among Escrow Corp., Golden State Holdings and the Initial Purchasers named therein.

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     "Related Person" in respect of any specified Person means (i) in the event of his incompetence or death, his estate, heirs, executor, administrator, committee or other personal representative (collectively, "heirs"), (ii) any Person controlled, directly or indirectly, by such specified Person or his heirs, and (iii) any trust, corporation, limited liability company or partnership more than 50% of the beneficial interests of which are held in the aggregate by such specified Person or one or more members of his immediate family (which shall include his parents, spouse, children, grandchildren and siblings) or any combination of the foregoing.

     "Restricted Payment" means, as to any Person making a Restricted Payment:
(i) the declaration or payment of any dividend or any distribution on or in respect of the Capital Stock of such Person (including any payment in connection with any merger or consolidation involving such Person) or to the holders of the Capital Stock of such Person (except (x) dividends or distributions payable solely in the Non-Convertible Capital Stock of such Person or in options, warrants or other rights to purchase the Non-Convertible Capital Stock of such Person, and (y) dividends or distributions on Capital Stock of a Subsidiary of Holdings payable to Holdings or a Subsidiary of Holdings and to any minority shareholders of a Subsidiary of Holdings), (ii) any purchase, redemption or other acquisition or retirement for value of any Capital Stock of Holdings or any Subsidiary, (iii) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, of any Subordinated Obligation (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition) and (iv) any Investment (other than a Permitted Investment) in any Affiliate of Holdings.

     "Shelf Registration Statement" has the meaning ascribed thereto in the Registration Agreement.

     "Significant Subsidiary" means: (i) any Subsidiary of Holdings which at the time of determination either (A) had assets which, as of the date of Holdings' most recent quarterly consolidated balance sheet, constituted at least 5% of Holdings' total assets on a consolidated basis as of such date, in each case determined in accordance with GAAP, or (B) had revenues for the 12-month period ending on the date of Holdings' most recent quarterly consolidated statement of income which constituted at least 5% of Holdings' total revenues on a consolidated basis for such period or (ii) any Subsidiary of Holdings which, if merged with all Defaulting Subsidiaries (as defined below) of Holdings, would at the time of determination either (A) have had assets which, as of the date of Holdings' most recent quarterly consolidated balance sheet, would have constituted at least 10% of Holdings' total assets on a consolidated basis as of such date or (B) have had revenues for the 12-month period ending on the date of Holdings' most recent quarterly consolidated statement of income which would have constituted at least 10% of Holdings' total revenues on a consolidated basis for such period (each such determination being made in accordance with GAAP). "Defaulting Subsidiary" means any Subsidiary of Holdings with respect to which an event described under clause (v), (vi) or (vii) of "--Defaults" above has occurred and is continuing.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency).

     "Subordinated Obligation" means any Debt of Holdings (whether outstanding on the date hereof or hereafter issued) which is subordinate or junior in right of payment to the Notes.

     "Subsidiary" means as to any Person any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests but, in the case of the Bank, excluding any CALGZs and CALGLs) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned, directly or indirectly, by: (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

     "Tax Sharing Agreement" means: (i) the Tax Sharing Agreement as in effect as of the Issue Date to which Holdings, certain of its Subsidiaries and Mafco Holdings are parties (as amended in connection with the Transactions on September 11, 1998 and as may be further amended to the extent required in connection with the Transactions) and (ii) any other tax sharing or allocation agreement to which Holdings or any of its Subsidiaries or any direct or indirect shareholder of Holdings or any predecessor entity thereto are parties with respect to consolidated or combined tax returns which include Holdings or any of its Subsidiaries or any predecessor entity thereto but only to the extent that amounts payable from time to time by Holdings or any such Subsidiary under any such agreement do not exceed the corresponding tax payments that Holdings or such Subsidiary or any predecessor entity thereto would have been required to make to any relevant taxing authority had Holdings or such Subsidiary or any predecessor entity thereto not joined in such consolidated or combined returns, but instead had filed returns including only Holdings or its Subsidiaries or any predecessor entity thereto, provided that any such agreement may provide that, if Holdings or any such Subsidiary or any predecessor entity thereto ceases to be a member of the affiliated or consolidated group of corporations to which such tax sharing or allocation agreement applies (such cessation, a "Deconsolidation Event"), then Holdings or such Subsidiary or any predecessor entity thereto shall indemnify such direct or indirect shareholder with respect to any Federal, state or local income, franchise or other tax liability (including any related interest, additions or penalties) imposed on such shareholder as the result of an audit or other adjustment with respect to any period prior to such Deconsolidation Event that is attributable to Holdings, such Subsidiary or any predecessor entity thereto (computed as if Holdings, such Subsidiary or such predecessor entity, as the case may be, were a stand-alone entity that filed tax returns including only Holdings or its Subsidiaries or any predecessor entity thereto), but only to the extent that any such tax liability exceeds any liability for taxes recorded on the books of Holdings or such Subsidiary or such predecessor entity with respect to any such period.

     "Temporary Cash Investments" means any of the following: (i) any investment in direct obligations of the United States of America or any agency thereof or obligations Guaranteed by the United States of America or any agency thereof, in each case, maturing within 360 days of the date of acquisition thereof,
(ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company (including the Trustee) which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States having capital, surplus and undivided profits aggregating in excess of $250,000,000 and whose debt is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined for purposes of Rule 436 under the Securities Act) or any money-market fund sponsored by any registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a nationally recognized broker-dealer,
(iv) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate or Subsidiary of Holdings or the Issuer) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-2" (or higher) according to Moody's Investors Service, Inc. or "A-2" (or higher) according to Standard and Poor's Corporation and
(v) securities with maturities of six months or less from the date of acquisition backed by standby or direct pay letters of credit issued by any bank satisfying the requirements of clause (ii) above.

     "TIA" means the Trust Indenture Act of 1939 (15 U.S.C.
Section Section 77aaa-77bbbb) as in effect on the Issue Date; provided, however, that in the event the Trust Indenture Act of 1939 is amended after such date, "TIA" means, to the extent required by any such amendment, the Trust Indenture Act of 1939 as so amended.

     "Transactions" means the Refinancing Transactions, the Golden State Acquisition and the Escrow Corp. Merger.

     "Trustee" means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

     "Trust Officer" means any officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

     "Unrestricted Affiliate" means a Person (other than a Subsidiary of Holdings) controlled (as defined in the definition of "Affiliate") by Holdings, in which no Affiliate of Holdings (other than (x) a Wholly Owned Subsidiary,
(y) a Permitted Affiliate and (z) another Unrestricted Affiliate) has an Investment.

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

     "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests but, in the case of the Bank, excluding any CALGZs and CALGLs) of such Person then outstanding and normally entitled (without regard to any contingency) to vote in the election of directors, managers or trustees thereof.

     "Wholly Owned Subsidiary" means the Bank and any Subsidiary of Holdings all the Capital Stock of which (other than directors' qualifying shares, Bank Preferred Stock or Qualified Preferred Stock) is owned by Holdings, the Bank or another Wholly Owned Subsidiary thereof or any combination of the foregoing.

BOOK ENTRY SYSTEM

     The Notes will be initially issued in the form of one or more global securities (each a "Global Security") registered in the name of The Depository Trust Company ("DTC") or its nominee.

     Upon the issuance of a Global Security, DTC or its nominee will credit the accounts of Persons holding through it with the respective principal amounts of the Notes represented by such Global Security purchased by such Persons in the Offering. Such accounts shall be designated by the Initial Purchasers. Ownership of beneficial interests in a Global Security will be limited to Persons that have accounts with DTC ("participants") or Persons that may hold interests through participants. Ownership of beneficial interests in a Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC (with respect to participants' interests) and such participants (with respect to the owners of beneficial interests in such Global Security other than participants). The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

     Payment of principal of and interest on Notes represented by a Global Security will be made in immediately available funds to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the Notes represented thereby for all purposes under the Indenture. The Issuer has been advised by DTC that upon receipt of any payment of principal of or interest on any Global Security, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Security as shown on the records of DTC. Payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants.

     A Global Security may not be transferred except as a whole by DTC or a nominee of DTC to a nominee of DTC or to DTC. A Global Security is exchangeable for certificated Notes only if (a) DTC notifies the Issuer that it is unwilling or unable to continue as a depositary for such Global Security or if at any time DTC ceases to be a clearing agency registered under the Exchange Act, (b) the Issuer in its discretion at any time determines not to have all the Notes represented by such Global Security or (c) there shall have occurred and be continuing a Default or an Event of Default with respect to the Notes represented by such Global Security. Any Global Security that is exchangeable for certificated Notes pursuant to the preceding sentence will be exchanged for certificated Notes in authorized denominations and registered in such names as DTC or any successor depositary holding such Global Security may direct. Subject to the foregoing, a Global Security is not exchangeable, except for a Global Security of like denomination to be registered in the name of DTC or any successor depositary or its nominee. In the event that a Global Security becomes exchangeable for certificated Notes, (a) certificated Notes will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof, (b) payment of principal of, and premium, if any, and interest on, the certificated Notes will be payable, and the transfer of the certificated Notes will be registerable, at the office or agency of the Issuer maintained for such purposes and (c) no service charge will be made for any registration of transfer or exchange of the certificated Notes, although the Issuer may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

     So long as DTC or any successor depositary for a Global Security, or any nominee, is the registered owner of such Global Security, DTC or such successor depositary or nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Security for all purposes under the Indenture and the Notes. Except as set forth above, owners of beneficial interests in a Global Security will not be entitled to have the Notes represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes in definitive form and will not be considered to be the owners or holders of any Notes under such Global Security. Accordingly, each Person owning a beneficial interest in a Global Security must rely on the procedures of DTC or any successor depositary, and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a holder under the Indenture. The Issuer understands that under existing industry practices, in the event that the Issuer requests any action of holders or that an owner of a beneficial interest in a Global Security desires to give or take any action which a holder is entitled to give or take under the Indenture, DTC or any successor depositary would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     DTC has advised the Issuer that DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (which may include the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations some of whom (or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in Global Securities among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Issuer, the Trustee or the Initial Purchasers will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

REGISTRATION RIGHTS

     Holders of the New Notes are not entitled to any registration rights with respect to the New Notes. Escrow Corp. and Golden State Holdings agreed pursuant to a registration agreement (the "Registration Agreement") with the Initial Purchasers, for the benefit of the holders of the Old Notes, that the Issuer would, at its cost, by (i) November 30, 1998, file a registration statement (the "Exchange Offer Registration Statement") with the SEC relating to the exchange of the Old Notes for registered notes and (ii) February 11, 1998 use its best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act. The Registration Statement of which this Prospectus is a part constitutes the Exchange Offer Registration Statement for purposes of the Registration Agreement. Upon the effectiveness of the Exchange Offer Registration Statement, the Issuer will offer the Exchange Notes in exchange for surrender of the Old Notes. The Issuer will keep the Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the holders of the Notes. For each Note surrendered to the Issuer pursuant to the Exchange Offer, the holder of such Note will receive an Exchange Note having a principal amount equal to that of the surrendered Note. Interest on each Exchange Note will accrue from the last interest payment date on which interest was paid on the Old Note surrendered in exchange therefor or, if no interest has been paid on such Old Note, from the date of its original issue. Under existing SEC interpretations, the Exchange Notes would be freely transferable by holders of the Notes other than affiliates of the Issuer after the Exchange Offer without further registration under the Securities Act if the holder of the Exchange Notes represents that it is acquiring the Exchange Notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes and that it is not an affiliate of the Issuer, as such terms are interpreted by the SEC; provided, however, that in the case of broker-dealers ("Participating Broker-Dealers"), a prospectus meeting the requirements of the Securities Act be delivered as required. The Issuer has agreed for a period of 180 days after consummation of the Exchange Offer to make available a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any such Exchange Notes acquired as described below. A broker-dealer which delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Agreement (including certain indemnification rights and obligations).

     The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of the Notes) with the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Agreement, the Issuer is required to allow Participating Broker-Dealers to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such Exchange Notes.

     Each holder of Notes who wishes to exchange such Notes for Exchange Notes in the Exchange Offer will be required to represent that (i) any Exchange Notes to be received by it will be acquired in the ordinary course of its business,
(ii) at the time of commencement of the Exchange Offer, it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes and (iii) it is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Issuer, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the Exchange Notes. If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

     In the event that (i) applicable interpretations of the staff of the SEC do not permit the Issuer to effect such an Exchange Offer, (ii) for any other reason the Exchange Offer is not consummated by March 15, 1999, (iii) under certain circumstances if the Initial Purchasers so request with respect to Notes not eligible to be exchanged for Exchange Notes in the Exchange Offer or
(iv) under certain circumstances any holder of Notes (other than an Initial Purchaser) is not eligible to participate in the Exchange Offer or does not receive freely tradeable Exchange Notes in the Exchange Offer other than by reason of such holder being an affiliate of the Issuer (it being understood that the requirement that a Participating Broker-Dealer deliver the prospectus contained in the Exchange Offer Registration Statement in connection with sales of Exchange Notes shall not result in such Exchange Notes being not "freely tradeable"), the Issuer will, at its cost, (a) as promptly as practicable, file the Shelf Registration Statement covering resales of the Notes or the Exchange Notes, (b) use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and (c) use its best efforts to keep effective the Shelf Registration Statement until two years after its effective date. The Issuer will, in the event of the Shelf Registration Statement, among other things, provide to each holder of the Notes for whom such Shelf Registration Statement was filed, copies of the prospectus, which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement for the Notes has become effective and take certain other actions as are required to permit unrestricted resales of the Notes or the Exchange Notes, as the case may be. A holder of Notes or Exchange Notes who sells such Notes or Exchange Notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Agreement which are applicable to such a holder (including certain indemnification obligations).

     The Notes and the Exchange Notes will be treated as a single class for all purposes under the Indenture (except for provisions dealing specifically with registration and Exchange Offer issues).

     Although the Issuer has filed the registration statements described above there can be no assurance that any such registration statement will become effective. If by the 180th day after the consummation of both the Golden State Acquisition and the Refinancing Transactions (or if such day is not a business day, the first business day thereafter), neither (i) the Exchange Offer is consummated nor (ii) the Shelf Registration Statement is declared effective, the rate per annum at which the Old Notes bear interest will increase by 0.5% from and including such date, until but excluding the earlier of (i) the consummation of the Exchange Offer and (ii) the effective date of the Shelf Registration Statement.

     The summary herein of certain provisions of the Registration Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Agreement, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

                MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the material United States ("U.S.") federal income tax consequences associated with the exchange of Old Notes for New Notes and the ownership and disposition of the New Notes applicable to holders of Notes who are United States Holders (as defined below). The summary is based upon current laws, regulations, rulings and judicial decisions all of which are subject to change and such change could affect the continuing validity of this discussion. The discussion below does not address all aspects of U.S. federal income taxation that may be relevant to particular holders in the context of their specific investment circumstances or certain types of holders subject to special treatment under such laws (for example, financial institutions, tax-exempt organizations, insurance companies, dealers in securities, individuals who hold Notes as a "hedge" against currency or interest rate risks or that are part of a "straddle" or "conversion transaction" and persons having a functional currency other than the U.S. dollar). In addition, the discussion does not address any aspect of state, local, or foreign taxation and assumes that purchasers of the Notes will hold them as "capital assets" (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code").

     For purposes of this discussion, a "United States Holder" means a holder of Notes who or which is (i) a citizen or resident of the U.S. for U.S. federal income tax purposes, (ii) a corporation, or other entity taxable as a corporation created or organized in the U.S. or under the laws of the U.S. or any political subdivision thereof (including the District of Columbia),
(iii) an estate the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source, or (iv) a trust if (a) a court within the U.S. is able to exercise primary supervision over the administration of the trust and (b) one or more U.S. persons have the authority to control all substantial decisions of the trust.

     EACH HOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE FEDERAL, STATE, LOCAL AND ANY OTHER TAX CONSEQUENCES TO THE PARTICULAR HOLDER OF THE EXCHANGE OF OLD NOTES FOR NEW NOTES AND THE OWNERSHIP AND DISPOSITION OF THE NEW NOTES.

EXCHANGE OF NOTES

     The exchange of the Old Notes for the New Notes pursuant to the Exchange Offer will not be treated as an "exchange" for U.S. federal income tax purposes because the New Notes do not differ materially from the Old Notes, and because the exchange will occur by operation of the terms of the Old Notes. Rather, the New Notes received by a holder will be treated as a continuation of the Old Notes in the hands of such holder. As a result, no gain or loss will be recognized on the exchange of Old Notes for New Notes pursuant to the Exchange Offer.

DISPOSITION OF NEW NOTES

     If a New Note is redeemed, sold or otherwise disposed of, the holder thereof will generally recognize gain or loss equal to the difference between the amount realized on the redemption, sale or other disposition of such New Note and the holder's adjusted basis in the New Note. Subject to the market discount rules discussed below, such gain or loss will be capital gain or loss (except for any accrued but unpaid interest, which will be taxable as ordinary income), provided that the holder held the New Note as a capital asset, which will be long-term capital gain or loss if the United States Holder has held the New Note for more than one year at the time of disposition.

     Under the market discount rules of the Code, an exchanging holder (other than a holder who made the election described below) who purchased an Old Note with "market discount" (generally defined as the amount by which the adjusted issue price of the Old Note on the holder's date of purchase exceeds the holder's purchase price) will be required to treat any gain recognized on the redemption, sale or other disposition of the New Note received in the exchange as ordinary income to the extent of the market discount that accrued during the holding period of such New Note (which would include the holding period of the Old Note). A holder who has elected under applicable Code provisions to include market discount in income annually as such discount accrues will not, however, be required to treat any gain recognized as ordinary income under these rules. Holders should consult their tax advisors as to the portion of any gain that would be taxable as ordinary income under these provisions.

     Under the market premium rules of the Code, an exchanging holder that purchased an Old Note for an amount in excess of all amounts payable with respect to such Note, other than "qualified stated interest," will be considered to have purchased the Note at a premium. Such holder may elect to amortize such premium (as an offset to interest income), using a constant-yield method, over the remaining term of the Note. Such election, once made, generally applies to all debt instruments held or subsequently acquired by the United States holder on or after the first taxable year to which the election applies and may be revoked only with the consent of the IRS. A holder that elects to amortize such premium must reduce its tax basis in a Note by the amount of the permium amortized during its holding period. With respect to a holder that does not elect to amortize bond premium, the amount of such premium will be included in the United States holder's tax basis when the Note matures or is disposed of.

     Backup Withholding. Under certain circumstances, the failure of a holder to provide sufficient information to establish that such holder is exempt from the backup withholding provisions of the Code will subject such holder to backup withholding at a rate of 31 percent. In general, backup withholding applies if a holder fails to furnish a correct taxpayer identification number, fails to report interest income in full, or fails to certify that such holder has provided a correct taxpayer identification number and that the holder is not subject to withholding.

     Any amount withheld from a payment to a holder under the backup withholding rules is allowable as a credit against such holder's U.S. federal income tax liability, provided that the required information is furnished to the IRS. Certain holders (including, among others, corporations and foreign individuals who comply with certain certification requirements) are not subject to backup withholding.

     HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THEIR QUALIFICATION FOR EXEMPTION FROM BACKUP WITHHOLDING AND THE PROCEDURE FOR OBTAINING SUCH AN EXEMPTION.

     On October 6, 1997, the Department of the Treasury issued new regulations (the "New Regulations") which make certain modifications to the withholding, backup withholding and information reporting requirements. The New Regulations attempt to unify certification requirements and modify the reliance standards. The New Regulations will generally be effective for payments made after December 31, 1999, subject to certain transition rules. Prospective investors are urged to consult with their tax advisors regarding the New Regulations.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

     The Issuer will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of

Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the Expiration Date, the Issuer will promptly send additional copies of the Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such document in the Letter of Transmittal. The Issuer has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

     Following consummation of the Exchange Offer, the Issuer may, in its sole discretion, commence one or more additional exchange offers to holders of Old Notes who did not exchange their Old Notes for New Notes in the Exchange Offer on terms which may differ from those contained in the Registration Agreement. This Prospectus, as it may be amended or supplemented from time to time, may be used by the Issuer in connection with any such additional exchange offers. Such additional exchange offers will take place from time to time until all outstanding Old Notes have been exchanged for New Notes pursuant to the terms and conditions contained herein.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the issuance of the New Notes will be passed upon for the Issuer by Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York. Skadden, Arps, Slate, Meagher & Flom LLP has acted as counsel for the Issuer in connection with the Exchange Offer. Skadden, Arps, Slate, Meagher & Flom LLP and Paul, Weiss, Rifkind, Wharton & Garrison have from time to time represented, and may continue to represent, MacAndrews & Forbes and certain of its affiliates (including the Issuer and Revlon) in connection with certain legal matters.

                                    EXPERTS

     The Consolidated Financial Statements of FNH as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, included in this Prospectus, have been audited by KPMG Peat Marwick LLP, independent auditors, as stated in their report thereon. Such financial statements have been included in reliance upon the report of KPMG Peat
Marwick LLP.

     The Consolidated Financial Statements of Old Cal Fed as of December 31, 1996 and 1995, and for each of the years in the three-year period ended
December 31, 1996, included in this Prospectus, have been audited by KPMG Peat Marwick LLP, independent auditors, as stated in their report thereon. Such financial statements have been included in reliance upon the report of KPMG Peat Marwick LLP.

     The Consolidated Financial Statements of Glendale Federal as of June 30, 1998 and 1997, and for each of the years in the three-year period ended
June 30, 1997, included in this Prospectus, have been audited by KPMG Peat Marwick LLP, independent auditors, as stated in their report thereon. Such financial statements have been included in reliance upon the report of KPMG Peat Marwick LLP.

                            INDEX OF DEFINED TERMS*

                                                    PAGE
TERM                                               NUMBER
------------------------------------------------ ----------
10% Subordinated Debentures Due 2003............        154
10% Subordinated Debentures Due 2006............        152
10.668% Subordinated Notes......................        153
11.20% Senior Notes.............................        153
1996 Acquisitions...............................    11, 128
2001 Notes......................................      Cover
2003 Notes......................................      Cover
2005 Notes......................................      Cover
ACS.............................................         25
Act.............................................     34, 79
Agent's Message.................................        121
ALCO............................................    83, 110
Amendments......................................         38
AMT.............................................         25
Appeals Court...................................        194
Applicable LIBOR Rate...........................        217
Applicable Premium..............................        219
ARMs............................................         10
Asset Purchase Agreement........................        127
Assistance Agreement............................        127
Auto One........................................    11, 129
Auto One Acquisition............................    11, 129
BAC Sale........................................        127
Bank............................................       2, 5
Bank Dividend...................................          8
Bank Junior Stock...............................         87
Bank Preferred Stock............................    38, 231
Bank Preferred Stock Tender Offers..............      7, 38
BankAmerica.....................................        127
Base LIBOR Rate.................................        217
BIF.............................................        202
Bonuses.........................................        210
Book-Entry Confirmation.........................        121
Book-Entry Transfer Facility....................        121
Branch Purchases................................     11, 60
Branch Sales....................................    12, 128
Brokered Deposits...............................        149
Cal Fed.........................................       2, 5
Cal Fed Acquisition.............................          5
Calculations....................................        220
CALGLs..........................................    35, 157
CALGZs..........................................    35, 231

                                                    PAGE
TERM                                               NUMBER
------------------------------------------------ ----------
California Federal Litigation...................        157
capital distributions...........................        201
Cash Payment....................................        157
Cautionary Statements...........................          4
CENFED..........................................          6
CenFed Bank.....................................          6
CENFED Merger...................................          6
CFI.............................................        159
Change of Control Call Event....................        219
Change of Control Price.........................        219
Claims Court....................................        193
CMO Sale........................................        100
CMOs............................................     76, 98
Code............................................   232, 244
COFI............................................        164
Commission......................................          3
Consulting Agreement............................        213
Contingent Shares...............................         35
covenant defeasance.............................    38, 229
Covered Assets..................................        127
CPR.............................................        190
CRA.............................................        203
Debt Tender Offers..............................          8
Default Amount..................................        227
Deferred Compensation Plan......................        210
Delaware Litigation.............................    36, 195
Designated Fixed Rate...........................        219
District Court..................................        194
DTC.............................................        241
Eligible Institutions...........................        121
Escrow Agent....................................          2
Escrow Corp..................................... Cover, 233
Escrow Corp. Merger............................. Cover, 234
Exchange Act....................................     4, 234
Exchange Agreement..............................        213
Exchange Offer..................................      Cover
Exchange Offer Registration Statement...........        242
Expiration Date.................................        120
Fair Lending Laws...............................        203
FASB............................................         83
FDIC............................................          5
FDIC Purchase...................................        158

------------------------
* Does not include terms defined under "Description of the Notes--Certain Definitions."

                                                    PAGE
TERM                                               NUMBER
------------------------------------------------ ----------
FDICIA..........................................    30, 109
Federal Court...................................        194
FGB Realty......................................        159
FHLB............................................          7
FHLBS...........................................          6
FHLMC...........................................        132
FICO............................................        202
Fifth Supplemental Indenture....................        216
FIRREA..........................................        158
First Gibraltar.................................        127
First Gibraltar Holdings........................          6
First Madison...................................        127
First Nationwide Escrow.........................        128
First Nationwide Escrow Merger..................        128
First Nationwide Escrow Preferred Stock.........        212
First Nationwide Management.....................        213
First United Bank Group.........................        205
Fixed Rate Notes................................        216
Floating Rate Business Day......................        217
Floating Rate Interest Payment Date.............        216
Floating Rate Notes.............................      Cover
Florida Branch Sale.............................     12, 61
FN Acquired Business............................        127
FN Acquisition..................................        127
FNH.............................................          5
FNH Asset Transfer..............................          6
FNH Indentures..................................         38
FNH Merger......................................          6
FNH Notes.......................................         38
FNH Preferred Stock.............................        129
FNH/First Nationwide Escrow Preferred Stock.....        212
FNMA............................................        132
FNMC............................................         10
FNMP............................................        137
Ford Motor......................................        127
Ford Obligation.................................        213
FRB.............................................        200
FSLIC...........................................        203
FSLIC/RF........................................        127
GAP.............................................        189
Garberville Branch Sale.........................         60
GBS.............................................        192
GIS.............................................        192
Glendale Federal................................          2
                                                    PAGE
TERM                                               NUMBER
------------------------------------------------ ----------
Glendale Goodwill Litigation....................     35, 99
GLENFED.........................................        194
Global Security.................................        241
GNMA............................................        132
Golden State....................................          6
Golden State Acquisition........................       2, 6
Golden State Common Stock.......................         35
Golden State Financial..........................          6
Golden State Group..............................         33
Golden State Holdings...........................   Cover, 5
Golden State Merger.............................          6
Goodwill Litigation Asset.......................        158
Government......................................        193
Granite.........................................        134
GSAC............................................        129
GSAC Acquisition................................    11, 129
HFFC............................................    11, 128
HOLA............................................          5
Holding Company Mergers.........................          6
Holdings........................................   216, 226
Home Federal....................................    11, 128
Home Federal Acquisition........................    11, 128
HUD.............................................        135
Hunter's Glen...................................          6
Incentive Plan..................................         72
income property loans...........................        173
Indenture....................................... Cover, 216
Initial Purchasers..............................          3
institution-affiliated parties..................        201
Interest Period.................................        217
Interest Rate Determination Date................        217
Interest Reset Date.............................        216
interest-bearing liabilities....................        189
interest-earning assets.........................        189
IRR.............................................        198
Issuer..........................................   Cover, 5
ITS.............................................         97
ITT Purchase....................................         11
Junior Stock....................................        154
legal defeasance................................        229
LIBOR Business Day..............................        216
LIBOR Fraction..................................        217
Litigation Management Agreement.................         36
LMUSA...........................................    12, 128

                                                    PAGE
TERM                                               NUMBER
------------------------------------------------ ----------
LMUSA 1995 Purchase.............................    12, 128
LMUSA 1996 Purchase.............................    12, 128
LMUSA Purchases.................................    12, 128
LOC.............................................        158
London Banking Day..............................        217
LSBO Portfolio..................................        165
LTV.............................................         88
MacAndrews & Forbes.............................         13
MacAndrews Holdings.............................         13
Madison Financial...............................        213
Madison Realty..................................        205
Mafco Group.....................................         32
Mafco Holdings..................................    13, 235
Make Whole Amount...............................      2, 18
Marvel..........................................        205
Marvel Holdings.................................        205
Marvel III......................................        205
Marvel Parent...................................        205
Maryland Acquisition............................    12, 128
master servicing portfolio......................        128
MBS.............................................        144
Merger Agreement................................          6
Merger Agreement Amendment......................         35
Mergers.........................................         35
Meridian........................................        205
MFW.............................................        205
Michigan Branch Sale............................    12, 128
MSA.............................................   106, 184
MSR Hedge.......................................         93
MSRs............................................     12, 31
NationsBank.....................................        213
New 2001 Notes..................................      Cover
New 2003 Notes..................................      Cover
New 2005 Notes..................................      Cover
New Fixed Rate Notes............................      Cover
New Floating Rate Notes.........................      Cover
New Holding Company.............................        225
New Notes.......................................      Cover
New Regulations.................................        245
Northeast Branch Sales..........................    12, 128
Note Purchase Agreement.........................        153
Notes...........................................      Cover
Notice Date.....................................        219
NPAs............................................   103, 178
                                                    PAGE
TERM                                               NUMBER
------------------------------------------------ ----------
NPV.............................................         83
NYSE............................................     6, 123
Offering........................................      Cover
Officers........................................        210
Ohio Branch Sale................................    12, 128
Old 2001 Notes..................................      Cover
Old 2003 Notes..................................      Cover
Old 2005 Notes..................................      Cover
Old Cal Fed.....................................          5
Old Cal Fed Merger Agreement....................        128
Old California Federal..........................          5
Old Floating Rate Notes.........................      Cover
Old FNB.........................................        127
Old FNB Indenture...............................        152
Old Notes.......................................      Cover
OneCentral......................................        101
OTS.............................................          5
Panavision......................................        205
Parent Holdings.................................          6
Parent Holdings Defeasance......................      7, 38
Parent Holdings Notes...........................          7
Parent Holdings Notes Indenture.................         38
Participants....................................        210
Participating Broker-Dealers....................        242
Preferred Capital Corp..........................        129
Products Corporation............................        205
Promissory Note.................................        212
Put Agreement...................................        134
Put Option......................................        158
QIBs............................................        213
QTL.............................................        202
QTL test........................................        202
Rate Lock Agreements............................        211
Recovery Payment................................        157
RedFed..........................................          6
RedFed Merger...................................          6
Reduction Act...................................         72
Refinancing Transactions........................       2, 8
Registration Agreement..........................     3, 238
Registration Statement..........................          4
REI.............................................        102
REIT Preferred Stock............................        129
REO.............................................        100
Reuters Screen LIBO Page........................        217

                                                    PAGE
TERM                                               NUMBER
------------------------------------------------ ----------
REV Holdings....................................        205
Revlon..........................................        205
SAIF............................................          5
Salomon.........................................        211
San Francisco Federal...........................    11, 128
Secondary Recovery Payment......................        157
Securities Act..................................      Cover
Series A Preferred Stock........................         99
Services Agreement..............................        214
Servicing Sale..................................    12, 129
SFAS............................................         34
SFAS No. 115....................................        142
SFAS No. 122....................................    76, 137
SFAS No. 125....................................    61, 184
SFAS No. 127....................................         61
SFAS No. 130....................................         61
SFAS No. 131....................................         61
SFAS No. 132....................................         62
SFAS No. 133....................................         62
SFFed...........................................    11, 128
SFFed Acquisition...............................    11, 128
Shared Gain.....................................        158
Sonoma Purchase.................................         11
Special Purpose Corp............................        129
Special Report..................................         83
                                                    PAGE
TERM                                               NUMBER
------------------------------------------------ ----------
Special SAIF Assessment.........................         72
Spread..........................................        217
StanFed.........................................        128
Stockholders Agreement..........................        213
sub-servicing portfolio.........................        128
Subsidiary Bank Merger..........................          6
Supplemental Indentures.........................        216
Tax Sharing Agreement...........................    32, 239
Telerate Page 3750..............................        217
Texas Branch Sale...............................        129
Texas Closed Branches...........................        127
TIA.............................................   124, 240
Tiburon Purchase................................         11
Tier 1 association..............................        201
Tier 2 association..............................        202
Tier 3 association..............................        202
TNIS............................................        211
TransWorld......................................        101
Trustee.........................................   216, 240
U.S.............................................        244
Weyerhaeuser Purchase...........................    12, 129
Winstar Cases...................................        158
XCF.............................................        153
Year 2000.......................................    96, 118

                         INDEX TO FINANCIAL STATEMENTS

                                                               PAGE
                                                               -----
First Nationwide Holdings Inc. and Subsidiaries ("FNH")

At December 31, 1997 and 1996 and for the years ended
  December 31, 1997, 1996 and 1995:
  Independent Auditors' Report..............................     F-2
  Consolidated Balance Sheets...............................     F-3
  Consolidated Statements of Income.........................     F-4
  Consolidated Statements of Comprehensive Income...........     F-5
  Consolidated Statements of Stockholders' Equity...........     F-6
  Consolidated Statements of Cash Flows.....................     F-7
  Notes to Consolidated Financial Statements................     F-9

At June 30, 1998 and for the six months ended June 30, 1998
  and 1997:
  Consolidated Balance Sheets (Unaudited)...................    F-59
  Consolidated Statements of Income (Unaudited).............    F-60
  Consolidated Statements of Comprehensive Income
     (Unaudited)............................................    F-61
  Consolidated Statement of Stockholders' Equity
     (Unaudited) ...........................................    F-62
  Consolidated Statements of Cash Flows (Unaudited).........    F-63
  Notes to Unaudited Consolidated Financial Statements......    F-65

Cal Fed Bancorp Inc. and Subsidiaries

At December 31, 1996 and 1995 and for the years ended
  December 31, 1996, 1995 and 1994:
  Independent Auditors' Report..............................    F-69
  Consolidated Statements of Financial Condition............    F-70
  Consolidated Statements of Operations.....................    F-71
  Consolidated Statements of Changes in Shareholders'
     Equity.................................................    F-72
  Consolidated Statements of Cash Flows.....................    F-73
  Notes to Consolidated Financial Statements................    F-74

Glendale Federal Bank, Federal Savings Bank ("Glendale
  Federal")

At June 30, 1998 and 1997 and for the years ended June 30,
  1998, 1997 and 1996:
  Independent Auditors' Report..............................   F-121
  Consolidated Statements of Financial Condition............   F-122
  Consolidated Statements of Operations.....................   F-123
  Consolidated Statements of Changes in Stockholder's
     Equity.................................................   F-124
  Consolidated Statements of Cash Flows.....................   F-125
  Notes to Consolidated Financial Statements................   F-127

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
First Nationwide Holdings Inc.:

We have audited the accompanying consolidated balance sheets of First Nationwide Holdings Inc. and subsidiaries (the "Company") as of December 31, 1997 and 1996, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Nationwide Holdings Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

Dallas, Texas
February 23, 1998

                FIRST NATIONWIDE HOLDINGS INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                         1997           1996
                                                                                      -----------    -----------
                                      ASSETS
Cash and amounts due from banks....................................................   $   350,214    $   135,534
Interest-bearing deposits in other banks...........................................        36,164         20,619
Short-term investment securities...................................................        25,933        113,716
                                                                                      -----------    -----------
  Cash and cash equivalents........................................................       412,311        269,869
Securities available for sale, at fair value.......................................       813,085        542,019
Securities held to maturity (fair value $58,299 in 1997 and $4,287 in 1996)........        58,299          4,272
Mortgage-backed securities available for sale, at fair value.......................     5,076,598      1,598,652
Mortgage-backed securities held to maturity (fair value $1,373,289 in 1997 and
  $1,653,847 in 1996)..............................................................     1,337,877      1,621,662
Loans held for sale, net...........................................................     1,483,466        825,316
Loans receivable, net..............................................................    19,424,410     10,212,583
Investment in Federal Home Loan Bank ("FHLB") System...............................       468,191        220,962
Office premises and equipment, net.................................................       159,349        100,164
Foreclosed real estate, net........................................................        76,997         51,987
Accrued interest receivable........................................................       188,203        106,034
Intangible assets (net of accumulated amortization of $60,294 in 1997 and $11,141
  in 1996).........................................................................       675,927        140,564
Mortgage servicing rights..........................................................       536,703        423,692
Other assets.......................................................................       635,663        500,392
                                                                                      -----------    -----------
     Total assets..................................................................   $31,347,079    $16,618,168
                                                                                      -----------    -----------
                                                                                      -----------    -----------
              LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS' EQUITY
Deposits...........................................................................   $16,202,605    $ 8,501,883
Securities sold under agreements to repurchase.....................................     1,842,442      1,583,387
Borrowings.........................................................................    10,769,594      4,902,696
Other liabilities..................................................................       702,475        401,609
                                                                                      -----------    -----------
     Total liabilities.............................................................    29,517,116     15,389,575
                                                                                      -----------    -----------
Commitments and contingencies......................................................            --             --
Minority interest..................................................................       986,456        309,376
Stockholders' equity:
  Floating rate cumulative perpetual preferred stock, $1.00 par value, liquidation value of $15,000 per share, 24,000 shares authorized, 1,712.0 shares and
     10,052.8 shares issued and outstanding at December 31, 1997 and 1996,
     respectively..................................................................        25,680        150,792
  Class A common stock, $1.00 par value, 800 shares authorized, issued and
     outstanding...................................................................             1              1
  Class B common stock, $1.00 par value, 200 shares authorized, issued and
     outstanding...................................................................            --             --
  Additional paid-in capital.......................................................        31,890         47,752
  Net unrealized holding gain on securities available for sale.....................        35,162         46,219
  Retained earnings (substantially restricted).....................................       750,774        674,453
                                                                                      -----------    -----------
     Total stockholders' equity....................................................       843,507        919,217
                                                                                      -----------    -----------
     Total liabilities, minority interest and stockholders' equity.................   $31,347,079    $16,618,168
                                                                                      -----------    -----------
                                                                                      -----------    -----------

          See accompanying notes to consolidated financial statements.

                FIRST NATIONWIDE HOLDINGS INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                 (IN THOUSANDS)

                                                                              1997          1996          1995
                                                                           ----------    ----------    ----------
Interest income:
  Loans receivable......................................................   $1,553,210    $  884,905    $  799,607
  Mortgage-backed securities available for sale.........................      297,816       115,983            --
  Mortgage-backed securities held to maturity...........................      113,300       135,103       212,880
  Covered assets........................................................           --         1,413        10,705
  Loans held for sale...................................................       76,364        61,595        24,257
  Securities available for sale.........................................       53,936        31,416            --
  Securities held to maturity...........................................        2,436           257        26,885
  Interest-bearing deposits in other banks..............................        5,638         3,127         1,511
                                                                           ----------    ----------    ----------
    Total interest income...............................................    2,102,700     1,233,799     1,075,845
                                                                           ----------    ----------    ----------
Interest expense:
  Deposits..............................................................      746,985       419,174       447,359
  Securities sold under agreements to repurchase........................      140,547       120,280       104,957
  Borrowings............................................................      553,272       268,346       182,499
                                                                           ----------    ----------    ----------
    Total interest expense..............................................    1,440,804       807,800       734,815
                                                                           ----------    ----------    ----------
    Net interest income.................................................      661,896       425,999       341,030
Provision for loan losses...............................................       79,800        39,600        37,000
                                                                           ----------    ----------    ----------
    Net interest income after provision for loan losses.................      582,096       386,399       304,030
                                                                           ----------    ----------    ----------
Noninterest income:
  Loan servicing fees, net..............................................      143,919       123,887        70,265
  Customer banking fees and service charges.............................      100,048        45,044        47,493
  Management fees.......................................................        6,211         9,694        15,141
  Gain (loss) on sales of loans, net....................................       24,721        17,802           (26)
  Gain on sales of assets, net..........................................       38,230        38,118           173
  Gain on sales of branches.............................................        3,569       363,342            --
  Gain from termination of Assistance Agreement.........................           --        25,632            --
  Dividends on FHLB stock...............................................       24,790        11,670         6,546
  Other income..........................................................       22,996        18,189        11,381
                                                                           ----------    ----------    ----------
    Total noninterest income............................................      364,484       653,378       150,973
                                                                           ----------    ----------    ----------
Noninterest expense:
  Compensation and employee benefits....................................      256,448       204,818       154,288
  Occupancy and equipment...............................................       81,914        51,936        49,897
  Savings Association Insurance Fund ("SAIF") deposit
    insurance premium...................................................       10,680        81,149        22,262
  Loan expense..........................................................       60,437        31,282        12,431
  Marketing.............................................................       20,186        10,908        10,810
  Professional fees.....................................................       48,771        18,986        11,202
  Data processing.......................................................       12,402        10,491         9,787
  Foreclosed real estate operations, net................................       (3,304)       (7,390)         (927)
  Amortization of intangible assets.....................................       49,153         9,445         1,474
  Other.................................................................      112,032        78,944        61,329
                                                                           ----------    ----------    ----------
    Total noninterest expense...........................................      648,719       490,569       332,553
                                                                           ----------    ----------    ----------
Income before income taxes, extraordinary item and minority interest....      297,861       549,208       122,450
Income tax expense (benefit)............................................       47,148       (73,131)      (57,185)
                                                                           ----------    ----------    ----------
Income before extraordinary item and minority interest..................      250,713       622,339       179,635
Extraordinary item--(loss) gain on early extinguishment of debt, net....           --        (1,586)        1,967
                                                                           ----------    ----------    ----------
Income before minority interest.........................................      250,713       620,753       181,602
Minority interest.......................................................       89,344        43,230        34,584
                                                                           ----------    ----------    ----------
    Net income..........................................................      161,369       577,523       147,018
Preferred stock dividends...............................................       12,791         4,815            --
                                                                           ----------    ----------    ----------
    Net income available to common stockholders.........................   $  148,578    $  572,708    $  147,018
                                                                           ----------    ----------    ----------
                                                                           ----------    ----------    ----------

          See accompanying notes to consolidated financial statements.

                FIRST NATIONWIDE HOLDINGS INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                 (IN THOUSANDS)

                                                                                1997         1996         1995
                                                                              ---------    ---------    ---------
Net income.................................................................   $ 161,369    $ 577,523    $ 147,018
Other comprehensive income, net of tax:
  Unrealized holding gain on securities available for sale:
     Unrealized holding gains arising during the period....................      10,907       18,225       53,980
     Less: reclassification adjustment for gains included
       in net income.......................................................     (21,964)     (35,518)      (1,468)
                                                                              ---------    ---------    ---------
  Other comprehensive income...............................................     (11,057)     (17,293)      52,512
                                                                              ---------    ---------    ---------
Comprehensive income.......................................................   $ 150,312    $ 560,230    $ 199,530
                                                                              ---------    ---------    ---------
                                                                              ---------    ---------    ---------

          See accompanying notes to consolidated financial statements.

                FIRST NATIONWIDE HOLDINGS INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                 (IN THOUSANDS)

                                                                             NET UNREALIZED
                                                                             HOLDING GAIN ON
                                                                ADDITIONAL    SECURITIES                      TOTAL
                                           PREFERRED   COMMON    PAID-IN     AVAILABLE FOR      RETAINED   STOCKHOLDERS'
                                             STOCK     STOCK     CAPITAL         SALE           EARNINGS     EQUITY
                                           ---------   ------   ----------   ----------------   --------   -------------
Balance at December 31, 1994.............  $      --     $1     $  283,801       $ 11,000       $ 58,070     $ 352,872
Net income...............................         --     --             --             --        147,018       147,018
Redemption of class C common stock.......         --     --        (60,801)            --             --       (60,801)
Dividends on class C common stock........         --     --             --             --        (29,185)      (29,185)
Change in net unrealized holding gains on
  securities available for sale..........         --     --             --         52,512             --        52,512
                                           ---------     --     ----------       --------       --------     ---------
Balance at December 31, 1995.............         --      1        223,000         63,512        175,903       462,416
Net income...............................         --     --             --             --        577,523       577,523
Redemption of class C common stock.......         --     --       (169,497)            --             --      (169,497)
Dividends on class C common stock........         --     --             --             --         (8,575)       (8,575)
Dividends on class A common stock........         --     --             --             --        (52,467)      (52,467)
Dividends on class B common stock........         --     --             --             --        (13,116)      (13,116)
Issuance of preferred stock..............    150,000     --         (5,751)            --             --       144,249
Dividends on preferred stock.............        792     --             --             --         (4,815)       (4,023)
Change in net unrealized holding gains on
  securities available for sale..........         --     --             --        (17,293)            --       (17,293)
                                           ---------     --     ----------       --------       --------     ---------
Balance at December 31, 1996.............    150,792      1         47,752         46,219        674,453       919,217
Net income...............................         --     --             --             --        161,369       161,369
FN Escrow Merger.........................     35,983     --             --             --         (1,163)       34,820
Redemption of FN Holdings/FN Escrow
  Preferred Stock........................    (35,983)    --             --             --             --       (35,983)
Issuance costs of FN Holdings Preferred
  Stock..................................         --     --           (650)            --             --          (650)
Issuance costs of REIT Preferred Stock...         --     --        (17,551)            --             --       (17,551)
Redemption of FN Holdings Preferred
  Stock..................................   (127,339)    --          2,339             --             --      (125,000)
Stock dividends..........................      2,227     --             --             --         (2,227)           --
Cash dividends on common stock...........         --     --             --             --        (71,094)      (71,094)
Cash dividends on preferred stock........         --     --             --             --        (10,564)      (10,564)
Change in net unrealized holding gains on
  securities available for sale..........         --     --             --        (11,057)            --       (11,057)
                                           ---------     --     ----------       --------       --------     ---------
Balance at December 31, 1997.............  $  25,680     $1     $   31,890       $ 35,162       $750,774     $ 843,507
                                           ---------     --     ----------       --------       --------     ---------
                                           ---------     --     ----------       --------       --------     ---------

          See accompanying notes to consolidated financial statements.

                FIRST NATIONWIDE HOLDINGS INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                 (IN THOUSANDS)

                                                                           1997           1996           1995
                                                                        -----------    -----------    -----------
Cash flows from operating activities:
Net income...........................................................   $   161,369    $   577,523    $   147,018
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
  Amortization of intangible assets..................................        49,153          9,445          1,474
  (Accretion) amortization of purchase accounting premiums and
     discounts, net..................................................       (20,650)       (15,771)          (946)
  Amortization of mortgage servicing rights..........................       110,282         90,981         33,892
  Provision for loan losses..........................................        79,800         39,600         37,000
  Provision for accrued termination and facilities costs.............         1,233          8,679         12,772
  Gain on sales of assets, net.......................................       (38,230)       (38,118)          (173)
  Gain on sale of branches...........................................        (3,569)      (363,342)            --
  Gain on sales of foreclosed real estate............................       (12,087)       (12,951)        (3,010)
  Loss on sale of loans, net.........................................        95,744         63,226         17,928
  Gain from termination of Assistance Agreement......................            --        (25,632)            --
  Extraordinary loss (gain) on early extinguishment of debt, net.....            --          1,586        (1,,967)
  Depreciation and amortization of office premises and equipment.....        16,773         10,921          8,884
  Amortization of deferred issuance costs............................         5,766          1,811            766
  FHLB stock dividend................................................       (24,790)       (11,670)        (6,546)
  Capitalization of mortgage servicing rights........................      (120,465)       (81,028)       (17,902)
  Purchases and originations of loans held for sale..................    (6,293,262)    (4,822,753)    (1,773,437)
  Proceeds from the sale of loans held for sale......................     5,510,777      5,157,186      1,191,281
  Decrease (increase) in other assets................................       164,871        (89,224)       (97,258)
  (Increase) decrease in accrued interest receivable.................       (11,197)        20,991         (9,743)
  (Decrease) increase in other liabilities...........................      (144,255)       (48,804)        33,155
  Minority interest..................................................        89,344         43,230         34,584
                                                                        -----------    -----------    -----------
     Net cash (used in) provided by operating activities.............      (383,393)       515,886       (392,228)
                                                                        -----------    -----------    -----------

          See accompanying notes to consolidated financial statements.

                FIRST NATIONWIDE HOLDINGS INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF CASH FLOWS--(CONTINUED)
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                 (IN THOUSANDS)

                                                                            1997           1996           1995
                                                                        ------------    -----------    -----------
Cash flows from investing activities:
  Acquisitions and divestitures:
    Auto One Acquisition.............................................   $     (2,845)   $        --    $        --
    SFFed Acquisition................................................             --        (83,184)            --
    Home Federal Acquisition.........................................             --         79,044             --
    Cal Fed Acquisition..............................................       (161,196)            --             --
    Mortgage loan servicing rights and operations....................        (34,260)       (48,305)      (214,727)
    Branch Purchases.................................................             --             --        501,351
  Purchases of securities available for sale.........................     (1,340,881)      (497,963)            --
  Proceeds from sales of securities available for sale...............         52,014         92,320             --
  Proceeds from maturities of securities available for sale..........      1,015,410        242,514             --
  Purchases of securities held to maturity...........................        (58,965)        (9,303)      (162,845)
  Principal payments from securities held to maturity................             --              5             --
  Proceeds from maturities of securities held to maturity............          4,938          1,250        344,475
  Purchases of mortgage-backed securities available for sale.........     (2,589,257)      (149,724)            --
  Principal payments on mortgage-backed securities available
    for sale ........................................................      1,099,699        475,186             --
  Proceeds from sales of mortgage-backed securities available
    for sale ........................................................         50,772             --             --
  Purchases of mortgage-backed securities held to maturity...........           (458)            --        (19,825)
  Principal payments on mortgage-backed securities held to
    maturity ........................................................        283,696        387,891        570,945
  Proceeds from sales of loans receivable............................         21,179        123,026        431,247
  Net decrease (increase) in loans receivable........................        514,377      1,498,588        (85,149)
  Decrease in covered assets.........................................             --         39,349        272,254
  (Purchases) redemptions of FHLB stock, net.........................        (50,721)       (65,753)        25,565
  Purchases of office premises and equipment.........................        (66,131)       (42,368)       (15,331)
  Proceeds from the disposal of office premises and equipment .......         31,400          4,071          1,667
  Proceeds from sales of foreclosed real estate......................        200,275        170,443         71,453
  Purchases of mortgage servicing rights.............................        (29,627)       (65,994)          (774)
  Proceeds from sales of mortgage servicing rights...................         31,051             --             --
                                                                        ------------    -----------    -----------
    Net cash (used in) provided by investing activities..............     (1,029,530)     2,151,093      1,720,306

Cash flows from financing activities:
  Branch Sales.......................................................        (79,900)    (4,585,022)            --
  Net (decrease) increase in deposits................................     (1,196,360)       (56,694)       542,633
  Proceeds from additional borrowings................................     19,595,218     10,710,331      6,151,319
  Principal payments on borrowings...................................    (17,495,008)    (8,484,883)    (6,860,569)
  Net decrease in securities sold under agreements to repurchase ....        (40,289)      (202,169)      (913,103)
  Proceeds from FN Escrow Merger.....................................        603,313             --             --
  Issuance of FN Holdings Preferred Stock, net.......................           (650)       144,249             --
  Issuance of REIT Preferred Stock, net..............................        482,449             --             --
  Redemption of class C common stock.................................             --       (124,670)       (60,801)
  Redemption of FN Holdings/FN Escrow Preferred Stock................        (17,250)            --             --
  Redemption of FN Holdings Preferred Stock..........................       (125,000)            --             --
  Dividends on class C common stock..................................             --         (6,633)       (29,185)
  Dividends on common stock..........................................        (71,094)       (65,583)            --
  Dividends on preferred stock.......................................        (10,564)        (4,023)            --
  Dividends paid to minority stockholders, net of taxes..............        (89,500)       (34,584)       (34,584)
                                                                        ------------    -----------    -----------
    Net cash provided by (used in) financing activities..............      1,555,365     (2,709,681)    (1,204,290)
                                                                        ------------    -----------    -----------
Net change in cash and cash equivalents..............................        142,442        (42,702)       123,788
Cash and cash equivalents at beginning of year.......................        269,869        312,571        188,783
                                                                        ------------    -----------    -----------
Cash and cash equivalents at end of year.............................   $    412,311    $   269,869    $   312,571
                                                                        ------------    -----------    -----------
                                                                        ------------    -----------    -----------

          See accompanying notes to consolidated financial statements.

                FIRST NATIONWIDE HOLDINGS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION

     First Nationwide Holdings Inc. (the "Company" or "FN Holdings") is a holding company whose only significant asset is all of the outstanding shares of common stock of California Federal Bank, A Federal Savings Bank ("California Federal" or "Bank"), formerly First Nationwide Bank, A Federal Savings Bank ("First Nationwide"), formerly First Madison Bank, FSB ("First Madison"). The Company is a subsidiary of First Nationwide (Parent) Holdings Inc. ("Parent Holdings"), which is a subsidiary of First Gibraltar Holdings Inc. ("First Gibraltar Holdings"), an indirect subsidiary of MacAndrews & Forbes Holdings Inc. ("M&F Holdings").

     The Bank was organized and chartered as First Gibraltar Bank, FSB ("First Gibraltar"), a federal stock savings bank, in December 1988 for the primary purpose of acquiring substantially all of the assets and assuming deposit, secured and certain other liabilities of five insolvent Texas savings and loan associations ("Closed Associations") from the Federal Savings and Loan Insurance Corporation ("FSLIC"), as receiver.

     On February 1, 1993, First Gibraltar sold to BankAmerica Corporation certain assets, liabilities and substantially all of the branch operations of First Gibraltar located in Texas, including $829 million of loans and 130 branches with approximately $6.9 billion in deposits (the "BAC Sale"). A net gain of $141 million was recorded in connection with this sale. Concurrently with the BAC Sale, First Gibraltar changed its name to First Madison Bank, FSB.

     On April 14, 1994, First Madison entered into the Asset Purchase Agreement (the "Asset Purchase Agreement") with First Nationwide Bank, A Federal Savings Bank ("Old FNB"), an indirect subsidiary of Ford Motor Company ("Ford Motor"). On October 3, 1994, effective immediately after the close of business on September 30, 1994, First Madison acquired substantially all of the assets and certain of the liabilities (the "FN Acquired Business") of Old FNB (the "FN Acquisition") for approximately $715 million based on estimates prepared by Old FNB. On March 2, 1995, an additional $11.5 million was paid to Old FNB pursuant to certain settlement provisions of the Asset Purchase Agreement. Effective on October 1, 1994, First Madison changed its name to First Nationwide Bank, A Federal Savings Bank.

     On January 3, 1997, pursuant to an Agreement and Plan of Merger (the "Merger Agreement") among FN Holdings, Cal Fed Bancorp Inc. ("Cal Fed") and California Federal Bank, A Federal Savings Bank ("Old California Federal"), FN Holdings acquired 100% of the outstanding stock of Cal Fed and Old California Federal, and First Nationwide merged with and into Old California Federal. The aggregate consideration paid under the Merger Agreement consisted of approximately $1.2 billion in cash and the issuance of litigation interests (the "Cal Fed Acquisition"). Cal Fed, a savings and loan holding company, owned 100% of the common stock of Old California Federal. At December 31, 1996, Old California Federal had total assets of approximately $14.1 billion and deposits of $8.9 billion, and operated 119 branches in California and Nevada. Effective on January 3, 1997, First Nationwide changed its name to California Federal Bank, A Federal Savings Bank. In connection with the Cal Fed Acquisition, FN Holdings made a capital contribution to the Bank on January 3, 1997 of approximately $685 million.

     In November 1996, the Bank created California Federal Preferred Capital Corporation ("Preferred Capital Corp."), a real estate investment trust ("REIT"), for the purpose of acquiring, holding and managing real estate mortgage assets. All of Preferred Capital Corp.'s common stock is owned by the Bank. Pursuant to a subservicing agreement with the Bank's wholly-owned mortgage banking subsidiary, First Nationwide Mortgage Corporation ("FNMC"), FNMC services Preferred Capital Corp.'s mortgage assets. On January 31, 1997, Preferred Capital Corp. issued to the public $500 million of its 9 1/8% Noncumulative Exchangeable Preferred Stock (the "REIT Preferred Stock"), which is reflected in the Company's 1997 consolidated balance sheet as minority interest. Preferred Capital Corp. used the proceeds from such offering to acquire mortgage assets from the Bank.

                FIRST NATIONWIDE HOLDINGS, INC. AND SUBSIDIARIES

1. ORGANIZATION--(CONTINUED)

     The Bank is a diversified financial services company that primarily serves consumers in California, and to a lesser extent, in Florida and Nevada. The Bank's principal business consists of (i) operating retail deposit branches,
(ii) originating and/or purchasing 1-4 unit residential loans and, to a lesser extent, certain commercial real estate and consumer loans, for investment and
(iii) mortgage banking activities, including originating and servicing 1-4 unit residential loans for others. Recently, with its entry into the sub-prime automobile finance business, the Bank broadened its complement of consumer lending products. These operating activities are financed principally with customer deposits, secured short-term and long-term borrowings, collections on loans, asset sales and retained earnings.

2. FN ESCROW MERGER

     On January 3, 1997 and prior to the consummation of the Cal Fed Acquisition, First Nationwide Escrow Corp. ("FN Escrow"), an affiliate of FN Holdings, was merged with and into FN Holdings, pursuant to a merger agreement by and between FN Holdings and FN Escrow (the "FN Escrow Merger"). In connection therewith, FN Holdings acquired the net proceeds from the issuance of FN Escrow's $575 million of senior subordinated notes due 2003 (the "10 5/8% Notes") and assumed FN Escrow's obligations under the 10 5/8% Notes and indenture. Deferred issuance costs associated with the 10 5/8% Notes of $19 million were included in FN Escrow's other assets and are being amortized over the term of the 10 5/8% Notes.

     Concurrent with the issuance of the 10 5/8% Notes, FN Escrow issued approximately $36 million aggregate liquidation value of cumulative perpetual preferred stock (the "FN Escrow Preferred Stock") to Trans Network Insurance Services Inc., an affiliate of FN Escrow. The FN Escrow Preferred Stock had a stated liquidation value of $10,000 per share, plus accrued and unpaid dividends, if any. Cash dividends on the FN Escrow Preferred Stock were cumulative and accrued at an annual rate of approximately 7.3% of the stated liquidation value. In connection with the FN Escrow Merger, each share of FN Escrow Preferred Stock was converted into and became one share of cumulative perpetual preferred stock of FN Holdings (the "FN Holdings/FN Escrow Preferred Stock"), which stock had the same relative rights, terms and preferences as the FN Escrow Preferred Stock. Immediately after issuance, FN Holdings redeemed the FN Holdings/FN Escrow Preferred Stock at a redemption price of $36.8 million, representing its stated liquidation value and accrued and unpaid dividends to January 3, 1997. At the same time, a $19 million loan receivable from an affiliate of FN Holdings was repaid.

3. ACQUISITIONS AND DIVESTITURES

  LMUSA Purchases

     On October 2, 1995, FNMC purchased from Lomas Mortgage USA, Inc. ("LMUSA") a loan servicing portfolio of approximately $11.1 billion (including a sub-servicing portfolio of $3.1 billion), a $2.9 billion master servicing portfolio in which FNMC monitors the performance and consolidates the reporting and remittances of multiple servicers for various investors (a "master servicing portfolio") and other assets for $100.9 million, and the assumption of certain indebtedness relating to an acquired loan portfolio totalling approximately
$274 million (the "LMUSA 1995 Purchase"). On January 31, 1996, FNMC purchased LMUSA's remaining $14.1 billion loan servicing portfolio (including a sub-servicing portfolio of $2.4 billion), a master servicing portfolio of $2.7 billion, $5.9 million in foreclosed real estate, $46.8 million in net other servicing receivables, $2.6 million in mortgage loans, and $6.2 million in net other assets (including $1.4 million in cash and cash equivalents) for a purchase price of approximately $160.9 million (the "LMUSA 1996 Purchase" and, together with the LMUSA 1995 Purchase, the "LMUSA Purchases").

                FIRST NATIONWIDE HOLDINGS, INC. AND SUBSIDIARIES

3. ACQUISITIONS AND DIVESTITURES--(CONTINUED)

  1996 Acquisitions

     On February 1, 1996, the Bank acquired SFFed Corp. ("SFFed") and its wholly-owned subsidiary, San Francisco Federal Savings and Loan Association (the "SFFed Acquisition"). The following is a summary of the assets acquired and liabilities assumed in connection with the SFFed Acquisition at February 1, 1996.

                                                                                                          ESTIMATED
                                                                                                          REMAINING
                                                                SFFED          FAIR           BANK         LIVES
                                                              CARRYING        VALUE         CARRYING        (IN
                                                                VALUE       ADJUSTMENTS       VALUE       YEARS)
                                                             -----------    -----------    -----------    ---------
                                                                      (DOLLARS IN THOUSANDS)
Cash and cash equivalents.................................   $   181,061     $      --     $   181,061         --
Mortgage-backed securities................................       918,817        11,007         929,824        1-5
Loans receivable, net.....................................     2,715,758       (23,245)      2,692,513       2-12
Office premises and equipment.............................        20,581       (11,672)          8,909       3-10
Investment in FHLB System.................................        31,989            --          31,989         --
Foreclosed real estate, net...............................        30,018            --          30,018         --
Accrued interest receivable...............................        22,740            --          22,740         --
Mortgage servicing rights.................................         2,238        13,762          16,000        2-4
Other assets..............................................        44,938        (7,773)         37,165        2-5
Deposits..................................................    (2,678,692)      (10,950)     (2,689,642)       1-5
Securities sold under agreements to repurchase............      (815,291)       (3,640)       (818,931)        --
Borrowings................................................      (227,203)       (8,831)       (236,034)       1-9
Other liabilities.........................................       (50,805)       (6,075)        (56,880)       1-5
                                                             -----------     ---------     -----------
                                                             $   196,149     $ (47,417)        148,732
                                                             -----------     ---------
                                                             -----------     ---------
Purchase price............................................                                     264,245
                                                                                           -----------
Excess cost over fair value of net assets acquired........                                 $   115,513         15
                                                                                           -----------
                                                                                           -----------

     In connection with the SFFed Acquisition, FN Holdings issued $140 million of 9 1/8% Senior Subordinated Notes Due 2003 (the "9 1/8% Senior Subordinated Notes") and contributed the proceeds thereof of $133 million to the Bank as additional paid-in capital.

                FIRST NATIONWIDE HOLDINGS, INC. AND SUBSIDIARIES

3. ACQUISITIONS AND DIVESTITURES--(CONTINUED)

     On June 1, 1996, the Bank acquired Home Federal Financial Corporation ("HFFC"), and its wholly-owned federally chartered savings association, Home Federal Savings and Loan Association of San Francisco (the "Home Federal Acquisition," and together with the SFFed Acquisition, the "1996 Acquisitions"). The aggregate consideration paid in connection with the Home Federal Acquisition was approximately $67.8 million. The following is a summary of the assets acquired and liabilities assumed in the Home Federal Acquisition at June 1, 1996:

                                                                                                ESTIMATED
                                                                                                REMAINING
                                                         HFFC         FAIR           BANK        LIVES
                                                       CARRYING       VALUE        CARRYING       (IN
                                                         VALUE      ADJUSTMENTS      VALUE      YEARS)
                                                       ---------    -----------    ---------    ---------
                                                              (DOLLARS IN THOUSANDS)
Cash and cash equivalents...........................   $ 146,867      $    --      $ 146,867      --
Mortgage-backed securities..........................       4,053          (65)         3,988      1-5
Loans receivable, net...............................     538,722        4,020        542,742     2-12
Office premises and equipment.......................       4,202       (2,125)         2,077     3-10
Investment in FHLB System...........................       6,259           --          6,259
Foreclosed real estate, net.........................       2,421         (198)         2,223      --
Accrued interest receivable.........................       3,594           --          3,594      --
Mortgage servicing rights...........................         817        2,243          3,060      2-4
Other assets........................................      10,016        2,392         12,408      2-5
Deposits............................................    (632,399)      (1,875)      (634,274)     1-5
Borrowings..........................................     (30,000)         241        (29,759)     1-6
Other liabilities...................................      (3,602)      (3,293)        (6,895)     1-5
                                                       ---------      -------      ---------
                                                       $  50,950      $ 1,340         52,290
                                                       ---------      -------
                                                       ---------      -------
Purchase price......................................                                  67,823
                                                                                   ---------
Excess cost over fair value of net assets
  acquired..........................................                               $  15,533      15
                                                                                   ---------
                                                                                   ---------

     The 1996 Acquisitions and the LMUSA Purchases were accounted for as purchases and, accordingly, their respective purchase prices were allocated to the assets acquired and liabilities assumed in each transaction based on estimates of fair values at the date of purchase. Since the respective dates of purchase, the results of operations related to such assets and liabilities have been included in the Company's consolidated statements of income.

                FIRST NATIONWIDE HOLDINGS, INC. AND SUBSIDIARIES

3. ACQUISITIONS AND DIVESTITURES--(CONTINUED)

  Cal Fed Acquisition

     The following is a summary of the assets acquired and liabilities assumed in connection with the Cal Fed Acquisition at January 3, 1997.

                                                                                               ESTIMATED
                                                                                               REMAINING
                                                    CAL FED         FAIR           BANK         LIVES
                                                   CARRYING        VALUE         CARRYING        (IN
                                                     VALUE       ADJUSTMENTS       VALUE       YEARS)
                                                  -----------    -----------    -----------    ---------
                                                           (DOLLARS IN THOUSANDS)
Cash and cash equivalents......................   $ 1,027,491     $      --     $ 1,027,491      --
Securities.....................................         6,013            12           6,025       1
Mortgage-backed securities.....................     1,963,869         4,532       1,968,401      6-9
Loans receivable, net..........................    10,084,170       (23,991)     10,060,179     2-12
Office premises and equipment, net.............        58,900       (17,592)         41,308     3-10
Investment in FHLB System......................       166,786            --         166,786      --
Foreclosed real estate, net....................        18,482           (16)         18,466      --
Accrued interest receivable....................        71,868            --          71,868      --
Mortgage servicing rights......................         4,759        39,738          44,497      2-7
Other assets...................................        87,096       142,634         229,730      2-5
Deposits.......................................    (8,985,630)       (9,699)     (8,995,329)     1-8
Borrowings.....................................    (3,468,004)       (2,918)     (3,470,922)     1-5
Other liabilities..............................      (198,454)     (188,892)       (387,346)    1-10
Preferred stock................................      (172,500)           --        (172,500)     --
                                                  -----------     ---------     -----------
                                                  $   664,846     $ (56,192)        608,654
                                                  -----------     ---------
                                                  -----------     ---------
Purchase price.................................                                   1,188,687
                                                                                -----------
                                                                                -----------
Excess cost over fair value of net assets
  acquired.....................................                                 $   580,033      15
                                                                                -----------
                                                                                -----------

     The Cal Fed Acquisition was accounted for as a purchase and accordingly, the purchase price was allocated to the assets acquired and liabilities assumed in the transaction based on estimates of fair value at the date of purchase. Since the date of purchase, the results of operations related to such assets and liabilities have been included in the Company's 1997 consolidated statement of income.

  Weyerhaeuser Purchase

     On May 31, 1997, FNMC acquired a 1-4 unit residential loan servicing portfolio of approximately $3.2 billion and approximately 40,000 loans from WMC Mortgage Corporation (the "Weyerhaeuser Purchase") for $37.1 million. The Company's consolidated statement of income for the year ended December 31, 1997 includes the results of the acquired servicing portfolio from June 1, 1997.

  Auto One Acquisition

     On September 1, 1997, the Bank acquired Auto One Acceptance Corporation ("Auto One") in a purchase transaction (the "Auto One Acquisition"). Auto One primarily engages in indirect sub-prime auto financing activities, providing loan processing, funding and loan servicing for over 800 franchised automobile dealers. Auto One is a licensed lender in 47 states. Auto One is headquartered in Dallas, Texas, and is a wholly-owned subsidiary of the Bank. The results of operations for Auto One for the period from September 1, 1997 are included in the Company's consolidated statement of income for the year ended December 31, 1997.

                FIRST NATIONWIDE HOLDINGS, INC. AND SUBSIDIARIES

3. ACQUISITIONS AND DIVESTITURES--(CONTINUED)

  Servicing Sale

     On September 30, 1997, FNMC sold servicing rights for approximately 52,000 loans with an unpaid principal balance of approximately $2.3 billion, recognizing a pre-tax gain of $14.0 million (the "Servicing Sale").

  Branch Sales

     During the first six months of 1996, the Bank consummated the sale of its retail deposits and the related retail banking assets comprised of cash on hand, loans on deposits, and facilities in Ohio, New York, New Jersey and Michigan (collectively, the "Branch Sales") at gross prices which represented an average premium of 7.96% of the approximately $4.6 billion deposits sold. The Bank recorded a pre-tax gain of $363.3 million in connection with the Branch Sales. The Company's consolidated statement of income for the year ended December 31, 1996 includes the results of operations of those branches sold in the Branch Sales for the period prior to sale.

  Garberville Branch Sale

     On May 9, 1997, the Bank consummated the sale of deposit accounts and related retail banking assets comprised of cash on hand, loans on deposits and facilities totalling $21.7 million to Humboldt Bank at a gross price representing a deposit premium of 4.5% (the "Garberville Branch Sale"), and resulting in a net pre-tax gain on sale of $1.1 million.

  Texas Branch Sale

     On December 12, 1997, the Bank sold its retail deposits and all related retail banking facilities in the state of Texas (consisting of three branches) totalling $57.6 million at a gross price representing a deposit premium of 4.1% and resulting in a pre-tax net gain on sale of $2.5 million (the "Texas Branch Sale").

  Pro Forma Financial Information

     The following unaudited pro forma financial information combines the historical results of the Company as if the Cal Fed Acquisition and the issuances of the REIT Preferred Stock and the 10 5/8% Notes had occurred as of the beginning of the first year presented (in thousands):

                                                                             YEAR ENDED
                                                                            DECEMBER 31,
                                                                        --------------------
                                                                          1997        1996
                                                                        --------    --------
Net interest income................................................     $663,484    $725,775
Net income.........................................................      159,529     270,858

     The gains recognized related to the Branch Sales, net of related taxes, and certain sales of branches by Cal Fed are excluded from the above table. The pro forma information does not include the effect of the Home Federal Acquisition, the SFFed Acquisition, the LMUSA 1996 Purchase, the Weyerhaeuser Purchase, the Auto One Acquisition, the Servicing Sale, the Branch Sales, the Garberville Branch Sale, the Texas Branch Sale, the sales of certain branches by Cal Fed or the issuance of the 9 1/8% Senior Subordinated Notes because such effect is not significant. The pro forma results are not necessarily indicative of the results which would have actually been obtained if the Cal Fed Acquisition and the issuances of the REIT Preferred Stock and the 10 5/8% Notes had been consummated in the past nor do they project the results of operations in any future period.

                FIRST NATIONWIDE HOLDINGS, INC. AND SUBSIDIARIES

3. ACQUISITIONS AND DIVESTITURES--(CONTINUED)

  Purchase Accounting Adjustments

     Premiums and discounts related to interest-earning assets acquired and interest-bearing liabilities assumed are amortized (accreted) to operations using the interest method over the estimated remaining lives of the respective assets and liabilities.

  GSAC Acquisition

     On September 5, 1997, the Bank entered into an agreement with Gulf States Acceptance Company, a Delaware limited partnership ("GSAC") and its general partner, Gulf States Financial Services, a Texas corporation, pursuant to which Auto One will acquire 100% of the partnership interests in GSAC and GSAC will be liquidated and its assets and liabilities will be transferred to Auto One (the "GSAC Acquisition"). The aggregate consideration to be paid in connection with the GSAC Acquisition is approximately $22.5 million and a 20% interest in the common stock of Auto One. This transaction closed on February 4, 1998. See note 36 "Subsequent Events" for further discussion.

4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accounting and reporting policies of FN Holdings conform to generally accepted accounting principles and general practices within the savings and loan industry. The following summarizes the more significant of these policies.

     (a) Basis of Presentation

          The accompanying consolidated financial statements include the accounts of FN Holdings, the Bank and the Bank's wholly-owned subsidiaries not subject to the Assistance Agreement (as defined herein). Earnings per share data is not presented due to the limited ownership of the Company. All significant intercompany accounts and transactions have been eliminated.

     (b) Cash and Cash Equivalents

          For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and amounts due from banks, interest-bearing deposits in other banks, and other short-term investment securities with original maturities of three months or less. Savings and loan associations are required by the Federal Reserve System to maintain non-interest bearing cash reserves equal to a percentage of certain deposits. The reserve balance for California Federal at December 31, 1997 was $51.0 million.

     (c) Securities and Mortgage-backed Securities

          The Company's investment in securities consists primarily of U.S. government and agency securities and mortgage-backed securities. FN Holdings classifies debt and equity securities, including mortgage-backed securities, into one of three categories: held to maturity, available for sale or trading securities. Securities held to maturity represent securities which management has the positive intent and ability to hold to maturity and are reported at amortized cost. Securities bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in income. All other securities are classified as available for sale and are carried at fair value, with unrealized holding gains and losses, net of tax, reported as a separate component of stockholders' equity until realized. Should an other than temporary decline in the fair value of a security classified as held to maturity or available for sale occur, the carrying value of such security would be written down to fair value by a charge to operations. Realized gains or losses on securities available for sale are computed on a specific identification basis and are accounted for on a trade-date basis.

                FIRST NATIONWIDE HOLDINGS, INC. AND SUBSIDIARIES

4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

          Amortization and accretion of premiums and discounts relating to mortgage-backed securities is recognized using the interest method over the estimated lives of the underlying mortgages with adjustments based on prepayment experience.

     (d) Loans Held for Sale, Net

          One-to-four unit residential loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or market value as determined by outstanding commitments from investors or current investor yield requirements calculated on an aggregate basis. Net unrealized losses are recognized in a valuation allowance by charges to income.

     (e) Loans Receivable, Net

          Loans receivable, net, is stated at unpaid principal balances, less the allowance for loan losses, and net of deferred loan origination fees and purchase discounts or premiums.

          Discounts or premiums on 1-4 unit residential loans are accreted or amortized to income using the interest method over the remaining period the loans are expected to be outstanding. Discounts or premiums on consumer and other loans are recognized over the lives of the loans using the interest method.

          A significant portion of the Company's real estate loan portfolio is comprised of adjustable-rate mortgages. The interest rate and payment terms of these mortgages adjust on a periodic basis in accordance with various published indices. The majority of these adjustable-rate mortgages have terms which limit the amount of interest rate adjustment that can occur each year and over the life of the mortgage. During periods of limited payment increases, negative amortization may occur on certain adjustable-rate mortgages. See note 32.

          The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on such factors as the Company's past loan loss experience, delinquency trends, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions. As management utilizes information currently available to make such evaluation, the allowance for loan losses is subjective and may be adjusted in the future depending on changes in economic conditions or other factors. Additionally, regulatory authorities, as an integral part of their regular examination process, review the Bank's allowance for estimated losses on a periodic basis. These authorities may require the Bank to recognize additions to the allowance based on their judgment of information available to them at the time of their examination.

          Uncollectible interest on loans that are contractually ninety days or more past due is charged off, or an allowance is established, based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received. When, in management's judgment, the borrower's ability to make periodic interest and principal payments resumes, the loan is returned to accrual status.

     (f) Auto One Loans

          Since the consummation of the Auto One Acquisition, California Federal has purchased sub-prime auto financing contracts from an established dealer network throughout the United States. Any premium or discount is amortized using the interest method over the estimated lives of the loans. The allowance for estimated losses is regularly assessed by management, and such allowances are maintained on a static pool basis.

                FIRST NATIONWIDE HOLDINGS, INC. AND SUBSIDIARIES

4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

     (g) Impaired Loans

          The Company considers a loan is impaired when it is "probable" that a creditor will be unable to collect all amounts due (i.e., both principal and interest) according to the contractual terms of the loan agreement. Any insignificant delay (i.e., 60 days or less) or insignificant shortfall in amount of payments will not cause a loan to be considered impaired. In determining impairment, the Company considers large non-homogeneous loans including nonaccrual loans, troubled debt restructurings, and performing loans which exhibit, among other characteristics, high loan-to-value ratios, low debt-coverage ratios, or other indications that the borrowers are experiencing increased levels of financial difficulty. The Company bases the measurement of collateral-dependent impaired loans on the fair value of the loan's collateral. The amount, if any, by which the recorded investment of the loan exceeds the measure of the impaired loan's value is recognized by recording a valuation allowance.

          The measurement of impairment may be based on (i) the present value of the expected future cash flows of the impaired loan discounted at the loan's original effective interest rate, (ii) the observable market price of the impaired loan, or (iii) the fair value of the collateral of a collateral-dependent loan. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. For the Company, loans collectively reviewed for impairment include all single-family loans, and performing multi-family and commercial real estate loans under $500,000, excluding loans which have entered the workout process.

          Cash receipts on impaired loans not performing according to contractual terms are generally used to reduce the carrying value of the loan, unless the Company believes it will recover the remaining principal balance of the loan. Impairment losses are included in the allowance for loan losses through a charge to provision for loan losses. Adjustments to impairment losses due to changes in the fair value of collateral of impaired loans are included in provision for loan losses. Upon disposition of an impaired loan, loss of principal, if any, is recorded through a charge-off to the allowance for loan losses.

     (h) Loan Origination and Commitment Fees and Related Costs

          Loan origination fees, net of direct underwriting and closing costs, are deferred and amortized to interest income using the interest method over the contractual term of the loans, adjusted for actual loan prepayment experience. Unamortized fees on loans sold or paid in full are recognized as income. Adjustable-rate loans with lower initial interest rates during the introductory period result in the amortization of a substantial portion of the net deferred fee during the introductory period.

          Fees received in connection with loan commitments are deferred and recognized as fee revenue on a straight-line basis over the term of the commitment. If the commitment is subsequently exercised during the commitment period, the remaining unamortized commitment fee at the time of exercise is recognized over the term of the loan using the interest method.

          Commitment fees paid to investors, for the right to deliver permanent residential mortgages in the future to the investors at a specified yield, are deferred. Amounts are included in the recognition of gain (loss) on sale of loans as loans are delivered to the investor in proportion to the percentage relationship of loans delivered to the total commitment amount. Any unused fee is recognized as an expense at the expiration of the commitment date, or earlier, if it is determined that the commitment will not be filled.

          Other loan fees and charges, which represent income from the prepayment of loans, delinquent payment charges, and miscellaneous loan services, are recognized as income when collected.

     (i) Office Premises and Equipment

          Land is carried at cost. Premises, equipment and leasehold improvements are stated at cost, less accumulated depreciation and amortization. Premises, equipment and leasehold improvements are depreciated or amortized on a straight-line basis over the lesser of the lease term or the estimated useful

                FIRST NATIONWIDE HOLDINGS, INC. AND SUBSIDIARIES

4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

     lives of the various classes of assets. Maintenance and repairs on premises and equipment are charged to expense in the period incurred.

          Closed facilities of the Company and its subsidiaries are carried at fair value. In the case of leased premises that are vacated by the Company, a liability is recorded representing the difference between the net present value of future lease payments and holding costs and the net present value of anticipated sublease income, if any, for the remaining term of the lease.

     (j) Foreclosed Real Estate

          Real estate acquired through foreclosure is initially recorded at fair value less estimated disposal costs at the time of foreclosure. Subsequent to foreclosure, the Company charges current earnings with a provision for estimated losses when the carrying value of the collateral property exceeds its fair value. Gains or losses on the sale of real estate are recognized upon disposition of the property. Carrying costs such as maintenance and property taxes are expensed as incurred.

     (k) Intangible Assets

          Intangible assets, which primarily consist of the excess of cost over fair value of net assets acquired in business combinations accounted for as a purchase, are amortized on a straight-line basis over the expected period to be benefited of 15 years. The Company periodically reviews the operations of the businesses acquired to determine that income from operations continues to support the recoverability of its intangible assets and the amortization periods used.

     (l) Mortgage Servicing Rights

          The Company purchases mortgage servicing rights separately and acquires mortgage servicing rights by purchasing or originating mortgage loans and selling those loans with servicing rights retained. Generally, purchased mortgage servicing rights are capitalized at the cost to acquire the rights and are carried at the lower of cost, net of accumulated amortization, or fair value. Originated mortgage servicing rights are capitalized based on the relative fair value of the servicing right to the fair value of the loan and the servicing right and are carried at the lower of the capitalized amount, net of accumulated amortization, or fair value.

          A portion of the cost of originating a mortgage loan is allocated to the mortgage servicing right based on its fair value. To determine the fair value of mortgage servicing rights, the Company uses market prices for comparable mortgage servicing contracts, when available, or alternatively uses a valuation model that calculates the present value of future net servicing income. In using this valuation method, the Company incorporates assumptions that market participants would use in estimating future net servicing income, which include estimates of the cost of servicing, the discount rate, mortgage escrow earnings rate, an inflation rate, ancillary income, prepayment speeds and default rates and losses.

          Mortgage servicing rights are amortized in proportion to, and over the period of, estimated net servicing income. The amortization of the mortgage servicing rights is analyzed periodically and is adjusted to reflect changes in prepayment rates and other estimates. A decline in long-term interest rates generally results in an acceleration in mortgage loan prepayments.

          The Company measures the impairment of servicing rights based on the difference between the carrying amount and current fair value of the servicing rights. In determining impairment, the Company aggregates all mortgage servicing rights and stratifies them based on the predominant risk characteristics of interest rate, loan type and investor type. A valuation allowance is established for any excess of amortized cost over the current fair value, by risk stratification, by a charge to income.

                FIRST NATIONWIDE HOLDINGS, INC. AND SUBSIDIARIES

4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

          The Company employs hedging techniques through the use of interest rate floor contracts and principal-only swap agreements to reduce the sensitivity of its earnings and value of its servicing rights to declining interest rates and borrower prepayments as further discussed in note 17. The Company uses hedge accounting because mortgage servicing rights expose the Company to interest rate risk and at the inception and throughout the hedge period, high correlation of changes in the market value of the hedge instruments and the fair value of the mortgage servicing rights are probable so that the results of the hedge instruments will substantially offset the effects of interest rate changes on the mortgage servicing rights. If these requirements are not met, the hedge instruments are considered speculative and are marked to market with changes in market value reflected in current earnings.

          The premium paid by the Company on the interest rate floor contracts is amortized based on the option decay rate. Amounts receivable or payable under the principal-only swap agreements and amounts receivable under the interest rate floor contracts or terminated hedges are included in the carrying value of mortgage servicing rights and are amortized as part of the mortgage servicing rights basis.

     (m) Gains/Losses on Sales of Mortgage Loans

          Mortgage loans are generally sold with the mortgage servicing rights retained by the Company. The carrying value of mortgage loans sold is reduced by the cost allocated to the associated mortgage servicing rights. Gains or losses on sales of mortgage loans are recognized based on the difference between the selling price and the carrying value of the related mortgage loans sold. Deferred origination fees and expenses, net of commitment fees paid in connection with the sale of the loans, are recognized at the time of sale in the gain or loss determination.

     (n) Servicing Fee Income

          Servicing fee income is recorded for fees earned for servicing mortgage loans under servicing agreements with Fannie Mae ("FNMA"), Freddie Mac ("FHLMC"), the Government National Mortgage Association ("GNMA"), and certain private investors. The fees are based on a contractual percentage of the outstanding principal balance or a fixed amount per loan and are recorded as income when received. The amortization of mortgage servicing rights is netted against servicing fee income.

     (o) Interest Rate Swap Agreements

          The Bank is a party to various interest rate swap agreements as a means of managing its interest rate exposure relative to the Bank's FHLB advances. Amounts receivable or payable under these derivative financial instruments are recognized as adjustments to interest expense of the hedged liability (FHLB advances). Gains and losses on early termination of these agreements are included in the carrying amount of the related liability and amortized over the remaining term of the liability.

     (p) Income Taxes

          For federal income tax purposes, FN Holdings is a member of the Mafco Holdings Inc. ("Mafco," the indirect parent of FN Holdings) affiliated group, and accordingly, its federal taxable income or loss will be included in the consolidated federal income tax return filed by Mafco. FN Holdings may also be included in certain state and local income tax returns of Mafco or its subsidiaries. FN Holdings' tax sharing agreement with Mafco provides that income taxes will be based on the separate results of FN Holdings. The agreement generally provides that FN Holdings will pay to Mafco amounts equal to the taxes that FN Holdings would be required to pay if it were to file a return separately from the affiliated group. Furthermore, the agreement provides that FN Holdings shall be entitled to take into account any net operating loss carryovers in determining its tax liability. The agreement also provides that Mafco will pay FN Holdings amounts equal to tax refunds FN Holdings would be entitled to if it had always filed a separate company tax return.

          Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax

                FIRST NATIONWIDE HOLDINGS, INC. AND SUBSIDIARIES

4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

     credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     (q) Extraordinary Gain or Loss from Extinguishment of Debt

          During 1996, California Federal repurchased $44 million aggregate principal amount of the $50 million in 11.20% Senior Notes (as defined herein) assumed in the SFFed Acquisition resulting in an extraordinary loss of approximately $1.6 million, net of income taxes, on the early extinguishment of debt. During 1995, California Federal prepaid
     $250 million in FHLB advances resulting in an extraordinary gain of approximately $2.0 million, net of income taxes, on the early extinguishment of such borrowings.

     (r) Management's Use of Estimates

          The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect (i) the reported amounts of assets and liabilities, (ii) disclosure of contingent assets and liabilities at the date of the consolidated financial statements and (iii) the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (s) Reclassification

          Certain amounts within the consolidated financial statements have been reclassified to conform to the current year presentation.

     (t) Newly Issued Accounting Pronouncements

          On June 28, 1996, the FASB issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS No. 125"). SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings.

          In December 1996, the FASB issued Statement of Financial Accounting Standards No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125" ("SFAS No. 127"). SFAS No. 127 defers for one year the effective date (i) of paragraph 15 of SFAS No. 125 and (ii) of paragraphs 9-12 and 237(b) of SFAS No. 125 for repurchase agreement, dollar-roll, securities lending and similar transactions. SFAS No. 127 provides additional guidance on the types of transactions for which the effective date of SFAS No. 125 has been deferred. It also requires that if it is not possible to determine whether a transaction occurring during calendar-year 1997 is part of a repurchase agreement, dollar-roll, securities lending, or similar transaction, then paragraphs 9-12 of SFAS No. 125 should be applied to that transfer. The Company adopted SFAS
     No. 125, as amended by SFAS No. 127, on January 1, 1997. Such adoption did not have a material impact on the Company's consolidated financial statements.

          In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. It does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive

                FIRST NATIONWIDE HOLDINGS, INC. AND SUBSIDIARIES

4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

     income for the period in that financial statement. This statement is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. This statement has no impact on the financial condition or results of operations of the Company, but does impact the Company's disclosure requirements. The Company adopted this statement effective October 1, 1997.

          In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS No. 131"). SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. This statement supersedes Statement of Financial Accounting Standards No. 14, "Financial Reporting for Segments of a Business Enterprise," but retains the requirement to report information about major customers. It amends Statement of Financial Accounting Standards No. 94, "Consolidation of All Majority-Owned Subsidiaries," to remove the special disclosure requirements for previously unconsolidated subsidiaries. This statement is effective for fiscal years beginning after December 15, 1997. In the initial year of application, comparative informative for earlier years is to be restated. This statement need not be applied to interim financial statements in the initial year of application, but comparative information for interim periods in the initial year of application is to be reported in financial statements for interim periods in the second year of application. This statement has no impact on the financial condition or results of operations of the Company, but will require changes in the Company's disclosure.

5. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION (IN THOUSANDS)

     Cash paid for interest for the years ended December 31, 1997, 1996 and 1995 was $1,402,800, $812,547, and $702,254, respectively.

     During the year ended December 31, 1997, noncash activity consisted of transfers from loans receivable and loans held for sale to foreclosed real estate of $179.6 million, $19.4 million of loans made to facilitate sales of real estate owned, and the issuance of additional preferred stock through preferred stock dividends of $2.2 million. In addition, $50.8 million was transferred from loans held for sale to mortgage-backed securities classified as trading securities upon the securitization of certain of the Bank's qualifying single-family loans.

     During the year ended December 31, 1996, noncash activity consisted of transfers from loans receivable and loans held for sale to foreclosed real estate of $109.8 million, $13.0 million of loans made to facilitate sales of real estate owned, the reclassification of certain consumer loans from loans held for sale (at lower of cost or market) to loans receivable totalling $27.7 million, a reduction in loans receivable of $46.8 million through the redemption of and dividends on class C common stock in amounts totalling $44.8 million and $.2 million, respectively, and the issuance of additional preferred stock through preferred stock dividends of $.8 million.

     During the year ended December 31, 1995, the Financial Accounting Standards Board issued a Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities" (the "Special Report"). The Special Report provided all entities an opportunity to reassess their ability and intent to hold securities to maturity and allowed a one time reclassification of securities from held-to-maturity to available-for-sale without "tainting" the remaining held-to-maturity securities. On December 29, 1995, the Company reclassified $1.5 billion and $231.8 million in carrying value of mortgage-backed securities and U.S. government and agency securities, respectively, from the respective held-to-maturity categories to securities available for sale. In addition, other noncash activity included $326.0 million of consumer loans reclassified from loans receivable to loans held for sale, transfers from loans receivable to foreclosed real estate of $79.6 million, and $376.3 million transferred from loans receivable to mortgage-backed securities held to maturity representing the securitization of certain of the Bank's qualifying single-family loans.

                FIRST NATIONWIDE HOLDINGS, INC. AND SUBSIDIARIES

6. SECURITIES AVAILABLE FOR SALE

     At December 31, 1997 and 1996, securities available for sale and the related unrealized gain or loss consisted of the following (in thousands):

                                                               DECEMBER 31, 1997
                                          -----------------------------------------------------------
                                                                                  NET
                                          AMORTIZED   UNREALIZED   UNREALIZED   UNREALIZED   CARRYING
                                            COST       GAINS        LOSSES       GAIN         VALUE
                                          ---------   ----------   ----------   ----------   --------
Marketable equity securities............  $      --      $ --        $   --        $ --      $     --
U.S. government and agency
  obligations ..........................    812,716       957          (588)        369       813,085
                                          ---------      ----        ------        ----      --------
     Total..............................  $ 812,716      $957        $ (588)        369      $813,085
                                          ---------      ----        ------                  --------
                                          ---------      ----        ------                  --------
Estimated tax effect....................                                            (47)
                                                                                   ----
     Net unrealized holding gain in
       stockholders' equity.............                                           $322
                                                                                   ----
                                                                                   ----

                                                               DECEMBER 31, 1996
                                          -----------------------------------------------------------
                                                                                   NET
                                          AMORTIZED   UNREALIZED   UNREALIZED   UNREALIZED   CARRYING
                                            COST        GAINS       LOSSES        GAIN        VALUE
                                          ---------   ----------   ----------   ----------   --------
Marketable equity securities............  $  27,034    $ 34,954     $     --     $ 34,954    $ 61,988
U.S. government and agency
  obligations ..........................    480,317         936       (1,222)        (286)    480,031
                                          ---------    --------     --------     --------    --------
     Total..............................  $ 507,351    $ 35,890     $ (1,222)      34,668    $542,019
                                          ---------    --------     --------                 --------
                                          ---------    --------     --------                 --------
Estimated tax effect....................                                           (3,466)
                                                                                 --------
     Net unrealized holding gain in
       stockholders' equity.............                                         $ 31,202
                                                                                 --------
                                                                                 --------

     The following represents a summary of the amortized cost, carrying value and weighted average yield of securities available for sale with related maturities (dollars in thousands):

                                                   DECEMBER 31, 1997
                                           ----------------------------------
                                                        ESTIMATED    WEIGHTED
                                           AMORTIZED      FAIR       AVERAGE
                                             COST         VALUE       YIELD
                                           ---------    ---------    --------
Marketable equity securities............   $      --    $      --         --%
U.S. government and agency obligations:
  Maturing within 1 year................     107,771      107,680       5.92
  Maturing after 1 year but within
     5 years............................     704,945      705,405       6.52
  Maturing after 5 years through
     10 years...........................          --           --         --
                                           ---------    ---------     ------
     Total..............................   $ 812,716    $ 813,085       6.44%
                                           ---------    ---------     ------
                                           ---------    ---------     ------

     At December 31, 1997, U.S. government and agency obligations available for sale of $78.2 million were pledged as collateral for various obligations.

     Marketable equity securities available for sale at December 31, 1996 represented approximately 5.93% of the outstanding stock of Affiliated Computer Services ("ACS"), representing 2.24% of the voting power with a cost basis of $27 million. The ACS stock represents the only marketable equity security classified as available for sale at December 31, 1996. Pursuant to the terms of a settlement agreement dated June 17, 1991 between the Bank, ACS, and the Federal Deposit Insurance Corporation ("FDIC"), the FDIC was entitled to share in a defined portion of the proceeds from the sale of the stock, which, at December 31, 1995, approximated $34.5 million, and which was recorded in other liabilities. On June 28, 1996, the Bank sold 2,000,000 shares of its investment in common stock of ACS for gross proceeds totalling $92.3 million from which it satisfied its full

                FIRST NATIONWIDE HOLDINGS, INC. AND SUBSIDIARIES

6. SECURITIES AVAILABLE FOR SALE--(CONTINUED)

obligation to the FDIC. A pre-tax gain of $40.4 million resulted from this transaction and was recorded as a gain on sale of assets in the 1996 consolidated statement of income. The Bank's remaining shares of ACS stock were sold in October 1997, resulting in a pre-tax gain of approximately
$25.0 million.

7. SECURITIES HELD TO MATURITY

     At December 31, 1997 and 1996 securities held to maturity consist of the following (in thousands):

                                                             DECEMBER 31, 1997
                                           -----------------------------------------------------
                                           AMORTIZED    UNREALIZED     UNREALIZED     ESTIMATED
                                             COST        GAINS          LOSSES        FAIR VALUE
                                           ---------    -----------    -----------    ----------
Municipal securities....................    $   170        $  --          $  --        $    170
Commercial paper........................     58,129           --             --          58,129
                                            -------        -----          -----        --------
  Total.................................    $58,299        $  --          $  --        $ 58,299
                                            -------        -----          -----        --------
                                            -------        -----          -----        --------

                                                             DECEMBER 31, 1996
                                           -----------------------------------------------------
                                           AMORTIZED    UNREALIZED     UNREALIZED     ESTIMATED
                                             COST        GAINS          LOSSES        FAIR VALUE
                                           ---------    -----------    -----------    ----------
Municipal securities....................    $   190        $  --          $  --        $    190
U.S. government and agency
  obligations...........................      3,800           15             --           3,815
Commercial paper........................        282           --             --             282
                                            -------        -----          -----        --------
  Total.................................    $ 4,272        $  15          $  --        $  4,287
                                            -------        -----          -----        --------
                                            -------        -----          -----        --------

     The weighted average stated interest rates on securities held to maturity were 5.32% and 6.85% at December 31, 1997 and 1996, respectively.

     The following represents a summary of the carrying values (amortized cost), estimated fair values, and weighted average yield of securities held to maturity with related maturities (dollars in thousands):

                                                   DECEMBER 31, 1996
                                           ----------------------------------
                                                        ESTIMATED    WEIGHTED
                                           AMORTIZED      FAIR       AVERAGE
                                             COST        VALUE       YIELD
                                           ---------    ---------    --------
Municipal securities:
  Maturing within 1 year................    $            $    --         --%
  Maturing after 1 year but within
     5 years............................         --           --         --
  Maturing after 10 years...............        170          170       8.25
Commercial paper:
  Maturing within 1 year................     58,129       58,129       5.31
                                            -------      -------       ----
     Total..............................    $58,299      $58,299       5.32%
                                            -------      -------       ----
                                            -------      -------       ----

                FIRST NATIONWIDE HOLDINGS, INC. AND SUBSIDIARIES

8. MORTGAGE-BACKED SECURITIES AVAILABLE FOR SALE

     At December 31, 1997 and 1996, mortgage-backed securities available for sale and the related unrealized gain or loss consisted of the following (in thousands):

                                                                  DECEMBER 31, 1997
                                          ------------------------------------------------------------------
                                                                                       NET
                                          AMORTIZED     UNREALIZED    UNREALIZED    UNREALIZED     CARRYING
                                             COST         GAINS        LOSSES         GAIN          VALUE
                                          ----------    ----------    ----------    ----------    ----------
GNMA...................................   $  249,023     $  2,710      $     --      $  2,710     $  251,733
FNMA...................................    2,408,173       17,519        (5,923)       11,596      2,419,769
FHLMC..................................    1,197,867       20,097          (548)       19,549      1,217,416
Other MBS..............................      574,625        5,371          (111)        5,260        579,885
Collateralized mortgage obligations....      606,965        2,698        (1,868)          830        607,795
                                          ----------     --------      --------      --------     ----------
  Total................................   $5,036,653     $ 48,395      $ (8,450)       39,945     $5,076,598
                                          ----------     --------      --------                   ----------
                                          ----------     --------      --------                   ----------
Estimated tax effect...................                                                (5,105)
                                                                                     --------
  Net unrealized holding gain in
     stockholders' equity..............                                              $ 34,840
                                                                                     --------
                                                                                     --------

                                                                  DECEMBER 31, 1996
                                          ------------------------------------------------------------------
                                                                                       NET
                                          AMORTIZED     UNREALIZED    UNREALIZED    UNREALIZED     CARRYING
                                             COST         GAINS        LOSSES         GAIN          VALUE
                                          ----------    ----------    ----------    ----------    ----------
GNMA...................................   $   67,130     $    652      $    (95)     $    557     $   67,687
FNMA...................................      523,894        5,113        (5,042)           71        523,965
FHLMC..................................      626,267       17,115          (310)       16,805        643,072
Collateralized mortgage obligations....      364,675          497        (1,244)         (747)       363,928
                                          ----------     --------      --------      --------     ----------
  Total................................   $1,581,966     $ 23,377      $ (6,691)       16,686     $1,598,652
                                          ----------     --------      --------                   ----------
                                          ----------     --------      --------                   ----------
Estimated tax effect...................                                                (1,669)
                                                                                     --------
  Net unrealized holding gain in
     stockholders' equity..............                                              $ 15,017
                                                                                     --------
                                                                                     --------

     The following represents a summary of the amortized cost, carrying value and weighted average yield of mortgage-backed securities available for sale (dollars in thousands):

                                                                             DECEMBER 31, 1997
                                                                    ------------------------------------
                                                                                  ESTIMATED     WEIGHTED
                                                                    AMORTIZED        FAIR       AVERAGE
                                                                       COST         VALUE       YIELD
                                                                    ----------    ----------    --------
GNMA.............................................................   $  249,023    $  251,733      7.09%
FNMA.............................................................    2,408,173     2,419,769      6.99
FHLMC............................................................    1,197,867     1,217,416      7.49
Other MBS........................................................      574,625       579,885      6.93
Collateralized mortgage obligations..............................      606,965       607,795      6.80
                                                                    ----------    ----------      ----
  Total..........................................................   $5,036,653    $5,076,598      7.08%
                                                                    ----------    ----------      ----
                                                                    ----------    ----------      ----

     The weighted average stated interest rates on mortgage-backed securities available for sale were 7.16% and 7.06% at December 31, 1997 and 1996, respectively. At December 31, 1997 and 1996, mortgage-backed securities available for sale included securities totalling $1.4 billion and $53.0 million, respectively, which resulted from the securitization of certain qualifying mortgage loans from the Bank's, Old California Federal's and San Francisco Federal's loan portfolios.

                FIRST NATIONWIDE HOLDINGS, INC. AND SUBSIDIARIES

8. MORTGAGE-BACKED SECURITIES AVAILABLE FOR SALE--(CONTINUED)

     At December 31, 1997 and 1996, mortgage-backed securities available for sale included $4.6 billion and $1.1 billion respectively, of variable-rate securities.

     At December 31, 1997, mortgage-backed securities available for sale of $4.1 billion were pledged as collateral for various obligations as further discussed in notes 19, 20 and 32. Further, at December 31, 1997, mortgage-backed securities available for sale with a carrying value of $28.8 million were pledged to FNMA associated with the sales of certain securitized multi-family loans.

9. MORTGAGE-BACKED SECURITIES HELD TO MATURITY

     At December 31, 1997 and 1996, mortgage-backed securities held to maturity consist of the following (in thousands):

                                                                       DECEMBER 31, 1997
                                                      ----------------------------------------------------
                                                      AMORTIZED     UNREALIZED    UNREALIZED    ESTIMATED
                                                         COST         GAINS       LOSSES        FAIR VALUE
                                                      ----------    ----------    ----------    ----------
FHLMC..............................................   $  317,766     $ 15,364        $ --       $  333,130
FNMA...............................................    1,017,835       20,048          --        1,037,883
Other mortgage-backed securities...................        2,276           --          --            2,276
                                                      ----------     --------        ----       ----------
     Total.........................................   $1,337,877     $ 35,412        $ --       $1,373,289
                                                      ----------     --------        ----       ----------
                                                      ----------     --------        ----       ----------

                                                                       DECEMBER 31, 1996
                                                      ----------------------------------------------------
                                                      AMORTIZED     UNREALIZED    UNREALIZED    ESTIMATED
                                                         COST         GAINS       LOSSES        FAIR VALUE
                                                      ----------    ----------    ----------    ----------
FHLMC..............................................   $  405,488     $ 14,811        $ --       $  420,299
FNMA...............................................    1,214,002       17,444         (70)       1,231,376
Other mortgage-backed securities...................        2,172           --          --            2,172
                                                      ----------     --------        ----       ----------
     Total.........................................   $1,621,662     $ 32,255        $(70)      $1,653,847
                                                      ----------     --------        ----       ----------
                                                      ----------     --------        ----       ----------

     The following represents a summary of the amortized cost, carrying value and weighted average yield of mortgage-backed securities held to maturity (dollars in thousands):

                                                                             DECEMBER 31, 1997
                                                                    ------------------------------------
                                                                                  ESTIMATED     WEIGHTED
                                                                    AMORTIZED        FAIR       AVERAGE
                                                                       COST         VALUE       YIELD
                                                                    ----------    ----------    --------
FHLMC............................................................   $  317,766    $  333,130      8.17%
FNMA.............................................................    1,017,835     1,037,883      7.03
Other mortgage-backed securities.................................        2,276         2,276      8.27
                                                                    ----------    ----------      ----
     Total.......................................................   $1,337,877    $1,373,289      7.30%
                                                                    ----------    ----------      ----
                                                                    ----------    ----------      ----

     The weighted average stated interest rates on mortgage-backed securities held to maturity were 7.33% and 7.27% at December 31, 1997 and 1996, respectively. At December 31, 1997 and 1996, mortgage-backed securities held to maturity included variable rate securities totalling $1.3 billion and $1.6 billion, respectively, which resulted from the securitization with FNMA and FHLMC of certain qualifying mortgage loans from the Bank's, Old California Federal's and San Francisco Federal's loan portfolios with full recourse to the Bank.

     At December 31, 1997, mortgage-backed securities held to maturity of $1.3 billion were pledged as collateral for various obligations as further discussed in notes 19, 20 and 32.

                FIRST NATIONWIDE HOLDINGS, INC. AND SUBSIDIARIES

10. LOANS RECEIVABLE, NET

     At December 31, 1997 and 1996, loans receivable, net, included the following (in thousands):

                                                        1997           1996
                                                     -----------    -----------
Real estate loans:
  1-4 unit residential............................   $14,071,258    $ 6,117,974
  5+ unit residential.............................     3,035,195      2,163,992
  Commercial......................................     2,145,634      1,977,732
  Construction....................................         3,737         11,242
  Land............................................         4,766         11,074
                                                     -----------    -----------
                                                      19,260,590     10,282,014
  Undisbursed loan funds..........................        (2,714)        (4,669)
                                                     -----------    -----------
     Total real estate loans......................    19,257,876     10,277,345
                                                     -----------    -----------
  Equity-line loans...............................       354,966        243,011
  Other consumer loans............................       320,599         55,016
  Commercial loans................................         8,370         29,651
                                                     -----------    -----------
     Total consumer and other loans...............       683,935        327,678
                                                     -----------    -----------
     Total loans receivable.......................    19,941,811     10,605,023
  Deferred fees and unearned premiums.............        47,219          4,740
  Allowance for loan losses.......................      (439,233)      (246,556)
  Purchase accounting discounts, net..............      (125,387)      (150,624)
                                                     -----------    -----------
     Total loans receivable, net..................   $19,424,410    $10,212,583
                                                     -----------    -----------
                                                     -----------    -----------

     The Bank's lending activities are principally conducted in California, New York, Texas and Florida.

     At December 31, 1997, $11.2 billion in residential loans were pledged as collateral for FHLB advances as further discussed in note 20.

     As a result of the FN and the Cal Fed Acquisitions, the Bank assumed obligations for certain loans sold with recourse. The outstanding balances of loans sold with recourse at December 31, 1997 totalled $2.8 billion. No loans were sold with recourse during the years ended December 31, 1997, 1996 and 1995. The Bank evaluates the credit risk of loans sold with recourse and, if necessary, records a liability (other liabilities) for estimated losses related to these potential obligations. At December 31, 1997, such liability totalled $52.4 million.

     The following table indicates the carrying value of loans which have been placed on nonaccrual status as of the dates indicated (in thousands):

                                                       AT DECEMBER 31,
                                                     --------------------
                                                       1997        1996
                                                     --------    --------
Nonaccrual loans:
  Real estate loans:
  1-4 unit residential............................   $164,923    $146,283
  5+ unit residential.............................     12,128      12,713
  Commercial and other............................      6,240       9,406
  Construction....................................      1,560         788
                                                     --------    --------
     Total real estate............................    184,851     169,190
  Non-real estate.................................      7,344       3,032
                                                     --------    --------
     Total nonaccrual loans.......................   $192,195    $172,222
                                                     --------    --------
                                                     --------    --------

                FIRST NATIONWIDE HOLDINGS, INC. AND SUBSIDIARIES

10. LOANS RECEIVABLE, NET--(CONTINUED)

     The following table indicates the carrying value of loans classified as troubled debt restructuring, as of December 31, 1997 and 1996 (in thousands):

                                                       AT DECEMBER 31,
                                                     --------------------
                                                       1997        1996
                                                     --------    --------
  1-4 unit residential............................   $  2,471    $  3,113
  5+ unit residential.............................      6,718      55,642
  Commercial and other real estate................     26,296      28,754
                                                     --------    --------
     Total restructured loans.....................   $ 35,485    $ 87,509
                                                     --------    --------
                                                     --------    --------

     At December 31, 1997, the Company's loan portfolio totalling $19.9 billion is concentrated in California. The financial condition of the Company is subject to general economic conditions such as the volatility of interest rates and real estate market conditions and, in particular, to conditions in the California residential real estate market. Any downturn in the economy generally, and in California in particular, could reduce real estate values. An increase in the general level of interest rates may adversely affect the ability of certain borrowers to pay the interest on and principal of their obligations. Accordingly, in the event interest rates rise or real estate market values decline, particularly in California, the Company and the Bank may find it difficult to maintain its asset quality and may require additional allowances for loss above the amounts currently estimated by management.

     For nonaccrual loans and loans classified as troubled debt restructurings, the following table summarizes the interest income recognized ("Recognized") and total interest income that would have been recognized had the borrowers performed under the original terms of the loans ("Contractual") for the years ended December 31, 1997 and 1996 (in thousands).

                                                         DECEMBER 31, 1997            DECEMBER 31, 1996
                                                     -------------------------    -------------------------
                                                     RECOGNIZED    CONTRACTUAL    RECOGNIZED    CONTRACTUAL
                                                     ----------    -----------    ----------    -----------
Restructured loans................................    $  3,532       $ 3,583       $ 12,977       $13,430
Nonaccrual loans..................................       6,779        15,880          4,860        13,752
                                                      --------       -------       --------       -------
                                                      $ 10,311       $19,463       $ 17,837       $27,182
                                                      --------       -------       --------       -------
                                                      --------       -------       --------       -------

     At December 31, 1997 and 1996, the Bank and its wholly-owned subsidiary, FGB Realty Advisors, Inc., managed principally non-performing loan and asset portfolios totalling $1.2 million and $1.0 billion, respectively, for investors. During 1997, substantially all the asset management and disposition contracts held by FGB Realty Advisors, Inc. have expired, and operations of the subsidiary have substantially ceased. Revenues related to such activities are included in management fees in the accompanying statements of income.

     Activity in the allowance for loan losses for the years ended December 31, 1997, 1996 and 1995 is summarized as follows (in thousands):

                                                       1997        1996        1995
                                                     --------    --------    --------
Balance--beginning of year........................   $246,556    $210,484    $202,780
Purchases, net....................................    164,378      38,486          --
Provision for loan losses.........................     79,800      39,600      37,000
Charge-offs.......................................    (56,124)    (44,785)    (32,344)
Recoveries........................................      4,623       2,771       3,048
                                                     --------    --------    --------
Balance--end of year..............................   $439,233    $246,556    $210,484
                                                     --------    --------    --------
                                                     --------    --------    --------

     FN Holdings loaned approximately $46.8 million to an affiliate on March 1, 1996. Such loan bore interest at the rate of 10.5% over the prevailing yield to maturity of the five-year United States treasury note, and was an unsecured subordinated obligation of the borrower guaranteed by certain other affiliates of FN Holdings, which obligation to FN Holdings was evidenced by a promissory note (the "Promissory Note"). Management believes that the terms and conditions of such loan were at least as favorable to FN Holdings as might have been obtained

                FIRST NATIONWIDE HOLDINGS, INC. AND SUBSIDIARIES

10. LOANS RECEIVABLE, NET--(CONTINUED)

in a similar transaction with an unaffiliated party. On May 15, 1996, FN Holdings distributed the Promissory Note to Parent Holdings as a partial redemption of and dividends on class C common stock.

     During 1996 FN Holdings loaned approximately $19 million to an affiliate. Such loan accrued interest at the rate of 14%, and was an unsecured subordinated obligation of the borrower, which obligation to FN Holdings was evidenced by a promissory note. Management believes that the terms and conditions of such loan were at least as favorable to FN Holdings as might have been obtained in a similar transaction with an unaffiliated party. On January 3, 1997, such loan, together with the accrued interest thereon, was repaid.

11. IMPAIRED LOANS

     At December 31, 1997 and 1996, the carrying value of loans that are considered to be impaired totalled $110.1 million and $102.1 million respectively (of which $18.6 million and $22.6 million, respectively, were on nonaccrual status). The average recorded investment in impaired loans during the years ended December 31, 1997, 1996 and 1995 was approximately $112.9 million, $103.7 million and $125.5 million, respectively. For the years ended
December 31, 1997, 1996 and 1995, the Company recognized interest income on those impaired loans of $10.5 million, $10.7 million and $12.9 million, respectively, which included $.6 million, $.3 million and $.2 million, respectively, of interest income recognized using the cash basis method of income recognition.

     Generally, specific allowances for loan losses relative to impaired multi-family and commercial real estate loans, which comprised the majority of impaired loans, have not been established. Generally, the carrying value of such loans, net of purchase accounting adjustments, does not exceed the loans' related collateral values less estimated selling costs. There have been no significant multi-family or commercial real estate loans originated since October 1, 1994.

12. PUT AGREEMENT

     In connection with the FN Acquisition, the Bank assumed generally the same rights under an agreement ("Put Agreement") Old FNB had with Granite Management and Disposition, Inc. ("Granite"), an indirect subsidiary of Ford Motor, whereby Old FNB had the option to sell ("put") to Granite, on a quarterly basis, up to approximately $500 million of certain assets, primarily non-performing commercial real estate loans and residential mortgage loans with an original principal balance greater than $250,000. The Put Agreement expired on November 30, 1996. The aggregate purchase price of assets "put" to Granite equals $500 million, including assets "put" to Granite by Old FNB through October 3, 1994. Granite purchased these assets for an amount equal to the assets' outstanding principal balance, accrued interest and certain other expenses.

13. RECEIVABLES FROM THE FSLIC/RF--COVERED ASSETS

     As part of First Gibraltar's 1988 acquisition of the five Closed Associations, it entered into an assistance agreement (the "Assistance Agreement") with the FSLIC. Assets subject to the Assistance Agreement were known as "Covered Assets." The Assistance Agreement generally provided for guaranteed yield amounts to be paid on the book value of the Covered Assets, and paid the Bank for 90% of the losses incurred upon disposition of the Covered Assets ("Capital Loss Coverage").

     In June 1995, the FDIC, as manager of the FSLIC Resolution Fund ("FSLIC/RF"), as successor to the FSLIC, exercised its rights under the Assistance Agreement to purchase substantially all of the remaining Covered Assets as of June 1, 1995 at the fair market value of such assets and further purchased additional assets from the remaining Covered Asset portfolio in September 1995 (the "FDIC Purchase"). Any losses sustained by the Bank as a result of the FDIC Purchase were reimbursed under the Capital Loss Coverage provision of the Assistance Agreement. Proceeds from this transaction were reinvested in the normal course of business.

     On August 19, 1996, the Bank and the FSLIC/RF executed an agreement which resulted in the termination of the Assistance Agreement. As a result of the agreement, the FSLIC/RF paid the Bank the remaining Covered Asset balance of $39 million and, among other things, assumed the responsibility for the disposition of several

                FIRST NATIONWIDE HOLDINGS, INC. AND SUBSIDIARIES

13. RECEIVABLES FROM THE FSLIC/RF--COVERED ASSETS--(CONTINUED)

litigation matters involving Covered Assets which had been retained by the Bank following the FDIC Purchase. In connection with the agreement, a pre-tax gain of $25.6 million was recorded.

14. INVESTMENT IN FHLB

     The Company's investment in FHLB stock is carried at cost. The FHLB provides a central credit facility for member institutions. As a member of the FHLB system, the Bank is required to own capital stock in the FHLB in an amount equal to the greater of (i) 1% of the aggregate outstanding principal amount of its residential mortgage loans, home purchase contracts and similar obligations at the beginning of each calendar year, (ii) .3% of total assets, or (iii) 5% of its advances (borrowings) from the FHLB of San Francisco. The Bank was in compliance with this requirement at December 31, 1997 and 1996. At December 31, 1997, the Bank's investment in FHLB stock was pledged as collateral for FHLB advances as further discussed in note 20.

15. OFFICE PREMISES AND EQUIPMENT, NET

     Office premises and equipment, net, at December 31, 1997 and 1996 is summarized as follows (dollars in thousands):

                                                                             ESTIMATED
                                                                             DEPRECIABLE
                                                                              LIVES AT
                                                       1997        1996      DECEMBER 31, 1997
                                                     --------    --------    -----------------
Land..............................................   $ 29,942    $ 19,084            --
Buildings and leasehold improvements..............     74,141      40,103            25
Furniture and equipment...........................     85,519      50,559             6
Construction in progress..........................      5,253      10,601            --
                                                     --------    --------
                                                      194,855     120,347
Accumulated depreciation and amortization.........    (35,506)    (20,183)
                                                     --------    --------
Total office premises and equipment, net..........   $159,349    $100,164
                                                     --------    --------
                                                     --------    --------

     Depreciation and amortization expense related to office premises and equipment for the years ended December 31, 1997, 1996 and 1995 totalled $16.8 million, $10.9 million and $8.9 million, respectively.

     California Federal rents certain office premises and equipment under long-term, noncancelable operating leases expiring at various dates through 2029. Rental expense under such operating leases, included in occupancy and equipment expense, for the years ended December 31, 1997, 1996 and 1995 totalled $29.6 million, $19.3 million and $22.6 million, respectively. Rental income from subleasing agreements for the years ended December 31, 1997, 1996 and 1995 totalled $2.0 million, $1.6 million and $2.2 million, respectively. At
December 31, 1997, the projected minimum rental commitments, net of sublease agreements, under terms of the leases were as follows (in thousands):

                                                       CASH        EFFECT ON
YEAR ENDED                                           COMMITMENT    NET INCOME
--------------------------------------------------   ----------    ----------
1998..............................................    $ 31,218      $ 20,973
1999..............................................      31,085        18,602
2000..............................................      30,264        15,970
2001..............................................      27,914        10,492
2002..............................................      24,471         6,714
Thereafter........................................     116,193        24,480
                                                      --------      --------
     Total........................................    $261,145      $ 97,231
                                                      --------      --------
                                                      --------      --------

     The effect of lease commitments on net income is different from the cash commitment primarily as a result of lease commitments assumed in acquisitions with related purchase accounting adjustments.

                FIRST NATIONWIDE HOLDINGS, INC. AND SUBSIDIARIES

16. ACCRUED INTEREST RECEIVABLE

     Accrued interest receivable at December 31, 1997 and 1996 is summarized as follows (in thousands):

                                                       1997        1996
                                                     --------    --------
Cash and cash equivalents and securities..........   $ 10,832    $  8,399
Mortgage-backed securities........................     43,700      24,110
Loans receivable and loans held for sale..........    133,671      73,525
                                                     --------    --------
  Total accrued interest receivable...............   $188,203    $106,034
                                                     --------    --------
                                                     --------    --------

17. MORTGAGE SERVICING RIGHTS

     The following is a summary of activity for mortgage servicing rights ("MSRs") and the hedge against the change in value of the mortgage servicing rights ("MSR Hedge") for the years ended December 31, 1997, 1996 and 1995 (in thousands):

                                                                  MSR
                                                       MSR       HEDGE      TOTAL
                                                     --------    ------    --------
Balance at December 31, 1994......................   $ 86,840    $   --    $ 86,840
  Additions from Maryland Acquisition.............     76,369        --      76,369
  Additions from Lomas 1995 Purchase..............     93,362        --      93,362
  Additions--other................................     18,676        --      18,676
  Amortization....................................    (33,892)       --     (33,892)
                                                     --------    ------    --------
Balance at December 31, 1995......................    241,355        --     241,355
  Additions from Lomas 1996 Purchase..............    105,029        --     105,029
  Additions from SFFed Acquisition................     16,000        --      16,000
  Additions from Home Federal Acquisition.........      3,060        --       3,060
  Originated servicing............................     81,028        --      81,028
  Additions--other................................     64,421        --      64,421
  Premiums paid for interest rate floor
     contracts....................................         --     3,509       3,509
  Payments received under interest rate floor
     contracts....................................         --       (13)        (13)
  Net paid under principal-only swap agreements...         --       284         284
  Amortization....................................    (90,706)     (275)    (90,981)
                                                     --------    ------    --------
Balance at December 31, 1996......................    420,187     3,505     423,692
  Additions from Cal Fed Acquisition..............     44,497        --      44,497
  Additions from Weyerhaeuser Purchase............     41,949        --      41,949
  Originated servicing............................    120,465        --     120,465
  Additions--other................................     27,939        --      27,939
  Sales--Servicing Sale...........................    (16,792)       --     (16,792)
  Sales--other....................................         (4)       --          (4)
  Premiums paid for interest rate floor
     contracts....................................         --     7,088       7,088
  Payments received under interest rate floor
     contracts....................................         --      (471)       (471)
  Net received under principal-only swap
     agreements...................................         --    (1,378)     (1,378)
  Amortization....................................   (106,972)   (3,310)   (110,282)
                                                     --------    ------    --------
Balance at December 31, 1997......................   $531,269    $5,434    $536,703
                                                     --------    ------    --------
                                                     --------    ------    --------

     At December 31, 1997, 1996 and 1995, the outstanding balances of 1-4 unit residential loan participations, whole loans and mortgage pass-through securities serviced for other investors by FNMC totalled $46.6 billion, $43.1 billion and $28.6 billion, respectively. In addition, FNMC had $6.2 billion, $5.7 billion and $3.0 billion of master servicing at December 31, 1997, 1996 and 1995, respectively.

                FIRST NATIONWIDE HOLDINGS, INC. AND SUBSIDIARIES

17. MORTGAGE SERVICING RIGHTS--(CONTINUED)

     The estimated fair value of the MSRs was $647 million and $529 million at December 31, 1997 and 1996, respectively. The estimated market value of interest rate floor contracts and swaps designated as hedges against MSRs at December 31, 1997 was $18.0 million and $13.5 million, respectively. At
December 31, 1997 and 1996, no allowance for impairment of the MSRs was necessary.

     A decline in long-term interest rates generally results in an acceleration of mortgage loan prepayments. Higher than anticipated levels of prepayments generally cause the accelerated amortization of mortgage servicing rights and generally will result in a reduction of the market value of the mortgage servicing rights and in the Company's servicing fee income. To reduce the sensitivity of its earnings to interest rate and market value fluctuations, the Company hedged the change in value of its servicing rights based on changes in interest rates.

     At December 31, 1997, the Company, through FNMC, was a party to several interest rate floor contracts maturing from October 2001 through June 2002. The Company paid counterparties a premium in exchange for cash payments in the event that the 10-year Constant Maturity Treasury rate falls below the strike prices. At December 31, 1997, the notional amount of the interest rate floors was $970 million and the strike prices were between 5.0% and 6.5%. In addition, the Company, through FNMC, entered into principal-only swap agreements with a notional amount of $99 million.

     At December 31, 1997 and 1996, servicing advances and other receivables related to 1-4 unit residential loan servicing, net of valuation allowances of $43.2 million and $12.7 million in 1997 and 1996, respectively, (included in other assets) consisted of the following (in thousands):

                                                       1997        1996
                                                     --------    --------
Servicing advances................................   $160,266    $152,465
Checks in process of collection...................        157      55,601
Other.............................................      6,555      23,704
                                                     --------    --------
                                                     $166,978    $231,770
                                                     --------    --------
                                                     --------    --------

18. DEPOSITS

     A summary of deposits carrying values at December 31, 1997 and 1996 follows (in thousands):

                                                        1997           1996
                                                     -----------    ----------
Passbook accounts.................................   $ 2,161,967    $  840,685
Demand deposits:
  Interest-bearing................................     1,149,294       509,788
  Noninterest-bearing.............................     1,179,344       729,648
Money market deposit accounts.....................     1,269,540       881,285
Term accounts.....................................    10,389,507     5,502,902
                                                     -----------    ----------
                                                      16,149,652     8,464,308
                                                     -----------    ----------
Accrued interest payable..........................        51,538        31,901
Purchase accounting adjustments...................         1,415         5,674
                                                     -----------    ----------
Total deposits....................................   $16,202,605    $8,501,883
                                                     -----------    ----------
                                                     -----------    ----------

     The aggregate amount of jumbo certificates of deposit (term deposits) with a minimum denomination of $100,000 was approximately $2 billion and $868 million at December 31, 1997 and 1996, respectively. Brokered certificates of deposit totalling $363 million and $470 million were included in deposits at December 31, 1997 and 1996, respectively. Total deposits at December 31, 1997 and 1996 include escrow balances for loans serviced for others of $702 million and $550 million, respectively.

                FIRST NATIONWIDE HOLDINGS, INC. AND SUBSIDIARIES

18. DEPOSITS--(CONTINUED)

     A summary of interest expense by deposit category for the years ended December 31, 1997, 1996 and 1995 follows (in thousands):

                                                       1997        1996        1995
                                                     --------    --------    --------
Passbook accounts.................................   $ 68,408    $ 31,418    $ 14,668
Interest-bearing demand deposits..................     12,331       5,398       6,953
Money market deposit accounts.....................     50,152      32,073      50,847
Term accounts.....................................    616,094     350,285     374,891
                                                     --------    --------    --------
                                                     $746,985    $419,174    $447,359
                                                     --------    --------    --------
                                                     --------    --------    --------

     At December 31, 1997, term accounts had scheduled maturities as follows (in thousands):

1998..............................................  $   7,794,543
1999..............................................      2,065,788
2000..............................................        219,650
2001..............................................        131,782
2002..............................................        166,384
Thereafter........................................         11,360
                                                    -------------
                                                    $  10,389,507
                                                    -------------
                                                    -------------

19. SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

     A summary of information regarding securities sold under agreements to repurchase as of December 31, 1997 and 1996 follows (dollars in thousands):

                                                                     DECEMBER 31, 1997
                                                     --------------------------------------------------
                                                      UNDERLYING COLLATERAL       REPURCHASE LIABILITY
                                                     ------------------------    ----------------------
                                                      RECORDED       MARKET                    INTEREST
                                                      VALUE(I)       VALUE         AMOUNT       RATE
                                                     ----------    ----------    ----------    --------
Maturing within 30 days...........................   $       --    $       --    $       --        --%
Maturing 30 days to 90 days.......................    1,848,385     1,859,169     1,774,950      5.75
Maturing 90 days to 1 year........................       62,909        63,532        53,920      6.59
Maturing over 1 year..............................           --            --            --        --
                                                     ----------    ----------    ----------      ----
  Total(ii).......................................    1,911,294     1,922,701     1,828,870
Purchase accounting adjustment....................         (424)           --            99
Accrued interest payable..........................           --            --        13,473
                                                     ----------    ----------    ----------
                                                     $1,910,870    $1,922,701    $1,842,442
                                                     ----------    ----------    ----------
                                                     ----------    ----------    ----------

                FIRST NATIONWIDE HOLDINGS, INC. AND SUBSIDIARIES

19. SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE--(CONTINUED)

                                                                     DECEMBER 31, 1996
                                                     --------------------------------------------------
                                                      UNDERLYING COLLATERAL       REPURCHASE LIABILITY
                                                     ------------------------    ----------------------
                                                      RECORDED       MARKET                    INTEREST
                                                      VALUE(I)       VALUE         AMOUNT       RATE
                                                     ----------    ----------    ----------    --------
Maturing within 30 days...........................   $  626,260    $  633,615    $  609,949      5.61%
Maturing 30 days to 90 days.......................      573,904       585,767       550,409      5.48
Maturing 90 days to 1 year........................      342,531       345,599       350,000      6.97
Maturing over 1 year..............................       67,845        68,203        53,920      6.59
                                                     ----------    ----------    ----------
  Total (ii)......................................    1,610,540     1,633,184     1,564,278
Purchase accounting adjustment....................        2,578            --           755
Accrued interest payable..........................           --            --        18,354
                                                     ----------    ----------    ----------
                                                     $1,613,118    $1,633,184    $1,583,387
                                                     ----------    ----------    ----------
                                                     ----------    ----------    ----------

------------------
 (i) Recorded value includes accrued interest at December 31, 1997 and 1996. In addition, the recorded values at December 31, 1997 and 1996 include adjustments for the unrealized gain or loss on mortgage-backed securities available for sale.

(ii) Total mortgage-backed securities collateral at December 31, 1997 and 1996 includes $.6 billion and $1.1 billion, respectively, in outstanding balances of loans securitized with full recourse to the Bank. The market value of such collateral was $.6 billion and $1.1 billion at December 31, 1997 and 1996, respectively.

     At December 31, 1997 and 1996, these agreements had weighted average stated interest rates of 5.78% and 5.90%, respectively. The underlying securities were delivered to, and are being held under the control of, third party securities dealers. These dealers may have loaned the securities to other parties in the normal course of their operations, but all agreements require the dealers to resell to California Federal the identical securities at the maturities of the agreements. The average daily balance of securities sold under agreements to repurchase was $2.5 billion and $2.1 billion during 1997 and 1996, respectively, and the maximum amount outstanding at any month-end during these periods was $3.1 billion and $2.7 billion, respectively.

     At December 31, 1997, securities sold under agreements to repurchase were collateralized with $1.9 billion of mortgage-backed securities.

                FIRST NATIONWIDE HOLDINGS, INC. AND SUBSIDIARIES

20. BORROWINGS

     Borrowings at December 31, 1997 and 1996 are summarized as follows (dollars in thousands):

                                                              1997                     1996
                                                     ----------------------    ---------------------
                                                      CARRYING      AVERAGE     CARRYING     AVERAGE
                                                        VALUE        RATE        VALUE        RATE
                                                     -----------    -------    ----------    -------
Fixed-rate borrowings from FHLB...................   $ 5,447,168      5.88%    $3,564,953      5.93%
Variable-rate borrowings from FHLB................     4,074,182      5.95        854,486      5.67
10% Subordinated debentures due 2006..............        92,100     10.00         92,100     10.00
11.20% Senior notes...............................         6,000     11.20          6,000     11.20
12 1/4% Senior notes..............................       200,000     12.25        200,000     12.25
9 1/8% Senior subordinated notes..................       140,000      9.13        140,000      9.13
10 5/8% Senior subordinated notes.................       575,000     10.63             --        --
10.668% Subordinated notes........................        50,000     10.67             --        --
6 1/2% Convertible subordinated debentures........         2,633      6.50             --        --
10% Subordinated debentures due 2003..............         4,299     10.00             --        --
Federal funds purchased...........................       130,000      6.50         25,000      7.50
Other borrowings..................................           570      8.89            885      8.54
                                                     -----------     -----     ----------     -----
  Total borrowings................................    10,721,952      6.39      4,883,424      6.33
Accrued interest payable..........................        46,839        --         20,948        --
Purchase accounting adjustments, net..............           803        --         (1,676)       --
                                                     -----------     -----     ----------     -----
                                                     $10,769,594      6.36%    $4,902,696      6.33%
                                                     -----------     -----     ----------     -----
                                                     -----------     -----     ----------     -----

     Maturities and weighted average stated interest rates of borrowings at December 31, 1997, not including accrued interest payable or purchase accounting adjustments, are as follows (dollars in thousands):

                                                                                   WEIGHTED
                                                        BALANCES MATURING        AVERAGE RATES
MATURITIES DURING THE YEARS                          ------------------------    -------------
ENDING DECEMBER 31                                      FHLB         OTHER       FHLB    OTHER
--------------------------------------------------   ----------    ----------    ----    -----
1998..............................................   $5,263,042    $  180,148    5.88%    7.66%
1999..............................................    3,090,430            64    5.94     8.90
2000..............................................    1,150,000            33    5.93     9.50
2001..............................................       10,833       202,633    6.50    12.18
2002..............................................        5,000             8    6.94     7.00
Thereafter........................................        2,045       817,716    7.83    10.30
                                                     ----------    ----------    ----    -----
Total.............................................   $9,521,350    $1,200,602    5.91%   10.22%
                                                     ----------    ----------    ----    -----
                                                     ----------    ----------    ----    -----

                FIRST NATIONWIDE HOLDINGS, INC. AND SUBSIDIARIES

20. BORROWINGS--(CONTINUED)

     Interest expense on borrowings for the years ended December 31, 1997, 1996 and 1995 is summarized as follows (in thousands):

                                                       1997        1996        1995
                                                     --------    --------    --------
FHLB Advances.....................................   $443,966    $221,017    $139,051
Interest rate swap agreements.....................    (10,743)    (11,532)    (15,177)
10% Subordinated debentures due 2006..............      9,210       9,210       9,210
11.20% Senior notes...............................        672       3,641          --
12 1/4% Senior notes..............................     24,500      24,504      24,500
9 1/8% Senior subordinated notes..................     12,775      11,739          --
10 5/8% Senior subordinated notes.................     60,648          --          --
10.668% Subordinated notes........................      5,291          --          --
6 1/2% Convertible subordinated debentures........        172          --          --
10% Subordinated debentures due 2003..............        418          --          --
Federal funds purchased...........................      5,300       3,529       2,268
Other borrowings..................................        434         199       1,403
Purchase accounting adjustments...................        629       6,039      21,244
                                                     --------    --------    --------
  Total...........................................   $553,272    $268,346    $182,499
                                                     --------    --------    --------
                                                     --------    --------    --------

     The following is a summary of the carrying value of assets pledged as collateral for FHLB advances at December 31, 1997 (in thousands):

Real estate loans (primarily residential).........   $11,183,138
Mortgage-backed securities........................     3,544,108
FHLB stock........................................       468,191
                                                     -----------
  Total...........................................   $15,195,437
                                                     -----------
                                                     -----------

  12 1/4% Senior Notes Due 2001

     In connection with the FN Acquisition, the Company issued $200 million principal amount of 12 1/4% Senior Notes ("12 1/4% Senior Notes"), including $5.5 million principal amount of 12 1/4% Senior Notes to certain directors and officers of the Bank. The notes will mature on May 15, 2001 with interest payable semiannually on May 15 and November 15. Deferred issuance costs associated with the 12 1/4% Senior Notes' issuance totalling $9.9 million were recorded in other assets and are being amortized over the term of the 12 1/4% Senior Notes.

     The notes are redeemable at the option of the Company, in whole or in part, during the 12-month period beginning May 15, 1999, at a redemption price of 106.125% plus accrued interest to the date of redemption, and thereafter at 100% plus accrued interest. The notes are subordinated to all existing and future liabilities, including deposits and other borrowings of the Bank, and to the 11 1/2% Preferred Stock (as defined herein).

     The terms and conditions of the 12 1/4% Senior Notes indenture impose restrictions that affect, among other things, the ability of FN Holdings to incur debt, pay dividends, make acquisitions, create liens, sell assets and make certain investments.

  9 1/8% Senior Subordinated Notes Due 2003

     On January 31, 1996, the Company issued $140 million principal amount of the 9 1/8% Senior Subordinated Notes. The 9 1/8% Senior Subordinated Notes will mature on January 15, 2003 with interest payable semiannually on January 15 and July 15. Deferred issuance costs associated with the issuance of the 9 1/8% Senior Subordinated Notes totalling $7.0 million were recorded in other assets and are being amortized over the term of the 9 1/8% Senior Subordinated Notes.

     The 9 1/8% Senior Subordinated Notes are redeemable at the option of the Company, in whole or in part, during the 12-month period beginning January 1, 2001, at a redemption price of 104.5625% of the principal

                FIRST NATIONWIDE HOLDINGS, INC. AND SUBSIDIARIES

20. BORROWINGS--(CONTINUED)

amount thereof, plus accrued interest and unpaid interest to the date of redemption, and thereafter at 100% of the principal amount thereof, plus accrued and unpaid interest.

     The 9 1/8% Senior Subordinated Notes are unsecured senior subordinated obligations of the Company and are subordinated in right of payment to all existing and future senior indebtedness of the Company and future to all subordinated debt, if any is issued. The 9 1/8% Senior Subordinated Notes are subordinated to all existing and future liabilities, including deposits, indebtedness and trade payables of the Company's subsidiaries, including the Bank, and to preferred stock issued by the Bank.

     The terms and conditions of the 9 1/8% Senior Subordinated Notes indenture impose restrictions that affect, among other things, the ability of FN Holdings to incur debt, pay dividends or make distributions, engage in a business other than holding the common stock of the Bank and similar banking institutions, make acquisitions, create liens, sell assets and make certain investments.

  10 5/8% Senior Subordinated Notes Due 2003

     In connection with the Cal Fed Acquisition, FN Holdings acquired the net proceeds from the issuance of Golden State Escrow's 10 5/8% Notes and assumed Golden State Escrow's obligations under the 10 5/8% Notes and indenture. Deferred issuance costs associated with the 10 5/8% Notes of $19 million were included in Golden State Escrow's other assets and are being amortized over the term of the 10 5/8% Notes.

     The 10 5/8% Notes are redeemable at the option of the Company, in whole or in part, during the 12-month period beginning January 1, 2001, at a redemption price of 105.313% plus accrued and unpaid interest to the date of redemption, during the 12-month period beginning January 1, 2002 at a redemption price of 102.656% plus accrued and unpaid interest to the date of redemption, and thereafter at 100% plus accrued and unpaid interest to the date of redemption.

     The 10 5/8% Notes are subordinate in right of payment to all existing and future subordinated debt, if any is issued, of FN Holdings. The 10 5/8% Notes are subordinated to all existing and future liabilities, including deposits, indebtedness and trade payables, of the subsidiaries of FN Holdings, including California Federal and all preferred stock issued by the Bank, including the Bank Preferred Stock (as defined herein).

     The terms and conditions of the 10 5/8% Notes indenture impose restrictions that affect, among other things, the ability of FN Holdings to incur debt, pay dividends, make acquisitions, create liens, sell assets and make certain investments.

  10% Subordinated Debentures Due 2006

     As part of the FN Acquisition, California Federal assumed subordinated debentures, which bear interest at 10% per annum and mature on October 1, 2006 (the "10% Subordinated Debentures Due 2006"). At December 31, 1997 the aggregate principal amount of the 10% Subordinated Debentures Due 2006 outstanding was $92.1 million.

     Events of Default under the indenture governing the 10% Subordinated Debentures Due 2006 (the "Old FNB Indenture") include, among other things:
(i) a default in the payment of interest when due and such default continues for 30 days, (ii) a default in the payment of any principal when due, (iii) the failure to comply with covenants in the Old FNB Indenture, provided that the trustee or holders of at least 25% in principal amount of the outstanding 10% Subordinated Debentures Due 2006 notify the Bank of the default and the Bank does not cure the default within 60 days after receipt of such notice,
(iv) certain events of bankruptcy, insolvency or reorganization of the Bank,
(v) the FSLIC/RF (or a comparable entity) is appointed to act as conservator, liquidator, receiver or other legal custodian for the Bank and (vi) a default under other indebtedness of the Bank in excess of $10 million resulting in such indebtedness becoming due and payable, and such default or acceleration has not been rescinded or annulled within 60 days after the date on which written notice of such failure has been given by the trustee to the Bank or by holders of at least 25% in principal amount of the outstanding 10% Subordinated Debentures Due 2006 to the Bank and the trustee.

                FIRST NATIONWIDE HOLDINGS, INC. AND SUBSIDIARIES

20. BORROWINGS--(CONTINUED)

  11.20% Senior Notes Due 2004

     As part of the SFFed Acquisition, California Federal assumed $50 million of SFFed 11.20% Senior Notes due September 1, 2004 (the "11.20% Senior Notes"). In connection with the assumption of the 11.20% Senior Notes, the Bank and all of the holders of the 11.20% Senior Notes entered into an agreement amending certain provisions of the note purchase pursuant to which the 11.20% Senior Notes were sold (as amended, the "Note Purchase Agreement"). On September 12, 1996, the Bank repurchased $44.0 million aggregate principal amount of the 11.20% Senior Notes at a price of approximately 116.45% of the principal amount, plus the accrued interest thereon. The Bank recorded an extraordinary loss, net of tax, of $1.6 million in connection with such repurchase. At December 31, 1997, the aggregate principal amount of the 11.20% Senior Notes outstanding was $6.0 million.

     Events of Default under the Note Purchase Agreement include, among other things: (i) failure to make any payment of principal when due; (ii) any failure to make any payment of interest when due and such payment is not made within 15 days after the date such payment was due; (iii) failure to comply with certain covenants in the Note Purchase Agreement, provided that such failure continues for more than 60 days; (iv) failure to deliver to holders a notice of default, notice of event of default, or notice of claimed default as provided in the Note Purchase Agreement; (v) failure to comply with any provision of the Note Purchase Agreement, provided that such failure continues for more than 60 days after notice is delivered to the Bank; (vi) a default under other indebtedness provided that the aggregate amount of all obligations in respect of such indebtedness exceeds $15 million; (vii) one or more final, non-appealable judgments outstanding against the Bank or its subsidiaries for the payment of money aggregating in excess of $15 million, any one of which has been outstanding for 45 days and shall not have been discharged in full or stayed;
(viii) any warranty, representation or other statement contained in the Note Purchase Agreement by the Bank or any of its subsidiaries being false or misleading in any material respect when made; or (ix) certain events of bankruptcy, insolvency or reorganization of the Bank or its subsidiaries.

     As a result of the Cal Fed Acquisition, the Bank is obligated with respect to the following outstanding securities of Old California Federal:

  10.668% Subordinated Notes Due 1998

     California Federal assumed $50 million of 10.668% unsecured senior subordinated notes which matures on December 22, 1998 (the "10.668% Subordinated Notes"). At December 31, 1997, the aggregate principal amount of 10.668% Subordinated Notes outstanding was $50 million.

     Events of Default under the note agreement governing the 10.668% Subordinated Notes include, among other things: (i) failure to make any payment of principal when due; (ii) any failure to make any payment of interest when due and such payment is not made within ten business days after the date such payment was due; (iii) failure to comply with certain covenants in the note agreement provided that such failure continues for more than 60 days after notice is delivered to the Bank; (iv) the default or any event which, with the giving of notice or the lapse of time or both, would constitute a default under any indebtedness of the Bank and cause such indebtedness with an aggregate principal amount exceeding $15 million to accelerate; and (v) certain events of bankruptcy, insolvency or reorganization of the Bank.

  6 1/2% Convertible Subordinated Debentures Due 2001

     In 1986, Cal Fed Inc., Old California Federal's former parent company, issued $125 million of 6.5% convertible subordinated debentures due
February 20, 2001 (the "6 1/2% Convertible Subordinated Debentures"). As a result of a corporate restructuring in December 1992, Cal Fed Inc. was merged with and into XCF Acceptance Corporation ("XCF"), a subsidiary of Old California Federal. The 6 1/2% Convertible Subordinated Debentures are redeemable at the option of the holders on February 20, 2000, at 123% of their principal amount. At December 31, 1997, $2.6 million of the 6 1/2% Convertible Subordinated Debentures were outstanding. Due to

                FIRST NATIONWIDE HOLDINGS, INC. AND SUBSIDIARIES

20. BORROWINGS--(CONTINUED)

the purchase of all of the Cal Fed stock by FN Holdings in the Cal Fed Acquisition on January 3, 1997, the common stock conversion feature has been eliminated.

     Events of Default under the indenture governing the 6 1/2% Convertible Subordinated Debentures include, among other things: (i) any failure to make any payment of interest when due and such payment is not made within 30 days after the date such payment was due; (ii) failure to make any payment of principal when due; (iii) default in the performance, or breach, of any covenant or warranty in the indenture, provided that such default or breach continues for more than 60 days after notice is delivered to the Bank; or (iv) certain events of bankruptcy, insolvency or reorganization of the Bank or its subsidiaries.

  10% Subordinated Debentures Due 2003

     On December 16, 1992, Old California Federal issued $13.6 million of 10.0% unsecured subordinated debentures due 2003 (the "10% Subordinated Debentures"). During 1996 and 1995, Old California Federal repurchased $0.6 million and
$8.7 million, respectively, of the 10% Subordinated Debentures, leaving
$4.3 million outstanding at December 31, 1997.

     Events of Default under the indenture governing the 10% Subordinated Debentures include, among other things: (i) failure to make any payment of principal when due; (ii) any failure to make any payment of interest when due and such payment is not made within 30 days after the date such payment was due;
(iii) failure to comply with certain covenants in the indenture; (iv) failure to comply with certain covenants in the indenture provided that such failure continues for more than 60 days after notice is delivered to the Bank;
(v) certain events of bankruptcy, insolvency or reorganization of the Bank; or
(vi) the default or any event which, with the giving of notice or lapse of time or both, would constitute a default under any indebtedness of the Bank and cause such indebtedness with an aggregate principal amount exceeding $15 million to accelerate.

21. INTEREST RATE SWAP AGREEMENTS

     In connection with the FN Acquisition and the Cal Fed Acquisition, the Bank acquired the rights and assumed the obligations under certain interest rate swap agreements. Interest rate swap agreements outstanding and their weighted average rates at December 31, 1997 and 1996 are as follows (dollars in thousands):

                                                                     WEIGHTED
                                                     NOTIONAL      AVERAGE RATE      ESTIMATED
                                                     PRINCIPAL    ---------------    MATURITY       VARIABLE
MATURITY DATE                                         AMOUNT      PAY     RECEIVE    IN YEARS      RATE INDEX
--------------------------------------------------   ---------    ----    -------    ---------    -------------
1997
  April 1998......................................   $ 400,000    5.76%     8.38%        .26      3 month LIBOR
1996
  April 1998......................................   $ 400,000    5.64%     8.38%       1.26      3 month LIBOR

     The Bank uses interest rate swap agreements to hedge against interest rate risk inherent in its FHLB advances. Under the agreements, the Bank receives or makes payments based on the differential between fixed-rate and variable-rate interest amounts on the notional amount of the agreement. The notional amounts of these derivatives do not represent amounts exchanged by the parties and thus, are not a measure of the Bank's exposure through its use of derivatives. The Bank pays the variable-rate and receives the fixed-rate under these agreements. The variable interest rates presented in the tables above are based on LIBOR. The current LIBOR rates have been assumed implicitly, in the aforementioned weighted average receive rate, to remain constant throughout the term of the respective swaps. Any changes in LIBOR interest rates would affect the variable-rate information disclosed above.

     The Bank is exposed to credit-related losses in the event of nonperformance by the counterparties to these agreements but does not expect any counterparties to fail their obligations. The Bank deals only with national investment banking firms and the FHLB of San Francisco.

                FIRST NATIONWIDE HOLDINGS, INC. AND SUBSIDIARIES

22. SEGMENT REPORTING

     The Company's operations include two primary business segments: mortgage lending and retail banking. The Company's principal business consists of operating retail deposit branches and originating and/or purchasing residential real estate loans. The Company's mortgage lending activities are conducted through FNMC and include the origination and purchase of residential mortgage loans for sale to various investors, as well as the servicing of loans for others.

     Selected financial information by business segment for the three years ended December 31, 1997, 1996 and 1995 is presented in the following summary (in thousands):

                                                      MORTGAGE       RETAIL       CONSOLIDATED
                                                      LENDING        BANKING         TOTAL
                                                     ----------    -----------    ------------
1997
  Total revenue(1)................................   $  288,360    $ 2,317,096    $  2,467,184
  Income before income taxes, extraordinary item
     and minority interest........................      (27,782)       325,643         297,861
  Office premises and equipment, net..............       26,576        132,773         159,349
  Identifiable assets(2)..........................    3,072,219     31,140,248      31,347,079
1996
  Total revenue(3)................................   $  212,325    $ 1,751,852    $  1,887,177
  Income before income taxes, extraordinary item
     and minority interest........................        5,836        543,372         549,208
  Office premises and equipment, net..............       23,410         76,754         100,164
  Identifiable assets(4)..........................    1,634,258     16,248,007      16,618,168
1995
  Total revenue(5)................................   $  100,930    $ 1,166,180    $  1,226,818
  Income before income taxes, extraordinary item
     and minority interest........................       (7,898)       130,348         122,450
  Office premises and equipment, net..............       17,376         76,133          93,509
  Identifiable assets(6)..........................    1,383,451     14,425,200      14,666,781

------------------
(1) Excludes the elimination of $14.2 million in intercompany servicing fees and $124.1 million in interest income on intercompany loans.

(2) Excludes the elimination of $20.2 million in deposits maintained with the Bank and $2.8 billion in intercompany borrowings.

(3) Excludes the elimination of $6.9 million in intercompany servicing fees and $70.1 million in interest income on intercompany loans.

(4) Excludes the elimination of $23.3 million in deposits maintained with the Bank and $1.2 billion in intercompany borrowings.

(5) Excludes the elimination of $10.6 million in intercompany servicing fees and $29.7 million in interest income on intercompany loans.

(6) Excludes the elimination of $13.7 million in deposits maintained with the Bank and $1.1 billion in intercompany borrowings.

     The Company typically reviews the results of operations for the mortgage banking segment based on that segment's contribution as opposed to its income before income taxes, extraordinary item and minority interest. The main difference between the two measures of profitability are that contribution for the mortgage lending segment includes custodial earnings that are reported in the retail banking segment when computing net income and that intercompany interest expense is computed using an internal cost of funds rate instead of a market rate. The mortgage lending segment's contribution for the years ended December 31, 1997, 1996 and 1995 was $35.9 million, $54.9 million and
$24.5 million, respectively.

                FIRST NATIONWIDE HOLDINGS, INC. AND SUBSIDIARIES

23. COMPREHENSIVE INCOME

     The tax effect associated with unrealized gain on securities for the years ended December 31, 1997, 1996 and 1995 is summarized as follows (dollars in thousands):

                                                     BEFORE-TAX    TAX (EXPENSE)    NET-OF-TAX
                                                      AMOUNT        BENEFIT          AMOUNT
                                                     ----------    -------------    ----------
1997
  Unrealized gains on securities:
     Unrealized holding gains arising during the
       period.....................................    $ 12,505        $(1,598)       $ 10,907
     Less: reclassification adjustments for gains
       in net income..............................     (25,182)         3,218         (21,964)
                                                      --------        -------        --------
  Other comprehensive income......................    $(12,677)       $ 1,620        $(11,057)
                                                      --------        -------        --------
                                                      --------        -------        --------
1996
  Unrealized gains on securities:
     Unrealized holding gains arising during the
       period.....................................    $ 20,250        $(2,025)       $ 18,225
     Less: reclassification adjustments for gains
       in net income..............................     (39,465)         3,947         (35,518)
                                                      --------        -------        --------
  Other comprehensive income......................    $(19,215)       $ 1,922        $(17,293)
                                                      --------        -------        --------
                                                      --------        -------        --------
1995
  Unrealized gains on securities:
     Unrealized holding gains arising during the
       period.....................................    $ 59,978        $(5,998)       $ 53,980
     Less: reclassification adjustments for gains
       in net income..............................      (1,631)           163          (1,468)
                                                      --------        -------        --------
  Other comprehensive income......................    $ 58,347        $(5,835)       $ 52,512
                                                      --------        -------        --------
                                                      --------        -------        --------

     Unrealized gains on securities is the only component of other comprehensive income and accumulated other comprehensive income for the years ended
December 31, 1997, 1996 and 1995.

24. MINORITY INTEREST

  11 1/2% Preferred Stock

     In connection with the FN Acquisition, California Federal issued 3,007,300 shares of its 11 1/2% noncumulative perpetual preferred stock ("11 1/2% Preferred Stock") with a par value of $.01 per share, having a liquidation preference of $300.7 million. This stock has a stated liquidation value of $100 per share. Costs related to the 11 1/2% Preferred Stock issuance were deducted from additional paid-in capital. At or after September 1, 1999, the 11 1/2% Preferred Stock is redeemable at the option of the Bank, in whole or in part, at $105.75 per share prior to September 1, 2000, and at prices which will decrease annually thereafter to the stated liquidation value of $100 per share on or after September 1, 2004, plus declared but unpaid dividends. Dividends are payable quarterly at an annual rate of 11.50% per share when declared by the Bank's Board of Directors. Dividends paid on the 11 1/2% Preferred Stock for each year during 1997 and 1996 totalled $34.6 million.

  10 5/8% Preferred Stock

     In connection with the Cal Fed Acquisition, California Federal assumed Cal Fed's 10 5/8% preferred stock with liquidation value of $172.5 million (the
"10 5/8% Preferred Stock" and, together with the 11 1/2% Preferred Stock, "Bank Preferred Stock"). The 10 5/8% Preferred Stock resulted in a $172.5 million increase in the Bank's stockholders' equity. Cash dividends on the 10 5/8% Preferred Stock are noncumulative and are payable at an annual rate of 10 5/8% per share if, when, and as declared by the Board of Directors of the Bank. The 10 5/8% Preferred Stock is generally not redeemable prior to April 1, 1999. The 10 5/8% Preferred Stock is redeemable at the option of the Bank, in whole or in part, at $105.313 per share on or after April 1, 1999 and prior to April 1, 2000, and at prices decreasing annually thereafter to the liquidation preference of $100.00 per share on or after April 1, 2003, plus declared but unpaid dividends. In addition, in the event of a change of control, the 10 5/8% Preferred Stock is redeemable at the option of the Bank or its successor on or after April 1, 1996 and prior to

                FIRST NATIONWIDE HOLDINGS, INC. AND SUBSIDIARIES

24. MINORITY INTEREST--(CONTINUED)

April 1, 1999 in whole, but not in part, at $114.50 per share. Dividends paid on the 10 5/8% Preferred Stock during 1997 were $18.3 million.

  REIT Preferred Stock

     On January 31, 1997, Preferred Capital Corp. issued 20,000,000 shares of the REIT Preferred Stock for $500 million. The REIT Preferred Stock has a stated liquidation value of $25 per share, plus declared and unpaid dividends, if any. The annual cash dividends on the 20,000,000 shares of REIT Preferred Stock, assuming such dividends are declared by the Board of Directors of Preferred Capital Corp., are expected to approximate $45.6 million per year. As long as Preferred Capital Corp. qualifies as a REIT, distributions on the REIT Preferred Stock will be a dividends-paid deduction by Preferred Capital Corp. for tax purposes. Dividends paid on the REIT Preferred Stock during 1997 were $36.6 million, net of the income tax benefit.

25. STOCKHOLDERS' EQUITY

     (a) Common Stock

     In connection with the FN Acquisition and the offering of the 12 1/4%, Senior Notes, First Gibraltar Holdings incorporated Parent Holdings and FN Holdings to hold 100% of the common stock of First Nationwide. First Gibraltar Holdings contributed all of its shares of capital stock of the Bank to Parent Holdings, which contributed such shares to FN Holdings in exchange for 1,000 shares of common stock of FN Holdings.

     In 1994, FN Holdings amended its certificate of incorporation to create 800 shares of class A common stock having one vote per share, 200 shares of class B common stock having .75 votes per share, and 230.3 shares of nonvoting class C common stock. Parent Holdings exchanged its 1,000 shares of common stock of FN Holdings for 800 shares of class A common stock.

     Pursuant to the terms of an exchange agreement between FN Holdings, the Bank's Chairman and Parent Holdings (the "Exchange Agreement"), and in connection with the consummation of the FN Acquisition, FN Holdings issued 100% of its class C common stock to Parent Holdings for approximately
$210.3 million, and the Bank's Chairman acquired 100% of the class B common stock of FN Holdings in exchange for his 6.25% of the class A common stock of First Gibraltar Holdings.

     As a result of the consummation of the transactions contemplated by the Exchange Agreement, the Bank's Chairman owns 100% of the class B common stock of FN Holdings, representing 20% of its voting common stock (representing approximately 15% of the voting power of its common stock), and Parent Holdings owns (i) 100% of the class A common stock of FN Holdings, representing 80% of its voting common stock (representing approximately 85% of the voting power of its common stock) and (ii) 100% of the class C common stock of FN Holdings. The class C common stock was redeemed out of distributions from the Bank for $230.3 million plus accrued interest during 1995 and 1996. On December 29, 1995, the Bank's Chairman transferred his shares of class B common stock to a limited partnership, Hunter's Glen/Ford Ltd. ("Hunter's Glen"), over which he maintains control.

     No dividends were payable on the class A common stock or the class B common stock of the Company as long as any shares of the class C common stock remained outstanding. Dividends on the Company's class C common stock during 1995 totalled $29.2 million and 60.8 shares of the Company's class C common stock were redeemed, resulting in a capital distribution totalling $60.8 million. Dividends on the Company's class A, B and C common stock during 1996 totalled $52.5 million, $13.1 million and $8.6 million, respectively. In addition, the remaining 169.5 shares of the class C common stock were redeemed during the period, resulting in a capital distribution totalling $169.5 million. Dividends on the Company's class A and B common stock during 1997 totalled $56.9 million and $14.2 million, respectively.

     (b) Preferred Stock

     On September 19, 1996, the Company issued 10,000 shares of preferred stock ("FN Holdings Preferred Stock") with a liquidation value of $150 million to a corporation owned by the Chairman of the Board of the

                FIRST NATIONWIDE HOLDINGS, INC. AND SUBSIDIARIES

25. STOCKHOLDERS' EQUITY--(CONTINUED)

Bank, ("Special Purpose Corp."). Cash dividends on the FN Holdings Preferred Stock are cumulative and are payable: (i) in cash at an annual rate of the cost of funds to an affiliate of FN Holdings under such affiliate's bank credit facility (the "Cost of Funds Rate") and (ii) in newly issued shares of another series of cumulative perpetual preferred stock of FN Holdings ("Additional FN Holdings Preferred Stock") at an annual rate of 2% of the stated liquidation value of the FN Holdings Preferred Stock, if, when, and as declared by the Board of Directors of FN Holdings. Dividends on the Additional FN Holdings Preferred Stock are cumulative and accrue and are payable in shares of Additional FN Holdings Preferred Stock at an annual rate equal to the Cost of Funds Rate plus 2% of the stated liquidation value of the Additional FN Holdings Preferred Stock if, when and as declared by the Board of Directors of the Company. Additional FN Holdings Preferred Stock will have substantially the same relative rights, terms and preferences as the FN Holdings Preferred Stock except as set forth above with respect to the payment of dividends. Dividends on the FN Holdings Preferred Stock are payable quarterly each year, commencing January 1, 1997, out of funds legally available therefor. In addition, the payment of dividends by FN Holdings is subject to certain federal laws applicable to savings and loan holding companies. The FN Holdings Preferred Stock ranks prior to the common stock of the Company and to all other classes and series of equity securities subsequently issued.

     The FN Holdings Preferred Stock and the Additional FN Holdings Preferred Stock are redeemable so long as Special Purpose Corp. is the sole holder thereof, at any time, and, if Special Purpose Corp. is not the sole holder thereof, at any time after the fifth anniversary of the issuance of the FN Holdings Preferred Stock, in each case, upon prior written notice, at the option of the Company, in whole or in part, at a redemption price equal to the stated liquidation value of $15,000 per share plus any accrued and unpaid dividends. Upon any redemption of the FN Holdings Preferred Stock by the Company, a pro rata portion of the outstanding Additional FN Holdings Preferred Stock will be contributed to the capital of the Company, without any payment therefor, and such shares will be retired and canceled.

     (c) Payment of Dividends

     The terms of the 9 1/8% Senior Subordinated Notes indenture and the 12 1/4% Senior Notes indenture (the "Indentures") generally will permit the Company to make distributions of up to 75% of the consolidated net income of the Company if, after giving effect to such distribution, (i) the Bank is "well capitalized" under applicable OTS regulations and (ii) the Consolidated Common Shareholders' Equity (as defined therein) of the Bank is at least equal to the Minimum Common Equity Amount (as defined therein). The Federal thrift laws and regulations of the Office of Thrift Supervision (the "OTS") limit the Bank's ability to pay dividends on its preferred or common stock. The Bank generally may not pay dividends without the consent of the OTS if, after the payment of the dividends, it would not be deemed "adequately capitalized" under the prompt corrective action standards of the Federal Deposit Insurance Corporation Improvement Act of 1991.

     As of December 31, 1997, the Bank could pay dividends of $502.4 million without the consent of the OTS and it could pay dividends of $153.8 million and still be "well capitalized." As of December 31, 1997, the Company could pay dividends of $254.0 million without violating the most restrictive terms of the Indentures. (26) Regulatory Capital of the Bank

26. REGULATORY CAPITAL OF THE BANK

     The Bank is subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Company's and the Bank's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

                FIRST NATIONWIDE HOLDINGS, INC. AND SUBSIDIARIES

26. REGULATORY CAPITAL OF THE BANK--(CONTINUED)

     Quantitative measures established by regulation to insure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of tangible and leverage capital to adjusted total assets, and of Tier 1 and total risk-based capital to risk-weighted assets. Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

     As of December 31, 1997 and 1996, the most recent notification from the OTS categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum leverage, Tier 1 risk-based and total risk-based ratios as set forth in the table. There are no conditions or events since the most recent notification that management believes have changed the institution's category.

     The Bank's actual capital amounts and ratios as of December 31, 1997 and 1996 are also presented in the table (dollars in thousands):

                                                             ACTUAL              FOR CAPITAL ADEQUACY      TO BE WELL CAPITALIZED
                                                     -----------------------    -----------------------    -----------------------
                                                                   AS A %                     AS A %                     AS A %
                                                       AMOUNT      OF ASSETS      AMOUNT      OF ASSETS      AMOUNT      OF ASSETS
                                                     ----------    ---------    ----------    ---------    ----------    ---------
1997
Stockholders' equity of the Bank per financial
  statements......................................   $2,260,044
Minority interest in Preferred Capital Corp.......      500,000
Net unrealized holding gains......................      (35,162)
                                                     ----------
                                                      2,724,882
                                                     ----------
Adjustments for tangible and leverage capital:
  Goodwill litigation asset.......................     (100,000)
  Intangible assets...............................     (675,927)
  Non-allowable minority interest in Preferred
     Capital Corp.................................      (71,099)
  Non-qualifying MSRs.............................      (53,670)
  Non-includable subsidiaries.....................      (53,582)
  Excess deferred tax asset.......................      (55,000)
                                                     ----------
Total tangible capital............................   $1,715,604       5.65%     $  455,457       1.50%            N/A        N/A
                                                     ----------                 ----------                 ----------
                                                     ----------                 ----------                 ----------
Total leverage capital............................   $1,715,604       5.65%     $  910,915       3.00%     $1,518,191       5.00%
                                                     ----------                 ----------                 ----------
                                                     ----------                 ----------                 ----------
Tier 1 risk-based capital.........................   $1,715,604      10.14%            N/A        N/A      $1,015,036       6.00%
                                                     ----------                 ----------                 ----------
                                                     ----------                 ----------                 ----------
Adjustments for risk-based capital:
  Qualifying subordinated debt debentures.........       93,847
  General loan loss allowance.....................      214,217
  Assets required to be deducted..................       (5,648)
                                                     ----------
     Total risk-based capital.....................   $2,018,020      11.93%     $1,353,382       8.00%     $1,691,727      10.00%
                                                     ----------                 ----------                 ----------
                                                     ----------                 ----------                 ----------

                FIRST NATIONWIDE HOLDINGS, INC. AND SUBSIDIARIES

26. REGULATORY CAPITAL OF THE BANK--(CONTINUED)

                                                             ACTUAL              FOR CAPITAL ADEQUACY      TO BE WELL CAPITALIZED
                                                     -----------------------    -----------------------    -----------------------
                                                                   AS A %                     AS A %                     AS A %
                                                       AMOUNT      OF ASSETS      AMOUNT      OF ASSETS      AMOUNT      OF ASSETS
1996                                                 ----------    ---------    ----------    ---------    ----------    ---------
Stockholders' equity of the Bank per financial
  statements......................................   $1,463,862
Net unrealized holding gains......................      (46,219)
                                                     ----------
                                                      1,417,643
                                                     ----------
Adjustments for tangible and leverage capital:
  Intangible assets...............................     (140,564)
  Non-qualifying MSRs.............................      (42,369)
  Non-includable subsidiaries.....................       (6,001)
  Excess deferred tax asset.......................      (68,000)
                                                     ----------
Total tangible capital............................   $1,160,709       7.17%     $  242,828       1.50%            N/A        N/A
                                                     ----------                 ----------                 ----------
                                                     ----------                 ----------                 ----------
Total leverage capital............................   $1,160,709       7.17%     $  485,655       3.00%     $  809,426       5.00%
                                                     ----------                 ----------                 ----------
                                                     ----------                 ----------                 ----------
Tier 1 risk-based capital.........................   $1,160,709      11.50%            N/A        N/A      $  605,843       6.00%
                                                     ----------                 ----------                 ----------
                                                     ----------                 ----------                 ----------
Adjustments for risk-based capital:
  Qualifying subordinated debt debentures.........       89,907
  General loan loss allowance.....................      127,708
  Assets required to be deducted..................       (2,882)
                                                     ----------
  Total risk-based capital........................   $1,375,442      13.62%     $  807,791       8.00%     $1,009,738      10.00%
                                                     ----------                 ----------                 ----------
                                                     ----------                 ----------                 ----------

27. OTHER NONINTEREST INCOME AND EXPENSE

     Other noninterest income and expense amounts are summarized as follows for the years ended December 31, 1997, 1996 and 1995 (in thousands):

                                                       1997        1996        1995
                                                     --------    --------    --------
Other noninterest income:
  Disbursement float..............................   $  8,169    $  5,369    $  2,622
  Other...........................................     14,827      12,820       8,759
                                                     --------    --------    --------
                                                     $ 22,996    $ 18,189    $ 11,381
                                                     --------    --------    --------
                                                     --------    --------    --------
Other noninterest expense:
  Telephone.......................................   $ 15,932    $ 11,727    $  7,652
  Insurance and surety bonds......................      5,642       3,811       4,005
  Postage.........................................      8,070       7,141       6,856
  Printing, copying and office supplies...........      9,230       6,549       6,096
  Employee travel.................................      8,745       6,112       5,244
  Clerical and other losses.......................     11,410       2,636       4,345
  Other...........................................     53,003      40,968      27,131
                                                     --------    --------    --------
                                                     $112,032    $ 78,944    $ 61,329
                                                     --------    --------    --------
                                                     --------    --------    --------

                FIRST NATIONWIDE HOLDINGS, INC. AND SUBSIDIARIES

28. INCOME TAXES

     Total income tax expense (benefit) for the years ended December 31, 1997, 1996 and 1995 was allocated as follows (in thousands):

                                            1997        1996        1995
                                           -------    --------    --------
Income before income taxes,
  extraordinary item and minority
  interest..............................   $47,148    $(73,131)   $(57,185)
Extraordinary item......................        --        (176)        221
Net unrealized holding (loss) gain on
  securities available for sale.........        17      (1,921)      7,055
                                           -------    --------    --------
                                           $47,165    $(75,228)   $(49,909)
                                           -------    --------    --------
                                           -------    --------    --------

     Income tax expense (benefit) attributable to income before income taxes, extraordinary item and minority interest for the years ended December 31, 1997, 1996 and 1995 consisted of (in thousands):

                                            1997        1996         1995
                                           -------    ---------    --------
Federal
  Current...............................   $ 5,908    $  11,733    $    285
  Deferred..............................        --     (125,000)    (69,000)
                                           -------    ---------    --------
                                             5,908     (113,267)    (68,715)
                                           -------    ---------    --------
State and local
  Current...............................    41,240       40,136      11,530
  Deferred..............................        --           --          --
                                           -------    ---------    --------
                                            41,240       40,136      11,530
                                           -------    ---------    --------
                                           $47,148    $ (73,131)   $(57,185)
                                           -------    ---------    --------
                                           -------    ---------    --------

     The consolidated income tax expense (benefit) for the years ended December 31, 1997, 1996 and 1995 differs from the amounts computed by applying the statutory federal corporate tax rate of 35% for 1997, 1996 and 1995 to income before income taxes, extraordinary item and minority interest (in thousands):

                                             1997         1996         1995
                                           ---------    ---------    ---------
Computed "expected" income tax
  expense...............................   $ 104,251    $ 192,223    $  42,858
Increase (decrease) in taxes resulting
  from:
  State income taxes, net of federal
     income tax benefit.................      26,806       26,088        7,495
  Tax exempt income.....................          (5)        (584)      (2,636)
  Amortization of excess cost over fair
     value of net assets acquired.......      16,959           33           --
  Adjustment to prior year's tax
     expense............................          --          595       (1,675)
  Unrealized holding (loss) gain on
     securities available for sale
     recognized for tax purposes........     (12,234)      (3,703)      15,937
  REIT preferred dividend...............     (14,682)
  Other.................................       2,843        1,214       (1,747)
  Adjustments to deferred tax asset
     fully offset by valuation
     allowance:
     Temporary differences from
       acquisitions.....................    (115,633)       6,196           --
     Adjustment to deferred tax asset...     (16,911)       2,821        7,644
  Change in the beginning-of-the-year
     balance of the valuation allowance
     for deferred tax assets allocated
     to income tax expense..............      55,754     (298,014)    (125,061)
                                           ---------    ---------    ---------
                                           $  47,148    $ (73,131)   $ (57,185)
                                           ---------    ---------    ---------
                                           ---------    ---------    ---------

                FIRST NATIONWIDE HOLDINGS, INC. AND SUBSIDIARIES

28. INCOME TAXES--(CONTINUED)

     The significant components of deferred income tax (benefit) expense attributable to income before income taxes, extraordinary item and minority interest for the years ended December 31, 1997, 1996 and 1995 are as follows (in thousands):

                                                       1997         1996         1995
                                                     ---------    ---------    ---------
Deferred tax expense (exclusive of the effects of
  other components listed below)..................   $  76,790    $ 163,997    $  56,061
Adjustments to deferred tax asset fully offset by
  valuation allowance.............................    (132,544)       9,017           --
Increase (decrease) in beginning-of-the-year
  balance of the valuation allowance for
  deferred tax assets.............................      55,754     (298,014)    (125,061)
                                                     ---------    ---------    ---------
                                                     $      --    $(125,000)   $ (69,000)
                                                     ---------    ---------    ---------
                                                     ---------    ---------    ---------

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997 and 1996 are presented below (in thousands):

                                                        1997         1996
                                                     ----------    ---------
Deferred tax assets:
  Net operating loss carryforwards................   $  715,615    $ 723,234
  Foreclosed real estate..........................            6          312
  Loans receivable................................       60,835        4,774
  Securities......................................           --           95
  Miscellaneous accruals..........................       31,520       11,851
  Accrued liabilities.............................       86,617       30,017
  Deferred interest...............................        5,369        6,440
  State taxes.....................................       39,927       16,074
  Other intangible assets.........................       39,848       35,476
  Alternative minimum tax credit and investment
     tax credit
     carryforwards................................       16,887       14,157
  Other...........................................        5,731        3,165
                                                     ----------    ---------
     Total gross deferred tax assets..............    1,002,355      845,595
     Less valuation allowance.....................     (568,781)    (513,027)
                                                     ----------    ---------
     Net deferred tax assets......................      433,574      332,568
                                                     ----------    ---------
Deferred tax liabilities:
  Change in accounting method.....................       30,000       23,362
  Securities......................................        8,166           --
  Other intangible assets.........................       73,872       48,280
  Purchase accounting adjustments.................       18,137       29,881
  FHLB stock......................................       52,337       12,688
  Unrealized gains on securities available for
     sale.........................................        5,152        1,640
  Goodwill litigation.............................       58,450           --
  Other...........................................       65,279       24,357
                                                     ----------    ---------
     Net Deferred tax liabilities.................      311,393      140,208
                                                     ----------    ---------
     Net deferred tax assets and liabilities......   $  122,181    $ 192,360
                                                     ----------    ---------
                                                     ----------    ---------

     The net change in the total valuation allowance for the year ended December 31, 1997 was an increase of $55.8 million which is attributable to income before income taxes and minority interest.

                FIRST NATIONWIDE HOLDINGS, INC. AND SUBSIDIARIES

28. INCOME TAXES--(CONTINUED)

     Based on a historical earnings trend since the consummation of the FN Acquisition and future earnings expectations, management changed its judgment about the realizability of the Company's net deferred tax assets and recognized a deferred tax benefit (i.e., reduced valuation allowance) of $125.0 million in the second quarter of 1996 and $69.0 million in the fourth quarter of 1995. Management believes that the realization of the resulting deferred tax asset is more likely than not, based upon the expectation that FN Holdings will generate the necessary amount of taxable income in future periods.

     At December 31, 1997, if FN Holdings had filed a consolidated federal income tax return on behalf of itself (as common parent) and its subsidiaries, it would have had regular and alternative minimum tax net operating losses for federal income tax purposes of approximately $2.0 billion and $789 million, respectively, which expire in 2004 through 2010.

     If for any reason FN Holdings was to deconsolidate from the Mafco Group (see note 33, "Subsequent Event"), only the amount of the net operating loss carryovers of FN Holdings not already utilized by the Mafco Group would be available to offset the taxable income subsequent to the date of deconsolidation. If FN Holdings had deconsolidated as of December 31, 1997, FN Holdings would have had approximately $970 million of regular net operating loss carryforwards. It cannot be predicted to what extent the Mafco Group will utilize the net operating losses of FN Holdings in the future or the amount, if any, of net operating loss carryforwards that FN Holdings may have upon deconsolidation. Additionally, the net operating loss carryovers are subject to review and potential disallowance, in whole or in part, by the Internal Revenue Service.

     On August 20, 1996, the Small Business Job Protection Act of 1996 (the "Act") was enacted into law generally effective for tax years beginning after 1995. One provision of the Act repealed the Section 593 reserve method of accounting for bad debts by thrift institutions which are treated as large banks. Another provision of the Act requires the Company to take into income the balance of its post-1987 bad debt reserves over a six year period beginning in 1996 subject to a two-year deferral if certain residential loan tests are satisfied. As of December 31, 1995, the Company had approximately $279 million of post-1987 bad debt reserves that are subject to recapture. The Company has fully provided for the tax related to this recapture.

     In accordance with SFAS No. 109 "Accounting for Income Taxes," a deferred tax liability has not been recognized for the base year reserves of the Company. The base year reserves are generally the balance of the tax bad debt reserve as of December 31, 1987 reduced proportionately for reductions in the Company's loan portfolio since that date. At December 31, 1997, the amount of those reserves was approximately $152 million. The amount of the unrecognized deferred tax liability at December 31, 1997 was approximately $53 million. Pursuant to the Act, circumstances that may require an accrual of this unrecorded tax liability are a failure to meet the definition of a "bank" for federal income tax purposes, dividend payments in excess of tax earnings and profits, and other distributions, dissolution, liquidation or redemption of stock, excluding preferred stock meeting certain conditions.

29. EMPLOYEE BENEFIT PLANS

  Post-retirement Benefits Plan

     The Bank provides certain post-retirement medical benefits to certain eligible employees and their dependents through age 65. In general, early retirement is age 55 with 10 years of service. Retirees participating in the plans generally pay Consolidated Omnibus Budget Reduction Act premiums for the period of time they participate.

     The estimated cost for post-retirement health care benefits has been accrued on an actuarial net present value basis.

                FIRST NATIONWIDE HOLDINGS, INC. AND SUBSIDIARIES

29. EMPLOYEE BENEFIT PLANS--(CONTINUED)

     The following table sets forth the plans' combined liabilities included in the Bank's consolidated balance sheet at December 31, 1997 and 1996 (in thousands):

                                                      1997      1996
                                                     ------    ------
Accumulated post-retirement benefit obligation:
  Retirees........................................   $2,228    $2,212
  Eligible active plan participants...............      554       471
  Ineligible active plan participants.............    1,343       733
                                                     ------    ------
     Accumulated post-retirement benefit
       obligation (other liabilities) ............   $4,125    $3,416
                                                     ------    ------
                                                     ------    ------

     The projected benefit obligation at December 31, 1997 and 1996 was determined using a discount rate of 7.5%. At December 31, 1997, an increase of 1% in the health care cost trend rate would cause the accumulated post-retirement benefit obligation to increase by $.4 million, and the service and interest costs to increase by less than $.1 million.

     Net periodic post-retirement benefits cost for the years ended
December 31, 1997 and 1996 included the following components (in thousands):

                                                     1997    1996
                                                     ----    ----
Service cost--benefits attributable to service
  during the current period.......................   $364    $301
Interest cost on accumulated post-retirement
  benefit obligation..............................    498     231
Amortization of loss..............................     --      19
                                                     ----    ----
  Periodic post-retirement benefit cost...........   $862    $551
                                                     ----    ----
                                                     ----    ----

     The initial health care cost trend rate for medical benefits in 1997 was 9%, the average trend rate was 7.25% and the ultimate trend rate was 5.5%, which will be reached in eight years. Similar trend rates were utilized for the 1996 valuation.

     In connection with the SFFed Acquisition, the Bank assumed SFFed's defined benefit pension plan which covered substantially all employees of San Francisco Federal. The SFFed benefit plan was frozen effective September 30, 1995 and no additional benefits accrued after such time.

     The following table sets forth the funded status and amounts recognized in the Bank's consolidated balance sheet for its defined benefit pension plan (in thousands):

                                                      1997       1996
                                                     -------    -------
Actuarial present value of benefit obligations:
  Accumulated benefit obligations, including
     vested benefits of $40,995 in 1997 and
     $21,720 in 1996..............................   $40,995    $21,720
                                                     -------    -------
                                                     -------    -------
  Projected benefit obligations...................   $40,995    $21,720
  Plan assets at fair value.......................    42,292     23,085
  Excess (deficiency) of plan assets over
     projected benefit obligations................     1,297      1,365
  Unrecognized net gain (loss)....................     5,506      5,414
                                                     -------    -------
     Accrued (prepaid) pension liability..........   $ 4,209    $ 4,049
                                                     -------    -------
                                                     -------    -------

                FIRST NATIONWIDE HOLDINGS, INC. AND SUBSIDIARIES

29. EMPLOYEE BENEFIT PLANS--(CONTINUED)

     Net periodic expense for 1997, 1996 and 1995 included the following components (in thousands):

                                                      1997       1996      1995
                                                     -------    ------    ------
Service cost benefit earned during the period.....   $    --    $   --    $   --
Interest cost on projected benefit obligations....     2,796     2,143        --
Expected return on plan assets....................    (3,306)   (2,349)       --
Net amortization and deferral.....................       (91)    1,278        --
Curtailment gain..................................      (404)       --        --
                                                     -------    ------    ------
  Total net periodic pension expense..............   $(1,005)   $1,072    $   --
                                                     -------    ------    ------
                                                     -------    ------    ------
     Assumptions used in computing the funded
       status were:...............................

                                                      1997       1996      1995
                                                     -------    ------    ------
Discount rate.....................................      7.75%     8.50%       --%
Rate of increase in future compensation levels....        --        --        --
Long-term rate of return on assets................      9.00%     8.50%       --

     In the Cal Fed Acquisition, the Bank assumed sponsorship of the Old California Federal defined benefit plan which was frozen effective May 31, 1993 and at which time, all accrued benefits became 100% vested. Effective April 30, 1997, the SFFed benefit plan was merged with and into the Old California Federal benefit plan. The fair value of assets transferred was $23.6 million.

  Investment Plan

     The Bank offers a defined contribution plan which is available to substantially all employees with at least one year of employment. Employee contributions are voluntary. The plan provides for deferral of up to 12% of qualifying compensation of plan participants. The Bank's matching contribution was a maximum of 100% of up to the first 3% of employee deferrals. The annual discretionary employer profit sharing contribution is a maximum of 3% of eligible compensation. It can be declared at any level in the range from 0% to 3%. Employees vest immediately in their own deferrals and any employer profit sharing contributions and vest in employer matching contributions based on completed years of service. The Bank's contributions to such plan totalled $3.8 million, $2.3 million, and $2.8 million for the years ended December 31, 1997, 1996 and 1995, respectively.

     During 1996, defined contribution plans assumed in the SFFed and Home Federal Acquisitions were merged with and into Old FNB's defined contribution plan. The fair value of assets transferred was $14.4 million.

     In the Cal Fed Acquisition, contributions made to Old California Federal's defined contribution plan became 100% vested at the date of acquisition. Effective December 31, 1997, the Old California Federal contribution plan was merged with and into the Bank's plan. The fair value of assets transferred was $33.6 million.

30. INCENTIVE PLAN

     Effective October 1, 1995, FN Holdings entered into a management incentive plan ("Incentive Plan") with certain executive officers of the Bank ("Participants"). Awards under the Incentive Plan will be made in the form of performance units. Each performance unit entitles Incentive Plan Participants to receive cash and/or stock options ("Bonuses") based upon the Participants' vested interest in a bonus pool. Generally, the Incentive Plan provides for the payment of Bonuses, on a quarterly basis, to the Participants upon the occurrence of certain events. Bonuses vest at 20% per year beginning October 1, 1995 and are subject to a cap of $50 million.

     Bonuses are recorded by a charge to compensation and employee benefits and an increase to other liabilities. During 1997 and 1996, accruals relative to the Incentive Plan totalled $12.4 million and $35.6 million, respectively.

                FIRST NATIONWIDE HOLDINGS, INC. AND SUBSIDIARIES

31. SPECIAL SAIF ASSESSMENT

     On September 30, 1996, the Economic Growth and Regulatory Paperwork Reduction Act ("Act") of 1996 was enacted. The Act included a special assessment ("Special SAIF Assessment") related to the recapitalization of the SAIF, which was levied based on a rate of 65.7 cents per $100 of SAIF-insured domestic deposits held as of March 31, 1995. As a result of the Act, the Company recorded a pre-tax charge of $60.1 million on September 30, 1996. The 1997 SAIF deposit premiums declined to 6.42 cents per $100 of SAIF-insured deposits per year from the prior rate of 23 cents.

32. COMMITMENTS AND CONTINGENCIES

     In the ordinary course of business the Company has commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements. The Company, through FNMC, enters into financial instruments with off-balance sheet risk through the origination and sale of mortgage loans and the management of the related loss exposure caused by fluctuations in interest rates. These financial instruments include commitments to extend credit and purchase loans (mortgage loan pipeline) and mandatory and optional forward commitments to sell loans.

     The following is a summary of the Company's pipeline of loans in process and mandatory forward commitments to sell loans at December 31, 1997 (in thousands):

Commitments to originate and purchase loans.......   $1,718,729
Mandatory commitments to sell loans...............    1,368,123

     The Company's pipeline of loans in process include loan applications in various stages of processing. Until all required documentation is provided and underwritten, there is no credit risk to the Company. There is no interest rate risk until a rate commitment is extended by the Company to a borrower. Some of these commitments will ultimately be denied by the Company or declined by the borrower and therefore, the commitment amounts do not necessarily represent future cash requirements.

     Loans in process for which rates were committed to the borrower totalled approximately $691.7 million at December 31, 1997. On a daily basis, the Company determines what percentage of the portfolio of loans in process for which rate commitments have been extended to a borrower to hedge. Both the anticipated percentage of the pipeline that is expected to fund and the inherent risk position of the portfolio are considered in making this determination.

     Mandatory and optional delivery forward commitments to sell loans are used by the Company to hedge its interest rate exposure from the time a loan has a committed rate to the time the loan is sold. These instruments involve varying degrees of credit and interest rate risk. Credit risk on these instruments is controlled through credit approvals, limits and monitoring procedures. To the extent that counterparties are not able to fulfill forward commitments, the Company is at risk for any fluctuations in the market value of the mortgage loans and locked pipeline.

     Realized gains and losses on mandatory and optional-delivery forward commitments are recognized in the period settlement occurs. Unrealized gain and losses on mandatory and optional-delivery forward commitments are included in the lower of cost or market valuation adjustment to mortgage loans held for sale.

     On September 28, 1994, the Company entered into an agreement with FNMA pursuant to which FNMA provided credit enhancements for certain bond-financed real estate projects originated by Old FNB. The agreement requires that the Company pledge to FNMA collateral in the form of certain eligible securities which are held by a third party trustee. The collateral requirement varies based on the balance of the bonds outstanding, losses incurred (if any), as well as other factors. At December 31, 1997 and 1996, the Company had pledged as collateral certain securities available for sale with a carrying value of $78.2 million and $91.6 million.

                FIRST NATIONWIDE HOLDINGS, INC. AND SUBSIDIARIES

32. COMMITMENTS AND CONTINGENCIES--(CONTINUED)

     At December 31, 1997 and 1996, mortgage-backed securities available for sale with a carrying value of $28.8 million and $33.4 million, respectively, were pledged to FNMA associated with the sales of certain securitized multi-family loans.

     At December 31, 1997, mortgage-backed securities available for sale and mortgage-backed securities held to maturity of $4.1 billion and $1.3 billion, respectively, were pledged as collateral for various obligations as discussed in notes 8, 9, 19 and 20. At December 31, 1996, mortgage-backed securities available for sale and mortgage-backed securities held to maturity of $936.2 million and $1.4 billion, respectively, were pledged as collateral for various obligations.

     At December 31, 1997, $11.2 billion in residential loans were pledged as collateral for FHLB advances.

     At December 31, 1997 and 1996, loans receivable included approximately $7.5 billion and $2.3 billion, respectively, of loans that had the potential to experience negative amortization.

     The Bank is the plaintiff in a claim against the United States in the lawsuit, California Federal Bank v. United States (the "Cal Fed Litigation"), which it assumed in the Cal Fed Acquisition. In connection with this lawsuit, the Company recorded as an asset the estimated after-tax cash recovery from the Cal Fed Litigation that will inure to the Company, net of amounts payable to holders of certain publicly-traded rights in any such recovery (the "Goodwill Litigation Asset"). In connection with the Cal Fed Acquisition, the Goodwill Litigation Asset was recorded at its estimated fair value of $100 million, net of estimated tax liabilities, as of January 3, 1997, and is included in the Company's consolidated balance sheet as of December 31, 1997.

     In addition, the Company is involved in various claims and lawsuits arising in the ordinary course of business. Management is of the opinion that the effect, if any, of these claims and lawsuits is not material to the Company.

                FIRST NATIONWIDE HOLDINGS, INC. AND SUBSIDIARIES

33. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following table presents the carrying amounts and fair values of the Company's financial instruments at December 31, 1997 and 1996 (in thousands):

                                                                  1997                          1996
                                                       --------------------------    --------------------------
                                                        CARRYING         FAIR         CARRYING         FAIR
                                                          VALUE          VALUE          VALUE          VALUE
                                                       -----------    -----------    -----------    -----------
Financial assets:
  Cash and cash equivalents.........................   $   412,311    $   412,311    $   269,869    $   269,869
  Securities available for sale.....................       813,085        813,085        542,019        542,019
  Securities held to maturity.......................        58,299         58,299          4,272          4,287
  Mortgage-backed securities available for sale.....     5,076,598      5,076,598      1,598,652      1,598,652
  Mortgage-backed securities held to maturity.......     1,337,877      1,373,289      1,621,662      1,653,847
  Loans held for sale...............................     1,483,466      1,493,867        825,316        825,316
  Loans receivable, net.............................    19,424,410     19,786,805     10,212,583     10,428,934
  Investment in FHLB................................       468,191        468,191        220,962        220,962
  Accrued interest receivable.......................       188,203        188,203        106,034        106,034
  Mortgage servicing rights.........................       536,703        673,975        423,692        531,726
Financial liabilities:
  Deposits..........................................    16,202,605     16,224,399      8,501,883      8,514,099
  Securities sold under agreements to repurchase....     1,842,442      1,842,737      1,583,387      1,585,964
  Borrowings:
     Gross..........................................    10,769,995     10,892,364      4,908,087      4,941,563
     Interest rate swap agreements(1)...............          (401)        (2,954)        (5,391)       (13,763)
                                                       -----------    -----------    -----------    -----------
       Total borrowings.............................   $10,769,594    $10,889,410    $ 4,902,696    $ 4,927,800
                                                       -----------    -----------    -----------    -----------
                                                       -----------    -----------    -----------    -----------
Off-balance sheet net unrealized gains (losses):
  Commitments to originate loans....................                  $     1,652                   $      (503)
  Forward commitments to sell loans.................                       (7,099)                        1,022
  Principal-only swap agreements....................                       13,520                           112

------------------
(1) Designated as a hedge against FHLB advances.

     The carrying amounts in the table are included in the accompanying consolidated balance sheet under the indicated captions, except for off-balance sheet net unrealized gains (losses).

     The following summary presents a description of the methodologies and assumptions used to estimate the fair value of the Company's financial instruments. Much of the information used to determine fair value is highly subjective. When applicable, readily available market information has been utilized. However, for a significant portion of the Company's financial instruments, active markets do not exist. Therefore, considerable judgment was required in estimating fair value for certain items. The subjective factors include, among other things, the estimated timing and amount of cash flows, risk characteristics, and interest rates, all of which are subject to changes.

     Cash and cash equivalents: Cash and cash equivalents are valued at their carrying amounts included in the consolidated statement of financial condition, which are reasonable estimates of fair value due to the relatively short period to maturity of the instruments.

     Securities and mortgage-backed securities: Securities and mortgage-backed securities are valued at quoted market prices where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

                FIRST NATIONWIDE HOLDINGS, INC. AND SUBSIDIARIES

33. FAIR VALUE OF FINANCIAL INSTRUMENTS--(CONTINUED)

     Loans held for sale: Loans held for sale are valued based on quoted market prices for mortgage-backed securities backed by similar loans.

     Loans receivable, net: Fair values are estimated for loans in groups with similar financial and risk characteristics. Loans are segregated by type including residential, multi-family and commercial. Each loan type is further segmented into fixed and variable interest rate terms and by performing and non-performing categories in order to estimate fair values.

     For performing residential mortgage loans, fair value is estimated by discounting contractual cash flows adjusted for prepayment estimates using discount rates based on secondary market sources. The fair value of performing commercial and multi-family loans is calculated by discounting scheduled principal and interest cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the respective loan type.

     Fair value for non-performing loans is based on discounting estimated cash flows using a rate commensurate with the risk associated with the estimated cash flows, or underlying collateral values, where appropriate.

     Investment in FHLB: Since no secondary market exists for FHLB stock and the stock is bought and sold at par by FHLB, fair value of these financial instruments approximates the carrying value.

     Accrued interest: The carrying amounts of accrued interest approximate their fair values.

     Mortgage servicing rights: The fair value of mortgage servicing rights is based on market prices for comparable mortgage servicing contracts, when available, or alternatively a valuation model that calculates the present value of future net servicing income. In using the valuation model, the Company incorporates assumptions that market participants would use in estimating future net servicing income, which include estimates of the cost of servicing, the discount rate, mortgage escrow earnings rate, an inflation rate, ancillary income, prepayment speeds and default rates and losses.

     Deposits: The fair values of demand deposits, passbook accounts, money market accounts, and other deposits immediately withdrawable, by definition, approximate carrying values for the respective financial instruments. For fixed maturity deposits, the fair value was estimated by discounting expected cash flows by the current offering rates of deposits with similar terms and maturities.

     Securities sold under agreements to repurchase: The fair value of securities sold under agreements to repurchase is estimated using a discounted cash flow analysis based on interest rates currently offered on such repurchase agreements with similar maturities.

     Borrowings: The fair value of borrowings, other than FHLB advances, is estimated using discounted cash flow analyses based on current incremental rates for similar borrowing arrangements. The fair values of FHLB advances are estimated using a discounted cash flow analysis based on interest rates currently offered on advances with similar maturities. Fair values of the Company's interest rate swap agreements, which effectively hedge certain of the Company's FHLB advances, are based on the net present value of the estimated interest due to the Company as compared to the estimated interest due to the counterparties of the agreements.

     Off-balance sheet financial instruments: Fair values of the Company's commitments to originate loans is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate commitments, fair value also considers the difference between current levels of interest rates and the committed rates. Fair values of forward commitments to sell loans are determined using current estimated replacement costs. Fair values of the Company's floors are based on quoted market prices for comparable floors. To calculate the value of the principal-only swaps, dealer bids are obtained on the underlying principal-only swaps. The change in the market price of a principal-only swap from the date of inception to the termination date is applied to the remaining principal-only swap.

                FIRST NATIONWIDE HOLDINGS, INC. AND SUBSIDIARIES

34. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following table presents selected quarterly financial data for the years ended December 31, 1997 and 1996 (in thousands) (unaudited):

                                                                   QUARTER ENDED
                                              -------------------------------------------------------
                                              DECEMBER 31,    SEPTEMBER 30,    JUNE 30,     MARCH 31,
                                                 1997            1997            1997         1997       TOTAL 1997
                                              ------------    -------------    ---------    ---------    -----------
Total interest income......................    $  530,809       $ 531,303      $ 527,837    $ 512,751    $ 2,102,700
Total interest expense.....................      (368,883)       (365,865)      (361,065)    (344,991)    (1,440,804)
                                               ----------       ---------      ---------    ---------    -----------
Net interest income........................       161,926         165,438        166,772      167,760        661,896
Provision for loan losses..................       (19,950)        (19,950)       (19,950)     (19,950)       (79,800)
                                               ----------       ---------      ---------    ---------    -----------
Net interest income after provision for
  loan losses..............................       141,976         145,488        146,822      147,810        582,096
Total noninterest income...................       108,351          94,846         82,448       78,839        364,484
Total noninterest expense..................      (169,957)       (154,287)      (171,189)    (153,286)      (648,719)
                                               ----------       ---------      ---------    ---------    -----------
  Income before income taxes, extraordinary
     item and minority interest............        80,370          86,047         58,081       73,363        297,861
Income taxes...............................       (11,710)        (13,547)       (10,237)     (11,654)       (47,148)
                                               ----------       ---------      ---------    ---------    -----------
Income before extraordinary item and
  minority interest........................        68,660          72,500         47,844       61,709        250,713
Extraordinary item.........................            --              --             --           --             --
                                               ----------       ---------      ---------    ---------    -----------
Income before minority interest............        68,660          72,500         47,844       61,709        250,713
Minority interest..........................       (23,175)        (23,176)       (23,144)     (19,849)       (89,344)
                                               ----------       ---------      ---------    ---------    -----------
Net income.................................        45,485          49,324         24,700       41,860        161,369
Preferred stock dividends..................        (1,786)         (2,762)        (3,720)      (4,523)       (12,791)
                                               ----------       ---------      ---------    ---------    -----------
  Net income available to common
     stockholders..........................    $   43,699       $  46,562      $  20,980    $  37,337    $   148,578
                                               ----------       ---------      ---------    ---------    -----------
                                               ----------       ---------      ---------    ---------    -----------

                FIRST NATIONWIDE HOLDINGS, INC. AND SUBSIDIARIES

34. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)--(CONTINUED)

                                                                    QUARTER ENDED
                                               -------------------------------------------------------
                                               DECEMBER 31,    SEPTEMBER 30,    JUNE 30,     MARCH 31,
                                                  1996            1996            1996         1996       TOTAL 1996
                                               ------------    -------------    ---------    ---------    ----------
Total interest income.......................    $  299,386       $ 308,137      $ 318,100    $ 308,176    $1,233,799
Total interest expense......................      (194,112)       (205,047)      (208,520)    (200,121)     (807,800)
                                                ----------       ---------      ---------    ---------    ----------
  Net interest income.......................       105,274         103,090        109,580      108,055       425,999
Provision for loan losses...................        (9,900)         (9,900)        (9,900)      (9,900)      (39,600)
                                                ----------       ---------      ---------    ---------    ----------
  Net interest income after provision for
     loan losses............................        95,374          93,190         99,680       98,155       386,399
Total noninterest income....................        57,917          75,870        154,652      364,939       653,378
Total noninterest expense...................      (111,669)       (157,013)      (103,666)    (118,221)     (490,569)
                                                ----------       ---------      ---------    ---------    ----------
Income before income taxes, extraordinary
  item and minority interest................        41,622          12,047        150,666      344,873       549,208
Income taxes................................        (6,593)         (1,627)       110,354      (29,003)       73,131
                                                ----------       ---------      ---------    ---------    ----------
Income before extraordinary item and
  minority interest.........................        35,029          10,420        261,020      315,870       622,339
Extraordinary item..........................            --          (1,586)            --           --        (1,586)
                                                ----------       ---------      ---------    ---------    ----------
Income before minority interest.............        35,029           8,834        261,020      315,870       620,753
Minority interest...........................        (8,646)         (8,646)        (8,646)     (17,292)      (43,230)
                                                ----------       ---------      ---------    ---------    ----------
  Net income................................        26,383             188        252,374      298,578       577,523
Preferred stock dividends...................         4,815              --             --           --         4,815
                                                ----------       ---------      ---------    ---------    ----------
  Net income available to common
     stockholders...........................    $   21,568       $     188      $ 252,374    $ 298,578    $  572,708
                                                ----------       ---------      ---------    ---------    ----------
                                                ----------       ---------      ---------    ---------    ----------

                FIRST NATIONWIDE HOLDINGS, INC. AND SUBSIDIARIES

35. CONDENSED PARENT COMPANY FINANCIAL INFORMATION

     The following represents condensed balance sheets of the Company (parent company only) at December 31, 1997 and 1996 (in thousands):

                                                        1997          1996
                                                     ----------    ----------
ASSETS
  Cash and cash equivalents.......................   $   18,690    $  112,496
  Investment in the Bank..........................    2,260,044     1,463,862
  Loan to affiliate...............................           --        20,443
  Other assets and deferred charges...............       32,462        14,724
                                                     ----------    ----------
  Total assets....................................   $2,311,196    $1,611,525
                                                     ----------    ----------
                                                     ----------    ----------
LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS'
  EQUITY
  Senior notes....................................   $  200,000    $  200,000
  Senior sub notes................................      140,000       140,000
  Senior subordinated notes due 2003..............      575,000            --
  Accrued interest payable........................       24,189         9,021
  Payable to affiliates...........................        1,375         4,786
  Other liabilities...............................       40,669        29,125
                                                     ----------    ----------
  Total liabilities...............................      981,233       382,932
  Minority interest--Bank Preferred Stock.........      486,456       309,376
  Total stockholders' equity......................      843,507       919,217
                                                     ----------    ----------
  Total liabilities, minority interest and
     stockholders' equity.........................   $2,311,196    $1,611,525
                                                     ----------    ----------
                                                     ----------    ----------

     The following represents parent company only condensed statements of income for the years ended December 31, 1997, 1996 and 1995 (in thousands):

                                                       1997        1996        1995
                                                     --------    --------    --------
Interest income...................................   $    859    $  4,061    $    341
  Dividends received from the Bank................    311,200     275,707     111,900
                                                     --------    --------    --------
                                                      312,059     279,768     112,241
  Interest expense................................     97,923      36,243      25,539
  Noninterest expense.............................     13,610      10,850       5,819
                                                     --------    --------    --------
  Income before equity in undistributed net income
     of the Bank..................................    200,526     232,675      80,883
  Equity in undistributed net income of the
     Bank.........................................      2,482     387,220      99,360
                                                     --------    --------    --------
  Income before income taxes and minority
     interest.....................................    203,008     619,895     180,243
  Income tax benefit..............................    (11,117)       (858)     (1,359)
                                                     --------    --------    --------
  Income before minority interest.................    214,125     620,753     181,602
  Minority interest in earnings of the Bank.......     52,756      43,230      34,584
                                                     --------    --------    --------
     Net income...................................    161,369     577,523     147,018
Preferred stock dividends.........................     12,791       4,815          --
                                                     --------    --------    --------
     Net income available to common
       stockholders...............................   $148,578    $572,708    $147,018
                                                     --------    --------    --------
                                                     --------    --------    --------

                FIRST NATIONWIDE HOLDINGS, INC. AND SUBSIDIARIES

35. CONDENSED PARENT COMPANY FINANCIAL INFORMATION--(CONTINUED)

     The following represents parent company only statements of cash flows for the years ended December 31, 1997, 1996 and 1995 (in thousands):

                                                       1997        1996        1995
                                                     --------    --------    --------
Cash flows from operating activities:
  Net income......................................   $161,369    $577,523    $147,018
  Adjustments to reconcile net income to net cash
     provided by operating activities:
  Amortization of deferred issuance costs.........      5,766       1,811         764
  Increase in receivable from the Bank............         --          --       3,156
  Decrease (increase) in other assets and deferred
     charges......................................      2,686      (2,842)        633
  (Decrease) increase in payable to affiliates....     (3,411)      4,482        (997)
  (Decrease) increase in accrued interest
     payable......................................     (2,481)      5,890          --
  Increase in other liabilities...................     11,160      27,023       1,979
  Equity in undistributed net income of the
     Bank.........................................     (2,482)   (387,220)    (99,360)
  Minority interest...............................     52,756      43,230      34,584
                                                     --------    --------    --------
     Total adjustments............................     63,994    (307,626)    (59,241)
                                                     --------    --------    --------
     Net cash provided by operating activities....    225,363     269,897      87,777
                                                     --------    --------    --------
Cash flows from investing activities:
  (Decrease) increase in loans receivable.........         61     (67,212)         --
  Proceeds from disposal of furniture, fixture and
     equipment....................................         --          --         414
  Capital contributions to the Bank...............   (697,985)   (168,634)     (2,000)
                                                     --------    --------    --------
     Net cash used in investing activities........   (697,924)   (235,846)     (1,586)
                                                     --------    --------    --------
Cash flows from financing activities:
  Proceeds from issuance of Senior Sub Notes......         --     135,100          --
  Proceeds from Golden State Escrow Merger........    603,313          --          --
  Issuance of preferred stock, net................       (650)    144,249          --
  Redemption of FN Holdings/Golden State Escrow
     Preferred Stock..............................    (17,250)         --          --
  Redemption of FN Holdings Preferred Stock.......   (125,000)         --          --
  Redemption of class C common stock..............         --    (124,670)    (60,801)
  Dividends on class A common stock...............    (56,875)    (52,468)         --
  Dividends on class B common stock...............    (14,219)    (13,116)         --
  Dividends on class C common stock...............         --      (6,633)    (29,185)
  Dividends on preferred stock....................    (10,564)     (4,023)         --
                                                     --------    --------    --------
     Net cash provided by (used in) financing
       activities.................................    378,755      78,439     (89,986)
                                                     --------    --------    --------
  Net change in cash and cash equivalents.........    (93,806)    112,490      (3,795)
  Cash and cash equivalents at beginning of
     year.........................................    112,496           6       3,801
                                                     --------    --------    --------
  Cash and cash equivalents at end of year........   $ 18,690    $112,496    $      6
                                                     --------    --------    --------
                                                     --------    --------    --------

     Noncash investing and financing activities:

     During 1997, the Company issued additional preferred stock through preferred stock dividends of $2.2 million. During 1996, loans receivable was reduced by $46.8 million through a reduction of cash paid for the redemption of and dividends on class C common stock in amounts totalling $44.8 million and $2 million, respectively. The Company also issued additional preferred stock through preferred stock dividends of $.8 million in December 1996.

                FIRST NATIONWIDE HOLDINGS, INC. AND SUBSIDIARIES

36. SUBSEQUENT EVENTS (UNAUDITED)

  GSAC Acquisition

     On February 4, 1998, Auto One completed the GSAC Acquisition in a transaction accounted for under the purchase method of accounting. GSAC engaged in sub-prime automobile financing activities and provided loan processing, funding and loan servicing primarily in the states of Texas, Louisiana and Georgia. The purchase price paid was $22.5 million and the issuance of 250 shares of Auto One's common stock. The estimated fair value of assets acquired was approximately $102.9 million consisting of approximately 7,400 loans.

  Golden State Merger

     On February 4, 1998, Parent Holdings and Hunter's Glen entered into a definitive merger agreement ("Golden State Merger Agreement") with Golden State Bancorp Inc. ("Golden State"), the publicly traded parent company of Glendale Federal Bank, Federal Savings Bank ("Glendale Federal"), pursuant to which Parent Holdings, Hunter's Glen and Golden State agreed to a tax-free exchange of shares in a merger transaction (the "Golden State Merger"). Following the Golden State Merger, the combined parent company, Golden State, will have 135 to 145 million common shares outstanding and will continue to be a publicly traded company. As part of the Golden State Merger Agreement, Glendale Federal will be merged with and into California Federal.

     The terms of the Golden State Merger Agreement provide for Golden State shareholders to retain ownership of approximately 55% to 58% of the merged entity, based on the average trading price of Golden State shares during a period preceding the close of the transaction, as determined after distribution of Golden State's share of certain litigation interests. The remaining ownership of the merged entity will be retained by the principal shareholders of California Federal, Gerald J. Ford, chairman and chief executive officer of the Bank, and MacAndrews & Forbes Holdings Inc. As part of the Golden State Merger Agreement, the owners of Parent Holdings will receive, after a final resolution of the Cal Fed Litigation, additional Golden State stock.

     The Golden State Merger will be accounted for as a purchase. Golden State's assets, liabilities and other items will be adjusted to their estimated fair value at the closing date of the merger.

     As a result of the Golden State Merger, Parent Holdings and its subsidiaries will deconsolidate from the Mafco Group. Therefore, the amount of net operating loss carryovers available to offset the taxable income of Parent Holdings and its subsidiaries will be reduced. See note 28.

     As of December 31, 1997, Glendale Federal had total assets of approximately $16.0 billion and deposits of $9.5 billion, and operated 181 branches and 26 loan offices in California. During 1997, Golden State has entered into agreements to acquire Redfed Bancorp Inc. ("Redfed") and its federal savings bank subsidiary, Redlands Federal Bank, in a tax-free stock-for-stock merger, and CENFED Financial Corporation ("CENFED") and its federal savings bank subsidiary, CenFed Bank, in a tax-free exchange of shares. At December 31, 1997, Redfed and CENFED had total assets of approximately $1.0 billion and $2.2 billion, respectively, and deposits of $.8 billion and $1.2 billion, respectively. On a pro forma basis at December 31, 1997, Golden State would have consolidated assets of $19.2 billion and deposits of $11.9 billion. Further, on a pro forma basis, the merged entities (including Redfed and CENFED) would have consolidated assets of $51.9 billion and deposits of $28.1 billion at December 31, 1997.

     The Golden State Merger is subject to regulatory and stockholder approval and is expected to close during the third quarter of 1998.

                FIRST NATIONWIDE HOLDINGS INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                      JUNE 30, 1998 AND DECEMBER 31, 1997
                                  (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      JUNE 30,      DECEMBER 31,
                                                        1998            1997
                                                     -----------    ------------
                      ASSETS
Cash and amounts due from banks...................   $   345,921    $    350,214
Interest-bearing deposits in other banks..........         2,081          36,164
Short-term investment securities..................        35,404          25,933
                                                     -----------    ------------
  Cash and cash equivalents.......................       383,406         412,311
Securities available for sale, at fair value......       783,029         813,085
Securities held to maturity.......................        58,557          58,299
Mortgage-backed securities available for sale, at
  fair value......................................     8,037,170       5,076,598
Mortgage-backed securities held to maturity.......     1,143,112       1,337,877
Loans held for sale, net..........................     1,725,497       1,483,466
Loans receivable, net.............................    18,626,425      19,424,410
Investment in Federal Home Loan Bank ("FHLB")
  System..........................................       540,127         468,191
Office premises and equipment, net................       179,278         159,349
Foreclosed real estate, net.......................        64,892          76,997
Accrued interest receivable.......................       207,422         188,203
Intangible assets (net of accumulated amortization
  of $83,523 in 1998 and $60,294 in 1997).........       656,177         675,927
Mortgage servicing rights.........................       669,056         536,703
Other assets......................................       961,809         635,663
                                                     -----------    ------------
Total assets......................................   $34,035,957    $ 31,347,079
                                                     -----------    ------------
                                                     -----------    ------------
 LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS'
                       EQUITY
Deposits..........................................   $16,044,288    $ 16,202,605
Securities sold under agreements to repurchase....     2,861,604       1,842,442
Borrowings........................................    12,276,287      10,769,594
Other liabilities.................................       729,131         702,475
                                                     -----------    ------------
  Total liabilities...............................    31,911,310      29,517,116
                                                     -----------    ------------
Commitments and contingencies.....................            --              --
Minority interest.................................       986,296         986,456
Stockholders' equity:
  Floating rate cumulative perpetual preferred
     stock, $1.00 par value, liquidation value of
     $15,000 per share, 24,000 shares authorized,
     0 shares and 1,712 shares issued and
     outstanding at March 31, 1998 and
     December 31, 1997, respectively..............            --          25,680
  Class A common stock, $1.00 par value, 800
     shares authorized, issued and outstanding....             1               1
  Class B common stock, $1.00 par value, 200
     shares authorized, issued and outstanding....            --              --
  Additional paid-in capital......................        32,677          31,890
  Net unrealized holding gain on securities
     available for sale...........................        28,101          35,162
  Retained earnings (substantially restricted)....     1,077,572         750,774
                                                     -----------    ------------
Total stockholders' equity........................     1,138,351         843,507
                                                     -----------    ------------
Total liabilities, minority interest and
  stockholders' equity............................   $34,035,957    $ 31,347,079
                                                     -----------    ------------
                                                     -----------    ------------

     See accompanying notes to unaudited consolidated financial statements.

                FIRST NATIONWIDE HOLDINGS INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                    SIX MONTHS ENDED JUNE 30, 1998 AND 1997
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                        1998          1997
                                                     ----------    ----------
Interest income:
  Loans receivable................................   $  761,340    $  779,663
  Mortgage-backed securities available for sale...      178,529       134,432
  Mortgage-backed securities held to maturity.....       47,433        58,869
  Loans held for sale.............................       58,230        37,627
  Securities available for sale...................       28,286        25,278
  Securities held to maturity.....................        1,572           929
  Interest-bearing deposits in other banks........        1,571         3,790
                                                     ----------    ----------
     Total interest income........................    1,076,961     1,040,588
                                                     ----------    ----------
Interest expense:
  Deposits........................................      355,202       374,787
  Securities sold under agreements to
     repurchase...................................       57,049        72,786
  Borrowings......................................      340,345       258,483
                                                     ----------    ----------
     Total interest expense.......................      752,596       706,056
                                                     ----------    ----------
     Net interest income..........................      324,365       334,532
Provision for loan losses.........................       20,000        39,900
                                                     ----------    ----------
  Net interest income after provision for loan
     losses.......................................      304,365       294,632
                                                     ----------    ----------
Noninterest income:
  Loan servicing fees, net........................       71,363        74,979
  Customer banking fees and service charges.......       51,197        46,752
  Gain on sale of loans, net......................       36,124        11,358
  (Loss) gain on sale of branches.................          (86)        1,069
  Loss on sale of assets, net.....................         (181)         (214)
  Dividends on FHLB stock.........................       14,562        11,975
  Other income....................................       11,755        15,368
                                                     ----------    ----------
     Total noninterest income.....................      184,734       161,287
                                                     ----------    ----------
Noninterest expense:
  Compensation and employee benefits..............      127,620       127,502
  Occupancy and equipment.........................       41,406        40,844
  Savings Association Insurance Fund deposit
     insurance premium............................        5,054         5,450
  Loan expense....................................       23,500        33,966
  Marketing.......................................        9,914         7,684
  Professional fees...............................       19,609        22,198
  Data processing.................................        6,897         6,182
  Foreclosed real estate operations, net..........       (5,138)         (857)
  Amortization of intangible assets...............       23,229        24,595
  Other...........................................       49,605        56,911
                                                     ----------    ----------
     Total noninterest expense....................      301,696       324,475
                                                     ----------    ----------
Income before income taxes and minority
  interest........................................      187,403       131,444
Income tax (benefit) expense......................     (221,134)       21,891
                                                     ----------    ----------
  Income before minority interest.................      408,537       109,553
Minority interest.................................       45,614        42,993
                                                     ----------    ----------
  Net income......................................      362,923        66,560
Preferred stock dividends.........................          578         8,243
                                                     ----------    ----------
  Net income available to common stockholders.....   $  362,345    $   58,317
                                                     ----------    ----------
                                                     ----------    ----------

     See accompanying notes to unaudited consolidated financial statements.

                FIRST NATIONWIDE HOLDINGS INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                    SIX MONTHS ENDED JUNE 30, 1998 AND 1997
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                       1998       1997
                                                     --------    -------
Net income........................................   $362,923    $66,560
Other comprehensive income, net of tax:
  Unrealized holding (loss) gain on securities
     available for sale:
     Unrealized holding (loss) gain arising during
      the period..................................     (6,496)     6,804
     Less: reclassification adjustment for gains
      included in net loss........................       (565)        (4)
                                                     --------    -------
  Other comprehensive (loss) income...............     (7,061)     6,800
                                                     --------    -------
Comprehensive income..............................   $355,862    $73,360
                                                     --------    -------
                                                     --------    -------

     See accompanying notes to unaudited consolidated financial statements.

                FIRST NATIONWIDE HOLDINGS INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                         SIX MONTHS ENDED JUNE 30, 1998
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                         NET UNREALIZED
                                                                         HOLDING GAINS
                                                           ADDITIONAL    ON SECURITIES                        TOTAL
                                    PREFERRED    COMMON     PAID-IN      AVAILABLE FOR        RETAINED     STOCKHOLDERS'
                                      STOCK      STOCK      CAPITAL          SALE             EARNINGS        EQUITY
                                    ---------    ------    ----------    ----------------    ----------    -------------
Balance at December 31,
  1997...........................   $  25,680     $  1      $ 31,890         $ 35,162        $  750,774     $   843,507
Net income.......................          --       --            --               --           362,923         362,923
Redemption of FN Holdings
  Preferred Stock................     (25,787)      --           787               --                --         (25,000)
Change in net unrealized holding
  gains on securities available
  for sale.......................          --       --            --           (7,061)               --          (7,061)
Stock dividends..................         107       --            --               --              (107)             --
Cash dividends on common stock...          --       --            --               --           (35,547)        (35,547)
Cash dividends on preferred
  stock..........................          --       --            --               --              (471)           (471)
                                    ---------     ----      --------         --------        ----------     -----------
Balance at June 30, 1998.........   $      --     $  1      $ 32,677         $ 28,101        $1,077,572     $ 1,138,351
                                    ---------     ----      --------         --------        ----------     -----------
                                    ---------     ----      --------         --------        ----------     -----------

     See accompanying notes to unaudited consolidated financial statements.

                FIRST NATIONWIDE HOLDINGS INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                    SIX MONTHS ENDED JUNE 30, 1998 AND 1997
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                        1998           1997
                                                     -----------    -----------
Cash flows from operating activities:
  Net income......................................   $   362,923    $    66,560
  Adjustments to reconcile net income to net cash
     (used in) provided by operating activities:
     Amortization of intangible assets............        23,229         24,595
     Accretion of purchase accounting premiums and
      discounts, net..............................        (3,675)        (9,882)
     Amortization of mortgage servicing rights....        57,074         51,070
     Provision for loan losses....................        20,000         39,900
     Loss (gain) on sales of assets, net..........           181            214
     Loss on sale of branches.....................            86         (1,069)
     Gain on sales of foreclosed real estate,
      net.........................................        (8,403)        (7,191)
     Loss on sale of loans, net...................        65,491         51,816
     Depreciation and amortization of office
      premises and equipment......................        11,225          7,603
     Amortization of deferred debt issuance
      costs.......................................         3,342          2,495
     FHLB stock dividends.........................       (14,562)       (11,975)
     Capitalization of originated mortgage
      servicing rights and excess servicing fees
      receivable..................................      (101,615)       (63,174)
     Purchases and originations of loans held for
      sale........................................    (4,847,904)    (3,024,959)
     Proceeds from the sale of loans held for
      sale........................................     4,537,939      2,962,052
     (Increase) decrease in other assets..........      (335,037)       109,155
     Increase in accrued interest receivable......       (18,649)       (15,004)
     Increase (decrease) in other liabilities.....        31,378          1,973
     Minority interest............................        45,614         42,993
                                                     -----------    -----------
       Net cash (used in) provided by operating
        activities................................   $  (171,363)   $   227,172
                                                     -----------    -----------

                                                                     (continued)

     See accompanying notes to unaudited consolidated financial statements.

                FIRST NATIONWIDE HOLDINGS INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF CASH FLOWS--(CONTINUED)
                    SIX MONTHS ENDED JUNE 30, 1998 AND 1997
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                        1998           1997
                                                     -----------    -----------
Cash flows from investing activities:
     Acquisitions:
     Acquisitions:
          Cal Fed Acquisition.....................   $        --    $  (161,196)
          GSAC Acquisition........................       (13,577)            --
          Mortgage loan servicing rights and
            operations............................            --         (7,728)
     Purchases of securities available for sale...      (513,957)      (607,845)
     Proceeds from maturities of securities
      available for sale..........................       549,442        204,888
     Purchases of securities held to maturity.....          (615)       (58,149)
     Proceeds from maturities of securities held
      to maturity.................................           357          4,374
     Purchases of mortgage-backed securities
      available for sale..........................    (4,083,863)    (1,743,072)
     Principal payments on mortgage-backed
      securities available for sale...............     1,107,314        345,823
     Proceeds from sales of mortgage-backed
      securities available for sale...............         3,253         22,184
     Principal payments on mortgage-backed
      securities held to maturity.................       194,445        136,207
     Net decrease in loans receivable.............       728,600        652,385
     Purchases of FHLB stock, net.................       (71,936)            --
     Purchases of office premises and equipment...       (37,221)       (24,264)
     Proceeds from disposal of office premises and
      equipment...................................         5,840          1,828
     Proceeds from sales of foreclosed real
      estate......................................        76,424         67,216
     Purchases of mortgage servicing rights.......       (63,628)       (21,230)
                                                     -----------    -----------
          Net cash flows used in investing
            activities............................    (2,119,122)    (1,188,579)
                                                     -----------    -----------

Cash flows from financing activities:
     Branch Sales.................................            --        (21,683)
     Net decrease in deposits.....................      (157,876)      (810,276)
     Proceeds from additional borrowings..........    11,829,493      9,147,953
     Principal payments on borrowings.............   (10,321,926)    (8,598,582)
     Net increase in securities sold under
      agreements to repurchase....................     1,019,260        500,856
     Proceeds from FN Escrow Merger...............            --        603,313
     Issuance of REIT Preferred Stock, net........            --        482,449
     Redemption of FN Holdings/FN Escrow Preferred
      Stock.......................................            --        (17,250)
     Redemption of FN Holdings Preferred Stock....       (25,000)       (62,500)
     Dividends on common stock....................       (35,547)       (35,547)
     Dividends on preferred stock.................          (471)        (6,831)
     Dividends paid to minority stockholders, net
      of taxes....................................       (46,353)       (47,728)
     Capital distribution to parent...............            --           (550)
                                                     -----------    -----------
       Net cash flows provided by financing
        activities................................     2,261,580      1,133,624
                                                     -----------    -----------

Net change in cash and cash equivalents...........       (28,905)       172,217
Cash and cash equivalents at beginning of
  period..........................................       412,311        269,869
                                                     -----------    -----------
Cash and cash equivalents at end of period........   $   383,406    $   442,086
                                                     -----------    -----------
                                                     -----------    -----------

     See accompanying notes to unaudited consolidated financial statements.

                FIRST NATIONWIDE HOLDINGS INC. AND SUBSIDIARIES

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

     The accompanying consolidated financial statements were prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions for meeting the requirements of Regulation S-X, Article 10 and therefore do not include all disclosures necessary for complete financial statements. In the opinion of management, all adjustments have been made that are necessary for a fair presentation of the financial position and results of operations and cash flows as of and for the periods presented. All such adjustments are of a normal recurring nature. The results of operations for the three and six months ended June 30, 1998 are not necessarily indicative of the results that may be expected for the entire fiscal year or any other interim period. Certain amounts for the three and six month periods in the prior year have been reclassified to conform with the current period's presentation.

     The accompanying consolidated financial statements include the accounts of First Nationwide Holdings Inc. ("FN Holdings" or the "Company"), California Federal Bank, A Federal Savings Bank and its subsidiaries. On January 3, 1997, First Nationwide Bank, A Federal Savings Bank merged with and into California Federal Bank, A Federal Savings Bank (the "Cal Fed Acquisition"). Unless the context otherwise indicates, (i) "Old California Federal" refers to California Federal Bank, A Federal Savings Bank prior to the consummation of the Cal Fed Acquisition and (ii) "California Federal" or "Bank" refers to California Federal Bank, A Federal Savings Bank, as the surviving entity after the consummation of the Cal Fed Acquisition, and to First Nationwide and its predecessors for periods prior to the Cal Fed Acquisition. All significant intercompany balances and transactions have been eliminated in consolidation. These financial statements should be read in conjunction with the consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997. All terms used but not defined elsewhere herein have meanings ascribed to them in the Company's Annual Report on Form 10-K.

     Minority interest represents amounts attributable to the Bank Preferred Stock, the preferred stock ("REIT Preferred Stock") of California Federal Preferred Capital Corporation, whose common stock is wholly owned by the Bank, and that portion of stockholders' equity of Auto One Acceptance Corporation, a subsidiary of the Bank ("Auto One"), attributable to 20% of its common stock.

     Earnings per share data is not presented due to the limited ownership of the Company. FN Holdings is a holding company whose only significant asset is all of the common stock of the Bank, and therefore all activities for the consolidated entity are carried out by the Bank and its operating subsidiaries.

2. ACQUISITIONS AND DIVESTITURES

     On February 4, 1998, Auto One acquired 100% of the partnership interests in Gulf States Acceptance Company, a Delaware limited partnership ("GSAC") and its general partner, Gulf States Financial Services, Inc., a Texas corporation. GSAC was liquidated and its assets and liabilities were transferred to Auto One (the "GSAC Acquisition"). The aggregate consideration paid in connection with the GSAC Acquisition was approximately $13.6 million plus a 20% interest in the common stock of Auto One.

     On February 4, 1998, First Nationwide (Parent) Holdings Inc. ("Parent Holdings"), parent company of FN Holdings and the Bank, and Hunter's Glen/Ford Ltd. ("Hunter's Glen"), a 20% minority shareholder of FN Holdings, entered into a definitive merger agreement ("Golden State Merger Agreement") with Golden State Bancorp Inc. ("Golden State"), the publicly traded parent company of Glendale Federal Bank, Federal Savings Bank ("Glendale Federal"), pursuant to which, Parent Holdings, Hunter's Glen and Golden State agreed to a tax-free exchange of shares in a merger transaction (the "Golden State Merger"), to be accounted for under the purchase method of accounting. In connection with the execution of the Golden State Merger Agreement, Golden State, Glendale Federal, the Bank, Stephen J. Trafton, Chairman of the Board, President and Chief Executive Officer of Golden State and Richard A. Fink, Vice Chairman of Golden State, entered into a Litigation Management Agreement ("Litigation Management Agreement") pursuant to which, among other things, Messrs. Trafton and Fink will oversee and manage the California Federal Litigation (hereinafter defined) and continue to

                FIRST NATIONWIDE HOLDINGS INC. AND SUBSIDIARIES

2. ACQUISITIONS AND DIVESTITURES--(CONTINUED)

oversee and manage similar litigation being prosecuted by Glendale Federal, following the consummation of the Golden State Merger. Following the Golden State Merger, the combined parent company, Golden State, will have approximately 135 to 145 million common shares outstanding and will continue to be a publicly traded company. As part of the Golden State Merger Agreement, Glendale Federal will be merged with and into the Bank. At March 31, 1998, Glendale Federal had total assets of approximately $15.9 billion and deposits of $9.7 billion and operated 181 branches and 26 loan offices in California. The Golden State Merger is subject to regulatory and stockholder approval and is expected to close during the third quarter of 1998.

     On March 29, 1998, the Company signed a definitive agreement to sell its Florida bank franchise (consisting of 24 branches with deposits of $1.5 billion) to Union Planters Bank of Florida, a wholly owned subsidiary of Union Planters Corp. (the "Florida Branch Sale"). The Company expects to record a pre-tax gain of approximately $110 million in connection with the Florida Branch Sale, representing a deposit premium of approximately 7.5%. On June 2, 1998, the Company received regulatory approval for this transaction, which is expected to close during the third quarter of 1998.

3. CASH, CASH EQUIVALENTS, AND STATEMENT OF CASH FLOWS

     The Company uses the indirect method to present cash flows from operating activities. Cash paid for interest for the six months ended June 30, 1998 and 1997 was $746.9 million and $677.3 million, respectively.

     During the six months ended June 30, 1998, noncash activity consisted of transfers of $62.4 million from loans receivable to foreclosed real estate, $5.5 million of loans made to facilitate sales of real estate owned and transfers of $3.2 million from loans held for sale (at lower of cost or market) to mortgage-backed securities classified as trading securities upon the securitization of certain of the Bank's single-family loans. Noncash activity also includes the retirement of preferred stock of $.8 million and the issuance of additional preferred stock through preferred stock dividends of $.1 million.

     During the six months ended June 30, 1997, noncash activity consisted of transfers of $86.8 million from loans receivable and $1.2 million from loans held for sale (at lower of cost or market) to foreclosed real estate, $21.6 million of loans made to facilitate sales of real estate owned, the retirement of preferred stock of $.8 million, the issuance of additional preferred stock through preferred stock dividends of $1.4 million and the forgiveness of a $19 million loan from an affiliate of FN Holdings in exchange for the redemption of the FN Holdings/FN Escrow Preferred Stock.

4. MINORITY INTEREST

     In connection with the GSAC Acquisition, Auto One issued 250 shares of its common stock, par value $1.00 per share, representing a 20% interest in Auto One. The carrying value of Auto One's common stockholders' equity attributable to the minority stockholders at June 30, 1998 is ($.2) million.

5. STOCKHOLDERS' EQUITY

     Cash dividends on the FN Holdings Preferred Stock totalled $.5 million and $6.8 million during the six months ended June 30, 1998 and 1997, respectively. Dividends on common stock totalled $35.5 million during each of the six months ended June 30, 1998 and 1997.

6. NEWLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS No. 131"). SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim

                FIRST NATIONWIDE HOLDINGS INC. AND SUBSIDIARIES

6. NEWLY ISSUED ACCOUNTING PRONOUNCEMENTS--(CONTINUED)

financial reports issued to shareholders. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. This statement supersedes FASB Statement No. 14, Financial Reporting for Segments of a Business Enterprise, but retains the requirement to report information about major customers. It amends FASB Statement No. 94, Consolidation of All Majority-Owned Subsidiaries, to remove the special disclosure requirements for previously unconsolidated subsidiaries. This statement is effective for fiscal years beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated. This statement need not be applied to interim financial statements in the initial year of application, but comparative information for interim periods in the initial year of application is to be reported in financial statements for interim periods in the second year of application. This statement has no impact on the financial condition or results of operations of the Company, but will require changes in the Company's disclosure requirements.

     In February 1998, the FASB issued Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" ("SFAS No. 132"), an amendment of FASB Statements No. 87, No. 88 and No. 106. SFAS No. 132 revises employers' disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of those plans. It standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures that are no longer useful as they were when FASB Statements No. 87, Employers' Accounting for Pensions, No. 88, Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, and No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions,were issued. SFAS No. 132 is effective for fiscal years beginning after December 15, 1997 and requires restatement of disclosures for earlier periods provided for comparative purposes, if available. It is not expected that the Company will experience any material revision in its disclosures when SFAS No. 132 is adopted.

     In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). SFAS No. 133 establishes standards for derivative instruments and for hedging activities, and requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. Under SFAS No. 133, an entity that elects to apply hedge accounting is required to establish at the inception of the hedge the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. SFAS No. 133 applies to all entities and amends FASB Statement No. 107, Disclosures About Fair Values of Financial Instruments, to include in Statement 107 the disclosure provisions about concentrations of credit risk from Statement 105. SFAS No. 133 supersedes FASB Statements No. 80, Accounting for Futures Contracts, No. 105, Disclosure of Information about Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentrations of Credit Risk,and No. 119, Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments. SFAS No. 133 also nullifies or modifies the consensuses reached in a number of issues addressed by the Emerging Issues Task Force. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Initial application of this statement should be as of the beginning of an entity's fiscal quarter; on that date, hedging relationships must be designated anew and documented pursuant to the provisions of this statement. Earlier application of all of the provisions of SFAS No. 133 is encouraged, but is permitted only as of the beginning of any fiscal quarter that begins after issuance of this statement. SFAS No. 133 should not be applied retroactively to financial statements of prior periods. Management has not yet completed its analysis of SFAS No. 133 and is unable to determine the effect, if any, implementation may have on the Company's consolidated financial statements.

                FIRST NATIONWIDE HOLDINGS INC. AND SUBSIDIARIES

7. SUBSEQUENT EVENT

     On August 6, 1998, GS Escrow Corp. ("GS Escrow") issued $2 billion in debt securities ("GS Escrow Notes"). The GS Escrow Notes were issued to fund a series of refinancing transactions described below. Upon consummation of the Golden State Merger and the refinancing transactions, GS Escrow will be merged (the "GS Escrow Merger") with and into Golden State Holdings Inc. ("GS Holdings"), which is currently named New First Nationwide Holdings Inc. ("New FN Holdings") and is a newly formed subsidiary of FN Holdings. Upon consummation of the Golden State Merger and the GS Escrow Merger, the GS Escrow Notes will be obligations of New FN Holdings. GS Holdings was formed to acquire all of the assets of FN Holdings (including all of the common stock of the Bank) as part of the Golden State Merger.

     Prior to the consummation of the Golden State Merger, (i) FN Holdings (or an affiliate other than GS Escrow) is expected to commence cash tender offers and consent solicitations (collectively, the "Debt Tender Offers") for each of its three outstanding series of long-term notes (the "FN Holdings Notes") which together have a total aggregate principal balance of $915 million; and (ii) FN Holdings (or an affiliate other than GS Escrow Corp.) is expected to commence cash tender offers (the "Bank Preferred Stock Tender Offers") for each of the Bank's two outstanding series of preferred stock which together have a total aggregate liquidation preference of $473.2 million.

     The Debt Tender Offers and Bank Preferred Stock Tender Offers are expected to close subsequent to the closing of the Golden State Merger.

     After the closing of the Golden State Merger and concurrently with the closings of the Debt Tender Offers, Golden State Financial Corporation (an entity that will own 100% of the common stock of GS Holdings following the consummation of the Golden State Merger), as the successor obligor, is expected to give a 30-day notice of redemption for all of the outstanding $455 million aggregate principal amount of 12 1/2% Senior Notes Due 2003 of Parent Holdings (the "Parent Holdings Notes"), and to irrevocably deposit in trust money or government obligations in an amount sufficient to pay the redemption price therefor, together with any accrued and unpaid interest to the date of redemption, for the purpose of defeasing the Parent Holdings Notes (the "Parent Holdings Defeasance").

     The Debt Tender Offers, the Bank Preferred Stock Tender Offers and the Parent Holdings Defeasance will be financed with the net proceeds from the offering of the GS Escrow Notes and, to the extent required, a cash dividend from the Bank.

     There can be no assurance that all of the outstanding FN Holdings Notes will be tendered to and purchased by FN Holdings in the Debt Tender Offers. Any FN Holdings 12 1/4% Senior Notes that remain outstanding after the consummation of the Debt Tender Offers will rank pari passu with the GS Escrow Notes and any FN Holdings 9 1/8% Senior Subordinated Notes or FN Holdings 10 5/8% Senior Subordinated Notes that remain outstanding after the consummation of the Debt Tender Offers will be subordinated in right of payment to the GS Escrow Notes.

     It is not expected that all of the Bank Preferred Stock will be purchased in the Bank Preferred Stock Tender Offers. FN Holdings expects to purchase any outstanding Bank Preferred Stock not acquired in the Bank Preferred Stock Tender Offers once it becomes redeemable (April 1, 1999 in the case of the 10 5/8% Preferred Stock and September 1, 1999 in the case of the 11 1/2% Preferred Stock).

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
California Federal Bank, A Federal Savings Bank

We have audited the accompanying consolidated statements of financial condition of Cal Fed Bancorp Inc. and subsidiaries ("Cal Fed") as of December 31, 1996 and 1995, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of Cal Fed's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cal Fed as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.

As discussed in Note 1 of the notes to the consolidated financial statements, Cal Fed adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions, in 1994.

                                          KPMG PEAT MARWICK LLP

Los Angeles, California
February 21, 1997

                     CAL FED BANCORP INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                             (DOLLARS IN MILLIONS)

                                                         DECEMBER 31,
                                                     ----------------------
                                                       1996         1995
                                                     ---------    ---------
                      ASSETS
Cash..............................................   $   242.1    $   273.7
Short-term liquid investments.....................        69.0         74.1
Securities purchased under agreements to resell...     1,310.1      1,674.6
Securities available for sale.....................         6.0        200.3
Securities held to maturity (market value:
  $1,942.3 in 1996 and $2,361.3 in 1995)..........     1,963.9      2,366.7
Loans receivable held for sale (market value: $8.7
  in 1996 and $13.8 in 1995)......................         8.7         13.6
Loans receivable held for investment..............    10,099.4      9,290.0
Federal Home Loan Bank stock......................       166.8        135.7
Interest receivable...............................        74.0         79.5
Premises and equipment............................        58.9         71.2
Real estate held for sale.........................        12.9         49.5
Prepaid expenses and other assets.................        86.6         91.7
                                                     ---------    ---------
     Total assets.................................   $14,098.4    $14,320.6
                                                     ---------    ---------
                                                     ---------    ---------
       LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits..........................................   $ 8,918.3    $ 9,476.7
Advances from Federal Home Loan Banks.............     3,111.0      2,671.0
Securities sold under agreements to repurchase....       978.4        857.3
Student Loan Marketing Association advances.......          --        200.0
Subordinated debentures...........................        57.0         57.6
Other borrowings..................................         0.3          0.5
Interest payable..................................        21.7         29.4
Other liabilities.................................       120.5        140.6
                                                     ---------    ---------
     Total liabilities............................   $13,207.2    $13,433.1
                                                     ---------    ---------
Minority interest in preferred stock of
  subsidiary......................................       172.5        266.0
Stockholders' equity:
  Common stock....................................        50.3         49.2
  Additional paid-in capital......................       846.7        838.6
  Retained earnings (deficit).....................      (178.3)      (266.3)
                                                     ---------    ---------
     Total stockholders' equity...................       718.7        621.5
                                                     ---------    ---------
     Total liabilities and stockholders' equity...   $14,098.4    $14,320.6
                                                     ---------    ---------
                                                     ---------    ---------

          See accompanying notes to consolidated financial statements.

                     CAL FED BANCORP INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN MILLIONS)

                                                         YEAR ENDED DECEMBER 31,
                                                     -------------------------------
                                                       1996        1995       1994
                                                     --------    --------    -------
Interest income:
  Loans receivable................................   $  763.4    $  706.9    $ 630.4
  Securities held to maturity.....................      143.7       170.3      135.5
  Securities purchased under agreements to
     resell.......................................       91.7        68.5       44.0
  Securities available for sale...................       11.8        49.4       75.2
  Short-term liquid investments...................        4.7        12.9       23.0
                                                     --------    --------    -------
     Total interest income........................    1,015.3     1,008.0      908.1
                                                     --------    --------    -------
Interest expense:
  Deposits........................................      430.6       441.6      390.8
  Borrowings......................................      236.1       254.5      175.7
                                                     --------    --------    -------
     Total interest expense.......................      666.7       696.1      566.5
                                                     --------    --------    -------
     Net interest income..........................      348.6       311.9      341.6
Provision for loan losses.........................       41.3        31.8       74.9
                                                     --------    --------    -------
     Net interest income after provision for loan
       losses.....................................      307.3       280.1      266.7
Other income:
  Fee income......................................       60.0        54.5       62.4
  Gain (loss) on sales of loans...................        0.7        (0.3)       0.5
  Gain on sales of securities.....................        1.1         6.9        0.2
  Gain on sale of southeast division..............         --          --      135.0
  Other...........................................       58.2         2.4        3.1
                                                     --------    --------    -------
     Total other income...........................      120.0        63.5      201.2
                                                     --------    --------    -------
Other expenses:
  Compensation....................................      113.5        97.1      118.7
  Office occupancy................................       37.2        39.4       47.3
  Other general and administrative................       91.1        79.4       89.2
  Federal deposit insurance premiums and special
     assessments..................................       22.0        26.0       35.1
                                                     --------    --------    -------
     Total general and administrative expenses....      263.8       241.9      290.3
  Savings association insurance fund special
     assessment...................................       58.1          --         --
  Operations of real estate held for sale.........        8.5         8.0       45.9
  Loss on assets held for accelerated
     disposition..................................         --          --      274.8
                                                     --------    --------    -------
     Total other expenses.........................      330.4       249.9      611.0
                                                     --------    --------    -------
Earnings (loss) before income tax expense
  (benefit) and cumulative effect of change in
  accounting for goodwill.........................       96.9        93.7     (143.1)
Income tax expense (benefit)......................      (14.5)        0.1        6.3
                                                     --------    --------    -------
Earnings (loss) before cumulative effect of change
  in accounting for goodwill......................      111.4        93.6     (149.4)
Cumulative effect of change in accounting for
  goodwill........................................         --          --     (273.7)
                                                     --------    --------    -------
     Net earnings (loss) before dividends on
       preferred stock of subsidiary..............   $  111.4    $   93.6    $(423.1)
Dividends on preferred stock of subsidiary........       23.4        25.6       16.9
                                                     --------    --------    -------
Earnings (loss) available for common
  stockholders....................................   $   88.0    $   68.0    $(440.0)
                                                     --------    --------    -------
                                                     --------    --------    -------
Earnings (loss) per common share before the
  cumulative effect of change in accounting for
  goodwill........................................   $   1.75    $   1.36    $ (3.82)
Loss per share of the cumulative effect of change
  in accounting for goodwill......................   $     --    $     --    $ (6.28)
Net earnings (loss) per common share..............   $   1.75    $   1.36    $(10.10)

          See accompanying notes to consolidated financial statements.

                     CAL FED BANCORP INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                                      YEAR ENDED DECEMBER 31,
                                                     --------------------------
                                                      1996      1995      1994
                                                     ------    ------    ------
Common stock:
  Balance at beginning of year....................   $ 49.2    $ 49.2    $ 25.0
     Issuance of shares of common stock...........      1.1        --      21.6
     Exercise of common stock warrants............       --        --       2.6
                                                     ------    ------    ------
  Balance at end of year..........................     50.3      49.2      49.2
                                                     ------    ------    ------
Additional paid-in capital:
  Balance at beginning of year....................    838.6     836.6     658.2
     Issuance cost of Preferred Stock, Series B...       --        --      (8.3)
     Issuance of shares of Common Stock...........       --        --     161.7
     Exercise of common stock warrants............       --        --      20.7
     Long-term incentive stock options............      2.0       2.0       4.3
  Exercise of common stock options................      6.1        --        --
                                                     ------    ------    ------
  Balance at end of year..........................    846.7     838.6     836.6
                                                     ------    ------    ------
Net unrealized holding (losses) gains on
  securities available for sale:
  Balance at beginning of year....................       --     (19.2)      8.3
     Net unrealized holding gains (losses)........       --      19.2     (27.5)
                                                     ------    ------    ------
  Balance at end of year..........................       --        --     (19.2)
                                                     ------    ------    ------
Retained earnings (deficit):
  Balance at beginning of year....................   (266.3)   (334.3)    105.7
     Net earnings (loss) available for common
      stockholders................................     88.0      68.0    (440.0)
                                                     ------    ------    ------
  Balance at end of year..........................   (178.3)   (266.3)   (334.3)
                                                     ------    ------    ------
Total stockholders' equity........................   $718.7    $621.5    $532.3
                                                     ------    ------    ------
                                                     ------    ------    ------

          See accompanying notes to consolidated financial statements.

                     CAL FED BANCORP INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN MILLIONS)

                                                       FOR THE YEAR ENDED DECEMBER 31,
                                                     -----------------------------------
                                                       1996         1995         1994
                                                     ---------    ---------    ---------
Cash flows from operating activities:
  Net earnings (loss) available for common
     stockholders.................................   $    88.0    $    68.0    $  (440.0)
  Adjustments to reconcile net earnings (loss) to
     net cash provided by operating activities:
     Loss on assets held for accelerated
       disposition................................          --           --        274.8
     Cumulative effect of change in accounting
       principle..................................          --           --        273.7
     Depreciation and amortization................        14.2         13.0         14.8
     Accretion of fees and discounts..............          --        (13.5)       (37.3)
     Provision for losses on loans receivable.....        41.3         31.8         74.9
     Provision (recovery) for losses on real
       estate held for sale.......................         5.0         (7.4)        79.7
     (Gain) loss on sales of loans................        (0.7)         0.3         (0.5)
     Loans originated for sale....................      (230.8)      (117.2)      (115.8)
     Gain on sales of securities..................        (2.3)        (6.9)        (0.2)
     Proceeds from sales of loans receivable held
       for sale...................................       281.1        183.2      1,099.4
     Decrease in other assets.....................        10.6         39.0          7.3
     (Decrease) increase in other liabilities.....       (27.8)       (34.4)        17.0
     Other items..................................       (11.7)       (11.1)       (20.5)
                                                     ---------    ---------    ---------
       Net cash provided by operating
          activities..............................       166.9        144.8      1,227.3
Cash flows from investing activities:
  Loans originated for investment.................    (2,369.2)    (2,128.9)    (2,503.5)
  Purchases of securities available for sale......      (221.0)      (202.9)    (1,519.2)
  Proceeds from sales of securities available for
     sale.........................................       261.6        976.3        670.4
  Net (purchases) maturities of securities held to
     maturity.....................................          --        (54.2)         0.4
  Principal collected on loans receivable held for
     investment...................................     1,399.7      1,152.1      1,406.9
  Principal collected on securities held to
     maturity.....................................       401.8        435.8        533.5
  Proceeds from maturities of securities..........       156.0        808.8          1.0
  Net increase in FHLB stock......................       (31.1)        (1.6)       (12.6)
  Proceeds from sales of real estate held for
     sale, net....................................       126.2        136.8        398.2
  Net (additions) dispositions of premises and
     equipment....................................        (1.6)        (2.8)         8.3
  Net increase (decrease) in short-term liquid
     investments..................................         5.1        259.7        (27.0)
  Net increase (decrease) in securities purchased
     under agreements to resell...................       364.5     (1,626.4)       (18.0)
                                                     ---------    ---------    ---------
       Net cash used (provided) by investing
          activities..............................        92.0       (247.3)    (1,061.6)
Cash flows from financing activities:
  (Decrease) increase in deposits.................      (558.4)     1,115.8     (4,239.9)
  Proceeds from federal home loan bank advances...     2,030.0      3,135.0      1,710.0
  Payments on federal home loan bank advances.....    (1,590.0)    (2,990.0)      (200.0)
  Net decrease (increase) in reverse repurchase
     agreements...................................       121.1       (893.7)     1,501.2
  Proceeds from other borrowings..................         0.4          3.0        202.0
  Payments on other borrowings and subordinated
     debentures...................................      (201.2)      (286.7)       (41.4)
  (Payments) proceeds from the (redemption)
     issuance of common stock.....................         1.1           --        210.9
  (Payments) proceeds from the (redemption)
     issuance of preferred stock..................       (93.5)          --        164.2
                                                     ---------    ---------    ---------
       Net cash (provided) used by financing
          activities..............................      (290.5)        83.4       (693.0)
                                                     ---------    ---------    ---------
Net decrease in cash..............................       (31.6)       (19.1)      (527.3)
Cash at beginning of period.......................       273.7        292.8        820.1
                                                     ---------    ---------    ---------
Cash at end of period.............................   $   242.1    $   273.7    $   292.8
                                                     ---------    ---------    ---------
                                                     ---------    ---------    ---------

          See accompanying notes to consolidated financial statements.

                     CAL FED BANCORP INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Cal Fed Bancorp Inc. ("Bancorp") and its subsidiaries ("Cal Fed"). Cal Fed, through California Federal Bank, A Federal Savings Bank ("California Federal") maintains 119 full service branches in California and Nevada and is one of the largest savings associations in the United States. Cal Fed offers a broad range of consumer financial services including demand and term deposits and mortgage and consumer loans. Subsidiaries of Cal Fed sell insurance and investment products to Cal Fed's customers, and have previously engaged in the real estate investment and development and trust business. Cal Fed's deposit gathering and loan production operations are concentrated in California, particularly in Southern California.

     It is Cal Fed's policy to consolidate all majority-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. Certain reclassifications have been made to the 1995 and 1994 data in order to conform to the current presentation. The preparation of Cal Fed's financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported operations of Cal Fed for the periods presented. Actual results may differ from those estimates calculated by Cal Fed.

     On January 3, 1997, Cal Fed was acquired by First Nationwide Holdings Inc. ("Holdings"). The consolidated financial statements do not reflect any purchase accounting adjustments from the acquisition.

     During 1995, California Federal obtained regulatory and stockholder approval to reorganize into a holding company structure, which provided greater flexibility for meeting future financial and competitive needs. In December 1995, California Federal contributed approximately $22 million in capital to Bancorp as part of the reorganization into a holding company structure. As a result of the reorganization, on January 1, 1996, each share of California Federal's common stock was converted into one share of Bancorp common stock. Consequently, California Federal became a wholly-owned subsidiary of Bancorp. California Federal's other securities remain outstanding securities of California Federal.

SHORT-TERM LIQUID INVESTMENTS

     Cal Fed's short-term liquid investments consist of federal funds sold and certificates of deposit. These investments generally mature within 60 days. Cal Fed invests in these assets as a means to maximize its return on short-term funds that it holds for liquidity purposes.

SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL

     Cal Fed, through California Federal, invests in securities purchased under agreements to resell ("repurchase agreements") to maximize the yield on its liquid assets. Cal Fed obtains collateral for these agreements, which normally consists of U.S. treasury securities or mortgage-backed securities ("MBS") guaranteed by agencies of the U.S. government. The collateral is held in the custody of a trustee, who is not a party to the transaction. The duration of these agreements is typically less than 30 days. Cal Fed deals only with nationally recognized investment banking firms as the counterparties to these agreements. Cal Fed's investment in repurchase agreements consisted solely consisted of securities purchased under agreements to resell identical securities.

  INVESTMENTS IN SECURITIES

     Cal Fed's investment in securities principally consists of U.S. treasury securities and mortgage-backed securities. Cal Fed has created MBS when it exchanges pools of loans for mortgage-backed securities ("securitized loans"). In accordance with Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities ("SFAS No. 115"), Cal Fed classifies its investment in securities as held to maturity securities, trading securities and available for sale securities as applicable. Cal Fed did not hold any trading securities at December 31, 1996 or 1995.

                     CAL FED BANCORP INC. AND SUBSIDIARIES

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  Available for Sale Securities

     Cal Fed has classified certain securities as "available for sale." Cal Fed classifies securities as available for sale based upon a determination that such securities may be sold at a future date or if there are foreseeable circumstances under which Cal Fed would sell such securities.

     Securities designated as available for sale are recorded at market value. Changes in the market value of debt securities held for sale are included in Stockholders' Equity as unrealized holding gains or losses net of the related tax effect, if any. Unrealized losses on available for sale securities reflecting a decline in value judged to be other than temporary are charged to income in the Consolidated Statements of Operations. Realized gains or losses on available for sale securities are computed on a specific identification basis.

  Securities Held to Maturity

     Cal Fed has classified certain securities as "held to maturity." Securities are designated as held to maturity if Cal Fed has the positive intent and the ability to hold the securities to maturity. Held to maturity securities are carried at amortized cost, adjusted for the amortization of any related premiums or the accretion of any related discounts into interest income using a methodology which approximates a level yield of interest over the estimated remaining period until maturity. Unrealized losses on held to maturity securities, reflecting a decline in value, judged by Cal Fed to be other than temporary, are charged to income and reported under the caption "Gain (loss) on Sale of Securities" in the Consolidated Statements of Operations.

  LOANS RECEIVABLE

     Cal Fed's principal interest-earning asset is loans receivable. Cal Fed, through California Federal, primarily originates loans secured by residential property of four units or less ("residential 1-4 loans"). Prior to 1993, Cal Fed was active in the origination of loans secured by residential properties of five or more units ("multifamily loans") and loans secured by office buildings, shopping centers, industrial buildings, warehouses, marinas and hotels ("commercial real estate loans"). Cal Fed currently limits its originations of multifamily and commercial real estate loans to finance the sale of real estate. Prior to 1993, Cal Fed was active in the origination of loans secured by vehicles, mobile homes, boats and unsecured personal loans ("consumer loans"). Since 1993, Cal Fed has ceased originating consumer loans for its own portfolio. However, Cal Fed does originate consumer loans for other financial institutions for a fee. Cal Fed segregates its loan portfolio into loans held for sale and loans held for investment. Cal Fed normally designates a loan as held for sale at the time of origination. Cal Fed's portfolio of residential 1-4 loans, multi-family loans and commercial real estate loans is primarily secured by property located in California. Cal Fed continues to focus its origination efforts in California, particularly in Southern California. Cal Fed's ability to originate loans is affected by economic conditions, competition and the market for real estate in California. Likewise, the ability of Cal Fed's borrowers to honor their contractual loan obligations to Cal Fed is also affected by the strength of the California economy and particularly the availability of employment and the pricing for residential housing. Should the California economy, the market for real estate, and/or the availability of employment experience a significant downturn over the near term, Cal Fed may experience a reduction in the level of loan originations and/or an increase in loan losses.

  Loans Receivable Held for Sale

     Cal Fed, through California Federal, has designated certain of its loans receivable as "held for sale." In determining the level of loans held for sale, Cal Fed considers whether such loans would be sold in response to liquidity needs, asset/liability management requirements, regulatory capital needs and other factors. Cal Fed's current policy is to designate substantially all originations of fixed-rate residential 1-4 loans that conform to the underwriting criteria of Fannie Mae ("FNMA"), formerly known as the Federal National Mortgage Association or Freddie Mac ("FHLMC"), formerly known as the Federal Home Loan Mortgage Corporation, as held for sale.

                     CAL FED BANCORP INC. AND SUBSIDIARIES

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

     Loans held for sale are recorded at the lower of cost or market value. Unrealized losses are recorded as a reduction in earnings and are included under the caption "Gain (loss) on sale of loans" in the Consolidated Statements of Operations. Realized gains and losses from the sale of loans receivable are computed under the specific identification method.

  Gains and Losses from the Sale of Loans

     Cal Fed, through California Federal, sells whole loans and participations in mortgage loans to institutional and private investors. Gains and losses resulting from the sales of loans are determined on the specific identification method and reflect the extent that the sales proceeds exceed or are less than Cal Fed's investment in the loans (which includes adjusting the unpaid principal balance of the loans for unearned discounts, premiums and deferred fees and costs at the time of sale). In some cases, Cal Fed sells loans and continues to service such loans for the investor. In these cases, Cal Fed recognizes a gain or loss on the loan sale measured by the present value of the difference between the yield on the loans and the yield to be paid to the buyer, reduced by the normal servicing fees, over the estimated remaining lives of those loans using market prepayment, default and discount rate assumptions. If loans are sold with recourse, the estimated liability under the recourse provisions is provided for in the computation of the gain or loss. The resulting deferred discount or premium ("excess servicing") is amortized as an addition to or deduction from income using the interest method, adjusted for actual prepayments. Cal Fed periodically reviews the remaining premium to ensure that it does not exceed the present value of the estimated excess servicing fees, using current estimates of market prepayments and default. In the event that actual prepayments exceed the assumptions used in determining the gain or loss, the deferred premium is adjusted to reflect current prepayment projections by a charge to operations. To the extent sales of loans involve the sale of part of a loan or a pool of loans with disproportionate credit and prepayment risks, the cost basis is allocated based upon the relative fair market value of the portion sold and the portion retained on the date such loans were acquired or, if that is not determinable, the date of sale. The amount of excess servicing recorded by Cal Fed was $4.8 million and $3.9 million at December 31, 1996 and 1995, respectively. Such amounts were included in "Prepaid expenses and other assets" on the Consolidated Statements of Financial Condition.

  Loan Servicing

     Cal Fed, through California Federal, services its loan portfolio and real estate and consumer loans which are owned by independent investors. Loans serviced by Cal Fed for others are primarily the result of Cal Fed selling loans while retaining the servicing of such loans. Loans which are serviced for other parties are not included with loans receivable or any other asset in the accompanying consolidated financial statements. Fees earned for servicing loans for others are reported as income when the related loan payments are collected. Loan servicing costs are charged to expense as incurred.

  Loans Receivable Held for Investment

     Cal Fed's loan portfolio is comprised of residential 1-4 loans, loans secured by income producing real estate ("income property loans") and consumer loans. Since 1993, Cal Fed has not actively engaged in originating income property loans, except to finance the sale of Cal Fed's real estate.

     Loans receivable are generally recorded at the contractual amounts owed by borrowers, less deferrals, unearned interest, the allowance for loan losses, undisbursed funds and purchase premiums and discounts. Interest on loans is credited to income as earned, to the extent deemed collectible. Discounts on loans purchased and unearned interest on consumer loans is accreted into interest income using the interest method over the contractual lives of the loans, adjusted for actual prepayments.

                     CAL FED BANCORP INC. AND SUBSIDIARIES

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  Loan Origination Fees and Costs

     Loan origination fees and certain direct loan origination costs are deferred and recognized over the lives of the related loans as an adjustment of loan yield using the interest method. When a loan is paid off or sold, any unamortized net deferred fee balance is credited to income. Commitment fees received in connection with the purchase of loans are deferred and recognized over the life of the resulting loans as an adjustment of yield, or if the commitment expires unexercised, credited to income upon expiration of the commitment. Any costs in connection with the purchase of loans are expensed as incurred.

  Impaired and Non-Performing Loans

     In May 1993, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan ("SFAS No. 114"). A loan is impaired when it is "probable" that a creditor will be unable to collect all amounts due (i.e., both principal and interest) according to the contractual terms of the loan agreement. SFAS
No. 114 excludes among other items, large groups of smaller-balance homogenous loans that are collectively evaluated for impairment. Cal Fed adopted SFAS
No. 114 as of January 1, 1995. Cal Fed has defined residential 1-4 loans, consumer loans, multifamily loans with an outstanding balance of less than $750,000 and commercial real estate loans with an outstanding balance of less than $500,000 as homogenous loans. All homogenous loans that are 90 days or more delinquent or are in foreclosure are automatically placed on non-performing status. Additionally, homogenous loans that have had a modification of terms are individually reviewed to determine if they meet the definition of a troubled debt restructuring. The measurement of impairment may be based on (i) the present value of the expected future cash flows of the impaired loan discounted at the loan's original effective interest rate, (ii) the observable market price of the impaired loan, or (iii) the fair value of the collateral of a collateral-dependent loan. The amount by which the recorded investment of the loan exceeds the measure of the impaired loan is recognized by recording a valuation allowance with a corresponding charge to the provision for losses. For all loans secured by real estate, Cal Fed measures impairment and establishes specific valuation allowances by utilizing the fair value of the property collateralizing the loan.

     All loans designated by Cal Fed as "impaired" are either placed on non-accrual status or are designated as restructured and are included with those loans reported as non-performing. Cal Fed's non-performing loans consist of loans on which Cal Fed has ceased the accrual of interest ("non-accrual loans") and loans on which various concessions have been made with respect to the interest rate or other terms due to the inability of the borrower to service the obligation under the original terms of the agreement ("restructured loans"). It is Cal Fed's policy to place a loan on non-accrual status in the event that the borrower is 90 days or more delinquent or earlier if the timely collection of interest and/or principal appears doubtful. When a loan is determined to be impaired and/or placed on non-accrual status, the accrued and unpaid interest receivable is reversed. All cash subsequently collected on non-accrual loans is used to reduce the recorded investment in the loan until the loan is returned to performing status. Cal Fed's policy allows loans that are contractually performing to be designated as impaired and to be placed on non-accrual status if the future collection of interest and or principal appears doubtful or the risk of default is probable.

  Allowance for Loan Losses

     Cal Fed has established valuation allowances for estimated losses on specific loans ("specific valuation allowances") and for the inherent risk in the loan portfolio which has yet to be specifically identified ("general valuation allowances").

     Cal Fed maintains a loan monitoring system which provides a means for the timely identification of impaired and potential problem loans and to permit the evaluation of the adequacy of the allowances for losses. Cal Fed's loan monitoring system has established specific policies relating to its residential 1-4, income property, commercial banking and consumer loan portfolios. Additionally, Cal Fed is required by various regulatory

                     CAL FED BANCORP INC. AND SUBSIDIARIES

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

agencies to monitor and classify its assets as Pass, Special Mention, Substandard, Doubtful and Loss. Cal Fed's monitoring system further disaggregates loans that are determined to be Pass into four separate grades. Additionally, Cal Fed places loans on a watchlist if they exhibit certain credit characteristics. These characteristics include dollar size, tenant concentration and the timing of maturity.

     Cal Fed's residential 1-4 loans and consumer loans are relatively homogenous and no single residential 1-4 or consumer loan possesses the potential for significant risk of loss. Therefore, Cal Fed normally evaluates the risk of loss on these loans by analyzing their loss experience, performance, default rates and other indicators of risk for the portfolios as a whole. Cal Fed stratifies its income property loan portfolio by size and by type and treats performing multi-family loans with outstanding principal balances less than $750,000 and commercial real estate loans with balances less than $500,000 as homogenous portfolios. Income property loans that are below the homogenous threshold are evaluated for impairment based upon their payment status and on a pool basis. For income property loans exceeding the homogenous threshold, Cal Fed conducts a periodic review of each loan in order to test each loan for impairment. The frequency and type of review is dependent upon the inherent risk attributed to each loan. The level of risk is measured by a scale which evaluates each loan on a continuum of multiple grades. The frequency and intensity of the loan review is directly proportionate to the adversity of the loan grade. Cal Fed evaluates the risk of default and the risk of loss for each loan subject to individual monitoring. Non-performing income property loans and performing loans that have been graded substandard, special mention, or watchlist are typically reviewed on a quarterly basis. Current appraisals are generally obtained annually as long as the loan continues to possess certain risk characteristics. These loans are monitored throughout the year by a review of the collateral's operating performance and the borrowers' indicated or demonstrated ability to continue to meet their obligations. When necessary, Cal Fed utilizes operating statements of the collateral to perform its own discounted cash flow analyses. These analyses provide the basis for specific valuation allowances. Numerous other factors are considered in the evaluation, including a review of certain individual borrowers' current financial status, credit standing, available collateral, Cal Fed's judgment regarding prevailing and anticipated economic conditions and other relevant factors.

     Specific valuation allowances are provided when an identified decline in the value of an impaired loan (or the related collateral) is identified. The determination of specific valuation allowances includes a periodic evaluation of the financial status of certain individual borrowers or collateral relating to loans specifically identified as containing elements of potential risk in the loan portfolio. For loans that are impaired and secured by real estate or other collateral, Cal Fed provides specific allowances based upon the excess of the outstanding loan amount over the fair value of the related collateral with consideration of holding and selling costs.

     General valuation allowances are based upon the inherent risk in the loan portfolio that has not been specifically identified. The general valuation allowance is based upon a number of factors, including historical loss experience, the level of non-performing and internally classified loans, the composition of the loan portfolio, estimated remaining lives of the various types of loans within the portfolio, prevailing and forecast economic conditions and Cal Fed's judgment. General allowances are provided for all loans, regardless of any specific allowances provided. The determination of Cal Fed's allowance for loan losses is based on estimates that are affected by changes in the regional or national economy and market conditions. Cal Fed believes that as of December 31, 1996 and 1995, the allowance for loan losses is adequate based on current economic and market conditions. However, in the course of evaluating the adequacy of the allowance for loan losses, Cal Fed has projected that the California economy and the market for real estate will remain in the same relative condition that it was in at December 31, 1996. Should these factors experience a downturn in the near term or if market interest rates increase significantly in the near term, Cal Fed could experience a material increase in the level of loan defaults and charge-offs.

                     CAL FED BANCORP INC. AND SUBSIDIARIES

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  REAL ESTATE HELD FOR SALE

     Real estate held for sale consists of real estate acquired in settlement of loans ("REO") and real estate investments ("REI"). REO generally results when property collateralizing a loan is foreclosed upon or otherwise acquired by Cal Fed, through California Federal, in satisfaction of the loan. REO is recorded at the lower of the recorded investment in the loan satisfied, the fair value or the disposition value of the related assets acquired less anticipated disposition costs. The fair value of the assets is based upon a current appraisal adjusted for estimated carrying and selling costs. The disposition value is based upon the current market pricing of the asset. Net cash receipts on REO are recorded as a reduction in the basis of the asset. Net cash payments are expensed as incurred. Cal Fed's REI consists of properties that Cal Fed, through its subsidiaries, acquired for purposes of development where Cal Fed is actively seeking to dispose of the property in an expeditious manner. Cal Fed has not been actively involved in real estate investment or development for several years. Cal Fed records its REI at the lower of cost or fair value of the properties. Cal Fed determines fair value by utilizing recent sales activity and deducting holding and disposition costs over the estimated remaining period to sell the projects. Cal Fed has assumed an orderly disposition in estimating the holding period to sale. Should Cal Fed be unable to sell the project at the projected prices, if the holding period is substantially longer than forecast, or if Cal Fed's intent with respect to an orderly disposition were to change, the fair value ultimately realized by Cal Fed could be materially lower than Cal Fed's current forecast.

PREMISES AND EQUIPMENT, DEPRECIATION AND CAPITALIZATION OF INTEREST

     Maintenance and repairs on premises and equipment are charged to expense in the year incurred. Depreciation and amortization of premises and equipment are computed using the straight-line method over the estimated useful lives of the assets. Interest incurred on amounts used to finance the construction of such assets is capitalized and amortized over the depreciable lives of the related assets.

  GOODWILL

     Goodwill, which represents the excess of cost over the fair value of tangible and identifiable intangible net assets acquired, was amortized on a straight-line basis over the expected periods to be benefited, ranging from 20 to 40 years. During 1994, Cal Fed applied Statement of Financial Accounting Standards No. 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions ("SFAS No. 72") to acquisitions initiated, by Cal Fed, prior to September 30, 1982. SFAS No. 72 requires, among other things, that to the extent the fair value of liabilities assumed exceeds the fair value of identifiable assets acquired from a banking or thrift institution, the unidentifiable intangible asset recognized (i.e., goodwill) generally shall be amortized over a period no longer than the discount on the acquired long-term interest-earning assets. SFAS No. 72 was effective for acquisitions initiated after September 30, 1982 with retroactive application permitted. Cal Fed had been accounting for its acquisitions initiated subsequent to September 30, 1982 in accordance with SFAS No. 72. The cumulative effect of the retroactive application of SFAS No. 72 resulted in the acceleration of Cal Fed's goodwill amortization arising from Cal Fed's thrift institution acquisitions initiated prior to September 30, 1982. Under generally accepted accounting principles, the cumulative effect from the retroactive application of SFAS No. 72 must be reflected as of the first day of the fiscal year in which it is implemented. To that extent, $273.7 million of remaining unamortized goodwill was eliminated effective January 1, 1994.

  INCOME TAXES

     Bancorp files a consolidated federal income tax return and a combined California franchise tax report with its subsidiaries.

     Cal Fed has adopted Financial Accounting Standards Board Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS No. 109") and has applied the provisions of SFAS No. 109 retroactively to January 1, 1982. Under the asset and liability method of SFAS No. 109, deferred income tax expense (benefit) is derived by establishing deferred tax assets and liabilities as of the reporting date for the

                     CAL FED BANCORP INC. AND SUBSIDIARIES

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Cal Fed's evaluation of the realizability of deferred tax assets includes consideration of the amount and timing of future reversals of existing temporary differences, as well as available taxable income in carryback years. Cal Fed has not considered income from future operations in evaluating the realizability of its deferred tax assets. See Note 20 Income Taxes.

  STOCKHOLDERS' EQUITY

     The par value of Cal Fed's common stock was $1.00 per share at December 31, 1996 and at December 31, 1995. The number of shares issued and outstanding were 50,316,774 and 49,200,444 at December 31, 1996 and 1995, respectively. The authorized number of common shares were 100,000,000 at December 31, 1995 and 1994.

     On July 29, 1996 Bancorp, the parent company of California Federal, announced that it had entered into a definitive merger agreement with First Nationwide Holdings Inc., the parent company of First Nationwide Bank, San Francisco ("First Nationwide"). The merger agreement was approved by Bancorp's stockholders and by regulatory authorities and closed on January 3, 1997.

     During the fourth quarter of 1995, California Federal obtained regulatory and stockholder approval to reorganize into a holding company structure. As a result of the reorganization, on January 1, 1996, each share of California Federal's common stock was converted into one share of Bancorp common stock. Consequently, California Federal became a wholly-owned subsidiary of Bancorp. California Federal's other equity securities remained outstanding securities of California Federal.

     During 1994, California Federal issued 1,725,000 shares of 10 5/8% noncumulative perpetual preferred stock, Series B ("Preferred Stock, Series B"). Cash dividends on the Preferred Stock, Series B, are not cumulative and are payable quarterly when declared by Cal Fed's Board of Directors. The Preferred Stock, Series B, has a liquidation preference and par value of $100.00 per share. The par value of the Preferred Stock, Series B was $100.00 per share at December 31, 1996 and 1995. Both the designated and outstanding number of shares at December 31, 1996 and 1995 were 1,725,000. The Preferred Stock, Series B, is generally not redeemable prior to April 1, 1999. The Preferred Stock, Series B, is redeemable at the option of California Federal, in whole or in part, at $105.313 per share on or after April 1, 1999 and prior to April 1, 2000, and at prices decreasing annually thereafter to the liquidation preference of $100.00 per share on or after April 1, 2003, plus declared but unpaid dividends. In addition, the Preferred Stock, Series B, is redeemable at the option of California Federal or its successor or any acquiring or resulting entity with respect to California Federal on or after April 1, 1996 and prior to April 1, 1999 in whole, but not in part, in the event of a change of control of California Federal at $114.50 per share.

     During the second quarter of 1996 California Federal called for redemption all 3,740,000 shares of its 7 3/4% noncumulative convertible preferred stock, Series A. Except for the conversion of 18,820 shares into 23,336 shares of Bancorp's common stock, the Series A shares were redeemed effective June 14, 1996 at a redemption price of $25.00 per share, plus a dividend of $0.398264 per share.

  NET EARNINGS (LOSS) PER SHARE

     Net earnings (loss) per common share is computed by dividing net earnings
(loss) available to common shareholders by the weighted average number of common shares outstanding, including the dilutive effect, if any, of common stock equivalents. For the years ended December 31, 1996, 1995 and 1994, the weighted average number of shares used to calculate primary earnings (loss) per share were 50,220,881, 49,855,150 and 43,556,167 respectively. For the years ended December 31, 1996, 1995, and 1994 the weighted average number

                     CAL FED BANCORP INC. AND SUBSIDIARIES

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

of shares used to calculate fully diluted earnings (loss) per share were 50,238,827, 50,020,218 and 43,556,167, respectively.

  FINANCIAL INSTRUMENTS

     The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 107 "Disclosures about Fair Value of Financial Instruments" ("SFAS No. 107").

     Financial instruments are defined under SFAS No. 107 as cash, evidence of an ownership in an entity, or a contract that conveys or imposes on an entity the contractual right or obligation to either receive or deliver cash or another financial instrument.

     A significant portion of Cal Fed's assets and liabilities are financial instruments as defined under SFAS No. 107. Cal Fed is also a party to financial instruments that are not reported on the Consolidated Statements of Financial Condition ("off balance sheet financial instruments"). Such off balance sheet financial instruments include commitments to originate loans, standby letters of credit, recourse arrangements and interest rate exchange agreements.

  Risks Associated with Financial Instruments

  Credit Risk

     Credit risk of a financial instrument is the possibility that a loss may result from the failure of another party to perform in accordance with the terms of the contract. The most significant credit risk associated with Cal Fed's financial instruments is concentrated in its loans receivable. Additionally, Cal Fed is subject to credit risk on certain off-balance sheet financial instruments. Cal Fed utilizes a loan monitoring system to evaluate the level of credit risk on its loan portfolio and utilizes a similar process for loans sold by Cal Fed with recourse and standby letters of credit. Cal Fed's credit risk with respect to interest rate exchange agreements is limited to the premium paid on interest rate cap and floor arrangements, and the amount of interest due from the counterparty.

  Market Risk

     Market risk of a financial instrument is the possibility that future changes in market prices may reduce the value of a financial instrument or increase the contractual obligations of Cal Fed. Cal Fed's market risk is concentrated in California Federal's portfolios of securities held for sale and loans receivable. California Federal's securities held for sale are traded in active markets. The values of these securities are susceptible to fluctuations in the general market. When a borrower fails to meet the contractual requirements of his loan agreement, Cal Fed is subject to the market risk of the collateral securing the loan.

  Interest Rate Risk

     Financial instruments are subject to interest rate risk to the extent that they reprice on a frequency, degree or basis that varies from market repricing. Cal Fed is subject to interest rate risk to the degree that its interest-earning assets reprice on a different frequency or schedule than its interest-bearing liabilities. A majority of Cal Fed's loans receivable and mortgage backed securities reprice based upon the FHLB Eleventh District cost of funds index ("COFI"). The repricing of COFI tends to lag market interest rates. Cal Fed closely monitors the pricing sensitivity of its financial instruments and, if deemed cost effective, utilizes hedging and other asset/liability techniques to mitigate the impact of interest rate risk.

  Concentrations of Credit Risk

     Cal Fed's lending activities are principally conducted in California and Cal Fed currently focuses on the origination of residential 1-4 loans. The largest concentration of Cal Fed's loan portfolio is located in the Los Angeles County area of California. The ability of Cal Fed's borrowers to repay their commitments is contingent

                     CAL FED BANCORP INC. AND SUBSIDIARIES

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

on several factors, including the economic conditions in the borrower's geographic region, primarily Southern California, market interest rates, and upon the individual financial condition of the borrower.

  Fair Value of Financial Instruments

     SFAS No. 107 requires the disclosure of the fair value of financial instruments, whether or not recognized on the statement of financial condition, for which it is practicable to estimate the value. SFAS No. 107 requires that Cal Fed disclose estimated fair values for its financial instruments. Fair values, estimates and assumptions are set forth in Note 21 Fair Value of Financial Instruments.

  Derivative Financial Instruments

     Cal Fed's derivative financial instruments are primarily limited to interest rate exchange contracts and such contracts are predominantly utilized for hedging activities for existing assets and liabilities.

     Cal Fed uses several types of interest rate exchange contracts as an integral part of its asset/liability management program including (i) interest rate swaps, (ii) interest rate caps and (iii) interest rate floors. Interest rate exchange agreements have been utilized primarily to reduce interest rate risk on certain interest-bearing liabilities and interest-earning assets. Interest rate swap agreements are instruments in which Cal Fed and another party agree to exchange interest payments on a notional amount. When using interest rate cap agreements, Cal Fed pays another party a premium in exchange for cash payments on a notional amount in the event that a specified index exceeds a specified rate. When utilizing interest rate floors, Cal Fed pays a premium in exchange for cash payments on a notional amount in the event that a specified index is less than a specified rate. These premiums are amortized over the duration of the agreement. The notional amounts of interest rate exchange agreements are not reflected in the Consolidated Statements of Financial Condition, but are disclosed in the notes to these Consolidated Financial Statements. Cal Fed records interest income and expense on the accrual method for its interest rate exchange agreements. Changes in the value of interest rate exchange agreements that are designated as held for a purpose other than trading are not reflected in the Consolidated Financial Statements unless Cal Fed determined that it was probable that the counterparty would default. Interest rate exchange agreements that are designated as held for trading purposes are evaluated at fair value, and in the event that such evaluation indicates a net liability to Cal Fed, such liability is reflected on the Consolidated Statements of Financial Condition with a corresponding charge reflected on the Consolidated Statements of Operations. To the extent that Cal Fed is in a gain position, Cal Fed records net cash flow as income upon receipt and typically does not record unrealized gains as income.

  NEWLY ENACTED AND PROPOSED ACCOUNTING PRONOUNCEMENTS

     In March 1995, the FASB issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of" ("SFAS No. 121"). SFAS No. 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used for long-lived assets and certain identifiable intangibles to be disposed of. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In the event that a long lived asset is determined to be impaired, an impairment loss shall be recognized. SFAS No. 121 prescribes that impairment losses for long-lived assets shall be measured as the amount by which the carrying amount of the asset exceeds its fair value. Additionally, SFAS
No. 121 provides that long-lived assets, to be disposed by sale or abandonment, shall be reported at the lower of carrying amount or fair value less cost of disposition. This statement is effective for financial statements for fiscal years beginning after December 15, 1995; earlier application is permitted. SFAS No. 121 was adopted by Cal Fed on January 1, 1996 and did not have a material adverse effect on the financial position or results of operations.

                     CAL FED BANCORP INC. AND SUBSIDIARIES

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

     In May 1995, the FASB issued Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights" ("SFAS No. 122"), an amendment of FASB Statement No. 65 "Accounting for Certain Mortgage Banking Activities" ("SFAS No. 65"). SFAS No. 122 amends SFAS No. 65 to remove the distinction in accounting for mortgage servicing rights resulting from originated loans and those resulting from purchased loans. Additionally, SFAS No. 122 requires that an enterprise with mortgage banking activities assess its capitalized mortgage servicing rights for impairment based on the fair value of those rights. SFAS No. 122 is to be applied prospectively to fiscal years beginning after December 15, 1995; earlier application is permitted. SFAS No. 122 was adopted during the first quarter of 1996. Cal Fed did not experience a material impact to its results of operations or financial condition from such implementation.

     In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). SFAS No. 123 establishes financial accounting and reporting standards for stock-based employee compensation plans. Those plans include all arrangements by which employees receive shares of stock or other equity instruments of the employer or the employer incurs liabilities to employees in amounts based on the price of the employer's stock. Examples are stock purchase plans, stock options, restricted stock, and stock appreciation rights. This Statement also applies to transactions in which an entity issues its equity instruments to acquire goods or services from nonemployees. Those transactions must be accounted for, or at least disclosed in the case of stock options, based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The accounting requirements of SFAS
No. 123 are effective for transactions entered into in fiscal years that begin after December 15, 1995. The disclosure requirements of SFAS No. 123 are effective for financial statements for fiscal years beginning after December 15, 1995, or for an earlier fiscal year for which SFAS No. 123 is initially adopted for recognizing compensation cost. During 1996, Cal Fed had no stock-based employee compensation plans. In addition, Cal Fed did not enter into any transactions in which its equity instruments were used to acquire goods or services from non-employees. Therefore, SFAS No. 123 had no effect on the Financial Statements of Cal Fed.

     In November 1995, the FASB issued a Special Report ("Special Report") as an aid in understanding and implementing Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115"). The Special Report included such guidance that enabled Cal Fed to reassess the appropriateness of the classifications of all securities held and account for any resulting reclassifications at fair value in accordance with SFAS No. 115. During the fourth quarter of 1995, Cal Fed, in accordance with the Special Report, redesignated $17.2 million of MBS from "held to maturity" to "available for sale." Prior to December 31, 1995, Cal Fed sold such MBS for a loss of less than $0.1 million.

     In June 1996, the FASB issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS No. 125"). SFAS No. 125 establishes new criteria for determining whether a transfer of financial assets in exchange for cash or other consideration should be accounted for as a sale or as a pledge of collateral in a secured borrowing. SFAS No. 125 also establishes new accounting requirements for pledged collateral. As issued, SFAS No. 125 is effective for all transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 and earlier or retroactive application is not permitted. During 1996, the FASB issued Statement of Financial Accounting Standards No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125" ("SFAS No. 127"). SFAS No. 127 defers for one year the effective date (a) of paragraph 15 of SFAS No. 125 and
(b) of paragraphs 9-12 and 237(b) of SFAS No. 125 for repurchase agreement, dollar-roll, securities lending, and similar transactions. SFAS No. 127 provides additional guidance on the types of transactions for which the effective date of SFAS No. 125 has been deferred. It also requires that if it is not possible to determine whether a transfer occurring during calendar-year 1997 is part of a repurchase agreement, dollar-roll, securities lending, or similar transaction, then paragraphs 9-12 of SFAS No. 125 should be applied to that transfer. Although the provisions of SFAS No. 125 as amended by SFAS No. 127 have not yet

                     CAL FED BANCORP INC. AND SUBSIDIARIES

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

been adopted by Cal Fed, management does not expect such adoption to have a material impact on its consolidated financial statements.

2. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

     For the purposes of the Consolidated Statements of Cash Flows, Cal Fed defines cash as currency on hand and demand deposits with other financial institutions.

                                                      1996       1995        1994
                                                     ------     ------     --------
                                                         (DOLLARS IN MILLIONS)
Cash Paid (Received) During the Year for:
  Interest expense................................   $674.4     $685.2     $  557.8
  Income taxes refunded...........................    (11.2)      (1.6)        (8.5)
Non-Cash Investing and Financing Activities:
  Loan foreclosures...............................    120.2      146.2        189.3
  Loans exchanged for mortgage-backed
     securities...................................       --      239.7        424.0
  Transfer of securities to available for sale....       --       17.2(a)        --
  Change in unrealized gain on securities
     available for sale...........................       --       19.2        (27.5)
  Transfer of loans to held for sale..............     44.9       78.7      1,213.9(b)

------------------

(a) In November 1995, FASB issued the Special Report. During the fourth quarter of 1995, Cal Fed, in accordance with the Special Report, redesignated
    $17.2 million of MBS from "held to maturity" to "available for sale" and, prior to December 31, 1995, sold such MBS for a loss of less than $0.1 million.

(b) During 1994, Cal Fed designated $1.2 billion of performing and non-performing loans as assets held for accelerated disposition. This designation was made during 1994 as an integral part of Cal Fed's program to improve its capital position, reduce non-performing assets and improve its operating efficiency.

3. SHORT-TERM LIQUID INVESTMENTS

     Cal Fed's short-term liquid investments include certificates of deposit, commercial paper and Federal funds sold. The amount of short-term liquid investments held by Cal Fed at any point in time is a function of many factors including liquidity requirements, projected cash requirements and cash flows.

     The following table presents Cal Fed's short-term liquid investments at the dates indicated:

                                            DECEMBER 31, 1996                             DECEMBER 31, 1995
                                ------------------------------------------    ------------------------------------------
                                                             WEIGHTED AVG.                                 WEIGHTED AVG.
                                CARRYING    WEIGHTED AVG.    MATURITY         CARRYING    WEIGHTED AVG.    MATURITY
                                 VALUE        RATE            (DAYS)           VALUE        RATE            (DAYS)
                                --------    -------------    -------------    --------    -------------    -------------
                                          (DOLLARS IN MILLIONS)                         (DOLLARS IN MILLIONS)
Federal funds sold...........    $ 69.0          6.08%              2          $ 70.0          5.80%              2
Certificates of deposit......        --            --              --             4.1          5.19              27
                                 ------                                        ------
                                 $ 69.0          6.08%                         $ 74.1          5.77%
                                 ------                                        ------
                                 ------                                        ------

     At December 31, 1996 and 1995 accrued interest and dividends receivable related to short-term liquid investments held to maturity were $0.1 million and $0.2 million, respectively.

                     CAL FED BANCORP INC. AND SUBSIDIARIES

4. SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL

     Securities purchased under agreements to resell are collateralized by mortgage-backed securities at December 31, 1996 and by U.S. Treasury securities at December 31, 1995. The following table provides additional information on the agreements:

                                                         DECEMBER 31,
                                                     ---------------------
                                                       1996         1995
                                                     --------     --------
                                                     (DOLLARS IN MILLIONS)
Carrying value of agreements to resell............   $1,310.1     $1,674.6
Market value of collateral........................    1,341.2      1,704.4
Maximum amounts of outstanding agreements to
  resell at any month-end.........................    1,912.9      1,704.2
Average amounts of outstanding agreements to
  resell for the year.............................    1,660.5      1,144.5
Weighted average interest rate for the year.......       5.52%        5.99%
Weighted average interest rate on year-end
  balances........................................       6.72%        6.01%
Weighted average maturity of outstanding
  agreements to resell (days).....................          3           11

     At December 31, 1996 and 1995, Cal Fed held only securities purchased under agreements to resell the identical securities. The securities collateralizing these agreements are held in the custodial accounts of a trustee, who is not a party to the agreement for Cal Fed for the duration of the agreements. The following table presents Cal Fed's securities purchased under agreements to resell, by counterparty, at the dates indicated:

                                                         DECEMBER 31,
                                                     ---------------------
COUNTERPARTY                                           1996         1995
--------------------------------------------------   --------     --------
                                                     (DOLLARS IN MILLIONS)
Lehman Brothers...................................   $  263.0     $  700.7
Nomura Securities.................................      350.0        500.0
Bear Stearns......................................      209.8        473.9
Paine Webber......................................      407.3           --
Donaldson, Lufkin and Jenrette....................       80.0           --
                                                     --------     --------
                                                     $1,310.1     $1,674.6
                                                     --------     --------
                                                     --------     --------

     Accrued interest related to securities purchased under agreements to resell at December 31, 1996 and 1995 totaled $1.6 and $2.7 million, respectively.

5. SECURITIES AVAILABLE FOR SALE

     The carrying values, market values and weighted average rate of securities available for sale at December 31, 1996 are as follows:

                                                                    UNREALIZED   UNREALIZED   NET UNREALIZED            WEIGHTED
                                            HISTORICAL   CARRYING   HOLDING      HOLDING      HOLDING GAINS    MARKET   AVERAGE
                                             COST        VALUE       GAINS       LOSSES       (LOSSES)         VALUE     RATE
                                            ----------   --------   ----------   ----------   --------------   ------   --------
                                                                           (DOLLARS IN MILLIONS)
U.S. Treasury securities:
  Maturing after 1 year but within
     5 years..............................     $6.0        $6.0        $ --         $ --           $ --         $6.0      6.13%
                                               ----        ----        ----         ----           ----         ----
                                               ----        ----        ----         ----           ----         ----

                     CAL FED BANCORP INC. AND SUBSIDIARIES

5. SECURITIES AVAILABLE FOR SALE--(CONTINUED)

     The carrying values, market values and weighted average rate of securities available for sale at December 31, 1995 are as follows:

                                                                  UNREALIZED   UNREALIZED   NET UNREALIZED             WEIGHTED
                                          HISTORICAL   CARRYING   HOLDING      HOLDING      HOLDING GAINS    MARKET    AVERAGE
                                            COST        VALUE      GAINS        LOSSES       (LOSSES)         VALUE     RATE
                                          ----------   --------   ----------   ----------   --------------   -------   --------
                                                                          (DOLLARS IN MILLIONS)
U.S. Treasury securities:
  Maturing within 1 year................    $150.0      $149.9      $   --       $ (0.1)        $ (0.1)      $ 149.9     4.00%
  Maturing after 1 year but within
     5 years............................      50.3        50.4         0.1           --            0.1          50.4     7.46
                                            ------      ------      ------       ------         ------       -------
                                            $200.3      $200.3      $  0.1       $ (0.1)        $   --       $ 200.3     4.87%
                                            ------      ------      ------       ------         ------       -------
                                            ------      ------      ------       ------         ------       -------

     The table below presents the activity of securities available for sale for the periods presented:

                                                         YEAR ENDED DECEMBER 31,
                                                     -------------------------------
                                                      1996        1995        1994
                                                     -------    --------    --------
                                                          (DOLLARS IN MILLIONS)
Balance, January 1................................   $ 200.3    $1,731.5    $  894.7
Purchases.........................................     221.0       202.9     1,519.2
Sales.............................................    (259.3)     (969.4)     (670.2)
Transfers.........................................        --        17.2 (a)       --
Maturities(b).....................................    (156.0)     (801.1)       22.2
Market value adjustment...........................        --        19.2       (34.4)
                                                     -------    --------    --------
Balance, December 31..............................   $   6.0    $  200.3    $1,731.5
                                                     -------    --------    --------
                                                     -------    --------    --------

------------------
(a) During 1995, Cal Fed transferred $17.2 million of mortgage-backed securities held to maturity to securities available for sale. See Note 6 Securities Held to Maturity for further information.

(b) Maturities include amortization of premiums and accretion of discounts.

     Accrued interest receivable on securities available for sale at December 31, 1996 and December 31, 1995 totaled $0.1 million and $2.7 million, respectively.

     Proceeds from sales of securities available for sale during the years ended December 31, 1996, 1995 and 1994 were $261.6 million, $976.3, and $670.4 million, respectively.

     Cal Fed has pledged certain securities, including those available for sale, as collateral for advances from the Student Loan Mortgage Association ("SLMA") and various other borrowings. The following table presents the outstanding balances at Cal Fed's carrying value of securities pledged as collateral at December 31, 1996 and 1995, respectively.

                                                       DECEMBER 31,
                                                     ----------------
                                                     1996       1995
                                                     -----     ------
                                                       (DOLLARS IN
                                                        MILLIONS)
Pledged as collateral for:
  SLMA advances...................................   $  --     $124.9
  Other borrowings................................    52.0       58.8
                                                     -----     ------
                                                     $52.0     $183.7
                                                     -----     ------
                                                     -----     ------

                     CAL FED BANCORP INC. AND SUBSIDIARIES

6. SECURITIES HELD TO MATURITY

     Cal Fed's securities held to maturity have primarily consisted of MBS. Cal Fed also had an investment in a guaranteed investment contract which matured in 1995. Cal Fed's portfolio of MBS consists of securities issued by agencies of the United States, such as FNMA. The investments are purchased or are obtained by exchanging pools of mortgage loans for the securities ("securitized loans").

     Summarized below are securities held to maturity at December 31, 1996 and 1995:

                                               1996                                                1995
                         ------------------------------------------------    ------------------------------------------------
                                      GROSS         GROSS                                 GROSS         GROSS
                         CARRYING    UNREALIZED    UNREALIZED     MARKET     CARRYING    UNREALIZED    UNREALIZED     MARKET
                          VALUE       GAINS         LOSSES        VALUE       VALUE       GAINS         LOSSES        VALUE
                         --------    ----------    ----------    --------    --------    ----------    ----------    --------
                                                                (DOLLARS IN MILLIONS)
Mortgage-backed
  securities:
  FNMA................   $1,038.2       $6.2         $ (3.1)     $1,041.3    $1,192.7      $ 17.9        $ (0.2)     $1,210.4
  Cal Fed AA-rated
    mortgage pass-
    through
    securities........     623.9         0.9           (2.4)        622.4      802.3          1.3          (5.2)        798.4
  Other...............     301.8         0.4          (23.6)        278.6      371.7          1.5         (20.7)        352.5
                         --------       ----         ------      --------    --------      ------        ------      --------
                         $1,963.9       $7.5         $(29.1)     $1,942.3    $2,366.7      $ 20.7        $(26.1)     $2,361.3
                         --------       ----         ------      --------    --------      ------        ------      --------
                         --------       ----         ------      --------    --------      ------        ------      --------

     The weighted average interest rates of MBS held to maturity were 6.82% and 6.93% at December 31, 1996 and 1995, respectively. Accrued interest receivable related to MBS held to maturity outstanding at December 31, 1996 and 1995 totaled $11.2 million and $13.8 million, respectively. Cal Fed utilizes MBS as collateral for various borrowings. At December 31, 1996 and 1995, $1,374.1 and $1,316.3 million, respectively, of MBS, were pledged as collateral for various borrowings as follows:

                                                         DECEMBER 31,
                                                     --------------------
                                                       1996        1995
                                                     --------    --------
                                                         (DOLLARS IN
                                                          MILLIONS)
Pledged as collateral for:
  Advances from FHLB..............................   $  374.6    $  255.9
  Repurchase agreements...........................      975.7       908.9
  SLMA advances...................................         --       108.6
  Other obligations...............................       23.8        42.9
                                                     --------    --------
                                                     $1,374.1    $1,316.3
                                                     --------    --------
                                                     --------    --------

     At December 31, 1996, Cal Fed had $924.9 million of securitized loans with some form of recourse to Cal Fed. In the unanticipated event the securitized loans are sold, purchasers would have varying forms of recourse to Cal Fed. The recourse provisions subject Cal Fed to varying degrees of liability in the event of loss. Cal Fed currently intends to hold its portfolio of mortgage-backed securities until maturity. The following table presents the composition of securitized loans with potential recourse, by collateral type, at December 31, 1996:

                                                                                       ORIGINAL
                                                                      ORIGINAL         LOAN TO VALUE
                                                      ORIGINAL        LOAN TO VALUE    RATIO 80%
              SECURITIZED LOANS WITH                 LOAN TO VALUE    RATIO 80%         WITHOUT
            RECOURSE COLLATERALIZED BY               RATIO=80%        WITH PMI(A)       PMI(A)          TOTAL
--------------------------------------------------   -------------    -------------    -------------    ------
                                                                       (DOLLARS IN MILLIONS)
Residential 1-4 units.............................      $ 537.5           $44.0            $ 8.9        $590.4
Multi-family property.............................        331.8              --              2.7         334.5
                                                        -------           -----            -----        ------
                                                        $ 869.3           $44.0            $11.6        $924.9
                                                        -------           -----            -----        ------
                                                        -------           -----            -----        ------

------------------
(a) Private mortgage insurance (PMI) provides limited insurance protection to Cal Fed in the event of default.

                     CAL FED BANCORP INC. AND SUBSIDIARIES

6. SECURITIES HELD TO MATURITY--(CONTINUED)

     Cal Fed periodically reviews the credit quality of its portfolio of MBS. In the case of securitized loans with recourse provisions, Cal Fed makes an assessment of the credit quality of the underlying loans. See Note 1 Summary of Significant Accounting Policies for a discussion of Cal Fed's loan monitoring policies.

     In November 1995, the FASB issued the Special Report as an aid to understanding and implementing SFAS No. 115. During the fourth quarter of 1995, Cal Fed, in accordance with the Special Report, redesignated $17.2 million of MBS from "held to maturity" to "available for sale" and, prior to December 31, 1995, sold such MBS for a loss of less than $0.1 million. There were no sales of MBS during the year ended December 31, 1994.

7. LOANS RECEIVABLE HELD FOR SALE

     In order to manage its asset size, liquidity requirements, the composition and interest rate sensitivity of its interest-earning assets and other factors; Cal Fed originates certain fixed rate residential 1-4 loans for sale.

     At December 31, 1996 and 1995, the historical cost bases of loans receivable held for sale were $8.7 and $13.6 million, respectively. At December 31, 1996 and 1995, the market value of loans receivable held for sale were $8.7 million and $13.8 million, respectively. Market values, at December 31, 1996 and 1995, were based upon quotes of similar or identical loans.

     Gross unrealized gains on loans receivable held for sale were less than $0.1 million and $0.2 million at December 31, 1996 and 1995, respectively. Gross unrealized losses on loans receivable held for sale were less than $0.1 million at both December 31, 1996 and 1995. Proceeds from sales of loans receivable held for sale were $281.1 million, $183.2 million, and $1,099.4 million for the years ended December 31, 1996, 1995 and 1994, respectively.

     The following table summarizes the gains and losses recorded for the periods presented for loans receivable:

                                                          DECEMBER 31,
                                                     -----------------------
                                                     1996     1995     1994
                                                     -----    -----    -----
                                                      (DOLLARS IN MILLIONS)
Realized gains from sales of loans receivable.....   $ 1.4    $ 0.3    $ 1.0
Realized losses from sales of loans receivable....    (0.7)    (0.6)    (0.5)
                                                     -----    -----    -----
Net gains (losses)................................   $ 0.7    $(0.3)   $ 0.5
                                                     -----    -----    -----
                                                     -----    -----    -----

                     CAL FED BANCORP INC. AND SUBSIDIARIES

8. LOANS RECEIVABLE HELD FOR INVESTMENT

     Loans receivable held for investment consist of the following:

                                                         DECEMBER 31,
                                                     ---------------------
                                                       1996         1995
                                                     ---------    --------
                                                     (DOLLARS IN MILLIONS)
Loans secured by real estate:
  Residential 1-4.................................   $ 8,253.1    $7,277.6
  Equity..........................................        57.4        64.1
                                                     ---------    --------
                                                       8,310.5     7,341.7
Income property:
  Multi-family....................................     1,249.4     1,346.2
  Shopping centers................................        69.1        81.8
  Office buildings................................       145.6       168.9
  Other income property...........................       272.5       291.3
                                                     ---------    --------
     Total income property........................     1,736.6     1,888.2
                                                     ---------    --------
Total loans secured by real estate................    10,047.1     9,229.9
Consumer:
  Mobile homes....................................        53.0        66.3
  Vehicles........................................         2.1        21.5
  Equity creditline...............................       117.4       137.8
  Unsecured.......................................        14.1        14.6
  Loans secured by deposits.......................         8.1         9.4
                                                     ---------    --------
Total consumer loans..............................       194.7       249.6
                                                     ---------    --------
Business Banking..................................        16.9          --
                                                     ---------    --------
                                                      10,258.7     9,479.5
Less:
  Undisbursed loan funds..........................        (0.3)        0.1
  Deferred loan (costs) fees......................       (26.2)      (13.9)
  Allowance for loan losses.......................       173.1       181.0
  Unearned interest on equity/consumer loans......          --         1.3
  Discount on acquired loans......................         4.0         7.4
                                                     ---------    --------
Total loans receivable............................    10,108.1     9,303.6
Less: Loans held for sale (see Note 7)............         8.7        13.6
                                                     ---------    --------
  Loans receivable held for investment............   $10,099.4    $9,290.0
                                                     ---------    --------
                                                     ---------    --------

     Certain of Cal Fed's adjustable loan programs allow the borrower to make monthly payments which are lower than the amount required to amortize the loan until its maturity in any particular month. In the event that the monthly payment is not sufficient to pay the interest accruing during the month, the deficiency is added to the loan's principal balance ("negative amortization"). In the event that a loan incurs significant negative amortization, there is an increased risk that the market value of the underlying collateral on the loan may be insufficient to fully satisfy the outstanding principal and interest should the borrower default.

     At December 31, 1996 and 1995, Cal Fed's loan portfolio included $4.8 billion and $4.7 billion, respectively, of loans with the potential to negatively amortize, of which $0.9 billion and $1.4 billion of loans have some amount of negative amortization.

     Accrued interest receivable related to loans receivable including loans held for sale at December 31, 1996 and 1995 totaled $61.0 million and $60.1 million, respectively.

                     CAL FED BANCORP INC. AND SUBSIDIARIES

8. LOANS RECEIVABLE HELD FOR INVESTMENT--(CONTINUED)

     Cal Fed has pledged certain loans as collateral for advances from the FHLB, letters of credit, interest rate swaps, and capital lease obligations. The following table presents the outstanding balance of loans pledged as collateral at December 31, 1996 and 1995:

                                                        DECEMBER 31,
                                                     --------------------
                                                       1996        1995
                                                     --------    --------
                                                         (DOLLARS IN
                                                          MILLIONS)
Pledged as collateral for:
  Advances from FHLB..............................   $3,895.3    $3,322.1
  Letters of credit from FHLB.....................       23.3        52.3
  Interest rate swap agreements...................         --          --
  Capital lease obligations.......................        6.6         8.7
                                                     --------    --------
                                                     $3,925.2    $3,383.1
                                                     --------    --------
                                                     --------    --------

     Cal Fed's loans are concentrated in (i) loans secured by residential property of 1-4 units, (ii) loans with collateral located in California and
(iii) loans secured by residential property of five units or more. The following table shows the concentrations of the gross real estate secured portfolio by state and property type:

                                                                                              INCOME PROPERTY
                                                                                  ----------------------------------------
                                          RESIDENTIAL 1-4           EQUITY            MULTI-FAMILY         COMMERCIAL(B)
                                        --------------------    --------------    --------------------    ----------------
                                           DECEMBER 31,         DECEMBER 31,         DECEMBER 31,          DECEMBER 31,
                                        --------------------    --------------    --------------------    ----------------
STATE                                     1996        1995      1996     1995       1996        1995       1996      1995
-------------------------------------   --------    --------    -----    -----    --------    --------    ------    ------
                                                                      (DOLLARS IN MILLIONS)
California...........................   $7,146.0    $6,288.9    $46.6    $49.5    $1,155.0    $1,234.6    $467.0    $512.7
Florida..............................      389.6       456.4      8.3     11.3        26.0        31.5       9.6      14.8
Nevada...............................      201.0       183.4      2.4      2.9        36.0        41.7       4.8       6.3
Georgia..............................       67.5        79.6      0.1      0.1         7.6         7.9       1.9       2.0
New York.............................       32.2        34.4       --       --         0.1         0.1        --        --
Arizona..............................       31.4        16.1       --      0.1        14.8        15.3       0.7       1.6
New Jersey...........................       33.9        32.5       --       --          --          --        --        --
Texas................................       46.3        24.8       --       --         1.6         2.5        --       0.6
Connecticut..........................       30.1        21.0       --       --          --          --        --        --
Washington...........................       32.6        13.5       --       --         4.8         4.9        --        --
Colorado.............................       35.3        16.4       --       --          --          --       1.4       1.6
Illinois.............................       23.5        11.3       --      0.1         0.9         1.1        --        --
Other(a).............................      183.7        99.3       --      0.1         2.6         6.6       1.8       2.4
                                        --------    --------    -----    -----    --------    --------    ------    ------
                                        $8,253.1    $7,277.6    $57.4    $64.1    $1,249.4    $1,346.2    $487.2    $542.0
                                        --------    --------    -----    -----    --------    --------    ------    ------
                                        --------    --------    -----    -----    --------    --------    ------    ------

------------------
(a) Includes states with aggregate gross real estate loans that are less than $23 million.

(b) Includes shopping centers, office buildings and other income property.

     The majority of Cal Fed's California real estate loans are secured by property located in Los Angeles, Orange, and San Diego counties.

     At December 31, 1996, the largest amount of loans to a single borrower totaled $38.5 million. The collateral for the loan is a 225,000-square foot office building occupied entirely by certain of Cal Fed's operating and administrative departments and subject to a lease for the life of the loan.

  Impaired and Non-Performing Loans

     Cal Fed identifies impaired loans through its loan monitoring process. See
Note 1 Summary of Significant Accounting Policies for further information about Cal Fed's loan monitoring process. Cal Fed stratifies its review procedures by loans that are reviewed on an individual basis, and those that are treated as homogenous pools.

                     CAL FED BANCORP INC. AND SUBSIDIARIES

8. LOANS RECEIVABLE HELD FOR INVESTMENT--(CONTINUED)

Loans that are considered to be homogenous are evaluated on the basis of their payment record and/or on a pool basis. All homogenous loans that are 90 days or more delinquent or are in foreclosure are automatically placed on non-performing status. Additionally, homogenous loans that have had a modification of terms are individually reviewed to determine if they meet the definition of a troubled debt restructuring.

     Loans that are individually monitored are determined to be impaired if it is determined that it is probable that Cal Fed will be unable to collect the contractual amount of principal and interest owed to Cal Fed. Cal Fed's policy allows for a loan to be designated as impaired even if the borrower has currently fulfilled his repayment obligations. Loans are normally designated as impaired if delinquent 90 days or more, in foreclosure or if the borrower has filed for bankruptcy. If a loan is designated as impaired, the loan is either placed on non-accrual status or designated as a restructured loan and is included as a non-performing loan. Cash collected on impaired loans on non-accrual status is generally applied as a reduction to the carrying value of the loan.

     Cal Fed has identified two types of non-performing loans within its portfolio: non-accrual loans and restructured loans. The following table summarizes Cal Fed's gross non-performing loans by property type at the dates indicated:

                                                                         DECEMBER 31,
                                         ------------------------------------------------------------------------------
                                                         1996                                     1995
                                         -------------------------------------    -------------------------------------
                                         NON-ACCRUAL    RESTRUCTURED    TOTAL     NON-ACCRUAL    RESTRUCTURED    TOTAL
                                         -----------    ------------    ------    -----------    ------------    ------
                                                                     (DOLLARS IN MILLIONS)
Residential 1-4.......................     $  62.1          $1.9        $ 64.0      $  99.6          $3.0        $102.6
Income property:
  Multi-family........................        50.5            --          50.5         86.3           0.3          86.6
  Shopping centers....................         3.4            --           3.4          1.3            --           1.3
  Office buildings....................         5.7            --           5.7          8.8            --           8.8
  Hotels/motels.......................          --            --            --           --            --            --
  Other income property...............         6.0           1.3           7.3          6.8            --           6.8
                                           -------          ----        ------      -------          ----        ------
Total income property.................        65.6           1.3          66.9        103.2           0.3         103.5
                                           -------          ----        ------      -------          ----        ------
Consumer..............................         1.9            --           1.9          3.5            --           3.5
                                           -------          ----        ------      -------          ----        ------
                                           $ 129.6          $3.2        $132.8      $ 206.3          $3.3        $209.6
                                           -------          ----        ------      -------          ----        ------
                                           -------          ----        ------      -------          ----        ------
Interest not recognized...............     $  10.3          $ --        $ 10.3      $  10.6          $ --        $ 10.6
                                           -------          ----        ------      -------          ----        ------
                                           -------          ----        ------      -------          ----        ------

     For each of the years ended December 31, 1996 and 1995, interest income of less than $0.1 million was recorded on restructured loans. This was less than $0.1 million lower than what would have been recorded if the restructured loans had been performing in accordance with their original contractual terms.

                     CAL FED BANCORP INC. AND SUBSIDIARIES

8. LOANS RECEIVABLE HELD FOR INVESTMENT--(CONTINUED)

     The following table summarizes Cal Fed's concentration of gross non-accrual and restructured loans by state as of the dates indicated:

                                                                                DECEMBER 31,
                                                     --------------------------------------------------------------------
                                                                NON-ACCRUAL                         RESTRUCTURED
                                                     ----------------------------------    ------------------------------
STATE                                                     1996               1995              1996             1995
--------------------------------------------------   ---------------    ---------------    -------------    -------------
                                                                            (DOLLARS IN MILLIONS)
California........................................    117.5     90.6%   $188.7     91.5%   $3.2    100.0%   $3.1     94.0%
Florida...........................................      6.4      4.9       8.5      4.1     --        --     --        --
Nevada............................................      2.1      1.6       3.5      1.7     --        --    0.2       6.0
Georgia...........................................      0.4      0.4       1.2      0.6     --        --     --        --
Texas.............................................       --       --       1.0      0.5     --        --     --        --
Arizona...........................................       --       --       0.4      0.2     --        --     --        --
Other.............................................      3.2      2.5       3.0      1.4     --        --     --        --
                                                     ------    -----    ------    -----    ----    -----    ----    -----
                                                     $129.6    100.0%   $206.3    100.0%   $3.2    100.0%   $3.3    100.0%
                                                     ------    -----    ------    -----    ----    -----    ----    -----
                                                     ------    -----    ------    -----    ----    -----    ----    -----

     The following table presents impaired loans with specific allowances and impaired loans without specific allowances by property type and by the method that impairment is determined at the dates indicated:

                                                           DECEMBER 31, 1996
                                                     -----------------------------
                                                     GROSS     SPECIFIC      NET
                                                     AMOUNT    ALLOWANCE    AMOUNT
                                                     ------    ---------    ------
                                                         (DOLLARS IN MILLIONS)
Impairment Measured By Individual Review:
Impaired Loans with Specific Allowances:
  Multi-family....................................   $50.4       $(6.7)     $ 43.7
  Commercial real estate:
     Office buildings.............................     5.7        (2.0)        3.7
     Shopping centers.............................     3.4        (0.2)        3.2
     Industrial...................................     5.1        (0.4)        4.7
     Other........................................     0.9        (0.2)        0.7
                                                     ------      -----      ------
  Total commercial real estate....................    15.1        (2.8)       12.3
                                                     ------      -----      ------
Total impaired loans with specific allowances.....    65.5        (9.5)       56.0
                                                     ------      -----      ------
Impaired Loans without Specific Allowances:
  Residential 1-4.................................     1.9          --         1.9
  Commercial real estate..........................     1.4          --         1.4
                                                     ------      -----      ------
Total impaired loans without specific
  allowances......................................     3.3          --         3.3
                                                     ------      -----      ------
Total impaired loans measured by individual
  review..........................................    68.8        (9.5)       59.3
                                                     ------      -----      ------
Impairment Measured on a Pool Basis:
  Residential 1-4.................................    62.1          --        62.1
  Consumer........................................     1.9          --         1.9
                                                     ------      -----      ------
                                                      64.0          --        64.0
                                                     ------      -----      ------
Total impaired loans..............................   $132.8      $(9.5)     $123.3
                                                     ------      -----      ------
                                                     ------      -----      ------

     Cal Fed has designated all impaired loans at December 31, 1996 as non-accrual or as a troubled debt restructuring. For all impaired loans, Cal Fed evaluates the need for a specific allowance by comparing the fair value of the related collateral to the net recorded investment in the loan. For all impaired loans where the fair value of the related collateral is less than the net recorded investment in the loan, Cal Fed allocates a specific allowance equal to the excess of the net recorded investment in the loan over the fair value of the related collateral with consideration given to holding and selling costs. All uncollected interest relating to impaired loans

                     CAL FED BANCORP INC. AND SUBSIDIARIES

8. LOANS RECEIVABLE HELD FOR INVESTMENT--(CONTINUED)

has been fully reversed from income. At December 31, 1996, Cal Fed had designated $25.7 million of loans as impaired that were performing in accordance with their contractual terms. Cal Fed applies cash collections from impaired loans as a reduction of the loan's carrying amount. The average recorded investment in the impaired loans was $173.8 million for the year ended
December 31, 1996. During the year ended December 31, 1996, Cal Fed recognized $2.3 million of interest income on impaired loans.

  Allowance for Loan Losses

     Cal Fed's policies for providing the appropriate level of allowance for loan losses are discussed further in Note 1 Summary of Significant Accounting Policies.

     The following table presents an analysis of the general and specific allowances at the dates presented:

                                                       DECEMBER 31, 1996                   DECEMBER 31, 1995
                                                     ----------------------    ------------------------------------------
                                                     SPECIFIC     GENERAL                SPECIFIC     GENERAL
                                                     ALLOWANCE    ALLOWANCE    TOTAL     ALLOWANCE    ALLOWANCE    TOTAL
                                                     ---------    ---------    ------    ---------    ---------    ------
                                                                            (DOLLARS IN MILLIONS)
Real estate:
  Residential 1-4.................................     $  --       $  45.0     $ 45.0      $  --       $  45.0     $ 45.0
  Income property.................................      11.7          96.4      108.1       24.3          90.0      114.3
                                                       -----       -------     ------      -----       -------     ------
     Total real estate............................      11.7         141.4      153.1       24.3         135.0      159.3
Consumer..........................................        --          10.0       10.0         --          11.7       11.7
Unallocated.......................................        --          10.0       10.0         --          10.0       10.0
                                                       -----       -------     ------      -----       -------     ------
     Total........................................     $11.7       $ 161.4     $173.1      $24.3       $ 156.7     $181.0
                                                       -----       -------     ------      -----       -------     ------
                                                       -----       -------     ------      -----       -------     ------

                     CAL FED BANCORP INC. AND SUBSIDIARIES

8. LOANS RECEIVABLE HELD FOR INVESTMENT--(CONTINUED)

     Activity in the allowance for loan losses for the years ended December 31, 1996, 1995 and 1994 is summarized as follows:

                                                      1996      1995      1994
                                                     ------    ------    -------
                                                        (DOLLARS IN MILLIONS)
Balance, January 1,...............................   $181.0    $211.6    $ 254.3
Provision for losses..............................     41.3      31.8       74.9
Increase in general allowances from
  acquisitions....................................      0.6        --         --
Charge-offs:
  Real estate:
     Residential 1-4..............................    (28.1)    (24.8)     (19.5)
     Income property:
       Multi-family...............................    (18.4)    (30.2)     (56.1)
       Shopping centers...........................       --      (4.9)      (0.9)
       Office buildings...........................     (2.3)     (5.5)     (15.2)
       Hotels/motels..............................       --        --      (11.6)
       Other income property......................     (0.6)     (1.6)      (6.2)
                                                     ------    ------    -------
          Total income property...................    (21.3)    (42.2)     (90.0)
                                                     ------    ------    -------
  Total real estate...............................    (49.4)    (67.0)    (109.5)
  Commercial banking..............................       --        --       (6.8)
  Consumer........................................     (8.0)     (5.4)      (7.0)
                                                     ------    ------    -------
     Total Charge-offs............................    (57.4)    (72.4)    (123.3)
                                                     ------    ------    -------
Recoveries:
  Real estate:
     Residential 1-4..............................      4.2       3.1        0.9
     Income property:
       Multi-family...............................      1.7       5.2        0.9
       Shopping centers...........................       --       0.1         --
       Office buildings...........................      0.1       0.4        0.3
       Hotels/motels..............................       --        --         --
       Other income property......................      0.1        --        0.4
                                                     ------    ------    -------
          Total income property...................      1.9       5.7        1.6
                                                     ------    ------    -------
  Total real estate...............................      6.1       8.8        2.5
  Commercial banking..............................       --        --        2.1
  Consumer........................................      1.5       1.2        1.1
                                                     ------    ------    -------
     Total recoveries.............................      7.6      10.0        5.7
                                                     ------    ------    -------
  Net charge-offs.................................    (49.8)    (62.4)    (117.6)
                                                     ------    ------    -------
Balance, December 31,.............................   $173.1    $181.0    $ 211.6
                                                     ------    ------    -------
                                                     ------    ------    -------

     During the normal course of business, Cal Fed has securitized and/or sold certain loans with recourse. Estimated probable loan losses and related costs of collection and repossession are provided for at the time of such sales and are periodically reevaluated. Cal Fed evaluates the credit risk of loans sold with recourse in the same manner as it reviews its own portfolio of loans. Cal Fed has accrued an allowance for potential future losses on loans sold with recourse. Such allowance is included with "Other liabilities" on the Consolidated Statements of Financial Condition.

                     CAL FED BANCORP INC. AND SUBSIDIARIES

8. LOANS RECEIVABLE HELD FOR INVESTMENT--(CONTINUED)

     A summary of the outstanding balance of loans sold with recourse at December 31, 1996 follows:

                                                     RESIDENTIAL     INCOME
                                                        1-4         PROPERTY     TOTAL
                                                     -----------    ---------    ------
                                                           (DOLLARS IN MILLIONS)
Loans with original loan to value ratio less than      $ 103.1       $ 232.8     $335.9
  or equal to 80%.................................
Loans with original loan to value ratio greater
  than 80%
  With PMI........................................         1.6            --        1.6
  Without PMI.....................................        22.7          25.9       48.6
                                                       -------       -------     ------
                                                       $ 127.4       $ 258.7     $386.1
                                                       -------       -------     ------

     Cal Fed has obtained credit insurance for $333.1 million of residential loans sold with recourse not included in the amounts above. The amount of Cal Fed's liability on these loans was limited to $2.4 million at December 31, 1996. The insurance was obtained to limit Cal Fed's risk of loss on these loans. The fair value of Cal Fed's potential obligation for recourse or guarantees on loans sold with recourse at December 31, 1996 and 1995 was determined to approximate the value of the liability established by Cal Fed for the potential cost of such obligations, which totaled $9.7 million and $11.5 million at December 31, 1996 and December 31, 1995, respectively.

     At December 31, 1996, $3.5 billion of loans owned by others were serviced by Cal Fed (virtually all of which were originated by Cal Fed) compared to $3.8 billion and $4.5 billion at December 31, 1995 and 1994, respectively.

     Loan servicing fees, which are included as a component of "Fee income" on the Consolidated Statements of Operations, totaled $10.9 million, $12.4 million, and $14.6 million for the years ended December 31, 1996, 1995 and 1994, respectively.

  Fair Value of Loans Receivable

     The fair value information presented below represents Cal Fed's estimate of the fair value of its loans held for investment. The assumptions inherent in these fair value estimates may be found in Note 21 Fair Value of Financial Instruments.

                                                          DECEMBER 31, 1996              DECEMBER 31, 1995
                                                     ---------------------------    ---------------------------
                                                     BOOK VALUE(A)    FAIR VALUE    BOOK VALUE(A)    FAIR VALUE
                                                     -------------    ----------    -------------    ----------
                                                                       (DOLLARS IN MILLIONS)
Residential 1-4 loans:
  Fixed...........................................     $ 1,511.3      $  1,524.7      $   994.1       $  996.6
  Adjustable......................................       6,755.7         6,863.8        6,295.3        6,293.1
                                                       ---------      ----------      ---------       --------
     Total residential 1-4 loans..................       8,267.0         8,388.5        7,289.4        7,289.7
Multi-family loans................................       1,181.4         1,143.6        1,269.7        1,230.6
Commercial real estate loans......................         449.2           439.6          494.3          485.0
Consumer loans....................................         184.9           190.8          236.6          240.8
Business banking loans............................          16.9            17.1             --             --
                                                       ---------      ----------      ---------       --------
     Total loans held for investment..............     $10,099.4      $ 10,179.6      $ 9,290.0       $9,246.1
                                                       ---------      ----------      ---------       --------
                                                       ---------      ----------      ---------       --------

------------------
(a) Book value is presented net of undisbursed loan funds, discounts, deferred items and allowances for loan losses.

9. REAL ESTATE HELD FOR SALE

     Cal Fed's real estate held for sale is comprised of REO and REI.

                     CAL FED BANCORP INC. AND SUBSIDIARIES

9. REAL ESTATE HELD FOR SALE--(CONTINUED)

     A summary of real estate held for sale, net of allowance for losses, follows:

                                                      DECEMBER 31,
                                                     ----------------
                                                     1996       1995
                                                     -----      -----
                                                       (DOLLARS IN
                                                        MILLIONS)
Residential 1-4...................................   $11.3      $47.3
Multi-family......................................     1.2        1.5
Office buildings..................................     0.1        0.3
Hotels/motels.....................................      --         --
Other income property.............................     0.3        0.4
                                                     -----      -----
                                                     $12.9      $49.5
                                                     -----      -----
                                                     -----      -----

     The following table presents Cal Fed's real estate held for sale by state and property type at December 31, 1996:

                                                              RESIDENTIAL    MULTI-    OFFICE       COMMERCIAL/
                                                              1-4 UNITS      FAMILY    BUILDINGS    INDUSTRIAL     TOTAL
                                                              -----------    ------    ---------    -----------    -----
                                                                                (DOLLARS IN MILLIONS)
California.................................................      $10.8        $1.2       $ 0.1         $ 0.3       $12.4
Florida....................................................        0.3          --          --            --         0.3
New York...................................................        0.2          --          --            --         0.2
                                                                 -----        ----       -----         -----       -----
Total......................................................      $11.3        $1.2       $ 0.1         $ 0.3       $12.9
                                                                 -----        ----       -----         -----       -----
                                                                 -----        ----       -----         -----       -----
REO........................................................      $ 9.8        $1.2       $ 0.1         $ 0.3       $11.4
REI........................................................        1.5          --          --            --         1.5
                                                                 -----        ----       -----         -----       -----
Total......................................................      $11.3        $1.2       $ 0.1         $ 0.3       $12.9
                                                                 -----        ----       -----         -----       -----
                                                                 -----        ----       -----         -----       -----

     The operating results of real estate held for sale are summarized below:

                                                     YEAR ENDED DECEMBER 31,
                                                     -------------------------
                                                     1996      1995      1994
                                                     -----    ------    ------
                                                       (DOLLARS IN MILLIONS)
(Losses) gains from the sale of real estate and      $(3.5)   $(15.4)   $ 33.8
  other net operating income......................
(Provision for) recoveries of losses on real
  estate..........................................    (5.0)      7.4     (79.7)
                                                     -----    ------    ------
                                                     $(8.5)   $ (8.0)   $(45.9)
                                                     -----    ------    ------
                                                     -----    ------    ------

     The following table presents the activity in the allowance for losses on real estate held for sale:

                                                      YEAR ENDED DECEMBER 31,
                                                     ---------------------------
                                                      1996      1995      1994
                                                     ------    ------    -------
                                                        (DOLLARS IN MILLIONS)
Balance, January 1................................   $ 39.1    $ 95.7    $ 121.6
Provision for (recoveries of) losses..............      5.0      (7.4)      79.7
Net charge-offs...................................    (33.2)    (49.2)    (105.6)
                                                     ------    ------    -------
                                                     ------    ------    -------
Balance, December 31..............................   $ 10.9    $ 39.1    $  95.7
                                                     ------    ------    -------

                     CAL FED BANCORP INC. AND SUBSIDIARIES

10. FEDERAL HOME LOAN BANK STOCK

     Cal Fed's investment in Federal Home Loan Bank of San Francisco ("FHLB") stock at December 31, 1996 and 1995 was $166.8 million and $135.7 million, respectively. The FHLB provides a central credit facility for member institutions. As a member of the FHLB system, Cal Fed is required to own capital stock in the FHLB in an amount at least equal to the greater of 1% of the aggregate principal amount of its unpaid home loans, home purchase contracts and similar obligations at the end of each calendar year, assuming for such purposes that at least 30% of its assets were home mortgage loans, or 5% of its advances (borrowings) from the FHLB. Cal Fed was in compliance with this requirement at December 31, 1996. The fair value of Cal Fed's FHLB stock approximates book value due to Cal Fed's ability to redeem such stock with the FHLB at par value.

11. PREMISES AND EQUIPMENT

     Premises and equipment consists of the following:

                                                        DECEMBER 31,
                                                     -------------------
                                                      1996        1995
                                                     -------     -------
                                                         (DOLLARS IN
                                                          MILLIONS)
Land..............................................   $  11.6     $  12.0
Buildings.........................................      96.5       103.8
Furniture and equipment...........................      94.7       102.6
                                                     -------     -------
                                                       202.8       218.4
Less accumulated depreciation.....................    (143.9)     (147.2)
                                                     -------     -------
                                                     $  58.9     $  71.2
                                                     -------     -------
                                                     -------     -------

     Cal Fed has operating lease commitments on certain premises and equipment. Lease expense, net of sublease income, totaled $25.2 million, $25.5 million, and $30.7 million for the years ended December 31, 1996, 1995 and 1994, respectively. Sublease income totaled $9.7 million, $9.8 million, and $10.3 million for the years ended December 31, 1996, 1995 and 1994, respectively.

     Annual minimum lease commitments at the dates presented were:

                                                       DECEMBER 31,
                                                     -----------------
                                                      1996       1995
                                                     ------     ------
                                                        (DOLLARS IN
                                                         MILLIONS)
Within one year...................................   $ 21.9     $ 22.3
Within two years..................................     21.2       21.7
Within three years................................     23.0       20.2
Within four years.................................     22.1       23.4
Within five years.................................     23.4       22.9
Thereafter........................................    140.6      160.2
                                                     ------     ------
                                                     $252.2     $270.7
                                                     ------     ------
                                                     ------     ------

12. ACCELERATED DISPOSITION OF ASSETS

     During 1994, Cal Fed completed the accelerated disposition of $1.3 billion of performing and non-performing assets (the "1994 Bulk Sales"). The assets included in the 1994 Bulk Sales included loans receivable and REO. The loans receivable were transferred from the portfolio of loans held for investment to "held for accelerated disposition" as an integral part of Cal Fed's 1994 program to raise capital, reduce non-performing assets and improve operating efficiency. The 1994 Bulk Sales were designed to reduce Cal Fed's non-performing assets and reduce Cal Fed's exposure to certain performing loans with higher risk profiles than Cal Fed wished to retain in its portfolio. In selecting performing loans for the 1994 Bulk Sales, Cal Fed considered the credit risk

                     CAL FED BANCORP INC. AND SUBSIDIARIES

12. ACCELERATED DISPOSITION OF ASSETS--(CONTINUED)

inherent in the loan, the concentration that certain loans possessed because of the geographic location of the collateral, the size of the loan and/or the overall relationship with certain borrowers. A substantial amount of the performing loans sold as part of the 1994 Bulk Sales were classified as substandard or designated as special mention. Cal Fed recorded a $274.8 million loss from the 1994 Bulk Sales. Cal Fed recorded $60.4 million of charge-offs, relating to previously established specific allowances, on loans receivable included in the 1994 Bulk Sales.

13. DEPOSITS

     Cal Fed obtains deposits primarily through a network of full service branches located in California and Nevada. Deposits obtained by Cal Fed are insured by the SAIF of the FDIC up to a maximum of $100,000 for each depositor.

     A summary of deposit balances and weighted average rates at the dates indicated follows:

                                                      DECEMBER 31,        DECEMBER 31,
                                                           1996                1995
                                                     ----------------    ----------------
                                                     BALANCE     RATE    BALANCE     RATE
                                                     --------    ----    --------    ----
                                                            (DOLLARS IN MILLIONS)
Passbook accounts.................................   $  424.1    2.21%   $  509.7    2.22%
Money market accounts.............................    2,072.4    2.94     2,008.4    2.65
Non-interest bearing commercial...................      324.3      --       216.9      --
                                                     --------            --------
                                                      2,820.8             2,735.0
Certificate accounts:
  2.00% to 2.99%..................................       10.6    2.77        16.5    2.86
  3.00% to 3.99%..................................        3.9    3.12        22.5    3.34
  4.00% to 4.99%..................................      146.0    4.73       208.2    4.61
  5.00% to 5.99%..................................    5,123.1    5.53     2,545.3    5.49
  6.00% to 6.99%..................................      538.3    6.35     3,630.4    6.26
  7.00% to 7.99%..................................      274.5    7.08       293.0    7.13
  8.00% to 8.99%..................................        1.1    8.12        23.3    8.45
  9.00% to 9.99%..................................         --      --         2.5    9.29
                                                     --------            --------
     Total certificate accounts...................    6,097.5    5.65     6,741.7    5.95
                                                     --------            --------
                                                     $8,918.3    4.64%   $9,476.7    4.87%
                                                     --------            --------
                                                     --------            --------

     Deposit maturities are summarized as follows at the dates indicated:

                                                         DECEMBER 31,
                                                     ---------------------
                                                       1996         1995
                                                     --------     --------
                                                     (DOLLARS IN MILLIONS)
Maturing within one year..........................   $6,522.2     $8,216.6
Maturing after one year and within two years......    1,890.5        946.6
Maturing after two years and within three years...      360.0        196.2
Maturing after three years and within four
  years...........................................       68.0         53.6
Maturing after four years and within five years...       63.4         26.6
Thereafter........................................       14.2         37.1
                                                     --------     --------
                                                     $8,918.3     $9,476.7
                                                     --------     --------
                                                     --------     --------

                     CAL FED BANCORP INC. AND SUBSIDIARIES

13. DEPOSITS--(CONTINUED)

     Jumbo certificates and other deposit accounts with balances of $100,000 or greater included in the above table had the following remaining contractual maturities:

                                                         DECEMBER 31,
                                                     ---------------------
                                                       1996         1995
                                                     --------     --------
                                                     (DOLLARS IN MILLIONS)
3 months or less..................................   $  862.3     $  789.5
Over 3 months but within 6 months.................      255.1        247.2
Over 6 months but within 12 months................      458.9        369.9
Over 12 months....................................       67.4        112.2
                                                     --------     --------
                                                     $1,643.7     $1,518.8
                                                     --------     --------
                                                     --------     --------

     At December 31, 1996, Cal Fed had $254.8 million of brokered deposits. At December 31, 1995, Cal Fed had $273.8 million of brokered deposits. Accrued interest payable on deposits at December 31, 1996 and 1995 was $2.8 million and $10.8 million, respectively, which is included in "Interest payable" on the Consolidated Statements of Financial Condition.

     On August 4, 1994, Cal Fed completed the sale of 44 branches located in Florida and Georgia ("Southeast Division"). At the time of the sale, the Southeast Division had deposits totaling approximately $3.9 billion. Cal Fed received a 4.10% deposit premium from the sale which contributed to a net gain of $135.0 million recorded from the sale.

     During the second quarter of 1996, Cal Fed sold six branches located in San Diego County, California, with deposits totaling approximately $380 million. The sale of the branches resulted in a net gain of $12.0 million. The $12.0 million gain is included with "Other income" in the Consolidated Statements of Operations.

     A summary of interest expense by deposit type is summarized in the table below for the years indicated:

                                                          AT DECEMBER 31,
                                                     --------------------------
                                                      1996      1995      1994
                                                     ------    ------    ------
                                                       (DOLLARS IN MILLIONS)
Passbook accounts.................................   $  9.6    $ 11.1    $ 14.9
Money market and NOW accounts.....................     60.4      55.3      60.2
6-Month certificates..............................     29.9      26.2      27.8
9-Month to 1-Year certificates....................    103.0     133.5     113.5
Other certificates................................    227.7     215.5     174.4
                                                     ------    ------    ------
                                                     $430.6    $441.6    $390.8
                                                     ------    ------    ------
                                                     ------    ------    ------

     Savings deposit fees, which are included as a component of "Fee income" in the Consolidated Statements of Operations, totaled $30.5 million, $25.4 million, and $25.2 million for the years ended December 31, 1996, 1995 and 1994, respectively.

14. ADVANCES FROM FEDERAL HOME LOAN BANK

     FHLB advances totaling $3,111.0 million at December 31, 1996 and $2,671.0 million at December 31, 1995, principally adjustable rate, fixed term, with interest rates ranging from 5.50% to 9.71%, are secured by MBS and certain mortgage loans aggregating $4.3 billion and $3.6 billion at December 31, 1996 and 1995, respectively. The rates of the FHLB advances primarily reprice based upon the LIBOR index and therefore are sensitive to its volatility. Accrued interest payable on FHLB advances was $16.6 million at both December 31, 1996 and 1995. The accrued interest on FHLB advances is included with "Interest payable" on the Consolidated Statements of Financial Condition.

                     CAL FED BANCORP INC. AND SUBSIDIARIES

14. ADVANCES FROM FEDERAL HOME LOAN BANK--(CONTINUED)

     A summary of maturities of FHLB advances and weighted average interest rates at December 31, 1996 and 1995 follows:

                                                           1996                1995
                                                     ----------------    ----------------
                                                     BALANCE     RATE    BALANCE     RATE
                                                     --------    ----    --------    ----
                                                            (DOLLARS IN MILLIONS)
Maturing in one year..............................   $3,100.0    5.66%   $  880.0    6.16%
Maturing in two years.............................         --      --     1,780.0    5.98
Maturing in three years...........................       11.0    9.71          --      --
Maturing in four years............................         --      --        11.0    9.71
Maturing in five years............................         --      --          --      --
                                                     --------            --------
                                                     $3,111.0    5.67%   $2,671.0    6.06%
                                                     --------            --------
                                                     --------            --------

     At December 31, 1996, Cal Fed had credit availability with the FHLB which allows borrowings up to 35% of Cal Fed's assets, subject to the balance of pledged collateral, with terms up to ten years in the form of FHLB Advances and Letters of Credit.

     During 1995, $1.6 billion of Cal Fed's FHLB advances, utilized as a funding source for the sale of the Southeast Division, matured and $0.3 billion matured in January 1996. Those borrowings bore an interest rate based upon the one month LIBOR plus 0.27%. When those borrowings matured, the FHLB offered to renew them. In order to reduce the cost of those borrowings, Cal Fed entered into an interest rate swap agreement which reduces the cost of the advances to approximately the one month LIBOR plus 0.20%. The interest rate swap agreement was established such that the index which determines the interest that Cal Fed receives is identical to the index that Cal Fed pays relative to the FHLB Advances. The notional amount of the swaps totaled $1.5 billion at December 31, 1995 and $1.8 billion at December 31, 1996 and the maturity of the swaps is identical to that of the FHLB advances. The counterparty to the interest rate swaps is an internationally recognized broker-dealer.

15. SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

     The securities sold under agreements to repurchase ("reverse repurchase agreements") were collateralized by MBS at both December 31, 1996 and 1995. The following table provides additional information on the agreements:

                                                       1996         1995
                                                     --------     --------
                                                     (DOLLARS IN MILLIONS)
Carrying value of agreements to repurchase........   $  978.4     $  857.3
Carrying value of collateral......................      975.7        908.9
Market value of collateral........................      977.8        907.5
Maximum amounts of outstanding agreements at any
  month-end.......................................    1,005.4      1,336.8
Average amounts of outstanding agreements.........    1,042.7      1,098.9
Weighted average interest rate for the year.......       5.40%        5.91%
Weighted average interest on year end balances....       6.83%        5.56%
Weighted average maturity of outstanding
  agreements (days)...............................        109          148

     The securities collateralizing these agreements are held in the custodial account of a trustee that is not a party to the agreements until the maturities of the agreements. For all of the agreements, the dealers have agreed

                     CAL FED BANCORP INC. AND SUBSIDIARIES

15. SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE--(CONTINUED)

to resell the identical securities to Cal Fed. The following table presents reverse repurchase agreements by counterparty:

                   COUNTERPARTY                      DECEMBER 31, 1996    DECEMBER 31, 1995
--------------------------------------------------   -----------------    -----------------
                                                             (DOLLARS IN MILLIONS)
Lehman Brothers...................................        $ 461.3              $ 780.9
Bear Stearns......................................          109.8                 76.4
Paine Webber......................................          407.3                   --
                                                          -------              -------
                                                          $ 978.4              $ 857.3
                                                          -------              -------
                                                          -------              -------

     Accrued interest related to reverse repurchase agreements at December 31, 1996 and 1995 totaled $1.8 million and $1.2 million, respectively.

16. STUDENT LOAN MARKETING ASSOCIATION ADVANCES

     At December 31, 1995, the SLMA Advance totaled $200.0 million and was secured by MBS with a carrying value of $108.6 million and government securities with a carrying value of $124.9 million and had a weighted average interest rate of 5.86%. The SLMA Advance outstanding at December 31, 1995 matured on
September 18, 1996.

     Accrued interest related to the SLMA Advance at December 31, 1995 totaled $0.4 million.

17. SUBORDINATED DEBENTURES

     Cal Fed's subordinated debentures consist of (i) a senior subordinated note, (ii) subordinated debentures issued in connection with the 1992 corporate restructuring and (iii) convertible subordinated debentures.

     Senior Subordinated Note. Cal Fed has outstanding a $50.0 million, 10.68% unsecured senior subordinated note which is scheduled to mature on December 22, 1998.

     1992 Subordinated Debentures. On December 16, 1992, Cal Fed issued $13.6 million of 10.0% unsecured subordinated debentures due 2003. Cal Fed repurchased $0.6 million and $8.7 million of these debentures during 1996 and 1995, respectively, at no material gain or loss, leaving a remaining balance outstanding at December 31, 1996 of $4.3 million.

     Convertible Subordinated Debentures. The debentures were issued in 1986 by CalFed Inc., Cal Fed's former holding company, which as a result of the 1992 corporate restructuring was merged with and into XCF Acceptance Corporation ("XCF"), a subsidiary of Cal Fed. The debentures are unsecured obligations of XCF, bear an annual interest rate of 6.5%, and, effective January 1, 1996, are convertible into the common stock of Bancorp at a conversion price of $143.95 per share. The debentures are redeemable at the option of the holders on February 20, 2000, at 123% of their principal amount.

                                                      DECEMBER 31,
                                                     --------------       DATE OF       INTEREST
                                                     1996     1995       MATURITY        RATE
                                                     -----    -----    -------------    --------
                                                                (DOLLARS IN MILLIONS)
Senior Subordinated Note..........................   $50.0    $50.0    Dec. 22, 1998      10.68%
1992 Subordinated Debt............................     4.3      4.9    Jan. 3, 2003       10.00
Convertible Subordinated Debentures...............     2.7      2.7    Feb. 20, 2001       6.50
                                                     -----    -----
                                                     $57.0    $57.6
                                                     -----    -----
                                                     -----    -----

     Accrued interest related to subordinated debentures at December 31, 1996 and 1995 totaled $0.5 million and $0.4 million, respectively.

                     CAL FED BANCORP INC. AND SUBSIDIARIES

18. INTEREST EXPENSE ON BORROWINGS

     Interest expense on borrowings is comprised of the following for the years indicated:

                                                          AT DECEMBER 31,
                                                     --------------------------
                                                      1996      1995      1994
                                                     ------    ------    ------
                                                       (DOLLARS IN MILLIONS)
Securities sold under agreements to repurchase       $ 56.3    $ 64.9    $ 68.5
  (short-term)....................................
FHLB advances (short-term)........................     20.2      14.7       7.4
                                                     ------    ------    ------
Interest expense on short-term borrowings.........     76.5      79.6      75.9
                                                     ------    ------    ------
FHLB advances (long-term).........................    145.4     139.4      76.2
Convertible subordinated debentures...............      0.2       0.2       0.2
Subordinated debentures...........................      0.4       0.7       1.4
SLMA advances (long-term).........................      8.2      29.2      16.5
Other.............................................      5.4       5.4       5.5
                                                     ------    ------    ------
Interest expense on long-term borrowings..........    159.6     174.9      99.8
                                                     ------    ------    ------
Total Interest Expense on Borrowings..............   $236.1    $254.5    $175.7
                                                     ------    ------    ------
                                                     ------    ------    ------

19. DERIVATIVE FINANCIAL INSTRUMENTS

     Cal Fed's use of derivative financial instruments is limited to interest rate exchange agreements. Cal Fed utilizes interest rate exchange agreements as an integral part of its asset/liability management program.

     The primary focus of Cal Fed's asset/liability management program is to measure and monitor the sensitivity of net interest income under varying interest rate scenarios. On a quarterly basis, Cal Fed simulates the level of net interest income expected to be earned over a twelve month period following the date of the simulation. The simulation is based on a projection of market interest rates at varying levels and estimates the impact of such market rates on the levels of interest-earning assets and interest-bearing liabilities during the measurement period. Also, any periodic or lifetime caps that contractually limit the repricing of any interest earning asset is considered.

     Based upon the outcome of the simulation analysis, Cal Fed may consider the use of interest rate exchange agreements as a means of reducing the volatility of projected net interest income within certain ranges of projected changes in interest rates. Cal Fed evaluates the effectiveness of entering into any interest rate exchange agreements by measuring the cost of such agreements in relation to the reduction in net interest income volatility within an assumed range of interest rates.

                     CAL FED BANCORP INC. AND SUBSIDIARIES

19. DERIVATIVE FINANCIAL INSTRUMENTS--(CONTINUED)

     The following tables present Cal Fed's interest rate exchange agreements which were designated as hedges at December 31, 1996 and December 31, 1995:

                                                                        DECEMBER 31, 1996
                                          ------------------------------------------------------------------------------
                                           NOTIONAL                   WEIGHTED         WEIGHTED
                                            AMOUNT                    AVERAGE YIELD    AVERAGE YIELD    DESCRIPTION OF
         TYPE OF INTEREST RATE            (DOLLARS IN    MONTHS TO     DUE TO          PAYABLE BY          ASSET OR
          EXCHANGE AGREEMENT              MILLIONS)      MATURITY     CAL FED          CAL FED          LIABILITY HEDGED
---------------------------------------   -----------    ---------    -------------    -------------    ----------------
Interest rate swap.....................    $   370.0          2            5.48%            5.60%       FHLB Advances
Interest rate swap.....................        300.0          3            5.57             5.60        FHLB Advances
Interest rate swap.....................        415.0          4            5.49             5.61        FHLB Advances
Interest rate swap.....................        290.0          5            5.46             5.63        FHLB Advances
Interest rate swap.....................        105.0          6            5.47             5.56        FHLB Advances
Interest rate swap.....................        320.0          7            5.49             5.63        FHLB Advances
Interest rate swap.....................        300.0         11            6.08             5.56        FHLB Advances
                                           ---------
     Total.............................    $ 2,100.0
                                           ---------
                                           ---------

                                                                    DECEMBER 31, 1995
                                  -------------------------------------------------------------------------------------
                                   NOTIONAL                   WEIGHTED         WEIGHTED
                                    AMOUNT                    AVERAGE YIELD    AVERAGE YIELD        DESCRIPTION OF
     TYPE OF INTEREST RATE        (DOLLARS IN    MONTHS TO     DUE TO          PAYABLE BY              ASSET OR
      EXCHANGE AGREEMENT          MILLIONS)      MATURITY     CAL FED          CAL FED             LIABILITY HEDGED
-------------------------------   -----------    ---------    -------------    -------------    -----------------------
Interest rate swap.............    $    25.0          5            5.74%            8.77        FHLB advances
Interest rate swap.............        500.0         10            5.94             5.63        FHLB advances
Interest rate swap.............        100.0          3            5.45             5.94        2-year fixed rate CDs
Interest rate swap.............        100.0          4            7.45             5.75        18-month fixed rate CDs
Interest rate swap.............        100.0          3            6.36             5.60        1-year fixed rate CDs
Interest rate swap.............      1,540.0         15            5.83             5.91        FHLB advances(a)
                                   ---------
     Total.....................    $ 2,365.0
                                   ---------
                                   ---------

------------------
(a) Please refer to Note 14 Advances from Federal Home Loan Bank for further information about this interest rate swap.

     The estimated fair value of swaps designated as hedges at December 31, 1996 and 1995 were gains of $11.1 million and $7.1 million, respectively.

     At December 31, 1995, Cal Fed had an index amortizing interest rate swap which was designated as held for trading with a notional balance of $50.0 million, with interest payable at a variable rate determined by a specified index (three month LIBOR) in exchange for interest receivable at a fixed rate. On October 9, 1996 the index amortizing swap was sold. Cal Fed recorded a gain of $1.2 million from the sale of the index amortizing swap.

     At December 31, 1996 and 1995, Cal Fed was also a party to an interest rate floor contract maturing September 1998. In addition, Cal Fed was a party to an interest rate floor contract that matured in June 1995. Cal Fed paid the counterparties premiums in exchange for cash payments in the event that a specified index (e.g., 5-year CMT, 1-year CMT, etc.) falls below the strike price. At December 31, 1996, the notional amount of the remaining interest rate floor was $100.0 million, the strike price was 3.38% and the monthly floating rate was 5.50%. At December 31, 1995, the notional amount of the interest rate floors was $100.0 million, the weighted average strike price was 3.38% and the monthly floating rate was 5.29%. There was no unamortized premium on the interest rate floors at December 31, 1996 or 1995. At December 31, 1996 the floating rate exceeded the strike price by 2.12%. At December 31, 1995 the floating rate exceeded the strike price by an average of 1.91%.

                     CAL FED BANCORP INC. AND SUBSIDIARIES

19. DERIVATIVE FINANCIAL INSTRUMENTS--(CONTINUED)

     Cal Fed adheres to credit guidelines when entering into interest rate exchange agreements in order to minimize its exposure to credit loss in the event of non-performance by the counterparties to the agreements. In the event that a counterparty to an interest rate swap does not perform in accordance with the terms of the agreement, Cal Fed would be at risk for the amount of the net interest receivable due from the counterparty. At December 31, 1996, Cal Fed was at risk for $9.6 million of net interest receivable from its counterparties on its aggregate interest rate exchange portfolio.

20. INCOME TAXES

     Income tax expense (benefit) consists of:

                                                          AT DECEMBER 31,
                                                     --------------------------
                                                      1996      1995      1994
                                                     ------    ------    ------
                                                       (DOLLARS IN MILLIONS)
Current Tax Expense (Benefit):
  Federal.........................................   $(43.7)   $   --    $   --
  State...........................................     20.1       0.1        --
                                                     ------    ------    ------
                                                      (23.6)      0.1        --
                                                     ------    ------    ------
Deferred Tax Expense (Benefit):
  Federal.........................................     64.9     (31.4)    (49.0)
  State...........................................     15.3      (9.6)    (12.3)
                                                     ------    ------    ------
                                                       80.2      41.0     (61.3)
Change in valuation allowance for deferred tax
  asset...........................................    (71.1)    (41.0)     61.3
                                                     ------    ------    ------
  Net change in net deferred taxes................      9.1        --        --
                                                     ------    ------    ------
  Total income tax expense (benefit)..............    (14.5)      0.1        --
  Total allocated to continuing operations........    (14.5)      0.1    $  6.3
  Total allocated to Stockholders' Equity.........       --        --      (6.3)
                                                     ------    ------    ------
     Total tax expense (benefit)..................    (14.5)   $  0.1    $   --
                                                     ------    ------    ------
                                                     ------    ------    ------

                     CAL FED BANCORP INC. AND SUBSIDIARIES

20. INCOME TAXES--(CONTINUED)

     The table below sets forth the significant components of the net deferred tax asset/liability at December 31, 1996 and December 31, 1995 (as adjusted and restated for 1995 and prior year tax returns filed through 1996):

                                                        DECEMBER 31,
                                                     ------------------
                                                      1996       1995
                                                     -------    -------
                                                        (DOLLARS IN
                                                         MILLIONS)
                                                     ------------------
Components of the deferred tax asset:
  Bad debt reserve................................   $ (39.0)   $ (53.9)
  Real estate and partnerships....................     (10.0)     (34.9)
  Prior year affirmative adjustments, net.........      (0.2)     (52.3)
  Depreciation....................................      (6.0)      (9.1)
  Net operating loss carryforward.................     (92.3)     (69.3)
  Alternative minimum tax credit carryforward.....      (7.0)     (27.7)
  State Income Taxes..............................     (12.0)      (2.2)
  Stock Options...................................      (0.2)      (3.6)
  Other...........................................     (31.9)      (5.4)
                                                     -------    -------
                                                      (198.6)    (258.4)
  Valuation allowance.............................      86.7      157.8
                                                     -------    -------
     Deferred tax asset, net of valuation
      allowance...................................    (111.9)    (100.6)

Components of the deferred tax liability:
Loan fees, interest and discount, net.............      60.4       58.4
  FHLB stock......................................      41.0       36.5
  Accrued interest income.........................      20.0       (3.3)
  Prepaid expense.................................       0.9        3.2
  Other...........................................       5.0       12.1
                                                     -------    -------
     Deferred tax liability.......................     127.3      106.9
                                                     -------    -------
     Net deferred tax liability...................   $  15.4    $   6.3
                                                     -------    -------
                                                     -------    -------
Net state deferred tax liability..................   $  15.4    $   6.3
Net federal deferred tax liability................        --         --
                                                     -------    -------
  Net deferred tax liability......................   $  15.4    $   6.3
                                                     -------    -------
                                                     -------    -------

     The change in the valuation allowance from December 31, 1995 relates to the increase in the net taxable temporary differences not recognized for current income tax purposes that create future tax benefits and liabilities and adjustments made in contemplation of settlements related to the ongoing federal and state examinations (see discussion below). The valuation allowance of $86.7 million includes $9.4 million related to the $26.8 million balance of an acquired federal net operating loss expiring in 2002 and 2003 and $70.3 million attributable to Cal Fed's federal and California tax losses occuring in 1991 through 1995. To the extent Cal Fed realizes a tax benefit not otherwise available as a result of the acquired federal net operating loss, 65% of the tax benefits may be payable to the FDIC pursuant to the acquisition agreement.

     Cal Fed generated net operating losses in 1993, 1994 and 1995 for federal income tax purposes of $22.5 million, $26.3 million and $146.2 million expiring in 2008, 2009 and 2010, respectively. In addition, Cal Fed has adjusted net operating loss carryforwards from 1991, 1992, 1993, 1994, 1995 and 1996 for California franchise tax purposes of $2.1 million, $22.4 million, $26.3 million, $35.0 million, $14.5 million and $29.6 million, respectively, expiring in 1998, 1999 and 2000. The expiration dates of the net operating loss carryforwards may be accelerated as a result of Bancorp's acquisition by Holdings. In addition, Cal Fed also has

                     CAL FED BANCORP INC. AND SUBSIDIARIES

20. INCOME TAXES--(CONTINUED)--(CONTINUED)

alternative minimum tax credit carryforwards of $2.1 million for federal income tax purposes and $4.9 million for California franchise tax purposes which have no expiration date.

     On August 20, 1996, the Small Business Job Protection Act ("1996 Act") was enacted into federal law generally effective for tax years beginning after 1995. One provision of the 1996 Act repealed the reserve method for computing bad debt deductions for large (over $500 million in assets) savings institutions for taxable years beginning in 1996. Another provision of the 1996 Act provided that beginning no later than 1998, an institution must recapture into taxable income over six years the amount of "applicable excess reserves." An institution's applicable excess reserves is generally the institution's aggregate tax bad debt reserves at the end of 1995 over the amount of its "adjusted base year reserves." For taxable years subsequent to 1987, an institution's adjusted base year reserves are generally the aggregate of its qualifying, nonqualifying and supplemental tax bad debt reserves at December 31, 1987, the first two of which being proportionately decreased for any reductions in the institution's loan portfolio since such date to December 31, 1995. The 1996 Act further provided that an institution must recapture its adjusted base year reserves if the institution no longer qualifies as a "bank" for federal income tax purposes or if its tax bad debt reserves are used for the payment of nontaxable dividends or other distribution (including distributions in dissolution, liquidation or redemption of stock), generally as such rules existed prior to the 1996 Act other than certain newly adopted preferred stock exceptions.

     For federal income tax purposes for taxable years beginning before 1996, savings institutions that met certain definitional and other tests were allowed to compute a bad debt deduction based on either the percentage of taxable income method or the experience method. Prior to the enactment of the Tax Reform Act of 1986 ("1986 Act"), many qualifying institutions, including California Federal, used the percentage of taxable income method which generally resulted in a lower effective federal income tax rate than that applicable to other types of corporations. However, the 1986 Act reduced the maximum percent that could be deducted under the percentage of taxable income method from 40% to 8% for tax years beginning after December 31, 1986; thus, many qualifying institutions, including California Federal, began to use the experience method beginning in 1987. For taxable years beginning prior to 1996, the amount by which a qualifying institution's actual tax bad debt reserves exceeded an allowable offset computed under the experience method ("excess tax bad debt reserves") was, in certain situations involving the payment of nontaxable dividends or other distributions (including distribution in dissolution, liquidation or redemption in stock), subject to recapture and includable in taxable income.

     The consolidated financial statements at December 31, 1996 and 1995 do not include a potential federal income tax liability of $43.4 million attributable to California Federal's tax bad debt reserves. Pursuant to the 1996 Act, circumstances that may require an accrual of this unrecorded tax liability are a failure to meet the definition of a "bank" for federal income tax purposes, and dividend payments in excess of tax earnings and profits and other distributions in dissolution, liquidation or redemption of stock, excluding preferred stock meeting certain conditions.

                     CAL FED BANCORP INC. AND SUBSIDIARIES

20. INCOME TAXES--(CONTINUED)--(CONTINUED)

     A reconciliation of total income tax expense (benefit) and the amount computed by applying the statutory federal corporate income tax rate to earnings
(loss) from continuing operations before income tax expense (benefit) follows:

                                                     PERCENT OF PRETAX EARNINGS
                                                     --------------------------
                                                      YEAR ENDED DECEMBER 31,
                                                     --------------------------
                                                      1996      1995      1994
                                                     ------    ------    ------
Statutory federal corporate income tax rate.......     35.0%     35.0%     35.0%
State tax, net of federal income tax effect.......     19.6       0.1       0.7
                                                     ------    ------    ------
                                                       54.6      35.1     (34.3)
Increase (decrease) resulting from:
  Valuation allowance.............................    (66.9)    (33.5)     34.2
  Bad debt deduction..............................                0.1       3.4
  Stock options...................................     (2.5)     (1.6)      1.0
  Other, net......................................     (0.1)       --       0.1
                                                     ------    ------    ------
                                                      (14.9)%     0.1%      4.4%
                                                     ------    ------    ------
                                                     ------    ------    ------

     During the fourth quarter of 1996, Cal Fed recorded a net current tax receivable of $23.6 million, representing the estimated net recovery of prior years' federal and state taxes. This net tax receivable was based on recently completed meetings with Internal Revenue Service ("IRS") representatives whereby agreement was reached on certain tax positions taken by Cal Fed. Further, Cal Fed also recorded a $41.5 million receivable for the interest related to the net tax refund.

     In August 1996, Cal Fed received $62.9 million from the IRS representing a refund of taxes in the amount of $12.4 million and interest with respect thereto of $50.5 million. This refund was due to the settlement of an IRS examination for the taxable years 1973 through 1981. Further, the IRS and the California Franchise Tax Board ("FTB") have completed examinations of Cal Fed's consolidated federal income tax returns through 1988 and combined California franchise tax reports through 1989, respectively, and have proposed certain adjustments primarily related to timing differences as to the recognition of taxable income and expense. Cal Fed previously filed formal protests with both the IRS and the FTB to take exception to these proposed adjustments and has filed claims for refund to recover its payment of the assessed federal deficiencies. Cal Fed currently intends to pursue most of the positions set forth in its federal and California protests as well as in its federal refund claims.

     In addition, the IRS has completed its examination of the consolidated federal income tax returns filed by a former Cal Fed life insurance company affiliate, Beneficial Standard Life Insurance Company ("BSLIC"), through 1989 and in December 1993, assessed certain deficiencies against BSLIC. In March 1994, Cal Fed filed a Tax Court petition on behalf of BSLIC, and in November 1995, the Tax Court rendered its decision affirming Cal Fed's position on most of the issues contested by Cal Fed on behalf of BSLIC.

     Cal Fed's current income tax receivables at December 31, 1996 and 1995 were $20.3 million and $7.9 million, respectively.

21. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following summary presents a description of the methodologies and assumptions used to estimate the fair value of Cal Fed's financial instruments. Much of the information used to determine fair value is highly subjective. When applicable, readily available market information has been utilized. However, for a significant portion of Cal Fed's financial instruments, active markets do not exist. Therefore, considerable judgment was required in estimating fair value for certain items. The subjective factors include, among other things, the estimated timing and amount of cash flows, risk characteristics, credit quality and interest rates, all of which are subject to change. Since the fair value is estimated as of December 31, 1996 and December 31, 1995, the

                     CAL FED BANCORP INC. AND SUBSIDIARIES

21. FAIR VALUE OF FINANCIAL INSTRUMENTS--(CONTINUED)

amounts that will actually be realized or paid at settlement or maturity of the instruments could be significantly different.

  Cash and Short-Term Investments

     The book value of cash and short-term investments approximates the fair value of such assets because of the short maturity of such investments.

  Securities Purchased Under Agreements to Resell

     The book value of securities purchased under agreements to resell approximates the fair value of such securities due to the short term maturity of such investments.

  Securities Available for Sale and Securities Held to Maturity

     Cal Fed has utilized market quotes for similar or identical securities in an actively traded market, where such a market exists, or has obtained quotes from independent security brokers or dealers to determine the fair value of its securities available for sale and securities held to maturity.

  Loans Receivable

     The fair value of loans receivable was computed as follows: (i) for loans held for sale, quotes were obtained from independent brokers or dealers; (ii) for performing residential loans held for investment, Cal Fed aggregated the loans into pools based upon secondary market requirements for mortgage-backed securities and utilized market quotes for similar securities; (iii) for performing consumer, commercial banking and income property loans, the fair value was determined by a discounted cash flow analysis and (iv) the fair value of impaired income property loans was determined on an individual basis, based upon the fair value of the related collateral, reduced by an estimate of the cost and timing of disposition. For impaired residential 1-4 and consumer loans, fair value was estimated based on a discounted cash flow analysis, adjusted for Cal Fed's estimate of excess credit risk.

  Deposits

     The fair value of deposits was determined as follows: (i) for demand deposits, passbook accounts, money market accounts and other deposits immediately withdrawable, fair value was determined to approximate the amount payable on demand and (ii) for fixed maturity deposits, the fair value was estimated by discounting expected cash flows using an average of rates offered by other institutions combined with Cal Fed's current offering rates of term deposits with similar maturities. In accordance with SFAS No. 107, no value has been assigned to Cal Fed's long-term relationships with its deposit customers (core deposit intangible) since it is not a financial instrument as defined under SFAS No. 107.

  Borrowings

     The fair value of Cal Fed's borrowings was determined as follows: (i) the fair value of FHLB advances was based upon current rates for advances with similar terms and maturities; (ii) the fair value of student loan marketing advances was estimated to approximate the amounts due as the rates on these borrowings fluctuate with a market index; (iii) the fair value of reverse repurchase agreements was based upon the current pricing for such agreements and
(iv) the fair value of Cal Fed's various other borrowings was based upon alternative borrowing costs.

                     CAL FED BANCORP INC. AND SUBSIDIARIES

21. FAIR VALUE OF FINANCIAL INSTRUMENTS--(CONTINUED)

  Off-Balance Sheet Financial Instruments

     The fair value of Cal Fed's off-balance sheet financial instruments was determined as follows: (i) the fair value of interest rate exchange agreements that do not have an active market was determined by computing the net present value of the estimated interest due to Cal Fed as compared to the estimated interest due to the counterparties of the interest rate exchange agreements;
(ii) the fair value of Cal Fed's recourse arrangements on assets sold was determined to approximate the value of the liability currently recorded for such recourse arrangements; and (iii) Cal Fed's standby letters of credit and commitments to originate or sell loans have terms that are consistent with current market terms. Therefore, Cal Fed estimates that the face amount of these commitments approximates book value.

     The following table presents fair value estimates and carrying amounts for financial instruments at December 31, 1996 and December 31, 1995:

                                                        DECEMBER 31, 1996         DECEMBER 31, 1995
                                                     -----------------------    ----------------------
                                                     CARRYING     ESTIMATED     CARRYING    ESTIMATED
                                                      AMOUNT      FAIR VALUE     AMOUNT     FAIR VALUE
                                                     ---------    ----------    --------    ----------
                                                                  (DOLLARS IN MILLIONS)
FINANCIAL INSTRUMENT ASSETS:
Cash..............................................   $   242.1    $    242.1    $  273.7    $    273.7
Short-term liquid investments.....................        69.0          69.0        74.1          74.1
Securities purchased under agreements to resell...     1,310.1       1,310.1     1,674.6       1,674.6
Securities available for sale.....................         6.0           6.0       200.3         200.3
Securities held to maturity.......................     1,963.9       1,942.3     2,366.7       2,361.3
Loans receivable held for sale....................         8.7           8.7        13.6          13.8
Loans receivable held for investment(a)...........    10,099.4      10,179.6     9,290.0       9,246.1
Accrued interest receivable and other.............        78.7          78.7        83.4          98.4

FINANCIAL INSTRUMENT LIABILITIES:
Savings deposits(b)...............................     8,918.3       8,952.0     9,476.7       9,534.6
Advances from Federal Home Loan Banks.............     3,111.0       3,096.7     2,671.0       2,676.0
Securities sold under agreements to repurchase....       978.4         980.0       857.3         852.2
Student loan marketing association advances.......          --            --       200.0         193.9
Other borrowings..................................        57.3          62.8        58.1          65.3
Interest payable..................................        21.7          21.7        29.4          29.4
Other liabilities.................................       120.5         120.5       140.6         140.6

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS:
Interest rate swaps (designated as a hedge).......          --          11.1          --           7.1
Interest rate swaps (designated as held for
  trading)(c).....................................          --            --        (0.3)         (0.3)
Loans sold with recourse(d) ......................   $     9.7    $      9.7    $   11.5    $     11.5

------------------

(a) Please see Note 8 Loans Receivable Held for Investment for additional detail.
(b) The fair value does not include any amount that relates to core deposit intangibles, since they are not defined as financial instruments under SFAS No. 107.
(c) The estimated fair values represent either a net gain or a net (loss). The net loss has been reflected in the Consolidated Statement of Financial Position as a component of "other liabilities."
(d) These amounts represent Cal Fed's estimate of its credit exposure with respect to loans sold with recourse.

                     CAL FED BANCORP INC. AND SUBSIDIARIES

22. COMMITMENTS AND CONTINGENCIES

     Cal Fed is a party to various outstanding commitments and contingent liabilities in the normal course of business which are not reflected in the accompanying consolidated financial statements. The following is a summary of such commitments and contingencies:

                                                       DECEMBER 31,
                                                     ----------------
                                                      1996      1995
                                                     ------    ------
                                                       (DOLLARS IN
                                                        MILLIONS)
Standby letters of credit.........................   $ 49.8    $ 57.9
Commitments to sell loans.........................      5.5      15.7
Commitments to fund fixed rate loans..............    189.6     232.0
Commitments to fund adjustable rate loans.........     57.8      98.3

     Cal Fed makes contractual commitments to extend credit, which are legally binding agreements to lend money to customers at predetermined interest rates for a specified period of time. Cal Fed does not anticipate any material loss as a result of these transactions. Cal Fed applies the same credit standards used in the lending process when extending these commitments, and periodically reassesses the customers' creditworthiness through ongoing credit reviews.

     The fair value of Cal Fed's commitments at December 31, 1996 and 1995 was based upon (i) the contractual terms of the commitment as compared to market terms, (ii) the period of time that the commitments could be exercised and
(iii) the inherent credit risk of the commitments. The fair value of Cal Fed's commitments approximates the amount of the outstanding commitments at December 31, 1996 and 1995.

     During the second quarter of 1995, Cal Fed provided an allowance with respect to certain litigation involving loans made in 1989 and 1990 to California Communities Inc. ("CCI"), a currently inactive subsidiary of Cal Fed formerly engaged in real estate development activities. During the second quarter of 1995, an Orange County, California Superior Court jury rendered a verdict in which it determined that Cal Fed was financially liable for two loans made to CCI by the plaintiff. CCI subsequently defaulted on the loans. The jury awarded the plaintiff $6.5 million in compensatory damages and assessed punitive damages of $20.0 million against Cal Fed and $5.0 million against CCI. Cal Fed has begun the process of appealing the judgment. While Cal Fed believes that its liability from this litigation, if any, will be less than the amount awarded by the jury, there can be no assurance that the ultimate outcome of this litigation will result in an amount less than the amount determined by the jury and it is possible that Cal Fed and its subsidiary could ultimately be found liable for an amount in excess of the allowance that has been established. The provision for this allowance has been included in 1995 real estate operations.

     Cal Fed is involved as a defendant in certain legal proceedings incidental to its business. Cal Fed has established an accrual for its estimate of the potential liability that it believes it may be found liable for. However, it is possible that Cal Fed's actual liability may be substantially higher or lower than the amount of the established allowance. Cal Fed does not believe that the litigation to which it is a party, if adversely decided, in the aggregate would have a material adverse effect upon Cal Fed.

23. MINORITY INTEREST

     Minority interest at December 31, 1996 was comprised of California Federal's 10 5/8% noncumulative perpetual preferred stock, Series B. At December 31, 1995, in addition to California Federal's preferred stock, Series B, minority interest of Cal Fed included California Federal's 7 3/4% noncumulative convertible preferred stock, Series A.

                     CAL FED BANCORP INC. AND SUBSIDIARIES

23. MINORITY INTEREST--(CONTINUED)

  7 3/4% Noncumulative Convertible Preferred Stock, Series A, Par Value $25.00 Per Share

     In March 1993, California Federal issued 3,740,000 shares of 7 3/4% noncumulative convertible preferred stock at its liquidation preference of $25.00 per share (the "Preferred Stock, Series A"). The issuance of the Preferred Stock Series A, resulted in an $89.0 million increase in California Federal's equity capital, after deducting issuance costs of $4.5 million.

     Effective January 1, 1996, the Preferred Stock, Series A, was convertible by the holders into the common stock of Bancorp at any time at a conversion price of $20.16 per share, subject to adjustment. During the second quarter of 1996 California Federal called for redemption all 3,740,000 shares of the Preferred Stock, Series A. Except for the conversion of 18,820 shares into 23,336 shares of the Cal Fed's common stock, the Series A shares were redeemed effective June 14, 1996 at a redemption price of $25.00 per share, plus a dividend of $0.398264 per share.

  10 5/8% Noncumulative Perpetual Preferred Stock, Series B, Par Value $100.00 Per Share

     In March 1994, California Federal issued 1,725,000 shares of 10 5/8% noncumulative perpetual preferred stock at its liquidation preference of $100.00 per share (the "Preferred Stock, Series B"). The issuance of the Preferred Stock, Series B resulted in an $164.2 million increase in California Federal's equity capital, after deducting issuance costs of $8.3 million. The Preferred Stock, Series B, is generally not redeemable prior to April 1, 1999. The Preferred Stock, Series B, is redeemable at the option of California Federal, in whole or in part, at $105.313 per share on or after April 1, 1999 and prior to April 1, 2000, and at prices decreasing annually thereafter to the liquidation preference of $100.00 per share on or after April 1, 2003, plus declared but unpaid dividends. In addition, the Preferred Stock, Series B, is redeemable at the option of California Federal or its successor or any acquiring or resulting entity with respect to California Federal on or after April 1, 1996 and prior to April 1, 1999 in whole, but not in part, in the event of a change of control of California Federal at $114.50 per share.

24. STOCKHOLDERS' EQUITY AND REGULATORY CAPITAL

  Common Stock

     Cal Fed's common stock at December 31, 1996 and 1995 is summarized in the table below:

                                                             DECEMBER 31,
                                                     ----------------------------
                                                         1996            1995
                                                     ------------    ------------
Par value.........................................   $       1.00    $       1.00
Number of shares authorized.......................    100,000,000     100,000,000
Number of shares issued and oustanding............     50,316,774      49,200,444

     During the fourth quarter of 1995, Cal Fed obtained regulatory and shareholder approval to reorganize into a holding company structure to provide greater flexibility for meeting future financial and competitive needs. As a result of the reorganization, on January 1, 1996, each share of California Federal's common stock was converted into one share of Bancorp common stock. Consequently, California Federal became a wholly-owned subsidiary of Bancorp.

  Participation Interests

     During 1995, California Federal registered contingent litigation recovery participation interests ("Litigation Interests") to be issued to its common shareholders. The Litigation Interests represent a right to receive an amount equal to up to 25.377745% of the cash payment, if any, actually received by California Federal, resulting from California Federal's pending goodwill lawsuit against the Federal government. In the lawsuit, California

                     CAL FED BANCORP INC. AND SUBSIDIARIES

24. STOCKHOLDERS' EQUITY AND REGULATORY CAPITAL--(CONTINUED)

Federal alleges that the United States breached certain contractual commitments regarding the computation of its regulatory capital and deprived California Federal of certain of its property without just compensation in violation of the United States constitution. California Federal's claims arose from changes, mandated by FIRREA, with respect to the rules for computing California Federal's regulatory capital. California Federal's shareholders of record on July 14, 1995 received one Litigation Interest for every ten shares of common stock owned on the record date. The Litigation Interests were distributed on July 28, 1995 and began trading on the NASDAQ Small Cap Market under the symbol "CALGZ" on August 1, 1995.

     During 1996, California Federal registered Secondary Contingent Litigation Recovery Participation Interests ("Secondary Litigation Interests") to be issued to the common shareholders of Bancorp in connection with the acquisition of Bancorp by Holdings (the "Merger"). One Secondary Litigation Interest was distributed to shareholders for each ten common shares of Bancorp held at the closing of the Merger which occurred January 3, 1997. The Secondary Litigation Interests represent the right to participate in the cash proceeds, if any, recovered in California Federal's pending breach-of-contract lawsuit against the Federal government relating to the phase-out of supervisory goodwill resulting from the enactment of FIRREA in 1989. Each Secondary Litigation Interest will entitle the holder to receive a pro rata portion of 60% of the net distributable cash proceeds, if any, of Cal Fed's goodwill lawsuit after (a) payment of expenses, (b) pro forma taxes, (c) the net cash proceeds distributable to the holders of the Participation Interests, and (d) the retention of $125 million of net distributable cash proceeds by First Nationwide. The Secondary Litigation Interests were distributed and began trading on the NASDAQ under the symbol "CALGL" in January 1997.

  Regulatory Capital

     As a savings institution which is regulated by the OTS, California Federal is required to comply with the capital requirements of the OTS. The regulations of the OTS require savings institutions to maintain certain minimum levels of regulatory capital. An institution that fails to comply with its regulatory capital requirements must obtain OTS approval of a capital plan and can be subject to a capital directive and certain restrictions on its operations. An institution that fails to obtain OTS approval of its capital plan is deemed to be in an unsafe and unsound condition and could be the subject of the appointment of a conservator or a receiver. At December 31, 1996, the industry-wide minimum regulatory capital requirements were:

          o Tangible capital of 1.5% of adjusted total assets, consisting generally of stockholder's equity, but excluding most intangible assets such as goodwill.

          o A leverage ratio requiring core capital of 3.0% of adjusted total assets, consisting of tangible capital plus supervisory goodwill (certain goodwill arising as a result of the acquisition of troubled institutions and regulatory assisted acquisitions).

          o Total risk-based capital consisting of core capital plus certain subordinated debt and other capital instruments and general valuation allowances on loans receivable equal to 8.0% of the value of risk-weighted assets plus off-balance sheet items.

     The table below presents California Federal's capital ratios as compared to the industry-wide minimum capital requirements at December 31, 1996:

                                                            CALIFORNIA                   REGULATORY            EXCESS
                                                             FEDERAL                    REQUIREMENT            CAPITAL
                                                     ------------------------    --------------------------    -------
                                                                           (DOLLARS IN MILLIONS)
Tangible Capital..................................     $828.5          5.85%       $ 212.3          1.50%      $ 616.2
Core Capital......................................      828.5          5.85          424.6          3.00         403.9
Risk-based Capital................................      945.2         12.01          630.2          8.00         315.0

                     CAL FED BANCORP INC. AND SUBSIDIARIES

24. STOCKHOLDERS' EQUITY AND REGULATORY CAPITAL--(CONTINUED)

     The OTS has implemented a system requiring regulatory sanctions against institutions that are not adequately capitalized, with the sanctions growing more severe the lower the institution's capital. The OTS has established specific capital ratios for five separate capital categories:
"well-capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized."

     Under the OTS regulations, an institution is treated as well-capitalized if its ratio of total capital to risk-weighted assets is 10.0% or more, its ratio of core capital to risk-weighted assets is 6.0% or more, its ratio of core capital to total assets is 5.0% or greater and it is not subject to any order or directive by the OTS to meet a specific capital level.

     At December 31, 1996, (i) California Federal's total risk-based capital ratio was 12.01%, $158.1 million in excess of "well-capitalized" requirements,
(ii) California Federal's Tier 1 risk-based capital ratio was 10.56%, $357.6 million in excess of "well-capitalized" requirements, and (iii) California Federal's leverage ratio was 5.85%, $120.7 million in excess of "well-capitalized" requirements. Therefore, at December 31, 1996, California Federal met and exceeded all of the requirements of a well-capitalized institution.

     An institution is undercapitalized if its ratio of total capital to risk-weighted assets is less than 8.0%, its ratio of core capital to risk-weighted assets is less than 4.0% or its ratio of core capital to total assets is less than 4.0% (3.0% if the institution receives the highest rating on the CAMEL examination rating system). An institution whose capital falls between the well-capitalized and undercapitalized levels is treated as adequately capitalized. An institution is treated as significantly undercapitalized if the above capital ratios are less than 6.0%, 3.0%, or 3.0% respectively. An institution is treated as critically undercapitalized if its ratio of tangible equity (core capital, plus cumulative preferred stock, minus intangible assets other than qualifying supervisory goodwill and certain purchased mortgage servicing rights) to total assets is equal to or less than 2.0%. The OTS can apply to an institution in a particular capital category the sanctions that apply to the next lower capital category if the OTS determines, after providing the institution notice and opportunity for a hearing, that (i) the institution is in an unsafe and unsound condition, or (ii) the institution received, in its most recent report of examination, a less than satisfactory rating for asset quality, management, earnings, or liquidity, and the deficiency has not been corrected. The OTS cannot, however, use this authority to require an adequately capitalized institution to file a capital restoration plan, or to subject a significantly undercapitalized institution to the sanctions applicable to critically undercapitalized institutions.

                     CAL FED BANCORP INC. AND SUBSIDIARIES

24. STOCKHOLDERS' EQUITY AND REGULATORY CAPITAL--(CONTINUED)

     Following is a reconciliation of California Federal's stockholders' equity to regulatory capital as of December 31, 1996:

                                                     TANGIBLE     CORE      RISK-BASED
                                                     CAPITAL     CAPITAL    CAPITAL
                                                     --------    -------    ----------
                                                           (DOLLARS IN MILLIONS)
Stockholders' Equity of California Federal........    $864.9     $ 864.9      $864.9
Non-allowable capital:
  Intangible assets...............................     (15.7)      (15.7)      (15.7)
  Investment in non-permissible subsidiaries......     (20.7)      (20.7)      (20.7)
Tier II capital items:
  Allowable subordinated debt.....................        --          --        18.7
  Allowable general valuation allowance on loans
     receivable (limited to 1.25% of risk-weighted
     assets)......................................        --          --        98.0
                                                      ------     -------      ------
Regulatory capital of California Federal..........     828.5       828.5       945.2
Bank's minimum regulatory capital requirement.....     212.3       424.6       630.2
                                                      ------     -------      ------
  Excess over minimum regulatory capital
     requirements.................................    $616.2     $ 403.9      $315.0
                                                      ------     -------      ------
                                                      ------     -------      ------

     California Federal's investments in and extensions of credit to any subsidiary engaged in activities not permissible for a national bank ("non-includable subsidiaries") must be deducted from capital.

  Restriction on Stockholders' Equity and Dividends

     The payment of dividends, stock repurchases, and other capital distributions by California Federal are subject to regulation by the OTS. The OTS requires 30 days prior notice of any capital distribution. On December 5, 1994, the OTS proposed various amendments to its rules on capital distributions to conform them to the prompt corrective action system established by the Federal Deposit Insurance Corporation Improvement Act of 1991. Under the proposed regulation, those institutions that have the CAMEL ratings of 1 or 2 and are not controlled by a holding company would no longer be required to notify OTS before capital distributions. Most other savings institutions could make capital distributions upon giving notice to OTS provided that, following the distribution, the institution would remain at least adequately capitalized as defined by the prompt corrective action system. The proposed amendments are pending. Pursuant to statutes, savings institutions that do not meet their current capital requirements generally may not make any capital distributions.

  Tax Bad Debt Reserves

     On August 20, 1996, the Small Business Job Protection Act ("1996 Act") was enacted into federal law generally effective for the tax years beginning after 1995. Although the 1996 Act repealed the reserve method for computing bad debt deductions for large savings institutions, including California Federal, it generally retained prior law regarding recapture of tax bad debt reserves. Under the 1996 Act, a savings institution must recapture its adjusted base year reserves if the institution no longer qualifies as a "bank" for federal income tax purposes or if its tax bad debt reserves are used to pay nontaxable dividends or make other distributions in dissolution, liquidation or redemption of stock, excluding preferred stock meeting certain conditions. Similar to pre-1996 federal tax law, the amount includable in taxable income is equal to the distribution plus the federal income tax attributable thereto, up to the aggregate amount of the adjusted base year reserves. At December 31, 1996, Bancorp's retained earnings included approximately $124 million attributable to California Federal's adjusted base year reserves.

                     CAL FED BANCORP INC. AND SUBSIDIARIES

24. STOCKHOLDERS' EQUITY AND REGULATORY CAPITAL--(CONTINUED)

     Prior to 1996, federal tax law provided that savings institutions that met certain definitional and other tests were allowed special bad debt reserve deductions. If amounts appropriated to these tax bad debt reserves in excess of an allowable offset computed under the experience method ("excess tax bad debt reserves") were used for the payment of nontaxable dividends or other distributions to stockholders (including distributions in dissolution, liquidation or redemption of stock), an amount will generally be includable in taxable income up to the aggregate amount of excess tax bad debt reserves. At December 31, 1995, California Federal's total tax bad debt reserves of approximately $195 million did not include any amount which may represent excess tax bad debt reserves.

25. EMPLOYEE RETIREMENT BENEFIT PLANS

  Retirement Plans

     Cal Fed has two defined benefit plans: one covering its employees ("retirement income plan") and one for the non-employee directors ("outside directors plan"). The outside directors plan was terminated as of the date of the merger with Holdings, and liquidated for the amount of $1.0 million. Prior to 1995, Cal Fed had two outside directors plans. During 1995, one of the outside directors plans was terminated and subsequently liquidated.

     Effective May 31, 1993, the retirement income plan was frozen and all accrued benefits became 100% vested. However, credited service will continue to accrue for purposes of determining eligibility for early retirement (and the applicable early retirement reduction factors). Effective May 1, 1996 the plan was also amended to generally allow a vested participant whose termination of employment occurred before June 1, 1996 and whose benefit was not eligible to be paid in a lump sum cash distribution, to elect to receive a severance benefit in a single lump sum payment. The participant was to make the election and receive the distribution prior to July 31, 1996. This resulted in a decrease in projected benefit obligation.

     Cal Fed's funding policy for the retirement income plan is to contribute an amount equal to the minimum required contribution under the Employee Retirement Income Security Act of 1974. Cal Fed from time to time may increase its contribution beyond the minimum reflecting the tax and cash position of Cal Fed and the funded status of the plan. Additionally, Cal Fed had a supplemental defined benefit retirement plan for key employees (the "supplemental plan") which was terminated on December 31, 1993. Cal Fed has recorded a liability of $0.1 million as of December 31, 1996 related to the supplemental plan.

     The following tables set forth the funded status of the pension plan and amounts recognized in Cal Fed's consolidated statements for the years indicated:

                                                              RETIREMENT INCOME PLAN
                                                     -----------------------------------------
                                                     ACCUMULATED     ASSETS         ASSETS
                                                     BENEFITS        EXCEED         EXCEED
                                                      EXCEED        ACCUMULATED    ACCUMULATED
                                                      ASSETS        BENEFITS       BENEFITS
                                                       1996           1995           1994
                                                     -----------    -----------    -----------
                                                               (DOLLARS IN MILLIONS)
Actuarial present value of benefit obligations:
     Accumulated benefit obligation, including
       vested benefits of $18.4 million in 1996,
       $34.4 million in 1995, $30.9 million in
       1994.......................................      $19.3          $35.3          $30.1
                                                        -----          -----          -----
                                                        -----          -----          -----
     Projected benefit obligation for service
       rendered to date...........................      $19.3          $35.3          $30.1
     Plan assets at fair value, primarily listed
       stock and fixed income securities..........       19.2           35.5           33.3
                                                        -----          -----          -----
  Projected benefit obligation greater than (or
     less than) plan assets.......................        0.1           (0.2)          (3.2)

                     CAL FED BANCORP INC. AND SUBSIDIARIES

25. EMPLOYEE RETIREMENT BENEFIT PLANS--(CONTINUED)

     Unrecognized net loss from past experience
       different from that assumed................       (3.9)          (7.7)          (3.3)
     Adjustment required to recognize minimum
       liability..................................        3.9             --             --
                                                        -----          -----          -----
Pension liability (asset) included in other
  liabilities (assets)                                  $ 0.1          $(7.9)         $(6.5)
                                                        -----          -----          -----
                                                        -----          -----          -----
Net pension expense included the following
  components:
       Interest cost on projected benefit
          obligation..............................      $ 2.0          $ 2.0          $ 2.4
       Actual return on plan assets...............       (1.9)          (5.7)          (1.5)
       Other, net.................................        0.1            3.3           (1.3)
                                                        -----          -----          -----
Net periodic pension expense (income).............        0.2           (0.4)         $(0.4)
       Adjustment for settlement of obligations...        3.9             --             --
                                                        -----          -----          -----
Total periodic pension expense, net of
  adjustment......................................      $ 4.1          $(0.4)         $(0.4)
                                                        -----          -----          -----
                                                        -----          -----          -----

     Average assumptions used for all plans were:

                                                          AS OF DECEMBER 31,
                                                     -----------------------------
                                                      1996       1995       1994
                                                     -------    -------    -------
Discount rate.....................................      7.75%      7.25%      8.00%
Rate of increase in compensation levels...........       N/A(a)     N/A(a)     N/A(a)
Expected long-term rate of return on assets.......      8.50%      8.50%      8.50%

------------------

(a) Not applicable due to a freeze in accrued benefits of the plan.

     The FASB has issued Statement of Financial Accounting Standards No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions ("SFAS No. 106"). SFAS No. 106 became effective for fiscal years beginning after December 15, 1992. SFAS No. 106 establishes accounting standards for all employers' postretirement benefits other than pensions; however, it focuses on postretirement health care benefits. SFAS No. 106 changes the current practice of accounting for postretirement benefits on a cash basis by accruing the cost of these benefits during the years the employee renders the necessary service. Cal Fed has a defined benefit postretirement plan which provides for postretirement medical benefits to eligible retired employees.

                     CAL FED BANCORP INC. AND SUBSIDIARIES

25. EMPLOYEE RETIREMENT BENEFIT PLANS--(CONTINUED)

     The following table sets forth the funded status of the postretirement benefit plans and amount recognized in Cal Fed's consolidated statements for the years ended December 31, 1996 and 1995:

                                                      1996      1995
                                                     ------    ------
                                                       (DOLLARS IN
                                                        MILLIONS)
Accumulated Postretirement Benefit Obligation:
     Current Retirees.............................   $  1.8    $  2.1
     Current Actives..............................      0.9       1.0
                                                     ------    ------
          Total...................................      2.7    $  3.1
                                                     ------    ------
                                                     ------    ------
Accumulated Postretirement Benefit Obligation.....   $  2.7    $  3.1
Plan assets at fair value.........................       --        --
                                                     ------    ------
          Excess of accumulated postretirement
           benefit obligations greater than plan
           assets ................................      2.7       3.1
Unrecognized transition obligation................     (3.8)     (4.0)
Unrecognized net gain.............................      3.7       3.1
                                                     ------    ------
          Net postretirement benefit liability
           included in other liabilities..........   $  2.6    $  2.2
                                                     ------    ------
                                                     ------    ------
Net Periodic Postretirement Benefit Cost:
     Service cost.................................   $  0.2       0.2
     Interest cost................................      0.2       0.3
     Amortization of transition obligation........      0.2       0.2
     Other, net...................................     (0.2)     (0.2)
          Net periodic postretirement benefit
           cost...................................   $  0.4    $  0.5
Effect of one percent increase in trend rates:
     Service and interest cost....................   $  0.1    $  0.1
                                                     ------    ------
     Accumulated postretirement benefit
      obligation..................................   $  0.3    $  0.4
                                                     ------    ------

     The cost of inflation for health care and medical costs of plan participants (the "health care trend rate") was assumed to start at 11.0% for 1996, and gradually trend downward over 10 years to 6%. The assumed discount rate, in determining postretirement benefits, was 7.75% and 7.25% at December 31, 1996 and 1995, respectively. At December 31, 1996 and 1995, there were no plan assets related to this plan.

  Investment Plus Plan

     The Investment Plus Plan (the "Plan") is a defined contribution plan that is available to substantially all employees. The Plan is a qualified plan under
Section 401(k) of the Internal Revenue Code. Employee contributions are voluntary, as employees may elect to defer from one to ten percent of compensation, exclusive of overtime, bonuses or other special payments ("qualifying compensation"). Participants vest immediately in their own contributions and they vest in Cal Fed's contributions based on years of service. Up to 4% of participants' contributions are matched by Cal Fed on a schedule that is determined by the participants' years of

                     CAL FED BANCORP INC. AND SUBSIDIARIES

25. EMPLOYEE RETIREMENT BENEFIT PLANS--(CONTINUED)

service with Cal Fed. The table below presents Cal Fed's matching contributions as determined by the participants' years of service.

                                                     CAL FED'S MATCHING
                                                     OF PARTICIPANTS'      PARTICIPANTS'
                                                     CONTRIBUTIONS UP      VESTING IN
                                                     TO 4% OF QUALIFIED    CAL FED'S
                 YEARS OF SERVICE                    COMPENSATION          CONTRIBUTION
--------------------------------------------------   ------------------    --------------
At least 3 months but less than 2 years...........           125%                  0%
At least 2 years but less than 3 years............           125                  25
At least 3 years but less than 4 years............           125                  50
At least 4 years but less than 5 years............           125                  75
At least 5 years, but less than 10 years..........           150                 100
10 or more years..................................           200                 100

     Cal Fed's contributions may be made without regard to current or accumulated profits, provided that the Plan is designed to qualify as a profit sharing plan for purposes of Section 401(a), et seq. of the Internal Revenue Code. For the years ended December 31, 1996, 1995 and 1994, Cal Fed's pre-tax Plan expense was $4.0 million, $3.9 million and $4.2 million, respectively. As of the date of the merger with Holdings, Cal Fed's contributions to all active participants became 100% vested.

26. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

                                                                          QUARTER ENDED
                                                     --------------------------------------------------------
                                                     MARCH 31,     JUNE 30,     SEPTEMBER 30,    DECEMBER 31,
                                                       1996          1996           1996            1996
                                                     ---------    ----------    -------------    ------------
                                                                     (DOLLARS IN MILLIONS)
Interest income...................................    $ 256.9     $    252.1     $     252.6      $    253.7
Interest expense..................................      171.3          163.3           166.1           166.0
                                                      -------     ----------     -----------      ----------
Net interest income...............................       85.6           88.8            86.5            87.7
Provision for loan losses.........................       10.2           10.2            10.4            10.5
Other income......................................       15.8           28.0(a)         18.2            58.0(c)
Other expenses....................................       61.6           62.5           118.6(b)         87.7
Income tax expense (benefit)......................         --            0.1              --           (14.6)(d)
                                                      -------     ----------     -----------      ----------
Net earnings (loss)...............................    $  29.6     $     44.0           (24.3)     $     62.1
                                                      -------     ----------     -----------      ----------
                                                      -------     ----------     -----------      ----------
Net earnings (loss) per common share..............    $  0.46     $     0.72     $     (0.58)     $     1.15
                                                      -------     ----------     -----------      ----------
                                                      -------     ----------     -----------      ----------

------------------

(a) The increase in other income during the second quarter of 1996 represents the $12.0 million gain on the sale of six branches in San Diego.

(b) The increase in other expenses during the third quarter of 1996 resulted from the accrual of $58.1 million for a one-time special SAIF assessment.

(c) Other income increased during the fourth quarter of 1996 as a result of a $42.2 million income tax refund.

                     CAL FED BANCORP INC. AND SUBSIDIARIES

26. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)--(CONTINUED)

(d) The income tax benefit for the fourth quarter of 1996 resulted from adjustments to prior years' income taxes.

                                                                          QUARTER ENDED
                                                     --------------------------------------------------------
                                                     MARCH 31,     JUNE 30,     SEPTEMBER 30,    DECEMBER 31,
                                                       1995          1995           1995            1995
                                                     ---------    ----------    -------------    ------------
                                                                     (DOLLARS IN MILLIONS)
Interest income...................................    $ 245.6     $    252.1     $     249.9      $    260.4
Interest expense..................................      172.8          175.7           170.0           177.6
                                                      -------     ----------     -----------      ----------
Net interest income...............................       72.8           76.4            79.9            82.8
Provision for loan losses.........................        8.3            8.6             7.6             7.3
Other income......................................       14.5           14.3            21.5(a)         13.2
Other expenses....................................       64.3           60.3            61.9            63.4
Income tax expense................................         --            0.1              --              --
                                                      -------     ----------     -----------      ----------
Net earnings......................................    $  14.7     $     21.7     $      31.9      $     25.3
                                                      -------     ----------     -----------      ----------
                                                      -------     ----------     -----------      ----------
Net earnings per common share.....................    $  0.17     $     0.31     $      0.50      $     0.38
                                                      -------     ----------     -----------      ----------
                                                      -------     ----------     -----------      ----------

------------------

(a) Other income increased during the third quarter of 1995 as a result of $6.8 million of gains on the sale of $729.3 million of securities held for sale.

27. SUBSEQUENT EVENTS

     On July 29, 1996 Cal Fed announced that it had entered into a definitive merger agreement with Holdings, the parent company of First Nationwide, pursuant to which on January 3, 1997, Holdings acquired 100% of the outstanding stock of Cal Fed. The aggregate consideration paid consisted of approximately
$1.2 billion in cash and the issuance of litigation interests owned by Cal Fed. The terms of the Merger agreement provided for each Cal Fed stockholder to receive a cash payment of $23.50 per common share plus a new security (see "Secondary Litigation Interests" below).

     During 1996, Cal Fed registered Secondary Litigation Interests to be issued to its common stockholders in connection with Merger. One Secondary Litigation Interest was distributed to stockholders for each ten common shares held at the closing of the Merger which occurred January 3, 1997. The Secondary Litigation Interests represent the right to participate in the cash proceeds, if any, recovered in Cal Fed's pending breach-of-contract lawsuit against the federal government relating to the phase-out of supervisory goodwill resulting from the enactment of FIRREA in 1989. Each Secondary Litigation Interest will entitle the holder to receive a pro rata portion of 60 percent of the net distributable cash proceeds, if any, of Cal Fed's goodwill lawsuit after (a) payment of expenses,
(b) pro forma taxes, (c) the net cash proceeds distributable to the holders of the Litigation Interests, and (d) the retention of $125 million of net distributable cash proceeds by First Nationwide. In January 1997, the Secondary Litigation Interests were distributed and began trading on the NASDAQ under the symbol "CALGL."

28. PARENT COMPANY FINANCIAL INFORMATION

     The following financial statements are for Cal Fed Bancorp, Inc., the parent company, on a stand-alone basis. These financial statements should be read in conjunction with the other Notes to the consolidated financial statements.

                              CAL FED BANCORP INC.
                        STATEMENT OF FINANCIAL CONDITION
                             (DOLLARS IN MILLIONS)

                                                     DECEMBER 31, 1996
                                                     ------------------
                      ASSETS
Cash..............................................         $  0.4
Investment in subsidiaries........................          692.4
Due from subsidiaries.............................           26.0
                                                           ------
     Total assets.................................         $718.8
                                                           ------
                                                           ------

       LIABILITIES AND STOCKHOLDERS' EQUITY
Other liabilities.................................         $  0.1
Total stockholders' equity........................          718.7
                                                           ------
                                                           $718.8
                                                           ------
                                                           ------

             STATEMENT OF OPERATIONS

                                                     FOR THE YEAR ENDED
                                                     DECEMBER 31, 1996
                                                           ------
Other income......................................         $  0.1
Interest on loans to subsidiaries.................            1.0
                                                           ------
                                                              1.1
General and administrative expenses...............            6.1
Income tax expense (benefit)......................             --
                                                           ------
Net loss before equity in undistributed net
  earnings of subsidiaries........................           (5.0)
                                                           ------
Equity in undistributed net earnings of
  subsidiaries....................................           93.0
                                                           ------
Net earnings......................................         $ 88.0
                                                           ------
                                                           ------

             STATEMENT OF CASH FLOWS
                                                     FOR THE YEAR ENDED
                                                     DECEMBER 31, 1996
                                                           ------
Net cash flows from operating activities:
  Net earnings....................................         $ 88.0
  Adjustments to reconcile net earnings to net
     cash provided by operating activities:
       Increase in other liabilities..............            0.1
       Equity in undistributed net earnings of
        subsidiaries..............................          (93.0)
                                                           ------
          Net cash used by operating activities...           (4.9)
  Cash flows from investing activities:
       Increase in due from subsidiaries..........          (26.0)
                                                           ------
       Net cash provided by investing
        activities................................          (26.0)
  Cash flows from financing activities:
       Exercise of common stock options...........          (76.1)
       Litigation interest dividend from
        California Federal........................           57.1
                                                           ------
       Proceeds from issuance of common stock.....           50.3
                                                           ------
       Net cash used by financing activities......           31.3
                                                           ------
Net increase in cash..............................            0.4
Cash at beginning of year.........................             --
                                                           ------
Cash at end of year...............................         $  0.4
                                                           ------
                                                           ------

                             GLENDALE FEDERAL BANK
                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Glendale Federal Bank

     We have audited the accompanying consolidated statements of financial condition of Glendale Federal Bank and subsidiaries (the Bank) as of June 30, 1998 and 1997, and the related consolidated statements of operations, changes in stockholder's equity and cash flows for each of the years in the three-year period ended June 30, 1998. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Glendale Federal Bank and subsidiaries as of June 30, 1998 and 1997 and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 1998 in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

Los Angeles, California
July 20, 1998

                     GLENDALE FEDERAL BANK AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                    (DOLLARS IN THOUSANDS EXCEPT SHARE DATA)

                                                             JUNE 30,
                                                     --------------------------
                                                        1998           1997
                                                     -----------    -----------
                      ASSETS
Cash and amounts due from banks...................   $   289,978    $   221,557
Federal funds sold and assets purchased under
  resale agreements...............................       172,000        632,000
Certificates of deposit--substantially
  restricted......................................         2,200          4,005
Other debt and equity securities available for
  sale, at fair value.............................       126,108         27,794
Mortgage-backed securities held to maturity, at
  amortized cost
  (fair value: $921,555 in 1998 and $1,166,941 in
  1997)...........................................       914,593      1,162,825
Mortgage-backed securities available for sale, at
  fair value......................................     1,460,770      1,116,709
Loans receivable, net of allowance for loan losses
  of $156,482 in 1998
  and $163,759 in 1997............................    13,742,673     11,886,090
Loans held for sale, at lower of cost or market...        31,907         19,003
Real estate held for sale or investment...........         6,327          8,689
Real estate acquired in settlement of loans.......        37,393         61,500
Interest receivable...............................       114,009        102,940
Investment in capital stock of Federal Home Loan
  Bank, at cost...................................       300,339        259,587
Premises and equipment, at cost, less accumulated
  depreciation....................................       146,893        134,936
Mortgage servicing assets.........................       243,314        284,472
Goodwill and other intangible assets, less
  accumulated amortization
  ($31,261 in 1998 and $22,110 in 1997)...........       180,463         99,533
Other assets......................................       326,429        196,619
                                                     -----------    -----------
                                                     $18,095,396    $16,218,259
                                                     -----------    -----------
                                                     -----------    -----------
       LIABILITIES AND STOCKHOLDER'S EQUITY
Liabilities:
  Deposits........................................   $10,701,157    $ 9,356,909
  Securities sold under agreements to
     repurchase...................................       175,551        768,682
  Borrowings from the Federal Home Loan Bank......     5,613,458      4,788,000
  Other borrowings................................            70         10,782
  Other liabilities and accrued expenses..........       281,603        221,540
  Income taxes payable............................        45,158         60,272
                                                     -----------    -----------
       Total liabilities..........................    16,816,997     15,206,185
                                                     -----------    -----------
Stockholder's Equity:
  Preferred stock, Series A, $1.00 par value per
     share and $25.00 liquidation preference per
     share (5,000,000 shares authorized; 4,621,982
     shares issued and outstanding at June 30,
     1998 and 1997)...............................         4,622          4,622
  Common stock, $1.00 par value per share
     (100,000,000 shares authorized; 57,754,480
     shares issued and outstanding in 1998;
     50,348,509 shares issued and outstanding at
     June 30, 1997)...............................        57,754         50,349
  Additional paid-in capital......................     1,008,464        793,111
  Net unrealized holding loss on debt and equity
     securities available for sale................        (1,612)        (1,154)
  Retained earnings--substantially restricted.....       209,171        165,146
                                                     -----------    -----------
       Total stockholder's equity.................     1,278,399      1,012,074
                                                     -----------    -----------
                                                     $18,095,396    $16,218,259
                                                     -----------    -----------
                                                     -----------    -----------

          See accompanying Notes to Consolidated Financial Statements.

                     GLENDALE FEDERAL BANK AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                              YEARS ENDED JUNE 30,
                                                     --------------------------------------
                                                        1998          1997          1996
                                                     ----------    ----------    ----------
Interest income:
  Loans receivable................................   $  950,265    $  861,858    $  803,432
  Mortgage-backed securities......................      149,749       149,551       216,812
  Investments.....................................       57,931        61,547        59,791
                                                     ----------    ----------    ----------
     Total interest income........................    1,157,945     1,072,956     1,080,035
                                                     ----------    ----------    ----------
Interest expense:
  Deposits........................................      408,300       405,182       433,834
  Short-term borrowings...........................       37,591        18,642       108,839
  Other borrowings................................      271,430       270,148       204,297
                                                     ----------    ----------    ----------
     Total interest expense.......................      717,321       693,972       746,970
                                                     ----------    ----------    ----------
     Net interest income..........................      440,624       378,984       333,065
Provision for loan losses.........................       (1,727)       25,204        40,350
                                                     ----------    ----------    ----------
     Net interest income after provision for loan
       losses.....................................      442,351       353,780       292,715
Other income:
  Loan servicing income, net......................       28,550        33,795        24,208
  Other fees and service charges..................       69,526        56,901        45,769
  Gain (loss) on sale of loans, net...............          605          (291)         (690)
  Gain (loss) on sale of mortgage-backed
     securities, net..............................        4,562        (1,804)      (34,222)
  Other income (loss), net........................        1,643            62          (707)
                                                     ----------    ----------    ----------
     Total other income...........................      104,886        88,663        34,358
                                                     ----------    ----------    ----------
Other expenses:
  Compensation and employee benefits..............      135,966       114,270       101,502
  Computer support and item processing............       37,686        25,545        20,474
  Occupancy expense, net..........................       34,215        31,777        29,698
  Advertising and promotion.......................       21,816        24,416        24,798
  Furniture, fixtures and equipment...............       15,078        12,585        11,605
  Stationery, supplies and postage................       14,228        11,628        10,158
  Regulatory insurance............................        7,843        16,317        27,491
  Other general and administrative expenses.......       26,857        26,686        21,209
                                                     ----------    ----------    ----------
     Total general and administrative expenses....      293,689       263,224       246,935
  SAIF special assessment.........................           --        55,519            --
  Legal expense--goodwill lawsuit.................       19,045        24,058         1,929
  Acquisition and restructuring costs.............        6,939            --            --
  Operations of real estate held for sale or
     investment...................................         (664)          935         1,242
  Operations of real estate acquired in settlement
     of loans.....................................       (3,111)        6,623         8,426
  Amortization of goodwill and other intangible
     assets.......................................        9,151         5,530         5,147
                                                     ----------    ----------    ----------
     Total other expenses.........................      325,049       355,889       263,679
                                                     ----------    ----------    ----------
Earnings before income tax provision..............      222,188        86,554        63,394
Income tax provision..............................       93,113        36,131        21,342
                                                     ----------    ----------    ----------
     Net earnings.................................   $  129,075    $   50,423    $   42,052
                                                     ----------    ----------    ----------
                                                     ----------    ----------    ----------

          See accompanying Notes to Consolidated Financial Statements

                     GLENDALE FEDERAL BANK AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                                    NET UNREALIZED
                                PREFERRED STOCK                                     HOLDING GAIN
                                   SERIES A           COMMON STOCK      ADDITIONAL  (LOSS) ON DEBT AND                TOTAL
                              -------------------  -------------------   PAID-IN    EQUITY SECURITIES   RETAINED   STOCKHOLDER'S
                                SHARES    AMOUNT     SHARES    AMOUNT    CAPITAL    AVAILABLE FOR SALE  EARNINGS*     EQUITY
                              ----------  -------  ----------  -------  ----------  ------------------  ---------  -------------
Balance, June 30, 1995.......  8,050,000  $ 8,050  40,719,718  $40,720  $  793,372       $     37       $  99,668   $   941,847
Exchange of Series A
  Preferred Stock for common
  stock...................... (2,226,118)  (2,226)  5,901,771    5,902      (3,676)            --              --            --
Net unrealized holding
  loss on debt and equity
  securities available
  for sale...................         --       --          --       --          --        (11,428)             --       (11,428)
Stock options exercised......                         106,000      106       1,028             --              --         1,134
5-year warrants exercised....         --       --       2,209        2          --             --              --             2
Dividends declared on
  Series A preferred stock
  ($2.188 per share).........         --       --          --       --          --             --         (16,156)      (16,156)
Net earnings.................         --       --          --       --          --             --          42,052        42,052
                              ----------  -------  ----------  -------  ----------       --------       ---------   -----------
Balance, June 30, 1996.......  5,823,882    5,824  46,729,698   46,730     790,724        (11,391)        125,564       957,451
Exchange of Series A
  Preferred Stock for common
  stock...................... (1,201,900)  (1,202)  3,103,872    3,104      (1,902)            --              --            --
Net unrealized holding
  gain on debt and equity
  securities available
  for sale...................         --       --          --       --          --         10,237              --        10,237
Stock options exercised......         --       --     512,125      512       4,263             --              --         4,775
5-year warrants exercised....         --       --         414        1          --             --              --             1
7-year warrants exercised....         --       --       2,400        2          26             --              --            28
Dividends declared on
  Series A preferred stock
  ($2.188 per share).........         --       --          --       --          --             --         (10,841)      (10,841)
Net earnings.................         --       --          --       --          --             --          50,423        50,423
                              ----------  -------  ----------  -------  ----------       --------       ---------   -----------
Balance, June 30, 1997.......  4,621,982    4,622  50,348,509   50,349     793,111         (1,154)        165,146     1,012,074
Net unrealized holding
  loss on debt and equity
  securities available
  for sale...................         --       --          --       --          --           (458)             --          (458)
Stock options exercised......         --       --      15,376       15      28,883             --              --        28,898
5-year warrants exercised....         --       --          38                   --             --              --            --
Acquisition of CenFed Bank...         --       --   7,390,557    7,390     186,470             --              --       193,860
Dividends paid to parent.....         --       --          --       --          --             --         (85,050)      (85,050)
Net earnings.................         --       --          --       --          --             --         129,075       129,075
                              ----------  -------  ----------  -------  ----------       --------       ---------   -----------
Balance, June 30, 1998.......  4,621,982  $ 4,622  57,754,480  $57,754  $1,008,464       $ (1,612)      $ 209,171   $ 1,278,399
                              ----------  -------  ----------  -------  ----------       --------       ---------   -----------
                              ----------  -------  ----------  -------  ----------       --------       ---------   -----------

------------------
* Substantially restricted.

          See accompanying Notes to Consolidated Financial Statements

                     GLENDALE FEDERAL BANK AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                               YEARS ENDED JUNE 30,
                                                     ----------------------------------------
                                                        1998           1997           1996
                                                     -----------    -----------    ----------
Cash flows from operating activities:
  Net earnings....................................   $   129,075    $    50,423    $   42,052
  Adjustments to reconcile net earnings to net
     cash provided by operating activities:
     Amortization of discounts and accretion of
       premiums, net..............................         7,473         11,064         8,054
     Accretion of deferred loan fees..............        (3,305)        (4,355)       (5,546)
     Provision for loan losses....................        (1,727)        25,204        40,350
     Amortization of mortgage servicing assets....        49,245         27,342        22,559
     Provision for impairment of mortgage
       servicing assets...........................         6,142          4,047            --
     (Gain) loss on sale of loans, net............          (605)           291           690
     (Gain) loss on sale of mortgage-backed
       securities, net............................        (4,562)         1,804        34,222
     Depreciation.................................        16,186         15,065        16,115
     Provision for losses on real estate..........         2,670          7,706        11,610
     Gain on sale of real estate..................       (10,641)        (7,220)      (10,880)
     Amortization of goodwill and other intangible
       assets.....................................         9,151          5,530         5,147
     (Benefit) provision for deferred income
       taxes......................................        (7,685)        10,364        19,132
     Net change in loans originated or purchased
       for resale.................................        62,422         39,249        (2,649)
     Decrease (increase) in interest receivable...           460         (8,851)        7,158
     FHLB stock dividend received.................       (16,096)       (13,693)       (9,612)
     (Increase) decrease in other assets..........      (127,001)           434        20,298
     Increase (decrease) in other liabilities.....       119,641        177,937       (27,698)
     Other items..................................        (2,669)           630       (24,286)
                                                     -----------    -----------    ----------
       Total adjustments..........................        99,099        292,548       104,664
                                                     -----------    -----------    ----------
          Net cash provided by operating
            activities............................   $   228,174    $   342,971    $  146,716
                                                     -----------    -----------    ----------
                                                     -----------    -----------    ----------

          See accompanying Notes to Consolidated Financial Statements

                     GLENDALE FEDERAL BANK AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF CASH FLOWS--(CONTINUED)
                                 (IN THOUSANDS)

                                                               YEARS ENDED JUNE 30,
                                                     -----------------------------------------
                                                        1998           1997           1996
                                                     -----------    -----------    -----------
Cash flows from investing activities:
  Net change in certificates of deposit with
     original maturities of 3 months or less......   $     3,805    $     1,971    $    (5,027)
  Net change in other debt and equity securities
     with original maturities of 3 months or
     less.........................................           390         (3,809)         9,268
  Purchase of certificates of deposit.............        (2,000)        (3,000)        (4,800)
  Purchase of other debt and equity securities
     held to maturity.............................            --         (3,000)        (5,000)
  Proceeds from maturities of certificates of
     deposit......................................            --          7,810          9,100
  Proceeds from maturities of other debt and
     equity securities held to maturity...........            --          7,800         20,045
  Purchase of other debt and equity securities
     available for sale...........................          (361)        (2,113)            --
  Proceeds from sales and maturities of other debt
     and equity securities available for sale.....         6,156        161,760             --
  Purchase of mortgage-backed securities held to
     maturity.....................................            --             --         (2,982)
  Principal payments on mortgage-backed securities
     held to maturity.............................       245,588        190,545        495,999
  Purchase of mortgage-backed securities available
     for sale.....................................      (588,712)      (505,083)      (113,218)
  Principal payments on mortgage-backed securities
     available for sale...........................       457,318        285,404        355,975
  Proceeds from sale of mortgage-backed securities
     available for sale...........................       124,811             --      1,671,934
  Loans originated for investment, net of
     refinances...................................      (720,064)      (590,924)      (364,471)
  Loans purchased for investment..................    (2,707,817)    (2,430,461)    (2,107,509)
  Net change in undisbursed loan funds............        (1,591)       (10,353)         7,507
  Principal payments on loans held for
     investment...................................     2,859,780      1,894,857      1,428,501
  Proceeds from sale of loans held for
     investment...................................            --             --        159,079
  Cash invested in real estate....................       (11,735)       (12,515)       (16,115)
  Cash received from real estate investments and
     sale of real estate acquired in settlement of
     loans........................................        98,175        101,679        108,482
  Purchase of FHLB stock..........................        (1,067)       (53,052)       (17,187)
  Redemption of FHLB stock........................            --             --         19,756
  Net (increase) decrease in premises and
     equipment....................................       (18,191)       (19,810)        20,559
  Payments under agreements to purchase mortgage
     servicing assets.............................       (21,558)      (197,091)       (26,479)
  Payment for purchase of CenFed Bank.............        (3,232)            --             --
  Payment for purchase of TransWorld Bank.........            --        (64,419)            --
  Payment for purchase of OneCentral Bank.........            --        (11,111)            --
                                                     -----------    -----------    -----------
     Net cash (used in) provided by investing
       activities.................................   $  (280,305)   $(1,254,915)   $ 1,643,417
                                                     -----------    -----------    -----------
                                                     -----------    -----------    -----------
Cash flows from financing activities:
  Net (decrease) increase in deposits.............   $   (93,221)   $   227,776    $   (10,904)
  Net change in short-term borrowings with
     original maturities of 3 months or less......      (717,197)        10,632     (1,937,126)
  Proceeds from fundings of FHLB advances.........     4,024,000      2,300,000      2,988,000
  Repayments of FHLB advances.....................    (3,460,000)    (1,350,000)    (2,645,000)
  Repayment of other borrowings...................       (10,712)        (2,492)       (18,284)
  Proceeds from issuance of common stock..........           206          4,804          1,136
  Payment of dividends on preferred stock.........            --        (11,827)       (17,044)
  Payment of dividends to parent company..........       (82,524)            --             --
                                                     -----------    -----------    -----------
     Net cash (used in) provided by financing
       activities.................................   $  (339,448)   $ 1,178,893    $(1,639,222)
                                                     -----------    -----------    -----------
                                                     -----------    -----------    -----------
Net (decrease) increase in cash and cash
  equivalents.....................................   $  (391,579)   $   266,949    $   150,911
Cash and cash equivalents at beginning of year....       853,557        586,608        435,697
                                                     -----------    -----------    -----------
Cash and cash equivalents at end of year..........   $   461,978    $   853,557    $   586,608
                                                     -----------    -----------    -----------
                                                     -----------    -----------    -----------

          See accompanying Notes to Consolidated Financial Statements

                     GLENDALE FEDERAL BANK AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          JUNE 30, 1998, 1997 AND 1996

NOTE 1: BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

  Principles of Consolidation and Presentation

     The consolidated financial statements include the accounts of Glendale Federal Bank, Federal Savings Bank and its subsidiaries ("Glendale Federal" or the "Bank"). All significant intercompany balances and transactions have been eliminated in consolidation, including 200,686 common shares of Glendale Federal held by a subsidiary of the Bank at June 30, 1998. Certain reclassifications have been made to prior years' consolidated financial statements to conform to the June 30, 1998 presentation.

     Golden State Bancorp Inc. ("Golden State" or the "Company") was formed to become the holding company for Glendale Federal in a reorganization that was approved by Glendale Federal's stockholders and completed on July 24, 1997. As part of the holding company formation, shares of Glendale Federal's common stock automatically became an equal number of shares of Golden State common stock and shares of Glendale Federal's Noncumulative Preferred Stock, Series E, automatically became an equal number of shares of Golden State's Noncumulative Convertible Preferred Stock, Series A. Glendale Federal's two classes of warrants became exercisable solely to purchase common stock of Golden State. The members of the board of directors of Glendale Federal also became the board of directors of Golden State.

     On November 26, 1997, Golden State Financial Corporation ("Golden State Financial") was formed as a wholly-owned subsidiary of Golden State for the purpose of becoming an intermediate holding company to effect the acquisition of CENFED Financial Corporation ("CENFED"), the parent company of CenFed Bank, A Federal Savings Bank ("CenFed Bank"). CENFED was merged with and into Golden State Financial on April 21, 1998, with Golden State Financial as the surviving entity in the merger. On May 8, 1998, Golden State Bancorp contributed its shares of Glendale Federal to Golden State Financial and CenFed Bank was merged into Glendale Federal, with Glendale Federal as the surviving entity.

     Golden State has no significant assets or business other than its ownership of Golden State Financial, and Golden State Financial has no significant assets or business other than its ownership of Glendale Federal. The Bank's business consists primarily of attracting checking and savings deposits from the public; originating real estate, business and consumer loans; and purchasing loans secured by mortgages on residential real estate. The Bank, through its subsidiaries, also provides general insurance and securities brokerage services.

  Risks and Uncertainties

     In the normal course of its business, the Bank encounters two significant types of risk: economic risk and regulatory risk. There are four main components of economic risk: interest rate risk, credit risk, market risk and concentrations of credit risk. The Bank is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different speeds, or on different bases, than its interest-earning assets. Credit risk is the risk of default on the Bank's loan portfolio that results from borrowers' inability or unwillingness to make contractually required payments. Market risk refers to the risk of decline in the value of collateral underlying loans receivable and the value of real estate held by the Bank, and in the valuation of loans held for sale, mortgage-backed securities available for sale and mortgage servicing assets. Concentration of credit risk refers to the risk that, if the Bank extends a significant portion of its total outstanding credit to borrowers in a specific geographical area or industry or on the security of a specific form of collateral, the Bank may experience disproportionately high levels of default and losses if those borrowers, or the value of the type of collateral, is adversely affected by factors that are particularly applicable to such borrowers or collateral. Glendale Federal's lending activities are principally in California, with the largest concentration of the Bank's loan portfolio being secured by real estate located in Southern California. The ability of the Bank's borrowers to repay amounts owed is dependent on several factors, including the economic conditions in the borrower's geographic region and the borrower's financial condition. The Company and the Bank are subject to the regulations of various government agencies. Regulatory risk refers, among other things, to the fact that these regulations can and do change

                     GLENDALE FEDERAL BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                          JUNE 30, 1998, 1997 AND 1996

NOTE 1: BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES--(CONTINUED)

significantly from period to period. The Bank undergoes periodic examinations by regulatory agencies, which may subject it to further changes with respect to asset valuations, amounts of required loss allowances and operating restrictions resulting from the regulators' judgments based on information available to them at the time of their examination.

     The Bank has had an ongoing program that was intended to ensure that its operational and financial systems would not be adversely affected by Year 2000 data processing hardware and software failures arising from processing errors involving calculations using the Year 2000 date. Enhancements to the Bank's mainframe systems have been implemented with completion of all mission critical repairs having been scheduled for November 1998. The Bank has initiated renovation of its non-mainframe systems, with completion of all but one mission critical system having been scheduled for December 1998 and the one remaining mission critical system was to be completed in February 1999. The Bank halted further implementation of its own Year 2000 efforts as of August 20, 1998 after receiving both shareholder and Office of Thrift Supervision approvals for the Cal Fed Merger. See Note 21: "Subsequent Events" for additional information regarding the Cal Fed Merger. Future Year 2000 compliance will depend upon the ongoing systems that will be maintained by Cal Fed. Expenses related to the Year 2000 enhancements amounted to $10.0 million in fiscal 1998, compared to $0.3 million in fiscal 1997. The Bank expected to incur approximately $37 million on this project, including $2 million to $3 million on software and hardware expenditures, on its program to modify, redevelop or replace its computer applications to try to make them "Year 2000" compliant. Year 2000 compliance failures could result in additional expense to the Bank and significant disruption of its business.

     In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the dates of the balance sheets and revenues and expenses for the periods covered, including the allowance for loan losses, mortgage servicing assets and the realization of deferred tax assets. Actual results could differ significantly from those estimates and assumptions.

  Short-Term Highly Liquid Investments

     The Bank's short-term highly liquid investments consist of federal funds sold and assets purchased under agreements to resell. The Bank invests in these assets to maximize its return on liquid funds.

     Glendale Federal is required by the Federal Reserve System to maintain non-interest earning cash reserves against certain of its transaction accounts and term deposit accounts. At June 30, 1998 and 1997, the required reserves totaled $92,688,000 and $61,892,000, respectively. Actual reserves totaled $92,690,000 and $62,454,000 at June 30, 1998 and 1997, respectively.

  Investments in Debt and Equity Securities

     Glendale Federal's investment in debt securities consists principally of U.S. Treasury securities, obligations of municipalities and mortgage-backed securities purchased by the Bank or created when the Bank exchanges pools of loans for mortgage-backed securities ("securitized loans"). The Bank classifies its investment in debt and equity securities as held to maturity securities, trading securities and available for sale securities, as applicable.

     Securities are designated as held to maturity if the Bank has the positive intent and the ability to hold the securities to maturity. Held to maturity securities are carried at amortized cost, adjusted for the amortization of any related net deferred origination costs and premiums or the accretion of any related net deferred origination fees and discounts into interest income using the interest method over the estimated remaining period until maturity. Unrealized losses on held to maturity securities, reflecting a decline in value judged by the Bank to be

                     GLENDALE FEDERAL BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                          JUNE 30, 1998, 1997 AND 1996

NOTE 1: BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES--(CONTINUED)

other than temporary, are charged to income and reported under the caption "Gain
(loss) on sale of mortgage-backed securities, net" in the Consolidated Statements of Operations.

     Glendale Federal classifies securities as available for sale when at the time of purchase it determines that such securities may be sold at a future date or if the Bank does not have the positive intent or ability to hold such securities to maturity. Securities designated as available for sale are recorded at fair value. Changes in the fair value of debt and equity securities available for sale are included in shareholders' equity as unrealized holding gains or losses net of the related tax effect. Unrealized losses on available for sale securities reflecting a decline in value judged to be other than temporary are charged to income in the Consolidated Statement of Operations. Realized gains or losses on available for sale securities are determined on the specific identification basis. Deferred net origination costs or fees, and purchased premiums and discounts, are amortized and accreted to interest income using the interest method over the estimated remaining period until maturity.

     Glendale Federal classifies securities it intends to sell presently as trading securities. Such securities are generally comprised of securities created by the Bank to facilitate the sale of loans originated and held for sale. Trading securities are recorded at fair value, determined by the lesser of quoted market prices for similar securities or commitment prices for those securities under mandatory commitments to sell. Changes in fair value of debt and equity securities are recognized in earnings in the period in which the change occurs under the caption "Gain (loss) on sale of mortgage-backed securities, net" in the Consolidated Statements of Operations. The Bank held no trading securities at June 30, 1998 and 1997.

     In November 1995, the Financial Accounting Standards Board (the "FASB") issued implementation guidance for Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). The guidance caused the Bank to reassess the appropriateness of the classifications of its securities and account for resulting reclassifications at fair value in accordance with SFAS 115. During the second quarter of fiscal 1996, the Bank, in accordance with the implementation guidance, reclassified $2.8 billion of mortgage-backed securities from held to maturity to available for sale. Pursuant to the transfer to available for sale and the subsequent sale of $1.7 billion of CMOs, the Bank recorded a pre-tax loss on sale of mortgage-backed securities of $28.2 million during fiscal 1996. See Note 6: "Mortgage-Backed Securities" for additional information.

  Loans Held for Sale

     Glendale Federal may designate certain of its loans receivable as being held for sale. In determining the level of loans held for sale, the Bank considers whether such loans would be sold in response to liquidity needs, asset/liability management requirements, regulatory capital needs and other factors. The Bank originates and/or purchases loans that meet certain yield and other guidelines for its own portfolio. Such loans are designated as held for investment at the time of origination or purchase based on a specific identification method. Loans that do not meet such guidelines are designated as held for sale.

     Loans held for sale are recorded at the lower of aggregate cost or market value. Unrealized losses are recorded as a reduction in earnings and are included under the caption "Gain (loss) on sale of loans, net" in the Consolidated Statements of Operations. Realized gains and losses from the sale of loans receivable are computed under the specific identification method.

  Allowance for Loan Losses

     The allowance for loan losses is maintained at an amount management deems adequate to cover estimated inherent losses. In determining the allowance for loan losses to be maintained, management evaluates many factors, including management's judgment as to appropriate asset classifications, prevailing and forecasted economic and market conditions, industry experience, historical loss experience, loan portfolio composition,

                     GLENDALE FEDERAL BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                          JUNE 30, 1998, 1997 AND 1996

NOTE 1: BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES--(CONTINUED)

management's assessment of the borrowers' ability to repay and repayment performance, and the fair value of the underlying collateral.

     The determination of the allowance for loan losses is based on estimates that are particularly susceptible to changes in the economic environment and market conditions. Management believes that, as of June 30, 1998 and 1997, the allowance for loan losses is adequate based on information currently available to it. Deterioration in the economies of the Bank's principal market areas could adversely impact the Bank's loan portfolios and increases in non-performing assets and higher charge-offs could result. Such adverse effects could also require a larger allowance for loan losses.

     The Bank considers a loan to be impaired when, based upon current information and events, it believes it is probable that the Bank will be unable to timely collect all amounts due according to the contractual terms of the loan agreement. Non-accrual income property loans, non-accrual single-family loans or borrowing relationships with unpaid balances greater than $500,000, non-accrual business banking loans with unpaid balances of greater than $100,000, troubled debt restructurings, and certain performing loans are measured individually for impairment. Loans not included in the preceding categories are collectively measured for impairment. Specific valuation allowances are established for impaired collateralized loans at the difference between the loan amount and the fair value of the related collateral, reduced by estimated selling costs, and for unsecured loans at either the present value or the expected future cash flows from the loan, discounted at the loan's effective interest rate, or at the loan's observable market price. Impairment losses are recognized through an increase in the allowance for loan losses and a corresponding charge to the provision for loan losses. Adjustments to impairment losses due to changes in the fair value of the collateral properties for impaired loans are included in the provision for loan losses. Impaired loans may be left on accrual status during the period the Bank is pursuing repayment of the loan. When an impaired loan is either sold, transferred to REO or written down, any related valuation allowance is charged off against the allowance for loan losses. Impaired loans are placed on non-accrual status at the point that either: (1) they become
90 days delinquent; or (2) the Bank determines the borrower is incapable of, or has ceased efforts toward, continuing performance under the terms of the loan.

     Increases to the general allowance are charged to the provision for loan losses. Specific valuation allowances are provided for when management identifies a loan or a portion thereof as to which default is deemed probable. Charge-offs to the allowance for loan losses are made when all, or a portion, of the loan is confirmed as a loss based upon management's review of the loan or through repossession of the underlying security or through a troubled debt restructuring transaction. Recoveries of previously charged-off amounts are credited to the allowance.

  Troubled Debt Restructurings

     Loans whose terms are modified due to borrower difficulties in repaying amounts owed under the loan's original terms are classified as Troubled Debt Restructurings ("TDRs"). TDRs are reported as such based on whether the restructuring was made at an interest rate equal to or greater than the rate that the Bank was willing to accept for loans presenting comparable credit risk at the time of the restructuring for a loan of comparable risk and whether the loan is impaired based on the terms of the restructuring agreement. Loans that are restructured at rates greater than or equal to the rate the Bank was willing to accept at the time of restructuring and that are not impaired based on the terms of the restructuring are reported as TDRs only in the year of the restructuring. All other TDRs are reported in years following the restructuring until repaid.

  Interest Income Recognition--Loans Receivable

     Interest income is accrued as it is earned. Loans are placed on non-accrual status after being delinquent more than 90 days, or earlier if the borrower is deemed by management to be unable to continue performance. When a loan is placed on non-accrual status, interest accrued but not received is reversed. While a loan is on non-accrual

                     GLENDALE FEDERAL BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                          JUNE 30, 1998, 1997 AND 1996

NOTE 1: BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES--(CONTINUED)

status, interest is recognized only as cash is received and if no portion of the loan's carrying value is classified "Doubtful". Loans are returned to accrual status only when the loan is reinstated and ultimate collectibility of current interest is no longer in doubt. Interest income on impaired loans is recognized based on the loan's accrual and classification status as discussed above.

     Loan origination fees and direct origination costs are deferred at origination and the net amounts deferred are accreted or amortized to interest income over the contractual lives of the loans, using the interest method. Accretion of discounts and net deferred origination fees and amortization of premiums and net deferred origination costs is discontinued when loans are placed on non-accrual status.

  Gains and Losses from Sale of Loans

     Glendale Federal sells whole mortgage loans and participations in mortgage loans to institutional and private investors. Gains and losses resulting from the sales of loans are determined on the specific identification method and reflect the extent that the sales proceeds and the allocated fair value of any retained interests exceed or are less than the Bank's investment in the loans (which includes the unpaid principal balance of the loans, unearned discounts, premiums and deferred fees and costs at the time of sale). To the extent sales of loans involve the sale of part of a loan or a pool of loans with disproportionate credit or prepayment risks, the cost basis is allocated based upon the relative fair market value of the portion sold to the portion retained on the date of sale.

     In most cases, the Bank sells loans and continues to service such loans for the investor. During fiscal 1997, the Bank adopted Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights" ("SFAS 122"). SFAS 122 was superseded, for transactions recorded after December 31, 1996, by Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" ("SFAS 125"). Both SFAS 122 and SFAS 125 require, and the Bank recorded, the recognition of a servicing asset or liability and other retained interests as an allocation of the carrying amount of the assets sold between the asset sold and the servicing obligation and other retained interests based on the relative fair value of the assets sold to the interests retained. The resulting Mortgage Servicing Asset ("MSA") or liability is amortized in proportion to and over the period of estimated net servicing income or loss. The Bank evaluates the MSA for impairment or increased obligation based on the MSA's fair value.

     Glendale Federal estimates fair values by discounting servicing asset cash flows using discount and prepayment rates that it believes market participants would use. The assets are summarized by risk attribute strata and a valuation allowance is recorded as the sum of the impairment amounts for all strata with impairment. For purposes of defining impairment strata, the Bank groups loans by interest rate, by whether the loan is government-insured, and by whether the loan has a fixed or adjustable interest rate.

     If loans are sold with recourse, the estimated liability under the recourse provision is provided for in the computation of the gain or loss. For loan sales after December 31, 1996, in accordance with the requirements of SFAS 125 (described under the caption "Current Accounting Pronouncements", following), the liability for loans sold with recourse is recorded at the fair value of the liability. For loan sales through December 31, 1996, the liability is recorded at the present value of the future recourse obligation, discounted at a risk-free rate of return as of the date of the sale. There were no loan sales with recourse between December 31, 1996 and June 30, 1998.

  Loan Servicing and Mortgage Servicing Rights

     Glendale Federal services mortgage loans for investors. Fees earned for servicing loans owned by investors are reported as income when the related mortgage loan payments are due. Accrued servicing fees relating to loans past due more than 90 days are reversed. Loan servicing costs are charged to expense as incurred. Loans serviced

                     GLENDALE FEDERAL BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                          JUNE 30, 1998, 1997 AND 1996

NOTE 1: BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES--(CONTINUED)

for others are not included with loans receivable or any other asset in the accompanying Consolidated Statements of Financial Condition.

     The Bank from time-to-time enters into transactions to acquire the rights to service pools of loans for others and collect the servicing and related fees. The amount paid by the Bank for these rights is capitalized as MSA. The Bank also sells loans and retains the right to service the loans for the investors. As discussed in "Gains and Losses from Sale of Loans," preceding, the Bank also records MSA arising from sales of loans.

     MSA is amortized in proportion to, and over the period that the servicing rights generate net servicing fee income. SFAS 125 also requires that MSA be evaluated for impairment based on the asset's fair value. The Bank estimates fair values by discounting servicing asset cash flows using discount and prepayment rates that it believes market participants would use. For purposes of measuring impairment, MSA is stratified by the Bank based upon whether the loans are fixed-rate or adjustable-rate, and whether the loans are government-insured.

  Accounting for Real Estate

     Real estate acquired in settlement of loans ("REO") is recorded at the lower of fair value, generally as determined by recent appraisals, reduced by estimated selling costs, or the recorded investment in the loan at the time of foreclosure. Thereafter, the property is carried at the lower of acquisition cost or fair value reduced by estimated selling costs, as reflected by subsequent appraisals or sales agreements. Specific valuation allowances on REO are recorded through a charge to operations for estimated costs to sell and if there is a further deterioration in fair value. The Bank also provides a general allowance for inherent losses on REO recorded through a charge to operations.

     Real estate held for sale or investment ("REI") is carried at the lower of cost or fair value less estimated costs to sell.

     Changes in estimated selling and disposal costs, and declines in fair values are provided through a valuation allowance. Net gains or losses on disposal of REO and REI are charged to operations as incurred.

     Gains on real estate sales financed by the Bank are recognized only when the transactions meet the down-payment and continuing investment criteria of Statement of Financial Accounting Standards No. 66, "Accounting for Sales of Real Estate." Losses are recognized when identified.

  Premises and Equipment and Depreciation

     Depreciation and amortization of premises is included in "Occupancy expense, net" and depreciation and amortization of equipment is included in "Other general and administrative expenses" in the Consolidated Statements of Operations. Depreciation and amortization of premises and equipment is computed using the straight-line method over the estimated useful lives of the assets. The cost of leasehold improvements is amortized using the straight-line method over the lesser of the life of the asset or the remaining term of the related lease. Maintenance and repairs on premises and equipment are charged to expense as incurred. Material improvements are capitalized.

  Goodwill and Other Intangible Assets

     Assets acquired and liabilities assumed in acquisitions accounted for under the purchase method of accounting were recorded at their fair value as of the date of the acquisition. The excess cost over fair value of the net assets acquired was classified as goodwill and is being amortized over periods ranging from 10 to 40 years on a straight-line basis. The purchase accounting discount or premium resulting from each acquisition is accreted or amortized into interest income using the interest method over the loans' remaining contractual lives, adjusted for actual principal prepayments. At June 30, 1998, goodwill totaled $149.8 million and had a weighted average remaining life of 15.2 years.

                     GLENDALE FEDERAL BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                          JUNE 30, 1998, 1997 AND 1996

NOTE 1: BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES--(CONTINUED)

     In fiscal 1997, the Bank acquired OneCentral Bank ("OneCentral") with total assets of $74.3 million for $11.1 million in cash, which includes out-of-pocket expenses, and TransWorld Bancorp ("TransWorld") with total assets of $372.4 million for $64.4 million in cash, including out-of-pocket expenses. The Bank recorded goodwill of $5.8 million and $40.0 million, respectively, in the OneCentral and TransWorld transactions, which is being amortized over 15 years using the straight-line method. The goodwill relating to these acquisitions had a remaining balance of $42.0 million at June 30, 1998.

     In fiscal 1998, the Company acquired CENFED. The terms of the transaction provided for a tax-free exchange of 1.2 shares of Golden State common stock for each outstanding share of CENFED's common stock. Pursuant to the terms of the transaction, Golden State issued 7,390,557 shares of its common stock for a total purchase price of $211.1 million, or $28.563 per share. The Bank recorded goodwill of $90.5 million, which is being amortized over 15 years using the straight-line method. The goodwill relating to this acquisition had a remaining balance of $89.5 million at June 30, 1998.

     As discussed in Note 21: "Subsequent Events," on July 11, 1998, the Company completed its acquisition of RedFed Bancorp, parent company of Redlands Federal Bank. Redlands Federal Bank was merged with the Bank, with Glendale Federal as the ongoing entity. Pursuant to this acquisition, the Bank recorded goodwill of $62.8 million.

     In fiscal 1995, the Bank acquired $194 million in deposits of Independence One Bank of California, Federal Savings Bank ("Independence One") and $812 million in deposits of Union Federal Bank ("Union Federal"). The Bank paid a purchase premium of $4.4 million for the Independence One deposits and a purchase premium of $6.9 million for the Union Federal deposits. The Bank accepted as part of the consideration for assuming Union Federal's deposit liabilities certain of Union Federal's assets at their existing gross book values. These purchase premiums, together with an adjustment to record the assets acquired from Union Federal at fair value, totaled $42.9 million, and are reflected under the caption "Goodwill and other intangible assets" in the Consolidated Statements of Financial Condition. These intangible assets are being amortized over 10 years using the straight-line method. At June 30, 1998, these intangible assets totaled $30.6 million with a remaining life of seven years.

     Periodically, the Bank evaluates the recoverability of its deposit purchase premium assets based upon the rate of attrition of deposit relationships acquired. Goodwill is evaluated for impairment on the basis of the estimated undiscounted cash flows of the acquired franchise.

  Derivative Financial Instruments

     Glendale Federal has in the past used various strategies to minimize interest rate risk, including interest rate futures contracts and interest rate exchange agreements ("swaps"). The Bank's accounting policy relating to interest rate futures contracts is to amortize deferred gains and losses on futures contracts into interest income or expense over the expected remaining life of the hedged asset or liability. The conditions for obtaining and maintaining hedge accounting treatment require identification of the asset or liability to be hedged and linking the swap to the asset or liability being hedged. The notional amounts of outstanding interest rate swaps are off-balance sheet items and therefore are not reflected in the Consolidated Statements of Financial Condition. Any gains or losses from selling the swaps simultaneously with the underlying assets or liabilities are currently recognized. Any gains or losses from selling only the swap, without the assets or liabilities, are deferred and amortized over the life of the assets or liabilities. Net interest income (expense) resulting from the differential between exchanging floating rate and fixed rate interest payments is recorded on a current basis and is included with the interest income or expense of the related asset or liability in the Consolidated Statements of Operations. The Bank does not hold any derivative financial instruments for trading purposes. As of June 30, 1998 and 1997, there were no interest rate swaps outstanding.

                     GLENDALE FEDERAL BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                          JUNE 30, 1998, 1997 AND 1996

NOTE 1: BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES--(CONTINUED)

     As detailed under "Current Accounting Pronouncements" following, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133") in June of 1998. As discussed under "Current Accounting Pronouncements," SFAS 133 will require adjustments to the Bank's accounting policy during the quarter ending September 30, 1999. As the Bank presently does not use derivative financial instruments in its hedging practices, changes to Glendale Federal's accounting policies would have no effect on the Bank's statements of financial position or results of operations at June 30, 1998 for the year then-ended.

  Securities Sold Under Agreements to Repurchase

     Glendale Federal enters into sales of securities under agreements to repurchase ("reverse repurchase agreements") only with selected primary dealers. These reverse repurchase agreements are treated as financings: the dollar amount of securities underlying the agreements remains in the asset accounts, and the obligations to repurchase securities sold are reflected as liabilities in the Consolidated Statements of Financial Condition.

  Income Taxes

     The Company and its subsidiaries, including the Bank, file a consolidated Federal income tax return.

     The Bank uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  Current Accounting Pronouncements

     In February 1997, the FASB issued Statement of Financial Accounting Standards No. 129, "Disclosure of Financial Information About Capital Structure" ("SFAS 129"). SFAS 129 supersedes capital structure disclosure requirements found in previous accounting pronouncements and consolidates them into one statement for ease of retrieval and greater visibility for non-public entities. These disclosures are required for financial statements for periods ending after December 15, 1997. SFAS 129 makes no changes to previous accounting pronouncements that applied to the Bank; accordingly, adoption of SFAS 129 has no impact on the Bank's results of operations and financial condition.

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 requires the inclusion of comprehensive income, either in a separate statement for comprehensive income, or as part of a combined statement of income and comprehensive income in a full-set of general-purpose financial statements.

     Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances, excluding those resulting from investments by and distributions to owners. SFAS 130 requires that comprehensive income be presented beginning with net income, adding the elements of comprehensive income not included in the determination of net income, to arrive at comprehensive income. SFAS 130 also requires that an enterprise display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position.

                     GLENDALE FEDERAL BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                          JUNE 30, 1998, 1997 AND 1996

NOTE 1: BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES--(CONTINUED)

     SFAS 130 is effective for the Bank's fiscal year beginning July 1, 1998. SFAS 130 requires the presentation of information already contained in the Bank's financial statements and therefore is not expected to have an impact on the Bank's financial position or results of operation.

     In February 1998, the FASB issued Statement of Financial Accounting Standards No. 132, "Employees' Disclosure about Pensions and Other Postretirement Benefits" ("SFAS 132"). SFAS 132 changes disclosure requirements, but does not change measurement standards, of pension and other postretirement benefit plans. SFAS 132 standardizes the disclosure requirements for retirement and other postretirement benefit plans that are subject to previous accounting standards, and requires disclosure of additional information regarding such plans that will facilitate financial analysis. SFAS 132 is effective for the Bank's fiscal year ending June 30, 1999. SFAS 132 requires changes in disclosures only, and therefore is not expected to have an effect on the Bank's financial position or results of operations.

     In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 replaces, amends and nullifies previous statements of financial accounting standards and Emerging Issues Task Force consensuses to provide a comprehensive framework for accounting and reporting for derivative instruments and hedging activities. SFAS 133 requires recognition of all derivative instruments as either assets or liabilities in the statement of financial condition. Gain or loss recognition is determined based on the intended use and resulting designation of the derivative instrument:

     o Gains or losses on derivative instruments not designated as hedging instruments are recognized in the period of change in fair value.

     o Gains or losses on derivative instruments designated as hedging the exposure to changes in the fair value of a recognized asset, liability or firm commitment are recognized in earnings in the period of the fair value change, together with the offsetting fair value loss or gain on the hedged item.

     o Gains or losses on derivative instruments designated as hedging exposure to variable cash flows arising from a forecasted transaction are initially reported, to the extent the fair value change is offset by the change in the forecasted cash flows, as a component of other comprehensive income. The portion of the change in fair value in excess of the offsetting change in forecasted cash flows is reported in earnings in the period of the change.

     o Gains or losses on derivative instruments designated as foreign currency hedges of net investments in foreign operations are reported in other comprehensive income as part of the foreign currency translation adjustment.

     SFAS 133 precludes the use of nonderivative financial instruments as hedging instruments, except that nonderivative financial instruments denominated in a foreign currency may be designated as a hedge of the foreign currency exposure of an unrecognized firm commitment denominated in a foreign currency or a net investment in a foreign operation.

     SFAS 133 is effective for the Bank's quarter ending September 30, 1999. During that quarter, all existing derivative instruments identified as hedging instruments must be re-evaluated and designated and documented in compliance with SFAS 133. At June 30, 1998, the Bank had no derivative financial instruments. Therefore, as of June 30, 1998, SFAS 133 would have no impact on the Bank's statement of financial condition or results of operations. However, should the Bank enter into derivative instrument transactions during its fiscal year ended June 30, 1999, there will be an indeterminate effect on the Bank's financial condition and results of operations for the fiscal quarter ending September 30, 1999.

                     GLENDALE FEDERAL BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                          JUNE 30, 1998, 1997 AND 1996

NOTE 2: SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

     For the purpose of the statement of cash flows, cash and cash equivalents include "Cash and amounts due from banks" and "Federal funds sold and assets purchased under resale agreements".

     Supplemental disclosure of cash flow information is as follows (in thousands):

                                                           YEARS ENDED JUNE 30,
                                                     ----------------------------------
                                                       1998        1997         1996
                                                     --------    --------    ----------
Cash paid for:
  Interest........................................   $714,435    $707,087    $  738,407
  Income taxes....................................     64,024      24,672        12,623
Non-cash investing and financing activities:
  Principal reductions to loans due to
     foreclosure..................................     96,448     156,820       186,157
  Loans exchanged for mortgage-backed
     securities...................................    171,737      42,222       145,826
  Loans made to facilitate the sale of real estate
     held for investment and real estate acquired
     in settlement of loans.......................     35,576      60,118        85,157
  Exchange of preferred stock for common stock....         --       1,202         2,226
  Issuance of common stock in exchange for
     preferred stock..............................         --       3,104         5,902
  Issuance of common stock to parent in the
     acquisition of CenFed Bank...................    193,860          --            --
  Transfer of mortgage-backed and other debt and
     equity securities to available for sale......         --       7,935     2,818,831
  Transfers of loans from held for investment to
     held for sale:
     Liquidation of troubled credits..............     36,598      28,846        24,344
     Sale of loans serviced by others.............     45,824          --            --
     Loans originated for investment, subsequently
       identified to sale portfolio...............         --       1,596            --
  Transfers of loans from held for sale to held
     for investment:
     Loans originated for sale, subsequently
       identified to investment portfolio.........      5,677          --         1,275
     Troubled credits previously transferred to
       held for sale, but deemed non-salable......         --       3,768         3,064
     Other........................................         --          --            73
  Fair value of CenFed Bank net assets acquired...    106,569          --            --
  Fair value of TransWorld net assets acquired....         --      24,377            --
  Fair value of OneCentral net assets acquired....         --       5,306            --

     The transfers from held for investment loans were primarily of troubled loans which the Bank sold to remove the credit and/or collateral risk arising from the credit. The transfer in fiscal 1996 of troubled credits back to held for investment represents a single loan that was deemed unsalable in fiscal 1996.

     During fiscal 1998, 1997 and 1996, the Bank received income tax refunds of $314,000, $8,383,000 and $6,630,000, respectively.

NOTE 3: ACQUISITIONS

     On April 21, 1998, Golden State acquired CENFED. Pursuant to the terms of the transaction, Golden State issued 7,390,557 shares of its common stock for a total purchase price of $211.1 million, and CenFed Bank was merged into Glendale Federal. Under the purchase method of accounting, the goodwill of $90.5 million recorded by the Bank in this transaction will be amortized over 15 years using the straight-line method. At April 21, 1998, CenFed Bank operated 18 branches and had $1.9 billion in assets, including $1.4 billion of loans receivable, net,

                     GLENDALE FEDERAL BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                          JUNE 30, 1998, 1997 AND 1996

NOTE 3: ACQUISITIONS--(CONTINUED)

and $354 million of mortgage-backed securities, net. CenFed Bank's liabilities included $1.4 billion of deposits and $385.1 million of borrowings. These amounts are unaudited. The merger of CenFed Bank with Glendale Federal was completed on May 8, 1998.

     The following table summarizes the composition of loans acquired in the CenFed Bank merger at April 21, 1998 (in thousands):

                                                                   PERCENT OF
                                                       AMOUNT       TOTAL
                                                     ----------    ----------
Real estate.......................................   $1,404,306        99.2%
                                                     ----------      ------
Consumer:
  Term loans......................................        2,477         0.2
  Lines of credit.................................          511          --
                                                     ----------      ------
                                                          2,988         0.2
                                                     ----------      ------
Commercial:
  SBA loans.......................................        8,530         0.6
  Lines of credit.................................           34          --
                                                     ----------      ------
                                                          8,564         0.6
                                                     ----------      ------
                                                     $1,415,858       100.0%
                                                     ----------      ------
                                                     ----------      ------

     The following table summarizes the composition of deposits acquired in the CenFed Bank merger at April 21, 1998 (in thousands):

                                                                   PERCENT OF
                                                       AMOUNT       TOTAL
                                                     ----------    ----------
Checking..........................................   $  110,832         7.7%
Savings...........................................       92,170         6.4
Money Market......................................      170,402        11.9
                                                     ----------      ------
     Total daily access...........................      373,404        26.0
                                                     ----------      ------
Short-term certificates (1 year or less)..........      458,496        31.9
Long-term certificates (over 1 year)..............      513,066        35.7
Jumbo and brokered certificates...................       92,410         6.4
                                                     ----------      ------
     Total certificates...........................    1,063,972        74.0
                                                     ----------      ------
                                                     $1,437,376       100.0%
                                                     ----------      ------
                                                     ----------      ------

     The following unaudited pro forma financial information presents the combined results of operations of Glendale Federal and CenFed Bank, after giving effect to certain adjustments, including amortization of goodwill, additional depreciation expense, and related income tax effects, and assuming the acquisition occurred at the beginning of the periods presented. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had Glendale Federal and CenFed Bank constituted a single entity during such periods.

                                                                                  YEARS ENDED JUNE 30,
                                                     ------------------------------------------------------------------------------
                                                              1998                                     1997
                                                     -------------------------------------    -------------------------------------
                                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                                      (UNAUDITED)
Pro forma net interest income.....................                 $ 488,591                                $ 438,778
Pro forma net earnings............................                 $ 138,929                                $  60,573

                     GLENDALE FEDERAL BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                          JUNE 30, 1998, 1997 AND 1996

NOTE 3: ACQUISITIONS--(CONTINUED)

     On May 16, 1997, the Bank completed its acquisition of TransWorld Bancorp ("TransWorld") and its principal subsidiary TransWorld Bank, which added nine bank offices to the Bank's retail network. At that date, TransWorld had $372.4 million in assets, including $163.2 million of U.S. Government and federal agency debt securities and $135.8 million in gross real estate, commercial and consumer loans, and $336.3 million in deposits. The Bank paid $64.4 million which includes out-of-pocket expenses, for the transaction and, under the purchase method of accounting, recognized goodwill of $40.0 million after recording the net assets acquired from TransWorld at fair value.

     On January 31, 1997, the Bank completed its acquisition of OneCentral Bank ("OneCentral"). At that date, OneCentral had $74.3 million in assets, including $38.0 million in gross real estate, commercial and consumer loans, and $68.8 million in deposits. The Bank paid $11.1 million which includes out-of-pocket expenses, for the transaction and, under the purchase method of accounting, recognized goodwill of $5.8 million after recording the net assets acquired from OneCentral at fair value.

     The following table summarizes, as of the respective acquisition dates, the composition of loans purchased from TransWorld and OneCentral (in thousands):

                                                                                             PERCENT OF
                                                     TRANSWORLD    ONECENTRAL     TOTAL       TOTAL
                                                     ----------    ----------    --------    ----------
Real estate.......................................    $ 62,028      $ 16,741     $ 78,769         45%
                                                      --------      --------     --------       ----
Consumer:
  Term loans......................................       6,727            --        6,727          4
  Lines of credit.................................       6,155         3,699        9,854          6
                                                      --------      --------     --------       ----
                                                        12,882         3,699       16,581         10
                                                      --------      --------     --------       ----
Commercial:
  Term loans......................................      52,780        16,356       69,136         40
  SBA loans.......................................       7,894            --        7,894          5
  Lines of credit.................................         182         1,196        1,378         --
                                                      --------      --------     --------       ----
                                                        60,856        17,552       78,408         45
                                                      --------      --------     --------       ----
                                                      $135,766      $ 37,992     $173,758        100%
                                                      --------      --------     --------       ----
                                                      --------      --------     --------       ----

     The following table summarizes, as of the respective acquisition dates, the composition of deposits purchased from TransWorld and OneCentral (in thousands):

                                                                                             PERCENT OF
                                                     TRANSWORLD    ONECENTRAL     TOTAL       TOTAL
                                                     ----------    ----------    --------    ----------
Checking..........................................    $139,428      $ 33,969     $173,397         43%
Savings...........................................      11,919         1,697       13,616          3
Money Market......................................     108,127        26,964      135,091         33
                                                      --------      --------     --------       ----
     Total daily access...........................     259,474        62,630      322,104         79
                                                      --------      --------     --------       ----
Short-term certificates (1 year or less)..........      52,830         3,356       56,186         14
Long-term certificates (over 1 year)..............       7,631         2,823       10,454          3
Jumbo and brokered certificates...................      16,413            --       16,413          4
                                                      --------      --------     --------       ----
     Total certificates...........................      76,874         6,179       83,053         21
                                                      --------      --------     --------       ----
                                                      $336,348      $ 68,809     $405,157        100%
                                                      --------      --------     --------       ----
                                                      --------      --------     --------       ----

                     GLENDALE FEDERAL BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                          JUNE 30, 1998, 1997 AND 1996

NOTE 4: FEDERAL FUNDS SOLD AND ASSETS PURCHASED UNDER RESALE AGREEMENTS

     Federal funds sold and assets purchased under resale agreements at the dates indicated are summarized below at cost, which approximates market (in thousands):

                                                          JUNE 30,
                                                     --------------------
                                                       1998        1997
                                                     --------    --------
Federal funds sold................................   $ 27,000    $     --
Securities purchased under resale agreements......    145,000     482,000
Whole loans purchased under resale agreements.....         --     150,000
                                                     --------    --------
                                                     $172,000    $632,000
                                                     --------    --------
                                                     --------    --------

     The following table provides further information with respect to assets purchased under resale agreements at June 30, 1998 (in thousands):

                                                     JUNE 30,
                                                       1998
                                                     --------
Balance at year end...............................   $145,000
Average amount outstanding during the year........    554,140
Maximum amount outstanding at any month-end.......    725,000

     No amounts outstanding with individual brokers at June 30, 1998 exceeded ten percent of stockholder's equity.

     The weighted average interest rate on federal funds sold and assets purchased under resale agreements was 6.36% and 6.49% at June 30, 1998 and 1997, respectively. Interest receivable on these securities was approximately $31,000 and $115,000 at June 30, 1998 and 1997, respectively, and is included in "Interest receivable" in the accompanying Consolidated Statements of Financial Condition.

     Assets purchased under resale agreements were collateralized by certain mortgage-backed securities and whole loans at June 30, 1998 and 1997. At June 30, 1998 and 1997, the Bank held only assets purchased under agreements to resell identical assets. The assets underlying the agreements are held by a third party trustee for the Bank until the maturities of the agreements.

                     GLENDALE FEDERAL BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                          JUNE 30, 1998, 1997 AND 1996

NOTE 5: OTHER DEBT AND EQUITY SECURITIES

     The following tables summarize the Bank's other debt and equity securities available for sale with related remaining maturity data as of the dates indicated (in thousands):

                                                                       JUNE 30, 1998
                                                     -------------------------------------------------
                                                                   GROSS         GROSS
                                                     AMORTIZED    UNREALIZED    UNREALIZED      FAIR
                                                       COST        GAINS        LOSSES         VALUE
                                                     ---------    ----------    ----------    --------
Available for sale:
  U.S. Government and Federal Agency obligations:
     Maturing within 1 year.......................   $  12,398      $    6         $ --       $ 12,404
     Maturing in 1-5 years........................      24,879         161           --         25,040
     Maturing in 5-10 years.......................       1,948          79           --          2,027
  Obligations of municipalities:
     Maturing after 10 years......................      82,372       1,391           --         83,763
  Equity securities...............................       2,379         495           --          2,874
                                                     ---------      ------         ----       --------
       Total......................................   $ 123,976      $2,132         $ --       $126,108
                                                     ---------      ------         ----       --------
                                                     ---------      ------         ----       --------

                                                                       JUNE 30, 1997
                                                     -------------------------------------------------
                                                                   GROSS         GROSS
                                                     AMORTIZED    UNREALIZED    UNREALIZED      FAIR
                                                       COST        GAINS        LOSSES         VALUE
                                                     ---------    ----------    ----------    --------
Available for sale:
  U.S. Government and Federal Agency obligations:
     Maturing within 1 year.......................   $  14,807      $    6         $ --       $ 14,813
     Maturing in 1-5 years........................       4,976           3           (5)         4,974
     Maturing in 5-10 years.......................       5,924          --          (21)         5,903
  Equity securities...............................       1,758         346           --          2,104
                                                     ---------      ------         ----       --------
       Total......................................   $  27,465      $  355         $(26)      $ 27,794
                                                     ---------      ------         ----       --------
                                                     ---------      ------         ----       --------

     Fair values at June 30, 1998 and 1997 were based upon quotations for similar or identical securities.

     The weighted average interest rate on other debt and equity securities was 4.21% and 5.32% at June 30, 1998 and 1997, respectively. Interest receivable on these securities was approximately $1,235,000 and $259,000 at June 30, 1998 and 1997, respectively, and is included in "Interest receivable" in the accompanying Consolidated Statements of Financial Condition.

     During fiscal 1998, the Bank sold $2.0 million of other debt securities available for sale. No gain or loss was recorded on the sale.

     During fiscal 1997, the Bank sold $156,357,000 in securities from the TransWorld and OneCentral acquisitions at a gross realized loss of $2,000. These securities were all classified as available for sale at the dates of the acquisitions. There were no sales of other debt and equity securities during fiscal 1996.

     Other debt securities include net discounts amounting to approximately $14,700,000 and $91,000 at June 30, 1998 and 1997, respectively.

     Approximately $19,883,000 of other debt securities were pledged as collateral for borrowings at June 30, 1998. No other debt securities were pledged as collateral for securities sold under agreements to repurchase or other borrowings at June 30, 1997.

                     GLENDALE FEDERAL BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                          JUNE 30, 1998, 1997 AND 1996

NOTE 6: MORTGAGE-BACKED SECURITIES

     The following tables summarize the Bank's mortgage-backed securities held to maturity and available for sale as of the dates indicated (in thousands):

                                                                        JUNE 30, 1998
                                                     ----------------------------------------------------
                                                                     GROSS         GROSS
                                                     AMORTIZED     UNREALIZED    UNREALIZED
                                                        COST         GAINS        LOSSES       FAIR VALUE
                                                     ----------    ----------    ----------    ----------
Held to maturity:
  FNMA............................................   $  336,493     $  9,371      $   (229)    $  345,635
  FHLMC...........................................      220,233        4,415          (195)       224,453
  GNMA............................................      183,270        1,177          (694)       183,753
  Pass-through securities.........................      157,338           16        (4,449)       152,905
  Other...........................................       17,259           --        (2,450)        14,809
                                                     ----------     --------      --------     ----------
                                                     $  914,593     $ 14,979      $ (8,017)    $  921,555
                                                     ----------     --------      --------     ----------
                                                     ----------     --------      --------     ----------
Available for sale:
  Pass-through securities.........................   $  518,050     $    543      $ (9,254)    $  509,339
  GNMA............................................      490,263        2,780          (685)       492,358
  FHLMC...........................................      243,938        1,526          (541)       244,923
  FNMA............................................      164,195          416           (38)       164,573
  Collateralized mortgage obligations.............       48,722          499            --         49,221
  Other...........................................          516           29          (189)           356
                                                     ----------     --------      --------     ----------
                                                     $1,465,684     $  5,793      $(10,707)    $1,460,770
                                                     ----------     --------      --------     ----------
                                                     ----------     --------      --------     ----------

                                                                        JUNE 30, 1997
                                                     ----------------------------------------------------
                                                                     GROSS         GROSS
                                                     AMORTIZED     UNREALIZED    UNREALIZED
                                                        COST         GAINS        LOSSES       FAIR VALUE
                                                     ----------    ----------    ----------    ----------
Held to maturity:
  FNMA............................................   $  423,111     $ 10,462      $   (898)    $  432,675
  FHLMC...........................................      264,946        1,631          (413)       266,164
  GNMA............................................      238,862          931        (1,774)       238,019
  Pass-through securities.........................      214,188        2,338        (5,080)       211,446
  Other...........................................       21,718           --        (3,081)        18,637
                                                     ----------     --------      --------     ----------
                                                     $1,162,825     $ 15,362      $(11,246)    $1,166,941
                                                     ----------     --------      --------     ----------
                                                     ----------     --------      --------     ----------
Available for sale:
  Pass-through securities.........................   $  512,983     $    606      $ (8,202)    $  505,387
  GNMA............................................      521,586        5,500            --        527,086
  FHLMC...........................................       44,837          130           (58)        44,909
  FNMA............................................       14,066           41           (39)        14,068
  Collateralized mortgage obligations.............       24,823            6           (62)        24,767
  Other...........................................          634           88          (230)           492
  Residual collateralized mortgage obligations....          100           --          (100)            --
                                                     ----------     --------      --------     ----------
                                                     $1,119,029     $  6,371      $ (8,691)    $1,116,709
                                                     ----------     --------      --------     ----------
                                                     ----------     --------      --------     ----------

     The Bank recorded unrealized losses of $2.8 million and $1.3 million in its stockholder's equity accounts at June 30, 1998 and 1997, respectively, net of tax, on the mortgage-backed securities available for sale portfolio.

                     GLENDALE FEDERAL BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                          JUNE 30, 1998, 1997 AND 1996

NOTE 6: MORTGAGE-BACKED SECURITIES--(CONTINUED)

     The carrying values of mortgage-backed securities as of June 30, 1998 and 1997 were net of unamortized premiums of approximately $19,348,000 and $35,558,000, respectively, and deferred loan origination fees, net of deferred loan origination costs, on loans securitized by the Bank of approximately $2,139,000 and $2,636,000 at June 30, 1998 and 1997, respectively.

     The weighted average interest rates of mortgage-backed securities were 6.37% and 6.78% at June 30, 1998 and 1997, respectively. Interest receivable related to mortgage-backed securities outstanding at June 30, 1998 and 1997 totaled $15,825,000 and $15,276,000, respectively. The Bank uses mortgage-backed securities as collateral for various borrowings. At June 30, 1998 and 1997, approximately $666,159,000 and $786,976,000, respectively, of mortgage-backed securities were pledged as collateral for various borrowings.

     During fiscal 1996, the Bank sold $1.7 billion of its fixed-rate collateralized mortgage obligations ("CMOs") and recorded a pre-tax loss of $28.2 million on the sale. The Bank's decision to sell most of its CMO portfolio was part of a strategic realignment of the Bank's mortgage-backed securities portfolio in which $2.8 billion of mortgage-backed securities were reclassified from "held to maturity" to "available for sale" during the quarter ended December 31, 1995, in compliance with implementation guidance for SFAS 115. The reclassification included the Bank's $1.8 billion fixed-rate CMO portfolio and $1.0 billion of its adjustable-rate pass-through securities portfolio. The Bank has no immediate plans to sell the remaining CMOs or the pass-through securities.

     The following table presents proceeds from the sale of mortgage-backed securities and gross realized gains and losses for the periods indicated (in thousands):

                                                           YEARS ENDED JUNE 30,
                                                     ---------------------------------
                                                       1998       1997         1996
                                                     --------    -------    ----------
Proceeds from sales...............................   $297,029    $41,602    $1,816,876
                                                     --------    -------    ----------
                                                     --------    -------    ----------
Gross realized gains..............................   $  8,088    $   638    $    7,821
Gross realized losses.............................     (3,526)    (2,442)      (42,043)
                                                     --------    -------    ----------
Net gain (loss)...................................   $  4,562    $(1,804)   $  (34,222)
                                                     --------    -------    ----------
                                                     --------    -------    ----------

     The net gain (loss) on sale of mortgage-backed securities includes the following components for the periods indicated (in thousands):

                                                           YEARS ENDED JUNE 30,
                                                     ---------------------------------
                                                       1998       1997         1996
                                                     --------    -------    ----------
Cash gain (loss)..................................   $    481    $  (620)   $  (29,095)
Deferred fees recognized on sale..................      1,491        469         1,402
Recourse provision and fees.......................      3,523     (1,499)       (6,568)
Pair-offs gain (loss).............................       (853)      (119)          315
Sale expenses.....................................        (80)       (35)         (276)
                                                     --------    -------    ----------
                                                     $  4,562    $(1,804)   $  (34,222)
                                                     --------    -------    ----------
                                                     --------    -------    ----------

     See Note 7: "Loans Receivable," for a discussion of loans sold with recourse.

                     GLENDALE FEDERAL BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                          JUNE 30, 1998, 1997 AND 1996

NOTE 7: LOANS RECEIVABLE

  Composition

     Loans receivable held for investment at the dates indicated are summarized as follows (in thousands):

                                                             JUNE 30,
                                                     --------------------------
                                                        1998           1997
                                                     -----------    -----------
Residential loans:
  Existing structures:
     1-4 units....................................   $10,270,699    $ 8,766,536
     5-36 units...................................     1,504,288      1,472,654
     37 or more units.............................       313,575        345,052
  Construction:
     1-4 units....................................            --          7,726
     5-36 units...................................           570          4,895
Non-residential loans:
     Existing structures..........................     1,333,879      1,196,703
     Construction.................................            --            531
Land loans........................................        22,754          9,779
Home equity and improvement loans.................        56,335         28,563
                                                     -----------    -----------
          Total real estate loans.................    13,502,100     11,832,439
                                                     -----------    -----------
Commercial loans..................................       289,459        160,061
Consumer loans:
  Equity..........................................        69,594         45,709
  Unsecured.......................................        50,502         39,712
  Deposit account.................................        16,737         15,702
  Auto and recreational vehicle...................         8,699         13,838
  Mobile home.....................................         4,518          5,724
                                                     -----------    -----------
          Total consumer loans....................       150,050        120,685
                                                     -----------    -----------
          Total gross loans receivable............    13,941,609     12,113,185
Less:
  Unearned discounts (net of premiums)............        21,861         38,824
  Undisbursed loan funds..........................           216          1,807
  Deferred loan origination fees..................        20,377         22,705
  Allowance for loan losses.......................       156,482        163,759
                                                     -----------    -----------
          Loans receivable, net...................   $13,742,673    $11,886,090
                                                     -----------    -----------
                                                     -----------    -----------

     The Bank had residential real estate loans and SBA loans held for sale totaling $28.6 million and $3.3 million, respectively, as of June 30, 1998, compared with $19.0 million of residential real estate loans and no SBA loans as of June 30, 1997.

     The weighted average interest rate of loans receivable (including those classified as held for sale), giving effect to accretion of discounts and deferred loan fees, was 7.75% and 7.73% at June 30, 1998 and 1997, respectively. These rates were reduced by the effect of non-accrual loans, which resulted in a decrease of the weighted average interest rate on loans of six and nine basis points at June 30, 1998 and 1997, respectively. Interest receivable on loans receivable (including interest on loans classified as held for sale) was approximately $92,125,000 and $82,680,000 at June 30, 1998 and 1997,
respectively, and is included in "Interest receivable" in the accompanying Consolidated Statements of Financial Condition.

     The carrying value of loans pledged to secure certain deposits and borrowings was $6.4 billion and $5.4 billion at June 30, 1998 and 1997, respectively.

                     GLENDALE FEDERAL BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                          JUNE 30, 1998, 1997 AND 1996

NOTE 7: LOANS RECEIVABLE--(CONTINUED)

  Credit Risk and Concentration

     A summary of activity in the allowance for loan losses during fiscal 1998, 1997 and 1996 is as follows (dollars in thousands):

                                                     REAL ESTATE    CONSUMER    COMMERCIAL
                                                       LOANS         LOANS        LOANS        TOTAL
                                                     -----------    --------    ----------    --------
Balance--June 30, 1995............................    $ 200,874     $ 4,092      $  4,176     $209,142
Provision for loan losses.........................       43,517         926        (4,093)      40,350
Charge-offs.......................................      (69,205)     (2,842)         (974)     (73,021)
Recoveries........................................        3,597       1,098         5,590       10,285
                                                      ---------     --------     --------     --------
Balance--June 30, 1996............................      178,783       3,274         4,699      186,756
Provision for loan losses.........................       23,008       6,707        (4,511)      25,204
Charge-offs.......................................      (55,385)     (3,043)          (68)     (58,496)
Recoveries........................................        1,582       1,062         3,575        6,219
Acquisition of OneCentral Bank....................           --          --         1,030        1,030
Acquisition of TransWorld Bank....................          219          --         2,827        3,046
                                                      ---------     --------     --------     --------
Balance--June 30, 1997............................      148,207       8,000         7,552      163,759
Provision for loan losses.........................      (20,434)     16,859         1,848       (1,727)
Charge-offs.......................................      (23,652)     (3,408)       (1,992)     (29,052)
Recoveries........................................        1,357         901         4,341        6,599
Acquisition of CenFed Bank........................       16,889          14            --       16,903
                                                      ---------     --------     --------     --------
Balance--June 30, 1998............................    $ 122,367     $22,366      $ 11,749     $156,482
                                                      ---------     --------     --------     --------
                                                      ---------     --------     --------     --------
Percent of type of gross loans receivable.........         0.90%      14.91%         4.04%        1.12%

     The following is a summary of non-accrual loans, troubled debt restructurings and other impaired loans (in thousands):

                                                                JUNE 30,
                                                     --------------------------------
                                                       1998        1997        1996
                                                     --------    --------    --------
Non-accrual loans.................................   $ 95,994    $140,295    $192,445
Troubled debt restructurings......................     21,465      31,064       9,194
Recorded investment in other impaired loans.......     54,060      51,846      70,289
                                                     --------    --------    --------
                                                     $171,519    $223,205    $271,928
                                                     --------    --------    --------
                                                     --------    --------    --------

                     GLENDALE FEDERAL BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                          JUNE 30, 1998, 1997 AND 1996

NOTE 7: LOANS RECEIVABLE--(CONTINUED)

     At June 30, 1998 and 1997, impaired loans and the related specific loan loss allowances were as follows (in thousands):

                                                                                   JUNE 30,
                                                     ---------------------------------------------------------------------
                                                                   1998                                1997
                                                     ---------------------------------   ---------------------------------
                                                                  ALLOWANCE                           ALLOWANCE
                                                     RECORDED       FOR       CARRYING   RECORDED       FOR       CARRYING
                                                     INVESTMENT    LOSSES      VALUE     INVESTMENT    LOSSES      VALUE
                                                     ----------   ---------   --------   ----------   ---------   --------
Non-accrual loans:
  With specific allowances........................    $ 10,220     $ 2,652    $  7,568    $ 20,036     $ 4,550    $ 15,486
  Without specific allowances.....................      24,204          --      24,204      39,845          --      39,845
                                                      --------     -------    --------    --------     -------    --------
                                                        34,424       2,652      31,772      59,881       4,550      55,331
                                                      --------     -------    --------    --------     -------    --------
TDRs:
  With specific allowances........................       1,581         582         999      16,648         323      16,325
  Without specific allowances.....................      19,884          --      19,884      14,416          --      14,416
                                                      --------     -------    --------    --------     -------    --------
                                                        21,465         582      20,883      31,064         323      30,741
                                                      --------     -------    --------    --------     -------    --------
Other impaired loans:
  With specific allowances........................      42,555      10,175      32,380      42,046       9,078      32,968
  Without specific allowances.....................      11,505          --      11,505       9,800          --       9,800
                                                      --------     -------    --------    --------     -------    --------
                                                        54,060      10,175      43,885      51,846       9,078      42,768
                                                      --------     -------    --------    --------     -------    --------
Total impaired loans..............................    $109,949     $13,409    $ 96,540    $142,791     $13,951    $128,840
                                                      --------     -------    --------    --------     -------    --------
                                                      --------     -------    --------    --------     -------    --------

     Other impaired loans without specific allowances, totaling $11.5 million and $9.8 million as of June 30, 1998 and 1997, respectively, in the table above, include loans for which a portion of the loan balance has been charged off.

     The average carrying value of impaired loans for the years ended June 30, 1998, 1997 and 1996 was $108 million, $164 million and $175 million, respectively. Interest income of $4.3 million, $7.4 million and $7.8 million for fiscal 1998, 1997 and 1996, respectively, was recognized on impaired loans during the period of impairment.

     Loans on non-accrual status as of June 30, 1998, 1997 and 1996 had interest due but not recognized of approximately $6.1 million, $7.1 million and $10.5 million, respectively. The amount of interest income on these loans that was included in net earnings in fiscal 1998, 1997 and 1996 was $3.0 million, $5.3 million and $5.8 million, respectively. Net interest forgone related to troubled debt restructurings totaled $0.4 million, $0.5 million and $0.2 million in 1998, 1997 and 1996, respectively. Interest income recorded on troubled debt restructurings for fiscal 1998, 1997 and 1996 was $1.8 million, $2.4 million and $0.7 million, respectively. The Bank has no commitments to lend additional funds to borrowers whose loans were classified as non-performing or troubled debt restructurings.

                     GLENDALE FEDERAL BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                          JUNE 30, 1998, 1997 AND 1996

NOTE 7: LOANS RECEIVABLE--(CONTINUED)

     The following table identifies the Bank's non-accrual loans by state and by property type as of June 30, 1998 (in thousands):

                                                     CALIFORNIA    FLORIDA     OTHER      TOTAL
                                                     ----------    -------    -------    -------
Single-family 1-4 units...........................    $ 44,922     $11,754    $13,512    $70,188
Multi-family:
  5-36 units......................................       7,615          --         --      7,615
  37 or more units................................         417          --         --        417
Non-residential:
  Office buildings................................       6,333          --         --      6,333
  Shopping centers................................       3,146         604         --      3,750
  Warehouse/Storage...............................          24         386         --        410
  Hotels/Motels...................................         607          --         --        607
  Commercial/industrial...........................       3,404          --         --      3,404
                                                      --------     -------    -------    -------
     Total non-residential........................      13,514         990         --     14,504
                                                      --------     -------    -------    -------
Commercial........................................       1,828          --         --      1,828
Consumer..........................................       1,442          --         --      1,442
                                                      --------     -------    -------    -------
                                                      $ 69,738     $12,744    $13,512    $95,994
                                                      --------     -------    -------    -------
                                                      --------     -------    -------    -------

     The following table identifies the Bank's non-accrual loans by state and by property type as of June 30, 1997 (in thousands):

                                                     CALIFORNIA    FLORIDA    OTHER      TOTAL
                                                     ----------    -------    ------    --------
Single-family 1-4 units...........................    $ 61,776     $13,815    $7,398    $ 82,989
Multi-family:
  5-36 units......................................      21,087          --        --      21,087
  37 or more units................................       3,121          --        --       3,121
Non-residential:
  Office buildings................................       5,014         314        --       5,328
  Shopping centers................................      21,341          --        --      21,341
  Mobile home park................................       1,503          --        --       1,503
  Commercial/industrial...........................       2,323         177        --       2,500
                                                      --------     -------    ------    --------
     Total non-residential........................      30,181         491        --      30,672
                                                      --------     -------    ------    --------
Commercial........................................         859          --        --         859
Consumer..........................................       1,567          --        --       1,567
                                                      --------     -------    ------    --------
                                                      $118,591     $14,306    $7,398    $140,295
                                                      --------     -------    ------    --------
                                                      --------     -------    ------    --------

     As of June 30, 1998 and 1997, except for $222,000 and $516,000 of single-family restructured loans in Florida, respectively, all of the Bank's restructured loans were in California.

                     GLENDALE FEDERAL BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                          JUNE 30, 1998, 1997 AND 1996

NOTE 7: LOANS RECEIVABLE--(CONTINUED)

     The following table summarizes the Bank's gross loan portfolio, including loans held for sale, by state and by property type as of June 30, 1998 (in thousands):

                                                  CALIFORNIA     FLORIDA      OTHER(1)        TOTAL
                                                  -----------    --------    ----------    -----------
Single-family 1-4 units........................   $ 7,123,809    $610,984    $2,620,845    $10,355,638
Multi-family:
  5-36 units...................................     1,464,327      40,531            --      1,504,858
  37 or more units.............................       270,639      40,741         2,195        313,575
Non-residential:
  Office buildings.............................       365,532      25,771           901        392,204
  Shopping centers.............................       317,364      28,006         5,988        351,358
  Warehouse/storage............................       120,868      12,697            --        133,565
  Hotels/motels................................        61,613       7,082         1,889         70,584
  Industrial parks.............................        89,716       1,692            --         91,408
  Land.........................................        16,343       6,209           202         22,754
  Commercial/industrial........................       271,427      25,580            --        297,007
                                                  -----------    --------    ----------    -----------
     Total non-residential.....................     1,242,863     107,037         8,980      1,358,880
                                                  -----------    --------    ----------    -----------
Commercial.....................................       290,515          --            --        290,515
Consumer.......................................       150,050          --            --        150,050
                                                  -----------    --------    ----------    -----------
                                                  $10,542,203    $799,293    $2,632,020    $13,973,516
                                                  -----------    --------    ----------    -----------
                                                  -----------    --------    ----------    -----------

------------------
     (1) The state with the largest loan balance in this category is Virginia with $232 million, substantially all of which is single-family.

     The following table summarizes the Bank's gross loan portfolio, including loans held for sale, by state and by property type as of June 30, 1997 (in thousands):

                                                   CALIFORNIA    FLORIDA      OTHER(1)        TOTAL
                                                   ----------    --------    ----------    -----------
Single-family 1-4 units.........................   $5,898,034    $657,266    $2,266,528    $ 8,821,828
Multi-family:
  5-36 units....................................    1,431,089      46,189           271      1,477,549
  37 or more units..............................      282,970      59,566         2,516        345,052
Non-residential:
  Office buildings..............................      359,341      33,437         6,934        399,712
  Shopping centers..............................      299,034      32,558         8,981        340,573
  Warehouse/storage.............................       69,626      17,574            --         87,200
  Hotels/motels.................................       10,487       8,987         7,245         26,719
  Industrial parks..............................       90,563       2,124            --         92,687
  Land..........................................        6,825       2,745           207          9,777
  Mobile home parks.............................       21,771       7,296         2,240         31,307
  Commercial/industrial.........................      190,331      28,707            --        219,038
                                                   ----------    --------    ----------    -----------
     Total non-residential......................    1,047,978     133,428        25,607      1,207,013
                                                   ----------    --------    ----------    -----------
Commercial......................................      156,966          --         3,095        160,061
Consumer........................................      118,480       2,174            31        120,685
                                                   ----------    --------    ----------    -----------
                                                   $8,935,517    $898,623    $2,298,048    $12,132,188
                                                   ----------    --------    ----------    -----------
                                                   ----------    --------    ----------    -----------

------------------
     (1) The state with the largest loan balance in this category is New York with $245 million, substantially all of which is single-family.

                     GLENDALE FEDERAL BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                          JUNE 30, 1998, 1997 AND 1996

NOTE 7: LOANS RECEIVABLE--(CONTINUED)

     The Bank's collateral requirements are the same, regardless of the region in which the loans are originated. Loans originated and purchased are secured by real estate with a principal amount of generally no more than 80% of the appraised value. Loans with loan-to-value ("LTV") ratios in excess of 80% require private mortgage insurance ("PMI"), or if they meet certain criteria, can be made at higher interest rates and fees at the option of the loan applicant. These loans are priced higher in rate, fee and margin than those for which mortgage insurance is obtained to recognize the increased credit risk assumed by the Bank. This option is available only on loans with a maximum loan amount of $300,000 and an LTV ratio of no more than 90% without negative amortization features, where the purpose of the loan is to purchase, or to refinance an existing loan secured by, a one-unit, single-family residence.

     The following table summarizes the Bank's first trust deed real estate loan portfolio by original loan-to-value ratio, including those classified as held for sale, at the dates indicated (dollars in thousands):

                                                                             JUNE 30,
                                                         ------------------------------------------------
                                                                  1998                      1997
                                                         ----------------------    ----------------------
                                                           AMOUNT       PERCENT      AMOUNT       PERCENT
                                                         -----------    -------    -----------    -------
Loans with LTV ratio less than or equal to 80%........   $11,675,044       87%     $10,107,249       86%
Loans with LTV ratio greater than 80%:
  With PMI............................................       713,240        5          715,165        6
  Without PMI.........................................     1,025,262        8          964,844        8
                                                         -----------      ---      -----------      ---
                                                         $13,413,546      100%     $11,787,258      100%
                                                         -----------      ---      -----------      ---
                                                         -----------      ---      -----------      ---

     In previous years, the Bank sold certain loans with limited credit loss recourse provisions. These provisions require the Bank to repurchase loans on which the borrower has defaulted. The present value of all future estimated loan losses are provided for at the time of such sales. Subsequent adjustments to estimates of future losses are charged to gain or loss on sale of mortgage-backed securities. In fiscal 1991, the Bank entered into certain transactions whereby its recourse obligations were reduced to reduce risk-based capital requirements (the "recourse reduction transactions"). In each transaction, the Bank retained the risk of first loss up to a specified level for which the Bank maintains a liability for recourse obligations. The remainder of the Bank's recourse obligations were transferred to an independent third party. In fiscal 1996, for certain recourse reduction transactions, the recourse reduction agreements expired or were canceled by the Bank and the full amount of the recourse obligations reverted back to the Bank from the independent third party. There were no sales of loans and mortgage-backed securities with recourse provisions in fiscal 1998, 1997 or 1996. The Bank had recourse obligations for approximately $886.0 million of loans sold with recourse at June 30, 1998 for which the Bank is contingently liable for up to $465.5 million in future losses. The Bank's recorded liability under these obligations was $10.2 million and $13.7 million at June 30, 1998 and 1997, respectively, and is included in "Other liabilities and accrued expenses" in the accompanying Consolidated Statements of Financial Condition.

                     GLENDALE FEDERAL BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                          JUNE 30, 1998, 1997 AND 1996

NOTE 7: LOANS RECEIVABLE--(CONTINUED)

     A summary of the balance of loans sold with recourse at the dates indicated is as follows (in thousands):

                                                           JUNE 30,
                                                     ----------------------
                                                       1998         1997
                                                     --------    ----------
Loans with original LTV ratios less than or equal
  to 80%..........................................   $537,589    $  713,078
Loans with original LTV ratios greater than 80%:
  With PMI........................................     40,789        84,675
  Without PMI.....................................    126,045        46,660
                                                     --------    ----------
                                                      704,423       844,413
Recourse reduction transactions...................    181,530       246,282
                                                     --------    ----------
                                                     $885,953    $1,090,695
                                                     --------    ----------
                                                     --------    ----------
Recorded liability for recourse...................   $ 10,210    $   13,724
                                                     --------    ----------
                                                     --------    ----------

NOTE 8: REAL ESTATE ACQUIRED IN SETTLEMENT OF LOANS, NET

     A summary of REO, net of specific valuation allowances, by property type is as follows (in thousands):

                                                         JUNE 30,
                                                     ------------------
                                                      1998       1997
                                                     -------    -------
Single-family.....................................   $23,006    $34,116
Multi-family......................................     3,087     10,347
Non-residential...................................    12,182      5,955
Land..............................................        --     14,214
                                                     -------    -------
                                                      38,275     64,632
General allowance.................................      (882)    (3,132)
                                                     -------    -------
                                                     $37,393    $61,500
                                                     -------    -------
                                                     -------    -------

     A summary of the activity in the allowance for losses on REO, including specific and general allowances, is as follows (in thousands):

                                                          YEARS ENDED JUNE 30,
                                                     --------------------------------
                                                       1998        1997        1996
                                                     --------    --------    --------
Beginning balance.................................   $ 22,906    $ 26,688    $ 30,719
Provision for losses..............................      2,670       7,539      12,110
Addition due to CenFed Bank acquisition...........        750          --          --
Charge-offs.......................................    (21,534)    (11,321)    (16,141)
                                                     --------    --------    --------
Ending balance....................................   $  4,792    $ 22,906    $ 26,688
                                                     --------    --------    --------
                                                     --------    --------    --------

                     GLENDALE FEDERAL BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                          JUNE 30, 1998, 1997 AND 1996

NOTE 8: REAL ESTATE ACQUIRED IN SETTLEMENT OF LOANS, NET--(CONTINUED)

     The following table identifies the Bank's REO by state and property type as of June 30, 1998 (in thousands):

                                                     CALIFORNIA    FLORIDA    OTHER      TOTAL
                                                     ----------    -------    ------    -------
Single-family 1-4 units...........................    $ 16,778     $ 2,758    $3,470    $23,006
Multi-family 5-36 units...........................       3,087          --        --      3,087
Non-residential:
  Office buildings................................       5,208         197        --      5,405
  Shopping centers................................       1,929          --        --      1,929
  Mobile home park................................         526          --        --        526
  Hotels/motels...................................          53          --     3,276      3,329
  Commercial/industrial...........................         993          --        --        993
                                                      --------     -------    ------    -------
     Total non-residential........................       8,709         197     3,276     12,182
                                                      --------     -------    ------    -------
                                                      $ 28,574     $ 2,955    $6,746     38,275
                                                      --------     -------    ------
                                                      --------     -------    ------

General allowance.................................                                         (882)
                                                                                        -------
                                                                                        $37,393
                                                                                        -------
                                                                                        -------

     The following table identifies the Bank's REO by state and property type as of June 30, 1997 (in thousands):

                                                     CALIFORNIA    FLORIDA    OTHER      TOTAL
                                                     ----------    -------    ------    -------
Single-family 1-4 units...........................    $ 28,207     $ 4,170    $1,739    $34,116
Multi-family:
  5-36 units......................................       8,309         105        --      8,414
  37 or more units................................       1,933          --        --      1,933
Non-residential:
  Office buildings................................       1,625          60        --      1,685
  Shopping centers................................         298          --        --        298
  Hotels/motels...................................         102          --     3,468      3,570
  Land............................................         365      13,849        --     14,214
  Industrial park.................................         402          --        --        402
                                                      --------     -------    ------    -------
     Total non-residential........................       2,792      13,909     3,468     20,169
                                                      --------     -------    ------    -------
                                                      $ 41,241     $18,184    $5,207     64,632
                                                      --------     -------    ------
                                                      --------     -------    ------

General allowance.................................                                       (3,132)
                                                                                        -------
                                                                                        $61,500
                                                                                        -------
                                                                                        -------

     Income (loss) from REO operations is summarized as follows (in thousands):

                                                         YEARS ENDED JUNE 30,
                                                     ------------------------------
                                                      1998       1997        1996
                                                     -------    -------    --------
Gain on sale of REO...............................   $ 9,866    $ 7,164    $ 10,880
Provision for losses..............................    (2,670)    (7,539)    (12,110)
Net operating expenses............................    (4,085)    (6,248)     (7,196)
                                                     -------    -------    --------
                                                     $ 3,111    $(6,623)   $ (8,426)
                                                     -------    -------    --------
                                                     -------    -------    --------

                     GLENDALE FEDERAL BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                          JUNE 30, 1998, 1997 AND 1996

NOTE 9: INVESTMENT IN CAPITAL STOCK OF FEDERAL HOME LOAN BANK ("FHLB")

     The Bank's investment in capital stock of FHLB, at cost, totaled $300,339,000 and $259,587,000 at June 30, 1998 and 1997, respectively. The Bank earned 5.9%, 6.3% and 5.4% from dividends received during fiscal 1998, 1997 and 1996, respectively. Dividends receivable on FHLB stock totaled approximately $4,096,000 and $3,871,000 at June 30, 1998 and 1997, respectively, and is included in "Interest receivable" in the accompanying Consolidated Statements of Financial Condition. As a member of the FHLB system, the Bank is required to maintain an investment in the capital stock of the FHLB in an amount at least equal to the greatest of 1% of residential mortgage assets, 5% of outstanding borrowings (advances) from the FHLB, or 0.3% of total assets. FHLB capital stock is pledged to secure FHLB advances.

NOTE 10: PREMISES AND EQUIPMENT

     Premises and equipment at the dates indicated are summarized as follows (in thousands):

                                                            JUNE 30,
                                                     ----------------------
                                                       1998         1997
                                                     ---------    ---------
Buildings and leasehold improvements..............   $ 166,680    $ 163,780
Furniture, fixtures and equipment.................     125,414      105,062
Land..............................................      22,764       22,726
                                                     ---------    ---------
                                                       314,858      291,568
     Less accumulated depreciation and
       amortization...............................    (167,965)    (156,632)
                                                     ---------    ---------
                                                     $ 146,893    $ 134,936
                                                     ---------    ---------
                                                     ---------    ---------

     In fiscal 1996, the Bank sold its former headquarters facility for approximately $30 million. The Bank recorded a pre-tax loss on this sale of $2.5 million during fiscal 1996, which is included in "Other income (loss), net" in the Consolidated Statements of Operations.

     Operating expenses include provisions for depreciation and amortization of $16,186,000, $14,849,000 and $15,755,000 for fiscal 1998, 1997 and 1996, respectively.

     The Bank leases certain of its office buildings and branch offices, as well as certain equipment, under non-cancelable operating leases. Rental expense incurred in fiscal 1998, 1997 and 1996 was $17,266,000, $16,093,000, and
$15,140,000, respectively. Minimum future lease payments on building and equipment leases at June 30, 1998 were as follows (in thousands):

Due in one year...................................  $  20,435
Due in two years..................................     18,183
Due in three years................................     15,795
Due in four years.................................     11,703
Due in five years.................................     10,410
Due thereafter....................................     51,105

                     GLENDALE FEDERAL BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                          JUNE 30, 1998, 1997 AND 1996

NOTE 11: MORTGAGE SERVICING ASSETS

     In accordance with SFAS 125, the Bank combined its mortgage servicing rights and capitalized servicing fees beginning with the year ended June 30, 1997. The following table summarizes the activity in mortgage servicing assets and related valuation allowance for the periods indicated (in thousands):

                                                          YEARS ENDED JUNE 30,
                                                     --------------------------------
                                                       1998        1997        1996
                                                     --------    --------    --------
MORTGAGE SERVICING ASSETS ACTIVITY:
Beginning balance.................................   $288,519    $127,399    $ 99,122
Purchases.........................................      1,021(1)  187,343      50,836
Addition due to CenFed Bank acquisition...........      8,318          --          --
Servicing rights arising from the sale of loans
  with servicing rights retained..................      4,890       1,119          --
Amortization......................................    (49,245)    (27,342)    (22,559)
                                                     --------    --------    --------
Ending balance....................................   $253,503    $288,519    $127,399
                                                     --------    --------    --------
                                                     --------    --------    --------
VALUATION ALLOWANCE ACTIVITY:
Beginning balance.................................   $ (4,047)   $     --
Additions charged to loan servicing income........     (6,142)     (4,047)
                                                     --------    --------
Ending balance....................................   $(10,189)   $ (4,047)
                                                     --------    --------
                                                     --------    --------

------------------

     (1) Consists of capitalized costs and adjustments related to prior years' purchases.

     The following table summarizes activity in the portfolio of mortgage loans serviced for others (in millions):

                                                         YEARS ENDED JUNE 30,
                                                     -----------------------------
                                                      1998       1997       1996
                                                     -------    -------    -------
Beginning portfolio of mortgage loans serviced for
  others..........................................   $29,598    $14,168    $11,678
Add: Servicing purchased..........................       447     17,184      3,696
     Servicing retained on loans sold.............       386         92         --
Less: Amortization, prepayments and
  foreclosures....................................    (5,162)    (1,846)    (1,206)
                                                     -------    -------    -------
Ending portfolio of mortgage loans serviced for
  others..........................................   $25,269    $29,598    $14,168
                                                     -------    -------    -------
                                                     -------    -------    -------

                     GLENDALE FEDERAL BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                          JUNE 30, 1998, 1997 AND 1996

NOTE 12: DEPOSITS

     Deposits at the dates indicated are summarized as follows (dollars in thousands):

                                                                   JUNE 30,
                                   -------------------------------------------------------------------------
                                                  1998                                   1997
                                   -----------------------------------    ----------------------------------
                                   WEIGHTED                   PERCENT     WEIGHTED                  PERCENT
                                   AVERAGE                    OF TOTAL    AVERAGE                   OF TOTAL
                                    RATE         AMOUNT       DEPOSITS     RATE         AMOUNT      DEPOSITS
                                   --------    -----------    --------    --------    ----------    --------
Checking........................     0.31%     $ 1,815,761       16.9%      0.37%     $1,198,011       12.8%
Savings.........................     2.00          477,199        4.5       2.15         452,225        4.8
Money market....................     3.93        2,379,249       22.2       4.25       2,119,553       22.7
Certificates:
  5.00% and lower...............     4.77        1,503,191       14.1       4.83       1,046,824       11.2
  5.01%-6.00%...................     5.52        4,095,310       38.3       5.56       4,277,651       45.7
  6.01%-7.00%...................     6.28          340,288        3.2       6.24         227,948        2.4
  7.01%-8.00%...................     7.28           84,266        0.8       7.24          32,839        0.4
  8.01%-9.00%...................     8.59            5,222        0.0       8.27           1,595        0.0
  9.01%-10.00%..................     9.43              671        0.0       9.45             263        0.0
                                               -----------     ------                 ----------     ------
       Total certificates.......     5.41        6,028,948       56.4       5.46       5,587,120       59.7
                                               -----------     ------                 ----------     ------
                                     4.06%     $10,701,157      100.0%      4.37%     $9,356,909      100.0%
                                               -----------     ------                 ----------     ------
                                               -----------     ------                 ----------     ------

     The average interest rate is based upon stated interest rates without giving consideration to daily compounding of interest or forfeiture of interest because of premature withdrawal.

     Interest payable on deposits at June 30, 1998 and 1997 was $3,728,000 and $3,186,000, respectively, which is included in "Other liabilities and accrued expenses" in the Consolidated Statements of Financial Condition.

     The aggregate remaining maturities of deposits at June 30, 1998 are as follows (in thousands):

No stated maturity................................  $   4,672,209
Maturing within one year:
  1st quarter.....................................      2,073,745
  2nd quarter.....................................      1,397,799
  3rd quarter.....................................        627,468
  4th quarter.....................................        641,943
Maturing within two years.........................      1,074,087
Maturing within three years.......................         91,230
Maturing within four years........................         79,496
Maturing within five years........................         31,564
Maturing thereafter...............................         11,616
                                                    -------------
  Total...........................................  $  10,701,157
                                                    -------------
                                                    -------------

     Certificates of deposit with balances greater than $100,000 had the following remaining maturities at June 30, 1998 (in thousands):

3 months and under................................    $  366,975
Over 3 months to 6 months.........................       320,416
Over 6 months to 12 months........................       208,376
Over 12 months....................................       251,048
                                                      ----------
                                                      $1,146,815
                                                      ----------
                                                      ----------

                     GLENDALE FEDERAL BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                          JUNE 30, 1998, 1997 AND 1996

NOTE 12: DEPOSITS--(CONTINUED)

     Interest expense on deposits by type is summarized as follows (in thousands):

                                                          YEARS ENDED JUNE 30,
                                                     --------------------------------
                                                       1998        1997        1996
                                                     --------    --------    --------
Checking..........................................   $  4,610    $  4,099    $  4,290
Savings...........................................      9,192       9,848      11,381
Money market......................................     88,484      84,149      69,257
Certificates......................................    306,014     307,086     348,906
                                                     --------    --------    --------
                                                     $408,300    $405,182    $433,834
                                                     --------    --------    --------
                                                     --------    --------    --------

     At June 30, 1998 and 1997, approximately $307,894,000 and $113,564,000, respectively, of the Bank's real estate loans and mortgage-backed securities were pledged as collateral for certain public deposits.

NOTE 13: BORROWINGS

  Securities Sold Under Agreements to Repurchase

     Securities sold under agreements to repurchase are summarized as follows (dollars in thousands):

                                                            YEARS ENDED JUNE 30,
                                                     ------------------------------------
                                                        1998         1997         1996
                                                     ----------    --------    ----------
Balance at year end...............................   $  175,551    $768,682    $  758,050
Average amount outstanding during the year........      660,467     335,809     1,869,194
Maximum amount outstanding at any month-end.......    1,355,403     776,302     2,987,948
Weighted average interest rate during the year....         5.69%       5.55%         5.82%
Weighted average interest rate on year-end
  balances........................................         5.72%       5.66%         5.50%

     Securities sold under agreements to repurchase are collateralized as follows (in thousands):

                                                                        JUNE 30,
                                                     ------------------------------------------------
                                                              1998                      1997
                                                     ----------------------    ----------------------
                                                     BOOK VALUE                BOOK VALUE
                                                     INCLUDING                 INCLUDING
                                                      ACCRUED       MARKET      ACCRUED       MARKET
                                                     INTEREST       VALUE      INTEREST       VALUE
                                                     ----------    --------    ----------    --------
Mortgage-backed securities; book value includes
  interest receivable of $1,189 in 1998 and $5,167
  in 1997.........................................    $180,614     $180,534     $788,516     $788,638

     The Bank incurred interest expense on securities sold under agreements to repurchase of $37.6 million, $18.6 million, and $108.8 million during fiscal 1998, 1997 and 1996, respectively.

     Mortgage-backed securities sold under agreements to repurchase at June 30, 1998 were contractually due July 1998. These agreements require the Bank to repurchase identical securities to those which were sold. The securities underlying the agreements were delivered to the dealers who arranged the transactions. No amounts outstanding with individual brokers at June 30, 1998 exceeded ten percent of stockholder's equity.

                     GLENDALE FEDERAL BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                          JUNE 30, 1998, 1997 AND 1996

NOTE 13: BORROWINGS--(CONTINUED)

  Federal Home Loan Bank

     At June 30, 1998, Glendale Federal had a line of credit with the Federal Home Loan Bank of San Francisco enabling the Bank to borrow up to 35% of the amount of its total consolidated assets. Based on the amount of these assets at June 30, 1998, the Bank's credit limit with the FHLB was approximately
$6.3 billion. At June 30, 1997, the Bank had a fixed amount credit limit of approximately $5.7 billion. All advances from the FHLB are collateralized with mortgage loans and FHLB stock.

     FHLB advances are summarized as follows (dollars in thousands):

                                                                      WEIGHTED                     WEIGHTED
                                                      BALANCE AT      AVERAGE      BALANCE AT      AVERAGE
                                                     JUNE 30, 1998     RATE       JUNE 30, 1997     RATE
                                                     -------------    --------    -------------    --------
Fixed-rate, fixed-term............................    $ 2,989,000       5.59%      $ 1,900,000       5.75%
Variable-rate, fixed-term.........................      2,624,000       5.54         2,888,000       5.70
                                                      -----------                  -----------
  Subtotal........................................      5,613,000       5.57%        4,788,000       5.72%
  Purchase accounting premium.....................            458         --                --         --
                                                      -----------                  -----------
                                                      $ 5,613,458                  $ 4,788,000
                                                      -----------                  -----------
                                                      -----------                  -----------

     The purchase accounting premium of $458,000 was recorded in connection with the FHLB advances assumed as part of the April 1998 CenFed Bank acquisition.

     The Bank incurred interest expense on FHLB advances of approximately $270 million, $269 million, and $202 million during fiscal 1998, 1997, and 1996, respectively. These advances are secured by investments in stock of the FHLB totaling $300.3 million and $259.6 million at June 30, 1998 and 1997, respectively, as well as certain mortgage loans and mortgage-backed and other debt securities aggregating approximately $6.6 billion and $5.3 billion at June 30, 1998 and 1997, respectively.

     The maturities of FHLB advances, with corresponding weighted average interest rates, at June 30, 1998 are as follows (dollars in thousands):

                                                                   WEIGHTED
                                                                   AVERAGE
                                                       AMOUNT       RATE
                                                     ----------    --------
Maturing in one year..............................   $3,928,000       5.48%
Maturing in two years.............................      245,000       5.53
Maturing in three years...........................    1,000,000       5.74
Maturing in five years............................      440,000       5.97
                                                     ----------
  Subtotal........................................    5,613,000       5.57%
  Purchase accounting premium.....................          458         --
                                                     ----------
                                                     $5,613,458
                                                     ----------
                                                     ----------

     Included in the "Maturing in one year" category are $700 million of fixed-rate FHLB advances with a weighted average interest rate of 5.12% and an original maturity date of 2003, but which the FHLB has the option to call in fiscal 1999.

     At June 30, 1998, interest rates, both fixed and variable, ranged from 4.86% to 6.42%. At June 30, 1997, the range was 5.39% to 5.98%.

                     GLENDALE FEDERAL BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                          JUNE 30, 1998, 1997 AND 1996

NOTE 13: BORROWINGS--(CONTINUED)

  Other Borrowings

     Other borrowings are summarized as follows (dollars in thousands):

                                                          JUNE 30,
                                                     -------------------
                                                       1998       1997
                                                     --------    -------
Notes payable with weighted average interest rates
  of 8.75% and 7.82% at June 30, 1998 and 1997,
  respectively....................................   $     70    $   276
Convertible subordinated debentures due March                         --
  2001, with interest at 7.75%....................         --     10,506
                                                     --------    -------
                                                     $     70    $10,782
                                                     --------    -------
                                                     --------    -------

     The Bank incurred interest expense on other borrowings of $1.2 million, $1.5 million and $2 million during fiscal 1998, 1997 and 1996, respectively.

     No collateral was pledged for other borrowings at June 30, 1998 or 1997.

  Convertible Subordinated Debentures

     All of the convertible subordinated debentures outstanding at June 30, 1997, were redeemed in September 1997 at a redemption price equal to 100% of the principal amount, together with accrued and unpaid interest.

NOTE 14: INCOME TAXES

     Following is a summary of the Bank's income tax expense (in thousands):

                                                         YEARS ENDED JUNE 30,
                                                     ------------------------------
                                                       1998       1997       1996
                                                     --------    -------    -------
Current taxes:
  Federal.........................................   $ 77,973    $14,481    $ 2,210
  State...........................................     22,825     11,286         --
                                                     --------    -------    -------
                                                     $100,798    $25,767    $ 2,210
                                                     --------    -------    -------
Deferred taxes:
  Federal.........................................     (9,435)    12,153     12,755
  State...........................................      1,750     (1,789)     6,377
                                                     --------    -------    -------
                                                       (7,685)    10,364     19,132
                                                     --------    -------    -------
Income tax provision..............................   $ 93,113    $36,131    $21,342
                                                     --------    -------    -------
                                                     --------    -------    -------

     The following is a summary of the income tax liability (in thousands):

                                                          JUNE 30,
                                                     -------------------
                                                       1998       1997
                                                     --------    -------
Current taxes.....................................   $  8,048    $15,150
Deferred taxes....................................     37,110     45,122
                                                     --------    -------
                                                     $ 45,158    $60,272
                                                     --------    -------
                                                     --------    -------

                     GLENDALE FEDERAL BANK AND SUBSIDIARIES
            NOTES TO CONSILIDATED FINANCIAL STATEMENTS--(CONTINUED)
                          JUNE 30, 1998, 1997 AND 1996

NOTE 14: INCOME TAXES--(CONTINUED)

     A reconciliation from the statutory Federal income tax provision rate to the consolidated effective income tax provision rate follows:

                                                      YEARS ENDED JUNE 30,
                                                     ------------------------
                                                     1998     1997      1996
                                                     ----     -----     -----
Statutory Federal income tax rate.................   35.0%     35.0%     35.0%
Increases (reductions) in taxes resulting from:
  State franchise tax rate, net of Federal income
     tax effect...................................    6.9       7.2       6.6
  Valuation allowance on deferred tax assets......     --     (0.1)     (12.5)
  Other...........................................     --     (0.4)       4.6
                                                     ----     -----     -----
Consolidated effective income tax rate............   41.9%     41.7%     33.7%
                                                     ----     -----     -----
                                                     ----     -----     -----

     The components of the net deferred tax liability are as follows (in thousands):

                                                         JUNE 30,
                                                     ------------------
                                                      1998       1997
                                                     -------    -------
Deferred tax liabilities:
  Loan fees.......................................   $46,737    $50,367
  Settlement of pension obligations...............     8,442      8,204
  FHLB stock dividends............................    45,692     35,109
  Gains on sales of loans.........................    11,110      7,253
  Other...........................................    14,195      9,146
                                                     -------    -------
Gross deferred tax liabilities....................   126,176    110,079
                                                     -------    -------
Deferred tax assets:
  State franchise tax.............................     8,071      5,432
  Net operating loss and tax credit carryovers....     4,571      9,764
  Provision for losses on loans...................    45,531     28,169
  Mortgage servicing assets.......................    12,089      6,285
  Net unrealized holding loss on mortgage-backed
     securities available
     for sale.....................................     1,166        839
  Other...........................................    17,638     14,468
                                                     -------    -------
Gross deferred tax assets.........................    89,066     64,957
                                                     -------    -------
Net deferred tax liability........................   $37,110    $45,122
                                                     -------    -------
                                                     -------    -------

     Management has assessed the realizability of the Bank's deferred tax assets and has concluded that it is more likely than not that all deferred tax assets will be realized.

     For taxable years beginning prior to January 1, 1996, a savings institution that met certain definitional tests relating to the composition of its assets and the sources of its income (a "qualifying savings institution") was permitted to establish reserves for bad debts, and to make annual additions thereto under the "experience" method. Alternatively, a qualifying savings institution could elect, on an annual basis, to use the "percentage of taxable income" method to compute its allowable addition to its bad debt reserve on qualifying real property loans (generally loans secured by an interest in improved real estate). The applicable percentage was 8% for tax periods after 1987. The Bank utilized the experience method in these years.

                     GLENDALE FEDERAL BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                          JUNE 30, 1998, 1997 AND 1996

NOTE 14: INCOME TAXES--(CONTINUED)

     On August 20, 1996, the President signed the Small Business Job Protection Act (the "Act") into law. One provision of the Act repealed the reserve method of accounting for bad debts for savings institutions effective for taxable years beginning after 1995. The Bank, therefore, is required to use the "specific charge-off" method on its 1996 and subsequent federal income tax returns. The Bank is required to recapture its "applicable excess reserves", which are its federal tax bad debt reserves in excess of the base year reserve amount described in the following paragraph. The Bank will include one-sixth of its applicable excess reserves in taxable income in each year from 1996 through 2001. As of December 31, 1995, the Bank had approximately $72 million of applicable excess reserves. As of June 30, 1996, the Bank had fully provided for the tax related to this recapture. The base year reserves will continue to be subject to recapture and the Bank could be required to recognize a tax liability if: (1) the Bank fails to qualify as a "bank" for federal income tax purposes;
(2) certain distributions are made with respect to the stock of the Bank;
(3) the bad debt reserves are used for any purpose other than to absorb bad debt losses; or (4) there is a change in federal tax law. The enactment of this legislation is expected to have no material impact on the Bank's operations or financial position.

     In accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes," a deferred tax liability has not been recognized for the tax bad debt base year reserves of the Bank. The base year reserves are generally the balance of reserves as of December 31, 1987 reduced proportionately for reductions in the Bank's loan portfolio since that date. The amount of those reserves was approximately $153 million at December 31, 1987. The amount of the unrecognized deferred tax liability at June 30, 1998 was approximately $54 million. This deferred tax liability could be recognized in the future under the conditions described in the preceding paragraph.

     In July 1993, GLENFED, Inc., the former holding company of the Bank, received notices from the California Franchise Tax Board proposing to assess taxes for the years 1988, 1989 and 1990 in the amount of $5.3 million. GLENFED, Inc. protested the proposed taxes and, in September 1996, made a payment to the Franchise Tax Board in settlement of the disputed amount. The payment was charged to existing reserves.

NOTE 15: FINANCIAL INSTRUMENTS

FAIR VALUE

     Fair value estimates, methods, and assumptions are set forth below for the Bank's financial instruments.

  Short-Term Investments and Debt and Equity Securities

     The fair value of short-term investments and debt and equity securities is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers.

                     GLENDALE FEDERAL BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                          JUNE 30, 1998, 1997 AND 1996

NOTE 15: FINANCIAL INSTRUMENTS--(CONTINUED)

     The following table represents the carrying amount and fair value of investments and mortgage-backed securities at June 30, 1998 and 1997 (in thousands):

                                                                 JUNE 30, 1998               JUNE 30, 1997
                                                            ------------------------    ------------------------
                                                             CARRYING                    CARRYING
                                                              AMOUNT      FAIR VALUE      AMOUNT      FAIR VALUE
                                                            ----------    ----------    ----------    ----------
     Short-term investments..............................   $  174,200    $  174,200    $  636,005    $  651,254
                                                            ----------    ----------    ----------    ----------
                                                            ----------    ----------    ----------    ----------
     Debt securities:
       Maturing within 1 year............................   $   12,404    $   12,404    $   14,813    $   14,813
       Maturing in 1-5 years.............................       25,040        25,040         4,974         4,974
       Maturing in 5-10 years............................        2,027         2,027         5,903         5,903
       Maturing after 10 years...........................       83,763        83,763            --            --
     Equity securities...................................        2,874         2,874         2,104         2,104
                                                            ----------    ----------    ----------    ----------
                                                            $  126,108    $  126,108    $   27,794    $   27,794
                                                            ----------    ----------    ----------    ----------
                                                            ----------    ----------    ----------    ----------
     Mortgage-backed securities:
       Adjustable-rate...................................   $2,033,912    $2,038,363    $1,975,116    $1,977,454
       Fixed-rate........................................      341,451       343,962       304,418       306,196
                                                            ----------    ----------    ----------    ----------
                                                            $2,375,363    $2,382,325    $2,279,534    $2,283,650
                                                            ----------    ----------    ----------    ----------
                                                            ----------    ----------    ----------    ----------

  Loans

     Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as single-family residential mortgage, multi-family, non-residential, commercial and consumer. Each loan category is further segmented into fixed and adjustable rate interest terms and by performing and non-performing categories.

     The fair value of performing loans is calculated by discounting cash flows through their estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan, adjusted to reflect differences in servicing costs. The estimate of maturity is based on market prepayment estimates for each loan classification.

     Fair value for non-performing loans is based on estimated cash flows discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined by using available market information.

                     GLENDALE FEDERAL BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                          JUNE 30, 1998, 1997 AND 1996

NOTE 15: FINANCIAL INSTRUMENTS--(CONTINUED)

     The following table presents information for loans, including loans held for sale and net of allowance for loan losses as of June 30, 1998 and 1997 (in thousands):

                                                   JUNE 30, 1998                 JUNE 30, 1997
                                             --------------------------    --------------------------
                                              CARRYING                      CARRYING
                                               AMOUNT       FAIR VALUE       AMOUNT       FAIR VALUE
                                             -----------    -----------    -----------    -----------
Single-family 1-4 units:..................   $10,307,070    $10,333,005    $ 8,769,249    $ 8,821,167
Multi-family:
  5-36 units..............................     1,473,771      1,439,368      1,433,697      1,354,117
  37 or more units........................       301,851        296,006        328,556        313,512
Non-residential...........................     1,327,892      1,307,366      1,171,733      1,127,805
Consumer..................................       127,684        127,187        112,685        112,262
Commercial................................       278,766        278,455        152,509        153,585
                                             -----------    -----------    -----------    -----------
                                              13,817,034     13,781,387     11,968,429     11,882,448
Less unearned discounts, undisbursed loan
  funds and deferred loan fees............       (42,454)            --        (63,336)            --
                                             -----------    -----------    -----------    -----------
                                             $13,774,580    $13,781,387    $11,905,093    $11,882,448
                                             -----------    -----------    -----------    -----------
                                             -----------    -----------    -----------    -----------

  Deposit Liabilities

     The fair value of deposits with no stated maturity, such as savings accounts, checking and NOW accounts, and money market checking/savings accounts, is equal to the amount payable on demand as of June 30, 1998 and 1997. The fair value of certificates of deposit is based on the discounted value of contractual cash flows using estimated market rates that reflect certificates of deposit with similar terms and maturities.

     The following table presents information for deposit liabilities (in thousands):

                                                      JUNE 30, 1998                JUNE 30, 1997
                                                --------------------------    ------------------------
                                                 CARRYING                      CARRYING
                                                  AMOUNT       FAIR VALUE       AMOUNT      FAIR VALUE
                                                -----------    -----------    ----------    ----------
Checking.....................................   $ 1,815,761    $ 1,815,761    $1,198,011    $1,198,011
Savings......................................       477,199        477,199       452,225       452,225
Money market.................................     2,379,249      2,379,249     2,119,553     2,119,553
Certificates with remaining maturities:
  In six months or less......................     3,471,544      3,471,560     2,551,447     2,552,549
  Between six months and one year............     1,269,411      1,268,341     1,628,382     1,629,630
  Between one and three years................     1,165,317      1,168,130     1,336,395     1,337,201
  Beyond three years.........................       122,676        123,505        70,896        69,330
                                                -----------    -----------    ----------    ----------
                                                $10,701,157    $10,703,745    $9,356,909    $9,358,499
                                                -----------    -----------    ----------    ----------
                                                -----------    -----------    ----------    ----------

                     GLENDALE FEDERAL BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                          JUNE 30, 1998, 1997 AND 1996

NOTE 15: FINANCIAL INSTRUMENTS--(CONTINUED)

  Borrowings

     The estimate of the fair value of the Bank's borrowings was based on the discounted value of the future cash flows expected to be paid on such borrowings using estimated market discount rates that reflect borrowings with similar terms and maturities.

     The following table represents the carrying amount and fair value of the Bank's borrowings at June 30, 1998 and 1997 (in thousands):

                                                                 JUNE 30, 1998               JUNE 30, 1997
                                                            ------------------------    ------------------------
                                                             CARRYING                    CARRYING
                                                              AMOUNT      FAIR VALUE      AMOUNT      FAIR VALUE
                                                            ----------    ----------    ----------    ----------
     Securities sold under agreements to repurchase......   $  175,551    $  174,879    $  768,682    $  766,068
     Borrowings from the FHLB............................    5,613,458     5,614,652     4,788,000     4,765,643
     Convertible subordinated debentures.................           --            --        10,506        10,506
     Notes payable.......................................           70            70           276           276
                                                            ----------    ----------    ----------    ----------
                                                            $5,789,079    $5,789,601    $5,567,464    $5,542,493
                                                            ----------    ----------    ----------    ----------
                                                            ----------    ----------    ----------    ----------

  Mortgage Servicing Assets

     The carrying amount and fair value of the Bank's MSA at June 30, 1998 were $243 million and $298 million, respectively. The carrying amount and fair value of the Bank's MSA at June 30, 1997 were $284 million and $353 million, respectively.

     The fair value of the Bank's servicing portfolio is estimated by applying market assumptions for the serviced loans to estimate servicing-related income and expenses over the underlying loans' estimated lives, and discounting the estimated future net servicing income at the current market discount rate. Fair value is significantly influenced by market prepayment expectations. Prepayment expectations are influenced by the difference between the loans' interest rates and current market interest rates. During periods of decreasing interest rates, the market anticipates that homeowners will be more likely to refinance their existing mortgage loans; during periods of increasing interest rates, the market anticipates that homeowners will be less inclined to refinance their existing mortgage loans. The slower prepayments anticipated in times of rising interest rates result in a longer estimated period of net servicing income for the existing servicing portfolio, and therefore increases its value. Conversely, the faster prepayments anticipated in times of declining interest rates result in a shorter estimated period of net servicing income and therefore decreases the value of the Bank's servicing portfolio.

  Other Financial Instruments

     Financial instruments of the Bank, as included in the Consolidated Statements of Financial Condition, for which fair value approximates the carrying amount at June 30, 1998 and 1997 include "Cash and amounts due from banks", "Interest receivable", "Investment in capital stock of Federal Home Loan Bank", recourse liability, and accounts payable and accrued expenses.

                     GLENDALE FEDERAL BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                          JUNE 30, 1998, 1997 AND 1996

NOTE 15: FINANCIAL INSTRUMENTS--(CONTINUED)

  Commitments

     As discussed further in Note 16: "Commitments and Contingent Liabilities," the Bank had various commitments outstanding as of June 30, 1998 and 1997 which are not reflected in the accompanying consolidated financial statements. The fair value of the commitments is estimated to approximate the fees currently charged or paid to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. The uncertainty involving the attempt to determine the likelihood, as well as the timing of a commitment being drawn upon, coupled with the lack of established markets and the diversity of fee structures that exist, would not result in what the Bank believes to be a meaningful estimate of fair value.

  Limitations

     Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank's entire holdings of a particular financial instrument. Fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

     Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and value of assets and liabilities that are not considered financial instruments. Other significant assets and liabilities that are not considered financial assets or liabilities include deferred tax liabilities, premises and equipment, mortgage servicing assets and goodwill. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.

NOTE 16: COMMITMENTS AND CONTINGENT LIABILITIES

     In the normal course of business there are outstanding various commitments and contingent liabilities which are not reflected in the accompanying consolidated financial statements. Management does not anticipate any material loss as a result of these transactions. The following is a summary of commitments and contingent liabilities (in thousands):

                                                          JUNE 30,
                                                     -------------------
                                                       1998       1997
                                                     --------    -------
Commitments to sell loans and mortgage-backed
  securities......................................   $122,820    $14,000
Standby and commercial letters of credit..........      4,767      1,432
Unused lines of credit............................    556,777    363,203
Commitments to originate loans receivable:
  Adjustable-rate.................................     20,173     18,961
  Fixed-rate......................................     77,243     24,884
Commitments to purchase loans receivable:
  Adjustable-rate.................................         --     90,419
  Fixed-rate......................................     75,000    207,162

                     GLENDALE FEDERAL BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                          JUNE 30, 1998, 1997 AND 1996

NOTE 16. COMMITMENTS AND CONTINGENT LIABILITIES--(CONTINUED)

     Agreements to sell loans and mortgage-backed securities contain representations and warranties regarding the underwriting and documentation of the underlying loans. To the extent the Bank is deemed to have breached any of these representations and warranties, the sales agreement allows the purchaser to demand repurchase of the loans causing the breach. The Bank does not anticipate it will be required to make material repurchases or incur material losses related to loans and mortgage-backed securities it has sold or committed to sell at June 30, 1998.

     As more fully discussed in Note 7: "Loans Receivable," in the past, the Bank sold loans and mortgage-backed securities with recourse for credit losses. The Bank provided for the estimated recourse losses at the time of sale, and evaluates, on a quarterly basis, the adequacy of the liability for recourse losses. However, significant changes in future losses may require additions to the recourse liability recorded in the caption "Other liabilities and accrued expenses" in the Consolidated Statements of Financial Condition.

     Commitments to sell residential mortgage loans for a fixed price are generally entered into between the date the application is taken and the date the loans are sold into the secondary market. Risks arise from the possible inability of counter-parties to meet the terms of commitments and movement in interest rates and related prices.

     The Bank makes contractual commitments to extend credit, which are legally binding agreements to lend money to customers at predetermined interest rates for a specified period of time. The Bank applies its credit standards when underwriting and extending these commitments, and periodically reassesses the customers' credit worthiness through ongoing credit reviews. Additional risks associated with providing these commitments arise when these commitments are drawn upon, such as the demands on liquidity that the Bank would experience if a significant portion were drawn down at once. However, this is considered unlikely, as many commitments expire without having been drawn upon.

     Upon approval of a loan application, the Bank normally gives the applicant a commitment that the Bank will make the approved loan within a specified time period, normally 10 to 45 days, at a rate of interest and on other terms determined on the basis of market conditions as of the date of the commitment.

     The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies, but may include accounts receivable; inventory, property, plant and equipment; income-producing commercial properties; and agricultural products. For single-family lending, collateral consists of trust-deeds on one-to four-unit residential real estate. The Bank does not anticipate any significant loss as a result of its commitments to originate loans as of June 30, 1998.

     On February 1, 1994, the Bank entered into a five-year contract for the outsourcing of its data processing and item processing operations. The contract is based on certain volume levels. If the contract is terminated prior to its expiration, a termination charge would be incurred, the amount of which would be dependent upon the nature of the termination and the time remaining on the contract.

     The Bank and certain of its subsidiaries are involved in litigation arising in the normal course of business. Although the legal responsibility and financial impact with respect to such litigation cannot presently be ascertained, the Bank does not anticipate that the final resolution of these matters will result in the payment of monetary damages that would be material in relation to the consolidated financial condition or results of operations of the Bank.

                     GLENDALE FEDERAL BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                          JUNE 30, 1998, 1997 AND 1996

NOTE 17: REGULATORY CAPITAL

     FIRREA and the regulations promulgated thereunder established certain minimum levels of regulatory capital for savings institutions subject to Office of Thrift Supervision ("OTS") supervision. The Bank must follow specific capital guidelines stipulated by the OTS which involve quantitative measures of the Bank's assets, liabilities and certain off-balance sheet items. An institution that fails to comply with its regulatory capital requirements must obtain OTS approval of a capital plan and can be subject to a capital directive and certain restrictions on its operations. At June 30, 1998, the minimum regulatory capital requirements were:

     o Tangible and core capital, consisting principally of stockholder's equity, but excluding most intangible assets such as goodwill and any net unrealized holding gains or losses on debt securities available for sale equal to 1.5% and 3% of assets, respectively.

     o Risk-based capital consisting of core capital plus certain subordinated debt and other capital instruments and, subject to certain limitations, general valuation allowances on loans receivable, equal to 8 percent of the amount of risk-weighted assets.

     At June 30, 1998, the Bank was "well capitalized" under the prompt corrective action ("PCA") regulations adopted by the OTS pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"). To be categorized as "well capitalized", the Bank must maintain minimum core capital, Tier I risk-based capital and risk-based capital ratios as set forth in the table below. The Bank's capital amounts and classification are subject to review by federal regulators about components, risk-weightings and other factors. There are no conditions or events since June 30, 1998 that management believes have changed the institution's category.

                     GLENDALE FEDERAL BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                          JUNE 30, 1998, 1997 AND 1996

NOTE 17: REGULATORY CAPITAL--(CONTINUED)

     The following table summarizes the Bank's actual capital and required capital as of June 30, 1998 and 1997 (dollars in thousands):

                                                                                TIER 1
                                                   TANGIBLE        CORE       RISK-BASED    RISK-BASED
                                                   CAPITAL       CAPITAL       CAPITAL       CAPITAL
                                                  ----------    ----------    ----------    ----------
JUNE 30, 1998
Actual capital:
  Amount.......................................   $1,077,884    $1,077,884    $1,077,884    $1,177,116
  Ratio........................................        6.02%         6.02%        10.57%        11.54%
FIRREA minimum required capital:
  Amount.......................................   $  268,427    $  536,854           N/A    $  816,080
  Ratio........................................        1.50%         3.00%           N/A         8.00%
FDICIA well capitalized required capital:
  Amount.......................................          N/A    $  894,756    $  612,060    $1,020,099
  Ratio........................................          N/A         5.00%         6.00%        10.00%

JUNE 30, 1997
Actual capital:
  Amount.......................................   $  913,333    $  913,333    $  913,333    $1,017,226
  Ratio........................................        5.67%         5.67%        10.02%        11.17%
FIRREA minimum required capital:
  Amount.......................................   $  241,781    $  483,562           N/A    $  731,890
  Ratio........................................        1.50%         3.00%           N/A         8.00%
FDICIA well capitalized required capital:
  Amount.......................................          N/A    $  805,936    $  551,818    $  911,963
  Ratio........................................          N/A         5.00%         6.00%        10.00%

                     GLENDALE FEDERAL BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                          JUNE 30, 1998, 1997 AND 1996

NOTE 17: REGULATORY CAPITAL--(CONTINUED)
     The following table reconciles the Bank's capital in accordance with generally accepted accounting principles ("GAAP") to the Bank's tangible, core and risk-based capital as of June 30, 1998 and 1997 (in thousands):

                                                            JUNE 30,
                                                     ------------------------
                                                        1998          1997
                                                     ----------    ----------
Capital of Glendale Federal in accordance with
  GAAP............................................   $1,278,399    $1,012,074
Adjustments for tangible and core capital:
  Net unrealized holding loss on available for
     sale securities..............................        1,612         1,154
  Goodwill and other intangible assets............     (180,463)      (99,533)
  Disallowed mortgage servicing...................      (10,788)           --
  Disallowed capitalized software.................      (10,094)           --
  Investments in and advances to non-permissible
     subsidiaries.................................         (782)         (362)
                                                     ----------    ----------
Total tangible capital............................    1,077,884       913,333
Adjustments for core capital......................           --            --
                                                     ----------    ----------
Total core capital................................    1,077,884       913,333
Adjustments for risk-based capital:
  Allowance for general loan losses(1)............      127,705       113,006
  Equity risk investments required to be
     deducted.....................................      (17,735)       (9,113)
  Low level recourse deduction....................      (10,738)           --
                                                     ----------    ----------
Total risk-based capital..........................   $1,177,116    $1,017,226
                                                     ----------    ----------
                                                     ----------    ----------

------------------
(1) Limited to 1.25% of risk-weighted assets.

                     GLENDALE FEDERAL BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                          JUNE 30, 1998, 1997 AND 1996

NOTE 18: STOCKHOLDER'S EQUITY

     On July 23, 1997, shareholders of Glendale Federal Bank, Federal Savings Bank approved the formation of Golden State Bancorp Inc. as the holding company for the Bank. The formation of the holding company became effective on July 24, 1997 and the Bank became a wholly-owned subsidiary of Golden State on that date. Shares of Glendale Federal's common stock automatically became an equal number of shares of Golden State common stock and shares of Glendale Federal's Noncumulative Preferred Stock, Series E, automatically became an equal number of shares of Golden State's Noncumulative Convertible Preferred Stock, Series A. Glendale Federal's two classes of warrants became exercisable solely to purchase common stock of Golden State. The board of directors of Glendale Federal are also the board of directors of Golden State. Golden State was funded with a dividend of $14.9 million from Glendale Federal to be used for general working capital purposes and for payment of dividends on Golden State's preferred stock.

DESCRIPTION OF BANK SECURITIES

  Common Stock

     The Bank's Charter authorizes the issuance of 100 million shares of common stock with a par value of $1.00 per share. Holders of common stock are entitled to receive dividends when, as and if declared by the Board of Directors of the Bank out of assets of the Bank legally available for payment, subject to the superior rights of the holders of any series of preferred stock that may be issued.

  Preferred Stock

     As described in Note 1: "Basis of Presentation and Summary of Significant Accounting and Reporting Policies," all of the Series A Preferred Stock (formerly Series E) was acquired by Golden State on July 24, 1997. The Series A Preferred Stock has a par value of $1.00 per share and a liquidation preference of $25 per share. The Series A Preferred Stock provides for noncumulative dividends, when, as and if declared, at an annual rate of 8.75% of its liquidation preference and is convertible, at the option of the holders thereof, into common stock at any time at a conversion price of $10.40 per share, subject to adjustment in certain events. Subject to applicable laws and regulations, the Series A Preferred Stock will be redeemable, in whole or in part, at the option of the Bank, on 20 to 45 days notice, from time to time at any time on or after October 1, 1998 at the following per share redemption prices, plus in each case an amount equal to any dividends that have been declared thereon but remain unpaid as of the date of redemption, if redeemed during the twelve-month period beginning October 1 of each of the following years:

                                                     REDEMPTION PRICE PER SHARE
                                                     OF SERIES A CONVERTIBLE
YEAR                                                  PREFERRED STOCK
--------------------------------------------------   --------------------------
1998..............................................           $ 26.09375
1999..............................................             25.87500
2000..............................................             25.65625
2001..............................................             25.43750
2002..............................................             25.21875
2003 and thereafter...............................             25.00000

     The Bank intends to redeem all of its Series A Preferred Stock on October 1, 1998 at a redemption price of $26.09375 per share. As of June 30, 1998, there were 4,617,484 shares of Series A Preferred Stock issued and outstanding.

     During fiscal 1997 the Bank entered into separately negotiated agreements with certain holders of its then Series E (now Series A) preferred stock providing, in the aggregate, for exchanges of 1,201,900 shares of the preferred stock for 3,103,872 shares of the Bank's common stock. The exchanges were made at premiums above the stated conversion rate of 2.404 shares of the Bank's common stock for each share of the preferred stock.

                     GLENDALE FEDERAL BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                          JUNE 30, 1998, 1997 AND 1996

NOTE 18: STOCKHOLDER'S EQUITY--(CONTINUED)

  Restriction on Stockholder's Equity and Dividends

     Dividends on the Bank's common stock may not be paid unless full cash dividends on the Bank's Series A Preferred Stock have been declared and paid or set aside for payment for the immediately preceding dividend period. OTS regulations limit a savings institution's ability to make capital distributions, which include the payment of dividends, based on the institution's capital position. The rule establishes "safe-harbor" amounts of capital distributions that institutions can make after providing notice to the OTS, but without needing prior approval. Institutions can distribute amounts in excess of the safe harbor only with the prior approval of the OTS.

     An institution that exceeds its minimum capital requirements is permitted to make capital distributions in specified amounts based on its regulatory capital levels without prior OTS approval unless it is deemed to be "in need of more than normal supervision," in which case OTS approval of the distribution may be required. The OTS retains the authority in all cases, however, to prohibit any capital distribution that would otherwise be authorized under its regulations if the OTS determines that the capital distribution would constitute an unsafe or unsound practice and in each case requires prior notification of any proposed dividend or other capital distribution. The Bank does not currently expect to pay cash dividends on its common stock or make other capital distributions, other than preferred stock dividends and the aforementioned redemption of the Series A Preferred Stock, in the foreseeable future.

     Retained earnings at June 30, 1998 and 1997 include approximately $48 million for which no provision for Federal income tax has been made. These amounts represent allocations of earnings to bad debt reserves for tax purposes and are a restriction upon retained earnings. If, in the future, this portion of retained earnings and an additional approximately $105 million of similar tax basis reserves from acquired associations are reduced for any purpose other than tax bad debt losses, Federal income taxes may be imposed at the then applicable rates.

NOTE 19: EMPLOYEE BENEFIT PLAN NOTE 19: EMPLOYEE BENEFIT PLAN

     The Bank has several pension plans (collectively, the "Plan") covering substantially all of its employees. The benefits are based on years of service and the employees' average earnings in the five highest consecutive Plan years for the last 10 years of employment.

     The Bank uses, for financial reporting purposes, the projected unit credit method and continues to base its funding policy on the individual entry age normal method.

     The following table sets forth the Plan's funded status as of March 31, 1998 and 1997 and amounts recognized in the Bank's statements of financial condition at June 30, 1998 and 1997 (in thousands):

                                                          JUNE 30,
                                                     -------------------
                                                      1998        1997
                                                     -------     -------
Actuarial present value of benefit obligations:
  Vested accumulated benefits.....................   $58,958     $46,896
  Non-vested accumulated benefits.................     2,366       1,780
                                                     -------     -------
     Total accumulated benefits...................   $61,324     $48,676
                                                     -------     -------
                                                     -------     -------
Projected benefit obligation for service rendered
  to date.........................................   $73,033     $57,902
Plan assets at fair value; primarily listed
  stocks, U.S. Government obligations and savings
  certificates of the Bank........................    96,493      80,129
                                                     -------     -------
Funded status--Plan assets in excess of projected
  benefit obligation .............................    23,460      22,227
Items not yet recognized in earnings:
  Unrecognized net gain...........................    (5,421)     (4,724)
  Prior service cost not yet recognized in net
     periodic pension cost........................       176         193
                                                     -------     -------
Prepaid pension cost included in "Other assets" at
  end of period...................................   $18,215     $17,696
                                                     -------     -------
                                                     -------     -------

                     GLENDALE FEDERAL BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                          JUNE 30, 1998, 1997 AND 1996

NOTE 19: EMPLOYEE BENEFIT PLAN--(CONTINUED)

     Net periodic pension income for fiscal 1998, 1997 and 1996 included the following components (in thousands):

                                                          YEARS ENDED JUNE 30,
                                                     -------------------------------
                                                       1998       1997        1996
                                                     --------    -------    --------
Service cost-benefits earned during the period....   $  2,325    $ 2,376    $  2,246
Interest cost on projected benefit obligation.....      4,874      4,483       4,306
Actual return on Plan assets......................    (18,895)    (2,621)    (11,566)
Net amortization and deferral.....................     11,177     (5,095)      3,732
                                                     --------    -------    --------
Net periodic pension income.......................   $   (519)   $  (857)   $ (1,282)
                                                     --------    -------    --------
                                                     --------    -------    --------

     The following table presents certain significant assumptions used in determining plan obligations and net pension expense at the dates indicated:

                                                          YEARS ENDED JUNE 30,
                                                     -------------------------------
                                                       1998       1997        1996
                                                     --------    -------    --------
Weighted average discount rate used to calculate
  benefit obligations.............................      7.00%      8.25%       8.00%
Assumed rate of increase in future compensation...      4.00%      4.50%       4.50%
Expected long-term rate of return on plan
  assets..........................................      9.50%      9.50%       9.50%

     The Bank has established a savings plan for its employees which allows participants to make contributions by salary deduction equal to 15% or less of their salary pursuant to section 401(k) of the Internal Revenue Code. Employees' contributions vest immediately; the Bank's partial matching contributions vest over five years. The Bank's contributions to the plan in fiscal 1998, 1997 and 1996 were $1,981,000, $1,713,000 and $739,000, respectively.

  Key Executive Retirement Supplement Plans

     During fiscal 1992, GLENFED, Inc., the former holding company of Glendale Federal, substantially terminated two non-qualified post-retirement pension supplement plans previously maintained for certain senior executive officers of GLENFED, Inc., as well as one other such plan assumed by the Bank in its acquisition of another association. Participants fully vested at the time of such substantial termination (as well as one officer scheduled to vest within four months of such date) were offered the opportunity to receive a lump-sum settlement in lieu of the contractual benefits under the plans. Three non-vested participants will receive no benefits under the plans. During fiscal 1998, five vested participants were receiving benefits under the plans.

  Directors' Retirement Plans

     The Bank maintains directors' retirement plans for non-employee directors who serve on its Board of Directors (the "Directors' Plan"). The Directors' Plan provides that a non-employee director shall, after termination of Board membership, be entitled to receive a monthly payment equal to: (1) the monthly Board retainer in effect at the time of termination; plus (2) the fee paid at such time for attending a Board meeting, for the number of years equal to the number of years of Board service, but not to exceed twenty years. Payments of such amounts normally commence at the later of the director's termination date or the director's attainment of age 65.

NOTE 20: STOCK OPTION PLAN

     Golden State has a stock option plan (the "Option Plan") that provides for the granting of options of Golden State common stock to employees and directors. The Option Plan has a term of five years and allows for awards totaling up to
7.2 million shares of common stock. Options granted generally have terms of ten years each. All options granted will become exercisable upon a change in control of the Golden State. The following information applies to the Golden State Bancorp Inc. stock option plan.

                     GLENDALE FEDERAL BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                          JUNE 30, 1998, 1997 AND 1996

NOTE 20: STOCK OPTION PLAN--(CONTINUED)

     In October 1994, the Bank's shareholders approved amendments to the Option Plan which, among other things: (1) provide for annual grants of options to acquire 5,000 shares to each non-employee Director; and (2) provide for equitable adjustments of the exercise or purchase price and the number or class of shares covered by outstanding awards to preserve the benefit of such awards in the event of payment of a dividend or distribution to shareholders of the Company in property or cash in an amount in excess of the Company's normal dividend or distribution policy in effect at the time. Grants to directors are made on the first day following each annual meeting of the Company's shareholders with an exercise price equal to the closing price on the New York Stock Exchange of the Company's common stock on such date and vest on the date of the next succeeding annual meeting.

     The following is a summary of the transactions under Golden State's stock option plan:

                                                                                            WEIGHTED
                                                           NUMBER OF        RANGE OF        AVERAGE
                                                             SHARES      OPTION PRICES     EXERCISE PRICE
                                                           ----------    --------------    --------------
Outstanding at June 30, 1995............................    3,316,250    $6.375-$12.625        $ 9.99
Granted.................................................      742,000      14.50-16.125         14.58
Canceled or expired.....................................      (73,750)       9.00-14.50         13.16
Exercised...............................................     (106,000)      6.375-14.50         10.71
                                                           ----------
Outstanding at June 30, 1996............................    3,878,500      6.375-16.125         10.79
Granted.................................................    1,830,000       17.50-17.75         17.57
Canceled or expired.....................................      (51,250)     12.625-17.75         14.11
Exercised...............................................     (512,125)     6.375-16.125          9.00
                                                           ----------
Outstanding at June 30, 1997............................    5,145,125       6.375-17.75         13.34
Granted.................................................      925,500       28.50-35.00         28.78
Canceled or expired.....................................      (36,166)      14.50-28.50         21.39
Exercised...............................................   (2,344,951)      6.375-17.75         11.22
                                                           ----------
Outstanding at June 30, 1998............................    3,689,508    $ 6.375-$35.00        $18.49
                                                           ----------
                                                           ----------

     The number of options exercisable at June 30, 1998, 1997 and 1996 was 1,453,884, 2,869,750 and 2,244,293, respectively, and the weighted average exercise price of those exercisable options was $13.17, $10.57 and $9.76, respectively. All options will become exercisable at the completion of the Cal Fed Merger, which is expected to take place on September 11, 1998.

     The number of options available for future grants under Golden State's stock option plan at June 30, 1998, 1997 and 1996 was 493,041, 1,382,375 and
661,125, respectively.

     Information about stock options outstanding at June 30, 1998 was as follows:

                                                    OUTSTANDING                        EXERCISABLE
                      WEIGHTED             ------------------------------     ------------------------------
                     AVERAGE REMAINING                    WEIGHTED                           WEIGHTED
RANGE OF EXERCISE    CONTRACTUAL LIFE                    AVERAGE EXERCISE                   AVERAGE EXERCISE
     PRICES          (IN YEARS)             NUMBER          PRICE              NUMBER          PRICE
-----------------    -----------------     ---------     ----------------     ---------     ----------------
     $6.375-$9.00           5.2              206,250          $ 8.68            206,250          $ 8.68
       9.75-14.50           6.6            1,029,234           12.79            891,234           12.53
      15.50-17.75           8.1            1,543,024           17.52            356,400           17.36
      28.50-35.00           9.2              911,000           28.79                 --              --
                                           ---------                          ---------
    $6.375-$35.00           8.2            3,689,508          $18.49          1,453,884          $13.17
                                           ---------                          ---------
                                           ---------                          ---------

                     GLENDALE FEDERAL BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                          JUNE 30, 1998, 1997 AND 1996

NOTE 20: STOCK OPTION PLAN--(CONTINUED)

     Golden State applies APB Opinion 25 in accounting for its stock-based compensation plan. Accordingly, no compensation expense has been recognized for its stock options. Had Golden State determined compensation cost based on the fair value at the grant dates of its stock options consistent with SFAS 123, Golden State's net earnings would have been reduced to the pro forma amounts as follows:

                                                         YEARS ENDED JUNE 30,
                                                     ------------------------------
                                                       1998       1997       1996
                                                     --------    -------    -------
                                                       (IN THOUSANDS, EXCEPT PER
                                                              SHARE DATA)
Net earnings:
  As reported.....................................   $129,075    $50,423    $42,052
  Pro forma.......................................    122,141     45,223     39,634

     The weighted average grant-date fair value of stock options granted during fiscal 1998, 1997 and 1996 was $14.99, $9.41 and $8.06, respectively. The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                                         YEARS ENDED JUNE 30,
                                                     -----------------------------
                                                      1998       1997       1996
                                                     -------    -------    -------
Dividend yield....................................        0%         0%         0%
Expected volatility...............................     37.7%      38.6%      42.1%
Risk-free interest rate...........................      6.4%       6.8%       6.5%
Expected life of option...........................   7 years    7 years    7 years

     During the initial phase-in period, the effects of applying SFAS 123 for these pro forma disclosures are not likely to be representative of the effects on reported income for future years as options vest over several years and additional awards are generally made each year.

NOTE 21: SUBSEQUENT EVENTS

     On July 11, 1998, Golden State acquired RedFed Bancorp Inc. ("RedFed") and its federal savings bank subsidiary, Redlands Federal Bank, in a tax-free, stock-for-stock merger. Pursuant to the terms of the transaction, Golden State issued 5,221,995 shares of its common stock, resulting in a total recorded purchase price of $158.3 million. Pursuant to the merger, Redlands Federal Bank was merged into the Bank. Under the purchase method of accounting, the goodwill of $62.8 million recorded in this transaction by the Bank will be amortized over 15 years using the straight-line method. At July 11, 1998, RedFed operated 15 branches and had $1.0 billion in assets, including $893.7 million of loans receivable, net. RedFed's liabilities included $864.1 million of deposits and $78.7 million of borrowings. These amounts are unaudited.

     On February 4, 1998, and as amended as of July 13, 1998, Golden State entered into an Agreement and Plan of Reorganization (the "Cal Fed Merger Agreement") with First Nationwide (Parent) Holdings, Inc. ("First Nationwide"), First Nationwide Holdings, Inc. ("FNH"), and certain other parent entities of California Federal Bank, A Federal Savings Bank ("Cal Fed"). FNH is controlled, through intermediate entities, by MacAndrews and Forbes Holdings Inc. ("MAF") and Gerald J. Ford ("Ford"), the Chairman of the Board and Chief Executive Officer of Cal Fed. After giving effect to the Cal Fed Merger, the combined parent company, Golden State, will continue to be a publicly traded company, FNH will be merged with and into Golden State Financial, and Glendale Federal will be merged with and into Cal Fed.

     At June 30, 1998, First Nationwide, through its subsidiary Cal Fed, operated 225 branches and had $34.1 billion in assets, including $20.4 billion in loans receivable, net and $16.0 billion in deposits. These amounts are unaudited.

     The Cal Fed Merger received Office of Thrift Supervision approval on August 12, 1998 and the approval of the stockholders of the Company on August 17, 1998, and is expected to close on September 11, 1998.

            -----------------------------------------------------
            -----------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE ISSUER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE ISSUER SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                 PAGE
                                                 ----
Available Information.........................      4
Prospectus Summary............................      5
Risk Factors..................................     29
Use of Proceeds...............................     35
The Golden State Acquisition..................     35
Consolidated Capitalization...................     37
The Refinancing Transactions..................     38
Pro Forma Financial Data......................     41
Selected Historical Financial Data............     54
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations..................................     59
The Exchange Offer............................    120
Business......................................    127
Regulation....................................    196
Management....................................    204
Ownership of the Common Stock.................    211
Certain Relationships and Related
  Transactions................................    211
Description of the Notes......................    216
Material U.S. Federal Income Tax
  Considerations..............................    244
Plan of Distribution..........................    245
Legal Matters.................................    246
Experts.......................................    246
Index of Defined Terms........................    247
Index to Financial Statements.................    F-1


     UNTIL FEBRUARY 10, 1999 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE NEW NOTES, WHETHER OR NOT PARTICIPATING IN THE EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS.

            -----------------------------------------------------
            -----------------------------------------------------


            -----------------------------------------------------
            -----------------------------------------------------

                                 $2,000,000,000

                                  GOLDEN STATE
                                 HOLDINGS INC.

                                  $250,000,000
                          FLOATING RATE NOTES DUE 2003

                                  $350,000,000
                          6 3/4% SENIOR NOTES DUE 2001

                                  $600,000,000
                            7% SENIOR NOTES DUE 2003

                                  $800,000,000
                          7 1/8% SENIOR NOTES DUE 2005

                                  ------------
                                   PROSPECTUS

                                  ------------


                               NOVEMBER 12, 1998


            -----------------------------------------------------
            -----------------------------------------------------

                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Set forth below is a table of the Commission registration fee and estimates of all other expenses to be incurred in connection with the issuance and distribution of the secuities described in this Registration Statement:


Commission registration fee.................................   $  590,000
Printing and engraving expenses.............................   $  150,000
Legal fees and expenses.....................................   $  650,000
Accounting fees and expenses................................   $  100,000
Miscellaneous...............................................   $   10,000
                                                               ----------
     Total..................................................   $1,500,000
                                                               ----------
                                                               ----------



ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS


     The Registrant's Certificate of Incorporation, as amended, (the "Certificate"), a copy of which is filed as Exhibit 3.1 to this Registration Statement, provides that the Registrant shall indemnify each person who is or was a director, officer or employee of the Registrant to the fullest extent permitted under Section 145 of the Delaware General Corporation Law.
Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys' fees) incurred by any officer or director in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

     A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses (including attorneys' fees) which he actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's bylaw, agreement, vote or otherwise.

     The Certificate provides that a director of the Registrant will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, which concerns unlawful payments of dividends, stock purchases or redemption, or (iv) for any transaction from which the director derived an improper personal benefit.

     While the Certificate provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the Certificate will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions of the Certificate described above apply to an officer of the Registrant only if he or she is a director of the Registrant and is acting in his or her capacity as director, and do not apply to officers of the Registrant who are not directors.

     Article VIII of the By-laws of the Registrant, a copy of which is filed as
Exhibit 3.2 to this Registration Statement, allows the Registrant to maintain director and officer liability insurance on behalf of any person who is or was a director or officer of the Registrant or such person who serves or served as a director, officer, employee or agent, of another corporation, partnership or other enterprise at the request of the Registrant. Article VIII of the Registrant's By-Laws provides for indemnification of the officers and directors of the Registrant to the fullest extent permitted by applicable law.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     In connection with the organization of the Registrant, on February 20, 1998, the Registrant issued 1,000 shares of its common stock to First Nationwide Holdings Inc. for $1,000. Such transaction was exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), in reliance on Section 4(2) of the Securities Act on the basis that such transaction did not involve a public offering.

     On August 6, 1998, GS Escrow Corp. (which was merged into the Registrant on September 14, 1998) sold $2,000,000,000 aggregate principal amount at maturity of the Old Notes to the Initial Purchasers less an aggregate discount to the Initial Purchasers of $26,125,000. Such transactions were exempt from the registration requirements of the Securities Act in reliance on Rule 144A promulgated by the Commission under the Securities Act. In accordance with the agreement pursuant to which the Initial Purchasers purchased the Old Notes, such Initial Purchasers agreed to offer and sell such notes only to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act). Except for the transactions described above there have not been any recent sales of unregistered securities.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


EXHIBIT NO.   DESCRIPTION
-----------   -------------------------------------------------------------------------------------------------------
     3.        --   CERTIFICATE OF INCORPORATION AND BY-LAWS.
    *3.1       --   Certificate of Incorporation of the Issuer.
    *3.2       --   Certificate of Amendment to the Certificate of Incorporation of the Issuer.
    *3.3       --   By-Laws of the Issuer.
     4.        --   INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS, INCLUDING INDENTURES.
    *4.1       --   Indenture dated as of August 6, 1998 between GS Escrow Corp. and The Bank of New York, as
                    Trustee.
    *4.2       --   First Supplemental Indenture dated as of August 6, 1998 between GS Escrow Corp. and The Bank of
                    New York, as Trustee.
    *4.3       --   Second Supplemental Indenture dated as of August 6, 1998 between GS Escrow Corp. and The Bank of
                    New York, as Trustee.
    *4.4       --   Third Supplemental Indenture dated as of August 6, 1998 between GS Escrow Corp. and The Bank of
                    New York, as Trustee.
    *4.5       --   Fourth Supplemental Indenture dated as of August 6, 1998 between GS Escrow Corp. and The Bank of
                    New York, as Trustee.
    *4.6       --   Fifth Supplemental Indenture dated as of September 11, 1998 between Golden State Holdings Inc.
                    and The Bank of New York, as Trustee.
    *4.7       --   Registration Agreement, dated as of August 6, 1998, by and among the Registrant and the Initial
                    Purchasers named therein.
     5.        --   OPINIONS.
     5.1       --   Opinion of Paul, Weiss, Rifkind, Wharton & Garrison, counsel to the Registrant, regarding the legality of the New Notes.
    10.        --   MATERIAL CONTRACTS.
    10.1       --   Tax Sharing Agreement, effective as of January 1, 1994, by and among First Madison Bank, FSB,
                    First Nationwide Holdings Inc. and Mafco Holdings, Inc. (Incorporated by reference to Exhibit
                    10.10 to FNH's Registration Statement on Form S-1 (File No. 33-82654).)
    10.2       --   Asset Purchase Agreement, dated as of April 14, 1994, between First Madison Bank, FSB, and First
                    Nationwide Bank, A Federal Savings Bank. (Incorporated by reference to Exhibit 2.1 to FNH's
                    Current Report on Form 8-K dated October 3, 1994.)

EXHIBIT NO.   DESCRIPTION
-----------   -------------------------------------------------------------------------------------------------------
    10.3       --   Amendment No. 1 to the Asset Purchase Agreement, dated as of September 30, 1994, between First
                    Madison Bank, FSB, and First Nationwide Bank, A Federal Savings Bank. (Incorporated by reference to Exhibit 2.3 to FNH's Current Report on Form 8-K dated October 3, 1994.)
    10.4       --   Amendment No. 2 to the Asset Purchase Agreement, dated as of September 30, 1994, between First
                    Madison Bank, FSB, and First Nationwide Bank, A Federal Saving Bank. (Incorporated by reference to Exhibit 2.4 to FNH's Current Report on Form 8-K dated October 3, 1994.)
    10.5       --   Exchange Agreement dated September 26, 1994 by and among Gerald J. Ford, the Registrant and
                    NationsBank of Texas, N.A. (Incorporated by reference to Exhibit 10.12 to Amendment No. 2 to
                    FNH's Registration Statement on Form S-1 (File No. 33-82654).)
    10.6       --   Exchange Agreement dated October 20, 1994 between Carl B. Webb and the Registrant. (Incorporated by reference to Exhibit 10.11 to FNH's Registration Statement on Form S-1 (File No. 333-00854).)
    10.7       --   Stockholders Agreement dated October 3, 1994 by and among Gerald J. Ford, the Registrant and
                    First Nationwide (Parent) Holdings Inc. (Incorporated by reference to Exhibit 10.16 to Amendment
                    No. 2 to FNH's Registration Statement on Form S-1 (File No. 33-82654).)
    10.8       --   Office Lease, dated as of November 15, 1990, between Webb/San Francisco Ventures, Ltd. and First
                    Nationwide Bank, A Federal Savings Bank. Confidential treatment has been granted for portions of this document. (Incorporated by reference to Exhibit 10.6 to Amendment No. 3 to FNH's
                    Registration Statement on Form S-1 (File No. 33-82654).)
    10.9       --   Employment Agreement between First Nationwide Bank, A Federal Savings Bank, and Gerald J. Ford,
                    dated as of October 1, 1994. (Incorporated by reference to Exhibit 10.13 to FNH's Annual Report on Form 10-K for the year ended December 31, 1994.)
    10.10      --   Amendment to Employment Agreement between California Federal Bank, A Federal Savings Bank, and
                    Gerald J. Ford, dated as of January 1, 1998. (Incorporated by reference to Exhibit 10.10 to FNH's
                    Annual Report on Form 10-K for the year ended December 31, 1997.)
    10.11      --   Employment Agreement between First Nationwide Bank, A Federal Savings Bank, and Carl B. Webb, II,
                    dated as of February 1, 1995. (Incorporated by reference to Exhibit 10.14 to FNH's Annual Report on Form 10-K for the year ended December 31, 1994.)
    10.12      --   Amendment to Employment Agreement, dated as of June 1, 1996, between First Nationwide Bank, A
                    Federal Savings Bank, and Carl B. Webb, II. (Incorporated by reference to Exhibit 10.1 to FNH's
                    Current Report on Form 8-K dated August 30, 1996.
    10.13      --   Employment Agreement dated as of January 1, 1998 between California Federal Bank, A Federal
                    Savings Bank, and Carl B. Webb II. (Incorporated by reference to Exhibit 10.13 to FNH's Annual
                    Report on Form 10-K for the year ended December 31, 1997.)
    10.14      --   Employment Agreement, dated as of June 1, 1996, between First Nationwide Bank, A Federal Savings
                    Bank, and Christie S. Flanagan. (Incorporated by reference to Exhibit 10.4 to FNH's Current
                    Report on Form 8-K dated August 30, 1996.)
    10.15      --   Employment Agreement between First Nationwide Bank, A Federal Savings Bank, and James R. Staff,
                    dated as of February 1, 1995. (Incorporated by reference to Exhibit 10.16 to FNH's Annual Report on Form 10-K for the year ended December 31, 1994.)
    10.16      --   Amendment to Employment Agreement, dated as of June 1, 1996, between First Nationwide Bank, A
                    Federal Savings Bank, and James R. Staff. (Incorporated by reference to Exhibit 10.3 to FNH's
                    Current Report on Form 8-K dated August 30, 1996.)
    10.17      --   Employment Agreement dated as of January 1, 1998 between California Federal Bank, A Federal
                    Savings Bank, and J. Randy Staff. (Incorporated by reference to Exhibit 10.17 to FNH's Annual
                    Report on Form 10-K for the year ended December 31, 1997.)
    10.18      --   Employment Agreement between First Nationwide Bank, A Federal Savings Bank, and Lacy G. Newman,
                    Jr. dated as of February 1, 1995. (Incorporated by reference to Exhibit 10.17 to FNH's
                    Registration Statement on Form S-1 (File No. 333-00854).)

EXHIBIT NO.   DESCRIPTION
-----------   -------------------------------------------------------------------------------------------------------
    10.19      --   Amendment to Employment Agreement, dated as of June 1, 1996, between First Nationwide Bank, A
                    Federal Savings Bank, and Lacy G. Newman, Jr. (Incorporated by reference to Exhibit 10.5 to FNH's
                    Current Report on Form 8-K dated August 30, 1996.)
    10.20      --   Employment Agreement dated as of January 1, 1998 between California Federal Bank, A Federal
                    Savings Bank, and Lacy G. Newman, Jr. (Incorporated by reference to Exhibit 10.20 to FNH's
                    Annual Report on Form 10-K for the year ended December 31, 1997.)
    10.21      --   Employment Agreement between First Nationwide Bank, A Federal Savings Bank, and Roger L. Gordon
                    as of January 20, 1996. (Incorporated by reference to Exhibit 10.15 to FNH's Annual Report on
                    Form 10-K for the year ended December 31, 1995.)
    10.22      --   Employment Agreement dated as of January 1, 1996, between First Nationwide, A Federal Savings
                    Bank and Richard P. Hodge. (Incorporated by reference to Exhibit 10.16 to FNH's Annual Report on
                    Form 10-K for the year ended December 31, 1995.)
    10.23      --   Amendment to Employment Agreement, dated as of June 1, 1996, between First Nationwide Bank, A
                    Federal Savings Bank, and Richard P. Hodge (Incorporated by reference to Exhibit 10.2 to FNH's
                    Current Report on Form 8-K dated August 30, 1996.)
    10.24      --   Employment Agreement between First Nationwide Mortgage Corporation, and Walter C. Klein, Jr.,
                    dated as of January 8, 1996. (Incorporated by reference to Exhibit 10.43 to Amendment No. 1 to
                    FNH's Registration Statement on Form S-1 (File No. 333-21015).)
    10.25      --   Amendment to Employment Agreement dated as of July 10, 1997, between First Nationwide Mortgage
                    Corporation and Walter C. Klein, Jr. (Incorporated by reference to Exhibit 10.25 to FNH's Annual
                    Report on Form 10-K for the year ended December 31, 1997.)
    10.26      --   Post-Employment Consulting Agreement between California Federal Bank, A Federal Savings Bank and
                    Edward G. Harshfield, dated January 6, 1997. (Incorporated by reference to Exhibit 10.44 to
                    Amendment No. 1 to FNH's Registration Statement on Form S-1 (File No. 333-21015).)
    10.27      --   Special Bonus Agreement, dated as of November 25, 1996, by and between the Registrant and Carl B.
                    Webb II. (Incorporated by reference to Exhibit 10.22 to FNH's Annual Report on Form 10-K for the
                    year ended December 31, 1996.)
    10.28      --   Mortgage Company Asset Sale Agreement by and among Resolution Trust Corporation as conservator for Standard Federal Savings Association, America's Mortgage Servicing, Inc., A Mortgage Company,
                    America's Lending Network, Inc., and Stanfed Financial Services, Inc.; and First Nationwide
                    Mortgage Corporation dated as of December 1, 1994. (Incorporated by reference to Exhibit 10.18 to
                    FNH's Annual Report on Form 10-K for the year ended December 31, 1994.)
    10.29      --   Receivables Sale Agreement by and among Resolution Trust Corporation as conservator for Standard
                    Federal Savings Association, America's Mortgage Servicing, Inc., A Mortgage Company, and
                    America's Lending Network, Inc.; and First Nationwide Mortgage Corporation, dated as of
                    December 1, 1994. (Incorporated by reference to Exhibit 10.19 to FNH's Annual Report on
                    Form 10-K for the year ended December 31, 1994.)
    10.30      --   Purchase and Sale Agreement by and between Resolution Trust Corporation in its corporate capacity and First Nationwide Mortgage Corporation, dated as of December 1, 1994. (Incorporated by reference to Exhibit 10.20 to FNH's Annual Report on Form 10-K for the year ended December 31,
                    1994.)
    10.31      --   Purchase and Sale Agreement by and among Resolution Trust Corporation as receiver of or conservator for certain associations and First Nationwide Mortgage Corporation, dated as of
                    December 1, 1994. (Incorporated by reference to Exhibit 10.21 to FNH's Annual Report on
                    Form 10-K for the year ended December 31, 1994.)

EXHIBIT NO.   DESCRIPTION
-----------   -------------------------------------------------------------------------------------------------------
    10.32      --   Letter agreement between the Resolution Trust Corporation, as conservator for Standard Federal
                    Savings Association, et al., and First Nationwide Mortgage Corporation, dated December 2, 1994, regarding the Mortgage Company Asset Sale Agreement, Receivable Sales Agreement, and two Purchase
                    and Sales Agreements among such parties, dated as of December 1, 1994. (Incorporated by reference to Exhibit 10.22 to FNH's Annual Report on Form 10-K for the year ended December 31, 1994.)
    10.33      --   Letter agreement between the Resolution Trust Corporation, as conservator for Standard Federal
                    Savings Association, et al., and First Nationwide Mortgage Corporation, dated February 23, 1995, regarding the Mortgage Company Asset Sale Agreement, Receivable Sales Agreement, and two Purchase
                    and Sales Agreements among such parties, dated as of December 1, 1994. (Incorporated by reference to Exhibit 10.23 to FNH's Annual Report on Form 10-K for the year ended December 31, 1994.)
    10.34      --   Letter agreement between the Resolution Trust Corporation, as conservator for Standard Federal
                    Savings Association, et al., and First Nationwide Mortgage Corporation, dated February 24, 1995, regarding the Mortgage Company Asset Sale Agreement among such parties, dated as of December 1,
                    1994. (Incorporated by reference to Exhibit 10.24 to FNH's Annual Report on Form 10-K for the
                    year ended December 31, 1994.)
    10.35      --   Letter agreement between the Resolution Trust Corporation, as conservator for Standard Federal
                    Savings Association, et al., and First Nationwide Mortgage Corporation, dated February 28, 1995, regarding the Mortgage Company Asset Sale Agreement among such parties, dated as of December 1,
                    1994 (power of attorney matters). (Incorporated by reference to Exhibit 10.25 to FNH's Annual
                    Report on Form 10-K for the year ended December 31, 1994.)
    10.36      --   Letter agreement between the Resolution Trust Corporation, as conservator for Standard Federal
                    Savings Association, et al., and First Nationwide Mortgage Corporation, dated February 28, 1995, regarding the Mortgage Company Asset Sale Agreement among such parties, dated as of December 1,
                    1994 (amendments to schedules). (Incorporated by reference to Exhibit 10.26 to FNH's Annual
                    Report on Form 10-K for the year ended December 31, 1994.)
    10.37      --   Agreement for Provision of Services between First Nationwide Bank, A Federal Savings Bank and
                    Trans Network Insurance Services, Inc. (then named "First Gibraltar (Parent) Holdings Inc.")
                    dated as of December 1, 1994. (Incorporated by reference to Exhibit 10.27 to FNH's Annual Report on Form 10-K for the year ended December 31, 1994.)
    10.38      --   Assignment from Trans Network Insurance Services Inc. to First Nationwide Management Corp. of
                    Agreement for Provision of Services. (Incorporated by reference to Exhibit 10.37 to FNH's Annual
                    Report on Form 10-K for the year ended December 31, 1995.)
    10.39      --   Asset Purchase Agreement between Trans Network Insurance Services Inc. and FNC Insurance Agency,
                    Inc. dated effective June 1, 1995. (Incorporated by reference to Exhibit 10.24 to Post-Effective
                    Amendment No. 1 to FNH's Registration Statement on Form S-1 (File No. 33-82654).)
    10.40      --   Trans Network Marketing and Support Services Agreement between First Nationwide Bank, A Federal
                    Savings Bank, and Trans Network Insurance Services Inc. dated effective June 1, 1995.
                    (Incorporated by reference to Exhibit 10.25 to Post-Effective Amendment No. 1 to FNH's
                    Registration Statement on Form S-1 (File No. 33-82654).)
    10.41      --   Amendment No. 2 to Lease between First Nationwide Bank, A Federal Savings Bank, and RNM 135 Main,
                    L.P. dated April 6, 1995. (Incorporated by reference to Exhibit 10.26 to Post-Effective Amendment
                    No. 1 to FNH's Registration Statement on Form S-1 (File No. 33-82654).)
    10.42      --   Consulting Agreement between First Nationwide Management Corp. and Gerald J. Ford dated as of
                    October 1, 1994 (Incorporated by reference to Exhibit 10.27 to Post-Effective Amendment No. 1 to
                    FNH's Registration Statement on Form S-1 (File No. 33-82654).)

EXHIBIT NO.   DESCRIPTION
-----------   -------------------------------------------------------------------------------------------------------
    10.43      --   Amendment to Consulting Agreement between First Nationwide Management Corp. and Gerald J. Ford,
                    dated effective December 17, 1997. (Incorporated by reference to Exhibit 10.43 to FNH's Annual
                    Report on Form 10-K for the year ended December 31, 1997.)
    10.44      --   First Amendment, dated as of January 1, 1995, by and among First Nationwide Management Corp.,
                    Diamond A-Ford Corporation, Trans Network Insurance Services, Inc. and Gerald J. Ford,
                    supplementing the Consulting Agreement between First Nationwide Management Corp. and Gerald J.
                    Ford dated as of October 1, 1994 (Incorporated by reference to Exhibit 10.33 to FNH's
                    Registration Statement on Form S-1 (File No. 333-00854).)
    10.45      --   Management Incentive Plan for Certain Employees of First Nationwide Bank, A Federal Savings Bank.
                    (Incorporated by reference to Exhibit 10.34 to FNH's Registration Statement on Form S-1 (File No.
                    333-00854).)
    10.46      --   Deferred Executive Compensation Program. (Incorporated by reference to Exhibit 10.46 to FNH's
                    Annual Report on Form 10-K for the year ended December 31, 1997.)
    10.47      --   Reimbursement and Expense Allocation Agreement, dated as of January 1, 1996, by and between First
                    Nationwide Management Corp. and the Registrant. (Incorporated by reference to Exhibit 10.35 to
                    FNH's Registration Statement on Form S-1 (File No. 333-00854).)
    10.48      --   Amended and Restated Agreement and Plan of Merger dated as of the 27th day of July, 1996 by and among the Registrant, CFB Holdings, Inc., Cal Fed Bancorp Inc. and California Federal Bank, A
                    Federal Savings Bank. (Incorporated by reference to Exhibit 2.1 to FNH's Registration Statement on Form S-1 (File No. 333-21015).)
    10.49      --   Stock Option Agreement, dated as of February 4, 1998, by and between Golden State Bancorp Inc.
                    and First Nationwide (Parent) Holdings Inc. (Incorporated by reference to Exhibit 99.1 to FNH's
                    Current Report on Form 8-K dated February 4, 1998.)
    10.50      --   Litigation Management Agreement, dated as of February 4, 1998, by and among Golden State Bancorp
                    Inc., Glendale Federal Bank, Federal Savings Bank, California Federal Bank, A Federal Savings
                    Bank, Stephen J. Trafton and Richard A. Fink. (Incorporated by reference to Exhibit 99.2 to FNH's
                    Current Report on Form 8-K dated February 4, 1998.)
    10.51      --   Registration Agreement, dated September 13, 1996, among FNH, First Nationwide Escrow Corp. and the initial purchasers named therein relating to the New Notes. (Incorporated by reference to
                    Exhibit 4.20 to Amendment No. 1 to FNH's Registration Statement on Form S-1 (File
                    No. 333-21015).)
    10.52      --   Agreement and Plan of Reorganization, dated as of February 4, 1998, by and among First Nationwide
                    (Parent) Holdings Inc., First Nationwide Holdings Inc., First Gibraltar Holdings Inc., Hunter's
                    Glen/Ford, Ltd., Golden State Bancorp Inc. and Golden State Financial Corporation. (Incorporated
                    by reference to Exhibit 2.1 to Golden State's Current Report on Form 8-K dated February 4, 1998.)
    10.53      --   Amendment No. 1, dated as of July 13, 1998, to the Agreement and Plan of Reorganization, dated as of February 4, 1998, by and among First Nationwide (Parent) Holdings Inc., First Nationwide
                    Holdings Inc., First Gibraltar Holdings Inc., Hunter's Glen/Ford, Ltd., Golden State Bancorp Inc.
                    and Golden State Financial Corporation. (Incorporated by reference to Exhibit 2.2 to Golden
                    State's Current Report on Form 8-K dated September 11, 1998.)
    10.54      --   Asset Purchase and Sale Agreement between California Federal Bank, A Federal Savings Bank and
                    Union Planters Bank of Florida, dated March 29, 1998. (Incorporated by reference to Exhibit 10.1 to FNH's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.)
   *10.55      --   Amendment No. 1 to Tax Sharing Agreement, dated as of September 11, 1998, by and among Mafco
                    Holdings Inc., Golden State Bancorp Inc., First Nationwide Holdings Inc., California Federal
                    Bank, A Federal Savings Bank and Golden State Holdings Inc.
    12.        --   STATEMENTS RE COMPUTATION OF RATIOS.
   *12.1       --   Statement re Ratio of Earnings to Combined Fixed Charges, Minority Interest and Preferred Stock
                    Dividends.

EXHIBIT NO.   DESCRIPTION
-----------   -------------------------------------------------------------------------------------------------------
    21.        --   SUBSIDIARIES.
   *21.1       --   Subsidiaries of the Registrant.
    23         --   CONSENTS.
    23.1       --   Consent of KPMG Peat Marwick LLP, Independent Auditors.
    23.2       --   Consent of Paul, Weiss, Rifkind, Wharton & Garrison (included in Exhibit 5.1).
    24.        --   POWERS OF ATTORNEY.
   *24.1       --   Power of Attorney executed by Ronald O. Perelman.
   *24.2       --   Power of Attorney executed by Gerald J. Ford.
   *24.3       --   Power of Attorney executed by Howard Gittis.
   *24.4       --   Power of Attorney executed by Carl B. Webb.
   *24.5       --   Power of Attorney executed by Richard H. Terzian.
   *24.6       --   Power of Attorney executed by Renee Nichols Tucei.
    25.        --   FORM T-1.
   *25.1       --   Statement of Eligibility and Qualification on Form T-1 of The Bank of New York, as Trustee under the Indenture relating to the Floating Rate Notes.
   *25.2       --   Statement of Eligibility and Qualification on Form T-1 of The Bank of New York, as Trustee under the Indenture relating to the 2001 Notes.
   *25.3       --   Statement of Eligibility and Qualification on Form T-1 of The Bank of New York, as Trustee under the Indenture relating to the 2003 Notes.
   *25.4       --   Statement of Eligibility and Qualification on Form T-1 of The Bank of New York, as Trustee under the Indenture relating to the 2005 Notes.
    99.        --   MISCELLANEOUS.
   *99.1       --   Form of Letter of Transmittal.
   *99.2       --   Form of Notice of Guaranteed Delivery.
   *99.3       --   Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
   *99.4       --   Form of Letter to Clients.


------------------

  * Previously filed.



(b) Financial Statement Schedules: None


ITEM 17. UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement,

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes:

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SAN FRANCISCO, STATE OF CALIFORNIA, ON NOVEMBER 12, 1998.


                                          GOLDEN STATE HOLDINGS, INC.

                                          By:      /s/ RICHARD H. TERZIAN
      ----------------------------------
                                                     Richard H. Terzian

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


                SIGNATURE                                      TITLE                             DATE
------------------------------------------  -------------------------------------------   -------------------
                    *                       Chairman of the Board, Chief                    November 12, 1998
------------------------------------------  Executive Officer and Director (Principal
              Gerald J. Ford                Executive Officer)

                    *                       President, Chief Operating Officer and          November 12, 1998
------------------------------------------  Director
               Carl B. Webb

           /s/ Richard H. Terzian           Executive Vice President and Chief              November 12, 1998
------------------------------------------  Financial Officer (Principal Financial
            Richard H. Terzian              Officer)

         /s/ Renee Nichols Tucei            Senior Vice President and Controller            November 12, 1998
------------------------------------------  (Principal Accounting Officer)
           Renee Nichols Tucei

                    *                       Director                                        November 12, 1998
------------------------------------------
            Ronald O. Perelman

                    *                       Director                                        November 12, 1998
------------------------------------------
              Howard Gittis


     * Eric K. Kawamura, by signing his name hereto, does hereby execute this Registration Statement on behalf of the directors and officers of the Registrant indicated above by asterisks, pursuant to powers of attorney duly executed by such directors and officers and filed as exhibits to the Registration Statement.

                                          By:      /s/ Eric K. Kawamura
                                              --------------------------------
                                                      Eric K. Kawamura
                                                      Attorney-in-fact

                                 EXHIBIT INDEX


  EXHIBIT
  NUMBER      DESCRIPTION
-----------   -------------------------------------------------------------------------------------------
     3.        --   CERTIFICATE OF INCORPORATION AND BY-LAWS.

    *3.1       --   Certificate of Incorporation of the Issuer.

    *3.2       --   Certificate of Amendment to the Certificate of Incorporation of the Issuer.

    *3.3       --   By-Laws of the Issuer.

     4.        --   INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS, INCLUDING INDENTURES.

    *4.1       --   Indenture dated as of August 6, 1998 between GS Escrow Corp. and The Bank of New
                    York, as Trustee.

    *4.2       --   First Supplemental Indenture dated as of August 6, 1998 between GS Escrow Corp. and
                    The Bank of New York, as Trustee.

    *4.3       --   Second Supplemental Indenture dated as of August 6, 1998 between GS Escrow Corp. and
                    The Bank of New York, as Trustee.

    *4.4       --   Third Supplemental Indenture dated as of August 6, 1998 between GS Escrow Corp. and
                    The Bank of New York, as Trustee.

    *4.5       --   Fourth Supplemental Indenture dated as of August 6, 1998 between GS Escrow Corp. and
                    The Bank of New York, as Trustee.

    *4.6       --   Fifth Supplemental Indenture dated as of September 11, 1998 between Golden State
                    Holdings Inc. and The Bank of New York, as Trustee.

    *4.7       --   Registration Agreement, dated as of August 6, 1998, by and among the Registrant and the Initial Purchasers named therein.

     5.        --   OPINIONS.

     5.1       --   Opinion of Paul, Weiss, Rifkind, Wharton & Garrison, counsel to the Registrant, regarding the legality of the New Notes.

    10.        --   MATERIAL CONTRACTS.

    10.1       --   Tax Sharing Agreement, effective as of January 1, 1994, by and among First Madison
                    Bank, FSB, First Nationwide Holdings Inc. and Mafco Holdings, Inc. (Incorporated by
                    reference to Exhibit 10.10 to FNH's Registration Statement on Form S-1 (File
                    No. 33-82654).)

    10.2       --   Asset Purchase Agreement, dated as of April 14, 1994, between First Madison Bank,
                    FSB, and First Nationwide Bank, A Federal Savings Bank. (Incorporated by reference to
                    Exhibit 2.1 to FNH's Current Report on Form 8-K dated October 3, 1994.)

    10.3       --   Amendment No. 1 to the Asset Purchase Agreement, dated as of September 30, 1994, between First Madison Bank, FSB, and First Nationwide Bank, A Federal Savings Bank.
                    (Incorporated by reference to Exhibit 2.3 to FNH's Current Report on Form 8-K dated
                    October 3, 1994.)

    10.4       --   Amendment No. 2 to the Asset Purchase Agreement, dated as of September 30, 1994, between First Madison Bank, FSB, and First Nationwide Bank, A Federal Saving Bank.
                    (Incorporated by reference to Exhibit 2.4 to FNH's Current Report on Form 8-K dated
                    October 3, 1994.)

    10.5       --   Exchange Agreement dated September 26, 1994 by and among Gerald J. Ford, the
                    Registrant and NationsBank of Texas, N.A. (Incorporated by reference to
                    Exhibit 10.12 to Amendment No. 2 to FNH's Registration Statement on Form S-1 (File
                    No. 33-82654).)

  EXHIBIT
  NUMBER      DESCRIPTION
-----------   -------------------------------------------------------------------------------------------
    10.6       --   Exchange Agreement dated October 20, 1994 between Carl B. Webb and the Registrant.
                    (Incorporated by reference to Exhibit 10.11 to FNH's Registration Statement on Form
                    S-1 (File No. 333-00854).)

    10.7       --   Stockholders Agreement dated October 3, 1994 by and among Gerald J. Ford, the
                    Registrant and First Nationwide (Parent) Holdings Inc. (Incorporated by reference to
                    Exhibit 10.16 to Amendment No. 2 to FNH's Registration Statement on Form S-1 (File
                    No. 33-82654).)

    10.8       --   Office Lease, dated as of November 15, 1990, between Webb/San Francisco Ventures,
                    Ltd. and First Nationwide Bank, A Federal Savings Bank. Confidential treatment has been granted for portions of this document. (Incorporated by reference to
                    Exhibit 10.6 to Amendment No. 3 to FNH's Registration Statement on Form S-1 (File
                    No. 33-82654).)

    10.9       --   Employment Agreement between First Nationwide Bank, A Federal Savings Bank, and
                    Gerald J. Ford, dated as of October 1, 1994. (Incorporated by reference to
                    Exhibit 10.13 to FNH's Annual Report on Form 10-K for the year ended December 31,
                    1994.)

    10.10      --   Amendment to Employment Agreement between California Federal Bank, A Federal Savings
                    Bank, and Gerald J. Ford, dated as of January 1, 1998. (Incorporated by reference to
                    Exhibit 10.10 to FNH's Annual Report on Form 10-K for the year ended December 31,
                    1997.)

    10.11      --   Employment Agreement between First Nationwide Bank, A Federal Savings Bank, and
                    Carl B. Webb, II, dated as of February 1, 1995. (Incorporated by reference to
                    Exhibit 10.14 to FNH's Annual Report on Form 10-K for the year ended December 31,
                    1994.)

    10.12      --   Amendment to Employment Agreement, dated as of June 1, 1996, between First Nationwide
                    Bank, A Federal Savings Bank, and Carl B. Webb, II. (Incorporated by reference to
                    Exhibit 10.1 to FNH's Current Report on Form 8-K dated August 30, 1996.

    10.13      --   Employment Agreement dated as of January 1, 1998 between California Federal Bank, A
                    Federal Savings Bank, and Carl B. Webb II. (Incorporated by reference to
                    Exhibit 10.13 to FNH's Annual Report on Form 10-K for the year ended December 31,
                    1997.)

    10.14      --   Employment Agreement, dated as of June 1, 1996, between First Nationwide Bank, A
                    Federal Savings Bank, and Christie S. Flanagan. (Incorporated by reference to
                    Exhibit 10.4 to FNH's Current Report on Form 8-K dated August 30, 1996.)

    10.15      --   Employment Agreement between First Nationwide Bank, A Federal Savings Bank, and
                    James R. Staff, dated as of February 1, 1995. (Incorporated by reference to
                    Exhibit 10.16 to FNH's Annual Report on Form 10-K for the year ended December 31,
                    1994.)

    10.16      --   Amendment to Employment Agreement, dated as of June 1, 1996, between First Nationwide
                    Bank, A Federal Savings Bank, and James R. Staff. (Incorporated by reference to
                    Exhibit 10.3 to FNH's Current Report on Form 8-K dated August 30, 1996.)

    10.17      --   Employment Agreement dated as of January 1, 1998 between California Federal Bank, A
                    Federal Savings Bank, and J. Randy Staff. (Incorporated by reference to
                    Exhibit 10.17 to FNH's Annual Report on Form 10-K for the year ended December 31,
                    1997.)

  EXHIBIT
  NUMBER      DESCRIPTION
-----------   -------------------------------------------------------------------------------------------
    10.18      --   Employment Agreement between First Nationwide Bank, A Federal Savings Bank, and Lacy
                    G. Newman, Jr. dated as of February 1, 1995. (Incorporated by reference to
                    Exhibit 10.17 to FNH's Registration Statement on Form S-1 (File No. 333-00854).)
    10.19      --   Amendment to Employment Agreement, dated as of June 1, 1996, between First Nationwide
                    Bank, A Federal Savings Bank, and Lacy G. Newman, Jr. (Incorporated by reference to
                    Exhibit 10.5 to FNH's Current Report on Form 8-K dated August 30, 1996.)
    10.20      --   Employment Agreement dated as of January 1, 1998 between California Federal Bank, A
                    Federal Savings Bank, and Lacy G. Newman, Jr. (Incorporated by reference to
                    Exhibit 10.20 to FNH's Annual Report on Form 10-K for the year ended December 31,
                    1997.)
    10.21      --   Employment Agreement between First Nationwide Bank, A Federal Savings Bank, and Roger
                    L. Gordon as of January 20, 1996. (Incorporated by reference to Exhibit 10.15 to
                    FNH's Annual Report on Form 10-K for the year ended December 31, 1995.)
    10.22      --   Employment Agreement dated as of January 1, 1996, between First Nationwide, A Federal
                    Savings Bank and Richard P. Hodge. (Incorporated by reference to Exhibit 10.16 to
                    FNH's Annual Report on Form 10-K for the year ended December 31, 1995.)
    10.23      --   Amendment to Employment Agreement, dated as of June 1, 1996, between First Nationwide
                    Bank, A Federal Savings Bank, and Richard P. Hodge (Incorporated by reference to
                    Exhibit 10.2 to FNH's Current Report on Form 8-K dated August 30, 1996.)
    10.24      --   Employment Agreement between First Nationwide Mortgage Corporation, and Walter C.
                    Klein, Jr., dated as of January 8, 1996. (Incorporated by reference to Exhibit 10.43 to Amendment No. 1 to FNH's Registration Statement on Form S-1 (File
                    No. 333-21015).)
    10.25      --   Amendment to Employment Agreement dated as of July 10, 1997, between First Nationwide
                    Mortgage Corporation and Walter C. Klein, Jr. (Incorporated by reference to
                    Exhibit 10.25 to FNH's Annual Report on Form 10-K for the year ended December 31,
                    1997.)
    10.26      --   Post-Employment Consulting Agreement between California Federal Bank, A Federal
                    Savings Bank and Edward G. Harshfield, dated January 6, 1997. (Incorporated by reference to Exhibit 10.44 to Amendment No. 1 to FNH's Registration Statement on Form
                    S-1 (File No. 333-21015).)
    10.27      --   Special Bonus Agreement, dated as of November 25, 1996, by and between the Registrant and Carl B. Webb II. (Incorporated by reference to Exhibit 10.22 to FNH's Annual
                    Report on Form 10-K for the year ended December 31, 1996.)
    10.28      --   Mortgage Company Asset Sale Agreement by and among Resolution Trust Corporation as conservator for Standard Federal Savings Association, America's Mortgage Servicing,
                    Inc., A Mortgage Company, America's Lending Network, Inc., and Stanfed Financial
                    Services, Inc.; and First Nationwide Mortgage Corporation dated as of December 1,
                    1994. (Incorporated by reference to Exhibit 10.18 to FNH's Annual Report on
                    Form 10-K for the year ended December 31, 1994.)

  EXHIBIT
  NUMBER      DESCRIPTION
-----------   -------------------------------------------------------------------------------------------
    10.29      --   Receivables Sale Agreement by and among Resolution Trust Corporation as conservator for Standard Federal Savings Association, America's Mortgage Servicing, Inc., A
                    Mortgage Company, and America's Lending Network, Inc.; and First Nationwide Mortgage
                    Corporation, dated as of December 1, 1994. (Incorporated by reference to
                    Exhibit 10.19 to FNH's Annual Report on Form 10-K for the year ended December 31,
                    1994.)
    10.30      --   Purchase and Sale Agreement by and between Resolution Trust Corporation in its corporate capacity and First Nationwide Mortgage Corporation, dated as of
                    December 1, 1994. (Incorporated by reference to Exhibit 10.20 to FNH's Annual Report on Form 10-K for the year ended December 31, 1994.)
    10.31      --   Purchase and Sale Agreement by and among Resolution Trust Corporation as receiver of or conservator for certain associations and First Nationwide Mortgage Corporation, dated as of December 1, 1994. (Incorporated by reference to Exhibit 10.21 to FNH's
                    Annual Report on Form 10-K for the year ended December 31, 1994.)
    10.32      --   Letter agreement between the Resolution Trust Corporation, as conservator for
                    Standard Federal Savings Association, et al., and First Nationwide Mortgage
                    Corporation, dated December 2, 1994, regarding the Mortgage Company Asset Sale
                    Agreement, Receivable Sales Agreement, and two Purchase and Sales Agreements among such parties, dated as of December 1, 1994. (Incorporated by reference to
                    Exhibit 10.22 to FNH's Annual Report on Form 10-K for the year ended December 31,
                    1994.)
    10.33      --   Letter agreement between the Resolution Trust Corporation, as conservator for
                    Standard Federal Savings Association, et al., and First Nationwide Mortgage
                    Corporation, dated February 23, 1995, regarding the Mortgage Company Asset Sale
                    Agreement, Receivable Sales Agreement, and two Purchase and Sales Agreements among such parties, dated as of December 1, 1994. (Incorporated by reference to Exhibit
                    10.23 to FNH's Annual Report on Form 10-K for the year ended December 31, 1994.)
    10.34      --   Letter agreement between the Resolution Trust Corporation, as conservator for
                    Standard Federal Savings Association, et al., and First Nationwide Mortgage
                    Corporation, dated February 24, 1995, regarding the Mortgage Company Asset Sale
                    Agreement among such parties, dated as of December 1, 1994. (Incorporated by reference to Exhibit 10.24 to FNH's Annual Report on Form 10-K for the year ended
                    December 31, 1994.)
    10.35      --   Letter agreement between the Resolution Trust Corporation, as conservator for
                    Standard Federal Savings Association, et al., and First Nationwide Mortgage
                    Corporation, dated February 28, 1995, regarding the Mortgage Company Asset Sale
                    Agreement among such parties, dated as of December 1, 1994 (power of attorney matters). (Incorporated by reference to Exhibit 10.25 to FNH's Annual Report on
                    Form 10-K for the year ended December 31, 1994.)
    10.36      --   Letter agreement between the Resolution Trust Corporation, as conservator for
                    Standard Federal Savings Association, et al., and First Nationwide Mortgage
                    Corporation, dated February 28, 1995, regarding the Mortgage Company Asset Sale
                    Agreement among such parties, dated as of December 1, 1994 (amendments to schedules).
                    (Incorporated by reference to Exhibit 10.26 to FNH's Annual Report on Form 10-K for
                    the year ended December 31, 1994.)

  EXHIBIT
  NUMBER      DESCRIPTION
-----------   -------------------------------------------------------------------------------------------
    10.37      --   Agreement for Provision of Services between First Nationwide Bank, A Federal Savings
                    Bank and Trans Network Insurance Services, Inc. (then named "First Gibraltar (Parent)
                    Holdings Inc.") dated as of December 1, 1994. (Incorporated by reference to
                    Exhibit 10.27 to FNH's Annual Report on Form 10-K for the year ended December 31,
                    1994.)
    10.38      --   Assignment from Trans Network Insurance Services Inc. to First Nationwide Management
                    Corp. of Agreement for Provision of Services. (Incorporated by reference to
                    Exhibit 10.37 to FNH's Annual Report on Form 10-K for the year ended December 31,
                    1995.)
    10.39      --   Asset Purchase Agreement between Trans Network Insurance Services Inc. and FNC
                    Insurance Agency, Inc. dated effective June 1, 1995. (Incorporated by reference to
                    Exhibit 10.24 to Post-Effective Amendment No. 1 to FNH's Registration Statement on
                    Form S-1 (File No. 33-82654).)
    10.40      --   Trans Network Marketing and Support Services Agreement between First Nationwide Bank,
                    A Federal Savings Bank, and Trans Network Insurance Services Inc. dated effective
                    June 1, 1995. (Incorporated by reference to Exhibit 10.25 to Post-Effective Amendment
                    No. 1 to FNH's Registration Statement on Form S-1 (File No. 33-82654).)
    10.41      --   Amendment No. 2 to Lease between First Nationwide Bank, A Federal Savings Bank, and
                    RNM 135 Main, L.P. dated April 6, 1995. (Incorporated by reference to Exhibit 10.26 to Post-Effective Amendment No. 1 to FNH's Registration Statement on Form S-1 (File
                    No. 33-82654).)
    10.42      --   Consulting Agreement between First Nationwide Management Corp. and Gerald J. Ford dated as of October 1, 1994 (Incorporated by reference to Exhibit 10.27 to
                    Post-Effective Amendment No. 1 to FNH's Registration Statement on Form S-1 (File
                    No. 33-82654).)
    10.43      --   Amendment to Consulting Agreement between First Nationwide Management Corp. and
                    Gerald J. Ford, dated effective December 17, 1997. (Incorporated by reference to
                    Exhibit 10.43 to FNH's Annual Report on Form 10-K for the year ended December 31,
                    1997.)
    10.44      --   First Amendment, dated as of January 1, 1995, by and among First Nationwide
                    Management Corp., Diamond A-Ford Corporation, Trans Network Insurance Services, Inc.
                    and Gerald J. Ford, supplementing the Consulting Agreement between First Nationwide
                    Management Corp. and Gerald J. Ford dated as of October 1, 1994 (Incorporated by reference to Exhibit 10.33 to FNH's Registration Statement on Form S-1 (File
                    No. 333-00854).)
    10.45      --   Management Incentive Plan for Certain Employees of First Nationwide Bank, A Federal
                    Savings Bank. (Incorporated by reference to Exhibit 10.34 to FNH's Registration
                    Statement on Form S-1 (File No. 333-00854).)
    10.46      --   Deferred Executive Compensation Program. (Incorporated by reference to Exhibit 10.46 to FNH's Annual Report on Form 10-K for the year ended December 31, 1997.)
    10.47      --   Reimbursement and Expense Allocation Agreement, dated as of January 1, 1996, by and between First Nationwide Management Corp. and the Registrant. (Incorporated by
                    reference to Exhibit 10.35 to FNH's Registration Statement on Form S-1 (File
                    No. 333-00854).)

  EXHIBIT
  NUMBER      DESCRIPTION
-----------   -------------------------------------------------------------------------------------------
    10.48      --   Amended and Restated Agreement and Plan of Merger dated as of the 27th day of July,
                    1996 by and among the Registrant, CFB Holdings, Inc., Cal Fed Bancorp Inc. and
                    California Federal Bank, A Federal Savings Bank. (Incorporated by reference to
                    Exhibit 2.1 to FNH's Registration Statement on Form S-1 (File No. 333-21015).)
    10.49      --   Stock Option Agreement, dated as of February 4, 1998, by and between Golden State
                    Bancorp Inc. and First Nationwide (Parent) Holdings Inc. (Incorporated by reference to Exhibit 99.1 to FNH's Current Report on Form 8-K dated February 4, 1998.)
    10.50      --   Litigation Management Agreement, dated as of February 4, 1998, by and among Golden
                    State Bancorp Inc., Glendale Federal Bank, Federal Savings Bank, California Federal
                    Bank, A Federal Savings Bank, Stephen J. Trafton and Richard A. Fink. (Incorporated
                    by reference to Exhibit 99.2 to FNH's Current Report on Form 8-K dated February 4,
                    1998.)
    10.51      --   Registration Agreement, dated September 13, 1996, among FNH, First Nationwide Escrow
                    Corp. and the initial purchasers named therein relating to the New Notes.
                    (Incorporated by reference to Exhibit 4.20 to Amendment No. 1 to FNH's Registration
                    Statement on Form S-1 (File No. 333-21015).)
    10.52      --   Agreement and Plan of Reorganization, dated as of February 4, 1998, by and among
                    First Nationwide (Parent) Holdings Inc., First Nationwide Holdings Inc., First
                    Gibraltar Holdings Inc., Hunter's Glen/Ford, Ltd., Golden State Bancorp Inc. and
                    Golden State Financial Corporation. (Incorporated by reference to Exhibit 2.1 to
                    Golden State's Current Report on Form 8-K dated February 4, 1998.)
    10.53      --   Amendment No. 1, dated as of July 13, 1998, to the Agreement and Plan of
                    Reorganization, dated as of February 4, 1998, by and among First Nationwide (Parent)
                    Holdings Inc., First Nationwide Holdings Inc., First Gibraltar Holdings Inc.,
                    Hunter's Glen/Ford, Ltd., Golden State Bancorp Inc. and Golden State Financial
                    Corporation. (Incorporated by reference to Exhibit 2.2 to Golden State's Current
                    Report on Form 8-K dated September 11, 1998.)
    10.54      --   Asset Purchase and Sale Agreement between California Federal Bank, A Federal Savings
                    Bank and Union Planters Bank of Florida, dated March 29, 1998. (Incorporated by reference to Exhibit 10.1 to FNH's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.)
   *10.55      --   Amendment No. 1 to Tax Sharing Agreement, dated as of September 11, 1998, by and among Mafco Holdings Inc., Golden State Bancorp Inc., First Nationwide Holdings Inc.,
                    California Federal Bank, A Federal Savings Bank and Golden State Holdings Inc.
    12.        --   STATEMENTS RE COMPUTATION OF RATIOS.
   *12.1       --   Statement re Ratio of Earnings to Combined Fixed Charges, Minority Interest and
                    Preferred Stock Dividends.
    21.        --   SUBSIDIARIES.
   *21.1       --   Subsidiaries of the Registrant.
    23         --   CONSENTS.
    23.1       --   Consent of KPMG Peat Marwick LLP, Independent Auditors.
    23.2       --   Consent of Paul, Weiss, Rifkind, Wharton & Garrison (included in Exhibit 5.1).
    24.        --   POWERS OF ATTORNEY.
   *24.1       --   Power of Attorney executed by Ronald O. Perelman.

  EXHIBIT
  NUMBER      DESCRIPTION
-----------   -------------------------------------------------------------------------------------------
   *24.2       --   Power of Attorney executed by Gerald J. Ford.
   *24.3       --   Power of Attorney executed by Howard Gittis.
   *24.4       --   Power of Attorney executed by Carl B. Webb.
   *24.5       --   Power of Attorney executed by Richard H. Terzian.
   *24.6       --   Power of Attorney executed by Renee Nichols Tucei.
    25.        --   FORM T-1.
   *25.1       --   Statement of Eligibility and Qualification on Form T-1 of The Bank of New York, as
                    Trustee under the Indenture relating to the Floating Rate Notes.
   *25.2       --   Statement of Eligibility and Qualification on Form T-1 of The Bank of New York, as
                    Trustee under the Indenture relating to the 2001 Notes.
   *25.3       --   Statement of Eligibility and Qualification on Form T-1 of The Bank of New York, as
                    Trustee under the Indenture relating to the 2003 Notes.
   *25.4       --   Statement of Eligibility and Qualification on Form T-1 of The Bank of New York, as
                    Trustee under the Indenture relating to the 2005 Notes.
    99.        --   MISCELLANEOUS.
   *99.1       --   Form of Letter of Transmittal.
   *99.2       --   Form of Notice of Guaranteed Delivery.
   *99.3       --   Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other
                    Nominees.
   *99.4       --   Form of Letter to Clients.

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* Previously filed.